As filed with the Securities and Exchange Commission on April 25 , 2008
Registration No. 333-150138

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. ONE TO
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MUTUALFIRST FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number)	35-2085640 (I.R.S. Employer Identification No.)

MutualFirst Financial, Inc. 110 E. Charles Street Muncie, Indiana 47305-2419 (765) 747-2800	DAVID W. HEETER President and Chief Executive Officer MutualFirst Financial, Inc. 110 E. Charles Street Muncie, Indiana 47305-2419 (765) 747-2800
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

COPIES TO:

MARTIN L. MEYROWITZ, P.C.	CLAUDIA V. SWHIER ESQ.
CRAIG M. SCHEER, P.C.	DAVID P. HOOPER, ESQ.
Silver, Freedman & Taff, L.L.P.	Barnes & Thornburg, LLP
3299 K Street, N.W., Suite 100	11 South Meridian Street
Washington, D.C. 20007	Indianapolis, Indiana 46204
Telephone: (202) 295-4500	Telephone: (317) 236-1313
Facsimile: (202) 337-5502	Facsimile: (317) 231-7433

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]___________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated Filer [ X ]

Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $.01 par value	3,149,194 shares	N/A	$39,167,342	$1,540

(1)
Represents the maximum number of shares of common stock of MutualFirst Financial, Inc. (“MutualFirst”) estimated to be issuable upon completion of the merger described herein in exchange for shares of the common stock of MFB Corp. (“MFB”) that are currently outstanding or underlying outstanding stock options.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock  was calculated based upon the market value of shares of MFB common stock in accordance with Rule 457(c) under the Securities Act as follows:  (A) the product of (1) $33.97, which is the average of the high and low prices per share of MFB common stock on April 1, 2008, as reported on the NASDAQ Stock Market, multiplied by (2) 1,519,881, which is the maximum number of shares of MFB common stock which may be exchanged in the merger, less (B) the estimated maximum amount of cash to be paid by the registrant in exchange for shares of MFB common stock (which is equal to $12,463,016).

(3)	Paid previously.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[MUTUALFIRST FINANCIAL LOGO]	[MFB CORP. LOGO]

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

We are pleased to report that the boards of directors of MutualFirst Financial, Inc. and MFB Corp. have each approved a merger involving our two companies.  We believe that combining our companies will create a stronger Indiana banking franchise.

In the merger, MFB will merge into a wholly owned subsidiary of MutualFirst. MFB stockholders will have the right to elect to receive, in exchange for each share of MFB common stock they hold, 2.59 shares of MutualFirst common stock or $41.00 in cash, subject to limitations and prorations such that 80% of the outstanding shares of MFB common stock will be converted into the stock consideration and 20% of the outstanding MFB shares will be converted into the cash consideration.  An MFB stockholder may elect to receive the stock consideration for some of his or her shares and the cash consideration for some of his or her shares, subject to these limitations and prorations.

Based on the 1,388,381 shares of MFB common stock outstanding as of April 23 , 2008, MutualFirst will issue an aggregate of 2,876,725 shares of common stock for the stock consideration and pay an aggregate of $11.4 million in cash for the cash consideration.  The actual number of shares that will be issued by MutualFirst for the stock consideration and the actual amount of cash that will be paid by MutualFirst for the cash consideration will depend on the total number of shares of MFB common stock outstanding immediately prior to the merger.  On April 23 , 2008, the closing price of MutualFirst common stock was $ 12.10 , making the value of 2.59 shares of MutualFirst common stock equal to $ 31.34 on that date. The closing price of MFB’s common stock on April 23 , 2008 was $ 31.89 .  The market prices of both MutualFirst common stock and MFB common stock will fluctuate between now and the merger, but the exchange ratio for the stock consideration and the per share amount for the cash consideration will remain fixed. You should obtain current price quotations for MutualFirst common stock and MFB common stock.  MutualFirst Financial common stock trades on the NASDAQ Global Market under the symbol “MFSF” and MFB common stock trades on the NASDAQ Global Market under the symbol “MFBC.”

Your vote is important. We cannot complete the merger unless the stockholders of MutualFirst approve the issuance of the MutualFirst shares in the merger and the stockholders of MFB approve the merger agreement.  MutualFirst will hold its annual meeting of stockholders to vote on the share issuance, as well as the election of three directors, the approval of the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan and the ratification of the appointment of its independent registered public accounting firm, and MFB will hold a special meeting of its stockholders to vote on the merger agreement.  The dates, times and places of the stockholder meetings are as follows:

For MutualFirst stockholders: June 11, 2008, 3:00 p.m., local time MutualFirst Main Office 110 E. Charles Street Muncie, Indiana 47305-2400	For MFB stockholders: June 11, 2008, 10:30 a.m., local time MFB Main Office 4100 Edison Lakes Parkway Mishawaka, Indiana 46545

The MutualFirst board of directors unanimously recommends that MutualFirst stockholders vote FOR approval of the issuance of the MutualFirst shares in the merger, as well as the election of the director nominees named in this document, the approval of the MutualFirst 2008 Stock Option and Incentive Plan and the ratification of appointment of MutualFirst’s independent registered public accounting firm.  The MFB board of directors unanimously recommends that MFB stockholders vote FOR approval of the merger agreement.

This document, which serves as a joint proxy statement for the MutualFirst and MFB stockholder meetings and as a prospectus for the shares of MutualFirst common stock to be issued in the merger, gives you detailed information about the stockholder meetings and the proposed merger. We urge you to read this document and the appendices to this document carefully, including “Risk Factors” beginning on page  16 for a discussion of the risks relating to the merger.  Whether or not you plan to attend your stockholder meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or, if available, by using the telephone or Internet voting procedures described on your proxy card.

David W. Heeter President and Chief Executive Officer MutualFirst Financial, Inc.	Charles J. Viater President and Chief Executive Officer MFB Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of MutualFirst common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities to be issued under this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of MutualFirst or MFB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated April 29 , 2008, and is being first mailed to MutualFirst stockholders and MFB stockholders on or about May 1 , 2008.

MutualFirst Financial, Inc.
110 E. Charles Street
Muncie, Indiana  47305-2400
(765) 747-2800

Notice of Annual Meeting of MutualFirst Financial, Inc. Stockholders

•	Date:	Wednesday, June 11, 2008
•	Time:	3:00 p.m., local time
•	Place:	MutualFirst Main Office, 110 E. Charles Street, Muncie, Indiana 47305-2400

To MutualFirst Financial, Inc. Stockholders:

We are pleased to notify you of and invite you to our annual meeting of stockholders.  At the meeting, you will be asked to vote on the following matters:

•
Share Issuance Proposal.  The approval of the issuance of shares of MutualFirst Financial, Inc. (“MutualFirst”) common stock in connection with the merger of MFB Corp. (“MFB”) into MutualFirst Acquisition Corp., a wholly owned subsidiary of MutualFirst, pursuant to the Agreement and Plan of Merger, dated as of January 7, 2008, by and among MutualFirst, MutualFirst Acquisition Corp. and MFB, as it may be amended from time to time.

•	Election of Directors. The election of three directors of MutualFirst, each for a three-year term.

•	2008 Stock Option and Incentive Plan. The approval of the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan.

•	Ratification of Auditors. The ratification of BKD, LLP as MutualFirst’s independent registered public accounting firm for the year ending December 31, 2008.

•
Adjournment. Any proposal of the MutualFirst board of directors to adjourn or postpone the meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve any of the above items.

•	Other Matters. Any other business that may be properly submitted to a vote at the meeting or any adjournment or postponement of the meeting.

Only holders of record of MutualFirst common stock as of the close of business on April 17, 2008 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.  The affirmative vote of the holders of a majority of the votes cast is required to approve the share issuance proposal, the MutualFirst 2008 Stock Option and Incentive Plan and the ratification of the appointment of the independent registered public accounting firm.  Directors will be elected by a plurality of the votes cast.

Your vote is very important. To ensure that your shares are voted at the meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly.  If you hold your shares in “street name” with a bank or broker, check your voting instruction card to see if you may also vote by telephone or through the Internet.

The board of directors of MutualFirst unanimously recommends that MutualFirst stockholders vote FOR the approval of the issuance of shares of MutualFirst common stock in the merger, FOR approval of the MutualFirst 2008 Stock Option and Incentive Plan, FOR the election of the director nominees named in this document, FOR the ratification of the appointment of BKD, LLP and FOR any proposal of the MutualFirst board of directors to adjourn or postpone the meeting, if necessary.

By Order of the Board of Directors David W. Heeter President and Chief Executive Officer
April 29 , 2008 Muncie, Indiana

MFB Corp.
4100 Edison Lakes Parkway
Mishawaka, Indiana  46545
(574) 277-4200

Notice of Special Meeting of MFB Corp. Stockholders

•	Date:	Wednesday, June 11, 2008
•	Time:	10:30 a.m., local time
•	Place:	MFB Main Office
4100 Edison Lakes Parkway, Mishawaka, Indiana  46545

To MFB Corp. Stockholders:

We are pleased to notify you of and invite you to a special meeting of stockholders.  At the meeting, you will be asked to vote on the following matters:

•
Merger Agreement Proposal. To approve the Agreement and Plan of Merger, dated as of January 7, 2008 (the “Merger Agreement”), by and among MutualFirst Financial, Inc. (“MutualFirst”), MutualFirst Acquisition Corp. and MFB Corp. (“MFB”), as it may be amended from time to time, pursuant to which MFB will merge with and into MutualFirst Acquisition Corp., a wholly owned subsidiary of MutualFirst, and each outstanding share of MFB common stock will be converted into the right to receive, at the election of the holder, (i) 2.59 shares of MutualFirst common stock, with cash paid in lieu of any fractional share interest, or (ii) $41.00 in cash, subject limitations and prorations such that the aggregate merger consideration will be paid 80% in MutualFirst common stock and 20% in cash.  You can elect the stock consideration for some of your MFB shares and the cash consideration for some of your MFB shares, subject to these limitations and prorations.

•
Adjournment. Any proposal of the MFB board of directors to adjourn or postpone the special meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve the Merger Agreement.

•	Other Matters. Any other business that may be properly submitted to a vote at the meeting or any adjournment or postponement of the meeting.

Only holders of record of MFB common stock as of the close of business on April 22 , 2008 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.  The affirmative vote of the holders of a majority of the outstanding shares of MFB common stock as of that date is required to approve the merger agreement.

Your vote is very important.  If you do not return your proxy card or do not vote in person at the meeting, the effect will be a vote against the merger agreement. Regardless of whether you plan to attend the meeting, to ensure that your shares are voted at the meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly.  If you hold your shares in “street name” with a bank or broker, check your voting instruction card to see if you may also vote by telephone or through the Internet.

The board of directors of MFB unanimously recommends that MFB stockholders vote FOR approval of the merger agreement and FOR any proposal of the MFB board of directors to adjourn or postpone the meeting, if necessary.

By Order of the Board of Directors Charles J. Viater President and Chief Executive Officer
April 29, 2008 Mishawaka, Indiana

i

The Merger	71
Effective Time and Completion of the Merger	71
Merger Consideration	71
Stock Options	75
Election Procedures; Surrender of Stock Certificates	76
MFB Rights Plan	77
Conduct of Business Pending the Merger	78
Third Party Proposals	80
Representations and Warranties	80
Conditions to Completion of the Merger	82
Waiver; Amendment	83
Termination of the Merger Agreement	84
Employee and Benefit Plan Matters	85
Indemnification and Continuance of Director and Officer Liability Coverage	85
Expenses	86
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION	87
DESCRIPTION OF MUTUALFIRST'S CAPITAL STOCK	92
General	92
Common Stock	92
Preferred Stock	92
Other Anti-Takeover Provisions	92
COMPARISON OF STOCKHOLDER RIGHTS	93
OTHER MATTERS TO BE CONSIDERED AT THE MUTUALFIRST ANNUAL MEETING – ELECTION OF DIRECTORS	102
General	102
Nominees and Directors	102
Executive Officers Who Are Not Also Directors	104
Business Relationships and Transactions with Executive Officers, Directors and Related Persons	104
Section 16(a) Beneficial Ownership Reporting Compliance	105
Board of Directors’ Meetings and Committees and Corporate Governance Matters	105
Board Meetings, Independence and Ethics Code	105
Board Committee Attendance and Charters	105
Audit/Compliance Committee	106
Compensation Committee	106
Compensation Committee Interlocks and Insider Participation	107
Nominating Committee	107
Compensation Committee Report	108
Executive Compensation	108
Compensation Discussion and Analysis	108
Overview of Executive Officer Compensation	111
Summary Compensation Table	113
2000 Recognition and Retention Plan, 2000 Stock Option and Incentive Plan and Bonus Plans	114
Grants of Plan-Based Awards in 2007	117
Outstanding Equity Awards at December 31, 2007	118
Option Exercises and Stock Vested in 2007	118
Non Qualified Deferred Compensation	119
Non Qualified Deferred Compensation Table for 2007	120
Potential Termination and Change in Control Payments	121
2007 Potential Payments Upon Termination of Employment and Change in Control	123
Director Compensation	124
Director Compensation Table for 2007	125
Stockholder Return Performance Presentation	126

ii

OTHER MATTERS TO BE CONSIDERED AT THE MUTUALFIRST ANNUAL MEETING – APPROVAL OF THE MUTUALFIRST 2008 STOCK OPTION AND INCENTIVE PLAN	127
General	127
Number of Shares That May Be Awarded	127
Administration of the 2008 Plan	127
Eligibility to Receive Awards	128
General Terms of Awards	128
Prohibition on Repricing	129
Transferability of Awards	129
Adjustments for Changes in Capitalization	129
Change in Control	129
Duration and Modification of the 2008 Plan	129
Federal Income Tax Consequences	130
Proposed Awards Under the 2008 Plan	131
Vote Required for Approval	131
OTHER MATTERS TO BE CONSIDERED AT THE MUTUALFIRST ANNUAL MEETING – RATIFICATION OF APPOINTMENT OF INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM	132
Report of the Audit/Compliance Committee	132
ADDITIONAL INFORMATION REGARDING CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF MFB	134
Business Backgrounds	134
Compensation	134
LEGAL MATTERS	137
EXPERTS	138
FUTURE STOCKHOLDER PROPOSALS	138
MutualFirst	138
MFB	138
ADDITIONAL INFORMATION	139

APPENDICES
A	Agreement and Plan of Merger, dated as of January 7, 2008, by and among MutualFirst Financial, Inc., MutualFirst Acquisition Corp. and MFB Corp.
B	Opinion of Sandler O’Neill & Partners, L.P.
C	Opinion of Stifel, Nicolaus & Company Incorporated
D	Annual Report on Form 10-K of MutualFirst Financial, Inc. for the year ended December 31, 2007
E	Annual Report on Form 10-K of MFB Corp. for the fiscal year ended September 30, 2007
F	Quarterly Report on Form 10-Q of MFB Corp. for the quarter ended December 31, 2007
G	MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCKHOLDER MEETINGS

Q:	Why do MutualFirst and MFB want to merge?

A:
We believe that combining our companies will create a stronger Indiana banking franchise.  The merger will give the combined company greater scale, not only for serving existing customers more efficiently but also for future expansion.  The combined institution is expected to be the 11th largest depository institution based in the state of Indiana and have a top five deposit market share in South Bend-Mishawaka, which is the state’s fourth largest metropolitan statistical area.  We have similar, community-oriented philosophies and are both looking to grow our commercial lending operations.  The merger should increase our opportunities in this area, as the combined institution will have a higher legal lending limit and give each of us a presence in new markets.  The locations of MFB’s banking offices are consistent with MutualFirst’s strategic expansion plan into the Northern Indiana markets of South Bend-Misawaka and Elkhart, and will enable MutualFirst to more than double its potential customer base.  The merger will also help diversify MutualFirst’s earnings stream through fee income from MFB’s wealth management business.  From MFB’s perspective, combining with MutualFirst will allow for the expansion of its wealth management business on a scale much greater than otherwise possible.

For additional information regarding each company’s reasons for the merger, see “The Merger—MutualFirst’s Reasons for the Merger; Recommendation of MutualFirst’s Board of Directors” beginning on page  43 and “—MFB’s Reasons for the Merger; Recommendation of MFB’s Board of Directors” beginning on page 45 .

Q:	What will stockholders receive in the merger?

A:
MFB stockholders will have the right to elect to receive, in exchange for each share of MFB common stock they hold prior to completion of the merger, 2.59 shares of MutualFirst common stock (with cash paid in lieu of fractional share interests) or $41.00 in cash, subject to limitations and prorations such that the aggregate merger consideration will be paid 80% in MutualFirst common stock and 20% in cash.  MFB stockholders can elect to receive the stock consideration for some of their MFB shares and the cash consideration for some of their MFB shares, subject to these limitations and prorations.  Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of MutualFirst common stock.  Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or less than the per share value of the cash consideration.

If the holders of more than 80% of the outstanding MFB shares make valid elections to receive the stock consideration or if the holders of more than 20% of the outstanding MFB shares make valid elections to receive the cash consideration, those MFB stockholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

MutualFirst stockholders will not receive anything in the merger in exchange for their shares.  If you are a MutualFirst stockholder, each share of MutualFirst common stock that you hold before the merger will continue to represent one share of MutualFirst common stock after the merger.

Q:	What are the federal income tax consequences of the merger to MFB stockholders:

A:
MFB stockholders generally will not recognize any gain or loss for federal income tax purposes to the extent their MFB shares are exchanged for the stock consideration, except with respect to any fractional share interest.

If an MFB stockholder receives solely cash, then that stockholder generally will recognize gain or loss equal to the difference between the amount of cash the stockholder receives and the stockholder’s basis in the stockholder’s MFB shares. The tax treatment of any gain or loss will depend upon the stockholder’s individual circumstances.

If an MFB stockholder receives a combination of MutualFirst common stock and cash (other than cash in lieu of a fractional share interest), then that stockholder will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but the stockholder is not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on the stockholder’s particular circumstances.

This tax treatment may not apply to all MFB stockholders. Determining the actual tax consequences of the merger to an MFB stockholder can be complicated. MFB stockholders should consult their personal tax advisors for a full understanding of the merger's tax consequences that are particular to them.

Q:	What will MutualFirst and MFB stockholders be voting on at the stockholder meetings?

A:
At the MutualFirst annual meeting, MutualFirst stockholders will be asked to approve the issuance of shares of MutualFirst common stock in the merger, the election of three directors of MutualFirst, the approval of the MutualFirst 2008 Stock Option and Incentive Plan, the ratification of the appointment of BKD, LLP as MutualFirst’s independent registered public accounting firm for 2008, as well as any proposal of the MutualFirst board of directors to adjourn or postpone the MutualFirst annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve any of these items.  The MutualFirst board of directors unanimously recommends that MutualFirst stockholders vote FOR approval of the issuance of the MutualFirst shares in the merger, FOR the election of the director nominees named in this document under “Other Matters to Be Considered at the MutualFirst Annual Meeting,” FOR the approval of the MutualFirst 2008 Stock Option and Incentive Plan, FOR the ratification of the appointment of MutualFirst’s independent registered public accounting firm and FOR any proposal of the MutualFirst board of directors to adjourn or postpone the annual meeting, if necessary.

At the MFB special meeting, MFB stockholders will be asked to approve the merger agreement, as well as any proposal of the MFB board of directors to adjourn or postpone the MFB special meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve the merger agreement.  The MFB board of directors unanimously recommends that MFB stockholders vote FOR approval of the merger agreement and FOR any proposal of the MFB board of directors to adjourn or postpone the special meeting, if necessary.

Q:	What are the vote requirements to approve the matters that will be considered at the stockholder meetings?

A:
At the MutualFirst annual meeting, the affirmative vote of the holders of a majority of the votes cast is required to approve the issuance of MutualFirst shares in the merger, the MutualFirst 2008 Stock Option and Incentive Plan and the ratification of the appointment of BKD, LLP.  Directors will be elected by a plurality of the votes cast.

At the MFB special meeting, the affirmative vote of the holders of a majority of the outstanding shares of MFB common stock is required to approve the merger agreement.

Q:	What do I need to do now?

A:
After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares promptly.  If you hold stock in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. If you hold your stock through a bank or broker (commonly referred to as held in “street name”), you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at your company’s stockholder meeting.

Q:	Why is my vote important?

A:
If you do not vote by proxy or in person at your company’s stockholder meeting, it will be more difficult for your company to obtain the necessary quorum to hold its stockholder meeting. In addition, if you are an MFB stockholder and fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the holders of a majority of the outstanding shares of MFB common stock entitled to vote at the MFB special meeting.

Q:	If my shares are held in “street name” with a broker, will my broker vote my shares for me?

A:
If you hold MutualFirst shares in street name with a broker, your broker will not be able to vote your shares without instructions from you on the proposal to approve the issuance of MutualFirst shares in the merger or the proposal to approve the MutualFirst 2008 Stock Option and Incentive Plan, but is expected to be able to vote your shares on the election of directors and ratification of the appointment of the independent registered public accounting firm if it does not receive instructions from you with respect to those matters.  If you hold MFB shares in street name with a broker, your broker will not be able to vote your shares without instructions from you on the proposal to approve the merger agreement.  You should follow the directions provided by your broker on how to vote your shares.

Q:	What if I fail to instruct my broker?

A:
If you hold MutualFirst shares in street name with a broker and you fail to instruct your broker how to vote your shares on the share issuance proposal or the proposal to approve the MutualFirst 2008 Stock Option and Incentive Plan, your broker will not be able to vote your shares on those proposals and this will have no effect on the outcome of the vote on those proposals.  If you hold MFB shares in street name with a broker and you fail to instruct your broker how to vote your shares on the proposal to approve the merger agreement, your broker will not be able to vote your shares on that proposal and this will have the effect of a vote against the approval of the merger agreement.

Q:	I own shares of both MutualFirst and MFB. Should I only vote once?

A:
No. If you own shares of both companies, you will receive separate proxy cards, or voting instruction cards if you hold your shares in street name, for each stockholder meeting. It is important that your vote be represented at both stockholder meetings, so please vote promptly.

Q:	Can I attend my company’s stockholder meeting and vote my shares in person?

A:
Yes. All stockholders are invited to attend their company’s stockholder meeting. If you are a stockholder of record, you can vote in person at your company’s stockholder meeting. If you hold your shares in street name through a bank, broker or other nominee, then you must obtain a legal proxy from the holder of record by contacting your bank, broker or other nominee to vote your shares in person at your company’s stockholder meeting.

Q:	Can I change my vote before my company’s stockholder meeting?

A:
Yes. If you are a stockholder of record, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of your company before your company’s stockholder meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card before your company’s meeting that is dated later than the date of your prior proxy card. Third, you may vote in person at your company’s stockholder meeting.  Merely being present at your company’s stockholder meeting, without voting at the meeting, will not constitute revocation of a previously given proxy.  If you hold your shares in street name with a bank or broker, you must follow the directions you receive from your bank or broker to change your vote. Your last vote will be the vote that is counted.

Q:	When do you currently expect to complete the merger?

A:
Early in the third quarter of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of MutualFirst stockholders of the share issuance proposal at the MutualFirst annual meeting, the approval of MFB stockholders of the merger agreement at the MFB special meeting and the necessary regulatory approvals.

Q:	If I am an MFB stockholder, when must I elect the type of merger consideration that I prefer to receive?

A:
MFB stockholders who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in the election form that will be provided to MFB stockholders at a later date, at least 20 days before the anticipated completion date of the merger.  If an MFB stockholder does not submit a properly completed and signed election form to the exchange agent by 5:00 p.m., Central Time, on the election deadline date specified in the election form, his or her election will not be effective and he or she will have no control over the type of merger consideration he or she may receive.  Consequently, he or she might receive only MutualFirst common stock, only cash or a combination of both.

Q:	Do MFB stockholders have dissenters’ rights?

A:	No. Because MFB’s shares are traded on the NASDAQ Global Market, MFB stockholders do not have dissenters’ rights of appraisal under the Indiana Business Corporation Law.

Q:	If I am an MFB stockholder, should I send in my MFB stock certificates now?

A:
No. You should not send in your stock certificates at this time. The election form that will be provided to you separately will contain instructions for surrendering your MFB stock certificates with your election form.

Q:	If I am a MutualFirst stockholder, do I need to do anything with my MutualFirst stock certificates?

A:
No. MutualFirst stockholders will not exchange their certificates in the merger. As indicated above, the certificates currently representing shares of MutualFirst common stock will represent an equal number of shares of common stock of the combined company after the merger.

Q:	Whom should I call with questions?

A:
MutualFirst stockholders should call Rosalie Petro, Corporate Secretary, at (765) 747-2800 with questions or to obtain additional copies of this document. MFB stockholders should call Susie Scheu, Assistant Vice President and Assistant Secretary, at (574) 277-4200 with questions or to obtain additional copies of this document.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, to fully understand the merger and the related transactions.

THE COMPANIES

MutualFirst Financial, Inc.
110 E. Charles Street
Muncie, Indiana  47305-2400

MutualFirst, a Maryland corporation, is a savings and loan holding company that conducts its primary business activities through its wholly owned subsidiary, Mutual Federal Savings Bank, a federal savings bank.  Mutual Federal Savings Bank is a community-oriented institution offering a variety of financial services through 22 retail offices in Delaware, Elkhart, Grant, Kosciusko, Randolph and Wabash Counties in Indiana.  Mutual Federal Savings Bank also originates mortgage loans in the contiguous counties and originates indirect consumer loans throughout the state of Indiana.  As of December 31, 2007, MutualFirst had total consolidated assets of $962.5 million, deposits of $666.4 million, and stockholders’ equity of $87.0 million.

For additional information regarding MutualFirst, see MutualFirst’s Annual Report on Form 10-K for the year ended December 31, 2007, a copy of which is attached to this document as Appendix D.

MFB Corp.
4100 Edison Lakes Parkway
Mishawaka, Indiana  46545

MFB, an Indiana corporation, is a savings and loan holding company that conducts its primary business activities through its wholly owned subsidiary, MFB Financial, a federal savings bank.  MFB Financial operates from its main office in Mishawaka, Indiana and 11 financial centers in St. Joseph, Elkhart and Hamilton Counties in Indiana.  MFB Financial also has a mortgage loan office located in Berrien County, Michigan.  MFB Financial offers a variety of lending, deposit and other financial services to its retail and business customers.  Mishawaka Financial Services, Inc., a wholly owned subsidiary of MFB Financial, is engaged in the sale of life and health insurance to customers in MFB Financial’s market area.  Community Wealth Management Group, Inc., based out of Hamilton and Montgomery Counties in Indiana and also a wholly owned subsidiary of MFB Financial, attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services.  As of December 31, 2007, MFB had total consolidated assets of $513.8 million, deposits of $336.1 million, and stockholders’ equity of $41.5 million.

For additional information regarding MFB, see MFB’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, copies of which are attached to this document as Appendices E and F, respectively.

THE MERGER AND THE MERGER AGREEMENT (see pages  40 and 71 )

The terms and conditions of the merger are contained in the merger agreement, which is attached as Appendix A to this document. Please carefully read the merger agreement as it is the legal document that governs the merger.

MFB Will Merge into a Wholly Owned Subsidiary of MutualFirst

The merger agreement provides for the merger of MFB with and into MutualFirst Acquisition Corp., an Indiana corporation and wholly owned subsidiary of MutualFirst formed to facilitate the merger.

MFB Stockholders Will Receive Shares of MutualFirst Common Stock and/or Cash in the Merger Depending on their Elections and any Prorations (see page 71 )

MFB stockholders will have the right to elect to receive, for each of their shares of MFB common stock, 2.59 shares of MutualFirst common stock (with cash paid in lieu of fractional share interests) or $41.00 in cash, subject to proration in the circumstances described below.  An MFB stockholder may specify different elections with respect to different shares that such stockholder holds (if, for example, an MFB stockholder owns 100 shares of MFB common stock, that stockholder could make a stock election with respect to 50 shares and a cash election with respect to the other 50 shares).  In the event of proration, an MFB stockholder may receive a portion of the merger consideration in a form other than that which the stockholder elected.  The amount of cash to be paid in lieu of each fractional share interest will be equal to the fraction multiplied by the average of the closing prices of MutualFirst common stock for the five trading days ending on the second trading day before the date of completion of the merger.

Because the exchange ratio for the stock consideration is fixed at 2.59 MutualFirst shares for each MFB share, the value of the stock consideration will fluctuate with the market price of MutualFirst common stock.  Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or lesser than the per share value of the cash consideration.

Regardless of Whether an MFB Stockholder Makes a Stock Election or a Cash Election, the Stockholder May Nevertheless Receive a Mix of Stock and Cash (see page 71 )

The merger agreement provides that 80% of the shares of MFB common stock outstanding immediately prior to the effective time of the merger will be exchanged for the stock consideration, with the remaining 20% of the outstanding MFB shares exchanged for the cash consideration.  As a result, if the holders of more than 80% of the outstanding MFB shares make valid elections to receive the stock consideration or if the holders of more than 20% of the outstanding MFB shares make valid elections to receive the cash consideration, those MFB stockholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

What Holders of MFB Stock Options Will Receive (see page  75 )

Each outstanding option to purchase MFB common stock that has not been exercised prior to completion of the merger, will, to the extent unvested, vest in full and will be converted into an option to purchase MutualFirst common stock on the same terms as the MFB option, with adjustments to the number of shares purchasable and the exercise price based on the exchange ratio for the stock portion of the merger consideration.  As of the date of this document, there were outstanding vested options to purchase an aggregate of  128,100 shares of MFB common stock at a weighted average exercise price of $ 25.08 per share.  As of the date of this document, options on an additional  3,400 MFB shares with a weighted average exercise price of $ 32.59 per share were unvested.

In Order To Make a Valid Election, MFB Stockholders Must Properly Complete and Deliver the Election Form that Will Be Sent at a Later Date (see page  76 )

If you are a record holder of MFB common stock, an election form together with transmittal materials for surrendering your stock certificates will be mailed to you under separate cover at least 20 days before the anticipated completion date of the merger.  We currently expect to complete the merger early in the third quarter of 2008.  The election form will entitle you to elect to receive in exchange for your shares of MFB common stock, shares of MutualFirst common stock, cash or a combination of both, or to elect no preference with respect to the merger consideration that you wish to receive.  Because elections will be subject to the proration provisions of the merger agreement, an MFB stockholder may receive a form of consideration that is different from his or her election.

To make a valid election, an MFB stockholder must submit a properly completed election form to the exchange agent at or before 5:00 p.m., Central Time, on the date specified in the election form, or by such other date and time as MFB and MutualFirst may mutually agree.  Continental Stock Transfer and Trust Company is expected to act as exchange agent in the merger and in that role will process the exchange of MFB stock certificates for the merger consideration.  An election form will be deemed properly completed only if accompanied by certificates representing all shares of MFB common stock covered by the election form (or by customary affidavits and indemnification for lost or destroyed certificates or by a proper notice of guaranteed delivery).  MFB stockholders who hold their shares in “street name” through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election.

MFB stockholders should not forward their MFB stock certificates with their proxy cards.

We are not recommending whether you should elect to receive MutualFirst common stock or cash in the merger.  You must make your own decision with respect to your preferred form of merger consideration and we encourage you to consult with your personal financial and tax advisors prior to making your election.

The U.S. federal income tax consequences of the merger to MFB stockholders will depend upon whether they receive MutualFirst stock, cash or both (see page 63 )

If an MFB stockholder receives solely shares of MutualFirst common stock and cash in lieu of a fractional share interest, then that stockholder generally will not recognize any gain or loss, except with respect to the fractional share interest.

If an MFB stockholder receives solely cash, then that stockholder generally will recognize gain or loss equal to the difference between the amount of cash the stockholder receives and the stockholder’s basis in the stockholder’s MFB shares. The tax treatment of any gain or loss will depend upon the stockholder’s individual circumstances.

If an MFB stockholder receives a combination of MutualFirst common stock and cash (other than cash in lieu of a fractional share interest), then that stockholder will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but the stockholder is not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on the stockholder’s particular circumstances.

This tax treatment may not apply to all MFB stockholders. Determining the actual tax consequences of the merger to an MFB stockholder can be complicated. MFB stockholders should consult their personal tax advisors for a full understanding of the merger's tax consequences that are particular to them.

No Dissenters’ Rights (see page 67 )

Indiana law does not provide for dissenters’ rights of appraisal for MFB stockholders with respect to the merger consideration issuable to them pursuant to the merger agreement.

Source of Funds

MutualFirst’s obligation to complete the merger is not conditioned upon MutualFirst obtaining financing. MutualFirst intends to fund approximately $11.0 million of the cash merger consideration through a combination of a secured term loan and credit line with an unaffiliated third party financial institution and fund the remaining portion of the cash merger consideration through internal cash resources.

MutualFirst’s Financial Advisor Has Provided its Opinion as to the Fairness, From a Financial Point of View, to MutualFirst of the Consideration to be Paid in the Merger (see page 47 )

In connection with the merger, MutualFirst retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) as its financial advisor.  In deciding to approve the merger agreement, the MutualFirst board of directors considered the oral opinion of Sandler O’Neill provided to the MutualFirst board of directors on January 7, 2008.  Sandler O’Neill subsequently confirmed in writing that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Sandler O’Neill considered relevant, the merger consideration to be paid by MutualFirst pursuant to the merger agreement was fair to MutualFirst from a financial point of view.

The full text of the written opinion of Sandler O’Neill, dated January 7, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in connection with the opinion, is attached to this document as Appendix B.  We encourage you to read the entire opinion carefully.  Sandler O’Neill provided its opinion for the information and assistance of the MutualFirst board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Sandler O’Neill opinion is not a recommendation as to how any holder of MutualFirst common stock should vote with respect to issuance of MutualFirst shares in the merger.  MutualFirst agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $250,000, of which $125,000 has been paid and the balance of which is contingent, and payable, upon completion of the merger.

MFB’s Financial Advisor has Provided its Opinion as to the Fairness of the Merger Consideration, From a Financial Point of View, to MFB’s Stockholders (see page 57 )

In connection with the merger, MFB retained Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) as its financial advisor.  In deciding to approve the merger agreement, the MFB board of directors considered the oral opinion of Stifel Nicolaus provided to the MFB board of directors on January 7, 2008, which was subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Stifel Nicolaus considered relevant, the per share merger consideration to be received by the holders of MFB common stock in the merger was fair to such holders from a financial point of view.

The full text of the written opinion of Stifel Nicolaus, dated January 7, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Stifel Nicolaus in connection with the opinion, is attached to this document as Appendix C.  We encourage you to read the entire opinion carefully.  Stifel Nicolaus provided its opinion for the information and assistance of the MFB board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Stifel Nicolaus opinion is not a recommendation as to how any holder of MFB common stock should vote with respect to the merger agreement.  For its services as financial advisor to MFB in connection with the merger, Stifel Nicolaus will receive a fee currently estimated at approximately $500,000, a substantial portion of which is contingent upon the completion of the merger.

MutualFirst’s Board of Directors Recommends that MutualFirst Stockholders Vote “FOR” Approval of the Issuance of MutualFirst Shares in the Merger and “FOR” the Other Items to be Considered at the MutualFirst Annual Meeting (see page 43 )

MutualFirst’s board of directors has unanimously approved the merger agreement and determined that the transactions contemplated by the merger agreement are in the best interests of MutualFirst and its stockholders and unanimously recommends that MutualFirst stockholders vote FOR the proposal to approve the issuance of shares of MutualFirst common stock in the merger.  MutualFirst’s board of directors also recommends that MutualFirst stockholders vote FOR the election of the director nominees named under “Other Matters to be Considered at the MutualFirst Annual Meeting,” FOR the approval of the MutualFirst 2008 Stock Option and Incentive Plan and FOR the ratification of the appointment of BKD, LLP as MutualFirst’s independent registered public accounting firm for the year ending December 31, 2008.

In determining whether to approve the merger agreement, MutualFirst’s board of directors consulted with certain of its senior management and with its legal and financial advisors.  In arriving at its determination, the MutualFirst board of directors also considered the factors described under “The Merger—MutualFirst’s Reasons for the Merger; Recommendation of MutualFirst’s Board of Directors.”

MFB’s Board of Directors Recommends that MFB Stockholders Vote “FOR” Approval of the Merger Agreement (see page 45 )

MFB’s board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of MFB and its stockholders and unanimously recommends that MFB stockholders vote FOR the proposal to approve the merger agreement.

In determining whether to approve the merger agreement, MFB’s board of directors consulted with certain of its senior management and with its legal and financial advisors.  In arriving at its determination, the MFB board of directors also considered the factors described under “The Merger—MFB’s Reasons for the Merger; Recommendation of MFB’s Board of Directors.”

Bank Merger

It is expected that, immediately following the merger, MFB Financial, a wholly owned subsidiary of MFB, will merge into Mutual Federal Savings Bank, a wholly owned subsidiary of MutualFirst, with Mutual Federal Savings Bank as the surviving institution.   We refer to the merger of our banks as the “bank merger.”

Board of Directors after the Merger (see page 67 )

Charles J. Viater, the current President and Chief Executive Officer and a director of MFB and MFB Financial, and Michael J. Marien, Jonathan E. Kintner and Edward C. Levy, also currently directors of MFB and MFB Financial, will be appointed to the MutualFirst board of directors effective upon completion of the merger.  Mr. Viater, Mr. Marien, Dr. Kintner and Mr. Levy will also be appointed to the board of directors of Mutual Federal Savings Bank effective upon completion of the bank merger.

Interests of MFB Executive Officers and Directors in the Merger (see page 67 )

Some of the executive officers and directors of MFB have interests in the merger that are in addition to, or different from, the interests of MFB stockholders generally.  Aside from the benefits under the agreements and arrangements described below, these interests may arise from provisions of the merger agreement relating to director and officer indemnification and insurance and appointments to the boards of directors of MutualFirst and Mutual Federal Savings Bank.  In addition, stock options held by one director of MFB will vest early as a result of the merger.

As a result of the change in the officer status and responsibilities of each of the following individuals that will occur following the merger, Mr. Viater, Donald R. Kyle, Executive Vice President and Chief Operating Officer of MFB and MFB Financial, and Terry L. Clark, Executive Vice President and Chief Financial Officer of MFB and MFB Financial, will receive lump sum cash payments at the effective time of the merger in the amounts specified in their employment agreements with MFB Financial, at which point these agreements will terminate.  In addition, Mr. Viater has entered into an employment agreement with MutualFirst and Mutual Federal Savings Bank that will become effective upon completion of the merger.  The agreement provides for Mr. Viater to serve as Regional President of Mutual Federal Savings Bank and Senior Vice President of MutualFirst for a three-year term, extendable for one year by Mutual Federal Savings Bank on each anniversary of the effective date of the agreement.

Mutual Federal Savings Bank will assume the terms of the change in control agreement between MFB Financial and James P. Coleman III, Executive Vice President of Wealth Management of MFB Financial.  Mr. Coleman will be entitled to severance benefits under his agreement if, within one year after the merger, he is terminated by Mutual Federal Savings Bank other than for cause without his consent or if he voluntarily terminates his employment following a material reduction in his duties, responsibilities or benefits.  Mutual Federal Savings Bank also will assume the terms of the salary continuation agreement between MFB Financial and Mr. Viater and the MFB Financial director fee continuation agreements of Mr. Viater, Mr. Marien, Dr. Kintner and Mr. Levy.

Each person who has served as a director of MFB Financial for at least five years prior to completion of the merger and who will not be joining the boards of directors of MutualFirst and Mutual Federal Savings Bank following the merger and the bank merger will receive a payout of the present value of his or her benefit under his or her existing director fee continuation agreement with MFB Financial.

The MFB and MutualFirst boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Regulatory Approvals

Under federal law, the merger and the bank merger must be approved by the Office of Thrift Supervision. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.  The Office of Thrift Supervision also must approve the granting of fiduciary powers to Mutual Federal Savings Bank, which is needed in order for Mutual Federal Savings Bank to conduct the wealth management group operations of MFB Financial.

Once the Office of Thrift Supervision approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Office of Thrift Supervision to do so, the merger may be completed on or after the 15th day following approval from the Office of Thrift Supervision.

As of the date of this document, all of the required regulatory applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy any of the conditions to closing set forth in the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 82 )

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	approval of the merger agreement by MFB stockholders and approval of the issuance of the shares of MutualFirst common stock in the merger by MutualFirst stockholders;

•	receipt of all required regulatory approvals without any condition that would have a material adverse effect on the combined company or materially impair the value of MFB to MutualFirst;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger;

•	approval for listing on the NASDAQ Global Market of the shares of MutualFirst common stock to be issued in the merger;

•	the receipt by each of MutualFirst and MFB of an opinion of MutualFirst’s legal counsel as to the federal income tax consequences of the merger;

•
accuracy of MutualFirst’s and MFB’s respective representations and warranties in the merger agreement, subject to the standards and qualifications set forth in the merger agreement, on the date of the merger agreement and the closing date of the merger; and

•	performance in all material respects by MutualFirst and MFB of their respective obligations under the merger agreement.

No assurance can be given as to when, or if, the conditions to completion of the merger will be satisfied or waived, or that the merger will be completed.

Non-Solicitation (see page 80 )

MFB has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. MFB may respond to unsolicited proposals under certain circumstances if required by the MFB board of directors’ fiduciary duties. MFB must promptly notify MutualFirst if it receives any acquisition proposals.

Termination of the Merger Agreement (see page 84 )

MutualFirst and MFB can jointly agree to terminate the merger agreement at any time.  Either company may also terminate the merger agreement:

•
if the other company materially breaches its representations and warranties or obligations under the merger agreement and does not timely cure the violation, provided that the party seeking termination is not itself in material breach of the merger agreement;

•
if a regulatory or other governmental authority does not permit completion of the merger or the bank merger, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or other governmental body issues a final, non-appealable order prohibiting the merger or the bank merger;

•
if MutualFirst’s stockholders do not approve the issuance of MutualFirst shares in the merger at the MutualFirst annual meeting or if MFB’s stockholders do not approve the merger agreement at the MFB special meeting; or

•	if the merger has not been completed by September 30, 2008, provided that the company seeking termination is not in material breach of the merger agreement.

MutualFirst can also terminate the merger agreement:

•
if (i) MFB objects to the report of an independent expert on its estimate of the costs of remediation of any matters of environmental concern with respect to MFB’s properties and MFB and MutualFirst are unable to resolve all objections within 15 business days of the delivery of MFB’s notice of objection or (ii) the expert concludes that such costs would exceed $250,000; or

•
if MFB's board of directors withdraws, modifies or qualifies in any manner adverse to MutualFirst the board’s recommendation that MFB stockholders vote in favor of approval of the merger agreement and MFB’s stockholders fail to approve the merger agreement at the MFB special meeting (or the meeting is not held), provided that this termination right does not apply if, prior to the MFB special meeting, MutualFirst’s stockholders failed to approve the MutualFirst share issuance in the merger at the MutualFirst annual meeting.  If MutualFirst terminates the merger agreement under this circumstance, MFB must pay MutualFirst a $1.7 million termination fee.

MFB can also terminate the merger agreement:

•
prior to the MFB special meeting, in order to enter into an agreement for a proposed third party acquisition of MFB determined by the MFB board of directors in good faith to be more favorable than the merger with MutualFirst to MFB stockholders from a financial point of view which is not matched by MutualFirst, provided that MFB concurrently pays MutualFirst a $1.7 million termination fee; or

•
if (1) the average closing price per share of MutualFirst common stock over the ten-trading day period ending on the last trading day before the date on which the last required stockholder or regulatory approval for the merger and bank merger has been received (referred to as the “determination date”) is less than $12.664, and (2) the percentage decline in value of MutualFirst common stock determined by dividing that average price by $15.83, which was the average closing price of MutualFirst common stock for the three trading-day trading period ended December 12, 2007 (referred to as the “start date”), is more than 15% greater than the percentage decline in value from the start date to the determination date of the average of the unweighted closing stock prices of the companies comprising the SNL Thrift Index, unless MutualFirst elects to pay additional merger consideration, in the form of MutualFirst common stock, cash or a combination of both, pursuant to the formula set forth in the merger agreement. For the ten-trading day period ended April 23, 2008, the average closing price of MutualFirst common stock was $12.45, which is below the minimum price in condition (1) of $12.664.  This decline in the value of MutualFirst common stock from the start date is less than 15% greater than the decline in the index value over the same time period.  Accordingly, if the determination date was April 24, 2008, MFB would not have the right to terminate the merger agreement under this provision because while condition (1) would have been met, condition (2) would not.

       MFB will also be required to pay MutualFirst a $1.7 million termination fee if, within one year after MutualFirst exercises its right to terminate the merger agreement due to an uncured material breach of MFB’s representations and warranties or obligations for which it has not sued MFB for willful material breach, MFB enters into a definitive agreement for, or completes, a change in control of MFB or MFB Financial or substantially all of the assets of either entity.

Resales of MutualFirst Common Stock

The shares of MutualFirst common stock to be issued to MFB stockholders receiving the stock consideration in the merger have been registered under the Securities Act of 1933 and may be freely traded without restriction by persons who will not be affiliates (generally, directors, executive officers and 10% or greater stockholders) of MutualFirst following the merger.  Affiliates of MutualFirst, like the affiliates of any public company, may not sell shares of MutualFirst common stock without registration under the Securities Act of 1933 or an exemption from these registration requirements, including the exemption available under Rule 144 under the Securities Act of 1933.

Differences in Stockholder Rights (see page 93 )

MutualFirst is incorporated under the laws of the State of Maryland, and MFB is incorporated under the laws of the State of Indiana.  The rights of holders of MutualFirst common stock are governed by Maryland law and MutualFirst's charter and bylaws, and the rights of holders of MFB common stock are governed by Indiana law and MFB's articles of incorporation and bylaws.  Key differences between Maryland law and Indiana law and between MutualFirst's charter and bylaws and MFB's articles of incorporation and bylaws include the following:

•
the total number of shares of authorized capital stock of MutualFirst is 25,000,000 shares (20,000,000 common and 5,000,000 preferred), compared to 7,000,000 shares for MFB (5,000,000 common and 2,000,000 preferred);

•
under MutualFirst's bylaws, special meetings of stockholders may be called by stockholders owning at least a majority of all votes entitled to be cast at the meeting; under MFB’s bylaws, only the board of directors or the chairman of the board may call a special meeting of stockholders;

•
pursuant to a Rights Agreement dated as of October 2, 2006, each outstanding share of MFB common stock has attached to it one right to acquire MFB common stock that generally will separate and become exercisable in the event any person or group acquires 12% or more of the outstanding shares of MFB common stock, causing substantial dilution to the acquiring person.  MutualFirst does not have a rights plan.  The MFB board of directors amended the MFB Rights Agreement to provide that the merger with MutualFirst and related transactions will not cause the rights to separate or otherwise become exercisable, and that the rights and the Rights Agreement will terminate upon completion of the merger; and

•
under the Maryland General Corporation Law, only a holder or group of holders of 5% or more of MutualFirst’s common stock for at least six months has the right to inspect MutualFirst’s stock ledger, list of stockholders and books of account; under the Indiana Business Corporation Law, any stockholder, regardless of how long he or she has held his or her shares, may demand that MFB permit the inspection of these items, provided he or she states a proper purpose for the inspection.

The rights of stockholders of MutualFirst and MFB are described in detail under “Comparison of Stockholder Rights” beginning on page 93 .

Comparative Per Share Market Price Information

MutualFirst common stock trades on the NASDAQ Global Market under the symbol “MFSF” and MFB common stock trades on the NASDAQ Global Market under the symbol “MFBC.” The following table presents the closing sale prices of MutualFirst common stock and MFB common stock on January 7, 2008, the last trading day before we publicly announced the merger agreement, and April 23 , 2008, the last practicable trading day prior to mailing this document. The table also presents the equivalent value of the merger consideration per share of MFB common stock on those dates, calculated by multiplying the closing price of MutualFirst common stock on those dates by the exchange ratio for the stock consideration of 2.59, representing the number of shares of MutualFirst common stock that MFB stockholders electing to receive the stock consideration would receive in the merger for each share of MFB common stock assuming no proration.

Date	MutualFirst Closing Price	MFB Closing Price	Equivalent MFB Per Share Value

January 7, 2008	$13.35	$26.26	$34.58
April 23 , 2008	$ 12.10	$ 31.89	$ 31.34

The market prices of both MutualFirst common stock and MFB common stock will fluctuate prior to the merger. You should obtain current price quotations for MutualFirst common stock and MFB common stock.

MutualFirst Will Hold its Annual Meeting on June 11, 2008 (see page 31 )

The MutualFirst annual meeting will be held at MutualFirst’s main office, 110 E. Charles Street, Muncie, Indiana  47305-2400, on June 11, 2008 at 3:00 p.m., local time. At the annual meeting, MutualFirst stockholders will be asked:

•	to approve the issuance of shares of MutualFirst common stock in the merger;

•	to elect three directors of MutualFirst, each for a three-year term;

•	to approve the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan;

•	to ratify the appointment of BKD, LLP as MutualFirst’s independent registered public accounting firm for the year ending December 31, 2008;

•
to vote on any proposal of the MutualFirst board of directors to adjourn or postpone the MutualFirst annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve any of the above items; and

•	to transact any other business as may properly be brought before the MutualFirst annual meeting or any adjournment or postponement of the MutualFirst annual meeting.

You can vote at the MutualFirst annual meeting if you owned MutualFirst common stock as of the close of business on April 22 , 2008. On that date, there were  4,179,879 shares of MutualFirst common stock outstanding and entitled to vote, approximately 11.7 % of which were owned and entitled to be voted by MutualFirst directors and executive officers and their affiliates. You can cast one vote for each share of MutualFirst common stock you owned on that date.

The proposal to approve the issuance of MutualFirst shares in the merger must be approved by the affirmative vote of a majority of the votes cast on the proposal.  Directors will be elected by a plurality of the votes cast and the approval of the MutualFirst 2008 Stock Option and Incentive Plan and the ratification of the appointment of BKD, LLP require the affirmative vote of a majority of the votes cast on the matter.

Each of the directors of MutualFirst has entered into a voting agreement with MFB under which he or she has agreed to vote all of the shares over which he or she has voting power for approval of the issuance of MutualFirst shares in the merger.  These voting agreements cover an aggregate of  418,854 shares of MutualFirst common stock, representing 10.0 % of the outstanding shares of MutualFirst common stock as of the voting record date for the MutualFirst annual meeting.

MFB Will Hold its Special Meeting on June 11, 2008 (see page 36 )

The MFB special meeting will be held at MFB’s main office, 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545, on June 11, 2008 at 10:30 a.m., local time. At the special meeting, MFB stockholders will be asked:

•	to approve the merger agreement;

•
to vote on any proposal of the MFB board of directors to adjourn or postpone the MFB special meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve the merger agreement; and

•	to transact any other business as may properly be brought before the MFB special meeting or any adjournment or postponement of the MFB special meeting.

You can vote at the MFB special meeting if you owned MFB common stock as of the close of business on April 22 , 2008. On that date, there were  1,388,381 shares of MFB common stock outstanding and entitled to vote, approximately 21.1 % of which were owned and entitled to be voted by MFB directors and executive officers and their affiliates. You can cast one vote for each share of MFB common stock you owned on that date.

In order to approve the merger agreement, the holders of a majority of the outstanding shares of MFB common stock entitled to vote must vote in favor of doing so.   Each of the directors of MFB has entered into a voting agreement with MutualFirst under which he or she has agreed to vote all of the shares over which he or she has voting power for approval of the merger agreement.  These voting agreements cover an aggregate of  286,414 shares of MFB common stock, representing 20.6 % of the outstanding shares of MFB common stock as of the voting record date for the MFB special meeting.

COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

MutualFirst common stock is traded on the NASDAQ Global Market under the symbol “MFSF.”  MFB common stock is traded on the NASDAQ Global Market under the symbol “MFBC.” The following table sets forth the reported high and low sales prices of shares of MutualFirst common stock and MFB common stock, and the quarterly cash dividends per share declared, in each case for the periods indicated.  The high and low sales prices are based on intraday sales for the periods reported

	MutualFirst Common Stock			MFB Common Stock
	High	Low	Dividends	High	Low	Dividends
2008 Calendar Year
Second Quarter (through April 23 , 2008)	$ 13.66	$ 11.95	$ ---	$ 33.15	$ 31.89	$ 0.190
First Quarter	13.98	12.80	0.16	35.39	26.26	0.190

2007 Calendar Year
Fourth Quarter	$18.58	$13.89	$0.15	$30.39	$25.00	$0.190
Third Quarter	19.00	16.52	0.15	34.58	29.75	0.165
Second Quarter	20.00	18.30	0.15	34.64	33.00	0.165
First Quarter	21.20	19.42	0.15	35.20	33.00	0.165

2006 Calendar Year
Fourth Quarter	$22.85	$20.33	$0.15	$36.19	$32.25	$0.165
Third Quarter	21.63	19.75	0.15	33.38	30.28	0.135
Second Quarter	21.03	19.05	0.14	31.50	29.25	0.135
First Quarter	22.14	19.91	0.14	32.00	27.01	0.135

Each of MutualFirst and MFB intends, subject to their respective future operating results, capital requirements, regulatory standards and other factors, to declare and pay cash dividends on their common stock prior to the merger at quarterly rates of $0.16 per share and $0.19 per share, respectively, in a manner consistent with past practice.  With respect to the payment of its last dividend prior to completion of the merger, however, MFB is required to coordinate that payment with MutualFirst to preclude any loss or duplication of dividend payments.  Under the merger agreement, neither company may declare or pay any other dividends or make any other distributions with respect to its capital stock prior to completion of the merger without the prior written consent of the other company.  See “The Merger Agreement–Conduct of Business Pending the Merger.”  The boards of directors of MutualFirst and MFB are under no obligation to declare dividends on MutualFirst and MFB common stock.  The primary source for dividends paid to MutualFirst stockholders is dividends paid to it from its wholly owned subsidiary, Mutual Federal Savings Bank, and the primary source for dividends paid to MFB stockholders is dividends paid to it from its wholly owned subsidiary, MFB Financial.  For descriptions of the regulatory restrictions on the payment of dividends by Mutual Federal Savings Bank to MutualFirst and by MFB Financial to MFB see “Item 1. Business—How We Are Regulated-Mutual Federal-Limitations on Dividends and Capital Distributions” in MutualFirst’s Annual Report on Form 10-K for the year ended December 31, 2007 attached to this document as Appendix D and “Item 1. Business—Regulation-Capital Distributions Regulation” in MFB’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 attached to this document as Appendix E.

As of April 17 , 2008, the outstanding shares of MutualFirst common stock were held by approximately approximately 1,189 stockholders of record , and as of April 22, 2008 , the outstanding shares of MFB common stock were held by approximately 388 stockholders of record .

RISK FACTORS

In addition to the other information contained in or attached to this document, including MutualFirst’s Annual Report on Form 10-K for the year ended December 31, 2007 (Appendix D) and MFB’s Annual Report on Form 10-K for the year ended September 30, 2007 (Appendix E) and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 (Appendix F), you should carefully consider the following risk factors in deciding how to vote your shares.

Fluctuations in the market price of MutualFirst common stock may cause the value of the stock portion of the merger consideration to decrease.

Upon completion of the merger, each share of MFB common stock will be converted into the right to receive merger consideration consisting of 2.59 shares of MutualFirst common stock or $41.00 cash pursuant to the terms of the merger agreement.  Because the exchange ratio for the stock portion of the merger consideration is fixed, any change in the market price of MutualFirst common stock prior to completion of the merger will affect the value of any stock consideration that MFB stockholders receive upon completion of the merger.  At the time of the MFB special meeting and prior to the election deadline, MFB stockholders will not necessarily know what the market value of 2.59 shares of MutualFirst common stock will be upon completion of the merger or whether this value will be greater or less than the $41.00 per share cash merger consideration.  While MFB will have the right to terminate the merger agreement in the event of a specified decline in the market value of MutualFirst common stock relative to the value of a designated market index unless MutualFirst elects to increase the aggregate merger consideration (see “The Merger Agreement—Termination of the Merger Agreement”), neither company is otherwise permitted to terminate the merger agreement or resolicit the vote of either company’s stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of our companies. You should obtain current market prices for shares of MutualFirst common stock and for shares of MFB common stock.

MFB stockholders may receive a form of consideration different from what they elect.

While each MFB stockholder may elect to receive all MutualFirst common stock, all cash or a combination of stock and cash in the merger, the percentages of the shares of MFB common stock outstanding immediately prior to the merger that will be converted into the stock consideration and the cash consideration are fixed at 80% and 20%, respectively. As a result, if either a stock election or a cash election proves to be more popular among MFB stockholders and you choose the form of election that is more popular, you might receive a portion of your consideration in the form you did not elect.  If you receive less MutualFirst common stock than you elected, you will likely recognize more gain for federal income tax purposes than you would have recognized had you received more MutualFirst common stock.  You will not know which form of merger consideration you will receive for all of your MFB shares until after we complete the merger.

MutualFirst may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, MutualFirst’s ability to realize anticipated cost savings and to combine the businesses of MutualFirst and MFB in a manner that does not materially disrupt the existing customer relationships of our companies or result in decreased revenues from our customers. If MutualFirst is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

MutualFirst and MFB have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of MutualFirst and MFB during the transition period and on the combined company following completion of the merger.

The market price of MutualFirst common stock after the merger may be affected by factors different from those affecting the shares of MutualFirst or MFB currently.

The businesses of MutualFirst and MFB differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of MutualFirst or MFB. For a discussion of the businesses of MutualFirst and MFB and of certain factors to consider in connection with those businesses, see the MutualFirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, attached to this document as Appendix D, and MFB’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, attached to this document as Appendices E and F, respectively.

The fairness opinions obtained by MutualFirst and MFB from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the merger.

MutualFirst and MFB have not obtained updated opinions as of the date of this document from Sandler O’Neill, MutualFirst’s financial advisor, or Stifel Nicolaus, MFB’s financial advisor. Changes in the operations and prospects of MutualFirst or MFB, general market and economic conditions and other factors which may be beyond the control of MutualFirst and MFB, and on which the fairness opinions were based, may alter the value of MutualFirst or MFB or the prices of shares of MutualFirst common stock or MFB common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Because MutualFirst and MFB currently do not anticipate asking their respective financial advisors to update their opinions, the January 7, 2008 opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed, but only as of January 7, 2008.  For a description of the opinions that MutualFirst and MFB received from their respective financial advisors, please refer to “The Merger—Opinion of Sandler O’Neill & Partners, L.P. –Financial Advisor to MutualFirst” and “The Merger—Opinion of Stifel, Nicolaus & Company Incorporated –Financial Advisor to MFB.” For a description of the other factors considered by the boards of directors of MutualFirst and MFB in determining to approve the merger, please refer to “The Merger—MutualFirst’s Reasons for the Merger; Recommendation of MutualFirst’s Board of Directors” and “The Merger—MFB’s Reasons for the Merger; Recommendation of MFB’s Board of Directors.”

The merger agreement limits MFB’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit MFB’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of MFB. Although MFB’s board of directors is permitted to take certain actions in connection with the receipt of an unsolicited competing acquisition proposal if it determines in good faith that failure to do so would likely violate its fiduciary duties, taking such actions or similar actions (including withdrawing or modifying in a way adverse to MutualFirst its recommendation to MFB stockholders that they vote in favor of approval of the merger agreement) would entitle MutualFirst to terminate the merger agreement and receive a termination fee of $1.7 million. See “The Merger Agreement—Third Party Proposals” and “—Termination of the Merger Agreement.”  These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of MFB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire MFB than it might otherwise have proposed to pay.

If you are an MFB stockholder and you surrender shares of MFB common stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

If you are a stockholder of record of MFB and want to make a valid stock or cash election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery) with a properly completed and signed election form to the exchange agent.  You will not be able to sell any shares of MFB common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in MFB common stock for any reason until you receive MutualFirst common stock and/or cash in the merger. In the time between the election deadline and the closing of the merger, the trading price of MFB or MutualFirst common stock may decrease, and you might otherwise want to sell your shares of MFB common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

MFB executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of MutualFirst and MFB stockholders.

Executive officers of MFB negotiated the terms of the merger agreement with MutualFirst, and MFB’s board of directors unanimously approved and recommended that MFB stockholders vote to approve the merger agreement. In considering these facts and the other information contained in this document, you should be aware that certain MFB executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of MFB’s stockholders generally. Please see “The Merger—Interests of MFB Executive Officers and Directors in the Merger” for information about these financial interests.

The merger is subject to the receipt of approvals from the Office of Thrift Supervision, which could impose conditions that may have an adverse effect on MutualFirst.

Before the merger may be completed, certain approvals must be obtained from the Office of Thrift Supervision.  The Office of Thrift Supervision may impose conditions on the completion of the merger or require changes to the terms of the merger. While MutualFirst and MFB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of MutualFirst following the merger, any of which might have a material adverse effect on MutualFirst following the merger.  MutualFirst is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would reasonably be expected to have a material adverse effect on the combined company or materially impair the value of MFB to MutualFirst.

FORWARD-LOOKING STATEMENTS

This document, including the appendices to this document, contains a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of MutualFirst, MFB and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  Statements about the expected timing, completion and effects of the proposed merger and all other statements in this document other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties. The ability of either MutualFirst or MFB to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the Annual Reports on Form 10-K of MutualFirst and MFB that are attached to this document as Appendices D and E, respectively, as well as the following:

•
expected cost savings, synergies and other financial benefits from the merger might not be realized within the anticipated time frames and costs or difficulties relating to integration matters might be greater than expected;

•	the requisite stockholder and regulatory approvals for the merger might not be obtained;

•	the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	competitive pressures among depository institutions;

•	interest rate movements and their impact on customer behavior and net interest margin;

•	the impact of repricing and competitors’ pricing initiatives on loan and deposit products;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place;

•	the ability to access cost-effective funding;

•	changes in financial markets; changes in economic conditions in general and in the state of Indiana in particular;

•	the costs, effects and outcomes of litigation;

•	new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities;

•	changes in accounting principles, policies or guidelines; and

•	future acquisitions by MutualFirst of other depository institutions or lines of business.

       Because these forward-looking statements are subject to assumptions and uncertainties, MutualFirst’s and MFB’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to MutualFirst or MFB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. MutualFirst and MFB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Selected Historical Financial Data of MutualFirst and MFB

The following tables set forth selected historical financial and other data of MutualFirst and MFB for the periods and at the dates indicated. The MutualFirst information at December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of MutualFirst contained in its Annual Report on Form 10-K for the year ended December 31, 2007, which is attached to this document as Appendix D.  The MutualFirst information at December 31, 2005, 2004 and 2003 and for the years ended December 31, 2004 and 2003 is derived in part from audited consolidated financial statements of MutualFirst that do not appear in this document.  The MFB information at September 30, 2007 and 2006 and for the fiscal years ended September 30, 2007, 2006 and 2005 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of MFB contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which is attached to this document as Appendix E.  The MFB information at and for the three months ended December 31, 2007 and 2006 is derived in part from and should be read together with MFB’s unaudited financial statements and notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which is attached to this document as Appendix F.  The MFB information at September 30, 2005, 2004 and 2003 and for the fiscal years ended September 30, 2004 and 2003 is derived in part from audited consolidated financial statements of MFB that do not appear in this document.  In the opinion of management of each of MutualFirst and MFB, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations of the respective companies for the unaudited periods have been made. The selected data presented below are not necessarily indicative of the results that may be expected for future periods.

Selected Historical Financial Data of MutualFirst

	At or For the Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands)

Selected Financial Condition Data

Total assets	$962,517	$960,842	$971,829	$839,387	$823,791
Cash and cash equivalents	23,648	24,915	22,365	19,743	23,068
Loans, net	802,436	805,625	822,547	713,022	703,981
Investment Securities:
Available-for -sale, at fair value	43,592	41,070	39,788	39,409	33,472
Total deposits	666,407	703,359	684,554	600,407	579,362
Total borrowings	196,638	158,852	187,791	141,572	137,103
Total stockholders’ equity	87,014	87,264	88,794	87,860	97,520

Selected Operations Data

Total interest income	$56,374	$56,119	$48,478	$44,400	$46,442
Total interest expense	32,227	29,890	21,170	17,476	19,099
Net interest income	24,147	26,229	27,308	26,924	27,343
Provision for loan losses	2,240	2,068	1,775	1,557	1,450
Net interest income after provision for loan losses	21,907	24,161	25,533	25,367	25,893
Service fee income	4,831	4,370	4,026	3,193	2,927
Gain(loss) on sale of loans and
investment securities	391	(669)	228	727	1,364
Other non-interest income	2,549	2,941	2,478	2,304	1,684
Total non-interest income	7,771	6,642	6,732	6,224	5,975
Salaries and employee benefits	14,759	14,617	13,792	16,167	13,097
Other expenses	10,397	10,402	9,620	8,149	7,369
Total non-interest expense	25,156	25,019	23,412	24,316	20,466
Income before taxes	4,522	5,784	8,853	7,275	11,402
Income tax expense	296	1,028	2,401	1,753	3,340
Net income	$4,226	$4,756	$6,452	$5,522	$8,062

Selected Historical Financial Data of MutualFirst (continued)

	At or For the Year Ended December 31,
	2007	2006	2005	2004	2003
Selected Financial Ratios and Other Financial Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.44%	0.49%	0.73%	0.67%	1.01%
Return on average tangible equity (ratio of net income to average tangible equity)	5.86	6.43	7.79	5.90	8.43
Interest rate spread information:
Average during the period	2.50	2.70	3.13	3.46	3.56
Net interest margin(1)	2.79	2.96	3.37	3.57	3.73
Ratio of operating expense to average total assets	2.64	2.57	2.89	2.94	2.56
Ratio of average interest-earning assets to average interest- bearing liabilities	107.92	107.65	109.30	106.06	106.53
Efficiency ratio(2)	78.81	76.11	68.78	73.26	61.43

Asset Quality Ratios:(3)
Non-performing assets to total assets	1.35	0.86	1.03	0.65	0.57
Non-performing loans to total loans	1.29	0.70	0.90	0.57	0.46
Allowance for loan losses to non-performing loans	79.72	143.59	108.04	167.32	208.26
Allowance for loan losses to loans receivable, net	1.03	1.00	0.98	0.95	0.95

Capital Ratios:
Equity to total assets(3)	9.04	9.08	9.14	10.47	11.87
Average equity to average assets	9.16	9.08	9.90	11.50	11.97

Share and Per Share Data:
Average common shares outstanding:
Basic	4,103,940	4,196,059	4,328,965	4,625,437	4,904,007
Diluted	4,151,173	4,274,039	4,439,686	4,772,036	5,084,514
Per share:
Basic earnings	$1.03	$1.13	$1.49	$1.19	$1.64
Diluted earnings	$1.02	$1.11	$1.45	$1.16	$1.59
Dividends	$0.60	$0.58	$0.53	$0.47	$0.42

Dividend payout ratio(4)	58.25%	52.25%	36.55%	40.52%	26.42%

Other Data:
Number of full-service offices	21	21	20	18	17
____________________
(1)           Net interest income divided by average interest earning assets.
(2)           Total non-interest expense divided by net interest income plus total non-interest income.
(3)           At the end of the period.
(4)           Dividends per share divided by diluted earnings per share.

Selected Historical Financial Data of MFB

	At or for the three months ended December 31,	At or for the fiscal year ended September 30,
	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except for supplemental data)
Summary of Financial Condition:

Total assets	$513,792	$510,448	$496,072	$554,877	$541,222	$428,624
Loans receivable	404,886	407,756	379,222	390,695	399,925	318,155
Allowance for loan losses	4,919	5,298	7,230	6,388	6,074	5,198
Loans held for sale, net	-	612	-	407	1,034	6,626
Cash and cash equivalents	31,427	23,470	16,289	54,209	28,595	40,357
Securities available for sale, including FHLB stock	38,905	41,126	66,545	72,563	74,820	46,499
Goodwill and other intangible assets	3,793	3,892	3,669	4,557	5,056	-
Deposits	336,131	333,803	346,243	374,364	357,893	292,106
FHLB advances	127,052	124,258	97,053	125,854	133,443	98,790
Stockholders' equity	41,479	41,057	38,939	38,673	35,906	34,251

Summary of Operating Results:

Interest income	$7,386	$29,299	$28,607	$27,947	$22,792	$23,326
Interest expense	4,188	15,930	15,145	13,277	11,089	12,244
Net interest income	3,198	13,369	13,462	14,670	11,703	11,082
Provision for loan losses	(94)	(1,257)	1,032	723	800	1,110
Net interest income after provision for loan losses	3,292	14,626	12,430	13,947	10,903	9,972
Noninterest income	1,364	5,863	6,273	4,989	5,680	4,981
Noninterest expense	4,298	16,278	16,327	15,829	14,558	11,882
Income before income taxes	358	4,211	2,376	3,107	2,025	3,071
Income tax expense	16	979	210	611	235	671
Net income	$342	$3,232	$2,166	$2,496	$1,790	$2,400

Supplemental Data:

Basic earnings per common share	$0.26	$2.45	$1.61	$1.85	$1.36	$1.87
Diluted earnings per common share	0.26	2.37	1.56	1.81	1.30	1.80
Dividends declared per common share	0.190	0.660	0.530	0.495	0.470	0.435
Book value per common share	31.10	31.25	29.48	28.52	27.02	26.60
Return on average assets(1)	0.27%	0.64%	0.42%	0.47%	0.40%	0.56%
Return on average equity(2)	3.34	8.08	5.69	6.82	5.05	7.14
Interest rate spread(3)	2.43	2.63	2.51	2.79	2.53	2.41
Net yield on average interest-earning assets(4)	2.78	2.94	2.79	2.97	2.81	2.73
Dividend payout ratio(5)	73.08	26.94	32.92	26.73	34.56	23.26
Equity to total assets	8.07	8.04	7.85	6.97	6.63	7.99
Non-performing assets to total loans	1.35	1.28	2.18	0.80	1.07	1.43
Allowance for loan losses to total loans	1.21	1.30	1.91	1.63	1.52	1.63
Number of full-service offices	12	12	12	11	12	7
_______________________________
(1)	Ratio of net income to average total assets.
(2)	Ratio of net income to average stockholders’ equity.
(3)	Difference between average yield on interest earning assets and average cost of interest bearing liabilities.
(4)	Net interest income divided by average interest earning assets.
(5)	Dividends per share divided by [diluted] earnings per share.

Selected Consolidated Pro Forma Financial Data of MutualFirst and MFB

The following table shows selected unaudited consolidated pro forma financial data reflecting the merger of MFB with MutualFirst, assuming the companies had been combined at the dates and for the periods shown.  The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date.  These adjustments are described in the notes to the unaudited pro forma condensed combined financial statements contained elsewhere in this document under the heading “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 87 .  The pro forma financial information in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had MutualFirst and MFB been combined as of the dates and for the periods shown.

At or for the Twelve Months Ended December 31, 2007 (in thousands)
Statement of Income Data:
Interest income	$85,274
Interest expense	47,256
Net interest income	38,018
Provision for loan losses	2,017
Net interest income after provision for loan losses	36,001
Other income	13,376
Other expense	42,406
Income before income taxes	6,971
Applicable income taxes	670
Net income	$6,301

Balance Sheet Data:
Total assets	$1,486,125
Investment securities	76,318
Loans, net	1,207,077
Total deposits	1,003,513
Total borrowings	341,066
Total stockholders' equity	125,535

Comparative Unaudited Pro Forma Per Share Data

The table below sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of MutualFirst and MFB on a historical basis, for MutualFirst on a pro forma combined basis and on a pro forma combined basis per MFB equivalent shares. The Combined Pro Forma Amounts for MutualFirst data reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date.  These adjustments are described in the notes to the unaudited pro forma condensed combined financial statements contained elsewhere in this document under the heading “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 87 . The Pro Forma MFB Equivalent Shares data shows the effect of the merger from the perspective of an owner of MFB common stock. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had MutualFirst and MFB been combined as of the dates and for the periods shown.

	MutualFirst Historical	MFB Historical	Combined Pro Forma Amounts for MutualFirst	Pro Forma MFB Equivalent Shares(2)

Book value per share at December 31, 2007	$20.59	$31.10	$17.96	$46.52

Cash dividends paid per common share for the three months ended December 31, 2007	0.15	0.19	0.15	0.39
Cash dividends paid per common share for the year ended December 31, 2007/September 30, 2007(1)	0.60	0.66	0.60	1.55

Basic earnings per share for the three months ended December 31, 2007	0.22	0.26	0.17	0.44
Basic earnings per share for the year ended December 31, 2007/September 30, 2007(1)	1.03	2.45	0.92	2.38

Diluted earnings per share for the three months ended December 31, 2007	0.22	0.26	0.17	0.44
Diluted earnings per share for the year ended December 31, 2007/September 30, 2007(1)	1.02	2.37	0.91	2.36
_________________________________
(1) Amounts presented for MutualFirst are for its fiscal year ended December 31, 2007, while MFB amounts are for its fiscal year ended September 30, 2007.
(2)   Calculated by multiplying the Combined Pro Forma Amounts for MutualFirst by 2.59, which is the number of shares of MutualFirst common stock that MFB stockholders who receive the stock consideration in the merger would receive for each share of MFB common stock, assuming no proration.

RECENT DEVELOPMENTS

MutualFirst

The selected financial condition data and operations data of MutualFirst presented as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 are unaudited.  In the opinion of MutualFirst management, all adjustments, consistent with normal recurring adjustments, necessary for a fair presentation of the results of operations of MutualFirst for the unaudited periods presented have been made. The selected data presented below are not necessarily indicative of the results that may be expected for future periods.

	At March 31, 2008	At December 31, 2007
	(In thousands)
Financial Condition Data:
Total assets	$960,126	$962,517
Investment securities available for sale, at fair value	44,581	43,692
Loans, net	791,972	802,436
Total deposits	678,097	666,407
Total borrowings	182,166	196,638
Total stockholders' equity	86,755	87,014

	For the three months ended March 31, 2008	For the three months ended March 31, 2007
	(In thousands)
Operations Data:
Interest income	$13,757	$13,809
Interest expense	7,397	7,814
Net interest income	6,360	5,995
Provision for loan losses	612	332
Net interest income after provision for loan losses	5,748	5,663
Non-interest income	2,120	1,733
Non-interest expense	6,502	6,219
Income before income taxes	1,366	1,177
Income tax expense	151	133
Net income	1,215	1,044

MutualFirst’s net income for the three months ended March 31, 2008 was $1.2 million, or $0.30 per basic and diluted share, compared with net income of $1.0 million, or $0.25 per basic and diluted share, for the same period in 2007.  This increase was primarily due to an expanding net interest margin and an increase in non-interest income, including a mandatory redemption of Visa stock, as discussed below.

Net interest income before provision for loan losses increased $365,000, from $6.0 million for the three months ended March 31, 2007 to $6.4 million for the three months ended March 31, 2008. The primary reason for the increase was a 15 basis point increase in the net interest margin to 2.94% compared with 2.79% for the first quarter of 2007, reflecting MutualFirst’s liability sensitive nature, as short-term interest rates declined and average interest-earning assets increased $5.6 million, or 0.7%. Compared with the three months ended December 31, 2007, net interest margin increased, from 2.84% for that period.

The provision for loan losses for the three months ended March 31, 2008 was $612,000, increased from $332,000 for the 2007 period. This increase was due to increased net charge offs and increased delinquencies over the comparable period in 2007.  Compared with the three months ended December 31, 2007, the provision for loan losses decreased $231,000, primarily due to lower charge offs in the first quarter of 2008 compared with the fourth quarter of 2007.  Non-performing loans to total loans at March 31, 2008 were 1.44% compared to 1.29% at December 31, 2007. This increase in non-performing loans was primarily due an increased level of residential property and consumer related loans. Non-performing assets to total assets were 1.47% at March 31, 2008 compared to 1.35% at December 31, 2007.

Non-interest income increased $387,000, or 22.3%, to $2.1 million for the three months ended March 31, 2008 compared to $1.7 million for the same period in 2007. The increase was primarily due to increases in service fees on transaction accounts of $95,000, or 8.9%, increases in gains on sales and servicing of loans sold of $119,000, or 130.8%, increases in commission income of $95,000, or 48.2%, and increases in other income of $136,000 due primarily to the mandatory redemption of Visa stock of $137,000. These increases were partially offset by a decrease in cash surrender value of life insurance of $61,000, or 18.1%, primarily due to lower market rates.

Non-interest expense increased to $6.5 million for the three months ended March 31, 2008 compared to $6.2 million for the same period in 2007. Increases in the 2008 period non-interest expense compared to the same period in 2007 include increases in salaries and employee benefits of $179,000, primarily due to a new branch opening and annual salary adjustments, increases in occupancy expense of $90,000, primarily due to a new branch in Elkhart County, Indiana, increases in professional fees of $30,000, primarily due to the MFB merger, and increases in marketing expense of $21,000. These increases were partially offset by decreased other expenses of $48,000.

Consolidated assets totaled $960.1 million at March 31, 2008, a decrease of $2.4 million, or 0.2%, from December 31, 2007.  Gross loans, excluding loans held for sale, decreased $9.0 million, or 1.0%, from December 31, 2007 to March 31, 2008.  During this period, consumer loans decreased $5.2 million, or 2.3%, and commercial loans increased $4.9 million, or 3.5%, while residential mortgage loans held in the portfolio decreased $8.7 million, or 2.0%. Residential mortgage loans held for sale increased $574,000 and mortgage loans sold during the 2008 period totaled $14.0 million compared to $5.0 million sold in the same period of 2007. First quarter seasonality on consumer loans and mortgage loan sales are the primary reasons for the decreased loan balances. Investment securities available for sale increased $889,000, or 2.0%, from December 31, 2007.

The allowance for loan losses was $8.4 million at March 31, 2008, an increase of $88,000 from December 31, 2007. Net charge offs for the three months ended March 31, 2008 were $524,000, or 0.26% of average loans on an annualized basis, compared to $269,000, or 0.13% of average loans on an annualized basis for the same period in 2007. This increase was primarily due to a $200,000 commercial business loan recovery in the first quarter of 2007.  Compared with the three months ended December 31, 2007, net charge offs decreased, from 0.33% of average loans on an annualized basis for that period. The allowance for loan losses as a percentage of non-performing loans and total loans was 73.14% and 1.05%, respectively at March 31, 2008, compared to 79.72% and 1.03%, respectively at December 31, 2007.

Total deposits were $678.1 million at March 31, 2008, an increase of $11.7 million, or 1.8%, from December 31, 2007.  This increase was due primarily to increases in core demand, money market and savings deposits of $11.2 million. Total borrowings decreased $14.5 million, or 7.3%, to $182.2 million at March 31, 2008, from $196.6 million at December 31, 2007, primarily due to the repayment of several maturing and variable rate Federal Home Loan Bank advances.

MFB

The selected financial condition data and operations data of MFB presented as of March 31, 2008 and for the three and six months ended March 31, 2008 and 2007 are unaudited.  In the opinion of  MFB management, all adjustments, consistent with normal recurring adjustments, necessary for a fair presentation of the results of operations of MFB for the unaudited periods presented have been made. The selected data presented below are not necessarily indicative of the results that may be expected for future periods.

	At March 31, 2008	At September 30, 2007
	(In thousands)
Financial Condition Data:
Total assets	$500,811	$510,448
Securities available for sale	29,412	33,409
Loans, net	390,734	402,458
Total deposits	335,982	333,803
Total FHLB advances	111,809	124,258
Subordinated debentures	5,000	5,000
Total stockholders' equity	43,033	41,057

	For the three months ended March 31, 2008	For the three months ended March 31, 2007	For the six months ended March 31, 2008	For the six months ended March 31, 2007
	(In thousands)
Operations Data:
Interest income	$7,088	$7,337	$14,475	$14,449
Interest expense	3,928	3,988	8,116	8,040
Net interest income	3,160	3,349	6,359	6,409
Provision for loan losses	64	(228)	(30)	(1,356)
Net interest income after provision for loan losses	3,096	3,577	6,389	7,765
Non-interest income	888	1,424	2,252	3,045
Non-interest expense	4,208	3,985	8,506	8,201
Income (loss) before income taxes	(224)	1,016	135	2,609
Income tax expense (benefit)	(271)	235	(254)	677
Net income	47	781	389	1,932

MFB’s net interest income before provision for loan losses for the three month period ended March 31, 2008 was $3.2 million compared to $3.3 million for the same period last year.  For the six month periods ended March 31, 2008 and 2007, net interest income remained constant at $6.4 million.  Interest expense on deposits decreased to $2.4 million for the quarter ended March 31, 2008 compared to $2.6 million for the same quarter in 2007, and decreased to $5.0 million from $5.1 million for the comparable six month periods.  Interest income decreased to $7.1 million for the three months ended March 31, 2008 compared to $7.3 million for the three months ended March 31, 2007, and for the six months ended March 31, 2008 and March 31, 2007 was $14.5 million and $14.4 million, respectively.  Interest expense on FHLB advances and other borrowings increased to $1.5 million for the March 2008 quarter compared to $1.4 million in March 2007, and to $3.1 million from $2.9 million for the respective six month periods.  The increase in the cost of borrowed funds for the six months ended March 31, 2008 compared to the same period last year was primarily the result of an increase in average outstanding FHLB advances of $21.6 million.

The provision for loan losses was $64,000 for the quarter ended March 31, 2008 compared to a negative provision for loan losses of $228,000 for the same quarter in 2007.  For the six month periods ended March 31, 2008 and 2007, the negative provision for loan losses was $30,000 and $1.4 million, respectively.  The negative provision for loan losses during the three and six month periods ended March 31, 2007 was primarily related to the repayment of two commercial loans which previously had a significant allowance for loan losses allocations.  The percentage of non-performing assets to total loans at March 31, 2008 was 2.66%, an increase from 1.29% at September 30, 2007.

Non-interest income was $888,000 for the quarter ended March 31, 2008 and $1.4 million for the quarter ended March 31, 2007. For the six month periods ended March 31, 2008 and 2007, non-interest income was $2.3 million and $3.0 million, respectively. This decrease was primarily due to other-than-temporary impairment charges of preferred stocks of Fannie Mae and Freddie Mac of approximately $1.0 million, and impairment charges of $295,000 related to mortgage servicing rights assets. Core non-interest income derived from the collection of deposit fees and trust and brokerage fees for the six month period ended March 31, 2008 was $2.6 million compared to $2.0 million for the same period one year ago.  This increase is primarily due to an increase in trust and investment fees generated by the acquisition of the book of business from Community Trust and Investment Company, Inc. in September 2007.

Non-interest expense was $4.2 million for the quarter ended March, 31, 2008, an increase from $4.0 million for the same period last year.  For the six month period ended March 31, 2008 noninterest expense increased to $8.5 million from $8.2 million at March 31, 2007.  The increase was primarily due to acquisition expenses incurred of approximately $218,000 and in increase in salaries and benefits of $487,000.  The increase was offset slightly by a decrease in marketing and business development of $157,000.

MFB’s total assets were $500.8 million as of March 31, 2008 compared to $510.4 million as of September 30, 2007. Included in MFB’s total assets as of March 31, 2008, is a deferred expense asset in the amount of $733,000 relating to a termination payment in connection with the termination as of the date of the merger of MFB’s core data processing contract. Cash and cash equivalents increased from $23.5 million at September 30, 2007 to $28.5 million at March 31, 2008.

Loans receivable decreased from $407.8 million at September 30, 2007 to $395.6 million at March 31, 2008.  Mortgage loans decreased from $201.2 million at September 30, 2007 to $190.0 million at March 31, 2008.  Commercial loans outstanding decreased from $153.9 million at September 30, 2007 to $153.6 million at March 31, 2008.  Consumer loans, including home equity and second mortgages, decreased by $488,000 during the six month period ending March 31, 2008.

During the quarter ended March 31, 2008, MFB completed secondary market mortgage loan sales totaling $7.3 million and the net gains realized on these loan sales were $137,000, including $81,000 related to recording mortgage servicing rights.  During the quarter ended September 30, 2007, MFB completed secondary market mortgage loan sales totaling $3.8 million and the net gains realized on these loan sales were $66,000, including $47,000 related to recording mortgage servicing rights.

The balance of allowance for loan losses at March 31, 2008 was $4.9 million, or 1.24% of loans, compared to $5.3 million, or 1.30% of loans, at September 30, 2007. The change is due primarily to the negative provision for loan losses and the amount of net charge-offs for the six months ended March 31, 2008. For the fiscal second quarter ended March 31, 2008, net charge-offs were $90,000 compared to $40,000 net charge-offs for the quarter ended September 30, 2007.

Total liabilities decreased by $11.6 million from $469.4 million at September 30, 2007 to $457.8 million at March 31, 2008. MFB Financial’s noninterest-bearing demand deposits decreased $9.8 million, while savings and NOW deposits increased by $6.6 million and time deposits increased by $5.3 million.  FHLB advances decreased to $111.8 million at March 31, 2008, from $124.3 million at September 30, 2007.

Total shareholders' equity increased by $1.9 million to $43.0 million at March 31, 2008 compared to $41.1 million at September 30, 2007.  The book value of MFB stock decreased from $31.25 at September 30, 2007 to $31.00 at March 31, 2008.

The Indiana Department of Revenue (“DOR”) recently completed a tax audit of MFB with respect to Indiana sales, use, payroll, and franchise taxes for MFB’s three tax years ending September 30, 2004, 2005 and 2006.  The audit commenced in September 2007.  The auditor has indicated that MFB Investments I, Inc., MFB Investments II, Inc., and MFB Investments, LP, three of MFB Financial’s subsidiaries, are part of a unitary group and should be included in MFB’s combined tax return.  The earnings of these entities had been excluded from MFB’s Indiana tax return on the basis that they are domiciled in Nevada and not transacting business within Indiana.  If the DOR ultimately prevails in its position, the net taxes due (after considering the state tax deduction for federal income tax purposes) for fiscal 2004 would be $0, for fiscal 2005 would be $182,140 and for fiscal 2006 would be $140,388.  MFB disagrees with the DOR position with respect to this matter.  MFB also believes that the tax auditor’s position in this matter, because it is based on facts relating only to fiscal 2004 and 2005, has improperly been applied by him to MFB’s 2006 tax year.

MFB has submitted a response to the tax auditor explaining the basis for its disagreement with his position.  If the auditor continues to assert his position, and that position is reflected in the final tax audit report, MFB intends to appeal the decision.  There can be no guarantee that MFB would prevail in such event.

THE ANNUAL MEETING OF MUTUALFIRST STOCKHOLDERS

General

This document is being furnished to MutualFirst stockholders in connection with the solicitation of proxies by the MutualFirst board of directors to be used at the annual meeting of MutualFirst stockholders to be held on June 11, 2008 at 3:00 p.m., local time, at MutualFirst’s main office, located at 110 E. Charles Street, Muncie, Indiana 47305-2400, and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to MutualFirst stockholders on or about May 1 , 2008.

Record Date and Voting

The MutualFirst board of directors has fixed the close of business on April 17, 2008 as the record date for determining the holders of shares of MutualFirst common stock entitled to receive notice of and to vote at the MutualFirst annual meeting. Only holders of record of shares of MutualFirst common stock as of the close of business on that date will be entitled to vote at the MutualFirst annual meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were  4,179,879 shares of MutualFirst common stock outstanding, held by approximately  1,189 holders of record.

Each holder of shares of MutualFirst common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter presented at the MutualFirst annual meeting and at any adjournment or postponement of that meeting, provided, however, that pursuant to Section D of Article 6 of MutualFirst’s charter, no stockholder who beneficially owns more than ten percent of the shares of MutualFirst common stock outstanding as of the record date may vote shares in excess of this limit. In order for MutualFirst to satisfy its quorum requirements, the holders of at least one-third of the total number of outstanding shares of MutualFirst common stock entitled to vote at the MutualFirst annual meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the MutualFirst annual meeting (and not revoked as described below).  Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

If your proxy card is properly executed and received by MutualFirst in time to be voted at the MutualFirst annual meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide MutualFirst with any instructions, your shares will be voted “FOR” the approval of the issuance of MutualFirst shares in the merger, “FOR” the election of the directors of MutualFirst named under “Other Matters to Be Considered at MutualFirst’s Annual Meeting,” “FOR” the approval of the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan, “FOR” the ratification of the appointment of BKD,LLP as MutualFirst’s independent registered public accounting firm for the year ending December 31, 2008 and “FOR” any proposal of the MutualFirst board of directors to adjourn or postpone the MutualFirst annual meeting.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares on the proposal to approve the issuance of MutualFirst shares in the merger, which will have no effect on that proposal.

Vote Required

At the MutualFirst annual meeting, MutualFirst stockholders will be asked to vote on the following matters:

•	the proposal to approve the issuance of the MutualFirst shares in the merger, which requires the affirmative vote of a majority of the votes cast on the matter;

•	the election of three directors of MutualFirst, as described under “Other Matters to Be Considered at the MutualFirst Annual Meeting,” which will be determined by a plurality of the votes cast;

•	the approval of the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan, which requires the affirmative vote of a majority of the votes cast on the matter;

•
the ratification of the appointment of BKD, LLP as MutualFirst’s independent registered public accounting firm for the year ending December 31, 2008, which requires the affirmative vote of a majority of the votes cast on the matter; and

•
any proposal of the MutualFirst board of directors to adjourn or postpone the annual meeting, if necessary, which requires the affirmative vote of a majority of the votes cast on the matter, whether or not a quorum is present.

As noted above, approval of the issuance of the MutualFirst shares in the merger requires the affirmative vote of a majority of the votes cast on the matter.  Shares of MutualFirst common stock as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of MutualFirst stockholders for the issuance of MutualFirst shares in the merger is based upon the number of shares that are actually voted and not the total number of outstanding shares of MutualFirst common stock. Accordingly, the failure to submit a proxy card or to vote in person at the MutualFirst annual meeting or the abstention from voting by MutualFirst stockholders, or the failure of any MutualFirst stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have no effect with respect to the approval of the issuance of MutualFirst shares in the merger.

As of the record date:

•
MutualFirst directors and executive officers and their affiliates owned and were entitled to vote approximately  488,060 shares of MutualFirst common stock, representing approximately 11.7 % of the outstanding shares of MutualFirst common stock; and

•
MFB directors and executive officers and their affiliates owned and were entitled to vote less than 1.0% of the outstanding shares of MutualFirst common stock. MFB owns no shares of MutualFirst common stock.

Each of the directors of MutualFirst has entered into a voting agreement with MFB under which he or she has agreed to vote all of the shares over which he or she has voting power for approval of the issuance of MutualFirst shares in the merger.

Revocability of Proxies

The presence of a MutualFirst stockholder at the MutualFirst annual meeting will not automatically revoke that MutualFirst stockholder’s proxy. However, a MutualFirst stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to the MutualFirst corporate secretary that is received prior to the meeting;

•	submitting another proxy by mail that is dated later than the original proxy and that is received prior to the meeting; or

•
attending the MutualFirst annual meeting and voting in person if the stockholder’s shares of MutualFirst common stock are registered in the stockholder’s name rather than in the name of a broker, bank or other nominee.

If your shares of MutualFirst common stock are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, many stockholders who hold their shares of MutualFirst common stock through a broker or bank will have the option to submit their voting instruction cards electronically through the Internet or by telephone. If you hold your shares through a broker, bank or other holder of record, you should check your voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

ESOP Participants

If you participate in the Mutual Federal Savings Bank employee stock ownership plan, you will receive a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the employee stock ownership plan, all shares held in the employee stock ownership plan are voted by the employee stock ownership plan trustee, but each participant in the employee stock ownership plan may direct the trustee how to vote the shares of MutualFirst common stock allocated to his or her employee stock ownership plan account. Unallocated shares of MutualFirst common stock held by the employee stock ownership plan will be voted by the trustee in the same proportion as the plan participants who directed the trustee as to the manner of voting the shares allocated to their participant accounts. Allocated shares for which no timely voting instructions are received by the trustee will be voted by the trustee in its discretion. The deadline for returning your voting instructions to the trustee is June 4 , 2008.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of MutualFirst may solicit proxies for the MutualFirst annual meeting from MutualFirst stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. MutualFirst also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to those beneficial owners and will reimburse the record owners for their expenses in taking these actions.   In addition, MutualFirst has made arrangements with Regan & Associates, Inc. to assist in soliciting proxies for the MutualFirst annual meeting and has agreed to pay them $18,000, including out-of-pocket expenses, for these services.  MutualFirst also has engaged  Regan & Associates, Inc. to serve as distribution and information agent for the MFB stockholder election process, for which Regan & Associates, Inc. will be paid a fee of $2,000, including out-of-pocket expenses.

MutualFirst and MFB will share equally the expenses incurred in connection with the printing and mailing of this document.

Stock Ownership

The following table sets forth information as of April 17 , 2008 regarding the share ownership of (i) those persons or entities known by MutualFirst to beneficially own more than five percent of the outstanding shares of its common stock; (ii) each director and director nominee of MutualFirst; (iii) each named executive officer of MutualFirst; and (iv) all current directors and executive officers of MutualFirst as a group.  The address of each of the beneficial owners, except where otherwise indicated, is: c/o MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana 47305-2400.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after April 17 , 2008, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Beneficial Ownership	Percent of Common Stock Outstanding
Greater than 5% Stockholders
Mutual Federal Savings Bank Employee Stock Ownership Plan 110 E. Charles Street, Muncie, Indiana 47305-2400	429,763(1)	10.3%
Private Capital Management, L.P. 8889 Pelican Bay Boulevard, Naples, Florida 34108	377,675(2)	9.0%
The Mutual Savings Bank Charitable Foundation, Inc. 110 E. Charles Street, Muncie, Indiana 47305-2400	223,831(3)	5.4%
Directors and Executive Officers(4)
Wilbur R. Davis, Director and Chairman of the Board	69,500(5)	1.7%
David W. Heeter, Director, President and Chief Executive Officer	94,403(6)	2.2%
Patrick C. Botts, Director and Executive Vice President	61,683(7)	1.5%
R. Donn Roberts, Director	176,738(8)	4.2%
Linn A. Crull, Director	67,500(9)	1.6%
Edward J. Dobrow, Director	69,500(10)	1.7%
William V. Hughes, Director	42,000(11)	1.0%
Jon R. Marler, Director	19,136(12)	*
Jerry D. McVicker, Director	26,394(13)	*
James D. Rosema, Director	70,000 (14)	1.7%
Steven R. Campbell, Senior Vice President of the Corporate Products and Services Division	19,322(15)	*
Timothy J. McArdle, Senior Vice President, Treasurer	53,430(16)	1.3%
Stephen C. Selby, Senior Vice President of the Operations Division	37,570(17)	*
All executive officers and directors as a group (14 persons)	811,662 (18)	18.0%
__________________
*     Less than 1% of outstanding shares.
(1)
Represents shares held by the Mutual Federal Savings Bank Employee Stock Ownership Plan (“ESOP”), 190,705 of which were allocated to accounts of the ESOP participants as of December 31, 2007.  First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to participant accounts.  The ESOP filed a Schedule 13G amendment with the Securities and Exchange Commission on February 14, 2008.

(2)
As reported by Private Capital Management (“PCM”) in a Schedule 13G amendment filed with the Securities and Exchange Commission on February 14, 2008.  PCM reported sole voting and dispositive powers with respect to 1,000 shares and shared voting and shared powers with respect to 376,675 shares.

(3)
Represents shares held by The Mutual Savings Bank Charitable Foundation, Inc. (“Foundation”), which was established by MutualFirst and Mutual Federal Savings Bank.  The Foundation is an Indiana non-profit corporation and 501(c)(3) tax-exempt organization with no stock or stockholders.  Three of the six directors and all the officers of the Foundation also are directors or officers of MutualFirst or Mutual Federal Savings Bank.  The Foundation has sole dispositive power over these shares.  Pursuant to its charter and applicable federal regulations, these shares are required to be voted in any stockholder vote in the same ratio as the votes cast by all other stockholders of MutualFirst.  The Foundation filed a Schedule 13G with the Securities and Exchange Commission on February 14, 2008.

(4)	Included in the shares beneficially owned by the listed individuals are currently exercisable options to purchase shares of MutualFirst common stock as follows:

Mr. Davis - 20,000	Mr. Selby - 16,000	Mr. Botts - 37,800	Mr. Roberts - 65,200
Mr. Crull - 20,000	Mr. Heeter - 65,000	Mr. Hughes - 20,000	Mr. Marler – 5,000
Mr. McVicker - 5,000	Mr. Dobrow - 20,000	Mr. Rosema - 20,000	Mr. McArdle - 12,690

(5)	Includes 20,000 shares owned by Mr. Davis’ spouse.
(6)	Includes 5,000 shares owned jointly with Mr. Heeter=s spouse and 6,056 shares allocated to Mr. Heeter in the ESOP.

(7)	Includes 7,200 shares owned jointly with Mr. Botts= spouse, 360 shares owned by Mr. Botts= spouse and 5,362 shares allocated to Mr. Botts in the ESOP.
(8)	Includes 50,000 shares owned by Mr. Roberts’ spouse.
(9)	Includes 20,000 shares owned by Mr. Crull’s spouse.
(10)	Includes 40,000 shares owned jointly with Mr. Dobrow=s spouse.
(11)	Includes 15,000 shares owned jointly with Mr. Hughes= spouse and 500 shares owned by Mr. Hughes= spouse.
(12)	Includes 13,636 shares owned jointly with Mr. Marler=s spouse and 500 shares in a UTMA account for Mr. Marler’s son.
(13)	Includes 11,394 shares owned jointly with Mr. McVicker=s spouse and 10,000 shares owned by Mr. McVicker=s spouse.
(14)	Includes 2,500 shares owned by Mr. Rosema's spouse and 20,000 shares owned jointly with Mr. Rosema=s spouse.
(15)	Includes 1,000 shares owned jointly with Mr. Campbell=s spouse and 5,970 shares allocated to Mr. Campbell in the ESOP.
(16)	Includes 20,000 shares owned by Mr. McArdle=s spouse and 6,130 shares allocated to Mr. McArdle in the ESOP.
(17)	Includes 14,000 shares owned jointly with Mr. Selby=s spouse and 5,912 shares allocated to Mr. Selby in the ESOP.
(18)	This amount includes 323,602 shares of common stock subject to currently exercisable stock options held by directors and executive officers. It does not include the shares owned by the Foundation.

THE SPECIAL MEETING OF MFB STOCKHOLDERS

General

This document is being furnished to MFB stockholders in connection with the solicitation of proxies by the MFB board of directors to be used at the special meeting of MFB stockholders to be held on June 11, 2008 at 10:30 a.m., local time, at MFB’s main office, located at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545, and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to MFB stockholders on or about May 1 , 2008.

Record Date and Voting

The MFB board of directors has fixed the close of business on April 22 , 2008 as the record date for determining the holders of shares of MFB common stock entitled to receive notice of and to vote at the MFB special meeting. Only holders of record of shares of MFB common stock as of the close of business on that date will be entitled to vote at the MFB special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were  1,388,381 shares of MFB common stock outstanding, held by approximately  388 holders of record.

Each holder of shares of MFB common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter presented at the MFB special meeting and at any adjournment or postponement of that meeting, provided, however, that pursuant to Section 11.01 of MFB’s articles of incorporation, no stockholder who beneficially owns more than ten percent of the shares of MFB common stock outstanding as of the record date may vote shares in excess of this limit. In order for MFB to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of MFB common stock entitled to vote at the MFB special meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the MFB special meeting (and not revoked as described below).  Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

If your proxy card is properly executed and received by MFB in time to be voted at the MFB special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide MFB with any instructions, your shares will be voted “FOR” the approval of the merger agreement and “FOR” any proposal of the MFB board of directors to adjourn or postpone the MFB special meeting.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the approval of the merger agreement.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MFB common stock. Shares of MFB common stock as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of MFB stockholders on the merger agreement is based upon the number of outstanding shares of MFB common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the MFB special meeting or the abstention from voting by MFB stockholders, or the failure of any MFB stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as an “AGAINST” vote with respect to the approval of the merger agreement.

As of the record date:

•
MFB directors and executive officers and their affiliates owned and were entitled to vote approximately  293,603 shares of MFB common stock, representing approximately 21.1 % of the outstanding shares of MFB common stock; and

•
MutualFirst directors and executive officers and their affiliates owned and were entitled to vote less than 1.0% of the outstanding shares of MFB common stock. MutualFirst owns no shares of MFB common stock.

Each of the directors of MFB has entered into a voting agreement with MutualFirst under which he or she has agreed to vote all of the shares over which he or she has voting power for approval of the merger agreement.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by more votes cast in favor than are cast against the proposal, whether or not a quorum is present.

Revocability of Proxies

The presence of an MFB stockholder at the MFB special meeting will not automatically revoke that MFB stockholder’s proxy. However, an MFB stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to the MFB corporate secretary that is received prior to the meeting;

•	submitting another proxy by mail that is dated later than the original proxy and that is received prior to the meeting; or

•
attending the MFB special meeting and voting in person if the stockholder’s shares of MFB common stock are registered in the stockholder’s name rather than in the name of a broker, bank or other nominee.

If your shares of MFB common stock are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, many stockholders who hold their shares of MFB common stock through a broker or bank will have the option to submit their voting instruction cards electronically through the Internet or by telephone. If you hold your shares through a broker, bank or other holder of record, you should check your voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

401(k) Participants

If you participate in the MFB Financial Employees’ Savings & Profit Sharing Plan and Trust (“401(k) Plan”), you will receive a voting instruction form that reflects all shares you may vote under the 401(k) Plan. Under the terms of the 401(k) Plan, all shares held in the 401(k) Plan will be voted by the plan trustee, but each participant in the 401(k) Plan may direct the trustee how to vote the shares of MFB common stock allocated to his or her 401(k) Plan account.  In the event a participant fails to give timely voting instructions to the trustee with respect to the voting of the shares allocated to his or her account, the trustee will vote these shares “FOR” approval of the merger agreement and “FOR” approval of any proposal of the MFB board of directors to adjourn or postpone the meeting. The deadline for returning your voting instructions to the trustee is June 2 , 2008.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of MFB may solicit proxies for the MFB special meeting from MFB stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. MFB also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to these beneficial owners and will reimburse the record owners for their expenses in taking such actions.

MutualFirst and MFB will share equally the expenses incurred in connection with the printing and mailing of this document.

Stock Ownership

The following table sets forth information as of April 22 , 2008 regarding the share ownership of (i) those persons or entities known by MFB to beneficially own more than five percent of the outstanding shares of its common stock; (ii) each director and director nominee of MFB; (iii) each named executive officer of MFB; and (iv) all current directors and executive officers of MFB as a group.  The address of each of the beneficial owners, except where otherwise indicated, is: c/o MFB Corp., 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after April 22 , 2008, are deemed outstanding.  Such shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Beneficial Ownership	Percent of Common Stock Outstanding

Greater than 5% Stockholders
Charles J. Viater, Director, President and Chief Executive Officer	178,991(1)	12.3%
Jeffrey L. Gendell Tontine Financial Partners, L.P. Tontine Management, L.L.C. 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	101,152(2)	7.3%
Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company as Trustee for MFB Financial 401(k) Plan 1013 Centre Road Wilmington, Delaware 19805	96,903 (3)	7.0%
First Manhattan Co. 437 Madison Avenue New York, New York 10022	68,981(4)	5.0%
Directors and Executive Officers Not Listed Above
Michael J. Marien, Chairman of the Board	43,680(5)	3.1%
Robert C. Beutter, Director	18,426(6)	1.3%
M. Gilbert Eberhart, DDS, Director	46,900(7)	3.4%
Jonathan W. Housand, Jr., Director	8,227(5)	*
Jonathan E. Kintner, Director	32,090(8)	2.3%
Christine A. Lauber, Director	17,200	1.2%
Edward C. Levy, Director	7,400(5)	*
Reginald H. Wagle, Director	35,100(9)	2.5%
Donald R. Kyle, Executive Vice President and Chief Operating Officer	15,834 (10)	1.1%
James P. Coleman III, Executive Vice President	7,302 (11)	*
Terry L. Clark, Executive Vice President and Chief Financial Officer	586 (12)	*
Scott A. Taylor, Vice President and Chief Deposit Officer	967 (13)	*
All executive officers and directors as a group (13 persons)	412,703 (14)	27.4%

__________________
*	Less than 1% of outstanding shares.
(1)	Includes 14,261 whole shares allocated to Mr. Viater under the MFB Financial 401(k) Plan as of April 22 , 2008, and 68,000 shares subject to currently exercisable stock options.
(2)
As reported by Mr. Gendell, Tontine Financial Partners, L.P. (“Tontine Financial”) and Tontine Management, L.L.C. (“Tontine Management”) in a Schedule 13G
amendment filed with the Securities and Exchange Commission on January 25, 2008. Each of Mr. Gendell, Tontine Financial and Tontine Management reporting shared voting and dispositive powers over all shares listed.

(3)
Represents shares held as of  April 22, 2008  by the trustee for the 401(k) Plan, for the benefit of plan participants.  Subject to its fiduciary duties, the trustee follows instructions received by plan participants with respect to the voting and disposition of shares held in the plan.  Shares as to which no participant voting instructions are received are voted in accordance with the instructions provided by MFB, subject to the trustee’s fiduciary duties.  It is expected that MFB will instruct the trustee to vote such shares “FOR” approval of the merger agreement and “FOR” any proposal of the MFB board of directors to adjourn the MFB special meeting.

(4)
As reported by First Manhattan Co. (“First Manhattan”) in a Schedule 13G amendment filed with the Securities and Exchange Commission on February 12, 2008.  First Manhattan reported sole voting and dispositive powers with respect to 67,981 shares and shared voting and dispositive powers with respect to 1,000 shares.

(5)	Includes 5,000 shares subject to currently exercisable stock options.
(6)	Includes 9,600 shares subject to currently exercisable stock options.
(7)	Includes 4,000 shares subject to currently exercisable stock options.
(8)	Includes 12,051 shares held jointly by Dr. Kintner and his spouse.
(9)	Includes 27,200 shares held jointly by Mr. Wagle and his spouse, and 5,000 shares subject to currently exercisable stock options.
(10)
Includes 1,000 shares held jointly by Mr. Kyle and his spouse, 12,500 shares subject to currently exercisable stock options and 2,334 shares allocated to Mr. Kyle under the 401(k) plan as of April 22 , 2008.

(11)	Includes 5,000 shares subject to currently exercisable stock options and 1,822 shares allocated to Mr. Coleman under the 401(k) plan as of April 22 , 2008.
(12)	Includes 100 shares held jointly by Mr. Clark and his spouse and 486 shares allocated to Mr. Clark under the 401(k) plan as of April 22 , 2008.
(13)	Includes 584 shares allocated to Mr. Taylor under the 401(k) plan as of April 22 , 2008.
(14)
Includes  119,100 shares subject to currently exercisable stock options held by all directors and executive officers as a group and  19,487 shares allocated to the executive officers as a group under the 401(k) plan as of April 22 , 2008.

THE MERGER

Background of the Merger

Because of increased competition in the banking and financial services industry, challenging regional and national economic conditions, including conditions in the mortgage and credit markets, and various changes to the banking laws, as well as other factors, acquisition activity among financial institutions located in Indiana and in other states has increased during the last several years. In addition, various developments in the financial services industry have led to increases in the competition for bank services, and recent increases in bank regulatory burdens and enhanced disclosure requirements under the securities laws have resulted in increased costs to many financial institutions. These industry and competitive factors have created an environment in which it is increasingly difficult for financial institutions such as MFB to compete effectively with larger financial institutions.

As a result of the competitive and regulatory factors described above, and other financial, legal, and market considerations, the board of directors and management of MFB have, from time to time, reviewed various strategic options and assessed various opportunities available to MFB, including, among other alternatives, continuing as an independent institution, growing internally and through branch acquisitions, or acquiring, affiliating, or merging with other institutions. Until 2007, MFB’s board of directors had concluded that MFB’s stockholders, customers, and employees were best served by MFB remaining as an independent financial institution.  However, during the past year, with the operating environment becoming increasingly difficult, officers and directors of MFB began to more closely consider potential strategic alternatives involving the merger of MFB with another financial institution.

MutualFirst has faced many of the same challenges as MFB and for this reason has pursued a growth strategy, including acquisitions, in order to achieve greater scale to operate more efficiently and better serve its customers.  As part of its strategic plan, MutualFirst has long sought to expand to the Northern Indiana markets of South Bend-Mishawaka and Elkhart due to the favorable demographics of those areas and to increase significantly the size of its customer base.  MutualFirst has also sought to increase its commercial lending activity to better diversify its loan portfolio and to diversify its income stream through additional sources of non-interest income.

In early June 2007, David W. Heeter, President and Chief Executive Officer of MutualFirst, and Charles J. Viater, President and Chief Executive Officer of MFB, were attending a meeting of banking executives who get together from time to time to informally discuss industry trends and other topics of interest.  Both executives had known one another personally for several years, and each was familiar with the other’s institution.  After the conclusion of that meeting, Mr. Viater remarked to Mr. Heeter that their respective institutions share similar cultures and operating philosophies and suggested that combining the institutions might have merit.  Mr. Heeter concurred, and the two executives agreed to continue their discussions regarding a possible merger.

Messrs. Heeter and Viater met later in June 2007 to specifically discuss the strategies and philosophies of each institution in order to initiate an analysis of the value a merger might offer to each company.  Both executives communicated the results of this meeting to their respective boards of directors and were encouraged to continue discussions.  MFB contacted its legal counsel, Barnes & Thornburg LLP (“B&T”), to discuss various initial issues regarding a possible merger with MutualFirst.  During this same time period, MFB engaged in discussions with Stifel Nicolaus to assist MFB in exploring its strategic alternatives and to provide advice regarding a possible business combination with MutualFirst.

In mid-July 2007, Mr. Heeter visited Mr. Viater at MFB’s main office in Mishawaka, Indiana.  Further discussions regarding a possible merger were held, and in early August 2007 Mr. Viater met with Mr. Heeter at MutualFirst’s main office in Muncie, Indiana to continue these discussions.  During these meetings, the possibilities were explored of what a combined institution might look like and what the prospects were for success as a combined organization.  Later in August 2007, Mr. Heeter met with Mr. Viater and MFB Chairman Michael Marien to further discuss business combination possibilities.  On August 21, 2007, MFB held a meeting of its board of directors and discussed a potential transaction with MutualFirst. At the meeting, the board discussed a number of possible negotiating issues and a draft confidentiality agreement proposed by MutualFirst.  The board also reviewed the preliminary analysis of Stifel Nicolaus analyzing the characteristics of MFB and MutualFirst and how a merger transaction would likely impact each company and its stockholders. After a thorough discussion of this analysis and other initial issues, the board was informed that further discussions between representatives of MFB and

MutualFirst were planned for the following week.  These discussions were held at MFB’s main office in Mishawaka, with Messrs. Heeter and Viater and Patrick Botts, President and Chief Operating Officer of Mutual Federal Savings Bank, in attendance.  The primary focus of these discussions was the specific opportunities a combined organization would have to save costs.  Prior to this meeting, MFB and MutualFirst executed a joint confidentiality agreement dated August 21, 2007.  On August 27, 2007, MutualFirst formally retained Sandler O’Neill as its financial advisor in connection with a possible business combination with MFB.

During the remainder of August and through September 2007, MFB and its advisors continued analyzing various issues relating to a possible merger transaction and preparing for due diligence. At the same time, MFB and MutualFirst continued preliminary discussions regarding the outline of a possible transaction. In this regard, on September 18, 2007, MFB’s board of directors held a meeting, at which its legal and financial advisors participated, to discuss these and other issues relating to a possible transaction with MutualFirst.  At the meeting, Stifel Nicolaus presented MFB with a preliminary financial analysis of MFB and MutualFirst and contrasted a possible transaction with MutualFirst with recent comparable merger transactions in the Midwest.  In addition, B&T advised MFB regarding the legal standards for dealing with acquisition offers, factors to consider when evaluating an offer, and actions that can be taken when responding to an offer. After reviewing these analyses, a lengthy discussion regarding potential transaction terms ensued and the board noted that many similarities existed between MFB and MutualFirst.  No further action was taken at this meeting.

At a meeting of the board of directors of MutualFirst on September 12, 2007, Mr. Heeter updated the board on the status of his discussions with MFB.  In addition, Sandler O’Neill provided the board with a preliminary analysis of its views of a combination of the two companies. On October 2, 2007, MFB held a special meeting of its board of directors which Messrs. Heeter and Botts and MutualFirst Chairman Wilbur R. Davis and representatives of Sandler O’Neill were invited to attend.  At this meeting, Messrs. Heeter, Botts and Davis introduced themselves to MFB’s board and responded to numerous questions asked by the MFB directors.

After the October 2, 2007 MFB board meeting, discussions continued between MFB and MutualFirst regarding possible transaction terms.  At a regular meeting of the MutualFirst board of directors held on October 10, 2007, Mr. Heeter reported to the board on the October 2, 2007 MFB board meeting that he and Messrs. Botts and Davis attended, and updated the MutualFirst board on the discussions with MFB held subsequent to the MFB board meeting. On October 16, 2007, MFB held a regular meeting of its board of directors, at which the board once again discussed the potential transaction with MutualFirst.  At this meeting, the board reviewed an updated preliminary financial analysis prepared by Stifel Nicolaus.  After a thorough discussion, the board determined that MFB should move forward with the transaction and request a non-binding letter of interest from MutualFirst.

As a result of these meetings and further discussions between the parties, on October 25, 2007, MutualFirst prepared an outline of preliminary transaction terms and, after receiving authorization from the MutualFirst board to do so, delivered an initial, non-binding indication of interest to MFB, indicating a willingness to pay between $42.00 and $44.00 per share as the principal consideration for MFB’s common stock, subject to due diligence. MutualFirst’s letter of interest proposed a merger transaction in which MFB would merge with MutualFirst and MFB Financial would merge with Mutual Federal Savings Bank, with MutualFirst and Mutual Federal Savings Bank as the surviving entities. MutualFirst proposed that the form of consideration either be an all-stock exchange or a combination of cash and stock consisting of a stock component of no less than 75% of the total consideration.

Also on October 25, 2007, MFB formally engaged Stifel Nicolaus as its financial advisor to provide advice regarding market conditions and assess various strategic alternatives, including the potential combination with MutualFirst.

Upon receipt of the preliminary indication of interest from MutualFirst, MFB discussed the merits of the proposal with its legal and financial advisors.  Among other things, the MFB board discussed the significant premium over MFB’s then current stock price as well as the sizable estimated increase in per share equivalent earnings and dividends for MFB’s stockholders. The MFB board also discussed the likelihood that the combined company’s shares would be more liquid than MFB’s current shares.  MFB concluded that it was in the best interests of MFB and its stockholders to conduct further discussions with MutualFirst.  On October 29, 2007, MFB held another meeting of its board of directors at which a representative of B&T was present and reviewed the pricing and terms of MutualFirst’s proposal. At the meeting, the board of directors determined that it was in the best interests of

MFB to engage in further discussions with MutualFirst regarding its proposal and to permit MutualFirst to conduct due diligence on MFB.  The MutualFirst board held a regular meeting on November 14, 2007, at which Mr. Heeter updated the board on the status of the discussions with MFB and received permission from the board to allow MFB to conduct due diligence on MutualFirst.  As a result, beginning in late November 2007, MutualFirst engaged in documentary due diligence and management interviews of MFB and MFB Financial, while MFB engaged in documentary due diligence and management interviews of MutualFirst.

During the end of November and the beginning of December 2007, MFB and B&T continued analyzing various transaction issues, and representatives of MFB and MutualFirst continued discussions regarding the terms of MutualFirst’s proposal. As a result of these discussions, current stock prices of the companies and due diligence, including the completion of a more thorough analysis of the anticipated earnings stream that would be generated from the merger, MutualFirst submitted a revised offer to pay $41.00 per share for the cash portion of the merger consideration, as well as an exchange ratio for the stock portion of the merger consideration.  MFB’s board of directors then engaged in various meetings and discussions regarding MutualFirst’s revised offer, including thorough discussions with its legal and financial advisors regarding the proposal. After these discussions, MFB’s board of directors determined that MutualFirst’s revised proposal was acceptable and authorized select members of the board and its legal and financial advisors to pursue further negotiations with MutualFirst and its legal counsel in an effort to reach a definitive merger agreement embodying the terms of MutualFirst’s revised offer.  MutualFirst’s board of directors held two meetings during December 2007, at which it engaged in thorough discussions about the transaction terms.  Having received authorization from the MutualFirst board to do so, MutualFirst’s legal counsel, Silver, Freedman & Taff, L.L.P. (“SF&T”), began drafting a definitive merger agreement and on December 20, 2007, delivered a first draft of the definitive merger agreement to B&T. Between December 20 and 22, 2007, MFB and its representatives conducted a thorough review of the first draft of the merger agreement. At this time, MFB and B&T also began preparing MFB’s disclosure schedules to the merger agreement.

On December 26, 2007, SF&T delivered a second draft of the definitive merger agreement to B&T, reflecting negotiations between the parties and their legal counsel on a variety of issues, including the representations and warranties each party would give in the merger agreement. Between December 26 and 28, 2007, MFB discussed the second draft of the merger agreement with B&T and proposed further revisions. On December 31, 2007, SF&T delivered a third draft of the definitive merger agreement to B&T.  Between December 31, 2007, and January 2, 2008, MFB, MutualFirst, and their respective legal counsels, continued to negotiate the terms of the merger agreement, including environmental covenants and circumstances under which the parties could terminate the merger. On January 2, 2008, B&T conferred with SF&T to finalize the terms of the definitive merger agreement and discuss a public announcement of the transaction, and MFB and B&T began finalizing MFB’s disclosure schedules.

On January 3, 2008, the MFB board of directors held a meeting, at which Stifel Nicolaus and B&T participated. Representatives of B&T led a discussion regarding the provisions of the latest merger agreement draft and responded to numerous questions from directors. A thorough discussion of the transaction ensued between MFB’s directors, and its legal and financial advisors.  In addition, representatives of Stifel Nicolaus led a detailed discussion of the financial aspects of the proposed transaction and how the latest proposed financial terms compared to recent similar merger transactions in the Midwest. The board agreed to take the latest draft of the merger agreement under advisement, and no further action was taken at this meeting.

Between January 4 and 7, 2008, the parties continued to finalize the terms of the definitive merger agreement, prepared ancillary agreements, finalized disclosure materials, and negotiated outstanding matters.  On January 7, 2008, after having received a draft of the merger agreement several days earlier, MutualFirst’s board of directors held a meeting, at which SF&T and Sandler O’Neill participated.  SF&T summarized the terms of the merger agreement, and responded to questions raised by the directors regarding the agreement.    Sandler O’Neill provided a detailed analysis of the financial aspects of the proposed merger and orally delivered its opinion (subsequently confirmed in writing) that the consideration to be paid by MutualFirst to MFB’s stockholders in the merger was fair as of that date, from a financial point of view, to MutualFirst.  After final discussion of the proposed transaction and the merger agreement terms, the MutualFirst board of directors unanimously approved the merger agreement and authorized execution of the merger agreement and all related documents.  MFB’s board of directors also held a meeting on January 7, 2008, at which B&T and Stifel Nicolaus participated.  At the meeting, Stifel Nicolaus gave an updated financial analysis of the transaction and delivered its opinion that, as of that date, the per share merger consideration to be received by the holders of MFB common stock was fair to such holders from a financial point of view. In addition, B&T confirmed that there were no material revisions to the terms of the merger agreement discussed at the January 3, 2008 board meeting. After a final discussion of the terms of the transaction, including various disclosure schedule items, the MFB board of directors unanimously approved the final definitive merger agreement and authorized execution of the definitive agreement and all related documents.

MFB, MutualFirst, and MutualFirst Acquisition Corp. executed the definitive merger agreement on January 7, 2008, and MutualFirst and MFB issued a joint press release publicly announcing the transaction the morning of January 8, 2008.

MutualFirst’s Reasons for the Merger; Recommendation of MutualFirst’s Board of Directors

In reaching its decision to approve the merger agreement and recommend that MutualFirst stockholders approve the issuance of shares of MutualFirst common stock in the merger, the MutualFirst board of directors consulted with MutualFirst’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•
the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both MutualFirst and MFB, taking into account the results of MutualFirst’s due diligence review of MFB, including MutualFirst’s assessments of MFB’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•
the locations of MFB’s banking offices, which are consistent with MutualFirst’s strategic expansion plan into the Northern Indiana markets of South Bend-Misawaka and Elkhart, and the fact that the aggregate population of these markets will enable MutualFirst to more than double its potential customer base;

•
the fact that the transaction will create the 11th largest depository institution based in the state of Indiana, with a top five deposit market share in South Bend-Mishawaka, the state’s fourth largest metropolitan statistical area (based on Federal Deposit Insurance Corporation data as of June 30, 2007);

•
its belief that the merger will enhance significantly MutualFirst’s commercial lending capabilities as a result of MFB’s experience in this area and the higher legal lending limit that the combined institution will have;

•
the further diversification of MutualFirst’s loan portfolio that will result from the merger, with lower-yielding one-to four-family residential loans and consumer loans declining as a percentage of the portfolio and higher yielding commercial real estate and other commercial loans increasing as a percentage of the portfolio, as well as the improvements to MutualFirst’s interest rate risk management position expected to result from the fact that a large portion of MFB’s loans are adjustable rate;

•
the lowering of MutualFirst’s cost of funds that is expected to result from MFB’s deposit profile consisting of a higher percentage of transaction and savings accounts and a lower percentage of certificates of deposit, as compared to MutualFirst’s deposit profile;

•	the strength of MFB’s wealth management business, which is expected to diversify MutualFirst’s income stream by providing an additional source of non-interest income;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	its belief that MutualFirst and MFB have similar cultures and similar community-oriented philosophies, and the complimentary nature of the strengths of the management personnel of each company;

•
the belief of MutualFirst management that the merger will result in pre-tax annual cost savings of approximately $1.6 million in 2008, $4.5 million in 2009 and $4.7 million in 2010.  Approximately $2.4 million of the expected savings in 2010 are expected to result from reduced expenses for salaries, employee benefits and other employee matters, approximately $574 thousand are expected to result from reduced data processing expenses, approximately $515 thousand are expected to result from reduced professional fees, approximately $347 thousand are expected to result from reduced occupancy expense and approximately $899 thousand are expected to result from reduced general, administrative and other expenses;

•	the belief of MutualFirst that the merger will produce earnings enhancement opportunities from additional sources of non-interest income;

•	the estimation by MutualFirst’s management that the merger will result in after-tax earnings per share accretion of $0.02 in 2008, $0.08 in 2009 and $0.14 in 2010;

•
the likelihood of a successful integration of MFB’s business, operations and workforce with those of MutualFirst and of successful operation of the combined company despite the challenges of this integration, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by MutualFirst and MFB,

•	the anticipated ability to retain key MFB management personnel;

•	the historical and current market prices of MutualFirst common stock and MFB common stock;

•
the large size of the transaction relative to MutualFirst’s market capitalization, and that the average offer price per share of $37.08, based on the closing price per share of MutualFirst’s common stock on January 4, 2008 with respect to the stock merger consideration of 2.59 MutualFirst shares for each MFB share and the $41.00 per share cash merger consideration, represented (1) a premium of approximately 41.2% based on the closing price of MFB common stock on January 4, 2008, compared to a median of 34.0% for nine other Midwest thrift merger transactions since January 1, 2006 with an announced deal value of between $15 million and $200 million (“Midwest Median”), (2) a multiple of MFB’s book value of 118.7%, compared with the Midwest Median of 148.6%, (3) a multiple of MFB’s tangible book value of 131.1%, compared with the Midwest Median of 151.2%, (4) a multiple of MFB’s earnings per share for the twelve months ended December 31, 2007of 25.1x, excluding the effects of a $1.6 million loan loss provision reversal, gains on securities sales of $401 thousand and extraordinary expenses of $120 thousand, compared with the Midwest Median multiple of earnings per share also of 25.1x, and (6) a core deposit premium of 5.5%, compared with the Midwest Median of 7.5%;

•	the fact that MFB stockholders would own approximately 40% of the combined company;

•
the financial and other terms and conditions of the merger agreement, including the fact that the exchange ratio and the per share amount of the cash merger consideration are both fixed, provisions designed to limit the ability of the MFB board of directors to entertain third party acquisition proposals, a provision giving MFB the right to terminate the merger agreement in the event of a specified decline in the market value of MutualFirst common stock relative to a designated market index unless MutualFirst agrees to pay additional merger consideration, and provisions providing for payment by MFB to MutualFirst of a $1.7 million termination fee if the merger agreement is terminated under certain circumstances;

•	the board’s belief that MutualFirst will be able to finance the cash portion of the merger consideration on substantially the terms contemplated by it;

•
the financial analyses presented by Sandler O’Neill, MutualFirst’s financial advisor, and the opinion dated as of January 7, 2008 delivered to the MutualFirst board of directors by Sandler O’Neill, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be paid by MutualFirst in the merger was fair, from a financial point of view, to MutualFirst;

•
the interests of MFB’s directors and executive officers in the merger, in addition to their interests generally as stockholders, as described under “—Interests of MFB Executive Officers and Directors in the Merger”; and

•	the need to obtain MFB stockholder, MutualFirst stockholder and regulatory approvals in order to complete the transaction.

The foregoing discussion of the factors considered by the MutualFirst board of directors is not intended to be exhaustive, but rather includes the material factors considered by the MutualFirst board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MutualFirst board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MutualFirst board of directors considered all these factors as a whole, including discussions with, and questioning of, MutualFirst management and MutualFirst’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The MutualFirst board of directors also relied on the experience of Sandler O’Neill, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, to MutualFirst of the consideration to be paid by it in the merger.

For the reasons set forth above, the MutualFirst board of directors unanimously approved the merger agreement and unanimously recommends that the MutualFirst stockholders vote “FOR” the approval of the issuance of MutualFirst shares in the merger.

MFB’s Reasons for the Merger; Recommendation of MFB’s Board of Directors

In reaching its decision to approve the merger agreement and recommend that MFB stockholders approve the merger agreement, the MFB board of directors consulted with MFB’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•
the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both MFB and MutualFirst, taking into account the results of MFB’s due diligence review of MutualFirst, including MFB’s assessments of MutualFirst’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•	MutualFirst’s access to capital and managerial resources relative to that of MFB;

•	the perceived compatibility of the business philosophies of MFB and MutualFirst, which the MFB board believed would facilitate the integration of the operations of the two companies;

•
current industry and economic conditions facing MFB and MutualFirst, including an increasingly competitive business environment facing both companies characterized by intensifying competition, especially in the Northern Indiana region from out-of-state financial institutions, the continuing consolidation of the financial services industry, and the increasing costs and complexities of compliance with expanding regulatory requirements imposed on financial institutions and public reporting companies;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	MutualFirst’s long-term growth strategy in Northern and Central Indiana;

•	the historical and current market prices of MutualFirst common stock and MFB common stock;

•
the financial and other terms and conditions of the merger agreement, including the fact that the exchange ratio and the per share amount of the cash merger consideration are both fixed, the provision giving MFB the right to terminate the merger agreement in the event of a specified decline in the market value of MutualFirst common stock relative to a designated market index unless MutualFirst agrees to pay additional merger consideration, and provisions providing for payment of a $1.7 million termination fee if the merger agreement is terminated under certain circumstances;

•
the fact that the value of the merger consideration prior to the public announcement of the merger agreement represented a premium over the book value of MFB common stock and recent trading prices for MFB common stock;

•	the amount of dividends paid by MutualFirst to its stockholders;

•	the size of the post-merger board of directors of MutualFirst and the representation that MFB’s directors and executive officers will be provided in the combined company;

•	the fact that MFB stockholders would own approximately 40% of the combined company;

•
the desire to provide MFB’s stockholders who receive the stock consideration with prospects for greater future appreciation on their initial investments in MFB common stock than MFB could achieve independently;

•
the financial analyses presented by Stifel Nicolaus, MFB’s financial advisor, and the opinion dated as of January 7, 2008 delivered to the MFB board by Stifel Nicolaus, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the per share merger consideration to be received by the holders of MFB common stock is fair to such holders from a financial point of view;

•
the interests of MFB’s directors and executive officers in the merger, in addition to their interests generally as stockholders, as described under “—Interests of MFB Executive Officers and Directors in the Merger”; and

•	the effect of the merger on MFB’s and MFB Financial’s employees, customers, and the communities in which they conduct business.

The foregoing discussion of the factors considered by the MFB board of directors is not intended to be exhaustive, but rather includes the material factors considered by the MFB board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MFB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MFB board of directors considered all these factors as a whole, including discussions with, and questioning of, MFB management and MFB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The MFB board of directors also relied on the experience of Stifel Nicolaus, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of MFB common stock.

For the reasons set forth above, the MFB board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of MFB and its stockholders, and unanimously approved and adopted the merger agreement. The MFB board of directors unanimously recommends that MFB stockholders vote “FOR” approval of the merger agreement.

Opinion of Sandler O’Neill & Partners, L.P. —Financial Advisor to MutualFirst

By letter dated August 27, 2007, MutualFirst retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with MFB.  Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor to MutualFirst in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement on January 7, 2008.  At the January 7, 2008 meeting at which MutualFirst’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of that date, the merger consideration was fair to MutualFirst from a financial point of view.  The full text of Sandler O’Neill’s opinion is attached as Appendix B to this document.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Sandler O’Neill urges MutualFirst’s stockholders to read the entire opinion carefully in connection with their consideration of the proposal to approve the issuance of MutualFirst shares in the merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion.  The opinion was directed to MutualFirst’s board of directors and addresses only to the fairness of the merger consideration to MutualFirst from a financial point of view.  It does not address the underlying business decision of MutualFirst to engage in the merger or any other aspect of the merger and is not a recommendation to any MutualFirst stockholder as to how the stockholder should vote at the MutualFirst annual meeting with respect to the proposal to approve the issuance of MutualFirst shares in the merger or any other matter.

In connection with rendering its January 7, 2008 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of MutualFirst and MFB that Sandler O’Neill deemed relevant;

(3)
internal financial projections for MutualFirst for the years ending December 31, 2008 through 2010 as provided by, and reviewed with, senior management of MutualFirst and estimated growth rates as discussed with senior management of MutualFirst for the years thereafter;

(4)
financial estimates for MFB for the year ending December 31, 2008 as provided by senior management of MFB, as adjusted by senior management of MutualFirst and estimated growth rates for the years thereafter, as adjusted by, and reviewed with senior management of MutualFirst;

(5)
the pro forma financial impact of the merger on MutualFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of MutualFirst;

(6)
the publicly reported historical price and trading activity for MutualFirst’s and MFB’s common stock, including a comparison of certain financial and stock market information for MutualFirst and MFB and similar publicly available information for certain other companies the securities of which are publicly traded;

(7)	the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available;

(8)	the current market environment generally and the banking environment in particular; and

(9)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of MutualFirst, the business, financial condition, results of operations and prospects of MutualFirst and held similar discussions with certain members of senior management of MFB regarding the business, financial condition, results of operations and prospects of MFB.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to them from public sources or that was provided to them by MutualFirst and MFB or their respective representatives and assumed their accuracy and completeness for purposes of rendering its opinion.  Sandler O’Neill further relied on the assurances of management of MutualFirst and MFB that they were not, and are not aware of any facts or circumstances that would make any of this information inaccurate or misleading.  Sandler O’Neill was not asked to and did not undertake an independent verification of any of this information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MutualFirst and MFB or any of their subsidiaries, or the collectability of any of these assets, nor was Sandler O’Neill furnished with any evaluations or appraisals.  Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of MutualFirst and MFB and Sandler O’Neill did not review any individual credit files relating to MutualFirst or MFB.  Sandler O’Neill assumed, with MutualFirst’s consent, that the respective allowances for loan losses for both MutualFirst and MFB were adequate to cover such losses.

With respect to the internal financial projections for MutualFirst provided by and reviewed with the management of MutualFirst, the internal financial projections for MFB provided by and discussed with the management of MFB and the long term growth rate for MFB as reviewed with senior management of MutualFirst and in each case as used by Sandler O’Neill in their analyses, MutualFirst’s and MFB’s management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of management of the respective future financial performances of MutualFirst and MFB, and Sandler O’Neill assumed that these performances would be achieved.  With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of MutualFirst, management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of management and Sandler O’Neill assumed that these performances would be achieved.  Sandler O’Neill expressed no opinion as to the financial projections or assumptions on which they are based.  Sandler O’Neill also assumed that there has been no material change in MutualFirst’s or MFB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to them.

Sandler O’Neill has assumed in all respects material to its analysis that MutualFirst and MFB will remain as going concerns for all periods relevant to Sandler O’Neill’s analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by the party under the agreements, that the conditions precedent in the agreements are not waived and that the merger will be a tax-free reorganization for federal income tax purposes.  Sandler O’Neill did not provide any legal, accounting or tax advice to MutualFirst relating to the merger or the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion.  Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.  Sandler O’Neill expressed no opinion as to what the value of MutualFirst’s common stock will be when issued to MFB’s stockholders pursuant to the merger agreement or the prices at which the common stock of MutualFirst or MFB may trade at any time.

In rendering its January 7, 2008 opinion, Sandler O'Neill performed a variety of financial analyses.  The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description.  In arriving at its opinion Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered.  Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor.  Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole.  Accordingly, Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all of the factors and analyses, could create an incomplete or misleading view of the evaluation processes underlying its opinion.  Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to MutualFirst or MFB and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of MutualFirst and MFB and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MutualFirst, MFB and Sandler O’Neill.  The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by the analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided the analyses to the MutualFirst board of directors at the board’s January 7, 2008 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  These estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of MutualFirst’s common stock or MFB’s common stock or the prices at which MutualFirst’s or MFB’s common stock may be sold at any time.  The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by MutualFirst’s board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of MutualFirst’s board or management with respect to the fairness of the merger.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Based on (i) a cash offer of $41.00 per share subject to a maximum of 20% of MFB common stock electing the cash consideration, (ii) a fixed exchange ratio of 2.59 shares of MutualFirst common stock for each remaining share of MFB common stock and (iii) a MutualFirst stock price as of January 4, 2008 of $13.94, Sandler O’Neill calculated a transaction value of $37.08 per share, or an aggregate transaction value of $52.7 million.  Based upon financial information for MFB as of or for the twelve month period ended September 30, 2007, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Value/Last Twelve Months’ Earnings per Share (1)	25.1	x
Transaction Value/Tangible Book Value	131.1%
Transaction Value/Stated Book Value per Share	118.7%
Tangible Book Premium/Core Deposits	5.5%
Current Market Premium (2)	41.2%

(1)	Excludes $1.6 million negative loan loss provision, $401 thousand securities gains, $120 thousand extraordinary expenses during the last 12 months; Adjusted using 35% marginal tax rate.
(2)	Based upon MFB’s closing stock price of $26.26 on January 4, 2008.

The aggregate transaction value was approximately $52.7 million, based upon the offer price per share of $37.08, 1,363,671 MFB common shares outstanding and the assumption of options to purchase 157,210 shares of MFB common stock at a weighted-average exercise price of $25.19.

Comparable Company Analysis.  Sandler O'Neill used publicly available information to perform a comparison of selected financial and market trading information for MutualFirst and MFB.

MFB Comparable Company Analysis. The MFB peer group consisted of the following publicly traded thrift institutions headquartered in the Midwest with total assets between $375 million and $1.0 billion:

Ameriana Bancorp	Meta Financial Group, Inc.
Citizens Community Bancorp, Inc.	MutualFirst Financial, Inc.
First Capital, Inc.	North Central Bancshares, Inc.
First Clover Leaf Financial Corp	Northwest Indiana Bancorp
First Federal Bancshares, Inc.	Peoples Bancorp
HopFed Bancorp, Inc.	Wayne Savings Bancshares, Inc.

The analysis compared publicly available financial information for MFB and the high, low, mean, and median financial and market trading data for the MFB peer group as of and for the twelve months ended September 30, 2007.  The table below sets forth the data for MFB and the median data for the MFB peer group as of and for the twelve months ended September 30, 2007, with pricing data as of January 4, 2008.

Comparable Group Analysis
	MFB	Comparable Group Median Result
Price / Last Twelve Months Earnings per Share	15.4x (1)	14.1x (1)
Price / 2007 Estimated Earnings per Share (2)	16.4x	12.4x
Price / 2008 Estimated Earnings per Share (2)	12.7x	10.8x
Price / Book Value	84%	95%
Price / Tangible Book Value	93%	107%
Core Deposit Premium	-0.9%	0.7%
1 Year Price Change	-23.2%	-18.2%
3 Year Price Change	-8.7%	-24.9%
% of 52 Week High	74.7%	77.1%
Dividend Yield	2.89%	3.72%
Dividend Payout Ratio	28.9%	56.0%
Weekly Volume / Shares	0.15%	0.43%
____________________________
(1)           Removes non-core items.
(2)           Based on MFB management estimates.

MutualFirst Comparable Company Analysis.  The MutualFirst peer group consisted of the following publicly traded financial institutions headquartered in the Midwest with total assets between $500 million and $2.0 billion:

BankFinancial Corporation	HopFed Bancorp, Inc.
CFS Bancorp, Inc.	Meta Financial Group, Inc.
Citizens First Bancorp, Inc.	NASB Financial, Inc.
First Defiance Financial Corp.	North Central Bancshares, Inc.
First Federal Bankshares, Inc.	NorthWest Indiana Bancorp
HF Financial Corp	Pulaski Financial Corp
HMN Financial, Inc.

The analysis compared publicly available financial and market trading information for MutualFirst and the high, low, mean, and median data for the MutualFirst peer group as of and for the twelve months ended September 30, 2007.  The table below sets forth the data for MutualFirst and the median data for the MutualFirst peer group as of and for the twelve months ended September 30, 2007, with pricing data as of January 4, 2008.

Comparable Group Analysis
	MutualFirst	Comparable Group Median Result
Price / Last Twelve Months Earnings per Share	14.4x	11.5x
Price / 2007 Estimated Earnings per Share (1)	12.6x	12.0x
Price / 2008 Estimated Earnings per Share (1)	10.1x	10.6x
Price / Book Value	68%	107%
Price / Tangible Book Value	83%	118%
Core Deposit Premium	-2.3%	2.5%
1 Year Price Change	-32.9%	-26.0%
3 Year Price Change	-42.9%	-25.9%
% of 52 Week High	63.4%	73.4%
Dividend Yield	4.30%	3.45%
Dividend Payout Ratio	61.9%	49.3%
Weekly Volume / Shares	0.46%	0.45%
__________________________
(1) Based on MutualFirst management estimates.

       Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of MFB’s common stock for the one-year period ended January 4, 2008 and three-year period ended January 4, 2008.  Sandler O’Neill also reviewed the relationship between the movements in the price of MFB’s common stock and the movements in the prices of the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the median performance of a composite peer group of publicly traded thrift institutions selected by Sandler O’Neill for MFB.  The composition of the peer group for MFB is discussed under the relevant section under “Comparable Group Analysis” above.

During the one-year period ended January 4, 2008, MFB common stock outperformed the NASDAQ Bank Index and S&P Bank Index and underperformed the peer group to which it was compared.

MFB’s One-Year Stock Performance
	Beginning Index Value	Ending Index Value
	January 4, 2007	January 4, 2008
MFB	100.00%	76.82%
Selected Peer Group (1)	100.00	82.19
NASDAQ Bank Index	100.00	73.05
S&P Bank Index	100.00	68.15
_________________________
(1)  Refers to the peer group outlined in the Comparative Group Analysis section above.

During the three-year period ended January 4, 2008, MFB common stock outperformed the various indices and the peer group to which it was compared.

MFB’s Three-Year Stock Performance
	Beginning Index Value	Ending Index Value
	January 4, 2005	January 4, 2008
MFB	100.00%	91.35%
Selected Peer Group (1)	100.00	83.65
NASDAQ Bank Index	100.00	79.28
S&P Bank Index	100.00	75.87
_________________________
(1)  Refers to the peer group outlined in the Comparative Group Analysis section above.

Sandler O’Neill also reviewed the history of the publicly reported trading prices of MutualFirst’s common stock for the one-year period ended January 4, 2008 and three-year period ended January 4, 2008.  Sandler O’Neill also reviewed the relationship between the movements in the price of MutualFirst’s common stock and the movements in the prices of the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the median performance of a composite peer group of publicly traded thrift institutions selected by Sandler O’Neill for MutualFirst.  The composition of the peer group for MutualFirst is discussed under the relevant section under “Comparable Group Analysis” above.

During the one-year period ended January 4, 2008, MutualFirst’s common stock underperformed the various indices and the peer group to which it was compared.

MutualFirst’s One-Year Stock Performance
	Beginning Index Value	Ending Index Value
	January 4, 2007	January 4, 2008
MutualFirst	100.00%	67.10%
Selected Peer Group (1)	100.00	71.14
NASDAQ Bank Index	100.00	73.05
S&P Bank Index	100.00	68.15
_________________________
(1)  Refers to the peer group outlined in the Comparative Group Analysis section above.

During the three-year period ended January 4, 2008, MutualFirst’s common stock underperformed the various indices and the peer group to which it was compared.

MutualFirst’s Three-Year Stock Performance
	Beginning Index Value	Ending Index Value
	January 4, 2005	January 4, 2008
MutualFirst	100.00%	57.13%
Selected Peer Group (1)	100.00	78.65
NASDAQ Bank Index	100.00	79.28
S&P Bank Index	100.00	75.87
_________________________
(1)  Refers to the peer group outlined in the Comparative Group Analysis section above.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed nine merger transactions announced from January 1, 2006 through January 4, 2008 involving thrift institutions as the acquired institution in the Midwest region of the United States with announced transaction values greater than $15.0 million and less than $200.0 million and 32 merger transactions announced from January 1, 2006 through January 4, 2008 involving thrift institutions throughout the United States as the acquired institution with announced transaction values greater than $15.0 million and less than $200.0 million.  Sandler O’Neill reviewed the following multiples:  transaction price at announcement to last twelve months’ net income, transaction price to stated book value, transaction price to stated tangible book value, tangible book premium to core deposits, and current market price premium.   As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Transaction Multiples
	MFB / MutualFirst	Median Midwest Group Multiple	Median Nationwide Group Multiple

Transaction Price/Last Twelve Months Net Income	25.1x(1)	25.1x	23.5x

Transaction Price/Book Value	118.7%	148.6%	182.7%

Transaction Price/Tangible Book Value	131.1%	151.2%	184.0%

Tangible Book Premium/Core Deposits	5.5%(2)	7.5%	13.2%

Premium to Current Market	41.2%(3)	34.0%	26.7%

_________________________
(1)	Excludes $1.6 million negative loan loss provision, $401 thousand securities gains, $120 thousand extraordinary expenses during the last 12 months; Adjusted using 35% marginal tax rate.
(2)
Core deposits exclude all time deposits.   Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $52.7 million over tangible book value by core deposits.

(3)	Based upon MFB’s closing stock price of $26.26 on January 4, 2008.

Discounted Dividend Stream and Terminal Value Analysis.  Sandler O'Neill performed two sets of analyses that estimated the future stream of after-tax dividend flows of MFB through December 31, 2011 under various circumstances.  In the first analysis (“the Unadjusted Case”) Sandler O’Neill assumed (i) MFB’s projected dividend stream was in accordance with past practices and (ii) MFB performed in accordance with the 2008 net income projection and earnings per share growth rate projections for the years thereafter as discussed with senior management of MutualFirst. In the second analysis (“the Adjusted Case”) Sandler O’Neill assumed (i) MFB’s projected dividend stream was in accordance with past practices and (ii) MFB performed in accordance with the 2008 net income projection as discussed with senior management of MutualFirst and adjusted net income in each of the following years to include an after-tax cost savings which is equal to 24% of non-interest expense.  In both cases, to approximate the terminal value of MFB’s common stock at December 31, 2011, Sandler O'Neill applied price to last twelve months earnings multiples of 11.0x to 16.0x and multiples of tangible book value ranging from 80% to 130%.  The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%.  These discount rates were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MFB common stock.  In addition, the terminal value of MFB’s common stock at December 31, 2011 was calculated using the same range of price to last twelve months earnings multiples (11.0x through 16.0x) applied to a range of discounts and premiums to management’s budget projections.  The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.02% for the analysis.

As illustrated in the following tables, the Unadjusted Case indicated an imputed range of values per share for MFB’s common stock of $19.20 to $32.92 when applying the price/earnings multiples to the matched budget, $19.29 to $36.18 when applying multiples of tangible book value to the matched budget, and $16.02 to $35.16 when applying the price to earnings multiples to the 25% below budget and the 25% above budget range.

Earnings per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
9.0%	$23.51	$25.39	$27.27	$29.16	$31.04	$32.92
10.0%	22.71	24.52	26.34	28.15	29.97	31.78
11.0%	21.94	23.69	25.44	27.20	28.95	30.70
12.0%	21.21	22.90	24.59	26.28	27.97	29.66
13.0%	20.51	22.14	23.77	25.40	27.03	28.66
14.0%	19.84	21.41	22.99	24.56	26.13	27.71
15.0%	19.20	20.72	22.24	23.76	25.28	26.80

Earnings per Share Multiples

Budget Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
-25.0%	$16.02	$17.24	$18.46	$19.68	$20.90	$22.13
-20.0%	16.91	18.22	19.52	20.82	22.13	23.43
-15.0%	17.81	19.19	20.58	21.96	23.35	24.73
-10.0%	18.71	20.17	21.64	23.10	24.57	26.04
-5.0%	19.60	21.15	22.70	24.24	25.79	27.34
0.0%	20.50	22.13	23.75	25.38	27.01	28.64
5.0%	21.39	23.10	24.81	26.52	28.23	29.94
10.0%	22.29	24.08	25.87	27.66	29.46	31.25
15.0%	23.18	25.06	26.93	28.80	30.68	32.55
20.0%	24.08	26.04	27.99	29.94	31.90	33.85
25.0%	24.98	27.01	29.05	31.08	33.12	35.16

Tangible Book Value per Share Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
9.0%	$23.61	$26.12	$28.64	$31.15	$33.66	$36.18
10.0%	22.81	25.23	27.65	30.08	32.50	34.92
11.0%	22.04	24.38	26.71	29.05	31.39	33.72
12.0%	21.31	23.56	25.82	28.07	30.32	32.58
13.0%	20.60	22.78	24.95	27.13	29.31	31.48
14.0%	19.93	22.03	24.13	26.23	28.33	30.43
15.0%	19.29	21.31	23.34	25.37	27.40	29.43

As illustrated in the following tables, the Adjusted Case indicated an imputed range of values per share for MFB’s common stock of $33.63 to $58.94 when applying the price to earnings multiples to the matched budget, and $27.62 to $63.29 when applying the price to earnings multiples to the 25% below budget and the 25% above budget range.

Earnings per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
9.0%	$41.39	$44.90	$48.41	$51.92	$55.43	$58.94
10.0%	39.95	43.33	46.72	50.10	53.48	56.86
11.0%	38.57	41.83	45.10	48.36	51.62	54.88
12.0%	37.25	40.40	43.55	46.70	49.84	52.99
13.0%	35.99	39.03	42.07	45.11	48.14	51.18
14.0%	34.79	37.72	40.65	43.58	46.52	49.45
15.0%	33.63	36.36	39.29	42.13	44.96	47.79

Earnings per Share Multiples

Budget Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
-25.0%	$27.62	$29.90	$32.17	$34.45	$36.73	$39.00
-20.0%	29.29	31.72	34.15	36.58	39.00	41.43
-15.0%	30.96	33.54	36.12	38.70	41.28	43.86
-10.0%	32.63	35.36	38.09	40.83	43.56	46.29
-5.0%	34.30	37.18	40.07	42.95	45.83	48.72
0.0%	35.97	39.00	42.04	45.07	48.11	51.15
5.0%	37.64	40.83	44.01	47.20	50.39	53.57
10.0%	39.31	42.65	45.99	49.32	52.66	56.00
15.0%	40.98	44.47	47.96	51.45	54.94	58.43
20.0%	42.65	46.29	49.93	53.57	57.22	60.86
25.0%	44.32	48.11	51.90	55.70	59.49	63.29

Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of MutualFirst through December 31, 2011 under various circumstances, assuming MutualFirst’s projected dividend stream and that MutualFirst performed in accordance with the net income projections for 2007 through 2010 provided by management and estimated growth rate as discussed with senior management of MutualFirst for 2011.  To approximate the terminal value of MutualFirst’s common stock at December 31, 2011, Sandler O'Neill applied price to last twelve months earnings multiples of 10.0x to 15.0x and multiples of tangible book value ranging from 80% to 130%.  The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MutualFirst common stock.  In addition, the terminal value of MutualFirst’s common stock at December 31, 2011 was calculated using the same range of price to LTM earnings multiples (10.0x to 15.0x) applied to a range of discounts and premiums to management’s budget projections.  The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.02% for the tabular analysis.  As illustrated in the following tables, this analysis indicated an imputed range of values per share for MutualFirst’s common stock of $10.83 to $18.58 when applying the price/earnings multiples to the matched budget, $12.05 to $21.99 when applying multiples of tangible book value to the matched budget, and $9.21 to $19.71 when applying the price/earnings multiples to the 25% below budget and the 25% above budget range.

Earnings per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	$13.18	$14.26	$15.34	$16.42	$17.50	$18.58
10.0%	12.75	13.79	14.83	15.87	16.91	17.95
11.0%	12.33	13.33	14.34	15.34	16.34	17.35
12.0%	11.93	12.90	13.86	14.83	15.80	16.77
13.0%	11.55	12.48	13.41	14.35	15.28	16.22
14.0%	11.18	12.08	12.98	13.88	14.79	15.69
15.0%	10.83	11.70	12.57	13.44	14.31	15.18

Earnings per Share Multiples

Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
-25.0%	$9.21	$9.91	$10.61	$11.31	$12.01	$12.71
-20.0%	9.67	10.42	11.17	11.91	12.66	13.41
-15.0%	10.14	10.93	11.73	12.52	13.31	14.11
-10.0%	10.61	11.45	12.29	13.13	13.97	14.81
-5.0%	11.07	11.96	12.85	13.73	14.62	15.51
0.0%	11.54	12.47	13.41	14.34	15.27	16.21
5.0%	12.01	12.99	13.97	14.95	15.93	16.91
10.0%	12.47	13.50	14.53	15.55	16.58	17.61
15.0%	12.94	14.01	15.09	16.16	17.23	18.31
20.0%	13.41	14.53	15.65	16.77	17.89	19.01
25.0%	13.87	15.04	16.21	17.37	18.54	19.71

Tangible Book Value per Share Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
9.0%	$14.69	$16.15	$17.61	$19.07	$20.53	$21.99
10.0%	14.20	15.61	17.01	18.42	19.83	21.24
11.0%	13.73	15.09	16.45	17.80	19.16	20.52
12.0%	13.28	14.59	15.90	17.21	18.52	19.83
13.0%	12.85	14.12	15.38	16.65	17.91	19.18
14.0%	12.44	13.66	14.88	16.10	17.32	18.55
15.0%	12.05	13.23	14.40	15.58	16.76	17.94

In connection with its analyses, Sandler O'Neill considered and discussed with the MutualFirst board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income.  Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.   Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on June 30, 2008; (2) 80.0% of  MFB shares are exchanged for MutualFirst common stock at a fixed exchange ratio of 2.590x and 20% of MFB shares are exchanged for cash at $41.00 per share; (3) options for MFB’s stock will be converted into equivalent MutualFirst options based on the exchange ratio for the stock merger consideration; (4) MFB’s 2008 net income projections and earnings per share growth rates for 2009 through 2011 are consistent with those reviewed with MutualFirst’s management; (5) MutualFirst’s budgeted net income for 2007 through 2010 and estimated growth rate as discussed with senior management MutualFirst for 2011; (6) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of MutualFirst and MFB.

For each of the years ending December 31, 2008 through 2012, Sandler O’Neill compared the diluted earnings per share of MutualFirst common stock to the diluted earnings per share, on a GAAP basis, of the combined company common stock using the foregoing assumptions.  The analyses indicated that the merger would be accretive to MutualFirst’s diluted earnings per share for all periods examined.  The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous.  MutualFirst has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $250,000, of which $125,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger.  MutualFirst has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.  Sandler O’Neill has provided certain other investment banking services to MutualFirst in the past and has received compensation for these services.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to MutualFirst and MFB and their affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of MutualFirst or MFB or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

Opinion of Stifel, Nicolaus & Company Incorporated – Financial Advisor to MFB

On October 25, 2007, MFB engaged Stifel Nicolaus as financial advisor to evaluate MFB’s strategic alternatives and any specific proposals that might be received regarding an acquisition of MFB, including the merger.  Stifel Nicolaus is a nationally recognized investment banking and securities firm with membership on all the principal United States securities exchanges and with substantial expertise in transactions similar to the merger.  As part of its investment banking activities, Stifel Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  MFB’s board of directors selected Stifel Nicolaus on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger.

On January 7, 2008, Stifel Nicolaus rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of MFB that, as of that date, the per share merger consideration to be received by the holders of MFB common stock (other than treasury stock or shares owned by MutualFirst or its direct or indirect wholly-owned subsidiaries) in connection with the merger pursuant to the merger Agreement was fair to MFB stockholders, from a financial point of view.

The full text of Stifel Nicolaus's written opinion dated January 7, 2008, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this document.  Holders of MFB common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this document.  The summary of the opinion of Stifel Nicolaus set forth in this document is qualified in its entirety by reference to the full text of the opinion.  The opinion of Stifel Nicolaus will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

No limitations were imposed by MFB on the scope of Stifel Nicolaus’s investigation or the procedures to be followed by Stifel Nicolaus in rendering its opinion.  Stifel Nicolaus was not requested to and did not make any recommendation to MFB’s board of directors as to the form or amount of the consideration to be paid to MFB or its stockholders, which was determined through arm’s length negotiations between the parties.  Stifel Nicolaus’s opinion is based on the financial and comparative analyses described below.  Stifel Nicolaus’s opinion was directed to MFB’s board of directors for its use in connection with its consideration of the financial terms of the merger.  Stifel Nicolaus’s opinion does not constitute a recommendation to any stockholder of MFB or of MutualFirst as to how a stockholder should vote at any meeting at which the merger is considered, or whether or not any stockholder of MFB should enter into a voting agreement with respect to the merger, or elect to receive the per share stock consideration or the per share cash consideration (or any combination thereof).  In addition, Stifel Nicolaus’s opinion does not compare the relative merits of the merger with any alternative transaction or business strategy which may have been available to MFB and does not address the underlying business decision of MFB’s board to proceed with or effect the merger.  Stifel Nicolaus was not requested to, and did not, solicit the interest of any other parties in pursuing transactions with MFB.

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a draft copy of the merger agreement dated January 7, 2008;

•	reviewed and analyzed the audited financial statements of MFB as of September 30, 2007 and for the three years ended September 30, 2007;

•
reviewed and analyzed the audited financial statements of MutualFirst as of December 31, 2006 and 2005, and for the three years ended December 31, 2006, and unaudited financial statements of MutualFirst for the quarters ended March 31, June 30, and September 30, 2007;

•	reviewed and analyzed certain other publicly available information concerning MFB and MutualFirst;

•
held discussions with MFB’s and MutualFirst’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on MutualFirst;

•
reviewed certain non-publicly available information concerning MFB and MutualFirst, including internal financial analyses and forecasts prepared by their respective management teams, and held discussions with management of both companies regarding recent developments;

•	participated in certain discussions and negotiations between representatives of MFB and MutualFirst;

•	reviewed the reported prices and trading activity of the publicly traded equity securities of MFB and MutualFirst;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that it deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as it deemed necessary or appropriate for purposes of its opinion; and

•
took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the financial institutions industry generally.

In rendering its opinion, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus, by or on behalf of MFB and MutualFirst, or that was otherwise reviewed by Stifel Nicolaus, and did not assume any responsibility for independently verifying any of the information.  With respect to the financial forecasts supplied to Stifel Nicolaus by MFB and MutualFirst (including, without limitation, potential cost savings and operating synergies to be realized by MutualFirst post-merger), Stifel Nicolaus assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of MFB and MutualFirst, as applicable, as to the future operating and financial performance of MFB and MutualFirst, as applicable, that cost savings and operating synergies would be realized in the amounts and time periods estimated by MutualFirst and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion.  These forecasts and projections were not prepared with the expectation of public disclosure.  All projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in the projected financial information.  Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus also assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of either MFB or MutualFirst since the date of the last financial statements made available to it.  Stifel Nicolaus has also assumed, without independent verification and with MFB’s consent, that the allowances for loan losses set forth in the financial statements of MFB and MutualFirst, respectively, are in the aggregate adequate to cover all such losses.  Stifel Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of MFB’s or MutualFirst’s assets or liabilities, the collateral securing any of these assets or liabilities, or the collectability of any these assets, nor did it review loan or credit files of MFB or MutualFirst.  Stifel Nicolaus has assumed, with MFB’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived.  In addition, Stifel Nicolaus assumed that the definitive merger agreement would not differ materially from the draft it reviewed.  Stifel Nicolaus also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by MFB and MutualFirst and without any anti-dilution adjustment to the merger consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger would not have an adverse effect on MFB or MutualFirst

Stifel Nicolaus’s opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of the opinion.  It is understood that subsequent developments may affect the conclusions reached in this opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its opinion.

Stifel Nicolaus’s opinion is limited to whether the per share merger consideration is fair to stockholders of MFB, from a financial point of view, as of the date of the opinion.  Stifel Nicolaus’s opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by MFB’s board or MFB; (ii) the legal, tax or accounting consequences of the merger on MFB, MutualFirst or their respective stockholders including, without limitation, the ability of the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended; (iii) the fairness of the amount or the nature of any compensation paid or to be paid to any of MFB’s officers, directors, or employees, relative to the merger consideration to be paid to MFB’s stockholders; (iv)  any advice or opinions provided by Sandler O’Neill or any other advisor to MFB or MutualFirst.  Furthermore, Stifel Nicolaus expressed no opinion as to the prices, trading range or volume at which MutualFirst’s securities would trade following consummation of the merger.

The financial forecasts furnished to Stifel Nicolaus for MFB and MutualFirst and estimates of potential cost savings and operating synergies to be realized by MutualFirst were prepared by the management of MFB and MutualFirst.  As a matter of policy, MFB and MutualFirst do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel Nicolaus in connection with its analysis of the financial terms of the merger, and these forecasts and estimates were not prepared with a view towards public disclosure.  These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of MFB and MutualFirst, including, without limitation, factors related to the integration of MFB and general economic, regulatory and competitive conditions.  Accordingly, actual results could vary materially from those set forth in these forecasts and estimates.

In connection with rendering its opinion, Stifel Nicolaus performed a variety of financial analyses that are summarized below.  This summary does not purport to be a complete description of these analyses.  Stifel Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of these analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it.  The range of valuations resulting from any particular analysis described below should not be taken to be Stifel Nicolaus’s view of the actual value of MFB.  In its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of MFB or MutualFirst.  Any estimates contained in Stifel Nicolaus's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by these estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold.  No company or transaction utilized in Stifel Nicolaus's analyses was identical to MFB or MutualFirst or the merger.  Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus.  The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which MFB common stock or MutualFirst common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel Nicolaus used in providing its opinion on January 7, 2008.  Some of the summaries of financial analyses are presented in tabular format.  In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary.  The tables alone do not constitute a complete description of Stifel Nicolaus’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.  The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion.  Rather, Stifel Nicolaus made its determination as to the fairness to the stockholders of MFB of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.  Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for MFB should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.  Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel Nicolaus assumed the aggregate merger consideration to be $52.4 million, and the effective per share merger consideration to be $37.08.

Pro Forma Effect of the Merger.  Stifel Nicolaus reviewed certain estimated future operating and financial information developed by MFB and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger developed by MFB and MutualFirst for the twelve month periods ended December 31, 2008, December 31, 2009, and December 31, 2010.  Based on this analysis, Stifel Nicolaus compared certain of MFB’s and MutualFirst’s estimated future per share results with the estimated figures for the pro forma combined entity.  Based on this analysis on a pro forma basis, the merger is forecast to be accretive to both MFB’s and MutualFirst’s earnings per share for the twelve month period ended December 31, 2008.  Stifel Nicolaus also reviewed certain financial information in order to determine the estimated effect of the merger on MFB’s book value per share, tangible book value per share and dividend.  Based on this analysis on a pro forma basis, the merger is forecasted to be significantly accretive to MFB’s book value per share, tangible book value per share and dividend.

Analysis of Bank Merger Transactions.  Stifel Nicolaus analyzed certain information relating to comparable recent transactions in the banking industry, consisting of (1) 27 selected U.S. thrift acquisitions announced since January 1, 2005, with disclosed deal values greater than $10 million and the target having a return on equity over the last twelve months  between 0.0% - 10.0% and assets between $100 million – $1.25 billion, referred to below as Group A; and (2) 20 selected U.S. thrift acquisitions announced since January 1, 2007 with disclosed deal values greater than $10 million using a market adjustment factor to adjust deal multiples for current market conditions, referred to below as Group B.  Stifel Nicolaus calculated the ratios with respect to the merger and the selected transactions and the results can be found in Table 1.  The market adjustment factor represents the percentage change in the SNL Thrift Index between the announcement date of each deal and January 4, 2008.  This adjustment factor was then applied to the deal multiples at announcement in order to reflect current market conditions.  The impact of the market adjustment factors on the comparable deal metrics is detailed further in Table 2.

Table 1

	MutualFirst / MFB	Median Statistics for Selected Transactions
Ratios		Group A	Group B
Price/Book Value	120%	165%	100%
Price/Tangible Book Value	132%	170%	111%
Adjusted Price/6.5% Equity	130%	209%	119%
Price/LTM Core EPS (1)	25.8x	25.5x	15.5x
Premium over Tangible Book Value/Core Deposits	4.9%	12.5%	8.2%
___________________________
(1) LTM core EPS assumes a provision for loan losses equal to 0.10% of average loans (the average of MFB’s net charge-offs over the last three years).

Table 2

	Group B Median Statistics
Ratios	Prior to Adjustment	With Adjustment
Price/Book Value	124%	100%
Price/Tangible Book Value	148%	111%
Price/LTM EPS	20.7x	15.5x
Premium over Tangible Book Value/Core Deposits	10.1%	8.2%

This analysis resulted in a range of imputed values for MFB common stock of between $36.75 and $55.62 per share based on the median multiples for Group A, and between $22.30 and $43.69 per share based on the median multiples for Group B.

Present Value Analysis.  Applying present value analysis to the theoretical future earnings and dividends of MFB, Stifel Nicolaus compared the purchase price offer for one share of MFB common stock to the present value of one share of MFB’s common stock on a stand-alone basis.  The analysis was based upon MFB management’s projected earnings growth, a range of assumed price/earnings ratios, and an 11.0%, 13.0% and 15.0% discount rate.  Stifel Nicolaus selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The present value of MFB’s common stock calculated on a stand-alone basis ranged from $23.95 to $31.61 per share, compared to the effective purchase price offer of $37.08 per share.

Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, Stifel Nicolaus estimated the net present value of the future streams of after-tax cash flow that MFB could produce to benefit a potential acquiror, referred to below as dividendable net income.  In this analysis, Stifel Nicolaus assumed that MFB would perform in accordance with MFB management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that MFB’s tangible common equity ratio would be maintained at 6.5% of assets.  Stifel Nicolaus calculated the sum of the assumed perpetual dividendable net income stream per share beginning in the year 2007 discounted to present values at assumed discount rates ranging from 11.0% to 15.0% to approximate MFB’s weighted average cost of capital, as determined by calculations using the capital asset pricing model, and based upon a range around MFB’s estimated cost savings of 24% of MFB’s non-interest expense.  This discounted cash flow analysis indicated an implied equity value reference range of $29.24 to $46.57 per share of MFB’s common stock.  This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of MFB’s common stock may trade in the public markets.  A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

Comparison of Selected Companies.  Stifel Nicolaus reviewed and compared certain multiples and ratios for the merger with a peer group of 20 selected thrifts of similar size, profitability, geography and growth characteristics.  Stifel Nicolaus then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results without the application of any control premium (Group 1) of MFB.  Stifel Nicolaus then applied a 33.0% control premium (Group 2) to the trading prices of the selected group of comparable companies and compared the offer price to each of the following categories: book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings, and tangible book premium to core deposits.  This analysis resulted in a range of imputed values for MFB common stock of between $19.14 and $29.74 per share based on the median multiples and ratios for Group 1, and between $25.45 and $39.56 per share based on the median multiples and ratios for Group 2.

	MFB		Trading Multiples for Selected Peer Groups (3)
Ratios	Last Trade(1)	Proposed Value (2)	Group 1	Group 2
Price/Book Value	85%	120%	94%	124%
Price/Tangible Book Value	93%	132%	106%	141%
Adjusted Price/6.50% Equity	80%	130%	93%	129%
Price/LTM Core EPS (4)	18.2x	25.8x	13.3x	17.7x
Premium over Tangible Book Value/Core Deposits	-0.9%	4.9%	0.5%	3.4%
________________
(1)	Based on MFB’s closing stock price of $26.26 on January 4, 2008.
(2)	Based on $37.08 per share offer price.
(3)	Peer metrics are based on prices as of market close on January 4, 2008.
(4)	LTM core EPS assumes a provision for loan losses equal to 0.10% of average loans (the average of MFB’s net charge-offs over the last three years).

Based on the above analyses, Stifel Nicolaus concluded that the per share merger consideration to be received by the holders of MFB common stock was fair to such holders from a financial point of view.  As described above, Stifel Nicolaus's opinion was among the many factors taken into consideration by the MFB Board of Directors in making its determination to approve the merger.

Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  Stifel Nicolaus has acted as financial advisor to MFB in connection with the merger and will receive a fee for its services (the “Advisory Fee”), a substantial portion of which is contingent upon the completion of the merger, equal to 1% of the value of the aggregate merger consideration to be paid to MFB stockholders, with the value of the stock portion of the merger consideration based on the average closing price of MutualFirst’s common stock during the ten trading days ending on the fifth day prior to the date of completion of the merger.  Based on recent MutualFirst trading prices, it is currently estimated that the Advisory Fee will be approximately $500,000.  Stifel Nicolaus has also acted as financial advisor to the board of directors of MFB and has received a fee of $150,000 upon the delivery of its opinion that is not contingent upon consummation of the merger (the “Opinion Fee”), provided that the Opinion Fee is creditable against any Advisory Fee.  Stifel Nicolaus will not receive any other significant payment or compensation contingent upon the successful consummation of the merger.  In addition, MFB has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement.  In March 2007, the Company engaged Stifel Nicolaus to provide certain strategic advisory services, for which Stifel Nicolaus received compensation in the amount of $25,000, which compensation is creditable against any Advisory Fee.  Except as disclosed above, there are no material relationships that existed during the two years prior to the date of this opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the merger.  Stifel Nicolaus may seek to provide investment banking services to MutualFirst or its affiliates in the future, for which Stifel Nicolaus would seek customary compensation.  In the ordinary course of business, Stifel Nicolaus may trade MutualFirst’s and MFB’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Material U.S. Federal Income Tax Consequences of the Merger

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of MFB common stock who exchange their shares of MFB common stock for shares of MutualFirst common stock or cash in the merger. This discussion addresses only those holders who hold their MFB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold MFB common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of MFB common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document.

Holders of MFB common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of MFB common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States;

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a U.S. person;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	otherwise subject to U.S. federal income tax on a net income basis.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds shares of MFB common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership.  If a U.S. holder is a partner in a partnership holding shares of MFB common stock, that U.S. holder should consult its tax advisor.

Tax Consequences of the Merger Generally.  MutualFirst and MFB have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  Silver, Freedman & Taff, L.L.P., counsel to MutualFirst, has rendered an opinion, attached as Exhibit 8.1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission of which this document is a part, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that each of MFB and MutualFirst will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.  It is a condition to MutualFirst’s and MFB’s respective obligations to complete the merger that each receive an opinion of Silver, Freedman & Taff, L.L.P., to the foregoing effect, dated the date of completion of the merger.  In rendering its opinion filed as an exhibit to the Registration Statement, Silver, Freedman & Taff, L.L.P. relied upon, and in rendering its opinion to be delivered at the time of the completion of the merger, Silver, Freedman & Taff, L.L.P. will rely upon, certain assumptions and representations contained in letters and certificates from MutualFirst and MFB.

None of the tax opinions given in connection with the merger or described herein will be binding on the Internal Revenue Service. Neither MutualFirst nor MFB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.  Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Based on the opinion of Silver, Freedman & Taff, L.L.P., it is expected that the following material U.S. federal tax consequences will result from the merger:

•
for a U.S. holder who exchanges all of the holder’s shares of MFB common stock solely for shares of MutualFirst common stock in the merger, no gain or loss will be recognized, except with respect to cash received in lieu of a fractional share of MutualFirst common stock (see discussion below under “—Cash Received in Lieu of a Fractional Share of MutualFirst Common Stock”);

•
for a U.S. holder who exchanges all of the holder’s shares of MFB common stock solely for cash in the merger, capital gain or loss equal to the difference between the amount of cash received and the holder’s tax basis in the MFB common stock generally will be recognized;

•
for a U.S. holder who exchanges the holder’s shares of MFB common stock for a combination of MutualFirst common stock and cash (other than cash received in lieu of a fractional share), capital gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of:

•	the amount of cash received; or

•	the excess, if any, of:

•	the sum of the cash and the fair market value of the MutualFirst common stock the U.S. holder received in the merger, over

•	the tax basis in the shares of MFB common stock surrendered by the U.S. holder in the merger;

•
for a U.S. holder who acquired different blocks of MFB common stock at different times and at different prices, realized gain or loss for purposes of determining the recognized gain, if any, generally must be calculated separately for each identifiable block of shares exchanged in the merger;

•
if a U.S. holder has differing bases or holding periods in respect of shares of MFB common stock, the U.S. holder should consult his, her or its tax advisor prior to the exchange with regard to making the election to receive the merger consideration in cash, shares of MutualFirst common stock or a combination of both, designating identifiable blocks of MFB common stock to be exchanged in the merger on the election form (see “The Merger Agreement—Election Procedures; Surrender of Stock Certificates”) and identifying the bases or holding periods of the particular shares of MutualFirst common stock received in the merger;

•
any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of MFB common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder actually or constructively owns MutualFirst common stock immediately before the merger, the gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Internal Revenue Code, in which case the gain would be treated as dividend income.  Any dividend income recognized by an individual MFB stockholder generally will be subject a maximum U.S. federal income tax rate of 15%, provided that the income is qualified dividend income and the individual stockholder held the shares in question for more than 61 days during the 121-day period beginning 60 days before the closing date of the merger.  The rules under Section 302 of the Internal Revenue Code are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder who may be subject to those rules should consult their advisor as to the application of these rules to the particular facts relevant to such U.S. holder; and

•	no gain or loss will be recognized by MutualFirst or MFB in the merger.

Tax Basis and Holding Period.  A U.S. holder’s aggregate tax basis in the MutualFirst common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal his, her or its aggregate tax basis in the MFB common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest), and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). The holding period for the shares of MutualFirst common stock received in the merger generally will include the holding period for the shares of MFB common stock exchanged therefor.

Cash Received in Lieu of a Fractional Share of MutualFirst Common Stock.  A U.S. holder who receives cash in lieu of a fractional share of MutualFirst common stock will be treated as having received the fractional share of MutualFirst common stock pursuant to the merger and then as having exchanged the fractional share of MutualFirst common stock for cash in a redemption by MutualFirst. As a result, assuming that the redemption of a fractional share of MutualFirst common stock is treated as a sale or exchange and not as a dividend, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the holder’s fractional share of MutualFirst common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements.  A U.S. holder who receives MutualFirst common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting with MutualFirst treated as the acquiror. Under this method of accounting, MFB’s assets and liabilities will be recorded by MutualFirst at their respective fair values as of the date of completion of the merger. Financial statements of MutualFirst issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of MFB.

Regulatory Approvals

Under federal law, the merger and the bank merger must be approved by the Office of Thrift Supervision. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.  The Office of Thrift Supervision also must approve the granting of fiduciary powers to Mutual Federal Savings Bank, which is needed in order for Mutual Federal Savings Bank to conduct the wealth management group operations of MFB Financial.

Once the Office of Thrift Supervision approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Office of Thrift Supervision to do so, the merger may be completed on or after the 15th day after approval from the Office of Thrift Supervision.

As of the date of this document, all of the required regulatory applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger.”

No Dissenters’ Rights

Because MFB’s common stock is listed on the NASDAQ Global Market, MFB stockholders do not have dissenters’ rights of appraisal under Indiana law in connection with the merger.

Boards of Directors of MutualFirst and Mutual Federal Savings Bank After the Merger

Charles J. Viater, the current President and Chief Executive Officer and a director of MFB and MFB Financial, and each of Michael J. Marien, Jonathan E. Kintner and Edward C. Levy, also currently directors of MFB and MFB Financial, will be appointed to the MutualFirst board of directors effective upon completion of the merger.  Each of Mr. Viater, Mr. Marien, Dr. Kintner and Mr. Levy will also be appointed to the board of directors of Mutual Federal Savings Bank effective upon completion of the bank merger.

Interests of MFB Executive Officers and Directors in the Merger

Some of the directors and executive officers of MFB have interests in the merger that are in addition to, or different from, the interests of MFB stockholders generally, which are described below. The MFB and MutualFirst boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Payments under Existing Employment Agreements between MFB Financial and Charles J. Viater, Donald R. Kyle and Terry L. Clark.  As a result of their change in the officer status and responsibilities that will occur following the merger, Charles J. Viater, President and Chief Executive Officer of MFB and MFB Financial, Donald

R. Kyle, Executive Vice President and Chief Operating Officer of MFB and MFB Financial, and Terry L. Clark, Executive Vice President and Chief Financial Officer of MFB and MFB Financial, will receive lump sum cash payments at the effective time of the merger in the amounts specified in their amended and restated employment agreements with MFB Financial dated September 18, 2007, currently estimated at approximately $927,081, $406,612 and $125,425, respectively, less applicable tax withholdings.  Upon payment of these amounts, the amended and restated employment agreements will terminate.

Employment Agreement between Charles J. Viater and MutualFirst and Mutual Federal Savings Bank.  On January 7, 2008, concurrent with the execution of the merger agreement, MutualFirst and Mutual Federal Savings Bank and Mr. Viater entered into an employment agreement that will become effective upon completion of the merger.  The agreement provides for Mr. Viater to serve as Regional President of Mutual Federal Savings Bank and Senior Vice President of MutualFirst for a three-year term, extendable for one year by Mutual Federal Savings Bank on each anniversary of the effective date of the agreement.

Under the agreement, Mr. Viater will be entitled to a minimum annual base salary of $250,000 and to participate in an equitable manner with all other executive officers of Mutual Federal Savings Bank in discretionary bonuses, to the extent awarded by the board of directors of Mutual Federal Savings Bank to executive employees.  Mr. Viater will also be entitled to participate in all retirement and other employee benefit plans and to receive an automobile allowance and other fringe benefits to the same extent as the other executive officers of Mutual Federal Savings Bank.

The agreement provides that if Mr. Viater is “involuntarily terminated” other than in connection with or within 12 months after a change in control of MutualFirst or Mutual Federal Savings Bank, then during the remaining term of the agreement he will continue to be paid his salary at the rate in effect immediately prior to the date of termination and be provided with substantially the same benefits as are provided to executive officers of Mutual Federal Savings Bank immediately prior to the date of termination, including employer-paid dependent medical and dental coverage.  The commencement of the salary continuation payments may be delayed for six months following the date of termination if necessary to ensure compliance with Section 409A of the Internal Revenue Code, with amounts that would otherwise have been paid to Mr. Viater within six months after the termination date being paid to Mr. Viater on the 185th day following the termination date.  If Mr. Viater is involuntarily terminated in connection with or within 12 months after a change in control which occurs at any time while he is employed under the agreement, then he will receive a lump sum cash payment equal to 299% of his “base amount” of compensation, as defined in Section 280G of the Internal Revenue Code, and, during the remaining term of the agreement, be provided with substantially the same health and disability benefits as were maintained for executive officers of Mutual Federal Savings Bank immediately prior to the change in control, in each case subject to reduction to the extent necessary to ensure deductibility under Section 280G of the Internal Revenue Code.  The term “involuntary termination” is defined to include termination of Mr. Viater’s employment (other than for cause or due to retirement, death, disability or specified misconduct on his part under the federal banking laws) without his consent or by Mr. Viater following a material reduction of or interference with his duties, responsibilities or benefits as Regional President of Mutual Federal Savings Bank and Senior Vice President of MutualFirst.

If Mr. Viater voluntarily terminates his employment for a reason that does not constitute “involuntary termination” or if Mr. Viater is terminated for cause, then he will receive his salary and benefits through the date of termination and MutualFirst and Mutual Federal Savings Bank will have no further obligation to him under the agreement.   If Mr. Viater dies while employed under the agreement, then his estate or designated beneficiary will be entitled to receive his salary and benefits through the last day of the month in which he died.  If Mr. Viater becomes disabled, the agreement will remain in effect, except that his salary will be reduced by any disability payments made to him under insurance policies maintained by Mutual Federal Savings Bank at its expense.

The agreement contains a post-termination, two-year covenant not to compete with Mutual Federal Savings Bank within a 25-mile radius of any office of Mutual Federal Savings Bank as of the date of termination.

Assumption of Salary Continuation Agreement between MFB Financial and Charles J. Viater.  Upon completion of the merger, Mutual Federal Savings Bank will assume the terms of the Salary Continuation Agreement, dated September 18, 2007, between MFB Financial and Mr. Viater.  The agreement provides that if Mr.

Viater retires at the age of 60, he will receive an annual benefit in the amount of $60,000 payable in equal monthly installments for a period of 15 years. If Mr. Viater resigns, he will receive an amount equal to the liability accrued by MFB Financial (Mutual Federal Savings Bank, following the merger) as of the end of the month preceding the end of his service, payable in equal monthly installments over a period of three years. He will receive the same amount in the event he experiences a disability before reaching age sixty, but payable in equal monthly installments over a period of 15 years.

The Salary Continuation Agreement also provides that if Mr. Viater’s employment is terminated prior to age 60, other than termination by voluntary resignation, termination for cause or termination within 24 months following a change in control, then Mr. Viater will be entitled to receive the present value of the amount he would have received upon normal retirement at age 60, computed using the actuarial factors that would be used to compute the present value of benefits under Section 280G of the Internal Revenue Code.

In the event of a change in control followed within 24 months by a termination of Mr. Viater's employment for reasons other than death or disability, and provided that Mr. Viater has not yet attained age 60, he will be entitled to receive the present value of his normal retirement benefit, computed using the actuarial factors that would be used to compute the present value of benefits under Section 280G of the Internal Revenue Code. This benefit is required to be distributed to Mr. Viater in a lump sum within 60 days following the termination.  Any payments made upon a change in control are subject to reduction to avoid adverse tax consequences under Section 280G.  The merger agreement provides that the merger between MFB and MutualFirst does not constitute a change in control for purposes of the Salary Continuation Agreement.

The Salary Continuation Agreement also makes certain provisions for payment to Mr. Viater's beneficiary in the event of Mr. Viater's death while in active service or while receiving or entitled to receive benefits.

Assumption of Change in Control Agreement between MFB Financial and James P. Coleman III.  Upon completion of the merger, Mutual Federal Savings Bank will assume the terms of the change in control agreement dated September 18, 2007 between MFB Financial and James P. Coleman III, Executive Vice President of Wealth Management of MFB Financial.  The agreement provides that if Mr. Coleman’s employment is “involuntarily terminated” within 12 months after a change in control of MFB Financial or MFB (which the MutualFirst/MFB merger will constitute), he will be entitled to receive a lump sum cash payment equal to 100% of his “base amount” of compensation, as defined in Section 280G of the Internal Revenue Code, and continued life, health and disability insurance coverage for 12 months or until Mr. Coleman obtains similar coverage from another employer, whichever occurs first.  These benefits are subject to reduction to ensure that all change in control benefits provided to Mr. Coleman are deductible under Section 280G of the Internal Revenue Code.  The term “involuntary termination” is defined as a termination of Mr. Coleman’s employment other than for cause without his consent or by Mr. Coleman following a material reduction in his duties, responsibilities and benefits.  Based on his current compensation level, if Mr. Coleman’s employment is involuntarily terminated by Mutual Federal Savings Bank within 12 months after completion of the merger, he will receive a lump sum cash payment of $102,574, less applicable tax withhholdings.

Severance Benefits Potentially Payable to Scott A. Taylor.  Scott A. Taylor, Vice President and Chief Deposit Officer of MFB Financial, will, like all other persons who have been full-time employees of MFB or MFB Finanical for at least one year as of the completion date of the merger and are not parties to employment or change in control agreements with MFB Financial, be entitled to severance pay if his employment is terminated by MutualFirst or a subsidiary of MutualFirst without cause within six months after the merger equal to one week of pay for each full year of continuous full-time employment, not to exceed 26 years.  See “The Merger Agreement—Employee and Benefit Plan Matters.”  In the case of Mr. Taylor, assuming the merger is completed in the third quarter of 2008, he would be entitled to severance pay of $11,038, less applicable tax withholdings, if his employment were terminated without cause within six months after the merger.

Director Fee Continuation Agreements. Each of the directors of MFB and MFB Financial is a party to a director fee continuation agreement with MFB Financial dated September 18, 2007 which provides that if he or she retires as a director of MFB Financial after attaining age 72 and serving as a director of MFB Financial for at least five years, he or she is entitled to an annual retirement benefit for five years (for ten years, if the director has more than ten years of service) equal to 50% of the total fees paid to him or her by MFB Financial during the last plan year before ending service.  Each agreement further provides that in the event of a change in control (which the

MutualFirst/MFB merger will constitute) followed within 24 months by a termination of service as a director prior to age 72, the director will be entitled to receive the present value of the normal retirement benefit (without regard to years of service) paid in a lump sum.

The merger agreement provides that Mutual Federal Savings Bank will assume the director fee continuation agreements upon the effective time of  the merger, and that the directors of MFB Financial who will not be serving as directors of MutualFirst or Mutual Federal Savings Bank following the merger will be paid the present value of the benefits to which they are entitled under their agreements, provided that such directors with less than five years of service will receive no benefits, and directors with between five and ten years of service will receive the present value of their benefits otherwise payable over a five year period.  Accordingly, at the effective time of the merger, it is estimated that the following amounts will be paid to the directors of MFB Financial with between five and ten years of service who will not be serving as directors of MutualFirst or Mutual Federal Savings Bank: M. Gilbert Eberhart – approximately $114,785; Christine A. Lauber – approximately $131,273; and Reginald H. Wagle – approximately $99,550.  The directors of MFB Financial who become directors of MutualFirst and Mutual Federal Savings Bank following the merger – Charles J. Viater, Michael J. Marien, Jonathan E. Kintner and Edward C. Levy– will also be paid a lump sum present value of their benefits under their agreements if their service as directors of Mutual Federal Savings Bank terminates within two years following the completion of the merger.

 Accelerated Vesting of Stock Options and Restricted Stock Units.  As described under “The Merger Agreement—Stock Options,” immediately prior to the effective time of the merger, all outstanding unvested MFB stock options will vest in full and, as with outstanding MFB stock options that are already vested, be converted into MutualFirst stock options.  Based on outstanding MFB options currently held and assuming the merger is completed in the third quarter of 2008, the only director or executive officer of MFB expected to have option vesting accelerate as a result of the merger is Director Robert C. Beutter (with vesting accelerating as to 2,400 shares).

MFB Directors Becoming Directors of MutualFirst and Mutual Federal Savings Bank.  As indicated under “—Board of Directors of MutualFirst After the Merger,” Messrs. Viater, Levy, Kintner and Marien will be appointed as directors of MutualFirst and Mutual Federal Savings Bank.

Indemnification and Continuance of Officers’ and Directors’ Liability Insurance.  As described under “The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage,” MutualFirst will indemnify the directors, officers, employees and agents of MFB with respect to claims pertaining to facts or events occurring at or prior to completion of the merger, which are made, asserted or arise within six years after the merger.  MutualFirst also has agreed, for a period of six years after completion of the merger, to maintain officers’ and directors’ liability insurance for persons currently covered by MFB's officers’ and directors’ liability insurance policy with respect to claims arising from facts or events occurring prior to completion of the merger.

Stock Listing

Listing of MutualFirst Common Stock.  It is a condition to the merger that the shares of MutualFirst common stock to be issued in connection with the merger be authorized for listing on the NASDAQ Global Market subject to official notice of issuance.

Delisting of MFB Common Stock.  If the merger is completed, MFB common stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of the MutualFirst board of directors and the MFB board of directors has unanimously approved the merger agreement, which provides for the merger of MFB into MutualFirst Acquisition Corp., a wholly owned subsidiary of MutualFirst.  MutualFirst Acquisition Corp. will be the surviving corporation in the merger.  Each share of MutualFirst common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of MutualFirst, and each share of MFB common stock issued and outstanding at the effective time of the merger will be converted into either MutualFirst common stock or cash, as described below. See “—Merger Consideration.”  It is expected that, immediately following the merger, MFB Financial, a wholly owned subsidiary of MFB, will merge into Mutual Federal Savings Bank, a wholly owned subsidiary of MutualFirst, with Mutual Federal Savings Bank as the surviving institution.   We refer to the merger of our banks as the “bank merger.”

The merger agreement provides that MutualFirst may change the structure of the merger if consented to by MFB. Without the prior approval of the MFB board of directors and, if required, the MFB stockholders, no change may alter the value amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to MFB stockholders in the merger, or materially impede or delay completion of the merger.

Effective Time and Completion of the Merger

The merger agreement provides generally that unless both MutualFirst and MFB agree to a later date, the filing necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of the State of Indiana, will be made no later than the tenth business day after all of the conditions to completion of the transaction have been satisfied or waived.

We currently expect that the merger will be completed early in the third quarter of 2008, subject to MutualFirst stockholders’ approval of the issuance of MutualFirst shares in the merger, MFB stockholders’ approval of the merger agreement, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods.  However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, MutualFirst and MFB will obtain the required approvals or complete the merger.  See “—Conditions to Completion of the Merger.”

Merger Consideration

MFB stockholders will have the opportunity to elect to receive merger consideration in shares of MutualFirst common stock, cash, or a combination of MutualFirst common stock and cash for their shares of MFB common stock, subject to the proration provisions described below.  An election form and transmittal materials will be separately mailed to MFB stockholders, as described more fully below under “—Election Procedures; Surrender of Stock Certificates.”  MFB stockholders must return their properly completed and signed election forms and MFB stock certificates to the exchange agent prior to the election deadline. If you are an MFB stockholder and you do not return your election form and MFB stock certificate(s) by the election deadline or improperly complete or do not sign your election form, you will receive shares of MutualFirst common stock, cash or a mixture of shares of MutualFirst common stock and cash, based on what is available after giving effect to the proper elections made by other MFB stockholders.   If you are an MFB stockholder, you may specify different elections with respect to different shares held by you (for example, if you have 100 shares, you could make a stock election with respect to 50 shares and a cash election with respect to the other 50 shares).

Stock Election.  The merger agreement provides that each MFB stockholder who makes a valid stock election will have the right to receive, in exchange for each share of MFB common stock for which a stock election is made, 2.59 shares of MutualFirst common stock.  We sometimes refer to this number of shares of MutualFirst common stock as the “stock consideration.”  Except as described below under “—Possible Adjustment to Aggregate Stock Consideration or Aggregate Cash Consideration,” the exchange ratio is fixed at 2.59 MutualFirst shares for each MFB share, regardless of fluctuations in the market price of MutualFirst common stock.

The merger agreement provides that 80% of the shares of MFB common stock outstanding immediately prior to the effective time of the merger are to be converted into the stock consideration.  As a result, even if an MFB stockholder makes a stock election, that holder may nevertheless receive a mix of stock and cash.

No fractional shares of MutualFirst common stock will be issued to any holder of MFB common stock upon completion of the merger. For each fractional share that would otherwise be issued, MutualFirst will pay cash in an amount equal to the fraction multiplied by the “Final MutualFirst Share Value,” defined as the average of the closing prices of MutualFirst common stock for the five trading days ending on the second trading day before the date of completion of the merger. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares. The cash to be paid in respect of fractional shares is not included in the aggregate cash amount described below under “—Cash Election.”

Cash Election.   The merger agreement provides that each MFB stockholder who makes a valid cash election will have the right to receive, in exchange for each share of MFB common stock for which a cash election is made, $41.00 in cash, subject to proration as described below. We sometimes refer to this cash amount as the “cash consideration.”

Under the merger agreement, 20% of the shares of MFB common stock outstanding immediately prior to the effective time of the merger are to be converted into the cash consideration.  As a result, even if an MFB stockholder makes a cash election, that holder may nevertheless receive a mix of cash and stock.

 Non-Election Shares.  If you are an MFB stockholder and you do not make a written election to receive MutualFirst common stock or cash, your election form is not received by the exchange agent by the election deadline, your election form is improperly completed and/or not signed or you fail to surrender your MFB stock certificate(s) with your election form (or provide a proper notice of guaranteed delivery or required affidavits and indemnification for lost or destroyed certificates, as described under “—Election Procedures; Surrender of Stock Certificates”), then you will be deemed not to have made an “election.”  MFB stockholders not making an election may be paid in only MutualFirst common stock, only cash or a mix of shares of MutualFirst common stock and cash, depending on, and after giving effect to, the number of valid stock elections and cash elections that have been made by other MFB stockholders using the proration provisions described below.

Possible Adjustment to Aggregate Stock Consideration or Aggregate Cash Consideration. The aggregate number of shares of MutualFirst common stock that will be issued as stock consideration and the aggregate amount of cash that will be paid as cash consideration are subject to adjustment if MutualFirst elects to increase the aggregate stock or cash consideration to prevent MFB from terminating the merger agreement in the event of a specified decline in the market value of MutualFirst common stock relative to the value of a designated market index.  See “—Termination of the Merger Agreement.”

Proration.    The merger agreement provides that the total number of shares of MFB common stock that will be converted into the stock consideration is equal to the total number of shares of MFB common stock outstanding immediately prior to the effective time of the merger multiplied by 80%.  All of the remaining shares of MFB common stock outstanding immediately prior to the effective time of the merger will be converted into the cash consideration.  This is meant to ensure that approximately 80% of the aggregate merger consideration is paid in shares of MutualFirst common stock and that approximately 20% of the aggregate merger consideration is paid in cash.   As a result, if more MFB stockholders make valid elections to receive either MutualFirst common stock or cash than is available as merger consideration under the merger agreement, those MFB stockholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.  Therefore, if you make a stock election or cash election, you may nevertheless receive a mix of stock and cash.

Adjustment if Stock Consideration is Oversubscribed

Cash may be issued to MFB stockholders who make stock elections if the stock consideration is oversubscribed. The total number of shares of MFB common stock for which valid stock elections are made is referred to as the “Stock Election Number.”  The number of shares of MFB common stock that will be converted into the right to receive stock consideration in the merger, which we refer to as the “Stock Conversion Number,” is equal to the product of (1) 80% and (2) the total number of shares of MFB common stock that are outstanding immediately prior to the effective time of the merger.  For example, if the total number of shares of MFB common stock outstanding immediately prior to the effective time of the merger were 1,388,381 , the Stock Conversion Number would be approximately  1,110,705 (80% x 1,388,381 ), meaning that approximately  1,110,705 shares of MFB common stock must be converted into the right to receive 2.59 shares of MutualFirst common stock for each MFB share, regardless of whether MFB stockholders have made stock elections with respect to a greater or lesser number of shares of MFB common stock.

If the Stock Election Number is greater than the Stock Conversion Number, then the stock election is oversubscribed. If the stock election is oversubscribed, then:

•	an MFB stockholder making a cash election or no election will receive the cash consideration for his or her shares of MFB common stock; and

•	an MFB stockholder making a stock election will receive:

o
the stock consideration for a number of shares of MFB common stock equal to the product obtained by multiplying (1) the number of shares of MFB common stock for which the stockholder has made a stock election by (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number; and

o	the cash consideration for the remaining shares of MFB common stock for which the stockholder made a stock election.

If an election form designates by stock certificate number the priority in which the stock election shares governed by the election form are to be allocated to the stock consideration as described above, those stock election shares will be deemed allocated in accordance with that priority. This may allow an MFB stockholder to direct that shares of MFB common stock in which he or she has a lower tax basis or a shorter holding period be allocated the stock consideration before shares in which he or she has a higher tax basis or a longer holding period.   If you are an MFB stockholder, you should consult your own tax advisor prior to the election deadline with regard to making your election and making any such designation on your election form.  See “—Election Procedures; Surrender of Stock Certificates” and “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Example of Oversubscription of Stock Consideration

Assuming that:

•	the Stock Conversion Number was 1,110,705 , and

•
the Stock Election Number was 1,200,000 (in other words, only  1,110,705 shares of MFB common stock can be converted into the stock consideration, but MFB stockholders have made stock elections with respect to 1,200,000 shares of MFB common stock), then an MFB stockholder making a stock election with respect to 1,000 shares of MFB common stock would receive the stock consideration with respect to  926 shares of MFB common stock (1,000 x 1,110,705 /1,200,000) and the cash consideration with respect to the remaining  74 shares of MFB common stock.  Assuming that the Final MutualFirst Share Value is equal to $ 12.00 , the MFB stockholder would in this instance receive stock consideration of  2,398 shares of MutualFirst common stock (plus $ 4.08 in lieu of a . 34 fractional share interest) ( 926 x 2.59 = 2,398.34 ) and cash consideration of $ 3,034 ( 74 x $41.00 = $ 3,034 ).

Adjustment if the Stock Consideration is Undersubscribed

Stock may be issued to stockholders who make cash elections if the stock consideration is undersubscribed. If the Stock Election Number is less than the Stock Conversion Number, then the stock consideration is undersubscribed. The amount by which the Stock Election Number is less than the Stock Conversion Number is referred to as the “Shortfall Number.”  If the stock consideration is undersubscribed, then all MFB stockholders making a stock election will receive the stock consideration for all shares of MFB common stock as to which they made a stock election.  MFB stockholders making a cash election or no election will receive the stock consideration for the number of shares of MFB common stock equal to the Shortfall Number, with the stock consideration first being allocated to the non-electing MFB shares, as described below.

Scenario 1: Undersubscription of Stock Consideration and Shortfall Number is Less than or Equal to Number of Non-Election Shares.  If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	an MFB stockholder making a stock election will receive the stock consideration for each share of MFB common stock as to which he or she made a stock election;

•	an MFB stockholder making a cash election will receive the cash consideration for each share of MFB common stock as to which he or she made a cash election; and

•	an MFB stockholder who made no election will receive:

o
the stock consideration with respect to the number of shares of MFB common stock equal to the product obtained by multiplying (1) the number of non-election shares held by the MFB stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

o	the cash consideration with respect to the remaining non-election shares held by the stockholder.

Example of Scenario 1

Assuming that:

•	the Stock Conversion Number is 1,110,705 ,

•
the Stock Election Number is 900,000 (in other words,  1,110,705 shares of MFB common stock must be converted into stock consideration but MFB stockholders have made stock elections with respect to only 900,000 shares of MFB common stock, so the Shortfall Number is 210,705 ), and

•	the total number of non-election shares is 300,000,

then an MFB stockholder who has not made an election with respect to 1,000 shares of MFB common stock would receive the stock consideration with respect to  702 shares of MFB common stock (1,000 x 210,705 /300,000) and the cash consideration with respect to the remaining  298 shares of MFB common stock.  Assuming, as in the previous example, that the Final MutualFirst Share Value is equal to $ 12.00 , the MFB stockholder would in this instance receive stock consideration of  1,818 shares of MutualFirst common stock (plus $ 2.16 in lieu of a . 18 fractional share interest) ( 702 x 2.59 = 1,818.18 ) and cash consideration of $ 12,218 ( 298 x $41.00 =$ 12,218 ).

       Scenario 2: Undersubscription of Stock Consideration and Shortfall Number Exceeds Number of Non-Election Shares.  If the Shortfall Number exceeds the number of non-election shares, then:

•	an MFB stockholder making a stock election will receive the stock consideration for each share of MFB common stock as to which he or she made a stock election;

•	an MFB stockholder who made no election will receive the stock consideration for each share of MFB common stock; and

•	an MFB stockholder making a cash election will receive:

o
the stock consideration with respect to the number of shares of MFB common stock equal to the product obtained by multiplying (1) the number of shares of MFB common stock with respect to which the stockholder made a cash election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and the denominator of which is equal to the total number of cash election shares; and

o	the cash consideration with respect to the remaining shares of MFB common stock held by the stockholder as to which he or she made a cash election.

Example of Scenario 2

Assuming that:

•	the Stock Conversion Number is 1,110,705 ,

•
the Stock Election Number is 800,000 (in other words,  1,110,705 shares of MFB common stock must be converted into the stock consideration but MFB stockholders have made stock elections with respect to only 800,000 shares of MFB common stock, so the Shortfall Number is 310,705 ),

•	the number of non-election shares is 200,000 (so the Shortfall Number exceeds the number of non-election shares by 110,705 ), and

•	the number of cash election shares is 388,381 ,

then an MFB stockholder who has made a cash election with respect to 1,000 shares of MFB common stock would receive the stock consideration with respect to  285 shares of MFB common stock (1,000 x 110,705/388,381 ) and the cash consideration with respect to the remaining  715 shares of MFB common stock.  Assuming, as in the previous examples, that the Final MutualFirst Share Value is equal to $ 12.00 , the MFB stockholder would in this instance receive stock consideration of  738 shares of MutualFirst common stock (plus $ 1.80 in lieu of a . 15 fractional share interest) ( 285 x 2.59 = 738.15 ) and cash consideration of $ 29,315 ( 715 x $41.00).

Stock Options

Each option to purchase MFB common stock that is outstanding immediately prior to the effective time of the merger will, to the extent unvested, become fully vested and exercisable.  Upon completion of the merger, each option to purchase MFB common stock that is outstanding immediately prior to the completion of the merger will be converted into an option to purchase MutualFirst common stock on the same terms as the MFB option, except that the number of MutualFirst shares underlying the converted option will be equal to the number of MFB shares underlying the option prior to the conversion multiplied by 2.59, rounded up or down to the nearest whole share, and the exercise price of the converted option will be adjusted by dividing the exercise price of the option prior to the conversion by 2.59, rounded up or down to the nearest cent.

Election Procedures; Surrender of Stock Certificates

An election form together with transmittal materials for surrendering MFB stock certificates will be mailed at least twenty days before the anticipated completion date of the merger to each holder of record of MFB common stock as of the date designated by MutualFirst and MFB as the election form record date.    MFB will use reasonable efforts to make available additional election forms as MutualFirst may permit, to all persons who become holders of record of MFB common stock between the election form record date and the second business day prior to the election deadline referred to below. The election form will entitle MFB stockholders to elect to receive in exchange for their shares of MFB common stock, subject to the proration provisions of the merger agreement, shares of MutualFirst common stock, cash, or a combination of both, or to elect no preference with respect to the merger consideration that they wish to receive.  The election form also will enable MFB stockholders electing the stock consideration for all or a portion of their MFB shares to designate, by stock certificate number, the priority in which their stock election shares are to be allocated to the stock consideration in the event the stock consideration is oversubscribed.  See “—Merger Consideration-Proration-Adjustment if Stock Consideration is Oversubscribed.”  This may allow an MFB stockholder to direct that shares of MFB common stock in which he or she has a lower tax basis or a shorter holding period be allocated the stock consideration before shares in which he or she has a higher tax basis or a longer holding period.  If you are an MFB stockholder, you are urged to consult your personal tax advisor prior to making your election and making any priority designation.  See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”  If you hold a single stock certificate that evidences shares of MFB common stock acquired in different lots and wish to make a priority designation, you should consult your personal tax advisor with regard to the method of identifying particular lots for priority allocation to the stock consideration.

To make a valid election, an MFB stockholder must submit a properly completed election form to the financial institution mutually agreed upon by MutualFirst and MFB to serve as the exchange agent for the merger, at or before 5:00 p.m., Central Time, on the date specified as the election deadline in the election form, or such other time and date as MutualFirst and MFB may mutually agree.  Continental Stock Transfer and Trust Company is expected to act as exchange agent.  An election form will be deemed properly completed only if accompanied by certificates representing all shares of MFB common stock covered by the election form (or customary affidavits and indemnification for lost or destroyed certificates, as discussed below, or by a proper notice of guaranteed delivery, as described below).  MFB stockholders should not forward their MFB stock certificates with their proxy cards.   Election forms will be mailed to MFB stockholders at a later date.  MFB stock certificates should be returned to the exchange agent in accordance with the instructions contained in the election form.   MFB stockholders who hold their shares in “street name” through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election and should consult with their personal tax advisors with respect to the advisability and method of making any priority designation to the bank, broker or other nominee of identifiable blocks of shares of MFB common stock as to which they have made a stock election in the event the stock consideration is oversubscribed.

An MFB stockholder may change or revoke his or her election at any time prior to the election deadline by providing written notice that is actually received by the exchange agent at or prior to the election deadline.  The certificate(s) relating to any revoked election form will be promptly returned, without charge, to the MFB stockholder.  MFB stockholders who hold their shares in “street name” through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for changing or revoking an election.  All elections will be revoked automatically and all previously surrendered MFB stock certificates will be returned to their holders if the merger agreement is terminated.

If certificates for MFB common stock are not immediately available or cannot be delivered to the exchange agent prior to the election deadline or the surrender of these shares cannot be completed by book-entry transfer to the exchange agent’s account with The Depository Trust Company by the election deadline, a valid election may be made provided that:

•
the exchange agent receives, prior to the election deadline, a properly completed election form and a properly completed notice of guaranteed delivery duly executed by a member firm of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc.) or of a registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States, substantially in the form provided with the election form; and

•
the exchange agent receives, prior to the third New York Stock Exchange trading day after the election deadline, the certificates for all exchanged MFB shares, or confirmation of the delivery by book-entry transfer of all the shares into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for the transfer.

If you are an MFB stockholder and you have a preference for receiving either MutualFirst common stock and/or cash for your MFB common stock, you should properly complete and return the election form before the election deadline (or follow the instructions of your bank, broker or other nominee if your shares are held in street name).  If your properly completed election form is not received by the exchange agent by the election deadline, your shares will be treated as non-election shares, in which case you will be allocated MutualFirst common stock and/or cash depending on the proper elections made by other MFB stockholders.  We are not recommending whether you should elect to receive MutualFirst common stock or cash in the merger.  You must make your own decision with respect to your preferred form of merger consideration and we encourage you to consult with your personal financial and tax advisors prior to making your election.

Within ten business days after the completion of the merger, the exchange agent will send to each MFB stockholder who properly surrendered his or her stock certificate(s) to the exchange agent with an election form by the election deadline, the applicable stock consideration and/or cash to which the stockholder is entitled, without interest, including a check for any cash in lieu of a fractional share interest.

Within ten business days after the date of completion of the merger, the exchange agent will send transmittal materials for surrendering stock certificates to each MFB stockholder who did not properly surrender his or her certificate(s) to the exchange agent by the election deadline. Upon proper surrender of the stockholder's certificate(s) to the exchange agent in accordance with the transmittal materials, the exchange agent will promptly send to the stockholder the applicable stock consideration and/or cash to which the stockholder is entitled, without interest, including a check for any cash in lieu of a fractional share interest.

Holders of unsurrendered certificates evidencing shares of MFB common stock to be exchanged for shares of MutualFirst common stock will not be entitled to receive any dividends or other distributions with a record date after the completion of the merger payable with respect to MutualFirst common stock until after their MFB stock certificates are properly surrendered. When those certificates are surrendered, any unpaid dividends or distributions with respect to MutualFirst common stock will be paid, without interest.

If your MFB stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. You may also be required, in the discretion of MutualFirst and/or the exchange agent, to post an indemnity bond at your expense. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership.

Any portion of the cash or shares of MutualFirst common stock made available to the exchange agent that remains unclaimed by MFB stockholders for six months after the completion of the merger will be returned to MutualFirst, subject to abandoned property, escheat and other similar laws. Any MFB stockholder who has not exchanged shares of MFB common stock for the merger consideration in accordance with the merger agreement before that time may look only to MutualFirst for payment of the merger consideration for those shares and any unpaid dividends or distributions after that time. Nonetheless, neither MutualFirst nor the exchange agent will be liable to any MFB stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or other similar laws.

MFB Rights Plan

The MFB board of directors has amended the MFB Rights Agreement dated as of October 2, 2006 to provide that the merger and related transactions will not cause the stock purchase rights attached to each outstanding share of MFB common stock to separate or otherwise become exercisable, and to provide that these rights and the

Rights Agreement will terminate upon completion of the merger. MutualFirst does not have a stockholder rights plan.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, MFB and MutualFirst have agreed to certain restrictions on their activities until the merger is completed or terminated.  Both companies have agreed:

•
not to knowingly take, or fail to take, any action that would result in a breach of their respective representations and warranties or obligations under the merger agreement, that would result in the merger not qualifying as a reorganization under Section 368 of the Internal Revenue Code or that would result in any of the conditions to completion of the merger not being satisfied, except as otherwise permitted under the agreement;

•	to conduct their respective businesses consistent with past practice and use reasonable best efforts to preserve intact their respective business organizations, employees and business relationships;

•
not to issue any additional shares of capital stock, stock options or other rights to acquire capital stock, other than (1) in the case of both companies, pursuant to the exercise of outstanding stock options, and (2) in the case of MutualFirst, the issuance of stock options and restricted stock to its employees and directors consistent with past practice;

•
not to issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes, except, in the case of MutualFirst, in connection with financing the funding of the cash consideration in connection with the merger; and

•
not to pay any dividends or other distributions on its capital stock, other than the payment of regular quarterly cash dividends of, in the case of MutualFirst, not more than $0.16 per share, and in the case of MFB, not more than $0.19 per share, and other than dividends from wholly owned subsidiaries.

MutualFirst has also agreed not to amend its charter or bylaws in a way that would materially and adversely affect the rights or powers of its stockholders generally or to knowingly and voluntarily take any other action that could materially delay or affect MutualFirst's ability to complete the merger.  MFB has also agreed that it will not, and will not permit any of its subsidiaries to, undertake any of the following activities, among others, without the prior written consent of MutualFirst, subject to the exceptions noted below and the exceptions set forth in the merger agreement:

•
increase employee compensation or benefits or enter into any employment, change in control or similar agreement, other than normal individual annual increases in salary for rank and file employees not to exceed three percent to any employee, in each case in the ordinary course of business consistent with past practice, hire any new officers or promote any employee to a rank of vice president or a more senior position or pay aggregate expenses of more than $10,000 for employees and directors to attend conventions or similar meetings;

•	except as required by law, establish, amend, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, or sell or transfer any of its deposit liabilities;

•
enter into or modify any lease or license relating to real or personal property or intellectual property other than in the ordinary course of business consistent with past practice and where the aggregate amount involved does not exceed $50,000;

•
except with respect to purchases of fixed assets within a specified range and investment securities consistent with past practice, acquire the assets, business or properties of any person, other than pursuant to foreclosure or in a fiduciary capacity;

•	sell or acquire any loans (excluding originations) or loan participations or sell or acquire any servicing rights;

•	amend its articles of incorporation or bylaws or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental authority;

•	with certain exceptions, enter into, materially modify, terminate or renew any material contract;

•	settle any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

•
foreclose upon any real property without obtaining a phase one environmental assessment, except for one- to four-family non-agricultural residential properties of five acres or less which are not believed to contain potential environmental contaminants;

•
voluntarily make a material change in its deposit mix, or increase or decrease the interest rate paid on its deposits except in a manner consistent with past practice and competitive factors in the marketplace;

•	open any new branch office or deposit taking facility or close or relocate any existing branch or other facility;

•	purchase or sell any investment securities except to the extent consistent with past practice to maintain the risk profile and asset mix of its existing investment securities portfolio;

•	enter into or acquire any derivatives contract or structured note, or enter into or modify any interest rate swap agreement or other agreement relating to the hedging of interest rate risk;

•	make capital expenditures outside the limits specified in the merger agreement;

•
materially change its loan underwriting or approval policies or make new loans or lines or letters of credit or modifications to existing loans or lines or letters of credit such that any such loan or line or letter of credit thereafter exceeds $1,000,000;

•	invest in any new or existing joint venture or partnership or any new real estate development or construction activity;

•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less;

•	make charitable contributions in excess of $1,000 individually or $10,000 in the aggregate; or

•	enter into any new lines of business.

Third Party Proposals

MFB has agreed that it will not initiate, solicit, encourage or knowingly facilitate any inquiries or proposals relating to, or engage in any negotiations or discussions with or provide any nonpublic information to any person concerning, any third party proposal for a merger or consolidation with, purchase or lease of substantially all of the assets of, purchase of securities representing 20% or more of the voting power of, or any similar transaction involving, MFB or MFB Financial (referred to as an “alternative proposal”).

Notwithstanding this agreement, if MFB receives an unsolicited written alternative proposal that MFB’s board of directors concludes in good faith is or may be more favorable from a financial point of view to MFB stockholders than the merger with MutualFirst (referred to as a “superior proposal”), MFB may provide information to and negotiate with the third party which submitted the alternative proposal if MFB’s board of directors determines in good faith, after receiving advice of its outside legal counsel, that the failure to do so would likely violate the board’s fiduciary duties under Indiana law. In order to constitute a superior proposal, an alternative proposal which would entail the acquisition of the stock of MFB or MFB Financial must be for the acquisition of at least 50.1% of the outstanding voting power.  MFB must promptly notify MutualFirst of any alternative proposal received and apprise it of any related developments.

MFB's pursuit of a superior proposal could result in MFB's owing MutualFirst a termination fee of $1.7 million in cash. See "—Termination of the Merger Agreement."

Representations and Warranties

The merger agreement contains customary representations and warranties of MutualFirst and MFB relating to their respective businesses that are made as of the date of the merger agreement and as of the completion date of the merger. With the exception of certain representations that must be true and correct in all respects at all times and certain representations that must be true and correct in all material respects as of the date of the merger agreement, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or is reasonably likely, the companies will disregard any effects resulting from (1) changes in thrift and similar laws of general applicability to depository institutions generally, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (2) changes in accounting principles generally accepted in the United States or regulatory accounting requirements applicable to thrifts or their holding companies generally, (3) changes to policies or practices by MFB at the written request of MutualFirst or taken by either company in accordance with accounting principles generally accepted in the United States, (4) public announcement of the merger agreement, (5) expenses incurred in connection with the merger agreement or the merger, (6) actions or inactions of either company taken with the consent of the other company or as permitted under the merger agreement, (7) the payment of any amounts due to directors, officers or employees of MFB pursuant to agreements previously disclosed to MutualFirst, (8) changes in national or international political or social conditions, including war or other military action or terrorist attacks or (9) any change in the value of either company’s securities or loan portfolio, or either company’s deposits or borrowings, resulting from a change in interest rates generally.

The representations and warranties of each of MutualFirst and MFB have been made solely for the benefit of the other party and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except in the case of a willful material breach;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	are made as of the date of the merger agreement and as of the time of closing, unless otherwise specified in the merger agreement.

The representations and warranties made by MutualFirst and MFB to each other primarily relate to:

•	capitalization;

•
in the case of MFB, that its board of directors has taken the actions necessary to ensure that the rights attached to the outstanding shares of MFB common stock pursuant to the MFB rights plan do not become exercisable as a result of the merger agreement and the transactions contemplated by the merger agreement;

•	corporate organization and existence;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with the Securities and Exchange Commission and regulatory agencies;

•	financial statements;

•	absence of material adverse effect on each company since September 30, 2007, in the case of MFB, or December 31, 2006, in the case of MutualFirst;

•	environmental matters;

•	tax matters;

•	legal proceedings;

•	compliance with laws and Community Reinvestment Act rating;

•	employee benefit plans and labor matters;

•	in the case of MFB, certain contracts;

•	fees paid to financial advisors;

•	maintenance of insurance;

•	ownership and other property rights;

•	adequacy of loan loss allowance;

•	transactions with insiders;

•	delivery of an opinion of its financial advisor;

•	absence of undisclosed liabilities;

•	absence of events that would give rise to a material claim for indemnification by a director, advisory director, officer or employee except as otherwise disclosed to the other company;

•	loan and investment portfolios;

•	accuracy of books and records;

•	absence of defaults under contracts;

•	rights to intellectual property;

•	interest rate risk management instruments, such as swaps, caps, floors, option agreements, futures and forward contracts;

•	administration of trust and other fiduciary accounts;

•	maintenance of adequate internal controls; and

•	inapplicability to the merger of any takeover law.

Conditions to Completion of the Merger

Closing Conditions for Both Companies.  The obligations of MutualFirst and MFB to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by MFB stockholders and approval of the MutualFirst share issuance in the merger by MutualFirst stockholders;

•
receipt of all regulatory approvals required to complete the merger and the bank merger and the change in ownership of MFB’s subsidiaries and the expiration of all statutory waiting periods; however, no approval will be deemed received if it contains any non-standard condition or requirement that would, in the good faith reasonable judgment of the MutualFirst board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined company or materially impair the value of MFB to MutualFirst;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger;

•	the Registration Statement on Form S-4, of which this document is a part, being effective and not subject to any stop order by the Securities and Exchange Commission;

•	receipt of all permits and authorizations under state securities laws necessary to consummate the merger and for MutualFirst to issue its shares in the merger;

•	qualification for listing on the NASDAQ Global Market of the shares of MutualFirst common stock to be issued in the merger; and

•	each company having obtained all other governmental approvals and consents required for the merger and the bank merger.

Additional Closing Conditions for the Benefit of MFB.  In addition to the closing conditions for both companies, MFB's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy, as of the date of the merger agreement and as of the closing, of the representations and warranties made by MutualFirst except as otherwise specified in the merger agreement;

•	performance in all material respects by MutualFirst of the obligations required to be performed by it at or prior to closing;

•	the receipt by MFB of a certificate signed by the Chief Executive Officer or Chief Financial Officer of MutualFirst certifying that the two preceding conditions have been met; and

•
the receipt by MFB of an opinion of MutualFirst’s legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of MFB and MutualFirst will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Additional Closing Conditions for the Benefit of MutualFirst.  In addition to the closing conditions for both companies, MutualFirst's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy, as of the date of the merger agreement and as of the closing, of the representations and warranties made by MFB except as otherwise specified in the merger agreement;

•	performance in all material respects by MFB of the obligations required to be performed by it at or prior to closing;

•	the receipt by MutualFirst of a certificate signed by the Chief Executive Officer or Chief Financial Officer of MFB certifying that the two preceding conditions have been met; and

•
the receipt by MutualFirst of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of MFB and MutualFirst will be a party to that reorganization within the meaning of Section 368(b) of the Code.

No assurance can be made as to whether all of the conditions to completion of the merger will be satisfied or waived by the party entitled to do so.

Waiver; Amendment

MutualFirst and MFB can agree to amend the merger agreement and each of them can waive their right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows.  However, no amendment or waiver may change the amount or form of consideration to be received by MFB stockholders in the merger without the approval of the stockholders of MFB or MutualFirst to the extent required by applicable law.

Termination of the Merger Agreement

MutualFirst and MFB can jointly agree to terminate the merger agreement at any time.  Either company may also terminate the merger agreement:

•
if the other company materially breaches its representations and warranties or obligations under the merger agreement and does not cure the violation within 30 days after being notified of the breach, provided that the party seeking termination is not itself in material breach of the merger agreement;

•
if a regulatory or other governmental authority does not permit completion of the merger or the bank merger, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or a court or other governmental body issues a final, non-appealable order prohibiting the merger or the bank merger;

•
if MutualFirst’s stockholders do not approve the MutualFirst share issuance in the merger at the MutualFirst annual meeting or if MFB’s stockholders do not approve the merger agreement at the MFB special meeting, provided that termination by MFB under this clause will not be effective if, under the circumstances described below, MutualFirst seeks to terminate as a result of MFB’s board of directors changing its recommendation that MFB stockholders vote in favor of approving the merger agreement; or

•	if the merger has not been completed by September 30, 2008, provided that the company seeking termination is not in material breach of the merger agreement.

In addition to the circumstances described above, MutualFirst will be entitled to terminate the merger agreement if MFB’s board of directors withdraws, modifies or qualifies in any manner adverse to MutualFirst the board’s recommendation that MFB’s stockholders vote in favor of approval of the merger agreement and MFB’s stockholders fail to approve the merger agreement at the MFB special meeting (or the meeting is not held), provided that this termination right does not apply if, prior to the MFB special meeting, MutualFirst’s stockholders failed to approve the MutualFirst share issuance in the merger at the MutualFirst annual meeting.  If MutualFirst terminates the merger agreement under this circumstance, MFB must pay MutualFirst a $1.7 million termination fee as liquidated damages. MutualFirst also has the right to terminate the merger agreement if (i) MFB objects to the report of an independent expert on its estimate of the costs of remediation of any matters of environmental concern with respect to MFB’s properties and MFB and MutualFirst are unable to resolve all objections within 15 business days of the delivery of MFB’s notice of objection or (ii) the expert concludes that these costs would exceed $250,000.

MFB can also terminate the merger agreement:

•
prior to the MFB special meeting in order to enter into an agreement for a proposed third party acquisition of MFB determined by the MFB board of directors in good faith to be more favorable than the merger with MutualFirst to MFB stockholders from a financial point of view which is not matched by MutualFirst, provided that MFB concurrently pays MutualFirst a $1.7 million termination fee as liquidated damages; or

•
if (1) the average closing price per share of MutualFirst common stock over the ten-trading day period ending on the last trading day before the date on which the last required stockholder or regulatory approval for the merger and bank merger has been received (referred to as the “determination date”) is less than $12.664, and (2) the number obtained by dividing the average closing price referred to in clause (1) by $15.83, which was the average closing price of MutualFirst common stock for the three trading-day trading period ended December 12, 2007 (referred to as the "start date"), is less than the quotient obtained by dividing the average of the unweighted closing prices of the companies comprising the SNL Thrift Index on the determination date by $14.66, which was the average of the unweighted closing prices of the companies comprising the SNL Thrift Index for the three trading days including and ending on the start date  (referred to as the “index ratio”), minus 0.15.  If conditions (1) and (2) occur, which would mean that both the average closing price of MutualFirst common stock for the ten-trading day period ending on the last trading day before the determination date is less than $12.664 and this percentage decline in value of MutualFirst common stock is more than 15% greater than the percentage decline in the index value over the same time period, then MFB may notify MutualFirst of its intention to terminate the agreement during the ten business day period commencing on the determination date.  MutualFirst may prevent termination of the merger agreement by electing within five business days to the percentage decline in the index value over the same time period, then MFB may notify MutualFirst of its intention to terminate the agreement during the ten business day period commencing on the determination date.  MutualFirst may prevent termination of the merger agreement by electing within five business days to pay additional merger consideration, in the form of MutualFirst common stock, cash or a combination of both, pursuant to the formula described below.

The amount of the additional merger consideration must be such that the value of the aggregate stock consideration (prior to any adjustment for the additional consideration) plus the additional consideration (whether paid in cash or stock) is at an amount that is not less than the lesser of (A) the product of (i) $12.664 and (ii) 80% of the total number of shares of MFB common stock then outstanding multiplied by 2.59 and (B) the product of the index ratio and $15.83 multiplied by 80% of the total number of shares of MFB common stock then outstanding multiplied by 2.59.

For the ten-trading day period ended April 23, 2008, the average closing price of MutualFirst common stock was $12.45, which is below the minimum price in condition (1) of $12.664.  This decline in the value of MutualFirst common stock from the start date is less than 15% greater than the decline in the index value over the same time period.  Accordingly, if the determination date was April 24, 2008, MFB would not have the right to terminate the merger agreement under this provision, because while condition (1) would have been met, condition (2) would not.

MFB will also be required to pay MutualFirst a $1.7 million termination fee if, within one year after MutualFirst exercises its right to terminate the merger agreement due to an uncured material breach of MFB’s representations and warranties or obligations for which it has not sued MFB for willful material breach, MFB enters into a definitive agreement for, or completes, a change in control of MFB or MFB Financial or substantially all of the assets of either entity.

Employee and Benefit Plan Matters

The merger agreement calls for MutualFirst to assume and continue most of MFB’s employee benefit plans and arrangements, though MutualFirst reserves the right to amend or terminate these plans and arrangements.

The merger agreement requires MutualFirst to provide or cause a subsidiary to provide to each full-time employee of MFB and its subsidiaries who continues employment after the merger the opportunity to participate without a waiting period (with participation commencing on the next entry date in the case of a qualified plan, provided that at no time will a continuing employee not be eligible to participate in either the qualified plans of MFB or the qualified plans of MutualFirst) in each MutualFirst employee benefit and welfare plan which is generally available to similarly situated employees of MutualFirst and its subsidiaries on a uniform and non-discriminatory basis.  Continuing employees will be given credit for past service in determining eligibility for participation and vesting of benefits, but not accrual of benefits.  Continuing employees will not be subject to any waiting periods under the group health plan of MutualFirst to the extent those periods are longer than the waiting periods under the MFB group health plan and MutualFirst has agreed to cause its health insurance carrier to cover pre-existing conditions that were previously covered for a continuing employee under the MFB group health plan.

With the exception of persons who are parties to employment or change in control agreements with MFB Financial (see “The Merger—Interests of MFB Executive Officers and Directors in the Merger”), those persons who have been full-time employees of MFB or MFB Finanical for at least one year as of the completion date of the merger and are terminated by MutualFirst or a subsidiary of MutualFirst without cause within six months after the merger will, provided they sign and deliver a customary termination and release agreement, be entitled to severance pay equal to one week of pay for each full year of continuous full-time employment, not to exceed 26 years.

Indemnification and Continuance of Director and Officer Liability Coverage

The merger agreement provides that after the merger, MutualFirst and its subsidiaries must maintain the rights to indemnification of the officers, employees, directors and agents of MFB and its subsidiaries to the maximum extent permitted under the articles of incorporation and bylaws of MFB and the charter and bylaws of MFB Financial and under applicable law with respect to claims pertaining to facts or events occurring at or prior to completion of the merger which are made, asserted or arise prior to or within six years after the merger.  MutualFirst or a subsidiary of MutualFirst also is required to advance expenses to the fullest extent permitted by law to any individual having a right of indemnification. MutualFirst also has agreed, for a period of six years after completion of the merger, to maintain officers’ and directors’ liability insurance to reimburse persons currently covered by MFB’s officers’ and directors’ liability insurance policy with respect to claims arising from facts or events occurring prior to completion of the merger. The terms of the insurance are to be at least as favorable as the current MFB policy; however, MutualFirst is not required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by MFB. If MutualFirst is unable to maintain or obtain the insurance required, MutualFirst must use its reasonable best efforts to obtain as much comparable insurance as is available for the amount specified, which may be in the form of tail coverage, or may request MFB to obtain tail coverage at its expense prior to completion of the merger.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that MutualFirst and MFB will each pay one-half of the costs (excluding legal and accounting fees) incurred in connection with the preparation of this document (including copying and printing) and except that MutualFirst has paid the filing fee for the Registration Statement on Form S-4 of which this document is a part and is responsible for paying the fees for all other filings for the merger with governmental authorities.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for MutualFirst and MFB, giving effect to the merger. The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2007 gives effect to the merger as if it occurred on that date.   The unaudited pro forma combined condensed consolidated income statements for the twelve months ended December 31, 2007 give effect to the merger as if it occurred on January 1, 2007.

In the transaction, MFB will merge with and into MutualFirst Acquisition Corp., a wholly owned subsidiary of MutualFirst, with MutualFirst Acquisition Corp. as the surviving entity.  MFB stockholders will have the right to elect to receive, in exchange for each share of MFB common stock they hold, 2.59 shares of MutualFirst common stock, $41.00 in cash or a combination of both, subject to limitations and prorations such that the aggregate merger consideration will be paid 80% in MutualFirst common stock and 20% in cash.  See “The Merger Agreement—Merger Consideration.”

MutualFirst expects that it will incur merger and integration charges as a result of the merger. The pro forma combined condensed consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The merger will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of MFB, as of the completion date of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. Financial statements of MutualFirst issued after the consummation of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of MFB. The operating results of MFB will be reflected in MutualFirst’s consolidated financial statements from and after the date the merger is completed.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of MFB’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of MFB will change the amount of the purchase price allocable to goodwill. Additionally, changes to MFB’s stockholders’ equity, including net income and changes in the market value of MutualFirst’s common stock through the date the merger is completed, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed consolidated financial information presented herein. The unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed consolidated financial information are described in greater detail in the notes thereto.

The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of MutualFirst contained in its Annual Report on Form 10-K for the year ended December 31, 2007, attached to this document as Appendix D, and of MFB contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, attached to this document as Appendices E and F, respectively.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED BALANCE SHEET
As of December 31, 2007

	MutualFirst 12/31/2007	MFB 12/31/2007	Pro Forma Adjustments	Footnote Reference	Pro Forma Balance Sheet
	(in thousands)

Assets
Cash	$21,003	$7,075	$(1,225)	e	$26,853
Interest-bearing deposits	2,645	24,352			26,997
Cash and cash equivalents	23,648	31,427	(1,225)		53,850
Investments	43,692	32,626			76,318
Loans	812,434	404,886	3,028	h	1,220,348
Allowance for loan losses	(8,352)	(4,919)			(13,271)
Net loans	804,082	399,967	3,028		1,207,077
Premises and equipment	16,168	19,131			35,299
Federal Home Loan Bank of Indianapolis stock, at cost	10,037	7,717			17,754
Cash surrender value of life insurance	30,351	10,662			41,013
Goodwill	14,188	1,970	8,977	k	23,165
			(1,970)	f
Other intangible assets	1,006	1,823	(1,823)	g	5,906
			4,900	l
Other assets	19,345	8,469	(2,071)	m	25,743

Total assets	$962,517	$513,792	$9,816		$1,486,125

Liabilities
Deposits	$666,407	$336,131	$975	i	$1,003,513
Other Borrowings	4,963	577	10,936	d	16,476
Federal Home Loan Bank Advances	191,675	127,052	863	j	319,590
Subordinated debentures	-	5,000			5,000
Other Liabilities	12,458	3,553			16,011
Total liabilities	875,503	472,313	12,774		1,360,590

Stockholders' Equity
Common stock	42	12,533	28	b	70
			(12,533)	a
Additional paid-in capital	32,567	-	38,493	c	71,060
Retained earnings	56,726	37,934	(37,686)	a	56,726
			(248)	a
Accumulated other comprehensive income (loss)	(414)	(464)	464	a	(414)
Unearned employee stock ownership plan shares	(1,907)				(1,907)
Treasury Stock		(8,524)	8,524	a	-
Total equity capital	87,014	41,479	(2,958)		125,535

Total liabilities and equity capital	$962,517	$513,792	$9,816		$1,486,125

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED INCOME STATEMENT
For the 12 Months Ended December 31, 2007

	MutualFirst 12 mos ended 12/31/2007	MFB 12 mos ended 12/31/2007	Pro Forma Adjustments	Footnote Reference	Pro Forma Income Statement
	(in thousands)
Interest Income
Loans receivable, including fees	$53,686	$26,826	$(673)	n	$79,839
Investment securities and other interest earning assets	2,688	2,747			5,435
Total interest income	56,374	29,573	(673)		85,274

Interest Expense
Deposits	24,498	10,093	(557)	n	34,034
Federal Home Loan Bank advances	7,657	5,966	(480)	n	13,143
Other interest expense	72	7			79
Total interest expense	32,227	16,066	(1,037)		47,256

Net Interest Income	24,147	13,507	364		38,018
Provision for loan losses	2,240	(223)			2,017
Net Interest Income After Provision for Loan Losses	21,907	13,730	364		36,001

Other Income
Service fee income	4,831	3,233			8,064
Gain on sale and servicing of loans and investments	471	98			569
Increase in cash surrender value of life insurance and death benefits	1,230	336			1,566
Trust/Investment Services	764	900			1,664
Other income	474	1,039			1,513
Total other income	7,770	5,606	-		13,376

Other Expenses
Salaries and employee benefits	14,758	8,658			23,416
Premises and equipment expense	3,591	3,108			6,699
Data processing fees	1,058	760			1,818
Advertising and promotion	887	491			1,378
Professional fees	764	796			1,560
Other expenses	4,097	2,547	891	n	7,535
Total other expenses	25,155	16,360	891		42,406

Income Before Income Tax	4,522	2,976	(527)		6,971
Income tax expense	296	553	(179)	o	670
					-
Net Income	$4,226	$2,423	$(348)		$6,301

Basic earnings per share	$1.03	$1.84			$0.92
Diluted earnings per share	$1.02	$1.77			$0.91

Average Basic Shares (in thousands)	4,104	1,317			6,867
Average Diluted Shares (in thousands)	4,151	1,366			6,914

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared assuming that the merger will be accounted for under the purchase method of accounting.  The unaudited pro forma combined condensed consolidated statement of earnings for the year ended December 31, 2007 is presented as if the merger occurred at the beginning of the period.  The unaudited pro forma combined condensed balance sheet as of December 31, 2007 is presented as if the merger occurred as of that date.  This information is not intended to reflect the actual results that would have been achieved had the merger actually occurred on those dates.  No consideration was given in the unaudited pro forma combined condensed consolidated financial information to any cost savings or revenue enhancements for the combined organization.

Note 2 – Purchase Price

The merger agreement provides that 80% of the shares of MFB common stock outstanding immediately prior to the merger will be converted into stock merger consideration, at an exchange ratio of 2.59 shares of MutualFirst common stock for each MFB share, and that 20% of the shares of MFB common stock outstanding immediately prior to the merger will be converted into cash merger consideration, at a rate of $41.00 for each MFB share.  The unaudited pro forma combined condensed consolidated balance sheet assumes that the merger occurred on December 31, 2007.  Based on the 1,333,671 shares of MFB common stock outstanding as of that date, the aggregate merger consideration would consist of 2,763,367 shares of MutualFirst common stock and $10,936,094 in cash.  The actual number of shares of MutualFirst common stock that will be issued in the merger and the actual amount of cash that will be paid by MutualFirst in the merger will depend on the number of shares of MFB common stock outstanding immediately prior to the merger.

Note 3 – Pro Forma Adjustments

The following are the pro forma adjustments to record the transaction:

(a)           To record the elimination of capital accounts of MFB.

(b)-(m)   To reflect the payment of the purchase price (line items (b)-(e)) and purchase accounting adjustments (line items (f)-(m)), as indicated in the following table.  The notation next to each line item corresponds with the same notation in the pro forma financial statements.

Purchase Price of MFB (in thousands):
Purchase price paid as:
Additional paid in capital (b)	$28
Common stock (c)	38,493
Cash (to be borrowed by MutualFirst) (d)	10,936
Acquisition expenses (e)	1,225
$50,682
Allocated to:
Historical book value of MFB's assets and liabilities	$41,479
Adjustments:
Eliminate existing goodwill (f)	(1,970)
Eliminate existing intangibles (g)	(1,823)
Fair market value adjustments:
Loans (h)	3,028
Deposits (i)	(975)
Borrowings (j)	(863)
Goodwill (k)	8,977
Core Deposit Intangible (l)	4,900
Deferred tax on purchase accounting adjustments (m)	(2,071)
$50,682

Under purchase accounting, MFB’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values at December 31, 2007.  The estimated fair values have been determined by MutualFirst based upon available information.  No assurance can be given that such estimated values represent the fair value that would ultimately be determined as of the merger date.

(n)	To record amortization of purchase accounting entries and core deposit intangible, as indicated in the following table:

Purchase Accounting Amortization	Year 1

Loans	$ (673)
Core deposit intangible	(891)
Deposits	557
Borrowings	480

$ (527)

(o)	To record the impact of taxes at 34% rate.

DESCRIPTION OF MUTUALFIRST'S CAPITAL STOCK

The following information regarding the material terms of MutualFirst's capital stock is qualified in its entirety by reference to MutualFirst’s charter.

General

MutualFirst's authorized capital stock consists of:

•	20,000,000 shares of common stock, par value $.01 per share; and

•	5,000,000 shares of preferred stock, par value $.01 per share.

As of April 17, 2008, there were  4,179,879 shares of MutualFirst common stock issued and outstanding. No shares of MutualFirst preferred stock or other stock are currently outstanding. MutualFirst's common stock is traded on the NASDAQ Global Market under the symbol “MFSF.”

Common Stock

Each share of MutualFirst common stock has the same relative rights and is identical in all respects with each other share of MutualFirst common stock. MutualFirst common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of MutualFirst then outstanding, holders of MutualFirst common stock are entitled to receive any dividends declared by the board of directors of MutualFirst out of funds legally available for dividends.

Except with respect to greater than 10% stockholders, full voting rights are vested in the holders of MutualFirst common stock and each share is entitled to one vote. See “Comparison of Stockholders Rights—Restrictions on Voting Rights.”  Subject to any prior rights of the holders of any MutualFirst preferred or other stock then outstanding, in the event of a liquidation, dissolution or winding up of MutualFirst, holders of shares of MutualFirst common stock will be entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of MutualFirst common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by MutualFirst, nor will they have cumulative voting rights.

Preferred Stock

MutualFirst may issue preferred stock in one or more series at such time or times and for such consideration as the board of directors of MutualFirst may determine, generally without stockholder approval. The board of directors of MutualFirst is expressly authorized at any time, and from time to time, to issue MutualFirst preferred stock, with the voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are established by the board. The ability of MutualFirst’s board of directors to approve the issuance of preferred stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in MutualFirst more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of MutualFirst.

Shares of preferred stock redeemed or acquired by MutualFirst may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by MutualFirst upon approval of its board of directors.

Other Anti-Takeover Provisions

In addition to the ability to issue preferred and other stock without stockholder approval, MutualFirst's charter and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of MutualFirst. See “Comparison of Stockholder Rights.”

COMPARISON OF STOCKHOLDER RIGHTS

MFB is incorporated under the laws of the State of Indiana. MutualFirst is incorporated under the laws of the State of Maryland. The rights of holders of MFB common stock are governed by Indiana law and MFB’s articles of incorporation and bylaws and MFB’s Rights Agreement dated October 2, 2006, as amended. The rights of holders of MutualFirst common stock are governed by Maryland law and MutualFirst’s charter and bylaws.  Consequently, after the merger, the rights of former stockholders of MFB who receive shares of MutualFirst common stock in the merger will be determined by reference to MutualFirst’s charter and bylaws and Maryland law.

This section describes certain differences between the rights of MutualFirst stockholders and MFB stockholders, including those which may be material. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to Maryland and Indiana law, and to MutualFirst’s charter and bylaws and MFB’s articles of incorporation and bylaws and Rights Agreement dated October 2, 2006, as amended.

MutualFirst	MFB
Authorized Capital Stock
The authorized capital stock of MutualFirst consists of 25,000,000 shares of capital stock, classified as follows:	The authorized capital stock of MFB consists of 7,000,000 shares of capital stock, classified as follows:
• 20,000,000 shares of common stock, par value $.01 per share; and	• 5,000,000 shares of common stock, without par value; and
• 5,000,000 shares of preferred stock, par value $.01 per share.	• 2,000,000 shares of preferred stock, without par value.
MutualFirst is authorized under its charter to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without stockholder approval.	MFB is authorized under its articles of incorporation to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without stockholder approval.
Dividends
Under Maryland law, MutualFirst is permitted to pay dividends or make other distributions unless after the distribution: (1) MutualFirst would not be able to pay its debts as they become due in the usual course of business; or (2) MutualFirst’s total assets would be less than the sum of its total liabilities, plus, unless MutualFirst’s charter permits otherwise, the amount that would be needed, if MutualFirst were dissolved at the time of the distribution, to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.
Indiana law is substantially the same as Maryland law with regard to MFB’s ability to pay dividends or make other distributions.

MutualFirst	MFB
Advance Notice Provisions
MutualFirst’s bylaws provide that MutualFirst must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting.  If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or nomination must be received by MutualFirst no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made.

MFB’s bylaws provide that MFB must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 120 days before the date of the meeting.  If, however, less than 130 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the proposal or nomination must be received by MFB no later than the close of business on the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made.

Voting Limitations
Charter Provision.  MutualFirst’s charter generally prohibits any stockholder that beneficially owns more than 10% of the outstanding shares of MutualFirst common stock from voting shares in excess of this limit.

Charter Provision. MFB’s articles of incorporation contain a substantially similar provision applicable to greater than 10% stockholders.
State Law.  The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which MutualFirst has done pursuant to its charter. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of MutualFirst common stock. Though not expected, MutualFirst could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See “—Amendment of Corporate Governance Documents.”

State Law.  The Indiana Business Corporation Law contains a control share acquisition statute which works in a manner similar to the Maryland control share acquisition statute, except that under the Indiana statute (1) the control share acquisition ranges are one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more and (2) the stockholder vote required to enable the acquiring stockholder to vote the control shares is a majority of all votes entitled to be cast, excluding interested shares.   While a corporation may opt-out of the Indiana control share acquisition statue through a provision in its articles of incorporation or bylaws, MFB has not done so.  Accordingly, the Indiana control share acquisition statute applies to acquisitions of shares of MFB common stock. The statute does not, however, apply to the merger.

MutualFirst	MFB
Number and Classification of Directors
MutualFirst’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. MutualFirst’s charter provides that MutualFirst will have the number of directors fixed by its board of directors by a vote of a majority of the whole board (meaning the total number of directors MutualFirst would have if there were no vacancies on the board). MutualFirst currently has ten directors.

Like the board of directors of MutualFirst, the board of directors of MFB is divided into three classes, with the members of each class serving staggered three-year terms.  MFB’s articles of incorporation provide that the number of directors may not be less than five nor more than 15, with the number to be determined from time to time by the MFB board of directors by a majority of the total number of directors.  MFB currently has nine directors.

Removal of Directors
MutualFirst’s charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
MFB’s articles of incorporation contain a substantially identical provision.
Filling Vacancies on the Board of Directors
MutualFirst’s charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the board of directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders, at which time the stockholders will elect a director to hold office for the balance of the remaining term.  In addition, any vacancy resulting from the removal of a director may be filled by the stockholders.

MFB’s articles of incorporation provide that vacancies in the board of directors may be filled by a majority vote of the “continuing directors,” though less than a quorum, and any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of the class to which he or she has been appointed expires.  A “continuing director” is defined as any director who was a member of MFB’s board of directors on December 16, 1993, or was recommended for appointment or election to the board before becoming a director by a majority of the continuing directors then on the board.

Amendment of Charter and Bylaws
Amendment of Charter.  MutualFirst’s charter generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of MutualFirst common stock.  The amendment of certain provisions of MutualFirst’s charter, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 10% stockholders; the authorization of the board of directors to issue serial preferred stock; the opt-out of the Maryland control share acquisition statute (see “—Voting Limitations-State Law” above); the number, classification, election and removal of directors; certain business combinations with greater than 10% stockholders; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the charter and bylaws.

Amendment of Charter.  MFB’s articles of incorporation generally may be amended upon approval by the board of directors and the affirmative vote of a majority of the votes cast by the holders of MFB common stock.  The amendment of certain provisions of MFB’s articles of incorporation, however, requires the vote of the holders at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. These include provisions relating to: the number, classification, election and removal of directors; filling vacancies in the board of directors; the calling of special stockholder meetings; the inability of stockholders to amend the bylaws; non-stockholder constituencies that may be considered by the board of directors in deciding whether to act on a particular matter; actions the board of directors may take to encourage or discourage a change in control of MFB; voting limitations on greater than 10% stockholders (unless the amendment is approved by two-thirds of the continuing directors (as defined under “—Filling Vacancies on the Board of Directors”)); and certain business combinations with greater than 10% stockholders.

MutualFirst	MFB

Amendment of Bylaws.  MutualFirst’s bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by MutualFirst’s stockholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of Bylaws.  MFB’s bylaws may be amended by the board of directors, by a vote of a majority of the number of directors who constitute a full board.  MFB’s stockholders cannot amend MFB’s bylaws.

Business Combinations With Certain Persons
Charter Provision.  MutualFirst’s charter provides that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of MutualFirst require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of MutualFirst or who is an affiliate of MutualFirst and at any time within the past two years was a greater than 10% stockholder of MutualFirst.

Charter Provision. MFB’s articles of incorporation contain a substantially similar provision applicable to business combinations with greater than 10% stockholders.
State Law.  The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.   MutualFirst has opted-out of the Maryland business combination statute through a provision in its charter.

State Law.  The Indiana Business Corporation Law contains a similar business combination statute, except that the stockholder vote requirement for a business combination after the five-year period has lapsed is a majority of the votes entitled to be cast, other than shares owned by the interested stockholder.  An Indiana corporation may elect not to be subject to the Indiana business combination statute.  Although MFB has not made such an election, the Indiana business combination statute does not apply to the MutualFirst-MFB merger.

MutualFirst	MFB

Stockholder Rights Plans
MutualFirst does not have a stockholder rights plan.
Pursuant to a Rights Agreement dated as of October 2, 2006, each outstanding share of MFB common stock has attached to it one right to acquire MFB common stock that generally will separate and become exercisable in the event any person or group acquires 12% or more of the outstanding shares of MFB common stock, causing substantial dilution to the acquiring person.  The rights plan is intended to encourage anyone seeking to acquire MFB to negotiate with its board of directors prior to attempting a takeover.  The MFB board of directors amended the MFB Rights Agreement to provide that the merger and related transactions will not cause the rights to separate or otherwise become exercisable, and that the rights and the Rights Agreement will terminate upon completion of the merger.

Super-Majority Stockholder Vote for Mergers, Acquisitions and Certain Other Transactions
MutualFirst’s charter and bylaws do not contain any provision requiring a super-majority vote for mergers and similar transactions, except with respect to business combinations with greater than 10% stockholders under certain circumstances. See “—Business Combinations with Certain Persons.” In addition, except for matters which under MutualFirst’s charter require a super-majority stockholder vote, MutualFirst’s charter specifically provides that notwithstanding any provision of law requiring action by stockholders by a vote of greater than a majority of the outstanding shares entitled to vote, the action will be valid if approved by the holders of at least a majority of the outstanding shares entitled to vote.

MFB’s articles of incorporation and bylaws do not contain any provision requiring a super-majority vote for mergers and similar transactions, except with respect to business combinations with greater than 10% stockholders under certain circumstances. See “—Business Combinations with Certain Persons.”

Non-Stockholder Constituency Provision
MutualFirst’s charter provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of MutualFirst, (2) merge or consolidate MutualFirst with another corporation or entity or (3) acquire all or substantially all of the properties and assets of MutualFirst, MutualFirst’s board of directors may, in exercising its business judgment as to what is in the best interests of MutualFirst and its stockholders and in making any recommendation to MutualFirst’s stockholders, give due consideration to all relevant factors, including, but not limited to:
•       the social and economic effect on the employees and customers of MutualFirst and its subsidiaries and on the communities in which MutualFirst and its subsidiaries operate or are located; and
•      the ability of MutualFirst to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

MFB’s articles of incorporation provide that in determining whether to take action on any matter, the MFB board of directors may consider the long-term as well as the short-term best interests of MFB, considering, to the extent deemed appropriate by the board:
•      the social and economic effects on the employees, suppliers and customers of MFB and its subsidiaries and the effect upon the communities in which the offices or other facilities of MFB are located;
•      the ability of MFB to fulfill its objectives as a savings and loan holding company and on the ability of its subsidiary savings association (s) to fulfill the objectives of a stock form savings association under applicable laws and regulations; and
•      any other factors the directors of MFB consider pertinent.

MFB’s articles of incorporation also provide that the board of directors of MFB or any board committee is expressly authorized, to the extent permitted by law, to take such actions as the board or committee may determine to be reasonably necessary or desirable to (1) encourage any person to negotiate with MFB with respect to a transaction proposed by that person which could result in a change in control of MFB or (2) contest or oppose any such transaction, including, without limitation, adopting plans or issuing rights, options, capital stock or debt securities, with or without consideration, which may be exchangeable for or convertible into cash or other securities and may treat some stockholders differently than others.

MutualFirst	MFB

Action By Stockholders Without a Meeting
MutualFirst’s bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a consent which sets forth the action given in writing or by electronic transmission by each stockholder entitled to vote on the matter. The bylaws also provide that, unless MutualFirst’s charter provides otherwise, the holders of any class of MutualFirst stock, other than common stock, that is entitled to vote generally in the election of directors may act by consent delivered in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

MFB’s articles of incorporation provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing which sets forth the action is signed by each stockholder entitled to vote on the matter.

Special Meetings of Stockholders
MutualFirst’s bylaws provide that special meetings of stockholders may be called by MutualFirst’s board of directors by vote of a majority of the whole board. In addition, MutualFirst’s bylaws provide that a special meeting of stockholders shall be called by the Secretary of MutualFirst on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

MFB’s articles of incorporation provide that special meetings of stockholders may only be called by the chairman of the board of directors or by the board of directors by vote of a majority of the total number of directors.

Limitation on Directors’ and Officers’ Liability
Consistent with Maryland law, MutualFirst’s charter provides that an officer or director of MutualFirst may not be liable to MutualFirst or its stockholders for money damages, except to the extent:
•      it is proved that the person actually received an improper benefit, for the amount of the benefit;
•      a judgment or other final adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or
•      otherwise provided by the Maryland General Corporation Law.

MFB’s articles of incorporation provide that no director, officer, employee or agent of MFB shall be liable for any loss or damage if, in taking or omitting to take any action causing the loss or damage, either (1) the person acted in good faith, with the care that an ordinarily prudent person would have used under similar circumstances and in a manner he or she reasonably believed was in the best interests of MFB, or (2) the person’s failure to satisfy the standards of conduct described in (1) did not constitute willful misconduct or recklessness.

Indemnification
The Maryland General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The Maryland General Corporation Law also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Maryland General Corporation Law provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The Indiana Business Corporation Law permits a corporation to indemnify its directors, officers, employees and agents against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred in connection with a proceeding if (1) the indemnified person’s conduct was in good faith, (2) the indemnified person reasonably believed (A) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interests and (B) in all other cases, his or her conduct was at least not opposed to the corporation’s best interests, and (3) in a criminal proceeding, the indemnified person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.  The Indiana Business Corporation Law also provides that unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party against reasonable expenses he or she incurred in connection with the proceeding.

MutualFirst	MFB

The Maryland General Corporation Law provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

The Indiana Business Corporation Law provides that a corporation may pay for or reimburse the reasonable expenses of directors, and, unless the corporation’s articles of incorporation provide otherwise, officers, employees and agents, who are parties to a proceeding in advance of final disposition of the proceeding if the director, officer, employee or agent affirms in writing his or her good faith belief that he or she has met the standard of conduct for permissive indemnification described above and undertakes to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

MutualFirst’s charter provides that MutualFirst will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by the Maryland General Corporation Law. MutualFirst’s charter also provides that MutualFirst may indemnify other employees and agents to the extent authorized by its Board of Directors and permitted by law. MutualFirst’s charter further provides, consistent with the Maryland General Corporation Law, that the rights to indemnification and to the advancement of expenses conferred by MutualFirst’s charter are not exclusive of any other right which a person may have under any statute, the charter, MutualFirst’s bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

MFB’s articles of incorporation provides that MFB will indemnify and advance expenses to its directors, officers, employees and agents to the fullest extent permitted by the Indiana Business Corporation Law or any other applicable laws.    MFB’s articles of incorporation further provide, consistent with Indiana law, that the right to indemnification and advancement of expenses conferred by MFB’s articles of incorporation is not exclusive of any other right which a person may have under MFB’s bylaws, any contract or any vote of stockholders or directors.

Dissenters’ Rights of Appraisal
The Maryland General Corporation Law provides that, except in connection with a transaction governed by the Maryland business combination statute or exempted from that statute pursuant to the statute’s fair price provisions, a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because, as described under “—Business Combinations with Certain Persons,” MutualFirst has opted-out of the Maryland business combination statute through a charter provision, and since MutualFirst common stock is listed on the NASDAQ Stock Market, the holders of MutualFirst common stock are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

Similar to the Maryland General Corporation Law, the Indiana Business Corporation Law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because MFB common stock is listed on the NASDAQ Global Market, the holders of MFB common stock are not entitled to dissenters’ rights under any circumstances, regardless of the form of consideration to be paid for their shares.

Stockholder Inspection Rights
Under the Maryland General Corporation Law, only a holder or group of holders of 5% or more of the corporation’s stock for at least six months has the right to inspect the corporation’s stock ledger, list of stockholders and books of account. Stockholders who have held their shares for less than six months and holders of fewer than 5% of the shares are entitled to inspect the corporation’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements.

The Indiana Business Corporation Law provides that any stockholder, regardless of the number of shares held and how long he or she has held his or her shares, generally has the right to inspect the corporation’s minutes of board meetings, accounting records and record of stockholders, provided he or she makes his or her inspection demand in good faith and has a proper purpose for doing so.  A stockholder also has the right, without regard to his or her purpose for doing so, to inspect the corporation’s articles of incorporation, bylaws, terms of preferred stock set by the board of directors, minutes of stockholder meetings for the past three years, all written communications to stockholders within the past three years, a list of the names and business addresses of the corporation’s directors and officers and its most recent annual report submitted to the Indiana Secretary of State.

OTHER MATTERS TO BE CONSIDERED AT THE MUTUALFIRST ANNUAL MEETING – ELECTION OF DIRECTORS

General

MutualFirst’s board of directors currently consists of ten directors, divided into three classes.  Directors in each class generally are elected to serve for three-year terms that expire in successive years.  The term of one of the classes of MutualFirst’s directors will expire at the annual meeting.

Nominees and Directors

The MutualFirst board of directors, based on the recommendations of the Nominating Committee of the board, has nominated Linn A. Crull, Wilbur R. Davis and Jon R. Marler for election as directors for three-year terms expiring at the annual meeting of MutualFirst stockholders to be held in 2011.  These three individuals currently serve as directors of MutualFirst and Mutual Federal Savings Bank.

The nominees have each consented to being named in this document and agreed to serve if elected.  If a nominee is unable to stand for election, the MutualFirst board of directors may either reduce the number of directors to be elected or select a substitute nominee based on the recommendation of the Nominating Committee.  If a substitute nominee is selected, the MutualFirst board of directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

The affirmative vote of a plurality of the votes cast at the MutualFirst annual meeting is required to elect the three nominees as directors.  The MutualFirst board of directors recommends that MutualFirst stockholders vote “FOR” the election of each of the nominees.

The following tables set forth, with respect to each nominee and each continuing director, his name and age, the year in which he first became a director of Mutual Federal Savings Bank, and his principal occupation and business experience during the past five years.  Directors Crull, Davis, Dobrow, Hughes, Roberts and Rosema have served as directors of MutualFirst since its formation in 1999.  Directors Marler and McVicker have served as directors of MutualFirst since 2000.  Directors Botts and Heeter have served as directors of MutualFirst since 2003.

Nominees for Election as Directors for Three-Year Term Expiring at the 2011 Annual Meeting
Director; Year First Became Director of Bank	Age	Principal Occupation and Business Experience

Linn A. Crull 1997	52	Certified Public Accountant; member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979.

Wilbur R. Davis 1991	53
Chairman of the Boards of Directors of MutualFirst and Mutual Federal Savings Bank; President and co-founder of Ontario Systems, LLC, a computer software company located in Muncie, Indiana, since 1980.

Jon R. Marler 2000	57
President and owner of Carico Systems since 1999, a distributor of heavy duty wire containers and material handling carts in Fort Wayne, Indiana;  Mr. Marler is also Senior Vice President of Ralph M. Williams and Associates, a real estate developer located in Marion, Indiana, since 1987; Mr. Marler served as a director of Marion Capital Holdings, Inc., which merged with MutualFirst in December 2000.

Directors Continuing in Office With Terms Expiring at the 2009 Annual Meeting

Director; Year First Became Director of Bank	Age	Principal Occupation and Business Experience

Patrick C. Botts 2003	44
Executive Vice President of MutualFirst and President and Chief Operating Officer of Mutual Federal Savings Bank since November 2003.  Prior to that appointment, he served as the Executive Vice President and Chief Operating Officer of Mutual Federal Savings Bank since April 2002.  From 2001 to 2002, he served as Vice President of Human Resources, Marketing and Administration of Mutual Federal Savings Bank.  Prior to 2001, he served as Vice President of Retail Lending for Mutual Federal Savings Bank and has been employed by Mutual Federal Savings Bank since 1986.

William V. Hughes 1999	60
Partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977, which serves as general counsel to Mutual Federal Savings Bank; advisory director to Mutual Federal Savings Bank from January 1995 to April 1999.

Jerry D. McVicker 2000	62	Retired Administrator for Marion Community Schools, where he had served since 1996; Mr. McVicker served as a director of Marion Capital Holdings, Inc., which merged with MutualFirst in December 2000.

R. Donn Roberts 1985	69
Chairman of the Board of Ball Memorial Hospital, Inc., Muncie, Indiana, and Director of Cardinal Health System, Muncie, Indiana.  Retired in 2003 as President and Chief Executive Officer of MutualFirst, positions held since its formation in 1999, and as President and Chief Executive Officer of Mutual Federal Savings Bank, positions held since 1985.  Mr. Roberts was employed by Mutual Federal Savings Bank in various other capacities since 1965.

James D. Rosema, 1998	61	President of Rosema Corporation since 1972, an interior finishing company located in Muncie and Fort Wayne, Indiana.

Directors Continuing in Office With Terms Expiring at the 2010 Annual Meeting

Director; Year First Became Director of Bank	Age	Principal Occupation and Business Experience

Edward J. Dobrow 1988	60
President and owner of D&M Leasing since September 2001, a property development company located in Muncie, Indiana; Mr. Dobrow was the president and owner of Dobrow Industries from 1981 to September 2001, a scrap metal processing company located in Muncie, Indiana.

David W. Heeter 2003	46
President and Chief Executive Officer of MutualFirst and Chief Executive Officer of Mutual Federal Savings Bank since 2003.  In 2002, he became the Executive Vice President of MutualFirst and Mutual Federal Savings Bank.  From 2001 to 2002, he served as Executive Vice President and Chief Operating Officer of Mutual Federal Savings Bank.  Prior to 2001, he served as Vice President of Human Resources, Marketing and Administration of Mutual Federal Savings Bank.  He started with Mutual Federal Savings Bank in 1986.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience of each executive officer who is not also a director.

John H. Bowles. Age 62. Mr. Bowles is Senior Vice President of Investment and Private Banking of Mutual Federal Savings Bank, a position he has held since November 2004.  Prior to 2004, he was president of Star Financial Bank/NewCastle Region from 1987 to 2004.

Steven R. Campbell. Age 64. Mr. Campbell is Senior Vice President of Mutual Federal Savings Bank’s Corporate Products and Services Division, a position he has held since 1991. He has been employed by Mutual Federal Savings Bank since 1984.

Timothy J. McArdle. Age 57. Mr. McArdle, a certified public accountant, has served as Senior Vice President and Chief Financial Officer of Mutual Federal Savings Bank since 1995, and Treasurer of Mutual Federal Savings Bank since 1986. He also serves as Senior Vice President, Treasurer and Controller of MutualFirst.  He has been employed by Mutual Federal Savings Bank since 1981.

Stephen C. Selby. Age 62. Since 1995, Mr. Selby has served as Senior Vice President of the Operations Division at Mutual Federal Savings Bank. Prior to 1995, he served as Vice President of the Operations Division of Mutual Federal Savings Bank for nine years. Mr. Selby has served in various other capacities at Mutual Federal Savings Bank since 1964.

Business Relationships and Transactions with Executive Officers, Directors and Related Persons

MutualFirst and Mutual Federal Savings Bank may engage in a transaction or series of transactions with their directors, executive officers and certain persons related to them.  Except for loans by Mutual Federal Savings Bank, which are governed by a separate policy, these transactions that qualify as “related party” transactions under applicable regulations of the Securities and Exchange Commission are subject to the review and approval of the Audit/Compliance Committee and ratification by the MutualFirst board of directors.  All other transactions with executive officers, directors and related persons are approved by the MutualFirst board of directors.  The only transaction or series of transactions of this nature during 2007, the amount of which exceeded $120,000, involved the law firm that has been retained as Mutual Federal Savings Bank’s general counsel for decades.  Director Hughes is a partner in the law firm of Beasley & Gilkison LLP, which received a $66,000 retainer fee in 2007 to serve as general counsel to Mutual Federal Savings Bank on certain real estate and litigation matters and also received additional fees on an hourly basis for services actually rendered on other matters.  Mr. Hughes’ firm received $194,779 for professional services rendered to Mutual Federal Savings Bank during the year ended December 31, 2007.

Mutual Federal Savings Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with Mutual Federal Savings Bank’s underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.  These loans to directors and executive officers are not made at preferential rates; however, certain Bank closing fees are waived.  No director, executive officer or any of their affiliates had aggregate indebtedness to Mutual Federal Savings Bank at below market interest rate loans exceeding $120,000 in the aggregate since December 31, 2007.  Loans to all directors and executive officers and their associates totaled approximately $4.7 million at December 31, 2007, which was approximately 5.36% of MutualFirst’s consolidated stockholders’ equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires MutualFirst’s directors and executive officers, and persons who own more than 10 percent of MutualFirst’s common stock, to report to the SEC their initial ownership of MutualFirst’s common stock and any subsequent changes in that ownership.  Specific due dates for these reports have been established by the SEC and MutualFirst is required to disclose in this document any late filings or failures to file.

Messrs. Heeter and Botts did not timely file Form 4s reporting the disposition by each of 1,017 and 750 shares of restricted stock, respectively, on March 23, 2007.  The Form 4s reporting the dispositions of those shares were filed one business day late on March 28, 2007.  Except for these late filings, MutualFirst believes, based solely on its review of the copies of these reports furnished to MutualFirst and written representations that no other reports were required during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to MutualFirst’s executive officers and directors during the year ended December 31, 2007, were met.

Board of Directors’ Meetings and Committees
and Corporate Governance Matters

Board Meetings, Independence and Ethics Code

Meetings of MutualFirst’s board of directors are generally held on a monthly basis.  MutualFirst’s board of directors held 13 regular meetings and one special meeting during the year ended December 31, 2007.  All directors of MutualFirst attended more than 75 percent of the aggregate of the total number of board meetings.  MutualFirst’s policy is for all directors to attend its annual meeting of stockholders, and all of our directors attended last year’s annual meeting.

The MutualFirst board has determined that Directors Crull, Davis, Dobrow, Marler, McVicker and Rosema, constituting a majority of the board members, are “independent directors,” as that term is defined in the NASDAQ listing standards.  Stockholders may communicate directly with the board of directors by sending written communications to Wilbur R. Davis, Chairman of the Board of MutualFirst, 110 E. Charles Street, Muncie, Indiana  47305-2400.

The MutualFirst board of directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees.  MutualFirst stockholders may obtain a copy of the Code free of charge by writing to the Corporate Secretary of MutualFirst, 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.  In addition, the Code of Business Conduct and Ethics has been filed with the SEC as Exhibit 14 to MutualFirst’s Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.mfsbank.com at “Inside MFSB/About Us/Code of Ethics.”

Board Committee Attendance and Charters

The board of directors of MutualFirst has standing Audit/Compliance, Compensation and Nominating Committees.  All members of these committees attended more than 75 percent of the total number of meetings held by the committees on which he or she served.

The MutualFirst board of directors has adopted written charters for the Audit/Compliance Committee, the Compensation Committee and the Nominating Committee.  The charters for the Audit/Compliance Committee, Compensation Committee and the Nominating Committee are available on our website at www.mfsbank.com at “Inside MFSB/About Us/Audit Charter; /Compensation Charter; /Nominating Charter.”  MutualFirst stockholders may also obtain a copy of these committee charters free of charge by writing to the Corporate Secretary of MutualFirst, 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.

Audit/Compliance Committee

The Audit/Compliance Committee is comprised of Directors Crull (Chairman), Davis, Dobrow, McVicker and Rosema all of whom are are “independent,” as independence is defined for audit committee members under the NASDAQ listing standards.  The MutualFirst board of directors has determined that Director Crull is an “audit committee financial expert” as defined in Item 407(e) of Regulation S-K of the Securities and Exchange Commission.  In 2007, the Audit/Compliance Committee met four times.

The Audit/Compliance Committee is responsible for hiring, terminating and/or reappointing MutualFirst’s independent registered public accounting firm and for reviewing the annual audit report prepared by our independent registered public accounting firm.  The functions of the Audit/Compliance Committee also include:

•	approving non-audit and audit services to be performed by the independent registered public accounting firm ;

•	reviewing and approving all related party transactions for potential conflict of interest situations;

•	reviewing and assessing the adequacy of the Audit/Compliance Committee Charter on an annual basis;

•	reviewing significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

•	ensuring the existence of effective accounting and internal control systems; and

•	overseeing the entire audit function of MutualFirst, both internal and independent.

Compensation Committee

The Compensation Committee is comprised of five independent directors, including Directors McVicker (Chairman), Davis, Rosema, Crull and Marler.  The Compensation Committee is responsible for:

•
determining compensation to be paid to MutualFirst’s officers and employees, which are based on the recommendation of Mr. Heeter, except that compensation paid to Mr. Heeter is determined based on the recommendation of a majority of the independent directors, and Mr. Heeter is not present during voting or deliberations concerning his own compensation;

•	overseeing the administration of the employee benefit plans covering employees generally; and

•	reviewing our compensation policies and the Compensation Discussion and Analysis included in this document.

The Compensation Committee does not delegate its authority to any one of its members or any other person; however, Mr. Heeter does make recommendations to the Compensation Committee for all compensation, except his own.  The Compensation Committee retained Clark Consulting in 2005 to provide a summary of compensation paid to the directors and named executive officers of a peer group of similarly sized publicly traded financial institutions nationwide.  It retained Clark Consulting in 2007 to perform a special review of its benefit plans to determine the impact of new tax laws on deferred compensation plans.  The Compensation Committee also administers MutualFirst’s 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan and reviews overall compensation policies for MutualFirst.  MutualFirst’s Compensation Committee met five times during the year ended December 31, 2007.

Compensation Committee Interlocks and Insider Participation

None of the five members of the Compensation Committee is an officer, employee or former officer of MutualFirst or Mutual Federal Savings Bank.  None of MutualFirst’s executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the MutualFirst board of directors or serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Nominating Committee

The Nominating Committee is currently composed of Directors Dobrow (Chairman), McVicker and Rosema.  The committee is primarily responsible for selecting nominees for election to the board.  The Nominating Committee generally meets once per year to make nominations.  The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures in MutualFirst’s bylaws, but the Nominating Committee has not actively solicited such nominations.  The Nominating Committee has the following responsibilities:

•	recommend to the board the appropriate size of the board and assist in identifying, interviewing and recruiting candidates for the board;

•
recommend candidates (including incumbents) for election and appointment to the board of directors, subject to the provisions set forth in MutualFirst’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the board, attendance at board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to MutualFirst’s communities and shared values, as well as overall experience in the context of the needs of the board as a whole;

•	review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of MutualFirst’s charter and bylaws;

•	consider and evaluate nominations from stockholders using the same criteria as all other nominations;

•	annually recommend to the board committee assignments and committee chairs on all committees of the board, and recommend committee members to fill vacancies on committees as necessary; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the board.

       Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article I, Section 1.09 of MutualFirst’s bylaws.  In general, to be timely, a stockholder’s notice must be received by MutualFirst not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice must be received by MutualFirst no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made. The stockholder’s notice must include the information set forth in Article I, Section 1.09 of MutualFirst’s bylaws, which includes the following:

•
as to each person whom a stockholder proposes to nominate for election as a director: all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•
as to the stockholder giving the notice: the name and address of the stockholder as they appear on MutualFirst’s books and the number of shares of MutualFirst’s common stock owned beneficially and of record by the stockholder.

This description is a summary of MutualFirst’s director nomination process.  Any stockholder wishing to propose a director candidate to MutualFirst should review and must comply in full with the procedures set forth in MutualFirst’s charter and bylaws and under Maryland law.  During the year ended December 31, 2007, the Nominating Committee was responsible for selecting director nominees and met two times with respect to the selection of director nominees.

Compensation Committee Report

The Compensation Committee of the MutualFirst board of directors has reviewed and discussed with MutualFirst’s management the “Compensation Discussion and Analysis” section appearing below.  Based on this review and discussion, the Compensation Committee recommended to the MutualFirst board of directors that the Compensation Discussion and Analysis section be included in this document.

The foregoing report is furnished by the Compensation Committee of the MutualFirst Board of Directors.

Jerry D. McVicker (Chairman)
Wilbur R. Davis
James D. Rosema
Linn A. Crull
Jon R. Marler

Executive Compensation

Compensation Discussion and Analysis

Overview.  MutualFirst’s executive compensation program and policies are administered by the Compensation Committee of the MutualFirst board of directors.  See “Board of Directors’ Meeting and Committees and Corporate Governance Matters – Compensation Committee.”  This Compensation Discussion and Analysis provides an overview of MutualFirst’s compensation program and its objectives in establishing the base salary, short-term cash incentives, long-term equity incentives and retirement components of executive compensation.

The Compensation Committee has full responsibility and discretion to evaluate and compensate executive officers within the parameters of MutualFirst’s compensation principles and philosophy.  It oversees and administers all compensation plans and reviews Mr. Heeter’s performance on a quarterly basis.  Though the overall responsibility for setting compensation belongs to the Compensation Committee, Mr. Heeter and Mr. Botts assist the Compensation Committee in establishing compensation levels and the forms of compensation for all employees and officers, except themselves.  Mr. Heeter and Mr. Botts review executive officers other than themselves and provide the Compensation Committee with those reviews and compensation recommendations for those other executive officers.  Only the Compensation Committee establishes Mr. Heeter’s compensation.  Our Human Resources Manager assists the Compensation Committee in setting non-executive employee salary increases, merit adjustments, 401(k) discretionary contributions and other benefits.

The Compensation Committee retained Clark Consulting in 2005 to conduct a competitive compensation study on executive and director compensation.  It also received other independent surveys of executive compensation.  This information enabled the Compensation Committee to compare Mutual Federal Savings Bank’s compensation with that of other financial institutions of similar size when setting compensation for 2006.  In 2006 and 2007, respectively, the Compensation Committee obtained new independent surveys and updated the Clark Consulting report when it set compensation levels for 2007 and 2008.  The Compensation Committee has retained Clark Consulting in 2008 to conduct an updated competitive compensation study on executive and director compensation for use in setting compensation in the future.

Philosophy and Objectives of Compensation Program.  The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other employees.  The overall goal of this compensation program as it relates to executive officers is to help MutualFirst and Mutual Federal Savings Bank attract, motivate and retain talented and dedicated executives, orient their executives toward the achievement of business goals, and link the compensation of its executives to MutualFirst’s success.  The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team.  MutualFirst’s compensation philosophy is based on established principles for all pay practices and aligns with our corporate values, which are to conduct our business with character, compassion, class and competition.  These values are reflected in MutualFirst’s compensation by ensuring competitive and fair practices. A primary focus of MutualFirst’s compensation program is to compensate actual performance, using realistic incentive thresholds. The overriding principles in setting types and amounts of compensation are:

•	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.

•	Market Competition – Total compensation attracts, retains and motivates our top performers at a competitive level in our market.

•
Stockholder Balance – Compensation components that align the interests of key management, especially the named executive officers, with those of  stockholders in furtherance of the goal of increasing stockholder value.

In setting executive compensation and benefits in line with this philosophy, the Compensation Committee has established a full compensation package that includes base salary, annual incentive bonus compensation, equity compensation, benefits and perquisites.  The Compensation Committee uses quantitative and qualitative factors in setting the types and amounts of these compensation components granted to each named executive officer and other employees.  MutualFirst’s compensation program seeks to reach an appropriate balance between base salary, (to provide competitive fixed compensation) and significant incentive opportunities in performance-based cash bonuses (to provide short-term rewards for meeting performance goals) and equity compensation (to align executives’ interests with the interests of stockholders).

MutualFirst provides the opportunity for certain executive officers to be protected under employment agreements with severance and change in control provisions.  These agreements assist MutualFirst in attracting and retaining qualified officers.  See “Overview of Executive Officer Compensation – Employment Agreements” and “Potential Termination and Change in Control Payments.”

Components of Executive Compensation. The components of MutualFirst’s compensation program are as follows:

Base Salary.  A base salary is established for each executive to reflect the potential contribution of the executive to the achievement of Mutual Federal Savings Bank’s business objectives and to be competitive with base salaries paid by other institutions.  The level of each executive officer’s base salary is designed to reward performance for carrying out the required day-to-day activities and responsibilities of each officer’s position.  The Compensation Committee utilizes outside resources to ascertain appropriate base salaries for our officers and other employees.  The Compensation Committee also is cognizant of the salaries paid by other non-financial institution companies in Mutual Federal Savings Bank’s market area with which it believes Mutual Federal Savings Bank competes for executives.  Through its merit increase planning guide, Mutual Federal Savings Bank increases salaries based upon competitive market needs, Mutual Federal Savings Bank’s past and expected financial performance and the individual employee’s performance.  Base salary is the largest element of the  compensation program, because it fairly compensates individuals for fulfilling their daily responsibilities and obligations.

Annual Incentive Cash Bonus Compensation.  MutualFirst’s annual incentive cash bonus plan is designed to reward its named executive officers for the achievement of performance objectives established each year, consistent with its strategic plan.  This plan is designed to reward executives for achieving company performance above a baseline or threshold level of performance in designated areas, rewarding them for performance beyond that for which they earn their salary.  The designated areas of growth, profit, quality and productivity are balanced to build stockholder value.  If MutualFirst’s performance in these designated areas exceeds the baseline threshold set by the Compensation Committee, a portion of the incremental increased income generated is contributed to a reward pool shared by all employees quarterly.  The amount of that reward pool awarded to individuals on a quarterly basis varies based on the person’s position and is calculated as a percentage of base salary based on the level of their duties and responsibilities.  There is no annual cap on the annual incentive cash bonus available to any one employee or all employees in the aggregate.

Equity Compensation.  MutualFirst has utilized equity compensation in the form of stock options and restricted stock to align the interests of its named executive officers with the interests of stockholders and to reward those individuals’ contributions to its franchise value over time.

MutualFirst established a 2000 Recognition and Retention Plan providing for the award of up to 232,784 shares of common stock to eligible participants, including the named executive officers.  By granting these individuals shares of restricted stock, MutualFirst rewards them for their contribution to MutualFirst’s value over time.  The delayed vesting of these awards over five or more years has provided an incentive for continued service.  All available awards have been made under this plan.

MutualFirst established a 2000 Stock Option and Incentive Plan providing for the award of options for up to 581,961 shares of common stock to eligible participants, including the named executive officers.  By granting these individuals options, MutualFirst gives them a personal incentive to increase its stock value.  Options were granted at the market value for the stock on the grant date.  The delayed vesting of these awards over five years has provided an incentive for continued service.  Only 161 shares remain available for future awards under the 2000 option plan.

The MutualFirst board of directors has adopted, subject to stockholder approval at the MutualFirst annual meeting, a 2008 Stock Option and Incentive Plan.  The 2008 plan would authorize the granting of stock options and stock appreciation rights for an amount of shares equal to approximately 5% of the shares of MutualFirst common stock expected to be outstanding after the merger with MFB.  See "Other Matters to Be Considered at the MutualFirst Annual Meeting -- Approval of the MutualFirst 2008 Stock Option and Incentive Plan."  As noted above, only a minimal number of shares remain available for future awards under the 2000 option plan.

Benefits.  MutualFirst provides benefits to all employees with an opportunity to maintain a quality standard of living over time and to have access to health care.  These benefits are intended to help MutualFirst attract and retain highly effective executives and other employees.  These welfare benefits are administered consistently to all levels of the organization.  All employees share in the cost of health benefits based on the coverage they elect.  Available health care benefits are commensurate with that available in MutualFirst’s market area.

MutualFirst has designed retirement plans or programs to ensure its employees have adequate income levels after employment.  MutualFirst maintains a 401(k) Retirement Savings Plan, which is subject to Department of Labor and IRS requirements.  The Compensation Committee determines the amount of employer contributions to the 401(k) plan for all employees.  It has been MutualFirst’s practice to contribute 3% of salary for all employees and to match 50% of the first $600 of an employee’s contributions per year.  MutualFirst also maintains an employee stock ownership plan (“ESOP”) designed to ensure all employees have a vested interest in the success of MutualFirst.  The ESOP purchased shares of MutualFirst’s stock in 1999, which are allocated to employees annually over 15 years.  These two tax qualified plans are funded by MutualFirst to provide retirement income for non-executive employees at normal retirement age of approximately 60% to 70% of pre-retirement income for employees that dedicate their career to MutualFirst.

Because tax-qualified plans limit funding for certain highly compensated employees and are not available to directors, MutualFirst has established other retirement compensation plans for those individuals.  Certain officers, including the named executive officers, and certain directors are entitled to defer compensation under nonqualified plans.  The deferred compensation plan for executive officers enables them to supplement their retirement income under MutualFirst’s qualified plans by providing them with approximately 10% of their salary at retirement as retirement income, if and to the extent they participate in the program.  For additional information regarding these plans, see “Non Qualified Deferred Compensation – Executive Deferred Compensation Agreements” and “Director Compensation.”  MutualFirst also maintains a supplemental executive retirement plan (“SERP”) for key employees, including the named executive officers.  See “Overview of Executive Compensation – Executive Supplemental Retirement Income Agreements” for more information about the SERP.  The deferred compensation program and SERP are designed to provide career executive officer retirees, in conjunction with Social Security, tax qualified retirement plans and the ESOP, with approximately 70% of their pre-retirement income.

Three of MutualFirst’s named executive officers have three-year employment agreements that provide for special payments to the executives in case of a change in control of MutualFirst or an involuntary termination of the executive for other than cause (as defined in the agreements).  These agreements are common benefits for executives of publicly traded financial institutions, and MutualFirst believes they are important in order to attract and retain qualified executive management.  Certain of MutualFirst’s benefit plans also provide for accelerated payments or other benefits upon a change in control or an involuntary termination of the executive for other than cause.  See “Potential Termination and Change in Control Payments.”

Perquisites.  MutualFirst provides perquisites designed to enhance the success of MutualFirst.  Executive officer education is provided at industry conferences, seminars and schools, sometimes with spousal travel expenses.  Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.  Mr. Heeter is provided with a company car, and the value of his personal use of the car is included in his taxable income.

Tax Considerations.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to certain highly compensated executive officers.  Qualifying performance-based compensation isl not be subject to the deduction limitation if certain requirements are met.  The Compensation Committee reviews and considers the potential consequences of Section 162(m) to MutualFirst.  MutualFirst reserves the right to use its judgment to authorize compensation to any employee that does not comply with the Section 162(m) exemptions for compensation it believes is appropriate.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s “base amount” are deemed to be “excess parachute payments” if they are associated with a change in control.  Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount that is in excess of one times the individual’s base amount.  If excess parachute payments are made, MutualFirst and Mutual Federal Savings Bank would not be entitled to deduct the amount that is in excess of one times the individual’s base amount.  Each employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Overview of Executive Officer Compensation

MutualFirst uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as executive officers of MutualFirst and Mutual Federal Savings Bank.  Each executive officer of MutualFirst also is an executive officer of Mutual Federal Savings Bank.  Executive officers are not compensated for their service to MutualFirst.  As described in more detail in the  Compensation Discussion and Analysis section, in setting compensation for executive officers, the Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each person’s position, taking into account the complexity of our business as a regulated public company and financial institution.

Employment Agreements.  Mutual Federal Savings Bank has entered into three-year employment agreements with Messrs. Heeter, McArdle and Botts, which provide for annual one-year extensions, unless the board decides not to authorize the extension.  Under these agreements, each executive’s salary is reviewed annually and cannot be decreased.  The 2008 base salaries of Messrs. Heeter, McArdle and Botts under these agreements are $247,000, $180,000 and $200,000, respectively.  Under these agreements, each executive is entitled to equitably participate in discretionary bonuses awarded to executive employees and in Mutual Federal Savings Bank’s other employee benefit plans, including medical, dental group life, disability and accidental death and dismemberment insurance benefits.  These benefits also include participation in Mutual Federal Savings Bank’s 401(k) plan and ESOP.  Each agreement provides that the executive’s employment may be terminated by Mutual Federal Savings Bank or by the executive at any time, and also provides for termination upon the occurrence of certain events specified by federal regulations.  If the executive’s employment is terminated due to disability, he would receive his salary and other benefits for the reminder of the three-year term, with a reduction in his salary for disability insurance payments from insurance purchased by Mutual Federal Savings Bank.  If the executive’s employment is terminated due to death, his estate would receive all benefits under the agreement through the end of the month.  If the executive’s employment is terminated for cause or voluntarily by the executive, he would receive all benefits under the agreement through that termination date.  See “Potential Termination and Change in Control Payments” for additional benefits under these agreements if the executive is terminated without cause, in a constructive termination or in connection with a change in control of MutualFirst or Mutual Federal Savings Bank.  The executives have no responsibility to mitigate amounts owed to them under the agreements nor does any compensation received from another employer reduce post-termination compensation under the agreements.

Executive Supplemental Retirement Income Agreements.  Mutual Federal Savings Bank’s SERP is a non-qualified supplemental executive retirement program for the benefit of designated senior executives, including all of the named executive officers.  The purpose of the plan is to provide the executive with approximately 60% of his expected salary at retirement as his annual retirement income, after Social Security benefits, ESOP shares and income from all tax qualified plans of Mutual Federal Savings Bank.  At the time the executive qualifies as a SERP participant, an estimated annual SERP retirement payment is established, based on the individual’s anticipated salary at retirement, estimates of the person’s retirement income from Social Security benefits, ESOP shares and income from all tax qualified plans of Mutual Federal Savings Bank and an assumed 8% annually rate of return (which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time).  This estimated payment amount is reviewed periodically for changes in the relevant factors.  Each participant establishes a secular trust at another financial institution, which acquires life insurance policies, the cash value of which will provide the SERP retirement payments.  Mutual Federal Savings Bank makes an annual payment to each participant’s secular trust to fund the cost of that insurance, which increases as the estimated payout increases or the executive ages.  Those accrued contributions are taxable income to the participant in the year it is made and are reflected in the Summary Compensation Table.  Participating executives begin to receive retirement payments under the SERP at the later of age 65 or the end of their full time service to Mutual Federal Savings Bank (“SERP eligibility”), and such payments are made in monthly installments over 15 years (unless the executive chooses a lump sum payment).  At SERP eligibility, the executive’s actual retirement payments are determined based on the annuitized value of the executive’s account at a rate determined by the secular trust trustee, based on investment returns of the trust.  These payments may be more or less than the amount estimated prior to retirement and used to purchase the trust assets.  After SERP eligibility for payment, the executives’ earnings on their SERP accounts are actual earnings of funds invested by the trustee (unless they receive a lump sum).  The executives’ access to SERP payments is subject to a non-compete provision in the plan.  Prior to the SERP eligibility for payment, any violation of that provision terminates future SERP contributions and results in a lump sum payment at SERP eligibility for payment.  After SERP eligibility for payment, any violation of the non-compete results in no future earnings on the SERP account at the time.  The plan provides for earlier payouts and accelerated funding in the event of a termination due to disability and for continued payouts and accelerated funding in the event of death.  See “Potential Termination and Change in Control Payments” for benefits under the SERP upon termination without cause or a change in control.

Summary Compensation Table

The following table sets forth information concerning the compensation earned in  2007 and 2006 by: (i) our principal executive officer and principal financial officer; and (ii) the three other most highly compensated executive officers during the year ended December 31, 2007.  The term “named executive officers” is used in this document to refer to the officers listed in the table.  The only bonuses paid to the named executive officers are disclosed below as non-equity incentive plan compensation.

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

David W. Heeter	2007	$233,500	$12,491	$3,092	$ 4,421	$28,742(5)	$282,246
President and Chief Executive Officer	2006	$225,000	$76,270	$2,934	$ 3,617	$38,026	$345,847

Timothy J. McArdle	2007	$172,500	---	$2,417	$ 8,936	$43,400(6)	$227,253
Senior Vice President, Treasurer and Chief Financial Officer	2006	$166,500	---	$2,171	$ 7,839	$44,807	$221,317

Patrick C. Botts	2007	$189,000	$ 8,565	$2,502	$ 3,373	$23,554(7)	$226,994
Executive Vice President	2006	$182,000	$52,294	$2,373	$ 3,138	$29,461	$269,266

Stephen R. Campbell	2007	$160,000	---	$2,199	$20,228	$80,710(8)	$263,137
Senior Vice President, Corporate Products and Services Division	2006	$155,000	---	$2,021	$17,195	$78,966	$253,182

Stephen C. Selby	2007	$149,000	---	$2,088	$16,409	$36,687(9)	$204,184
Senior Vice President, Operations Division	2006	$144,000	---	$1,878	$13,933	$39,339	$199,150
____________________
(1)
Reflects the dollar amounts recognized in MutualFirst’s 2007 and 2006 financial statements, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”), for restricted stock awards granted prior to 2006.  The assumptions used in the calculation of these amounts are included in Note 21 of the Notes to Consolidated Financial Statements contained in MutualFirst’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008, a copy of which is attached to this document as Appendix D.

(2)
Amounts for 2006 include payments made under the 2006 Bonus Plan, which were paid in early 2007.  Does not reflect payments under the bonus plan for 2005, which were paid in early 2006, which were reported in a prior proxy statement.

(3)
Amount reported reflects Mutual Federal Savings Bank’s contributions to and/or the above-market earnings on amounts in each named executive officer’s Executive Deferred Compensation Agreement account.  Above-market earnings are that portion of the earnings that are at rates in excess of the applicable federal long-term rate under the Internal Revenue Code that corresponds most closely to the rate in the plan at the time it was established.

(4)
Includes amounts accrued under the executives’ SERP agreements, Bank contributions under its 401(k) plan, term life insurance premiums paid by Mutual Federal Savings Bank on behalf of the officers, ESOP allocations and dividends on unvested restricted stock.  The reported ESOP allocations for 2007 are based on 2006 compensation and were made in 2007.  The reported ESOP allocations for 2006 are based on 2005 compensation and were made in 2006.  The named executive officers are entitled to an ESOP allocation for the 2007 fiscal year; however, the amount of these allocations was not known when this document was prepared.  This amount does not include personal benefits or perquisites, because none of the named executive officers received more than $10,000 worth of such benefits in the aggregate.

Footnotes continued on next page.

____________________
(5)
The amount includes $4,578 accrued under Mr. Heeter’s SERP agreement, $6,900 in contributions by Mutual Federal Savings Bank under its 401(k) plan, $2,104 in term life insurance premiums paid by Mutual Federal Savings Bank on behalf of Mr. Heeter, $11,221 in ESOP allocations and $3,938 in dividends on unvested restricted stock.

(6)
The amount includes $25,208 accrued under Mr. McArdle’s SERP agreement, $5,722 in contributions by Mutual Federal Savings Bank under its 401(k) plan, $1,694 in term life insurance premiums paid by Mutual Federal Savings Bank on behalf of Mr. McArdle and $10,776 in ESOP allocations.

(7)
The amount includes $2,675 accrued under Mr. Botts’ SERP agreement, $6,254 in contributions by Mutual Federal Savings Bank under its 401(k) plan, $1,805 in term life insurance premiums paid by Mutual Federal Savings Bank on behalf of Mr. Botts, $10,120 in ESOP allocations and $2,700 in dividends on unvested restricted stock.

(8)
The amount includes $65,158 accrued under Mr. Campbell’s SERP agreement, $5,348 in contributions by Mutual Federal Savings Bank under its 401(k) plan, $1,603 in term life insurance premiums paid by Mutual Federal Savings Bank on behalf of Mr. Campbell and $8,601 in ESOP allocations.

(9)
The amount includes $22,216 accrued under Mr. Selby’s SERP agreement, $4,990 in contributions by Mutual Federal Savings Bank under its 401(k) plan, $1,493 in term life insurance premiums paid by Mutual Federal Savings Bank on behalf of Mr. Selby and $7,988 in ESOP allocations.

2000 Recognition and Retention Plan, 2000 Stock Option and Incentive Plan and Bonus Plans

In December 2000, the stockholders of MutualFirst approved the 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan.  These plans became effective on December 29, 2000.  The Compensation Committee administers these two long-term incentive stock plans, determines employee eligibility and grants share awards.  Each year, the Compensation Committee also establishes an annual cash incentive bonus plan for all officers and employees, including the named executive officers.

2000 Recognition and Retention Plan.  The 2000 Recognition and Retention Plan is a stock-based compensation plan designed to reward directors, advisory directors, officers and employees for service with a proprietary interest in MutualFirst in a manner designed to encourage such individuals to remain with MutualFirst.  MutualFirst reserved 232,784 shares for stock awards under this plan.  Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to the success and growth of MutualFirst.  Stock awards under the plan generally have vested in equal installments over five years from the date of grant.  Prior to the vesting of the shares, the recipient has voting and dividend rights and no transfer rights over the shares.  No awards were made under this plan in 2007, and all available shares have been awarded under this plan.  See “Potential Termination and Change in Control Payments” for benefits under the plan upon termination without cause or a change in control.

2000 Stock Option and Incentive Plan.  The purpose of the 2000 Stock Option and Incentive Plan is to promote the long-term success of MutualFirst and increase stockholder value by attracting and retaining key employees and directors and encouraging directors and key employees to focus on long-range objectives.  MutualFirst reserved 581,961 shares for awards of stock options and stock appreciation rights under this plan, plus additional shares repurchased with the proceeds of exercised options or surrendered to pay an option exercise price.  To date, no stock appreciation rights have been awarded.  Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to the success and growth of MutualFirst.   Stock options granted under the plan generally have vested in equal installments over five years from the date of grant and must be exercised within 10 to 15 years.  The exercise price of options awarded always has been the fair market value of a share of MutualFirst’s common stock on the date of grant.  No awards were made under this plan in 2007, and only 161 shares remain available for future awards under this plan.  See “Potential Termination and Change in Control Payments” for benefits under the plan upon termination without cause or a change in control.  In late 2005, MutualFirst accelerated the vesting of outstanding unvested options (none of which were in-the-money) in order to reduce the non-cash compensation expense that otherwise would have been recorded beginning in 2006 pursuant to FASB 123R.  Effective December 31, 2005, the board made all unvested options, which would have vested equally over the next four years, immediately exercisable.  All the accelerated options had a weighted average exercise price of $25.66, and the closing market price of a share of our stock on that date was $22.00.  The only named executive officers with accelerated options were Messrs. Heeter and Botts with 36,000 and 24,000 accelerated options, respectively.

2006 Bonus Plan.  MutualFirst established a cash incentive bonus plan, which is a non-equity incentive plan, for the performance of all officers and employees of MutualFirst and Mutual Federal Savings Bank in 2006 (the ‘2006 Bonus Plan”), including the named executive officers.  Bonuses were payable quarterly under the 2006 Bonus Plan, to the extent MutualFirst's quarterly performance met or exceeded minimum levels on certain key performance indicators and thresholds set for 2006, including loan and deposit growth, net interest margin, fee income, number of customers, number of accounts per customer, the ratio of non-performing loans to total assets, net charge-offs and general and administrative expenses.  The key performance indicators and thresholds used to determine whether any bonuses were paid under the 2006 Bonus Plan were the same for all employees. The amounts of the bonuses were determined by multiplying the employee's salary by the employee's payout percentage. While the payout percentages varied from employee to employee, they increased proportionately for all employees to the extent MutualFirst attained a performance level above the minimum performance threshold.  For the named executive officers, the payout percentages under the 2006 Bonus Plan, if MutualFirst met expected performance levels, were as follows: Mr. Heeter, 11.4%; Mr. McArdle, 9.5%; Mr. Botts, 10.5%; Mr. Campbell, 9.5%; and Mr. Selby, 9.5%.  Depending on MutualFirst's actual performance, these payout percentages were adjusted.  The performance targets and indicators under the 2006 Bonus Plan were met partially for one quarter during the year ended December 31, 2006.  Therefore, bonuses were paid for that quarter, and there were no annual year-end bonuses.  Therefore, bonuses to the named executive officers under the 2006 Bonus Plan were not at the expected payout percentages.  The amounts of the one quarterly bonus paid to the named executive officers under the 2006 Bonus Plan are reported for 2006 in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

2007 Bonus Plan.  On January 10, 2007, the board of directors of MutualFirst approved a new cash incentive bonus plan for 2007 (the "2007 Bonus Plan"), which was also a non-equity incentive plan, for all officers and employees of MutualFirst and Mutual Federal Savings Bank, including the named executive officers.  The 2007 Bonus Plan provided for potential payments on a quarterly basis throughout 2007 to all officers and employees, and potential additional annual bonus payments to officers based on 2007 performance in early 2008.

The quarterly payments for all officers and employees were payable if and to the extent MutualFirst's performance in 2007 exceeded baseline levels on certain key performance indicators set by the Compensation Committee based on MutualFirst’s strategic plan and 2007 budget, including loan and deposit growth, net interest margin improvement, growth in non-interest income, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses.  The key performance indicators for the additional potential annual incentive payments to officers were 2007 net interest income, after provision for loan losses, non-interest income and non-interest expense.

The amounts of the quarterly and annual bonuses under the 2007 Bonus Plan, to the extent earned, were determined by multiplying the employee's salary by the employee's payout percentage. The bonus plan set net income thresholds for each quarter and the year.  The reward pool was then calculated as a percentage of all salaries.  The 2007 Bonus Plan provided that to the extent that results exceeded those thresholds, 15% to 21% of that excess is contributed to a reward pool, depending on whether and to what extent the performance indicators were met.  While the quarterly payout percentages varied from employee to employee, they  increased proportionately for all officers and employees if and to the extent MutualFirst attained a performance level above the baseline performance threshold.  For the quarterly bonuses, each employee receives that percentage of his or her salary.  Annual incentive payouts to officers were to be made only if actual performance exceeded baseline performance levels.  For the year-end bonuses for all officers, the percentage of the reward pool to total salaries was to be increased by a multiplier of 1.5x to 5x, depending on the person’s level of responsibility.  Each officer was to then receive that percentage of his or her salary.  For Mr. Heeter and Mr. Botts, the multiplier was 5x and 4.5x, respectively, and it was 4x for the other named executive officers.

The performance targets and indicators under the 2007 Bonus Plan were met partially for one quarter during the year ended December 31, 2007.  Therefore, bonuses were paid for that quarter, and there were no annual year-end bonuses.  The amounts of the one quarterly bonus paid to the named executive officers under the 2007 Bonus Plan are reported for 2007 in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

2008 Bonus Plan.  On February 13, 2008, the board of directors of MutualFirst approved a new cash incentive bonus plan for 2008 (the "2008 Bonus Plan") for all officers and employees of MutualFirst and Mutual Federal Savings Bank. The 2008 Bonus Plan provides for potential payments on a quarterly basis throughout 2008 to all officers and employees, and potential additional annual bonus payments to officers in early 2009.

The quarterly payments will be made if and to the extent MutualFirst's quarterly performance in 2008 exceeds baseline levels on certain key performance indicators (which will be the same for all officers and employees), including loan and deposit growth, net interest margin improvement, growth in non-interest income, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses. The key performance indicators for the potential additional annual incentive payments to officers will be net interest income after provision for loan losses, non-interest income and non-interest expense, each for the full 2008 year.

The amounts of the quarterly and annual bonuses under the 2008 Bonus Plan, if earned, will be determined by multiplying the employee's salary by the employee's payout percentage. While the payout percentages will vary from employee to employee, they will increase proportionately for all officers and employees if and to the extent MutualFirst attains a performance level above the baseline performance threshold. Annual incentive payouts to officers will only be made if actual performance exceeds baseline performance levels. Depending on the extent to which (if at all) actual performance exceeds baseline performance levels, the aggregate amount payable pursuant to the quarterly bonus component and the annual bonus component will range from 30% to 42% of the amount by which actual pre-tax net income from operations for the quarter or year, as applicable, exceeds the baseline level.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information with respect to plan-based awards and possible payouts for our named executive officers during the year ended December 31, 2007.  MutualFirst did not grant any stock or option awards during that year.

	Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)
Name	Threshold(2)	Target(3)	Maximum(4)

David W. Heeter	---	$3,736	$89,664

Timothy J. McArdle	---	$2,760	$56,063

Patrick C. Botts	---	$3,024	$67,001

Stephen R. Campbell	---	$2,560	$52,000

Stephen C. Selby	---	$2,384	$48,425

___________
(1)
Represents threshold, target and maximum amounts potentially payable under the 2007 Bonus Plan based on performance targets in the plan.  Actual payments under the plan are disclosed in the 2007 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	Under the 2007 Bonus Plan, the threshold level of performance under the plan results in no payments. The plan set forth ten levels of performance above this threshold level.
(3)
The target level under the 2007 Bonus Plan reflects performance between the third and fourth levels under the plan.  It is based on Mutual Federal Savings Bank’s budget for net income and the performance indicators for 2007.  Potential payments at the target level are at the payout percentages noted above.

(4)
The plan provided for increased bonuses if performance under the plan exceeded the target level.  The tenth level of performance under the plan reflects net income at approximately 40% above net income at the target level.  The maximum possible payments in the table are at that tenth level.  However, the plan has no articulated maximum and bonuses would continue to increase for extraordinary performance above the tenth level.  Because there was no absolute highest level of performance, the maximum payout cannot be determined, though the likelihood of performance above the tenth level in the plan was remote.

Outstanding Equity Awards at December 31, 2007

The following table sets forth for each named executive officer information concerning stock options and restricted stock held at December 31, 2007.

	Options Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable

David W. Heeter	20,000	---	$14.50	01/12/11	5,834	$81,326	(1)
	19,485	---	$25.66	12/17/13
	25,515	---	$25.66	12/17/18

Timothy J. McArdle	8,378	---	$14.50	01/12/11	---	---
	4,312	---	$14.50	01/12/16

Patrick C. Botts	7,800	---	$14.50	01/12/11	5,300	$55,760	(1)
	18,354	---	$25.66	12/17/13
	11,646	---	$25.66	12/17/18

Steven R. Campbell	---	---	---	---	---	---

Stephen C. Selby	11,688	---	$14.50	01/12/11	---	---
	4,312		$14.50	01/12/16
                ________________________
(1)	Value is based on the $13.94 closing price of a share of MutualFirst’s stock on the last trading day of 2007.

Option Exercises and Stock Vested in 2007

The following table sets forth certain information with respect to the exercise of stock options and vesting of restricted stock for each named executive officer during the year end December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

David W. Heeter	---	---	2,917	$58,661

Timothy J. McArdle	---	---	---	---

Patrick C. Botts	---	---	2,000	$40,220

Steven R. Campbell	5,000	$29,950	---	---

Stephen C. Selby	---	---	---	---
                ________________________
(1)	Value realized on exercise represents the excess of the fair market value of the shares acquired at exercise over the exercise price of the option.
(2)	Value realized on vesting represents the fair market value of the shares on the vesting date.

Equity Compensation Plan Information.

The following table summarizes our equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	385,613	$16.98	161(1)

Equity compensation plans not approved by security holders	---	---	---
____________________
(1)           Represents number of shares available for future grants under MutualFirst’s 2000 Stock Option and Incentive Plan.

Non Qualified Deferred Compensation

Executive Deferred Compensation Agreements.  Mutual Federal Savings Bank maintains an executive deferral program for the benefit of designated senior executives, including all of the named executive officers, to supplement their retirement earnings to provide them with approximately another 10% of their expected salary at retirement as additional annual retirement income, after Social Security benefits, ESOP shares and income from all tax qualified plans of Mutual Federal Savings Bank, to the extent they choose to participate in the program.  The program provides an additional opportunity for key executives to defer, at their choice, 1% to 15 % of their base salary into a non-qualified deferral program.  For each participant, Mutual Federal Savings Bank matches $.50 of every dollar deferred, up to a maximum match established in each person’s agreement.  Mutual Federal Savings Bank also pays interest on each account at a rate of 10%, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Matching contributions and interest vest over five years.  Mutual Federal Savings Bank maintains a record of all amounts deferred by the executive.  Benefits are paid to the executives when they reach age 65.  The deferred compensation benefit is the annuitized value, at 10%, of the executive’s account, which value is paid in monthly installments over 15 years.  The plan provides for earlier payouts for disability and for continued payouts as death benefits.  No more deferrals will be made under this plan after 2008; however annual earnings at 10% will continue.  See “Potential Termination and Change in Control Payments” for benefits under the plan upon termination without cause or a change in control.

Non Qualified Deferred Compensation Table for 2007

The following table sets forth certain information with respect to our Executive Deferred Compensation Agreements with each named executive officer for the year ended December 31, 2007.

Name	Name of Plan	Executive Contributions in 2007	Company Contributions in 2007	Aggregate Earnings in 2007	Aggregate Balance at 12/31/07

David W. Heeter(1)	Deferred Compensation	$7,005	---	$10,762	$116,807

Timothy J. McArdle(2)	Deferred Compensation	---	---	$21,745	$229,412

Patrick C. Botts(3)	Deferred Compensation	$4,725	---	$8,209	$88,816

Steven R. Campbell(4)	Deferred Compensation	$13,280	$6,640	$33,071	$358,205

Stephen C. Selby(5)	Deferred Compensation	$10,877	$5,439	$26,702	$289,323

___________________

(1)
$4,421 of the reported earnings for Mr. Heeter in 2007 also are reflected in the 2007 Summary Compensation Table.  $30,414 of the reported aggregate balance was reflected in prior years’ Summary Compensation Tables.

(2)
$8,936 of the reported earnings for Mr. McArdle in 2007 also are reflected in the 2007 Summary Compensation Table.  $102,204 of the reported aggregate balance was reflected in prior years’ Summary Compensation Tables.

(3)
$3,373 of the reported earnings for Mr. Botts in 2007 also are reflected in the 2007 Summary Compensation Table.  $17,782 of the reported aggregate balance was reflected in prior years' Summary Compensation Tables.

(4)
$6,640 of the reported Company contributions and $13,589 of the reported earnings for Mr. Campbell in 2007 also are reflected in the 2007 Summary Compensation Table.  $125,159 of the reported aggregate balance was reflected in prior years’ Summary Compensation Tables.

(5)
$5,439 of the reported Company contributions and $10,971 of the reported earnings for Mr. Selby in 2007 also are reflected in the 2006 Summary Compensation Table.  $126,959 of the reported aggregate balance was reflected in prior years’ Summary Compensation Tables.

Potential Termination and Change in Control Payments

In addition to the payments and benefits provided to the named executive officers upon their regular retirement, disability or death or upon the termination of their employment by Mutual Federal Savings Bank for cause or by the officer voluntarily, which are described in this document, the named executive officers are entitled to additional or accelerated payments, benefits or vesting under our compensation plans upon a termination by Mutual Federal Savings Bank without cause, a constructive termination or a termination in connection with a change in control of MutualFirst or Mutual Federal Savings Bank.

Employment Agreements.  Under their employment agreements with Mutual Federal Savings Bank, Messrs. Heeter, Botts and McArdle are each entitled to continued payments and benefits subsequent to an involuntary termination or a termination in connection with a change in control of Mutual Federal Savings Bank or MutualFirst.

Under the employment agreements, an involuntary termination is a termination without cause or a constructive termination.  A termination is deemed to be for cause if it is based on personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, regulation, regulatory order or a material breach of the employment agreement.  In addition, a termination required under the federal banking laws is treated as a termination for cause.  Constructive termination includes any of the following not consented to by the officer in writing: (i) a material demotion; (ii) a transfer to an office more than 30 miles from Mutual Federal Savings Bank’s headquarters; (iii) a material reduction in the number or seniority of personnel reporting to the officer (unless it is the result of a company-wide reduction in staff); (iv) a material reduction in the frequency or nature of the reports of other personnel to the officer (unless it is the result of a company-wide reduction in staff); (v) a material adverse change in the officer’s salary, perquisites and benefits (unless it is the result of a company-wide reduction for all senior executives); (vi) a material permanent increase in work hours; and (viii) any other material diminution of or interference with the duties, responsibilities and benefits of the officer.  If the executive’s employment is terminated by constructive termination, with no change in control, Mutual Federal Savings Bank would be required to pay to the executive his then-current salary over the three-year term and to provide the executive with his then-current employee health benefits for the remaining term of his agreement.

Under the employment agreements, a change in control is deemed to have occurred if: (i) there is a change in control under regulations of the Office of Thrift Supervision; (ii) the event would have to be reported on a Form 8-K; (iii) a person acquires beneficial ownership of at least 20% of MutualFirst’s securities; (iv) a majority of the board is no longer the current members or chosen by the current members; or (v) any reorganization, acquisition or sale of substantial assets in which MutualFirst or Mutual Federal Savings Bank is not the resulting entity.

If the executive’s employment is involuntarily terminated other than in connection with or within 12 months after a change in control, Mutual Federal Savings Bank must continue to pay the executive his salary through the remaining term of the agreement and continue to provide the executive with substantially the same benefits as were being provided to executive officers of Mutual Federal Savings Bank immediately prior to the employment termination date, including employer-paid dependent medical and dental coverge.  If the executive’s employment is involuntarily terminated in connection with or within 12 months after a change in control, Mutual Federal Savings Bank must pay to the executive in a lump sum 299% of his Section 280G base amount (the base amount is essentially the executive’s average annual Box 1, W-2 compensation during the five full calendar year periods prior to the effective date of the termination) and continue to provide substantially the same health benefits as were being provided to the executive officers of Mutual Federal Savings Bank immediately prior to the change in control, in each case subject to reduction to ensure deductibility under Section 280G of the Internal Revenue Code.

Executive Supplemental Retirement Income Plan.  Under the SERP, if the executive is involuntarily terminated other than for cause and other than in connection with a change in control, Mutual Federal Savings Bank must make a lump sum contribution to the executive’s SERP of the full contribution for the then-current year and the present value, based on an 8% rate, of the next five years of required contributions (or of all required remaining contributions if less).

In the SERP, a change in control is deemed to have occurred if: (i) there is a change in control under regulations of the Office of Thrift Supervision; (ii) the event would have to be reported on a Form 8-K; (iii) a person acquires beneficial ownership of at least 25% of MutualFirst’s securities; (iv) a majority of the board is no longer the current members or chosen by the current members; (v) a merger, consolidation or sale of all or substantially all of the assets of Mutual Federal Savings Bank occurs; or (vi) a proxy contest results in the exchange of Company shares for those of another entity.  An executive is deemed to be terminated in connection with a change of control if at or within 36 months of a change in control, the executive is involuntarily terminated other  than for cause or the executive terminates his employment after: (i) a material change in function, duties or responsibilities which reduces his responsibility, importance or scope of duties; (ii) a greater than 30 mile relocation of his workplace; or (ii) a material decrease in benefits, perquisites or SERP contributions.  If the a change in control termination occurs, Mutual Federal Savings Bank must make a lump sum final contribution to the executive’s SERP equal to the present value, at 8%, of all remaining contributions required under then-current payout estimates, through age 65.

2000 Recognition and Retention Plan.  Under the 2000 Recognition and Retention Plan, restricted stock awards that have not yet vested become immediately fully vested and no longer restricted at the time of a change in control or of a tender or exchange offer for MutualFirst’s shares.  There are no special benefits for a termination of the executive, and a termination of service results in a loss of unvested shares.

2000 Stock Option and Incentive Plan.  Under the 2000 Stock Option and Incentive Plan, options that are not exercisable become immediately exercisable at the time of a change in control or of a tender or exchange offer for MutualFirst’s shares.  Upon any termination of service, unexercised vested options remain exercisable for the lesser of three months years or the remaining term of the option and all unvested options are lost.  Because all outstanding stock options are fully vested, none of the named executive officers would receive a benefit under this plan as a result of a termination or change in control.

2007 Potential Payments Upon Termination of Employment and Change in Control

The following table summarizes the additional or accelerated payments, benefits or vesting for the named executive officers in the event of (i) the officer’s termination of employment by Mutual Federal Savings Bank without cause or, in the case of the employment agreements, constructive termination, in either case not in connection with or following a change in control, (ii) a change in control with no termination of the officer’s employment and (iii) a termination of the officer’s employment in connection with or following a change in control, in each case assuming the event occurred on December 31, 2007.

Name	Name of Compensation Component or Plan	Termination Without Cause or Constructive Termination		Change-in- Control With No Termination		Termination in Connection With or Following a Change in Control

David W. Heeter	Employment Agreement(1)	$740,180	(2)	---		$825,362	(3)
	SERP	$32,780		---		$90,970	(4)
	Restricted stock plan	---		$81,326	(5)	$81,326	(5)

Timothy J. McArdle	Employment Agreement(1)	$557,180	(6)	---		$580,311	(7)
	SERP	$180,471		---		$222,088	(4)

Patrick C. Botts	Employment Agreement(1)	$606,680	(8)	---		$622,627	(9)
	SERP	$19,146		---		$67,711	(4)
	Restricted stock plan	---		$55,760	(5)	$55,760	(5)

Steven R. Campbell	SERP	$58,339		---		$58,339	(4)

Stephen C. Selby	SERP	$72,764		---		$72,764	(4)
        __________________

(1)	Presumes that the employment agreement has a full three-year term on December 31, 2007 termination date and that the payout is based on 2007 compensation levels.
(2)
Represents three times Mr. Heeter’s 2007 base salary ($233,500), plus $39,680 for health benefits (assuming a 10% increase in premiums each year).  These amounts would be paid out over the three-year term.

(3)	Represents 299% of Mr. Heeter’s Section 280G base amount as of the termination date, to be paid in a lump sum, a portion of which may be applied towards health related benefits over three years.
(4)	This amount assumes that no reduction in benefits is required under Section 280G.
(5)
Amount represents the value of the executive’s unvested shares of restricted stock based on the $13.94 closing price of a share of MutualFirst’s stock on the last trading day of 2007, which shares would no longer be restricted.

Footnotes continued on next page

__________________

(6)
Represents three times Mr. McArdle’s 2007 base salary ($172,500), plus $39,680 for health benefits (assuming a 10% increase in premiums each year).  These amounts would be paid out over the three-year term.

(7)	Represents 299% of Mr. McArdle’s Section 280G base amount as of the termination date, to be paid in a lump sum, a portion of which may be applied towards health related benefits over three years.
(8)
Represents three times Mr. Botts’ 2007 base salary ($189,000), plus $39,680 for health benefits (assuming a 10% increase in premiums each year).  These amounts would be paid out over the three-year term.

(9)	Represents 299% of Mr. Botts’ Section 280G base amount as of the termination date, to be paid in a lump sum, a portion of which may be applied towards health related benefits over three years.

Director Compensation

MutualFirst uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of MutualFirst and Mutual Federal Savings Bank.  Each director of MutualFirst also is a director of Mutual Federal Savings Bank.  Directors are not compensated for their service on MutualFirst’s board of directors.  In setting director compensation, the MutualFirst board of directors considers the significant amount of time and level of skill required for service on the boards of MutualFirst and Mutual Federal Savings Bank, particularly due to the duties imposed on directors of public companies and financial institutions.  The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full board of directors.

For the year ended December 31, 2007, each director received an annual fee of $26,400 for serving on Mutual Federal Savings Bank’s board of directors, except for Directors Botts and Heeter, who were compensated as executive officers of Mutual Federal Savings Bank and are not separately compensated as directors.  In addition to the annual director fee, Mr. Davis receives $5,000 per year for serving as Chairman of the board of directors of Mutual Federal Savings Bank.  Our directors were awarded restricted stock and stock options under MutualFirst’s 2000 Recognition and Retention Plan and 2000 Stock Option and Incentive Plan prior to 2006 and no new awards are available under those plans.  See “2000 Recognition and Retention Plan, 2000 Stock Option and Incentive Plan and 2007 Bonus Plan” for additional information about these plans.  The Compensation Committee reviews director compensation annually.

Mutual Federal Savings Bank maintains deferred compensation arrangements with some directors, which allows them to defer all or a portion of their board fees and earn interest on deferred amounts at the rate of 10% per year, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Participants receive the deferred amounts as income when they are no longer serving as active directors.  The participant may choose to receive the deferred payments in a lump sum or in annual installments for 15 years at age 70 or the termination of the person’s service as a director.

Director McVicker has a Director Shareholder Benefit Plan with MutualFirst as a result of Mutual Federal Savings Bank’s acquisition of First Federal Savings Bank of Marion in 2000, with which he was affiliated prior to the acquisition.  This plan operates in the same fashion as Mutual Federal Savings Bank’s SERP, except that Director McVicker qualifies to receive the retirement benefits at the earlier of age 70 or the termination of his service as a director of Mutual Federal Savings Bank.  During 2007, $23,321 was accrued under Director McVicker’s Director Shareholder Benefit agreement.  This plan provides for earlier payouts for disability, for continued payouts to death benefits and for immediate funding and payment upon a change in control of Mutual Federal Savings Bank that terminates his service as a director.

Director Compensation Table for 2007

The following table provides compensation information for each member of our board of directors during the year ended December 31, 2007 (except for Messrs. Heeter and Botts whose compensation is reported as a named executive officer).  All prior stock option and restricted stock awards to directors were fully vested at December 31, 2007, and no stock option or restricted stock awards  were made to directors during 2007.

Name	Fees Earned or Paid in Cash	Change in Pension Value and Non Qualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total

Linn A. Crull(3)	$26,400	$6,734	---	$33,134

Wilbur R. Davis(4)	$31,400	$11,511	---	$42,911

Edward J. Dobrow(5)	$26,400	$44,533	---	$70,933

William V. Hughes(6)	$26,400	---	---	$26,400

Jon R. Marler(7)	$26,400	---	---	$26,400

Jerry D. McVicker(8)	$26,400	---	$23,321	$49,721

Lynne D. Richardson(9)	$26,400	---	---	$26,400

R. Donn Roberts(10)	$26,400	$8,044	$29,672	$64,116

James D. Rosema(11)	$26,400	$13,511	---	$39,911
___________________
(1)	Amounts reported for Directors Crull, Davis, Dobrow, Roberts and Rosema reflect above-market earnings on their deferred compensation accounts.
(2)
No director received personal benefits or perquisites exceeding $10,000 in the aggregate.  The earnings on each director’s deferred compensation account, excluding the above-market earnings reported in the preceding column, are reported in the footnotes below.

(3)	As of December 31, 2007, Director Crull owned exercisable options for 20,000 shares of Company stock. Director Crull’s other 2007 earnings on his deferred compensation account were $9,657.
(4)	As of December 31, 2007, Director Davis owned exercisable options for 20,000 shares of Company stock. Director Davis’ other 2007 earnings on his deferred compensation account were $16,502.
(5)	As of December 31, 2007, Director Dobrow owned exercisable options for 20,000 shares of Company stock. Director Dobrow’s other 2007 earnings on his deferred compensation account were $63,838.
(6)	As of December 31, 2007, Director Hughes owned exercisable options for 20,000 shares of Company stock.
(7)	As of December 31, 2007, Director Marler owned exercisable options for 5,000 shares of Company stock.
(8)	As of December 31, 2007, Director McVicker owned exercisable options for 5,000 shares of Company stock.
(9)	As of December 31, 2007, Director Richardson owned exercisable options for 5,000 shares of Company stock.
(10)
As of December 31, 2007, Director Roberts owned exercisable options for 65,200 shares of Company stock.  Director Roberts’ other 2007 earnings on his deferred compensation account were $12,066.  “All Other Compensation” includes $29,672 in payments from his Executive Deferred Compensation Agreement that was in place when he was our president and chief executive officer .

(11)	As of December 31, 2007, Director Rosema owned exercisable options for 20,000 shares of Company stock. Director Rosema’s other 2007 earnings on his deferred compensation account were $19,377.

Stockholder Return Performance Presentation

The line graph below compares the cumulative total stockholder return for MutualFirst’s common stock to the cumulative total return of a broad index of the NASDAQ Stock Market and a savings and loan industry index for the period December 31, 2002 through December 31, 2007.  The information presented below assumes $100 was invested on December 31, 2002 in MutualFirst common stock and in each of the indices and assumes the reinvestment of all dividends.  Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARE CUMULATIVE TOTAL RETURN
AMONG MUTUALFIRST FINANCIAL, INC.,
NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
MutualFirst Financial Inc.	$100.00	129.30	127.92	118.30	117.19	79.64
Savings and Loans	$100.00	139.09	154.04	157.37	179.84	101.13
NASDAQ Market Index	$100.00	150.36	163.00	166.58	183.68	201.91

OTHER MATTERS TO BE CONSIDERED AT THE MUTUALFIRST ANNUAL MEETING –
APPROVAL OF THE MUTUALFIRST 2008 STOCK OPTION AND INCENTIVE PLAN

General

The MutualFirst board of directors has approved the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan (referred to below as the “2008 Plan”), subject to approval of the 2008 Plan by MutualFirst’s stockholders at the MutualFirst annual meeting.

The 2008 Plan would make up to 352,741 shares of MutualFirst common stock available for awards of stock options and stock appreciation rights to employees, officers, directors and advisory directors of MutualFirst and its subsidiaries.  Under MutualFirst’s 2000 Stock Option and Incentive Plan, only 161 shares remain available for future awards.  The MutualFirst board of directors believes that stock options are a critical means for attracting and retaining management and other personnel of the highest quality and aligning the long-term interests of these individuals with the interests of MutualFirst stockholders.  For this reason, the MutualFirst board believes that the inability to grant stock options to future senior executives and other key employees would be particularly detrimental to MutualFirst's management succession process.  The MutualFirst board further believes that MutualFirst will be at a significant competitive disadvantage and will be seriously impaired in its ability to grow, both through acquisitions and organically, if it does not have the ability to offer stock options to key employees.

The 2008 Plan will become effective as of the date it is approved by MutualFirst’s stockholders.  A summary of the 2008 Plan is set forth below.  This summary is qualified by the full text of the 2008 Plan, a copy of which is attached to this document as Appendix G.

Number of Shares That May Be Awarded

Subject to adjustment as described below under “—Adjustments for Changes in Capitalization,” the aggregate number of shares of MutualFirst common stock that may be utilized for awards under the 2008 Plan is 352,741, which represents approximately 5.0% of the number of shares of MutualFirst common stock expected to be outstanding following completion of the merger, based on the number of shares of MutualFirst and MFB common stock currently outstanding and the exchange ratio for the stock portion of the merger consideration.  As of the date of this document, there were outstanding options to purchase  380,613 shares of MutualFirst common stock and options to purchase  131,500 shares of MFB common stock, which, if not exercised prior to completion of the merger, will be converted into options to purchase  340,585 shares of MutualFirst common stock.  No assurance can be made that the merger will be completed, and the approval of the 2008 Plan is not contingent on completion of the merger.

The 2008 Plan provides that during any calendar year, no participant may be granted awards with respect to more than 88,185 shares of MutualFirst common stock.

Any shares subject to an award which terminates, expires or lapses for any reason will again be available for awards under the 2008 Plan.  Shares used to pay the exercise price of a stock option and shares used to satisfy tax withholding obligations will not be available for future awards.

Administration of the 2008 Plan

The 2008 Plan will be administered by a committee (referred to as the “Plan Committee”) appointed by the MutualFirst board of directors, consisting of at least two directors, each of whom must be a “Non-Employee Director,” an “Outside Director” and an “Independent Director,” as those terms are defined in the 2008 Plan.  It is expected that the Compensation Committee of the MutualFirst board of directors will serve as the Plan Committee.  The Plan Committee has the authority to:

•
interpret the 2008 Plan, determine all questions that may arise under the 2008 Plan as to eligibility for participation, determine the number of shares subject to awards to be granted, and to establish the terms and conditions of awards;

•	with the consent of the participant, to the extent deemed necessary by the Plan Committee, modify the terms of any outstanding award or accelerate or defer the vesting date of the award;

•	adopt rules and regulations and prescribe forms for the operation and administration of the 2008 Plan; and

•	take any other action not inconsistent with the provisions of the 2008 Plan that the Plan Committee may deem necessary or appropriate.

Eligibility to Receive Awards

The Plan Committee may grant awards under the 2008 Plan to directors, advisory directors, officers and employees of MutualFirst and its subsidiaries.  The Plan Committee will select persons to receive awards among the eligible participants and determine the number of shares for each award granted, as well as the other terms and conditions of the award, consistent with the 2008 Plan.  There are approximately 321 individuals who currently are eligible to receive awards under the 2008 Plan.

General Terms of Awards

As noted above, the 2008 Plan will allow for the granting of stock options and stock appreciation rights to eligible persons.  The general plan terms of stock options and stock appreciation rights are described below.

Stock Options.  Stock options may be granted to participants at any time and from time to time by the Plan Committee.  Each option grant will be evidenced by an award agreement that specifies the exercise price, the duration of the option, the number of shares to which the option pertains, the vesting schedule, and such other provisions as the Plan Committee determines. In addition, the award agreement will specify whether the option is intended to be an “incentive stock option,” within the meaning of Section 422 of the Internal Revenue Code, or an option which does not satisfy the requirements of Section 422 of the Internal Revenue Code, referred to as a “non-qualified stock option.”  The exercise price must not be less than the fair market value of a share of MutualFirst common stock on the date of grant, provided that the exercise price of an incentive stock option granted to a holder of more than 10% of the outstanding shares of MutualFirst common stock must not be less than 110% of the fair market value of a share of MutualFirst common stock on the date of grant. The duration of a stock option may not exceed ten years, provided that the duration of an incentive stock option granted to a holder of more than 10% of the outstanding shares of MutualFirst common stock may not exceed five years.

                   A participant will be permitted to pay the exercise price of his or her option in cash, by delivering shares of MutualFirst common stock that he or she already owns having an aggregate market value equal to the aggregate exercise price, or by a combination of cash and shares. The participant will also be permitted to pay the exercise price through a cashless exercise facilitated through a broker.

The termination of a participant’s employment or service as a director will affect his or her ability to exercise options granted under the 2008 Plan.  Upon termination of service of a participant other than for cause or due to death or disability, unless otherwise determined by the Committee and specified in the award agreement, all outstanding unvested options granted to the participant will be forfeited and all outstanding vested options granted to the participant will remain exercisable for three months following the termination date (or, in the case of a non-qualified stock option, for such longer or shorter period as may be specified by the Plan Committee in the award agreement), but in no event beyond the expiration date of the option.  Upon termination of service of a participant due to death or disability, unless otherwise determined by the Plan Committee and specified in the award agreement, all outstanding unvested options granted to the participant will vest in full, and all outstanding options granted to the participant (regardless of whether previously vested or unvested) will remain exercisable for one year following the termination date (or, in the case of a non-qualified stock option, for such longer or shorter period as may be specified by the Plan Committee in the award agreement), but in no event beyond the expiration date of the option.  Upon termination of service of a participant for cause, all outstanding vested and unvested options granted to the participant will immediately be forfeited.

Stock Appreciation Rights.  The exercise of a stock appreciation right will entitle its holder to receive shares of MutualFirst common stock having a value equal to (1) the difference between the fair market value of a share of MutualFirst common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares with respect to which the stock appreciation right is exercised.

                   Stock appreciation rights may be granted to participants at any time and from time to time as determined by the Plan Committee.  Each stock appreciation right will be evidenced by an award agreement that specifies the terms of the award, including the number of shares subject to the award, vesting conditions, exercise price (which must be equal to at least 100% of the fair market value of a share of MutualFirst common stock on the date of grant) and duration of the award (which may not exceed ten years). A stock appreciation right may be granted in tandem with a stock option or be granted independently of any option. In the case of a stock appreciation right that is granted in tandem with a stock option, the exercise of one award will reduce, on a one-to-one basis, the number of shares covered by the other award.  The plan provisions on the vesting and exercising of stock appreciation rights after termination of employment or service are essentially the same as those applicable to stock options.

Prohibition on Repricing

Other than as described under “—Adjustments for Changes in Capitalization,” stock options and stock appreciation rights may not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted stock option or stock appreciation right.

Transferability of Awards

A stock option or a stock appreciation right may be transferred upon the death of the participant to whom it is awarded, by will or the laws of inheritance.  A stock option or a stock appreciation right may be transferred during the lifetime of the participant to whom it its awarded only pursuant to a qualified domestic relations order, provided that the participant may apply to the Plan Committee for approval to transfer all or any portion of an unexercised non-qualified stock option or a stock appreciation right to a family member.

Adjustments for Changes in Capitalization

In the event of any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, exchange of shares or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, that affects the shares of MutualFirst common stock, the Plan Committee must, in whatever manner it deems to be equitable in order to prevent dilution or enlargement of rights, adjust the number of shares as to which future awards may be made under the 2008 Plan and the number of shares underlying and exercise prices of outstanding awards.

Change in Control

Unless the Plan Committee provides otherwise in the terms of the award agreement, upon the occurrence of a change in control of MutualFirst, all outstanding unvested stock options and stock appreciation rights granted under the 2008 Plan will vest in full.

Duration and Modification of the 2008 Plan

The 2008 Plan will remain in effect for a term of ten years, after which no further awards may be made. The MutualFirst board of directors may at any time amend, suspend or terminate the 2008 Plan or any portion of the 2008 Plan, except to the extent stockholder approval is required under the Internal Revenue Code or the rules of any stock exchange or automated quotation system on which MutualFirst common stock may then be listed or quoted. No amendment, suspension or termination of the 2008 Plan, however, may impair the rights of any participant, without his or her consent, in any award already granted.

Federal Income Tax Consequences

The following discussion is intended for the information of MutualFirst stockholders considering how to vote on approval of the 2008 Plan, and not as tax guidance to plan participants. Under current federal income tax laws, awards of stock options and stock appreciation rights under the 2008 Plan will generally have the following consequences:

(1) The grant of a stock option will not, by itself, result in the recognition of taxable income by the participant or entitle MutualFirst to a deduction at the time of grant.

(2) If the participant exercises an incentive stock option, the exercise of the option will generally not, by itself, result in the recognition of taxable income by the participant or entitle MutualFirst to a deduction at the time of exercise. However, the difference between the exercise price and the fair market value of the shares of MutualFirst common stock acquired on the date of exercise is an item of adjustment included for purposes of calculating the participant’s alternative minimum tax.

If the participant does not hold the shares of MutualFirst common stock acquired upon exercise of an incentive stock option for at least one year after the exercise of the stock option or two years after the grant of the stock option, whichever is later, the participant will recognize ordinary income upon disposition of the shares in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the stock option. If this happens, MutualFirst will be entitled to a corresponding deduction in the amount of ordinary income, if any, that the participant recognizes. The participant also will recognize a capital gain (loss) to the extent the sale price exceeds (is less than) the fair market value of the shares of MutualFirst common stock on the date of exercise of the stock option. MutualFirst will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

If the participant holds the shares of MutualFirst common stock acquired upon exercise of an incentive stock option for one year after the stock option is exercised and two years after the option is granted, the participant will recognize a capital gain (loss) upon disposition of the shares to the extent the sale price exceeds (is less than) the exercise price. This capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option. MutualFirst will not be entitled to a corresponding deduction for any such capital gain.

(3) If the participant exercises a non-qualified stock option, the participant will recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of MutualFirst common stock acquired pursuant to the exercise and the exercise price of the non-qualified stock option. MutualFirst will be allowed a deduction in the amount of any ordinary income recognized by the participant upon exercise of the non-qualified stock option. When the participant sells the shares acquired upon exercise of a non-qualified stock option, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise to the date of sale. MutualFirst will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

(4) The grant of a stock appreciation right will not, by itself, result in the recognition of taxable income by the participant or entitle MutualFirst to a deduction at the time of grant. If the participant exercises a stock appreciation right, the participant will recognize ordinary income on the date of exercise in an amount equal to the fair market value on the date of exercise of the shares of MutualFirst common stock received upon exercise. MutualFirst will be entitled to a corresponding tax deduction.  When the participant sells the shares of MutualFirst common stock received upon exercise of the stock appreciation right, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise. MutualFirst will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock appreciation right and long-term if the participant does hold the shares for more than one year after the exercise of the stock appreciation right.

Proposed Awards Under the 2008 Plan

No awards under the 2008 Plan have been proposed as of the date of this document.

Vote Required for Approval

Approval of the 2008 Plan requires the affirmative vote of a majority of the votes cast on the matter.

The MutualFirst Board of Directors recommends that MutualFirst stockholders vote "FOR" approval of the 2008 Plan.

OTHER MATTERS TO BE CONSIDERED AT THE MUTUALFIRST ANNUAL MEETING –
RATIFICATION OF APPOINTMENT OF INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM

At the MutualFirst annual meeting, MutualFirst stockholders will be asked to ratify the appointment of BKD, LLP, as MutualFirst’s independent registered public accounting firm for the  year ending December 31, 2008.  In making its determination to reappoint BKD, LLP, the Audit/Compliance Committee of the MutualFirst board of directors considered whether the providing of all non-auditing services (and the aggregate fees billed for such services) by BKD, LLP is compatible with maintaining  that firm’s independence.  A representative of BKD, LLP is expected to attend the MutualFirst annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

In the event MutualFirst’s stockholders fail to ratify the appointment of BKD, LLP, the Audit/Compliance Committee will reconsider the selection of MutualFirst’s independent registered public accounting firm for 2008.  Even if the appointment of BKD, LLP is ratified, the Audit/Compliance Committee of the MutualFirst board of directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year.

The MutualFirst board of directors recommends that MutualFirst stockholders vote “FOR” the ratification of the appointment of BKD, LLP as MutualFirst’s independent registered public accounting firm for the year ending December 31, 2008.

During the years ended December 31, 2007, BKD, LLP provided various audit, audit-related and non-audit services to MutualFirst as follows:  (1) the audits of MutualFirst’s annual financial statements and internal control over financial reporting and reviews of financial statements in MutualFirst’s Quarterly Reports on Form 10-Q, and (2) tax services. The aggregate fees billed to MutualFirst by BKD, LLP, and its affiliates for the years ended December 31, 2007 and 2006 were as follows:

	Year Ended December 31,
	2007	2006
Audit Fees	$181,500	$182,700
Audit Related Fees(1)	$16,000	12,300
Tax Fees(2)	$26,900	12,900
All Other Fees	---	---
__________________________________________
(1)	Primarily for assistance with benefit plan issues.
(2)	Primarily for tax compliance, tax advice and tax return preparation services.

The Audit/Compliance Committee of the MutualFirst board has considered whether the services provided as described in sections (a) and (b) above are compatible with maintaining BKD, LLP’s independence.

Report of the Audit/Compliance Committee

The following Report of the Audit/Compliance Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this document into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent MutualFirst Financial specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit/Compliance Committee of MutualFirst Financial, Inc. is comprised of the undersigned directors, each of whom is “independent,” as independence for audit committee members is defined under the NASDAQ listing standards.  The Audit/Compliance Committee’s responsibilities are described in a written charter adopted by the MutualFirst board of directors.

Management is responsible for MutualFirst’s internal controls, financial reporting process and compliance with applicable laws and regulations.  BKD, LLP, MutualFirst’s independent registered public accounting firm, is responsible for performing an independent audit of MutualFirst’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon and annually attesting to management’s assessment of MutualFirst’s internal control over financial reporting.  As the members of the Audit/Compliance Committee, it is our responsibility to monitor and oversee these processes.

The Audit/Compliance Committee received and reviewed the report of BKD, LLP, regarding the results of their audit of MutualFirst’s 2007 consolicated financial statements.  We also reviewed and discussed the audited financial statements with MutualFirst’s management.

The members of the Audit/Compliance Committee discussed with a representative of BKD, LLP, the independence of the accounting firm from MutualFirst, including the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) and the written disclosures and the letter from BKD, LLP, required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees).

In fulfilling our oversight responsibility of reviewing the services performed by MutualFirst’s independent registered public accounting firm, we carefully reviewed the policies and procedures for the engagement of the independent registered public accounting firm.  We also discussed with MutualFirst’s internal and independent registered public accounting firm the overall scope and plans for their respective audits.  We met with the internal auditors and the independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, the evaluations of MutualFirst’s internal controls, and the overall quality of MutualFirst’s financial reporting.  We pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging MutualFirst’s independent registered public accounting firm to render an audit or permissible non-audit service, we specifically approve the engagement of the independent registered public accounting firm to render that service. Accordingly, MutualFirst does not engage its independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit/Compliance Committee in advance.  As such, the engagement of BKD, LLP, to render 100 percent of the services described in the categories above was approved by the Audit/Compliance Committee in advance of the rendering of those services.  We also reviewed and discussed with the independent registered public accounting firm the fees paid to the independent registered public accounting firm.  These fees are described under “Appointment of Independent Registered Public Accounting Firm” below.

MutualFirst’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit/Compliance Committee the certifications that each officer filed with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Management also reviewed with the Audit/Compliance Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

Based on the review and discussions referred to above, we recommended to the MutualFirst board of directors that the audited financial statements referred to above be included in MutualFirst’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The foregoing report is furnished by the Audit/Compliance Committee:

Linn A. Crull, Chairman
Wilbur R. Davis
Edward J. Dobrow
Jerry D. McVicker
James D. Rosema

ADDITIONAL INFORMATION REGARDING CERTAIN
EXECUTIVE OFFICERS AND DIRECTORS OF MFB

As noted under “The Merger—Boards of Directors of MutualFirst and Mutual Federal Savings Bank After the Merger,” Charles J. Viater, the current President and Chief Executive Officer and a director of MFB and MFB Financial, and each of Michael J. Marien, Jonathan E. Kintner and Edward C. Levy, also currently directors of MFB and MFB Financial, will be appointed to the MutualFirst board of directors effective upon completion of the merger.  Each of Mr. Viater, Mr. Marien, Dr. Kintner and Mr. Levy will also be appointed to the board of directors of Mutual Federal Savings Bank effective upon completion of the bank merger.  Mr. Marien, Dr. Kintner and Mr. Levy are each expected to meet the standards to be considered “independent directors” of MutualFirst, as that term is defined in the Marketplace Rules of the NASDAQ Global Market.  In addition, Mr. Viater and each of Donald R. Kyle, Executive Vice President and Chief Operating Officer of MFB and MFB Financial, and James P. Coleman III, Executive Vice President of Wealth Management of MFB Financial, are expected to become executive officers of MutualFirst following the merger.  Set forth below is information regarding the business background of each of these directors and executive officers of MFB, followed by information regarding compensation earned by them during MFB’s fiscal year ended September 30, 2007.

Business Backgrounds

 Mr. Coleman (age 61) joined MFB in June 2004 as Executive Vice President and Director of Wealth Management. Previously, he served as President of STAR Wealth Management in Fort Wayne, Indiana and as Senior Vice President of 1st Source Bank in South Bend, Indiana prior to his employment with STAR.

 Dr. Kintner, O.D. (age 64) has a private practice of optometry in Mishawaka, Indiana and is a Commissioner for the Mishawaka Housing Authority.

Mr. Kyle (age 60) has served as Executive Vice President and Chief Operating Officer of MFB Financial since July, 1999. Previously, he served as Regional President of National City Bank.

Mr. Levy (age 59) has served as an officer and owner of Freeman-Spicer Leasing and Insurance Corp. and its affiliated entities (financial services) for more than the past five years. In 2005 he became an executive officer of Take Out Foods International, Inc., based in Indianapolis, Indiana, which is engaged in the business of ordering food over the internet.

Mr. Marien (age 59) has served as an Account Manager for IT/Signode Corp., a division of Illinois Tool Works (packaging of steel industry products and services, Glenview, Illinois), for more than the past five years. He is the current Chairman of the Board of MFB and of MFB Financial.

Mr. Viater (age 52) has served as the President and Chief Executive Officer of MFB and of MFB Financial since September 1995.

Compensation

Director Compensation.   The following table provides information concerning the compensation paid to or earned by Dr. Kintner, Mr. Levy and Mr. Marien for their service as directors of MFB and MFB Financial during MFB’s fiscal year ended September 30, 2007.  Information regarding compensation paid to Mr. Viater for his service as a director is provided in the summary compensation table below, under “—Executive Compensation.”

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Total ($)

Jonathan E. Kintner, O.D.	$26,900	$26,900
Edward C. Levy	$31,000	$31,000
Michael J. Marien	$33,950	$33,950

Each of directors Kintner, Levy and Marien has a fully vested option for 5,000 shares of MFB Common Stock with an exercise price of $25.50 per share that expires on September 29, 2015.  Dr. Kintner exercised his option on January 7, 2008.

The same individuals comprise the boards of directors of MFB and MFB Financial.  Director fees are paid by MFB Financial but not by MFB. All directors of MFB Financial receive an annual fee of $7,000, plus a fee of $1,000 per board meeting attended. Each board member is also paid $500 for each special meeting attended. Members of board committees, who are not employees of MFB Financial, are paid a separate fee of $100 per meeting. As Chairman of the Board of MFB Financial, Mr. Marien receives additional directors' fees of $5,000 per year.

As discussed under “The Merger—Interests of MFB Executive Officers and Directors in the Merger-Director Fee Continuation Agreements,” each of the directors of MFB and MFB Financial is a party to a director fee continuation agreement with MFB Financial dated September 18, 2007 which provides that if he or she retires as a director of MFB Financial after attaining age 72 and serving as a director of MFB Financial for at least five years, he or she is entitled to an annual retirement benefit for five years (for ten years, if the director has more than ten years of service) equal to 50% of the total fees paid to him or her by MFB Financial during the last plan year before ending service.  Each agreement further provides that in the event of a change in control (which the MutualFirst/MFB merger will constitute) followed within 24 months by a termination of service as a director prior to age 72, the director will be entitled to receive the present value of the normal retirement benefit (without regard to years of service) paid in a lump sum.  Accordingly, if Director Kintner, Levy, Marien or Viater ceases to be a director of Mutual Federal Savings Bank within two years following the completion of the merger, he will be paid a lump sum present value of his benefits under his director fee continuation agreement.

Executive Compensation.

Summary Compensation Table for Fiscal 2007

The following table presents information for compensation awarded to, earned by, or paid to Messrs. Viater, Kyle and Coleman for fiscal 2007.

Name and Principal Position	Year	Salary(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Charles J. Viater	2007	$243,604	-	$99,962	$23,922	$367,488
President and Chief Executive
Officer
Donald R. Kyle	2007	$155,808	-	$22,916	$19,042	$197,766
Executive Vice President and
Chief Operating Officer
James P. Coleman III	2007	$111,616	11,840	$16,453	$8,997	$148,906
Executive Vice President
                 _________________________
(1)	Includes salary amounts earned but deferred under MFB Financial's 401(k) Plan, as well as, in the case of Mr. Viater, fees received for service as a director of MFB Financial.
(2)
Reflects the dollar amount MFB recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R).  The assumptions used in calculating this amount are included in Note 10 to MFB’s audited financial statements for the fiscal year ended September 30, 2007, included in MFB’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, a copy of which is attached to this document as Appendix E.

(3)
Includes MFB Financial's matching contributions and allocations under its 401(k) Plan and imputed income under the MFB Financial Executive Group Life Plan. The named executive officers received certain perquisites during fiscal 2007, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

Outstanding Equity Awards at September 30, 2007

The following table presents information on stock options held by Messrs. Viater, Kyle and Coleman as of September 30, 2007.

Option Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Charles J. Viater	01/20/1998	30,000 (1)	-	$26.75	01/20/2008
	11/13/1998	12,000	-	$21.50	11/13/2008
	11/19/2002	43,000 (2)	-	$21.30	11/19/2012
	09/29/2005	33,000	-	$25.50	09/29/2015

Donald R. Kyle	07/20/1999	7,500	-	$21.88	07/20/2009
	12/18/2001	2,000	-	$20.55	12/18/2011
	11/19/2002	1,500	-	$21.30	11/19/2012
	11/18/2003	1,500	-	$30.35	11/18/2013

James P. Coleman III	06/01/2004	4,000	1,000(3)	$34.01	06/01/2014
                 _____________________
(1)	These options were exercised by Mr. Viater on January 7, 2008.
(2)	Mr. Viater exercised 20,000 of these options on December 26, 2007.
(3)	These options vest on June 1, 2008.

Employment and Other Agreements

MFB Financial has entered into amended and restated employment agreements with Messrs. Viater and Kyle.  As discussed under “The Merger—Interests of MFB Executive Officers and Directors in the Merger,” as a result of the change in officer status and responsibility of each of Messrs. Viater and Kyle that will occur following the merger, they will receive lump sum cash payments in the amounts specified in their employment agreements at the effective time of the merger.  Upon payment of these amounts, which are currently estimated at approximately $927,081 and $406,612, respectively, less applicable tax withholdings, the amended and restated employment agreements between MFB Financial and Messrs. Viater and Kyle will terminate.

As also discussed under “The Merger—Interests of MFB Executive Officers and Directors in the Merger,” Mr. Coleman is a party to a change in control agreement with MFB Financial that will be assumed by Mutual Federal Savings Bank.  The agreement provides that if Mr. Coleman’s employment is “involuntarily terminated” within 12 months after a change in control of MFB Financial or MFB (which the MutualFirst/MFB merger will constitute), he will be entitled to receive a lump sum cash payment equal to 100% of his “base amount” of compensation, as defined in Section 280G of the Internal Revenue Code, and continued life, health and disability insurance coverage for 12 months or until Mr. Coleman obtains similar coverage from another employer, whichever occurs first.  These benefits are subject to reduction to ensure that all change in control benefits provided to Mr. Coleman are deductible under Section 280G of the Internal Revenue Code.  The term “involuntary termination” is defined as a termination of Mr. Coleman’s employment other than for cause without his consent or by Mr. Coleman following a material reduction in his duties, responsibilities and benefits.  Based on his current compensation levels, if Mr. Coleman’s employment is involuntarily terminated by Mutual Federal Savings Bank within 12 months after completion of the merger, he will receive a lump sum cash payment of $102,574, less applicable tax withhholdings.

In addition, as discussed under “The Merger—Interests of MFB Executive Officers and Directors in the Merger,” Mr. Viater has entered into an employment agreement with MutualFirst and Mutual Federal Savings Bank that will become effective upon completion of the merger.  The agreement provides for Mr. Viater to serve as Regional President of Mutual Federal Savings Bank and Senior Vice President of MutualFirst for a three-year term, extendable for one year by Mutual Federal Savings Bank on each anniversary of the effective date of the agreement.  As also discussed under “The Merger—Interests of MFB Executive Officers and Directors in the Merger,”  Mr. Viater has a Salary Continuation Agreement entered into with MFB Financial on September 18, 2007, which will be assumed by Mutual Federal Savings Bank following the merger.

LEGAL MATTERS

The validity of the shares of MutualFirst common stock to be issued in connection with the merger and the material United States federal income tax consequences of the merger have been passed upon by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been included herein in reliance upon the reports of BKD, LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MFB Corp. as of September 30, 2007 and 2006 and for each of the fiscal years in the three-year period ended September 30, 2007 have been included herein in reliance upon the report of Crowe, Chizek and Company LLC, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

MutualFirst

After the merger is completed, the next annual meeting of MutualFirst’s stockholders will be held in 2009. In order to be eligible for inclusion in MutualFirst's proxy materials for its 2009 annual meeting of stockholders, any stockholder proposal for that meeting must be received by MutualFirst’s Secretary at MutualFirst’s main office, located at 110 E. Charles Street, Muncie, Indiana 47305-2400 by January 1 , 2009.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in MutualFirst's proxy materials), MutualFirst’s charter and bylaws and Maryland law.

MutualFirst’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in its proxy materials.  In order to be considered for presentation at MutualFirst’s 2009 annual meeting, written notice of a stockholder proposal containing the information specified in Section 1.09 of MutualFirst’s bylaws must be delivered to MutualFirst’s Secretary by not earlier than February 11, 2009 and not later than March 13, 2009. If, however, the date of the 2009 annual meeting is before May 12, 2009 or after August 10, 2009, a stockholder proposal must instead be delivered to MutualFirst's Secretary not earlier than the 120th day prior to the date of the 2009 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2009 annual meeting or the tenth day following the first to occur of the day on which notice of the date of the 2009 annual meeting is mailed or the day on which public announcement of the date of the 2009 annual meeting is first made by MutualFirst.  If a stockholder proposal that is received by MutualFirst after the applicable deadline for presentation at the 2009 annual meeting is raised at that annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in MutualFirst’s proxy materials for that annual meeting.

MFB

MFB will hold another annual meeting of stockholders only if the merger agreement is terminated.  If MFB holds another annual meeting, then in order to be eligible for inclusion in MFB's proxy materials for its next annual meeting, any stockholder proposal must be received by MFB's Secretary at MFB’s main office, 4100 Edison Lakes Parkway, Suite 300, Mishawaka, Indiana 46545 by August 13, 2008. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in MFB’s proxy materials), MFB’s articles of incorporation and bylaws and Indiana law.

MFB’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in its proxy materials.  In order to be considered for presentation at MFB’s next annual meeting, if one is held, written notice of a stockholder proposal containing the information specified in Article III, Section 11 of MFB’s bylaws must be delivered to MFB’s Secretary by not later than the 120th day prior to the meeting.  If, however, MFB gives stockholders less than 130 days’ notice or prior public disclosure of the date of its next annual meeting (which notice or public disclosure of the date of the meeting includes the date of the annual meeting specified in MFB’s bylaws filed with the Securities and Exchange Commission, if the annual meeting is held on such date), a proposal will be considered untimely if it is received by MFB’s Secretary later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made.  If a stockholder proposal that is received by MFB after the applicable deadline for presentation at its next annual meeting is raised at that annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in MFB’s  proxy materials for the meeting.

ADDITIONAL INFORMATION

Attached to this document as Appendices D, E and F, respectively, are copies of MutualFirst’s Annual Report on Form 10-K for the year ended December 31, 2007, MFB’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and MFB’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, each as filed with the Securities and Exchange Commission.  The following information from those reports is incorporated into this document by reference:

From MutualFirst’s Form 10-K: Item 1. Business; Item 1A. Risk Factors; Item 2. Properties; Item 3. Legal Proceedings; Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures About Market Risk; and Item 8. Financial Statements and Supplementary Data.

 From MFB’s Form 10-K: Item 1. Business; Item 1A. Risk Factors; Item 2. Properties; Item 3. Legal Proceedings; Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (contained in Exhibit 13 to the Form 10-K); Item 7A. Quantitative and Qualitative Disclosures About Market Risk (contained in Exhibit 13 to the Form 10-K); and Item 8. Financial Statements and Supplementary Data (contained in Exhibit 13 to the Form 10-K).

From MFB’s Form 10-Q: Item 1. Financial Statements; and Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

MutualFirst has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of MutualFirst being offered in the merger. This document, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this document in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement, which you may read and copy at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The registration statement also is available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Statements made in this document concerning the contents of any other documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

You should rely only on the information contained in this document and the appendices to this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to MutualFirst and MFB stockholders nor the issuance of MutualFirst common stock in the merger shall create any implication to the contrary.  All information regarding MutualFirst in this document has been provided by MutualFirst and all information regarding MFB in this document has been provided by MFB.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of January 7, 2008

by and among

MUTUALFIRST FINANCIAL, INC.

MUTUALFIRST ACQUISITION CORP.

and

MFB CORP.

TABLE OF CONTENTS

		Page
RECITALS		1
ARTICLE I CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2
ARTICLE II THE TRANSACTIONS		9
2.1	The Merger	9
2.2	Bank Merger	10
2.3	Effective Date	10
2.4	Reservation of Right to Revise Transactions	11
ARTICLE III CONVERSION OF SHARES		11
3.1	Conversion of MFB Common Stock; Merger Consideration	11
3.2	Election Procedures	12
3.3	Delivery of Aggregate Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Certificates Surrendered at or Prior to the Election Deadline.	14
3.4	Exchange and Other Procedures Relating to Certificates Surrendered after the Election Deadline.	15
3.5	Return of Exchange Fund.	16
3.6	Withholding.	16
ARTICLE IV ACTIONS PENDING TRANSACTION		17
4.1	Forbearances of MFB and its Subsidiaries.	17
4.2	Forbearances of MutualFirst and its Subsidiaries.	20
ARTICLE V REPRESENTATIONS AND WARRANTIES OF MFB		21
5.1	Standard.	22
5.2	Capitalization.	22
5.3	Organization, Standing and Authority of MFB.	23
5.4	MFB Subsidiaries.	23
5.5	Authorized and Effective Agreement.	23
5.6	Securities Documents and Regulatory Reports.	24
5.7	Material Adverse Effect.	25
5.8	Environmental Matters.	25
5.9	Tax Matters.	26
5.10	Legal Proceedings.	27

Appendix A-i

5.11	Compliance with Laws.	27
5.12	Employee Benefit Plans.	28
5.13	Certain Contracts.	29
5.14	Brokers and Finders.	29
5.15	Insurance.	29
5.16	Properties.	29
5.17	Labor.	30
5.18	Allowance for Loan Losses.	30
5.19	Transactions with Insiders.	30
5.20	Fairness Opinion.	30
5.21	No Undisclosed Liabilities.	30
5.22	Indemnification.	31
5.23	Loan Portfolio.	31
5.24	Investment Portfolio.	31
5.25	Books and Records.	31
5.26	Defaults.	32
5.27	Intellectual Property.	32
5.28	Risk Management Instruments.	32
5.29	Trust Administration.	32
5.30	Internal Controls.	33
5.31	Takeover Laws.	33
5.32	Representations Not Misleading.	33
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST		33
6.1	Standard.	33
6.2	Capitalization.	34
6.3	Organization, Standing and Authority of MutualFirst.	34
6.4	MutualFirst Subsidiaries.	34
6.5	Authorized and Effective Agreement.	35
6.6	Securities Documents and Regulatory Reports.	36
6.7	Material Adverse Effect.	36
6.8	Environmental Matters.	36
6.9	Tax Matters.	37
6.10	Legal Proceedings.	38
6.11	Compliance with Laws.	38
6.12	Employee Benefit Plans.	38
6.13	Brokers and Finders.	39
6.14	Insurance.	39
6.15	Properties.	39
6.16	Labor.	39
6.17	Allowance for Loan Losses.	39
6.18	Transactions with Insiders.	40

Appendix A-ii

6.19	Fairness Opinion.	40
6.20	No Undisclosed Liabilities.	40
6.21	Indemnification.	40
6.22	Loan Portfolio.	40
6.23	Investment Portfolio.	41
6.24	Books and Records.	41
6.25	Defaults.	41
6.26	Intellectual Property.	41
6.27	Risk Management Instruments.	42
6.28	Trust Administration.	42
6.29	Internal Controls.	42
6.30	Takeover Laws.	42
6.31	Representations Not Misleading.	42
ARTICLE VII COVENANTS		43
7.1	Reasonable Best Efforts.	43
7.2	MFB Shareholder Approval.	43
7.3	MutualFirst Shareholder Approval.	44
7.4	Registration Statement and Joint Proxy Statement.	44
7.5	Access; Information.	45
7.6	Alternative Proposal.	46
7.7	Press Releases.	47
7.8	Takeover Laws.	47
7.9	Conforming Entries.	47
7.10	Systems Integration.	48
7.11	Listing.	48
7.12	Regulatory Applications.	49
7.13	Current Information and Attendance at Board Meetings.	49
7.14	Officers’ and Directors’ Insurance; Indemnification.	50
7.15	Benefit Plans.	51
7.16	MFB Stock Options.	53
7.17	Notification of Certain Matters.	54
7.18	Litigation Matters.	54
7.19	Section 16(b) Exemption.	54
7.20	Reservation of Shares.	55
7.21	Expansion of MutualFirst Board and MFSB Board.	55
7.22	Supplemental Indenture.	55
ARTICLE VIII CONDITIONS PRECEDENT		55
8.1	Conditions Precedent - Parties.	55
8.2	Conditions Precedent - MFB.	56

Appendix A-iii

8.3	Conditions Precedent - MutualFirst.	56
ARTICLE IX TERMINATION, WAIVER AND AMENDMENT		57
9.1	Termination.	57
9.2	Effect of Termination.	60
9.3	Survival or Non-Survival of Representations, Warranties and Covenants.	60
9.4	Waiver.	60
9.5	Amendment or Supplement.	60
9.6	Termination Fee.	60
9.7	Relief for Willful Breach; Specific Performance.	61
ARTICLE X MISCELLANEOUS		61
10.1	Expenses.	61
10.2	Entire Agreement.	61
10.3	No Assignment.	62
10.4	Notices.	62
10.5	Interpretation.	63
10.6	Counterparts.	63
10.7	Governing Law.	63
10.8	Severability.	63

Appendix A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 7, 2008, by and between MutualFirst Financial, Inc., a Maryland corporation (“MutualFirst”), MutualFirst Acquisition Corp., a newly formed Indiana corporation and wholly owned subsidiary of MutualFirst (“Acquisition Corp.”) and MFB Corp., an Indiana corporation (“MFB”).

RECITALS

WHEREAS, the Board of Directors of each of MutualFirst, Acquisition Corp. and MFB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability;

WHEREAS, in accordance with the terms of this Agreement, MFB will merge with and into Acquisition Corp. (the “Merger”), and immediately thereafter MFB Financial, a federally chartered savings bank and wholly owned subsidiary of MFB (“MFB Financial”), will be merged (the “Bank Merger”) with and into Mutual Federal Savings Bank, a federally chartered savings bank and wholly owned subsidiary of MutualFirst (“MFSB”);

WHEREAS, as a condition to the willingness of MutualFirst to enter into this Agreement, each of the directors of MFB has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with MutualFirst (each an “MFB Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote all shares of common stock of MFB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such MFB Voting Agreement;

WHEREAS, as a condition to the willingness of MFB to enter into this Agreement, each of the directors of MutualFirst has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with MFB (each a “MutualFirst Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of MutualFirst owned by such person in favor of the approval of the issuance of MutualFirst common stock as contemplated by this Agreement, upon the terms and subject to the conditions set forth in such MutualFirst Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain covenants, representations, warranties, and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Corp.” has the meaning set forth in the preamble to this Agreement.

“Additional Consideration” has the meaning set forth in Section 9.1(i)(2).

“Agent” has the meaning set forth in Section 3.2(b).

“Aggregate Merger Consideration” has the meaning set forth in Section 3.1(d).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.5.

“Alternative Proposal” means any proposal to engage in, or a public announcement to engage in, or a filing with any Governmental Authority with respect to, any merger or consolidation with, purchase or lease of substantially all assets of, purchase of securities representing 20% or more of the voting power of, or any similar transaction involving, MFB or MFB Financial, but specifically excluding the transactions contemplated by this Agreement.

“Articles of Merger” has the meaning set forth in Section 2.1(b)

“Assumed Option” has the meaning set forth in Section 7.16.

“Bank Merger” has the meaning set forth in the Recitals to this Agreement.

“Cash Consideration” has the meaning set forth in Section 3.1(c)(1).

“Cash Election” has the meaning set forth in Section 3.1(c)(1).

“Cash Election Shares” has the meaning set forth in Section 3.2(a).

“Certificates” means certificates evidencing shares of MFB Common Stock.

“Change in Recommendation” has the meaning set forth in Section 7.2(a).

“Claim” has the meaning set forth in Section 7.14(b).

“COBRA” has the meaning set forth in Section 7.15(c).

“Code” has the meaning set forth in the Recitals to this Agreement.

Appendix A-2

“Competing Acquisition Agreement” has the meaning set forth in Section 7.2(c).

“Continuing Employees” has the meaning set forth in Section 7.15(b).

“CRA” means the Community Reinvestment Act.

“Defined Benefit Plan” means any qualified pension plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

“DOJ” means the United States Department of Justice.

“Effective Date” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Election Deadline” has the meaning set forth in Section 3.2(c).

“Election Form” has the meaning set forth in Section 3.2(b).

“Environmental Claim” means any written notice from any Governmental Authority or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

“Environmental Studies” has the meaning set forth in Section 7.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” means a qualified employee stock ownership plan.

Appendix A-3

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such financial institution mutually agreed upon by the Parties.

“Exchange Fund” has the meaning set forth in Section 3.3.

“Exchange Ratio” has the meaning set forth in Section 3.1(c)(2).

“Expert’s Opinion” has the meaning set forth in Section 7.5(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Indianapolis.

“Final MutualFirst Share Value” means the arithmetic average of the closing sales prices of MutualFirst Common Stock reported on the Nasdaq for the five consecutive trading days immediately preceding but not including the trading day prior to the Effective Date.

“FINRA” means the Financial Industry Regulatory Authority or any successor thereto.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IBCL” means the Indiana Business Corporation Law

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

“Independent Expert” has the meaning set forth in Section 7.5(a).

“Indiana Secretary” means the Secretary of State of the State of Indiana.

“Insurance Amount” has the meaning set forth in Section 7.14(a).

“Intellectual Property” has the meaning set forth in Section 5.27.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement-Prospectus” has the meaning set forth in Section 7.4(a).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by any executive officer or director of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other material written notice received by that Person.

Appendix A-4

“Lien” means any mortgage, pledge, security interest, lien or encumbrance.

“Material Adverse Effect” means, with respect to a Party, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of a Party and its Subsidiaries taken as a whole or (ii) would materially impair the ability of a Party to perform its obligations under this Agreement or otherwise materially impede the consummation of any of the Transactions; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift and similar laws of general applicability to depository institutions generally or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates (b) changes in GAAP or regulatory accounting requirements applicable to thrifts and their holding companies generally, (c) any modifications or changes to policies, practices or charges, in each case taken by MFB or any of its Subsidiaries at the written request of MutualFirst or taken by a Party or its Subsidiaries in accordance with GAAP, (d) the impact of the announcement of this Agreement, (e) expenses incurred in connection with this Agreement or the Transactions, (f) actions or omissions of a Party taken with the prior written consent of the other Party or as permitted by this Agreement, (g) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of MFB and its Subsidiaries under employment  contracts, employee benefit plans, change in control agreements, severance agreements or other arrangements in existence as of the date hereof as Previously Disclosed, (h) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or a personnel of the United States, unless it uniquely affects either or both of the Parties and (i) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, of and from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under Environmental Laws.

“MFB” has the meaning set forth in the preamble to this Agreement.

“MFB Advisor” means Stifel, Nicolaus & Company, Incorporated

“MFB Articles” means the Articles of Incorporation of MFB Corp.

“MFB Board” means the Board of Directors of MFB Corp.

“MFB By-Laws” means the Code of By-Laws of MFB Corp.

“MFB Common Stock” means the common stock, without par value, of MFB Corp.

“MFB Employee Plans” means all stock option, restricted stock, stock unit, employee stock purchase, ownership and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts, arrangements and

Appendix A-5

agreements, or any trust agreement (or similar arrangement) related thereto, all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of, and any employment, retirement, or similar agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is, will or may become due to, any present or former directors, employees or consultants of MFB or any of its Subsidiaries, whether written or oral.

“MFB Financial Change In Control Agreement” means the Change in Control Agreement between MFB Financial and James P. Coleman dated September 18, 2007.

“MFB Financial Director Fee Continuation Agreements” means the Director Fee Continuation Agreements between MFB Financial and its directors dated September 18, 2007.

“MFB Financial Employment Agreements” means the Amended and Restated Employment Agreements between MFB Financial and each of Charles J. Viater, Donald R. Kyle and Terry L. Clark, effective January 1, 2005 in the case of Viater and Kyle and effective January 16, 2007 in the case of Clark.

“MFB Financial Salary Continuation Agreement” means the Salary Continuation Agreement between MFB Financial and Charles J. Viater as adopted on September 18, 2007.

“MFB Insiders” has the meaning set forth in Section 5.19.

“MFB Meeting” has the meaning set forth in Section 7.2(a).

“MFB Objection Notice” has the meaning set forth in Section 7.5(a).

“MFB Section 16 Information” has the meaning set forth in Section 7.19.

“MFB Shareholder Rights” has the meaning set forth in Section 5.2(a).

“MFB Stock Options” has the meaning set forth in Section 5.2(b).

“MFB Stock Option Plans” means the 1997 MFB Corp. Stock Option Plan, the 2002 MFB Corp. Stock Option Plan and the 2008 MFB Corp. Stock Option and Incentive Plan.

“MFB Voting Agreement” has the meaning set forth in the Recitals of this Agreement.

“MFSB” has the meaning set forth in the Recitals to this Agreement.

“MutualFirst” has the meaning set forth in the preamble to this Agreement.

“MutualFirst Advisor” means Sandler O’Neill & Partners, L.P.

“MutualFirst Articles” means the Articles of Incorporation of MutualFirst Financial, Inc.

“MutualFirst Board” means the Board of Directors of MutualFirst Financial, Inc.

“MutualFirst By-Laws” means the ByLaws of MutualFirst Financial, Inc.

Appendix A-6

“MutualFirst Common Stock” means the common stock, par value $0.01 per share, of MutualFirst Financial, Inc.

“MutualFirst Insiders” has the meaning set forth in Section 6.18.

“MutualFirst Meeting” has the meaning set forth in Section 7.3.

“MutualFirst Voting Agreement” has the meaning set forth in the Recitals of this Agreement.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(d).

“Mixed Election” has the meaning set forth in Section 3.1(c)(3).

“Nasdaq” means the Nasdaq Stock Market.

“Non-Election Shares” has the meaning set forth in Section 3.2(a).

“OTS” means the Office of Thrift Supervision of the Department of the Treasury.

“Parties” means MFB, MutualFirst and Acquisition Corp.

“Party” means MFB, MutualFirst or Acquisition Corp.

“Person” means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means disclosed in a Party’s Securities Documents which are publicly available prior to the date hereof or in a written disclosure schedule delivered on the date hereof by the disclosing Party to the other Party and describing or listing in reasonable detail the matters contained therein.

“Registration Statement” has the meaning set forth in Section 7.4(a).

“Regulatory Authority” means any Government Authority charged with the supervision or regulation of financial institutions (or their holding companies or subsidiaries) including the OTS, the FDIC, the DOJ and the FINRA.

“REO” means real estate acquired by an entity in foreclosure or by deed in lieu of foreclosure.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, legal or financial advisors or any representatives of such legal or financial advisors.

“Required Environmental Expenditures” has the meaning set forth in Section 7.5(a).

Appendix A-7

“Resolution Period” has the meaning set forth in Section 7.5(a).

“Rights” means with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Rights Agreement” has the meaning set forth in Section 5.2(a).

“Rule 16(b) Insiders” has the meaning set forth in Section 7.19.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, forms, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC.

“Shortfall Number” has the meaning set forth in Section 3.2(f).

“Stock Consideration” has the meaning set forth in Section 3.1(c)(2).

“Stock Conversion Number” has the meaning set forth in Section 3.2(d).

“Stock Election” has the meaning set forth in Section 3.1(c)(2).

“Stock Election Shares” has the meaning set forth in Section 3.2(a).

“Stock Election Number” has the meaning set forth in Section 3.2(e).

“Subsidiary” means any entity which is required to be consolidated with a Party for financial reporting purposes.

“Superior Proposal” means any bona fide written Alternative Proposal which the MFB Board determines in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (1) after receiving the advice of the MFB Advisor or such other financial advisor (who shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal  (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law as reasonably determined by the MFB Board; provided however, for

Appendix A-8

purposes hereof the reference to “20%” in the definition of Alternative Proposal shall be deemed to be “50.1%”.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Takeover Laws” has the meaning set forth in Section 5.31.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, medicare, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any Governmental Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 9.6.

“Transactions” means the Merger and the Bank Merger.

“Treasury Stock” has the meaning set forth in Section 3.1(b).

Other terms used herein are defined elsewhere in this Agreement.

ARTICLE II
THE TRANSACTIONS

2.1           The Merger.

(a)           Constituent Corporations and Surviving Corporation.  The constituent corporations to the Merger are MFB and Acquisition Corp.  Acquisition Corp. shall be the surviving corporation (the “Surviving Corporation”) in the Merger and the corporate existence of MFB shall cease at the Effective Time.  The name of the Surviving Corporation shall be “MutualFirst Acquisition Corp.”

(b)           Corporate Law Filings and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the “Effective Time”) upon the filing of articles of merger (the “Articles of Merger”) relating to the Merger with the Indiana Secretary in accordance with Section 23-1-40-5 of the IBCL or such later time as may be agreed to by the Parties and which is set forth in the Articles of Merger, not to exceed 30 days after the Articles of Merger are filed with the Indiana Secretary.

(c)           Effects of Merger.  The Merger shall have the effects prescribed in the IBCL, including Acquisition Corp., as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and Acquisition Corp., as the Surviving

Appendix A-9

Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.  All rights of creditors and obligors and all Liens on the property of each of Acquisition Corp. and MFB shall be preserved unimpaired.

(d)           Articles of Incorporation and By-Laws of Surviving Corporation.  The Articles of Incorporation and By-Laws of the Surviving Corporation immediately after the Merger shall be those of Acquisition Corp. as in effect immediately prior to the Effective Time.

(e)           Directors of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of Acquisition Corp. immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(f)           Officers of the Surviving Corporation.  The officers of the Surviving Corporation immediately after the Merger shall be the officers of Acquisition Corp. immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(g)           Short Form Plan of Merger.  The plan of merger included in this Section 2.1 shall be separately stated in a short form plan of merger to be executed by the Parties and such plan of merger shall be separately filed with or incorporated into the Articles of Merger to be filed with the Indiana Secretary

2.2           Bank Merger.  MFB shall cause MFB Financial, and MutualFirst shall cause MFSB, to timely take all necessary and appropriate action relating to the Bank Merger (including the execution of documents and instruments), as reasonably and mutually determined by MutualFirst and MFB including executing a separate agreement relating to the Bank Merger, to obtain all approvals and consents from Regulatory Authorities and third parties relating to the Bank Merger and to enable the Bank Merger to be consummated immediately following the Merger.

2.3           Effective Date.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Parties shall cause the effective date of the Merger (the “Effective Date”) to occur (i) not later than the 10th business day after the last of the conditions set forth in Article VIII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement, and all regulatory waiting periods and the time periods required by Section 9.1(i) have expired; or (ii) on such other date to which the Parties may agree in writing.  The Parties shall take all necessary action to pre-file the Articles of Merger to enable the Effective Time to occur on the Effective Date.

2.4           Reservation of Right to Revise Transactions.  MutualFirst shall have the right to revise the structure for effecting any of the Transactions with the consent of MFB, which consent will not be unreasonably withheld; provided, however, that MutualFirst shall not have the right, without the prior written approval of the MFB Board, and, if required, the approval of the MFB shareholders, to make any revision to the structure of the Transactions, which (a) changes the value amount or kind of the consideration which the MFB shareholders are entitled to receive in the Merger, (b) adversely affects the income Tax treatment of the Merger to the MFB shareholders, or (c) will materially delay or jeopardize the receipt of any necessary consents or

Appendix A-10

approvals of Regulatory Authorities or other third parties with respect to any of the Transactions or otherwise cause any condition to the Transactions set forth in Article VIII hereof not to be capable of being fulfilled in a timely manner.  MutualFirst may exercise this right of revision by giving written notice thereof to MFB in the manner provided in Section 10.4.

ARTICLE III
CONVERSION OF SHARES

3.1           Conversion of MFB Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of MutualFirst, Acquisition Corp., MFB or the holders of any of the shares of MFB Common Stock, the Merger shall be effected in accordance with the following terms:

(a)           Outstanding MutualFirst and Acquisition Corp. Common Stock.  Each share of MutualFirst Common Stock and Acquisition Corp. common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)           Cancellation of Treasury Stock, etc.  All shares of MFB Common Stock held in the treasury of MFB (“Treasury Stock”) and each share of MFB Common Stock owned by MutualFirst or any of its Subsidiaries immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c)           Outstanding MFB Common Stock.  Subject to the provisions of this Article III, each share of MFB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.1(b)) shall become and be converted into, as provided in and subject to the limitations set forth in this Article III and 9.1(i)(2) if applicable, the right to receive at the election of the holder thereof as provided in Section 3.2, the following, without interest:

(1)                for each share of MFB Common Stock with respect to which  an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), cash from MutualFirst in the amount of $41.00 (the “Cash Consideration”);

(2)                for each share of MFB Common Stock with respect to which an election to receive MutualFirst Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), 2.59 shares of MutualFirst Common Stock (the “Exchange Ratio”) (the “Stock Consideration”);

(3)                a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election”); or

(4)                for each share of MFB Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made

Appendix A-11

and not revoked or lost, pursuant to Section 3.2, such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2 for Non-Election Shares.

(d)           Merger Consideration.  The consideration that any one MFB shareholder may receive pursuant to Article III is referred to herein as the “Merger Consideration” and the consideration that all of the MFB shareholders are entitled to receive pursuant to Article III is referred to herein as the “Aggregate Merger Consideration”.

(e)           Cancellation of MFB Common Stock.  After the Effective Time, shares of MFB Common Stock shall be no longer outstanding and shall be automatically canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent the right to receive the Merger Consideration and any dividends or distributions with a record date prior to the Effective Time that were declared or made by MFB on such shares of MFB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.2           Election Procedures.

(a)           General Provisions.  Holders of MFB Common Stock may elect to receive shares of MutualFirst Common Stock or cash (in either case without interest) in exchange for their shares of MFB Common Stock in accordance with the procedures set forth herein. Shares of MFB Common Stock as to which a Cash Election (including pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of MFB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of MFB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non- Election Shares.”

(b)           Election Form and Transmittal Materials.  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as MFB and MutualFirst shall mutually agree (“Election Form”), shall be mailed to each holder of record of MFB Common Stock as of the record date of the MFB Meeting at approximately the same time as the Joint Proxy Statement - Prospectus is mailed to the holders of record of MFB Common Stock.  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of MFB Common Stock held by such holder, (ii) to elect to receive the Stock Consideration for all of such shares, (iii) to elect to receive the Stock Consideration for a part of such holder’s MFB Common Stock and the Cash Consideration for the remaining part of such holder’s MFB Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or MutualFirst Common Stock for such shares. A holder of record of shares of MFB Common Stock who holds such shares as nominee, trustee or in another representative capacity (an “Agent”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of MFB Common Stock held by such Agent for a particular beneficial owner. Any shares of MFB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

Appendix A-12

          (c)           Election Deadline.  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Central Time, on the date specified as the election deadline in the Election Form (or such other time and date as MFB and MutualFirst may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur more than five (5) business days prior to the anticipated Effective Date or after the Effective Date.  MFB shall use its reasonable efforts to make available such additional Election Forms as MutualFirst may permit, to all Persons who become holders of record of MFB Common Stock between the Election Form Record Date and the close of business on the 2nd business day prior to the Election Deadline. MFB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of MFB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an MFB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of MFB Common Stock held by such shareholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. MutualFirst shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All elections shall be revoked automatically if the Exchange Agent is notified in writing by MutualFirst or MFB, upon exercise by MutualFirst or MFB of its respective or their mutual rights to terminate this Agreement to the extent provided under Section 9.1, that this Agreement has been terminated in accordance with Section 9.1.

(d)           Stock Conversion Number.  Notwithstanding any other provision contained in this Agreement, the total number of shares of MFB Common Stock to be converted into Stock Consideration pursuant to Section 3.1(c)(2) (the “Stock Conversion Number”) shall be equal to eighty percent (80%) of the number of shares of MFB Common Stock outstanding immediately prior to the Effective Time.  All of the other shares of MFB Common Stock shall be converted into Cash Consideration (in each case, excluding shares of MFB Common Stock to be canceled as provided in Section 3.1(b)).

(e)           Excess Stock Election Shares.  If the aggregate number of shares of MFB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to

Appendix A-13

the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(f)           Excess Cash Election Shares.  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i)           If the Shortfall Number is less than or equal to the number of Non- Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(g)           No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no Certificates or scrip representing fractional shares of MutualFirst Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to MutualFirst Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of MutualFirst. In lieu of the issuance of any such fractional share, MutualFirst shall pay to each former holder of MFB Common Stock who otherwise would be entitled to receive a fractional share of MutualFirst Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Final MutualFirst Share Value.  For purposes of determining any fractional share interest, all shares of MFB Common Stock owned by a MFB shareholder shall be combined so as to calculate the maximum number of whole shares of MutualFirst Common Stock issuable to such MFB shareholder.

3.3           Delivery of Aggregate Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Certificates Surrendered at or Prior to the Election Deadline.  At or prior to the Effective Time, MutualFirst shall deliver to the Exchange Agent the Aggregate

Appendix A-14

Merger Consideration which shall consist of (i) certificates for MutualFirst Common Stock equal to the product of the Stock Conversion Number and the Exchange Ratio and (ii) the aggregate Cash Consideration equal to the product of twenty percent (20%) of the number of shares of MFB Common Stock outstanding immediately prior to the Effective Time and $41.00 (collectively, the “Exchange Fund”).  On an “as required” basis, MutualFirst shall promptly and timely tender to the Exchange Agent additional cash funds required for the payment of cash in lieu of fractional shares in the Merger, which amounts when paid shall constitute a part of the Exchange Fund.  As soon as practicable after the Effective Date, but not later than the 10th business day after the Effective Date, the Exchange Agent shall tender to each shareholder of MFB, who properly surrendered Certificates to the Exchange Agent with an Election Form at or prior to the Election Deadline (x) a certificate representing that number of shares of MutualFirst Common Stock (if any) to which such former holder of MFB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (y) a check representing that amount of cash (if any) to which such former holder of MFB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (z) a check representing the amount of cash (if any) payable in lieu of a fractional share of MutualFirst Common Stock, which such former holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of Section 3.2, and the Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.4           Exchange and Other Procedures Relating to Certificates Surrendered after the Election Deadline.

(a)           Transmittal and Deliveries.  As promptly as practicable after the Effective Date, but not later than ten (10) business days thereafter, with respect to MFB shareholders (i) whose addresses have been furnished to MutualFirst or the Exchange Agent on or prior to the Effective Date and (ii) who did not surrender or improperly surrendered their Certificates to the Exchange Agent by the Election Deadline, MutualFirst shall cause the Exchange Agent to send to each such shareholder transmittal materials (which shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by MutualFirst or the Exchange Agent) for use in exchanging such shareholder’s Certificates for the Stock Consideration and/or the Cash Consideration, whichever is applicable.  Upon proper delivery to the Exchange Agent of Certificates (or indemnity reasonably satisfactory to MutualFirst and the Exchange Agent, if any of such Certificates are lost, stolen or destroyed) owned by such shareholder, the Exchange Agent shall promptly deliver to such shareholder the Stock Consideration and/or Cash Consideration applicable thereto, and if appropriate, a check for any cash in lieu of a fractional share interest.  No interest will be paid with respect to any of the foregoing.  MutualFirst and the Exchange Agent shall be entitled to rely upon the stock transfer books of MFB to establish the identity of those Persons entitled to receive the Merger Consideration pursuant to this Article III, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, MutualFirst or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(b)           Restrictions on the Payment of Dividends.  No dividends or other distributions with respect to MutualFirst Common Stock to be issued in the Merger with a record date occurring after the Effective Time shall be paid with respect to any unsurrendered or

Appendix A-15

improperly surrendered Certificates until the holder thereof shall be entitled to receive the Stock Consideration in exchange therefor in accordance with the procedures set forth in this Section 3.4.  After becoming so entitled in accordance with this Section 3.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MutualFirst Common Stock such holder had the right to receive upon the proper surrender of the applicable Certificate.

(c)           Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)           Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of MFB of the MFB Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent or MutualFirst, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.4.

3.5           Return of Exchange Fund.  At any time following the six (6) month period after the Effective Time, MutualFirst shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all cash funds made available to it), and thereafter holders of Certificates shall be entitled to look to MutualFirst (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither MutualFirst nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant any abandoned property, escheat or other similar law.

3.6           Withholding.  MutualFirst or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of MFB Common Stock such amounts as MutualFirst (or any of its affiliates) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by MutualFirst or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the MFB Common Stock in respect of whom such deduction and withholding were made by MutualFirst or the Exchange Agent.

Appendix A-16

ARTICLE IV
ACTIONS PENDING TRANSACTION

4.1           Forbearances of MFB and its Subsidiaries.  From the date hereof until the Effective Time, except as Previously Disclosed or otherwise expressly contemplated by this Agreement, without the prior written consent of MutualFirst (which consent under subsections (e), (j), (m), (n), (q), (r), (s), (w), and (x) shall not be unreasonably withheld or delayed), MFB will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact its business organization, properties, and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)           Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except for the issuance of MFB Common Stock upon the exercise of MFB Stock Options; or (ii) enter into any agreement with respect to the foregoing.

(c)           Other Securities.  Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes.

(d)           Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) regular quarterly cash dividends on MFB Common Stock in an amount not to exceed $0.19 per share, with record and payment dates consistent with past practice; provided, however, the declaration of the last quarterly dividend by MFB prior to the Effective Time and the amount and payment thereof shall be coordinated with MutualFirst so that no shareholder of MFB Common Stock who shall be entitled to receive the Stock Consideration will receive dividends on both MFB Common Stock and MutualFirst Common Stock to be issued in the Merger with respect to the same quarterly period, or fail to receive at least one dividend (which may be with respect to either his MFB Common Stock or MutualFirst Common Stock to be received in the Merger) with respect to such quarterly period, and (B) dividends from wholly owned Subsidiaries to MFB or to another wholly owned Subsidiary of MFB) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights, except in connection with the exercise of stock options where outstanding shares of MFB Common Stock are used to pay the exercise price.

(e)           Compensation; Employment, Etc.  (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of, or independent contractor with respect to, MFB or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements; or (B) normal individual annual increases in salary to rank and file employees not to exceed three percent (3%) to any employee, in each case in the ordinary course of business consistent with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior

Appendix A-17

position; or (iv) pay aggregate expenses of more than $10,000 for employees and directors to attend conventions or similar meetings after the date hereof.

(f)           Benefit Plans.  Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any MFB Employee Plan, or take any action to accelerate the vesting of benefits thereunder.

(g)           Dispositions.  Sell, transfer, mortgage or encumber any of its assets or properties, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities.

(h)           Leases or Licenses.  Enter into, modify, amend or renew any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $50,000.

(i)           Acquisitions.  Except as permitted under Section 4.1(r) and (q), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(j)           Loans, Loan Participations and Servicing Rights.  Sell or acquire any loans (excluding originations) or loan participations; or sell or acquire any servicing rights.

(k)           Governing Documents.  Amend its certificate or articles of incorporation, charter or by-laws (or similar governing documents).

(l)           Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Authority.

(m)         Contracts.  Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, or to the extent permitted by Section 4.1(h), (q), (r), (s), (t) or (w), enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

(n)           Claims.  Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to MFB or any of its Subsidiaries under any insurance policy maintained by MFB or any of its Subsidiaries), settle any claim, action or proceeding against it.  Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to MFB and its Subsidiaries, taken as a whole.

Appendix A-18

(o)           Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither MFB nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Materials of Environmental Concern or might be in violation of or require remediation under Environmental Laws.

(p)           Deposit Taking and Other Bank Activities.  In the case of MFB Financial (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)           Investments.  Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practices to maintain investment portfolios of MFB and its Subsidiaries that have risk and asset mix characteristics similar to those as of the date hereof; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any, existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)           Capital Expenditures.  Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for amounts Previously Disclosed, for emergency repairs or replacements.

(s)           Lending.  (i) Make any material changes in its policies concerning loan underwriting or which Persons may approve loans or fail to comply with such policies; or (ii) make or commit to make any new loan, line or letter of credit, or any new or additional discretionary advance under any existing loan, line or letter of credit, or restructure any existing loan, line or letter of credit so that any such loan, line or letter of credit after such action exceeds $1,000,000 without the prior written consent of MutualFirst acting through its Chief Executive Officer or a Senior Vice President in a written notice to MFB, which approval or rejection shall be given within five (5) business days after delivery by MFB to such officer of MutualFirst of information concerning the loan reasonably necessary for MutualFirst to make a decision.

(t)           Joint Ventures and Real Estate Development Operations.  Except as Previously Disclosed, engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

Appendix A-19

(u)           Adverse Actions.  Knowingly take, or fail to take, any action that is intended or is reasonably likely to result in (i) any of MFB’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at or prior to the Effective Date (disregarding Material Adverse Effect qualifications); (ii) the Merger failing to qualify as a “reorganization” under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement.

(v)           Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)           Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 4.1(s).

(x)           Charitable Contributions.  Make any charitable or similar contributions in excess of $1,000 individually or $10,000 in the aggregate.

(y)           New Lines of Business.  Develop, market or implement any new lines of business.

(z)           Performance of Obligations.  Take any action that is likely to materially impair MFB’s ability to perform any of its obligations under this Agreement.

(aa)         Commitments.  Agree or commit to do any of the foregoing.

4.2           Forbearances of MutualFirst and its Subsidiaries.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MFB, MutualFirst will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact its business organization, properties, and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)           Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights or (ii) enter into any agreement with respect to the foregoing, except for the (1) issuance of stock options and restricted stock to employees and directors consistent with past practice, (2) issuance of MutualFirst Common Stock upon the exercise of stock options, and (3) open market repurchases pursuant to its current repurchase plan.

Appendix A-20

(c)           Other Securities.  Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes, except in connection with financing the funding of the payment of the Cash Consideration.

(d)           Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or ownership interests (other than (A) regular quarterly cash dividends on MutualFirst Common Stock in an amount not to exceed $0.16 per share, with record and payment dates consistent with past practice, and (B) dividends from wholly owned Subsidiaries to MutualFirst or to another wholly owned Subsidiary of MutualFirst), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights, except in connection with (1) the exercise of stock options where outstanding shares of MutualFirst Common Stock are used to pay the exercise price and (2) open market repurchases pursuant to its current repurchase plan.

(e)           Adverse Actions.  Knowingly take, or fail to take, any action that is intended or is reasonably likely to result in (i) any of MutualFirst’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding Material Adverse Effect qualifications); (ii) the Merger failing to qualify as a “reorganization” under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement;

(f)           Governing Instruments.  Take any action or amend the MutualFirst Articles or MutualFirst By-Laws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

(g)           Regulatory Approvals.  Knowingly take or omit to take any other action that would materially adversely affect or materially delay the ability of MutualFirst to obtain or otherwise materially adversely affect MutualFirst’s or MFSB’s ability to consummate the Transactions; or

(h)           Performance of Obligations.  Take any action that is likely to materially impair MutualFirst’s ability to perform any of its obligations under this Agreement.

(i)           Commitment.  Agree or commit to do any of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MFB

MFB represents and warrants to MutualFirst that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article V), subject to the standard and qualifications set forth in Section 5.1 and except as Previously Disclosed, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date.

Appendix A-21

5.1           Standard.  No representation or warranty of MFB contained in this Article V shall be deemed not complete, untrue or incorrect, and MFB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events, has had or is reasonably expected to have a Material Adverse Effect on MFB, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply (a) as of the date of this Agreement to the representations and warranties contained in Sections 5.2, and 5.12(b),(c), (d) and (g), which shall be true and correct as all respects, (b) as of the date of this Agreement to any representation or warranty contained in Section 5.3(a), 5.4, 5.5(b)(i), 5.6(a), 5.7, 5.8(e), 5.9, 5.10, 5.13, 5.16, 5.17, 5.23 or 5.25 that is material to the business, condition (financial or otherwise), operating results or operations of MFB and its Subsidiaries, taken as a whole, which representation or warranty shall be true and correct in all material respects, and (c) at any time to the representations and warranties under 5.5(a), 5.14, 5.20 and 5.31, which representations and warranties shall be true and correct in all respects at all times.

5.2           Capitalization.

(a)           The authorized capital stock of MFB consists of (i) 5,000,000 shares of MFB Common Stock of which, as of the date hereof, (A) 1,379,671 are issued and outstanding, together with the Rights (the “MFB Shareholder Rights”) issued pursuant to the Rights Agreement, dated as of October 2, 2006, between MFB and Registrar and Transfer Company, as Rights Agent (the “Rights Agreement”) and (B) 309,746 are held as Treasury Stock; and (ii) 2,000,000 shares of preferred stock, without par value, of which no shares are outstanding.  All of the issued and outstanding shares of MFB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  None of the shares of MFB Common Stock has been issued in violation of the preemptive rights of any Person.  All issuances of securities by MFB have been registered under the applicable Securities Act and state securities law requirements or were exempt from such registration requirements.

(b)           Options covering 141,210 shares of MFB Common Stock are outstanding on the date hereof (the “MFB Stock Options”) under the MFB Stock Option Plans with an average exercise price of $25.16 per share.  The name of each holder of MFB Stock Options, together with the date of each award, the number of option shares subject to each award, the expiration date(s) thereof, and the vesting date(s) of unvested awards in each case, as of the date hereof, are Previously Disclosed.  Except for the MFB Shareholder Rights or as set forth above in this subsection (b), there are no Rights issued or outstanding with respect to MFB capital stock.  The MFB Board has taken all necessary action to exempt MutualFirst and Acquisition Corp. from the definition of an “Acquiring Person” or “Adverse Person” (as such terms are defined in the Rights Agreement) and the Transactions from the transactions subject to the MFB Shareholder Rights including Section 13 of the Rights Agreement so that the entering into of this Agreement and the consummation of the Transactions contemplated hereby (individually or in conjunction with any other event) do not and will not result in the ability of any Person to exercise any MFB Shareholder Rights under the Rights Agreement (or receive any other benefits under the Rights Agreement) or enable or require the MFB Shareholders Rights to separate from the shares of MFB Common Stock to which they are attached or to be triggered or become exercisable or redeemable.  MFB does not maintain a dividend reinvestment plan.

Appendix A-22

5.3           Organization, Standing and Authority of MFB.

(a)           MFB is a unitary savings and loan holding company, duly organized and validly existing under the laws of the State of Indiana, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted.

(b)           MFB is duly licensed and qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing property or the conduct of its business requires such licensing or qualification.  MFB has previously made available to MutualFirst the MFB Articles and MFB By-Laws.

5.4           MFB Subsidiaries.  MFB has Previously Disclosed the name and jurisdiction of incorporation or organization of each of its Subsidiaries.  Each Subsidiary of MFB is duly organized and validly existing under the laws of its place of incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.  MFB or an MFB Subsidiary owns all of the issued and outstanding shares of capital stock or other ownership interests of each MFB Subsidiary, free and clear of all Liens.  There are no Rights issued or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of MFB.  Except for the ownership of the MFB Subsidiaries, readily marketable securities, securities held-to-maturity in the MFB Financial’s investment portfolio and FHLB stock, neither MFB nor any of its Subsidiaries owns any equity or profit and loss interest in any other Person.  MFB has previously made available to MutualFirst the certificate or articles of incorporation, charter, bylaws and other governing documents of each of its Subsidiaries.

5.5           Authorized and Effective Agreement.

(a)           MFB has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods, and the approval of this Agreement by the shareholders of MFB) to perform all of its obligations hereunder.  This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, and unanimously approved by the MFB Board and no other corporate action is required in respect thereof on the part of MFB, except for the approval of this Agreement by MFB’s shareholders owning a majority of the issued and outstanding shares of MFB Common Stock.  This Agreement has been duly and validly executed and delivered by MFB and, assuming due authorization, execution and delivery by MutualFirst and Acquisition Corp., constitutes the legal, valid and binding obligation of MFB, enforceable against MFB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Appendix A-23

(b)           Neither the execution and delivery of this Agreement nor completion of the Transactions, nor compliance by MFB or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the MFB Articles, MFB By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of MFB or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MFB or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the shareholders of MFB, violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to MFB or any of its Subsidiaries.

(c)           Except for (i) the filing of applications with and the approvals of applicable Regulatory Authorities relating to the Transactions and the change of ownership of the MFB Subsidiaries, (ii) the approval of this Agreement by shareholders at the MFB Meeting and the approval of the stock issuance at the MutualFirst Meeting, (iii) the filing with and clearance by the SEC of the Registration Statement and any state securities filings and clearances, (iv) the filing of the Articles of Merger (and short form plan of merger, if applicable) with the Indiana Secretary and (v) the filing of documents with applicable Regulatory Authorities to cause the Bank Merger to become effective, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of MFB or any of its Subsidiaries or, to the Knowledge of MFB, by MutualFirst or any of its Subsidiaries, in connection with the completion of the Transactions and the change in ownership of the MFB Subsidiaries.

(d)           As of the date hereof, MFB is not aware of any reasons relating to MFB or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

5.6           Securities Documents and Regulatory Reports.

(a)           MFB’s Securities Documents filed after September  30, 2003, (i) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents in all material respects the financial position of MFB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of

Appendix A-24

MFB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(b)           MFB and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  In connection with the examinations of MFB Financial since September 30, 2003 by the OTS, the FDIC or any other Regulatory Authority, MFB Financial was not required to correct or change any action, procedure or proceeding which MFB believes has not been corrected or changed as required.  As of the date hereof, the last examination of MFB Financial by the OTS was as of June 25, 2007.

5.7           Material Adverse Effect.  Since September 30, 2007, (a) to the date of this Agreement, MFB and its Subsidiaries have conducted their businesses only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen (including litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MFB.

5.8           Environmental Matters.

(a)           MFB and its Subsidiaries are in compliance with all Environmental Laws.  Neither MFB nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance.  To the Knowledge of MFB, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)           None of the properties currently owned or operated by MFB or any MFB Subsidiary other than REO, or to the Knowledge of MFB, no REO of MFB or any MFB Subsidiary or any other property previously owned or operated or currently leased by MFB or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law.

(c)           To the Knowledge of MFB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of MFB or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim MFB or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)           Neither MFB nor any MFB Subsidiary (i) has, to the Knowledge of MFB, conducted any environmental studies during the past five years with respect to any properties owned by it, or (ii) is aware of any Environmental Law violation, or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

Appendix A-25

(e)           Neither MFB nor any of its Subsidiaries has any material liability relating to Materials of Environmental Concern or under any Environmental Law in connection with any property leased, owned or formerly owned by it.

5.9           Tax Matters.

(a)           MFB and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not yet required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date.  Neither MFB nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.  MFB and its Subsidiaries have timely and properly withheld and paid over all material Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)           All Tax Returns filed by MFB or any of its Subsidiaries are complete and accurate in all material respects.  Neither MFB nor any MFB Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return with respect to any material Taxes.  No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against MFB or any of its Subsidiaries which have not been settled and paid.  There are no agreements in effect with respect to MFB or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes.  No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the Knowledge of MFB, is threatened.

(c)           None of the Tax Returns of MFB or any of its Subsidiaries with respect to income Taxes have during the past three years been audited or examined by applicable Tax authorities.

(d)           Neither MFB nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement pursuant to which it or any of its Subsidiaries has any obligation to any party (other than it or one of its Subsidiaries) with respect to Taxes.  Neither MFB nor any of its Subsidiaries is required (or will any successor in the Transactions be required) to include in income any adjustment pursuant to Section 481(a) of the Code as a result of the consummation of transactions occurring on or prior to the Effective Date or by reason of any change in accounting method occurring on or prior to the Effective Date (nor does MFB have any Knowledge that the IRS has proposed (or will propose) any such adjustment or change of accounting method).

(e)           None of MFB and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was MFB) or (ii) has any liability for the Taxes of any Person (other than any of MFB and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

Appendix A-26

5.10                      Legal Proceedings.  There are no material actions, suits, claims or proceedings (civil, criminal or administrative) pending, or to the Knowledge of MFB, any unasserted material possible claim or threatened claim, against MFB or any of its Subsidiaries or against any asset, interest or right of MFB or any of its Subsidiaries, or against any officer, director or employee of MFB or any of its Subsidiaries in such capacity.

5.11                      Compliance with Laws.

(a)           MFB and its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of MFB, will not be materially adversely affected by virtue of the completion of the Transactions or the change in ownership of any of the MFB Subsidiaries; and to the Knowledge of MFB, no suspension or cancellation of any of the same is threatened.

(b)           MFB and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, fair lending, bank secrecy, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, labor, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities.  Neither MFB nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that MFB or any of its Subsidiaries is not in compliance with any of the foregoing.  MFB Financial is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to thrift institutions issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing.  Neither MFB nor MFB Financial has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)           To the Knowledge of MFB, no investigation or review by any Governmental Authority with respect to MFB or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to MFB or any of its Subsidiaries an intention to conduct the same, other than normal or routine regulatory examinations.

(d)           MFB Financial has a CRA rating of “satisfactory” or better.

Appendix A-27

5.12                      Employee Benefit Plans.

(a)           MFB has Previously Disclosed all MFB Employee Plans and has heretofore delivered or made available to MutualFirst accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Authority with respect thereto, and (iii) the most recent rulings and determination letters and any open requests for rulings or letters that pertain thereto.

(b)           Neither MFB nor any of its Subsidiaries currently maintains or sponsors any Defined Benefit Plan or ESOP.  Any Defined Benefit Plan or ESOP previously maintained or sponsored by MFB or any of its Subsidiaries has been terminated and neither MFB nor any of its Subsidiaries has any liability with respect to any previously terminated Defined Benefit Plan or ESOP.

(c)           To the Knowledge of MFB, neither MFB nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

(d)           To the Knowledge of MFB, no transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any MFB Employee Plan which could result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

(e)           The MFB Employee Plans have been maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.  All contributions required to be made to the MFB Employee Plans at the date hereof have been made, and all contributions required to be made to the MFB Employee Plans prior to the Effective Time will have been made.  There are no unaccrued obligations or liabilities of MFB or any of the MFB Subsidiaries under any of the MFB Employee Plans.

(f)           To the Knowledge of MFB, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the MFB Employee Plans or any trust related thereto or any fiduciary thereof.

(g)           Neither MFB nor any of its Subsidiaries has made any payments, or is a party to any agreement or any MFB Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that, when made, would not be deductible because of Sections 162(m) or 280G of the Code.

(h)           Except as required by COBRA, neither MFB nor any of its Subsidiaries has any obligation to provide retiree welfare benefits (including health benefits) or post-termination welfare benefits (including health benefits) to any current or former employees, directors, advisory directors, independent contractors or agents.

Appendix A-28

       5.13                      Certain Contracts.  Neither MFB nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB borrowings) or the guarantee of any material obligation by it, (b) any agreement, arrangement or commitment relating to the election or retention in office of any present or former director, advisory director, officer or employee of MFB or any of its Subsidiaries, (c) any agreement, arrangement or understanding (other than as provided in the certificate or articles of incorporation, charter or bylaws of MFB or its Subsidiaries) pursuant to which MFB or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of MFB or any of its Subsidiaries; (d) any agreement, arrangement or understanding to which MFB or any of its Subsidiaries is a party or by which it is bound which limits the freedom of MFB or any of its Subsidiaries to compete in any line of business or with any Person; (e) any agreement pursuant to which loans or servicing rights have been sold by MFB or any of its Subsidiaries, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon MFB or any of its Subsidiaries, other than in the ordinary course of business; or (f) any other material agreement, commitment or understanding.  For purposes of subsection (f) above and Section 4.1(m), a material agreement, commitment or understanding shall not include any deposit account liability, any arrangement which is terminable by MFB or a Subsidiary of MFB on 90 days or less advance written notice without penalty, premium or monetary obligation of MFB or any of its Subsidiaries which involves the payment by MFB or its Subsidiaries of less than $75,000 annually or $100,000 in the aggregate.

5.14                      Brokers and Finders.  Neither MFB nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the MFB Advisor.  MFB has made available to MutualFirst a true and correct copy of its agreement with the MFB Advisor.

5.15                      Insurance.  MFB and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations.  Neither MFB nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.  All material insurance policies maintained by MFB or any MFB Subsidiary are Previously Disclosed.

5.16                      Properties.  All real and personal property owned by MFB or any of its Subsidiaries or presently used in its business is sufficient to carry on the businesses of MFB and its Subsidiaries in the ordinary course of business consistent with past practice.  MFB and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the MFB consolidated financial statements as of September 30, 2007 which are included in  MFB’s Securities Documents.  All real and personal property the loss of which would be material to the business of MFB or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions.  All improved real property

Appendix A-29

owned or leased by MFB or any of its Subsidiaries is in compliance with all applicable laws including zoning laws and the Americans With Disabilities Act.  No expressed or implied representation or warranty is made by MFB with respect to the physical condition of the fixed assets of MFB or any of its Subsidiaries, it being the understanding of the Parties that such fixed assets shall be accepted by MutualFirst  in “as is” condition.

5.17                      Labor.  No work stoppage involving MFB or any of its Subsidiaries is pending or, to the Knowledge of MFB, threatened.  Neither MFB nor any of its Subsidiaries is involved in or, to the Knowledge of MFB, threatened with or affected by, any material labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees.  There are no groups of employees of MFB or any of its Subsidiaries who are members of a union relating to their employment with MFB or any of its Subsidiaries.

5.18                      Allowance for Loan Losses.  The allowance for loan losses reflected on MFB’s consolidated balance sheet as of September 30, 2007 included in the MFB Securities Documents is, and will be in the case of MFB consolidated balance sheets included in the MFB Securities Documents filed after the date hereof, adequate, in the reasonable judgment of the management of MFB and the MFB Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

5.19                      Transactions with Insiders.  Since September  30, 2003, all transactions in which any of the executive officers or directors of MFB or any of its Subsidiaries or members of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such executive officers or directors (collectively, “MFB Insiders”), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied  or provided goods to, purchased assets from, sold assets to, or done business in any manner with, MFB or any of its Subsidiaries are in compliance with applicable laws, rules and regulations.  No MFB Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by MFB or any of its Subsidiaries or in any liability, obligation or indebtedness of MFB or any of its Subsidiaries, except for deposits of MFB Financial.

5.20                      Fairness Opinion.  The MFB Board has received the opinion of MFB Advisor dated the date hereof to the effect that, as of such date, the Aggregate Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the shareholders of MFB.

5.21                      No Undisclosed Liabilities.  Neither MFB nor any of its Subsidiaries  has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MFB or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MFB and its Subsidiaries or the notes thereto, except for (a) liabilities set forth or reserved against in the MFB audited consolidated financial statements as of September 30, 2007 or the notes thereto which are included in MFB’s Securities Documents, and (b) liabilities occurring in the ordinary course of business since September  30, 2007 or relating to this Agreement, the Transactions or the change in ownership of the MFB Subsidiaries.

Appendix A-30

5.22                      Indemnification.  To the Knowledge of MFB, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of MFB or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from MFB or any of its Subsidiaries.

5.23                      Loan Portfolio.  Each loan reflected as an asset on the MFB consolidated financial statements as of September 30, 2007 which is included in MFB’s Securities Documents, and each loan originated or acquired by MFB or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.  All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings).  All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans.  None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application.  The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file.  All security interests granted in favor of the lender of each loan as reflected in the loan documents have been properly perfected.  None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of MFB or any of its Subsidiaries.  Neither MFB nor any of its Subsidiaries has notice or Knowledge of, and has consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness.

5.24                      Investment Portfolio.  Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, and for FHLB stock, none of the investment securities reflected in the MFB consolidated financial statements as of September 30, 2007 which are included in MFB’s Securities Documents and none of the investment securities since acquired by MFB or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of MFB or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

5.25                      Books and Records.  The corporate record books (other than stock ledgers and stock records) of MFB and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and shareholders of MFB and its Subsidiaries.  The stock ledgers and stock records of MFB and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock.  The accounting books and records of MFB and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of MFB and its Subsidiaries.

Appendix A-31

5.26                      Defaults.  Neither MFB nor any of its Subsidiaries is in default of any obligation to be performed by it under any agreement or commitment in effect as of the date hereof.  To the Knowledge of MFB, no other party to any such agreement or commitment is in default in any obligation to be performed by such party.

5.27                      Intellectual Property.  MFB and its Subsidiaries own, lease or license all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) (collectively, “Intellectual Property”) which are material to the conduct of the businesses of MFB and its Subsidiaries free and clear of all Liens.  To the Knowledge of MFB, none of the Intellectual Property of MFB and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of MFB or any of its Subsidiaries with respect to any Intellectual Property of MFB or any of its Subsidiaries.  The Intellectual Property of MFB and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

5.28                      Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MFB’s own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MFB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither MFB nor any of its Subsidiaries, nor to the Knowledge of MFB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.29                      Trust Administration.  To the Knowledge of MFB, each MFB Subsidiary that acts in a fiduciary capacity has properly administered in all material respects all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law.  To the Knowledge of MFB, neither MFB, any MFB Subsidiary, nor any director, officer, or employee of MFB or any of its Subsidiaries acting on behalf of MFB or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.  There is no investigation or inquiry by any Governmental Authority pending, or to the Knowledge of MFB, threatened, against or affecting MFB or any of its Subsidiaries relating to the compliance by MFB or any such Subsidiary with sound fiduciary principles and applicable regulations.

Appendix A-32

5.30                      Internal Controls.  None of MFB or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of MFB or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  MFB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.31                      Takeover Laws.  MFB has taken or will take all necessary actions so that this Agreement and the Transactions are not subject to the requirements of any “moratorium,” “control share”, “fair price”, “affiliate transactions”, “business combination” or other antitakeover laws and regulations of any state, including the provisions of the IBCL (“Takeover Laws”) applicable to MFB or any MFB Subsidiary.

5.32                      Representations Not Misleading.  No representation or warranty by MFB in this Agreement, or in any schedule furnished to MutualFirst or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST

MutualFirst represents and warrants to MFB that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article VI), subject to the standard and qualifications set forth in Section 6.1 and except as Previously Disclosed, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date.

6.1           Standard.  No representation or warranty of MutualFirst contained in this Article VI shall be deemed not complete, untrue or incorrect, and MutualFirst shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonable expected to have a Material Adverse Effect on MutualFirst, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar

Appendix A-33

terms or phrases in any such representation or warranty.  The foregoing standard shall not apply (a) as of the date of this Agreement to the representations and warranties contained in Section 6.2, which shall be true and correct in all respects, (b) as of the date of this Agreement to any representation or warranty in Section 6.3(a), 6.4, 6.7, 6.8(e), 6.9, 6.10, 6.15, 6.16, 6.22 or 6.24 that is material to the business, condition (financial or otherwise), operating results or operations of MutualFirst and its Subsidiaries, taken as a whole, which representation or warranty shall be true and correct in all material respects and (c) at any time to the representations and warranties under Sections 6.5(a), 6.13, 6.19 and 6.30, which representations and warranties shall be true and correct in all respects at all times.

6.2           Capitalization.  As of the date hereof, the authorized capital stock of MutualFirst consisted of (a) 20,000,000 shares of MutualFirst Common Stock, of which [4,226,638] shares were issued and outstanding, and no shares were held in treasury, and (b) 5,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding.  As of the date hereof, MutualFirst does not have any Rights issued or outstanding with respect to MutualFirst Common Stock and MutualFirst does not have any commitment to authorize, issue or sell any MutualFirst Common Stock or Rights, other than pursuant to (i) this Agreement and (ii) outstanding stock options and restricted stock. The issued and outstanding shares of MutualFirst Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  The shares of MutualFirst Common Stock to be issued in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.  All issuances of securities by MutualFirst have been registered under the Securities Act and state securities law requirements or were exempt from such registration requirements.

6.3           Organization, Standing and Authority of MutualFirst.

(a)           MutualFirst is a unitary savings and loan holding company, duly organized and validly existing under the laws of the State of Maryland, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted.

(b)           MutualFirst is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.

6.4           MutualFirst Subsidiaries.  Each Subsidiary of MutualFirst is duly organized and validly existing under the laws of the place of its incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.  In the case of Acquisition Corp., it was formed to facilitate the Merger and has not engaged in any business activity.

Appendix A-34

6.5           Authorized and Effective Agreement.

(a)           Each of MutualFirst and Acquisition Corp. has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods and the approval of the issuance of MutualFirst Common Stock as contemplated by this Agreement by the shareholders of MutualFirst) to perform all of its obligations hereunder.  This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, and unanimously approved by the members of the MutualFirst Board in attendance at the meeting to consider and vote upon this Agreement and the Transactions and the Board of Directors of Acquisition Corp. and no other corporate action is required in respect thereof on the part of MutualFirst or Acquisition Corp., except for the approval by the holders of a majority of the votes present or represented by proxy at the MutualFirst Meeting of the issuance of MutualFirst Common Stock as contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by each of MutualFirst and Acquisition Corp. and, assuming due authorization, execution and delivery by MFB, constitutes the legal, valid and binding obligation of each of MutualFirst and Acquisition Corp., enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Neither the execution and delivery of this Agreement, nor completion of the Transactions, nor compliance by MutualFirst or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the MutualFirst Articles, MutualFirst By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of MutualFirst or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MutualFirst or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the shareholders of MutualFirst, violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to MutualFirst or any of its Subsidiaries.

(c)           Except for the filings and approvals contemplated by Section 5.5(c), no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of MutualFirst or any of its Subsidiaries, or to the Knowledge of MutualFirst, by MFB or any of its Subsidiaries, in connection with the completion of the Transactions.

(d)           As of the date hereof, MutualFirst is not aware of any reasons relating to MutualFirst or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

Appendix A-35

6.6           Securities Documents and Regulatory Reports.

(a)           MutualFirst’s Securities Documents filed after December 31, 2003, (i) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, in all material respects, the financial position of MutualFirst and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of MutualFirst and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(b)           MutualFirst and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  In connection with the examinations of MFSB since December 31, 2003 by the OTS, the FDIC or any other Regulatory Authority, MFSB was not required to correct or change any action, procedure or proceeding which MutualFirst believes has not been corrected or changed as required.

6.7           Material Adverse Effect.  Since December 31, 2006, (a) to the date of this Agreement, MutualFirst and its Subsidiaries have conducted their business only in the ordinary and usual course (excluding the entering into this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen (including litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MutualFirst.

6.8           Environmental Matters.

(a)           MutualFirst and its Subsidiaries are in compliance with all Environmental Laws.  Neither MutualFirst nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance.  To the Knowledge of MutualFirst, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)           None of the properties currently owned or operated by MutualFirst or any MutualFirst Subsidiary other than REO, or to the Knowledge of MutualFirst, no REO of MutualFirst or any MutualFirst Subsidiary or any other property previously owned or operated or currently leased by MutualFirst or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law.

Appendix A-36

(c)           To the Knowledge of MutualFirst, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of MutualFirst or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim MutualFirst or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)           Neither MutualFirst nor any MutualFirst Subsidiary is aware of any Environmental Law violation or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

(e)           Neither MutualFirst nor any of its Subsidiaries has any material liability relating to Materials of Environmental Concern or under any Environmental Law in connection with any property leased, owned or formerly owned by it.

6.9           Tax Matters.

(a)           MutualFirst and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not yet required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date.  Neither MutualFirst nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.  MutualFirst and its Subsidiaries have timely and properly withheld and paid over all Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)           All Tax Returns filed by MutualFirst or any of its Subsidiaries are complete and accurate in all material respects.  Neither MutualFirst nor any MutualFirst Subsidiary is delinquent in the payment of any Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return with respect to any material Taxes.  No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against MutualFirst or any of its Subsidiaries which have not been settled and paid.  There are currently no agreements in effect with respect to MutualFirst or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes.  No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the Knowledge of MutualFirst, is threatened.

(c)           None of the Tax Returns of MutualFirst or any of its Subsidiaries with respect to income Taxes have during the past three years been audited or examined by applicable Tax authorities.

Appendix A-37

       6.10                      Legal Proceedings.  There are no material actions, suits, claims or proceedings (civil, criminal or administrative) pending or, to the Knowledge of MutualFirst, any unasserted material possible claim or threatened claim, against MutualFirst or any of its Subsidiaries or against any asset, interest or right of MutualFirst or any of its Subsidiaries, or against any officer, director or employee of MutualFirst or any of its Subsidiaries in such capacity.

6.11                      Compliance with Laws.

(a)           MutualFirst and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of MutualFirst, will not be adversely affected by virtue of the completion of the Transactions; and to the Knowledge of MutualFirst, no suspension or cancellation of any of the same is threatened.

(b)           MutualFirst and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance in with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, fair lending, bank secrecy, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities.  Neither MutualFirst nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that MutualFirst or any of its Subsidiaries is not in compliance with any of the foregoing.  No financial institution Subsidiary of MutualFirst is subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing.  Neither MutualFirst nor any financial institution Subsidiary of MutualFirst has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)           To the Knowledge of MutualFirst, no investigation or review by any Governmental Authority which is material to the business or financial condition of MutualFirst or any MutualFirst Subsidiary is pending or threatened, nor has any Governmental Authority indicated to MutualFirst or any MutualFirst Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

(d)           MFSB has a CRA rating of “satisfactory” or better.

6.12                      Employee Benefit Plans.  Each employee benefit plan, program, policy or arrangement (including each employee benefit plan (as defined in Section 3(3) of ERISA) which MutualFirst or any of its Subsidiaries maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

Appendix A-38

6.13                      Brokers and Finders.  Neither MutualFirst nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the MutualFirst Advisor.

6.14                      Insurance.  MutualFirst and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations.

6.15                      Properties.  All real and personal property owned by MutualFirst or any of its Subsidiaries or presently used in its business is sufficient to carry on the businesses of MutualFirst and its Subsidiaries in the ordinary course of business consistent with past practice.  MutualFirst and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the MutualFirst consolidated financial statements as of September 30, 2007 which are included in  MutualFirst’s Securities Documents.  All real and personal property the loss of which would be material to the business of MutualFirst or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in all material respects in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions.  All improved real property owned or leased by MutualFirst or any of its Subsidiaries is in compliance with all applicable laws including zoning laws and the Americans With Disabilities Act.  No expressed or implied representation or warranty is made by MutualFirst with respect to the physical condition of the fixed assets of MutualFirst or any of its Subsidiaries.

6.16                      Labor.  No work stoppage involving MutualFirst or any of its Subsidiaries is pending or, to the Knowledge of MutualFirst, threatened.  Neither MutualFirst nor any of its Subsidiaries is involved in or, to the Knowledge of MutualFirst, threatened with or affected by, any material labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees which is material to the business or financial condition of MutualFirst or any of its Subsidiaries.  There are no groups of employees of MutualFirst or any of its Subsidiaries who are members of a union relating to their employment with MutualFirst or any of its Subsidiaries.

6.17                      Allowance for Loan Losses.  The allowance for loan losses reflected on MutualFirst’s consolidated balance sheet as of December 31, 2006 included in the MutualFirst Securities Documents is, and will be in the case of MutualFirst consolidated balance sheets included in the MutualFirst Securities Documents filed after the date hereof, adequate, in the reasonable judgment of the management of MutualFirst and the MutualFirst Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

6.18                      Transactions with Insiders.  Since December 31, 2003, all transactions in which any of the senior executive officers or directors of MutualFirst or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such senior executive officers or directors (collectively, “MutualFirst Insiders”), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, MutualFirst or any of its Subsidiaries are in compliance with applicable laws, rules and regulations.  No MutualFirst Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by MutualFirst or any of its Subsidiaries or in any liability, obligation or indebtedness of MutualFirst or any of its Subsidiaries, except for deposits of MFSB.

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6.19                      Fairness Opinion.  The MutualFirst Board has received an opinion of MutualFirst Advisor dated the date hereof, to the effect that the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to MutualFirst.

6.20                      No Undisclosed Liabilities.  Neither MutualFirst nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MutualFirst or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MutualFirst and its Subsidiaries or the notes thereto, except (i) for liabilities set forth or reserved against in the MutualFirst audited consolidated financial statements as of December 31, 2006 or the notes thereto which are included in MutualFirst’s Securities Documents and (ii) liabilities and obligations occurring since December 31, 2006.

6.21                      Indemnification.  To the Knowledge of MutualFirst, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of MutualFirst or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from MutualFirst or any of its Subsidiaries.

6.22                      Loan Portfolio.  Each loan reflected as an asset on the MutualFirst consolidated financial statements as of September 30, 2007 which are included in MutualFirst’s Securities Documents, and each loan originated or acquired by MutualFirst or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.  All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings and loans pledged for customer repurchases).  All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans.  None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application.  The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file.  All security interests granted in favor of the lender of each loan as reflected in the loan documents have been property perfected.  None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of MutualFirst or any of its Subsidiaries.  Neither MutualFirst nor any of its Subsidiaries has notice or Knowledge of, or has consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness.

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6.23                      Investment Portfolio.  Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, and for FHLB stock, none of the investment securities reflected in the MutualFirst consolidated financial statements as of December 31, 2006 which are included in MutualFirst’s Securities Documents and none of the investment securities since acquired by MutualFirst or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of MutualFirst or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

6.24                      Books and Records.  The corporate record books (other than stock ledgers and stock records) of MutualFirst and its Subsidiaries are complete and accurate and reflect all meetings, consents and other material actions of the boards of directors and shareholders of MutualFirst and its Subsidiaries.  The stock ledgers and stock records of MutualFirst and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock.  The accounting books and records of MutualFirst and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of MutualFirst and its Subsidiaries.

6.25                      Defaults.  Neither MutualFirst nor any of its Subsidiaries is in default in any obligation to be performed by it under any agreement or commitment in effect as of the date hereof.  To the Knowledge of MutualFirst, no other party to any such agreement or commitment is in default in any obligation to be performed by such party.

6.26                      Intellectual Property.  MutualFirst and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the businesses of MutualFirst and its Subsidiaries free and clear of all Liens.  To the Knowledge of MutualFirst, none of the Intellectual Property of MutualFirst and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of MutualFirst or any of its Subsidiaries with respect to any Intellectual Property of MutualFirst or any of its Subsidiaries.  The Intellectual Property of MutualFirst and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

6.27                      Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MutualFirst’s own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MutualFirst or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither MutualFirst nor any of its Subsidiaries, nor to the Knowledge of MutualFirst, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

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6.28                      Trust Administration.  Each MutualFirst Subsidiary that acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law.  Neither MutualFirst, any MutualFirst Subsidiary, nor any director, officer, or employee of MutualFirst or any of its Subsidiaries acting on behalf of MutualFirst or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.  There is no investigation or inquiry by any Governmental Authority pending, or to the Knowledge of MutualFirst, threatened, against or affecting MutualFirst or any of its Subsidiaries relating to the compliance by MutualFirst or any such Subsidiary with sound fiduciary principles and applicable regulations.

6.29                      Internal Controls.  None of the MutualFirst or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of MutualFirst or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  MutualFirst and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

6.30                      Takeover Laws.  This Agreement and the Transactions are not subject to the requirements of any Takeover Laws applicable to MutualFirst or any MutualFirst Subsidiary.

6.31                      Representations Not Misleading.  No representation or warranty by MutualFirst in this Agreement, or in any schedule furnished to MFB or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

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ARTICLE VII
COVENANTS

7.1           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and shall cause each of its applicable Subsidiaries to use, its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions (as well as the change in ownership of the MFB Subsidiaries) as promptly as practicable and otherwise to enable consummation of the Transactions (as well as the change in ownership of the MFB Subsidiaries) and shall cooperate fully with each other to that end.  Such reasonable best efforts shall include, using reasonable best efforts to obtain all necessary consents, approvals or waivers from Regulatory Authorities necessary for the consummation of the Transactions.

7.2           MFB Shareholder Approval.

(a)           MFB agrees to take, in accordance with applicable law, the MFB Articles and the MFB By-Laws, all action necessary to convene an appropriate meeting of its shareholders (including any adjournment or postponement thereof, the “MFB Meeting”) to consider and vote upon the approval of this Agreement as promptly as practicable after the Registration Statement is declared effective.  The MFB Board (i) shall unanimously recommend approval of this Agreement by the MFB shareholders, (ii) shall take all reasonable lawful action to solicit approval of this Agreement by the MFB shareholders, and (iii) shall not withdraw, modify or qualify in any manner adverse to MutualFirst such recommendation (a “Change in Recommendation”), except as and to the extent expressly permitted by Section 7.2(b).

(b)           Notwithstanding the foregoing, the MFB Board shall, prior to the MFB Meeting, be permitted to effect a Change in Recommendation solely in response to an Alternative Proposal, if and only to the extent that:

(1)                The MFB Board, determines in good faith, after the receipt of advice from its outside counsel, that failure to take such action is inconsistent with its fiduciary duties under applicable Indiana law, and

(2)                Prior to effecting a Change in Recommendation: (A) MFB, its Subsidiaries and their respective Representatives shall have complied in all material respects with Section 7.6, (B) the MFB Board shall have determined in good faith that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by MutualFirst pursuant to clause (D) below, (C) MFB shall notify MutualFirst, at least three (3) business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing MutualFirst with a copy of the documents containing the economic terms of the Superior Proposal, and (D) MFB shall, and shall cause its financial and legal advisors to, during

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the period following MFB’s delivery of the notice referred to in clause (C) above, negotiate with MutualFirst in good faith (to the extent MutualFirst desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

(c)           If MFB has made a Change in Recommendation in accordance with the provisions of Section 7.2(b), it may, prior to the MFB Meeting, subject to the provisions of Section 9.1(i), enter into an acquisition agreement or similar agreement (a “Competing Acquisition Agreement”) with respect to such Superior Proposal.

7.3           MutualFirst Shareholder Approval.  MutualFirst agrees to take, in accordance with applicable law, the MutualFirst Articles and the MutualFirst By-Laws, all action necessary to convene an appropriate meeting of its shareholders (including any adjournment or postponement thereof, the “MutualFirst Meeting”) to consider and vote upon the approval of the issuance of the MutualFirst Common Stock as contemplated by this Agreement as promptly as practicable after the Registration Statement is declared effective.  The MutualFirst Board (i) shall recommend approval of the issuance of MutualFirst Common Stock as contemplated by this Agreement by the MutualFirst shareholders, (ii) shall take all reasonable lawful action to solicit approval of the issuance of MutualFirst Common Stock as contemplated by this Agreement by the MutualFirst shareholders, and (iii) shall not withdraw, modify or qualify in any manner adverse to MFB such recommendation.

7.4           Registration Statement and Joint Proxy Statement.

(a)           MutualFirst agrees to promptly prepare a registration statement on Form S-4 (the “Registration Statement”) which, subject to compliance by MFB with Section 7.4(b), will comply in all material respects with applicable Securities Laws.  The Registration Statement is to be filed by MutualFirst with the SEC in connection with the issuance of MutualFirst Common Stock in the Merger (including a combined proxy statement and prospectus and other proxy solicitation materials of MutualFirst and MFB constituting a part thereof (the “Joint Proxy Statement-Prospectus”) and all related documents).  MFB agrees to cooperate, and to cause its Subsidiaries, its counsel and its accountants to cooperate, with MutualFirst, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement-Prospectus; and provided that MFB and its Subsidiaries have cooperated as required above, MutualFirst agrees to file the Registration Statement (or the form of the Joint Proxy Statement-Prospectus) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within forty-five (45) days after execution of this Agreement.  Each Party agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  MutualFirst also agrees to use reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required for the issuance of MutualFirst Common Stock in the Merger.  MFB agrees to furnish to MutualFirst all information concerning MFB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

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(b)           Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to the MFB and MutualFirst shareholders, respectively, and at the time of the MFB Meeting and the MutualFirst Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement-Prospectus or any amendment or supplement thereto.  Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement - Prospectus.

(c)           MutualFirst agrees to advise MFB, promptly after MutualFirst receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MutualFirst Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.5           Access; Information.

(a)           Each Party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other Party and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as may be reasonably requested and, during such period, it shall furnish as promptly as reasonable to the other Party or its Representatives (i) a copy of each material report, schedule and other document filed by it or any of its Subsidiaries pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it and its Subsidiaries as the other Party or its Representatives may reasonably request.  MFB shall also permit an independent expert environmental consulting firm, mutually selected by the Parties within twenty (20) days from the date hereof (the “Independent Expert”), at the sole expense of MutualFirst, to conduct such phase I and/or phase II environmental audits, studies and tests (the “Environmental Studies”) on the real properties owned by MFB or any of its Subsidiaries as necessary for such Independent Expert to provide its opinion as to the Required Environmental Expenditures, as defined below (the “Expert’s Opinion”).  The Independent Expert shall deliver to the Parties the Expert’s Opinion in writing no later than ninety (90) days

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from the date hereof.  MFB shall have fifteen (15) business days from the date of receipt of any Expert’s Opinion to review such opinion and deliver notice to the Independent Expert and MutualFirst of any dissatisfaction with the contents of the opinion (each such notice, an “MFB Objection Notice”).  Within fifteen (15) business days thereafter, MFB and MutualFirst shall use their reasonable best efforts to resolve all objections contained in an MFB Objection Notice (such fifteen-day period referred to herein as the “Resolution Period”). The term “Required Environmental Expenditures” means the Independent Expert’s good faith estimate, based upon the results of the Environmental Studies, of the dollar amount, if any, that MFB and its Subsidiaries would be required to expend for clean up, remediation and penalties relating to Materials of Environmental Concern with respect to their own real properties or any adjoining properties.  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at MutualFirst’s sole expense), MutualFirst shall indemnify MFB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.  Time is of the essence relating to the foregoing environmental matters.

(b)           Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions or the change in ownership of the MFB Subsidiaries.  Subject to the requirements of law, each Party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to it, (ii) becomes available from other sources not known by it to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party providing the information or (iv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated, each Party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to the other Party and its Subsidiaries to be returned to the other Party or certify as to their destruction.  No investigation by a Party or its Representatives of the business and affairs of the other Party or its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or any of the conditions to a Party’s obligation to consummate any of the Transactions.

(c)           Notwithstanding anything contained herein to the contrary, neither Party nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business.

7.6           Alternative Proposal.  MFB agrees that it shall not, and shall cause its Subsidiaries and its and its Representatives and affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Alternative Proposal or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any Person relating to, any Alternative Proposal; provided that, in the event

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MFB receives an unsolicited written bona fide Alternative Proposal and the MFB Board concludes in good faith that such Alternative Proposal constitutes or may result in a Superior Proposal, MFB may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (b) above to the extent that the MFB Board determines in good faith (after the receipt of advice from its outside counsel) that failure to take such actions would likely result in a violation of its fiduciary duties under applicable Indiana law.  Prior to providing any nonpublic information permitted to be provided pursuant to this Section, MFB shall have entered into a confidentiality agreement with such third party on terms substantially identical in all material respects to the confidentiality agreement previously entered into by the Parties. MFB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than MutualFirst with respect to any Alternative Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Alternative Proposal. MFB will promptly (within one business day) advise MutualFirst following receipt of any Alternative Proposal of all of the material terms thereof (including the identity of the Person making such Alternative Proposal), and will keep MutualFirst apprised of any related developments, discussions and negotiations (including the terms and conditions of the Alternative Proposal) on a current basis.

7.7           Press Releases.  The initial press release announcing the Transactions will be a joint press release.  Each Party agrees that thereafter it will not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the Transactions, except as otherwise required by applicable law or regulation, FINRA rules, or Nasdaq rules, whichever is applicable, and then only after making reasonable efforts to first consult with the other Party.

7.8           Takeover Laws.  No Party shall take any action that would cause any of the Transactions to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

7.9           Conforming Entries.

(a)           MFB recognizes that MutualFirst and its Subsidiaries may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances).  Subject to applicable law, from and after the date hereof MFB shall consult and reasonably cooperate with MutualFirst with respect to conforming the loan and accounting policies and practices of MFB and its Subsidiaries to those policies and practices of MutualFirst and its Subsidiaries for financial accounting and/or income Tax reporting purposes, as reasonably specified in each case in writing from MutualFirst to MFB, based upon such consultation and subject to the conditions in Section 7.9(c); provided that MFB and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(b)           Subject to applicable law, MFB shall consult and reasonably cooperate with MutualFirst with respect to determining, as reasonably specified in a written notice from MutualFirst to MFB, based upon such consultation and subject to the conditions in

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Section 7.9(c), the amount and the timing for recognizing for financial accounting and/or income Tax reporting purposes of MFB’s and MFB Financial’s expenses of the Transactions; provided that MFB and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(c)           Subject to applicable law, MFB and its Subsidiaries shall (i) make such conforming entries to conform the loan and accounting policies and practices of MFB and its Subsidiaries to the policies and practices of MutualFirst and its Subsidiaries and (ii) recognize MFB’s and MFB Financial’s expenses of the Transactions for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested in writing by MutualFirst, but in no event prior to the 5th day next preceding the Effective Date; provided, however, that on the date such entries are made and such charges and expenses are recognized, MutualFirst shall certify in writing to MFB that (i) all conditions to MutualFirst’s obligations to consummate the Transactions as set forth in Sections 8.1 and 8.3 hereof (subject to the receipt of MFB’s officer certificate pursuant to Section 8.3(d)) have been satisfied or waived, (ii) it is not aware of any fact or circumstance that would delay or prevent the completion of the Transactions, and (iii) it proposes the Effective Date to be within five (5) business days; and provided, further, that, notwithstanding any other provision of this Section 7.9, MFB and its Subsidiaries shall not be required to take any action pursuant to this Section 7.9 that is not permitted under applicable law (including the Code), regulations, GAAP or regulatory guidance, whichever is applicable.  In no event shall MFB be required to take any actions pursuant to this Section 7.9(c) until all of the conditions to its obligations in Sections 8.1 and 8.2 shall have been satisfied.

(d)           No conforming entries or accruals or charges or expenses recognized at the written request of MutualFirst in accordance with this Section 7.9 may be a basis to assert a violation or a breach of a representation, warranty or covenant of MFB herein.

7.10                      Systems Integration.  Subject to Section 7.5(b) hereof, from and after the date hereof, MFB and MutualFirst shall cause MFB Financial and MFSB and their respective directors, officers and employees to, and shall make all reasonable efforts (without undue disruption to either business) to cause MFB Financial’s data processing consultants and software providers and MFSB’s data processing service providers to, reasonably cooperate and assist MFB Financial or MFSB in connection with an electronic and systematic conversion of all applicable data of MFB Financial or MFSB, as applicable, to the system selected by MutualFirst, including the training of MFB Financial employees or MFSB employees, as applicable, without undue disruption to either business, during normal business hours and at the expense of MutualFirst (not to include MFB Financial’s standard employee payroll).

7.11                      Listing.  MutualFirst agrees to use its best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of MutualFirst Common Stock to be issued in the Merger.

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7.12                      Regulatory Applications.

(a)           Each Party shall, and shall cause its Subsidiaries to, cooperate and use reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and the change in ownership of the MFB Subsidiaries, and shall use reasonable best efforts to file within thirty (30) days of the date hereof, the applications necessary to obtain the permits, consents, approvals and authorizations of all Regulatory Authorities necessary to consummate the Transactions.  Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other Party, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the Transactions and the change in ownership of the MFB Subsidiaries.  In exercising the foregoing right, each Party agrees to act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and the change in ownership of the MFB Subsidiaries, and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions and the change in ownership of the MFB Subsidiaries.

(b)           Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority.

7.13                      Current Information and Attendance at Board Meetings.

(a)           During the period from the date hereof to the Effective Date, each Party shall, upon the request of the other Party, cause one or more of its designated officers to confer on a monthly or more frequent basis with officers of the other Party regarding the financial condition, operations and business of MFB, MutualFirst, and its Subsidiaries, as the case may be, and matters relating to the completion of the Transactions and the change in ownership of the MFB Subsidiaries.  As soon as reasonably available, but in no event more than five (5) business days after filing, each Party will deliver to the other Party all reports filed by it or any of its Subsidiaries with any Regulatory Authority subsequent to the date hereof.  Each Party will also deliver to the other Party as soon as practicable all quarterly and annual financial statements of such Party and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2007.  As soon as practicable after the end of each month, each Party will deliver to the other Party in electronic form (a) the monthly deposit and loan trial balances of such Party, (b) the monthly analysis of such Party’s investment portfolio, and (c) monthly balance sheet and income statement of such Party and its Subsidiaries.

(b)           The Chief Executive Officer and/or Chief Financial Officer of each Party as well as the President of MFB Financial and MFSB, as applicable, shall be invited and entitled to attend all meetings of the board of directors of the other Party and the loan committee

Appendix A-49

meetings of MFB Financial and MFSB, respectively; provided however, such individuals shall be excluded from any portions of board meetings of the other Party involving discussions relating to an Alternative Proposal or discussions relating to matters which are otherwise deemed by the Board of such Party to be confidential, including discussions relating to this Agreement and the performance thereof.  Board and loan committee packages and notices shall be submitted by each Party to the Chief Executive Officer and Chief Financial Officer of the other Party simultaneously with their submission to board members and loan committee members; provided confidential information may be excluded therefrom.

7.14                      Officers’ and Directors’ Insurance; Indemnification.

(a)           For six years from and after the Effective Date, MutualFirst shall maintain officers’ and directors’ liability insurance covering the Persons who are presently covered by MFB’s current officers’ and directors’ liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least as favorable as the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by MFB (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if MutualFirst is unable to maintain or obtain the insurance called for by this Section 7.14(a), MutualFirst shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request MFB to obtain such tail coverage at MFB’s expense prior to the Effective Date; provided, further, that officers and directors of MFB or its Subsidiaries may be required to make application and provide customary representations and warranties to MutualFirst’s insurance carrier for the purpose of obtaining such insurance.

(b)           In addition to Section 7.14(a) above, from  and after the Effective Date,  MutualFirst shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of MFB’s and its Subsidiaries’ officers, employees, directors and agents to the maximum extent permitted by any of the MFB Articles, MFB By-Laws and the charter and bylaws of MFB Financial and applicable law as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of claims, actions, suits, proceedings or investigations (each, a “Claim”) made, asserted or arising prior to or within six (6) years after the Effective Time, if such Claim pertains to any acts, omissions, events, matters or circumstances occurring or existing at or prior to the Effective Time, including the Transactions, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Regulatory Authorities.

(c)           In connection with the indemnification provided pursuant to Section 7.14(b), MutualFirst and/or an MutualFirst Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified Person to the fullest extent permitted by law and Regulatory Authorities, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified Person or multiple indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate

Appendix A-50

(unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to MutualFirst and (ii) will cooperate in the defense of any such matter.

(d)           This Section 7.14 shall survive the Effective Time, is intended to benefit each indemnified Person (each of whom shall be entitled to enforce this Section against MutualFirst), and shall be binding on all successors and assigns of MutualFirst.

(e)           In the event MutualFirst or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of MutualFirst assume the obligations set forth in this Section 7.14.

(f)           MutualFirst shall pay all expenses (including attorneys’ fees) that may be reasonably incurred by any indemnified Person in enforcing the indemnity and other obligations provided for in this Section 7.14 if the indemnified Person is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

7.15                      Benefit Plans.

(a)           Except as otherwise provided in this Agreement, at the Effective Time, MutualFirst or one of its Subsidiaries shall be substituted for MFB or a MFB Subsidiary under the MFB Employee Plans as Previously Disclosed and in effect immediately prior to the Effective Time and MutualFirst or one of its Subsidiaries shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in MFB or the applicable MFB Subsidiary with respect to each such MFB Employee Plan.  Except as otherwise provided in this Agreement, each such MFB Employee Plan shall, to the extent permitted thereunder and by applicable law, be continued in effect by MutualFirst or an applicable MutualFirst Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Transactions, subject to the power reserved to MutualFirst and each of its Subsidiaries to subsequently amend or terminate any such MFB Employee Plan, which amendment or termination shall comply with applicable law.

(b)           MutualFirst shall provide, or cause a MutualFirst Subsidiary to provide, to each full time employee of MFB and its wholly-owned Subsidiaries who continues employment after the Effective Date (the “Continuing Employees”) the opportunity to participate without a waiting period (except in the case of a qualified plan, participation shall commence on the next entry date; provided that at no time shall a Continuing Employee not be eligible to participate in either the qualified plans of MFB or the qualified plans of MutualFirst) in each employee benefit and welfare plan maintained by MutualFirst or a MutualFirst Subsidiary, whichever is applicable, which is generally available to its similarly-situated employees on a uniform and non-discriminatory basis; provided that with respect to such plans maintained by MutualFirst or an MutualFirst Subsidiary, whichever is applicable, Continuing Employees shall be given credit for their past service with MFB or a MFB Subsidiary in determining eligibility for participation and vesting in benefits thereunder, but not accrual of benefits. Continuing Employees shall not be

Appendix A-51

subject to any waiting periods under the group health plan of MutualFirst or any applicable MutualFirst Subsidiary to the extent that such periods are longer than the periods imposed under the applicable MFB group health plan and MutualFirst shall cause its health insurance carrier to cover pre-existing conditions that were previously covered for a Continuing Employee under the MFB health plan.  To the extent that the initial period of coverage for Continuing Employees under any plan of MutualFirst or a MutualFirst Subsidiary, whichever is applicable, that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding MFB welfare plan during the balance of such 12-month period of coverage.  Nothing contained herein shall obligate MutualFirst or any MutualFirst Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan continued pursuant to Section 7.15(a), including extending participation in any plan which (i) is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by MFB or a MFB Subsidiary that is continued by MutualFirst or an MutualFirst Subsidiary for the benefit of Continuing Employees or (ii) is an employee welfare benefit plan relative to any period of time that the MFB group health plan is continued by MutualFirst or an MutualFirst Subsidiary for the benefit of Continuing Employees.  Nothing herein shall alter the power of MutualFirst or any MutualFirst Subsidiary to amend or terminate any benefit or welfare plans of MutualFirst, MFB or their respective Subsidiaries.  Moreover, this Section 7.15(b) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at MutualFirst or any MutualFirst Subsidiary.

(c)           Until the Effective Time, MFB or an MFB Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time.  MutualFirst or an MutualFirst Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of MFB or a MFB Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of MFB or a MFB Subsidiary who incurs a qualifying event before the Effective Time.

(d)           At the Effective Time, MutualFirst shall cause MFSB to honor and assume the MFB Financial Change in Control Agreement and the MFB Financial Salary Continuation Agreement; provided, however, that prior to the Effective Time the MFB Financial Salary Continuation Agreement shall be amended to provide that the Merger does not constitute a change in control under that agreement.  At the Effective Time, MutualFirst shall, or it shall cause MFSB to, honor and assume the MFB Financial Director Fee Continuation Agreements.  The directors who do not remain as directors of MFSB following the Effective Date shall be paid the present value of the benefits to which they are entitled under those agreements as provided therein, provided that directors with under five years of service at the Effective Date shall receive no benefits, and directors with between 5 to 10 years of service at the Effective Date shall receive the present value of their benefits otherwise payable over a five-year period.  The affected directors agree to execute said documents as the parties shall deem necessary to such payments.

Appendix A-52

(e)           At the Effective Time, MutualFirst shall, or it shall cause MFSB to, pay out the change in control benefits set forth in the MFB Financial Employment Agreements based upon a change in status of the executives who are parties thereto, subject to the limitations set forth therein, and further subject to such executives executing a release in form and substance reasonably satisfactory to MutualFirst, whereupon such employment agreements shall terminate and have no further effect.  Each of the executives who are parties to the MFB Financial Employment Agreements other than Charles J. Viater shall, to the extent he is a Continuing Employee, be an employee at will.

(f)           At the request of MutualFirst MFSB and Charles J. Viater have entered into an employment agreement in the form of Exhibit C hereto that will become effective at the Effective Time.

(g)           With the exception of the employees who are parties to the MFB Financial Employment Agreements and the MFB Financial Change in Control Agreement, those employees of MFB or MFB Financial who (i) have been employed on a full time basis for at least one (1) year as of the Effective Time (ii) are terminated by MutualFirst or a MutualFirst Subsidiary without cause within six months after the Effective Date, and (iii) sign and deliver a customary termination and release agreement in the form acceptable to MutualFirst shall be entitled to severance pay equal to one week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous full time employment with MFB or MFB Financial or their successors not in excess of 26 years completed prior to the Effective Time or, in the case of employees who continue as employees of MutualFirst or its Subsidiaries after the Effective Time, prior to their termination as such.  Nothing in this Section 7.15(g) shall be deemed to limit or modify MutualFirst’s or MFB’s at will employment policy.

7.16                      MFB Stock Options.  Immediately prior to the Effective Time, each MFB Stock Option or portion thereof that is outstanding and unvested shall become fully vested and exercisable.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a MFB Stock Option, each MFB Stock Option that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become an option to purchase MutualFirst Common Stock (each an “Assumed Option”) on the same terms and conditions as are in effect with respect to the MFB Stock Option immediately prior to the Effective Time, except that (a) each such Assumed Option may be exercised solely for shares of MutualFirst Common Stock, (b) the number of shares of MutualFirst Common Stock subject to such Assumed Option will be equal to the number of shares of MFB Common Stock subject to such MFB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (c) the per share exercise price under each such Assumed Option will be adjusted by dividing the per share exercise price of the MFB Stock Option by the Exchange Ratio, and rounding up or down to the nearest cent.  It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a “modification” under Code Section 409A.  As soon as practicable after the Effective Time, MutualFirst shall file an appropriate registration statement with respect to the shares of MutualFirst Common Stock subject to Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Appendix A-53

7.17                      Notification of Certain Matters.  Each of MFB and MutualFirst shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (b) has caused or constituted or is reasonably likely to cause or constitute, a breach of (i) any of its representations or warranties as of the date of this Agreement, or (ii) any of its covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 7.17 shall not constitute a failure to satisfy any condition set forth in Article VIII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VIII.

7.18                      Litigation Matters.  MFB will consult with MutualFirst about any proposed settlement, or any disposition of, any material litigation affecting MFB or any of its Subsidiaries.

7.19                      Section 16(b) Exemption.  MutualFirst and MFB agree that, in order to most effectively compensate and retain Rule 16(b) Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Rule 16(b) Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of MFB Common Stock and MFB Stock Options into shares of MutualFirst Common Stock and Assumed Options in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.19.  Assuming that MFB delivers to MutualFirst the MFB Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the MutualFirst Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Rule 16(b) Insiders of MutualFirst Common Stock in exchange for shares of MFB Common Stock, and of Assumed Options upon conversion of MFB Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the MFB Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.  “MFB Section 16 Information” shall mean information accurate in all material respects regarding the Rule 16(b) Insiders, the number of shares of MFB Common Stock held by each such Rule 16(b) Insider and expected to be exchanged for MutualFirst Common Stock in the Merger, and the number and description of the options to purchase shares of MFB Common Stock held by each such MFB Insider and expected to be converted into options to purchase shares of MutualFirst Common Stock in connection with the Merger; provided that the requirement for a description of any MFB Stock Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted have been made available to MutualFirst.  “Rule 16(b) Insiders” shall mean those officers and directors of MFB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the MFB Section 16 Information.

Appendix A-54

7.20                      Reservation of Shares.  MutualFirst shall reserve for issuance such number of shares of MutualFirst Common Stock as is necessary to satisfy its obligations under this Agreement.

7.21                      Expansion of MutualFirst Board and MFSB Board.  At the Effective Time, Charles J. Viater, Michael J. Marien, Jonathan E. Kinter, and Edward C. Levy shall be added as directors to the MutualFirst Board and to the board of directors of MFSB at the effective time of the Bank Merger.

7.22                      Supplemental Indenture.  Upon the Effective Time, MutualFirst shall assume the due and punctual performance and observance of the covenants and conditions to be performed by MFB under the Indenture (the “Indenture”) dated July 29, 2005, between MFB and Wilmington Trust Company, as Trustee, relating to Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 (the “Debentures”), and the due and punctual payments of the principal of and premium, if any, and interest on, the Debentures as required by Article XI of the Indenture.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1           Conditions Precedent - Parties.  The obligations of the Parties to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date.

(a)           The approval of this Agreement by the shareholders of MFB and the approval of the stock issuance contemplated by this Agreement by the shareholders of MutualFirst.

(b)           All approvals, authorizations and consents from any Regulatory Authority which are required for the completion of the Transactions and the change in ownership of the MFB Subsidiaries shall have been received and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, however, no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by Regulatory Authorities in thrift merger transactions, that would, in good faith reasonable judgment of MutualFirst Board, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of MutualFirst and MFB or materially impair the value of MFB to MutualFirst.

(c)           None of the Parties or any of their Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, prevents or makes illegal completion of any of the Transactions.

(d)           No proceeding initiated by any Government Authority seeking an order, injunction or decree to be issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

Appendix A-55

(e)           The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)           All permits and other authorizations under state securities laws necessary to consummate the Merger and to issue the shares of MutualFirst Common Stock in the Merger shall have been received and shall be in full force and effect.

(g)           The shares of MutualFirst Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(h)           Each Party shall have obtained all other permits, authorizations, waivers, approvals and consents required by Governmental Authorities for the lawful consummation of the Transaction.

8.2           Conditions Precedent - MFB.  The obligations of MFB to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by MFB pursuant to Section 9.4 hereof.

(a)           The representations and warranties of MutualFirst set forth in Article VI hereof shall be true and correct on the date of this Agreement and as of the Effective Time, in each case subject to the standards and qualifications set forth in Section 6.1.

(b)           MutualFirst shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

(c)           MFB shall have received an opinion from counsel to MutualFirst, dated the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of MFB, MutualFirst and Acquisition Corp. will be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering its opinion, counsel may require and rely upon representations contained in letters from each of MFB and MutualFirst.

(d)           MutualFirst shall have delivered to MFB a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

8.3           Conditions Precedent - MutualFirst.  The obligations of MutualFirst to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by MutualFirst pursuant to Section 9.4 hereof.

Appendix A-56

       (a)           The representations and warranties of MFB set forth in Article V hereof  shall be true and correct on the date of this Agreement and as of the Effective Time, in each case subject to the standards and qualifications set forth in Section 5.1.

(b)           MFB shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

(c)           MutualFirst shall have received an opinion from its counsel, dated the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of MFB, MutualFirst and Acquisition Corp. will be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering its opinion, counsel may require and rely upon representations contained in letters from each of MFB and MutualFirst.

(d)           MFB shall have delivered to MutualFirst a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

9.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time by a Party or the Parties (based upon action of its or their Board(s) of Directors) as follows:

(a)           by the mutual consent in writing of the Parties;

(b)           by MutualFirst in writing if MFB has, or by MFB in writing if MutualFirst has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 8.2(a) or (b), or Section 8.3(a) or (b), whichever is applicable, would not be satisfied, unless such breach has been cured within 30 days after written notice of such breach; provided that a Party which is then in material breach of any of its representations, warranties, covenants or undertakings under this Agreement shall not be entitled to be a terminating Party hereunder;

(c)           by either MutualFirst or MFB in writing (i) if any application for prior approval of a Regulatory Authority which is necessary to consummate any of the Transactions is denied or withdrawn at the request or recommendation of the Regulatory Authority which must grant such approval, provided, however, that  a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of such Party to perform or observe its covenants and agreements set forth herein, or (ii) if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the any of the Transactions;

Appendix A-57

(d)           by either MutualFirst or MFB in writing if the shareholders of MFB do not approve this Agreement at the MFB Meeting or the shareholders of MutualFirst do not approve the stock issuance at the MutualFirst Meeting, provided a termination pursuant to Section 9.1(g) shall supersede and take precedent over any termination pursuant to this subsection (i.e., the termination pursuant to this subsection shall not be effective);

(e)           by MutualFirst writing within five (5) business days after the expiration of the Resolution Period if an MFB Objection Notice has been delivered by MFB in accordance with Section 7.5(a) herein, otherwise within twenty (20) business days after delivery of the Expert’s Opinion if the Independent Expert’s conclusion, as set forth in the Expert’s Opinion, is that the Required Environmental Expenditures are greater than $250,000;

(f)           by either MutualFirst or MFB in writing if the Effective Time has not occurred by the close of business on September 30, 2008, provided that a Party which is then in material breach of any of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder;

(g)           by MutualFirst in writing if MFB has made a Change in Recommendation and the shareholders of MFB fail to approve this Agreement at the MFB Meeting (or such MFB Meeting is not held); provided this subsection shall not apply if prior to the MFB Meeting, the MutualFirst Meeting took place and its shareholders failed to approve the stock issuance;

(h)           by MFB in writing prior to the MFB Meeting in order to concurrently enter into a Competing Acquisition Agreement; provided MFB shall, concurrently with the termination of this Agreement pursuant to this subsection, pay the Termination Fee to MutualFirst; or

(i)           by MFB at any time during the ten (10) business day period commencing on the Determination Date, such termination to be effective immediately following the expiration of the five (5) business day period specified in Section 9.1(i)(2) below (“Effective Termination Date”), if both of the following conditions are satisfied:

(1)                the MutualFirst Market Value on the Determination Date is less than $12.664; and

(2)                the number obtained by dividing the MutualFirst Market Value on the Determination Date by the Initial MutualFirst Market Value (“MutualFirst Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.15; subject, however, to the following sentences.  If MFB elects to exercise its termination right pursuant to this Section 9.1(i), it shall give prompt written notice thereof to MutualFirst and MutualFirst shall, for a period of five (5) business days after its receipt of such notice, have the option of paying additional Aggregate Merger Consideration in the form of MutualFirst Common Stock, cash, or a combination of MutualFirst Common Stock and cash (the “Additional Consideration”) in compliance with the following sentence.  Specifically, MutualFirst shall pay such Additional Consideration so that the value of the aggregate Stock Consideration (prior to adjustment for the Additional Consideration) together with the Additional Consideration (whether in

Appendix A-58

cash or stock) shall be valued at an amount which is no less than the lesser of (i) the product of 0.80 and the Initial MutualFirst Market Value multiplied by the product of the Stock Conversion Number and the Exchange Ratio or (ii) the product of the Index Ratio and the Initial MutualFirst Market Value multiplied by the product of the Stock Conversion Number and the Exchange Ratio.  If within such five (5) business day period, MutualFirst delivers written notice to MFB that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 9.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Aggregate Merger Consideration shall have been so modified).

For purposes of this Section 9.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the date on which MFB receives written notice in accordance with the requirements of Section 10.4 regarding notices, that the last shareholder or regulatory approval (and waivers, if applicable) necessary for consummation of the Transactions has been received (disregarding any waiting period).

“Final Index Price” means the average of the unweighted reported closing prices of the Index Group on the Determination Date.

“Index Group” means the SNL Thrift Index as published by SNL Financial LLC.  In the event that the common stock of any company in the Index Group ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the unweighted reported closing prices of the Index Group for the three trading days including and ending on December 12, 2007, which was $14.66.

“Initial MutualFirst Market Value” means $15.83, adjusted as indicated in the last sentence of this Section 9.1(i).

“MutualFirst Market Value” shall be the average of the daily closing sales prices of a share of MutualFirst Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Determination Date.

If MutualFirst or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for MutualFirst Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Section 9.1(i).

Appendix A-59

9.2           Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 7.5(b), to expenses set forth in Section 10.1, to the Termination Fee set forth in Section 9.6, to relief under Section 9.7, and this Section 9.2, shall survive any such termination.

9.3           Survival or Non-Survival of Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements of the Parties set forth  herein shall expire at the Effective Time other than those covenants and agreements which by their expressed terms are to be performed after the Effective Time.

9.4           Waiver.  Either MutualFirst or MFB by written instrument approved by its Board of Directors (or an executive officer pursuant to delegated authority) and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of MFB and the approval of the stock issuance by MutualFirst) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (a) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other Party, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other Party of any of its obligations set forth herein; provided that any such waiver granted or any amendment or supplement pursuant to Section 9.5 hereof shall not modify either the amount or form of the consideration to be paid in the Merger without the approval of the shareholders of MFB and/or MutualFirst to the extent required by applicable law.

9.5           Amendment or Supplement.  This Agreement may be amended or supplemented at any time by mutual written agreement of the Parties, subject to the proviso to Section 9.4 hereof.  Any such amendment or supplement must be in writing and, if entered into by a Party, must be authorized by or under the direction of its Board of Directors.

9.6           Termination Fee.  MFB shall pay MutualFirst the cash amount of $1.7 million, as an agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of MutualFirst and Acquisition Corp. against MFB (the “Termination Fee”), payable within two (2) business days after written demand (or as otherwise provided below) in immediately available funds, upon the occurrence of any of the following:

(a)           a termination of this Agreement by MutualFirst pursuant to Section 9.1(g);

(b)           a termination of this Agreement by MFB pursuant to Section 9.1(h), in which case the Termination Fee shall be paid concurrently with the termination of this Agreement;

(c)           the entering into a definitive agreement by MFB or MFB Financial relating to a change in control of MFB, MFB Financial or substantially all of the assets of either of them (by merger, consolidation, stock purchase, bulk sale of assets or otherwise) within one (1) year after the termination of this Agreement by MutualFirst pursuant to Section 9.1(b); provided, however, that if MutualFirst seeks relief against MFB under Section 9.7(a), then MFB shall have no obligation to MutualFirst under this Section 9.6(c) and the provisions of this Section 9.6(c) shall thereupon terminate; or

Appendix A-60

(d)           the consummation of a transaction involving a change in control of MFB, MFB Financial or substantially all of the assets of either of them (by merger, consolidation, tender offer, stock purchase, bulk sale of assets or otherwise) within one year after the termination of this Agreement by MutualFirst pursuant to Section 9.1(b); provided, however, that if MutualFirst seeks relief against MFB under Section 9.7(a), then MFB shall have no obligation to MutualFirst under this Section 9.6(d) and the provisions of this Section 9.6(d) shall thereupon terminate.

Upon payment of the Termination Fee to MutualFirst, MFB shall have no further liability to MutualFirst or Acquisition Corp. under this Agreement or otherwise related to the Transactions.

9.7           Relief for Willful Breach; Specific Performance.

(a)           Notwithstanding anything to the contrary herein, in the event of a willful material breach hereof by a Party, then the non-breaching Party shall be entitled to such additional remedies and relief against the breaching Party as are available at law or in equity (with all remedies hereunder and thereunder being cumulative).

(b)           The Parties agree that, in the event of any breach or threatened breach (whether or not willful or material) by a Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach or threatened breach.

ARTICLE X
MISCELLANEOUS

10.1                      Expenses.  Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that (a) MutualFirst and MFB each shall bear and pay one-half of the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation (including copying and printing) of the Joint Proxy Statement-Prospectus and Registration Statement and (b) MutualFirst shall bear the cost of all listing, filing or registration fees, including fees paid for filing the Registration Statement and the Joint Proxy Statement-Prospectus with the SEC and fees paid for filings with Governmental Authorities.

10.2                      Entire Agreement.  This Agreement including the Exhibits and Schedules hereto contains the entire agreement among the Parties with respect to the transactions contemplated herein and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors in interest.  Except for Section 7.14, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties and their respective successors in interest, any rights, remedies, obligations or liabilities, except as expressly provided herein, other than the right of MFB, on behalf of its shareholders, to pursue damages in the event of a willful intentional breach by MutualFirst or Acquisition Corp. as provided in Section 9.7(a).

Appendix A-61

10.3                      No Assignment.  None of the Parties may assign any of its rights or obligations under this Agreement to any other Person, except by operation of law.

10.4                      Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or e-mailed (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to MFB:

MFB Corp.
4100 Edison Lakes Parkway
Mishawaka, IN  46545
Attention:  Charles J. Viater
Fax:  (574) 273-7801
Chuck.Viater@mfbbank.com

With a copy to:

Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN  46204
Attention:  Claudia Swhier, Esq.
Fax:                  (317) 231-7231
Claudia.swhier@BTLaw.com

If to MutualFirst or Acquisition Corp:

MutualFirst Financial, Inc.
110 E. Charles Street
Muncie, IN  47305
Attention:  David W. Heeter
Fax:                  (765) 213-2981
Dheeter@mfsbank.com

Appendix A-62

With a copy to:
Silver, Freedman & Taff LLP
3299 K Street, N.W.
Washington, D.C.  20007
Attention: Marty Meyrowitz
Fax:              (202) 337-5502
E-mail:  mmeyrowitz@sftlaw.com

10.5                      Interpretation.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.6                      Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

10.7                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to agreements made and entirely to be performed within such jurisdiction.

10.8                      Severability.  Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby.  Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

*  *  *  *  *

The Parties have executed this Agreement in counterparts, all as of the day and year first above written.

MUTUALFIRST FINANCIAL, INC. By: /s/ David W. Heeter Authorized Officer
MUTUALFIRST ACQUISITION CORP. By: /s/ David W. Heeter Authorized Officer
MFB CORP. By: /s/ Charles J. Viater Authorized Officer

Appendix A-63

APPENDIX B
[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

January 7, 2008

Board of Directors
MutualFirst Financial, Inc.
110 East Charles Street
Muncie, IN. 47305

Ladies and Gentlemen:

MutualFirst Financial, Inc. (“MutualFirst”), MutualFirst Acquisition, Corp. (“Merger Sub”) and MFB Corp. (“MFB”) have entered into an Agreement and Plan of Merger, dated as of January 7, 2007 (the “Agreement”), pursuant to which MFB will be merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity.  Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each outstanding share of MFB common stock (the “MFB Common Stock”), other then certain shares as specified in the Agreement, will be converted into the right to receive at the election of the holder thereof either: (i) $41.00 in cash (the “Cash Consideration”); or (ii) 2.59 shares (the “Exchange Ratio”) of MutualFirst Common Stock (the “Stock Consideration”), subject to the allocation and pro ration procedures.  Holders may also make a mixed election of the Cash Consideration and the Stock Consideration.  The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”  Cash will be paid in lieu of fractional shares.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.  The other terms and conditions of the Merger are more fully set forth in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to MutualFirst.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of MutualFirst that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of MFB that we deemed relevant; (iv) internal financial projections for MutualFirst for the years ending December 31, 2008 through 2010 as provided by, and reviewed with, senior management of MutualFirst and estimated growth rates as discussed with senior management of MutualFirst for the years thereafter; (v) financial estimates for MFB for the year ending December 31, 2008 as provided by senior management of MFB, as adjusted by senior management of MutualFirst and estimated growth rates for the years thereafter, as adjusted by, and reviewed with senior management of MutualFirst;  (vi) the pro forma financial impact of the Merger on MutualFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of MutualFirst; (vii) the publicly reported historical price and trading activity for MutualFirst’s and MFB’s common stock, including a comparison of certain financial and stock market information for MutualFirst and MFB and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other

Appendix B-1

information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of MutualFirst, the business, financial condition, results of operations and prospects of MutualFirst and held similar discussions with certain members of senior management of MFB regarding the business, financial condition, results of operations and prospects of MFB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by MutualFirst and MFB or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of management of MutualFirst and MFB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MutualFirst and MFB or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of MutualFirst and MFB nor have we reviewed any individual credit files relating to MutualFirst or MFB.  We have assumed, with your consent, that the respective allowances for loan losses for both MutualFirst and MFB are adequate to cover such losses.

 With respect to the internal financial projections for Mutual First provided by and reviewed with the management of MutualFirst, the internal financial projections for MFB provided by and discussed with the management of MFB and the long term growth rate for MFB as reviewed with senior management of MutualFirst and in each case as used by us in our analyses, MutualFirst’s and MFB’s management confirmed to us that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of MutualFirst and MFB, and we assumed that such performances would be achieved.  With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of MutualFirst, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved.  We express no opinion as to such financial projections or the assumptions on which they are based.  We have also assumed that there has been no material change in MutualFirst’s or MFB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that MutualFirst and MFB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes.  Finally, with your consent, we have relied upon the advice MutualFirst has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Appendix B-2

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as to what the value of MutualFirst’s common stock will be when issued to MFB’s shareholders pursuant to the Agreement or the prices at which MutualFirst’s and MFB’s common stock may trade at any time.

We have acted as MutualFirst’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. MutualFirst has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to MutualFirst and MFB and their affiliates.  We may also actively trade the equity or debt securities of MutualFirst and MFB or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of MutualFirst in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to MutualFirst and does not address the underlying business decision of MutualFirst to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for MutualFirst or the effect of any other transaction in which MutualFirst might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to MutualFirst from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Sandler O'Neill & Partners, L.P.

Appendix B-3

APPENDIX C

LETTERHEAD OF STIFEL, NICOLAUS & COMPANY, INCORPORATED

January 7, 2008

Board of Directors
MFB Corp.
4100 Edison Lakes Parkway
Suite 300
P.O. Box 528
Mishawaka, IN 46545-3465

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that MFB Corp. (“MFB” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with MutualFirst Financial, Inc. (“MutualFirst”), pursuant to which MFB will be merged (the “Merger”) with and into a wholly owned subsidiary of MutualFirst (“Merger Sub”) with Merger Sub continuing as the surviving corporation, and each issued and outstanding share of Common Stock, without par value, of the Company (the “Company Common Stock” or the “Shares”) will be converted, at the election of the holder thereof, into the right to receive (a) $41.00 in cash or (b) 2.59 shares of MutualFirst common stock, par value $0.01 per share (collectively, the “Merger Consideration”).  The Merger Consideration will be comprised of 80% MutualFirst common stock and 20% cash and is subject to adjustment and to other terms and conditions more fully set forth in the Merger Agreement.

You have requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of shares of Company Common Stock (excluding shares held as treasury stock or shares held by MutualFirst or its subsidiaries), of the per share Merger Consideration to be received by such holders of Shares in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed a draft copy of the Merger Agreement dated January 7, 2008;

(ii)	reviewed and analyzed the audited consolidated financial statements of MFB contained in its Annual Report on Form 10-K for the three years ended September 30, 2007;

Appendix C-1

Board of Directors – MFB Corp.
January 7, 2008

(iii)
reviewed and analyzed the audited consolidated financial statements of MutualFirst contained in its Annual Report on Form 10-K for the three years ended December 31, 2006, and unaudited consolidated financial statements of MutualFirst contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007;

(iv)	reviewed and analyzed certain other publicly available information concerning MFB and MutualFirst;

(v)	held discussions with MFB’s and MutualFirst’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact on MutualFirst;

(vi)
reviewed certain non-publicly available information concerning MFB and MutualFirst, including internal financial analyses and forecasts prepared by their respective management and held discussions with senior management of MFB and MutualFirst regarding recent developments;

(vii)	participated in certain discussions and negotiations between representatives of MFB and MutualFirst;

(viii)	reviewed the reported prices and trading activity of the publicly traded equity securities of MFB and MutualFirst;

(ix)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xii)
took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of MFB or MutualFirst, or that was otherwise reviewed by Stifel, and we

Appendix C-2

Board of Directors – MFB Corp.
January 7, 2008

have not assumed any responsibility for independently verifying any of such information.  With respect to the financial forecasts supplied to us by MFB and MutualFirst (including, without limitation, potential cost savings and operating synergies realized by a potential acquisition), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of MFB and MutualFirst, as applicable, as to the future operating and financial performance of MFB and MutualFirst, as applicable, and that they provided a reasonable basis upon which we could form our opinion.  Such forecasts and projections were not prepared with the expectation of public disclosure.  All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projected financial information.  Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either MFB or MutualFirst since the date of the last financial statements of each company made available to us.  We have also assumed, without independent verification and with the consent of management, that the allowances for loan losses set forth in the respective financial statements of MFB and MutualFirst are in the aggregate adequate to cover all such losses.  We did not make or obtain any independent evaluation, appraisal or physical inspection of either MFB’s or MutualFirst’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor did we review loan or credit files of MFB or MutualFirst.  Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.  We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.  In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed.  We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or MutualFirst.

Our Opinion is limited to whether the per share Merger Consideration is fair to the holders of Shares, from a financial point of view.  Our opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company’s Board of Directors (the “Board”) or the Company; (ii) the legal, tax or accounting

Appendix C-3

Board of Directors – MFB Corp.
January 7, 2008

consequences of the Merger on the Company or the holders of Company Stock including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) any opinion as to the fairness of the amount or the nature of any compensation paid or to be paid to any of the Company’s officers, directors or employees, relative to the Merger Consideration to be paid to the holders of Shares; or (iv) any advice or opinions provided by Sandler O’Neill & Partners, L.P. or any other advisor to MutualFirst or MFB.  Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which MutualFirst’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter.  It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion.  Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to the Board as to how the Board should vote on the Merger.  Our Opinion does not constitute a recommendation to any shareholder of MFB or MutualFirst as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, whether any MFB shareholder should elect cash or stock in the Merger, or whether or not any MFB shareholder should enter into a voting agreement with respect to the Merger. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  We have acted as financial advisor to MFB in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”).  We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee.  We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger.  In addition, MFB has agreed to indemnify us for certain liabilities arising out of our engagement.  In March 2007, the Company engaged Stifel to provide certain strategic advisory services, for which we received customary compensation, which compensation is creditable against any Advisory Fee.  Except as disclosed above, there are no material relationships that existed during the two years prior to the date of this opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between

Appendix C-4

Board of Directors – MFB Corp.
January 7, 2008

Stifel and any party to the Merger.  Stifel may seek to provide investment banking services to MutualFirst or its affiliates in the future, for which we would seek customary compensation.  In the ordinary course of business, Stifel may trade MFB’s and MutualFirst’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this opinion.  Except as required by applicable law, including without limitation federal securities laws, our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent; except in accordance with the terms and conditions of Stifel’s engagement letter agreement with MFB.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per share Merger Consideration to be received by holders of Shares in the Merger pursuant to the Merger Agreement is fair to such holders of Shares, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Appendix C-5

APPENDIX D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________
FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _______ to _______

COMMISSION FILE NUMBER 000-27905

MutualFirst Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	35-2085640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 E. Charles Street, Muncie, Indiana (Address of principal executive offices)	47305-2419 (Zip Code)

Registrant’s telephone number, including area code: (765) 747-2800

Securities Registered Pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which registered
Common Stock, par value $.01 per share	The NASDAQ Stock Market LLC

Securities Registered Pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES ☐  NO  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES  ☒  NO  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Act. (Check one)

Large accelerated filer ☐ Accelerated filer ☒ Non-accelerated filer ☐ Smaller reporting company ☐
(Do not check if smaller
reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the last sale price of such stock on the Nasdaq Global Market as of June 29, 2007, the last business day of the registrant’s most recently completed second fiscal quarter, was approximately $58.4 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the registrant that such person is an affiliate of the registrant.)

As of March 12, 2008, there were issued and outstanding 4,181,638 shares of the registrant’s common stock.

DOCUMENTS INCORPORATED BY REFERENCE

PART III of Form 10-K—Portions of registrant’s Proxy Statement for its 2008 Annual Meeting of Stockholders.

Appendix D-1

MUTUALFIRST FINANCIAL, INC.
Form 10-K
Appendix D-2

Item 1. Business

General

MutualFirst Financial, Inc., a Maryland corporation (“MutualFirst” or the “Company”), is a savings and loan holding company that has as its wholly-owned subsidiary Mutual Federal Savings Bank (“Mutual Federal”). MFS Financial was formed in September 1999 to become the holding company of Mutual Federal in connection with Mutual Federal’s conversion from the mutual to stock form of organization on December 29, 1999. In April 2001, MFS Financial formally changed its corporate name to  MutualFirst  Financial, Inc. (“ MutualFirst “). The words “we,” “our” and “us” refer to  MutualFirst  and Mutual Federal on a consolidated basis.

At December 31, 2007, we had total assets of $962.5 million, deposits of $666.4 million and stockholders’ equity of $87.0 million. Our executive offices are located at 110 E. Charles Street, Muncie, Indiana 47305-2400, and our common stock is traded on the Nasdaq Global Market under the symbol “MFSF.”

Substantially all of MutualFirst’s business is conducted through Mutual Federal, which is a federal savings bank subject to extensive regulation by the Office of Thrift Supervision (“OTS”). Mutual Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).

Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in loans secured by first mortgages on owner-occupied, one- to four-family residences, a variety of consumer loans, loans secured by commercial and multi-family real estate and commercial business loans. Funds not invested in loans generally are invested in investment securities, including mortgage-backed and mortgage-related securities.

Our profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, and interest expense on interest-bearing liabilities. Interest-earning assets include principally loans, investment securities, including mortgage-backed and related securities and interest-earning deposits in other institutions. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability is also dependent, to a lesser extent, on the level of noninterest income, provision for loan losses, noninterest expense and income taxes. Our operations and profitability are subject to changes in interest rates, applicable statutes and regulations, and general economic conditions, as well as other factors beyond our control.

We offer deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings, money market deposit accounts, NOW and interest checking accounts and certificates of deposit with terms ranging from seven days to 71 months. We solicit most of our deposits in our market areas and we occasionally accept brokered deposits. See “Sources of Funds – Deposits.”

Appendix D-3

On January 7, 2008, MutualFirst and its wholly owned subsidiary, MutualFirst Acquisition Corp. (“Acquisition Corp”), entered into a definitive agreement (the “Agreement”) with MFB Corp. (“MFB”), pursuant to which MFB will be merged with and into Acquisition Corp. (the “Merger”), and MFB’s savings bank subsidiary, MFB Financial, will be merged with and into the Registrant’s savings bank subsidiary, Mutual Federal. MFB shareholders will be entitled to elect to receive, for each share of MFB common stock they hold, $41.00 in cash (the “Cash Consideration”), 2.59 shares of the Registrant’s common stock (the “Stock Consideration”) or a combination of both, subject to reallocation and proration procedures to ensure that 80% of all of the shares of MFB common stock outstanding immediately before the effective time of the Merger are exchanged for the Stock Consideration and that the remaining 20% of the outstanding MFB shares are exchanged for the Cash Consideration.

MFB will have the right to terminate the Agreement if the average closing price of the Registrant’s common stock during the ten consecutive trading days immediately preceding the date on which MFB receives written notice that all required regulatory and shareholder approvals have been received is less than $12.664 and the Registrant’s common stock has underperformed an index of financial institutions by more than fifteen percent, unless the Registrant elects to increase the amount of the consideration payable to MFB’s shareholders pursuant to a formula specified in the Agreement. In the event the Agreement is terminated under certain other specified circumstances, MFB will be required to pay the Registrant a termination fee of $1.7 million in cash.

At the effective time of the Merger, each outstanding option to purchase MFB common stock will be converted into an option to purchase the Registrant’s common stock, with adjustments to the number of underlying shares and exercise price based on the 2.59:1 exchange ratio for the Stock Consideration.

At December 31, 2007, MFB had total assets of $513.8 million, including $404.9 in loans, and deposits of $336.1 million. MFB’s banking subsidiary conducts a trust business, which we will acquire if the acquisition is completed. The acquisition is expected to occur at the beginning of the third quarter of 2008.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals, approval by the shareholders of the Registrant of the issuance of the Registrant’s common stock in the Merger and approval by the shareholders of MFB of the Merger Agreement. All of the directors of the Registrant have agreed to vote their shares of Registrant common stock in favor of approval of the issuance the Registrant’s common stock in the Merger. All of the directors of MFB have agreed to vote their shares of MFB common stock in favor of approval of the Agreement.

The foregoing summary of the Merger is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is incorporated by reference to this report as Exhibit 2.1, from our Form 8-K dated January 8, 2008 and to the full text of our Rule 425 filings for January 8 and 10, 2008.

Appendix D-4

Forward-Looking Statements

This Form 10-K contains various forward-looking statements that are based on assumptions and describe our future plans and strategies and our expectations. These forward-looking statements are generally identified by words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could cause actual results to differ materially from those estimated include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan and investment portfolios, demand for our loan products, deposit flows, our operating expenses, competition, demand for financial services in our market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and you should not rely too much on these statements. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Market Area

We are a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Muncie, Indiana and we offer our financial services through 22 retail offices primarily serving Delaware, Elkhart, Grant, Kosciusko, Randolph and Wabash counties in Indiana. We also originate mortgage loans in the counties contiguous to these counties, and we originate indirect consumer loans throughout Indiana. See “Lending Activities — Consumer and Other Lending.”

Appendix D-5

Lending Activities

General. Our mortgage loans carry either a fixed- or an adjustable-rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. At December 31, 2007, our net loan portfolio totaled $804.1 million, which constituted 83.5% of our total assets.

Loans up to $550,000 may be approved by individual loan officers. Loans in excess of $550,000, but not in excess of $1.0 million, require the signature of the recommending officer and signatures from any two Executive Loan Committee members. The recommending officer may be one of the Executive Loan Committee members approving the loan. Loans in amounts greater than $1.0 million, but not to exceed $1.5 million, require the signature of the recommending officer and any three Executive Loan Committee members. Loans not to exceed $1.5 million, to a borrower whose aggregate debt is not greater than $3.0 million, may be approved by a majority vote of the Executive Loan Committee. All loans in excess of $1.5 million and loans of any amount to a borrower whose aggregate debt will exceed $3.0 million must be approved by the Board of Directors.

At December 31, 2007, the maximum amount which we could lend to any one borrower and the borrower’s related entities was approximately $11.7 million. As of December 31, 2007, our largest lending relationship to a single borrower or group of related borrowers consisted of three loans totaling $4.5 million. All of these loans are secured by real estate consisting of retail, franchised, auto service centers guaranteed by the principal owners and supported by long term leases to the franchisor. Each of these loans to this group of borrowers was current and performing in accordance with its terms at December 31, 2007.

Appendix D-6

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.

	December 31,
	2007			2006			2005			2004			2003
	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$431,018	(1)	53.02%	$433,123	(2)	53.01%	$451,914	(3)	54.00%	$385,678	(4)	52.96%	$393,450	(5)	54.86%
Multi-family	3,929		0.48	5,073		0.62	5,505		0.66	4,657.64			5,353.75
Commercial	82,116		10.10	73,912		9.05	77,270		9.23	68,067		9.35	65,430		9.12
Construction and development	13,560		1.67	14,451		1.77	22,938		2.74	20,745		2.85	17,860		2.49
Total real estate loans	$530,623		65.28	$526,559		64.45	557,627		66.63	479,147		65.80	482,093		67.22

Other Loans:
Consumer Loans:
Automobile	$22,917		2.82	$31,336		3.84	39,802		4.76	39,475		5.42	40,497		5.65
Home equity	27,232		3.35	30,051		3.68	31,962		3.82	29,464		4.05	25,401		3.54
Home improvement	45,156		5.55	38,546		4.72	31,933		3.82	23,289		3.20	20,924		2.92
Manufactured housing	992		0.12	1,422		0.17	2,106		0.25	2,879.40			4,108.57
R.V.	77,805		9.57	71,321		8.73	64,222		7.67	58,643		8.05	58,222		8.12
Boat	47,816		5.88	46,311		5.67	40,631		4.85	38,382		5.27	38,096		5.31
Other	3,593		0.44	3,986.48			4,305.51			3,325.46			3,443.48
Total consumer loans	225,511		27.74	222,973		27.29	214,961		25.68	195,457		26.84	190,691		26.59
Commercial business loans	56,764		6.98	67,476		8.26	64,353		7.69	53,620		7.36	44,362		6.19
Total other loans	282,275		34.72	290,449		35.55	279,314		33.37	249,077		34.20	235,053		32.78
Total loans receivable, gross	812,898	(1)	100.00%	817,008	(2)	100.00%	836,941	(3)	100.00%	728,224	(4)	100.00%	717,146	(5)	100.00%

Less:
Undisbursed portion of loans	3,984			5,520			7,724			9,237			8,160
Deferred loan fees and costs	(3,519)			(3,623)			(3,453)			(3,814)			(3,749)
Allowance for losses	8,352			8,156			8,100			6,867			6,779
Total loans receivable, net	$804,081			$806,955			$824,570			$715,934			$705,956
____________________
(1) Includes loans held for sale of $1.6 million.
(2) Includes loans held for sale of $1.3 million.
(3) Includes loans held for sale of $2.0 million.
(4) Includes loans held for sale of $2.9 million.
(5) Includes loans held for sale of $2.0 million.

Appendix D-7

The following table shows the composition of our loan portfolio by fixed- and adjustable-rate at the dates indicated.

	December 31,
	2007			2006			2005			2004			2003
	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent
	(Dollars in thousands)
Fixed-Rate Loans:
Real estate:
One- to four-family	$254,235	(1)	31.28%	$271,405	(2)	33.22%	$305,911	(3)	36.55%	$262,716	(4)	38.08%	$281,497	(5)	39.25%
Multi-family	3,610		0.44	4,488		0.55	4,587		0.55	3,427.47			3,483.49
Commercial	17,281		2.13	9,408		1.15	9,375		1.12	6,918.95			6,960.97
Construction and development	10,197		1.25	8,310		1.02	12,690		1.52	15,191		2.09	13,946		1.94
Total real estate loans	285,323		35.10	293,611		35.94	332,563		39.74	288,251		39.58	305,886		42.65

Consumer	198,068		24.37	192,715		23.59	182,784		21.84	165,895		22.78	165,182		23.03
Commercial business	19,842		2.44	27,093		3.32	20,000		2.39	16,347		2.24	12,099		1.69
Total fixed-rate loans	503,233		61.91	513,419		62.85	535,347		63.97	470,493		64.61	483,167		67.37

Adjustable-Rate Loans:
Real estate:
One- to four-family	176,783		21.75	161,718		19.79	146,003		17.44	122,962		16.89	111,953		15.61
Multi-family	319		0.04	585.07			918		0.11	1,230.17			1,870.26
Commercial	64,835		7.98	64,504		7.90	67,895		8.11	61,149		8.40	58,470		8.15
Construction and development	3,363		0.41	6,141.75			10,248		1.22	5,554.76			3,914.55
Total real estate loans	245,300		30.18	232,948		28.51	225,064		26.88	190,895		26.21	176,207		24.57

Consumer	27,443		3.38	30,258		3.70	32,177		3.85	29,562		4.06	25,509		3.56
Commercial business	36,922		4.53	40,383		4.94	44,353		5.30	37,273		5.12	32,263		4.50
Total adjustable-rate loans	309,665		38.09	303,589		37.15	301,594		36.03	257,730		35.39	233,979		32.63
Total loans	812,898	(1)	100.00%	817,008	(2)	100.00%	836,941	(3)	100.00%	728,224	(4)	100.00%	717,146	(5)	100.00%

Less:
Undisbursed portion of loans	3,984			5,520			7,724			9,237			8,160
Deferred loan fees and costs	(3,519)			(3,623)			(3,453)			(3,814)			(3,749)
Allowance for loan losses	8,352			8,156			8,100			6,867			6,779
Total loans receivable, net	$804,081			$806,955			$824,570			$715,934			$705,956
____________________
(1) Includes loans held for sale of $1.6 million.
(2) Includes loans held for sale of $1.3 million.
(3) Includes loans held for sale of $2.0 million.
(4) Includes loans held for sale of $2.9 million.
(5) Includes loans held for sale of $2.0 million.

Appendix D-8

The following schedule illustrates the contractual maturity of our loan portfolio at December 31, 2007. Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due.  The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate
	One- to Four-Family (1)		Multi-family and Commercial		Construction and Development(2)		Consumer		Commercial Business		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

Due During Years Ending December 31,

2008(3)	$168	6.36%	$7,780	7.07%	$14	9.50%	$3,715	7.73%	$24,219	7.97%	$35,896	7.74%
2009	355	6.84	694	6.67	32	6.99	4,655	6.99	5,593	7.04	11,329	6.99
2010	549	6.44	4,588	7.45	48	6.83	9,165	6.91	5,085	7.85	19,435	7.27
2011 and 2012	6,511	6.16	4,065	7.86	704	9.05	22,944	7.72	4,073	8.22	38,297	7.55
2013 to 2014	13,365	5.78	10,433	7.49	114	8.90	17,439	7.57	1,642	8.20	42,993	7.02
2015 to 2029	161,235	5.94	57,391	7.21	1,900	6.26	167,047	7.71	16,071	7.13	403,644	6.90
2030 and following	247,190	5.92	1,094	4.62	10,748	6.40	546	5.97	81	7.88	259,659	5.94
Total	$429,373	5.93%	$86,045	7.24%	$13,560	6.55%	$225,511	7.65%	$56,764	7.65%	$811,253	6.68%

(1) Does not include mortgage loans held for sale.
(2) Once the construction phase has been completed, these loans will automatically convert to permanent financing.
(3) Includes demand loans, loans having no stated maturity and overdraft loans.

Appendix D-9

The total amount of loans due after December 31, 2008 that have predetermined interest rates is $500.0 million, and the total amount of loans due after such date which have floating or adjustable interest rates is $275.3 million.

One- to Four-Family Residential Real Estate Lending. We focus our real estate lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences in our market areas. At December 31, 2007, one- to four-family residential mortgage loans totaled $431.0 million, or 53.02% of our gross loan portfolio.

We generally underwrite our one- to four-family loans based on the loan applicant’s employment and credit history and the appraised value of the subject property. Presently, we lend up to 100% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure to below 80%. Properties securing our one- to four-family loans are appraised by independent state licensed fee appraisers approved by Mutual Federal’s Board of Directors. We require borrowers to obtain title insurance in the amount of their mortgage. Hazard insurance and flood insurance, if necessary, are required in an amount of the lesser of the value of the property improvements or our mortgage amount.

We originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with the secondary market and other local financial institutions and are consistent with our internal needs. Adjustable-rate mortgage or ARM loans are offered with a one-year, three-year, five-year, seven-year or ten-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan adjusts annually for the remainder of the term of the loan. We use the weekly average of the one-year Treasury Bill Constant Maturity Index to reprice our ARM loans. During fiscal 2007, we originated $28.3 million of one- to four-family ARM loans and $58.3 million of one- to four-family fixed-rate mortgage loans. By way of comparison, during fiscal 2006, we originated $40.8 million of one- to four-family ARM loans, and $59.8 million of one- to four-family fixed-rate mortgage loans.

Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years and are generally fully amortizing, with payments due monthly. These loans normally remain outstanding, however, for a substantially shorter period of time because of refinancing and other prepayments. A significant change in interest rates could alter considerably the average life of a residential loan in our portfolio. Our one- to four-family loans are generally not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Most are written using underwriting guidelines which make them saleable in the secondary market. Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

Appendix D-10

Our one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years, with payments due monthly. Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds. We offer a one-year ARM loan that is convertible into a fixed-rate loan. When these loans convert, they may be sold in the secondary market.

In order to remain competitive in our market areas, we sometimes originate ARM loans at initial rates below the fully indexed rate.   ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. We have not experienced difficulty with the payment history for these loans. See “Asset Quality — Non-performing Assets” and “— Classified Assets.” At December 31, 2007, our one- to four-family ARM loan portfolio totaled $176.8 million, or 21.8% of our gross loan portfolio. At that date, the fixed-rate one- to four-family mortgage loan portfolio totaled $254.2 million, or 31.3% of our gross loan portfolio.

Multi-family and Commercial Real Estate Lending. We offer a variety of multi-family and commercial real estate loans for acquisition, renovation or construction. These loans are secured by the real estate and improvements financed. The collateral securing these loans ranges from industrial commercial buildings to churches, office buildings and multi-family housing complexes. At December 31, 2007, multi-family and commercial real estate loans totaled $86.0 million, or 10.6% of our gross loan portfolio.

Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate. The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. These loans typically require monthly payments, may not be fully amortizing and generally have maximum maturities of 25 years.

Loans secured by multi-family and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require personal guarantees of the borrowers in addition to the real estate as collateral for such loans. We also generally require an assignment of rents or leases in order to be assured that the cash flow from the real estate can be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state licensed fee appraisers approved by Mutual Federal’s Board of Directors. See “Loan Originations, Purchases, Sales and Repayments.”

We generally do not maintain a tax or insurance escrow account for loans secured by multi-family and commercial real estate. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is requested or required to provide periodic financial information.

Appendix D-11

Loans secured by multi-family and commercial real estate are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Multi-family and commercial real estate loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. See “Asset Quality — Non-performing Assets.”

Construction and Development Lending. We originate construction loans primarily secured by existing residential building lots. We make construction loans to builders and to individuals for the construction of their residences. Substantially all of these loans are secured by properties located within our market area. At December 31, 2007, we had $13.6 million in construction and development loans outstanding, representing 1.7% of our gross loan portfolio.

Construction and development loans are obtained through continued business with builders who have previously borrowed from us, from walk-in customers and through referrals from realtors and architects. The application process includes submission of complete plans, specifications and costs of the project to be constructed. This information and an independent appraisal is used to determine the value of the subject property. Loans are based on the lesser of the current appraised value and/or the cost of construction, including the land and the building. We generally conduct regular inspections of the construction project being financed. Residential construction loans are done with one closing for both the construction period and the long term financing.

Construction loans for one- to four-family homes are generally granted with a construction period of up to nine months. During the construction phase, the borrower generally pays interest only on a monthly basis. Loan-to-value ratios on our construction and development loans typically do not exceed 90% of the appraised value of the project on an as completed basis. Single family construction loans with loan-to-value ratios over 90% usually require private mortgage insurance.

Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

Appendix D-12

Consumer and Other Lending. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At December 31, 2007, our consumer loan portfolio totaled $225.5 million, or 27.7% of our gross loan portfolio. We offer a variety of secured consumer loans, including home equity and lines of credit, home improvement, auto, boat and recreational vehicle loans, and loans secured by savings deposits. We also offer a limited amount of unsecured loans. We originate our consumer loans both in our market area and throughout Indiana with some customers residing in contiguous states through our indirect lending program.

At December 31, 2007, our home equity loans, including lines of credit and home improvement loans, totaled $72.4 million, or 8.9% of our gross loan portfolio.   These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan. The term to maturity on our home equity and home improvement loans may be up to 15 years. Home equity lines of credit have a maximum term to maturity of 20 years and require a minimum monthly payment based on the outstanding loan balance per month, which amount may be reborrowed at any time. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.

We directly and indirectly originate auto, boat and recreational vehicle loans. We generally buy indirect auto loans on a rate basis, paying the dealer a cash payment for loans with an interest rate in excess of the rate we require. This premium is amortized over the remaining life of the loan. Any prepayments or delinquencies are charged to future amounts owed to that dealer, with no dealer reserve or other guarantee of payment if the dealer stops doing business with us.

We employ the Fair Isaac’s credit scoring models for all consumer loan applications. These models evaluate credit and application attributes. We also originate consumer loans through bank personnel and indirect channels. These loans are underwritten traditionally, with a review of the borrower’s employment and credit history and an assessment of the borrower’s ability to repay the loan.

At December 31, 2007, auto loans totaled $22.9 million, or 2.8% of our gross loan portfolio. Auto loans may be written for up to six years and usually have a fixed rate of interest. Loan-to-value ratios are up to 100% of the MSRP or 120% of invoice for new autos and 110% of value on used cars, based on valuation from official used car guides.

Loans for boats and recreational vehicles totaled $125.6 million at December 31, 2007, or 15.5% of our gross loan portfolio. We will finance up to 100% of the purchase price for a recreational vehicle and 100% for a boat. Values are based on the applicable official used vehicle guides. The term to maturity for these types of loans is up to 15 years for new and used boats and recreational vehicles. These loans are generally written with a fixed rate of interest.

Appendix D-13

At December 31, 2007, manufactured housing loans totaled $992,000, or 0.1% of our gross loan portfolio. Due to increased competition, we no longer offer manufactured housing loans, and have allowed this portion of the loan portfolio to decline over the past several years.

Consumer loans may entail greater risk than one- to four-family residential mortgage loans, especially consumer loans secured by rapidly depreciable assets, such as automobiles, boats and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Business Lending. At December 31, 2007, commercial business loans totaled $56.8 million, or 7.0% of our gross loan portfolio. Most of our commercial business loans have been extended to finance local businesses and include short-term loans to finance machinery and equipment purchases, inventory and accounts receivable. Commercial business loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital needs and agricultural purposes such as seed, farm equipment and livestock.

The terms of loans extended on the security of machinery and equipment are based on the projected useful life of the machinery and equipment, generally not to exceed seven years. Lines of credit generally are available to borrowers for up to 13 months, and may be renewed by us after an annual review of current financial information.

We issue a few financial-based standby letters of credit which are offered at competitive rates and terms and are generally on a secured basis. We continue to expand our volume of commercial business loans.

Our commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower’s past, present and future cash flows also is an important aspect of our credit analysis. We may obtain personal guarantees on our commercial business loans. Nonetheless, these loans are believed to carry higher credit risk than traditional single family loans.

Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may substantially depend on the success of the business itself (which, in turn, often depends in part upon general economic conditions). Our commercial business loans are usually secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Appendix D-14

Loan Originations, Purchases, Sales and Repayments

We originate loans through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. We also originate many of our consumer loans through relationships with dealerships. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans depends upon customer demand for loans in our market areas. Demand is affected by local competition and the interest rate environment. During the last several years, due to low market rates of interest, our dollar volume of fixed-rate, one- to four-family loans has exceeded the dollar volume of the same type of adjustable-rate loans. As part of our interest rate risk management efforts, we have from time to time sold our fixed rate, one- to four-family residential loans. We have also purchased adjustable one- to four-family residential and commercial real estate loans.

In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of loans may be substantially reduced or restricted, with a resultant decrease in interest income.

Appendix D-15

The following table shows our loan origination, purchase, sale and repayment activities for the years indicated.

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Originations by type:
Adjustable rate:
Real estate - one- to four-family	$28,275	$40,838	$37,682
- multi-family	—	96	—
- commercial	11,557	7,398	9,594
- construction or development	4,894	9,396	8,806
Non-real estate - consumer	56	148	34
- commercial business	2,026	4,507	5,213
Total adjustable-rate	46,808	62,383	61,329
Fixed rate:
Real estate - one- to four-family	58,338	59,794	70,135
- commercial	2,171	351	4,207
- construction or development	11,687	9,623	14,148
Non-real estate - consumer	44,423	56,086	58,446
- commercial business	3,153	8,017	8,032
Total fixed-rate	119,772	133,871	154,968
Total loans originated	166,580	196,254	216,297

Purchases:(1)
Real estate - one- to four-family	16,058	5,447	59,269
- commercial	—	—	3,363
- construction or development	—	—	3,628
Non-real estate - consumer	—	1,242	8,371
- commercial business	—	—	7,610
Total loans purchased	16,058	6,689	82,241

Sales and Repayments:
Sales:
Real estate - one- to four-family	24,113	50,853	13,471
Total loans sold	24,113	50,853	13,471
Principal repayments	162,159	174,743	173,920
Total reductions	186,272	225,596	187,391
Increase (decrease) in other items, net	(476)	2,720	(2,430)
Net increase (decreases)	$(4,110)	$(19,933)	$108,717
____________________
(1) Does not include market value adjustment for loans related to acquisitions of branches from other financial institutions.

Appendix D-16

Asset Quality

When a borrower fails to make a payment on a mortgage loan on or before the default date, a late charge and delinquency notice is mailed. All delinquent accounts are reviewed by a collector, who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the loan becomes 60 days delinquent, the collector will generally contact the borrower by phone or send a letter to the borrower in order to identify the reason for the delinquency. Once the loan becomes 90 days delinquent, the borrower is asked to pay the delinquent amount in full, or establish an acceptable repayment plan to bring the loan current. Between 100 and 120 days delinquent a drive-by inspection is made to determine the condition of the property. If the account becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, a collection officer will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. During this 30 day period, the collector may accept a written repayment plan from the borrower which would bring the account current within the next 90 days. If the loan becomes 150 days delinquent and an acceptable repayment plan has not been agreed upon, the collection officer will turn over the account to our legal counsel with instructions to initiate foreclosure.

For consumer loans, a similar process is followed, with the initial written contact being made once the loan is 30 days past due.

Delinquent Loans. The following table sets forth, as of December 31, 2007, our loans delinquent for 60 to 89 days by type, number, amount and percentage of type.

	Loans Delinquent For:
	60-89 Days
	Number	Amount	Percent of Loan Category
	(Dollars in thousands)

Real Estate:
One- to four-family	60	$3,730	0.87%
Multi-family	—	—	—
Commercial	2	577	0.70
Construction and development	—	—	—
Consumer	116	1,499	0.66
Commercial business	4	107	0.19

Total	182	$5,913	0.73%

Appendix D-17

Non-performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio at the dates indicated. Generally, loans are placed on non-accrual status when the loan becomes more than 90 days delinquent or when collection of interest becomes doubtful. Foreclosed assets owned include assets acquired in settlement of loans.

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Non-accruing loans:
One- to four-family	$2,997	$2,762	$2,967	$1,326	$1,316
Multi-family	—	—	—	—	—
Commercial real estate	2,656	356	569	370	232
Construction and development	—	—	—	—	—
Consumer	1,294	983	628	498	653
Commercial business	2,002	1,468	1,257	1,791	1,039
Total	8,949	5,569	5,421	3,985	3,270

Accruing loans delinquent 90 days or more:
One- to four-family	—	—	67	—	—
Multi-family	—	—	—	—	—
Commercial real estate	1,421	—	1,858	—	—
Construction and development	—	—	—	—	—
Consumer	—	—	35	119	10
Commercial business	—	—	—	—	—
Total	1,421	—	1,960	119	10
Total nonperforming loans	10,370	5,569	7,381	4,104	3,280

Restructured loans	107	111	116	120	—

Foreclosed assets:
One- to four-family	927	947	912	285	557
Multi-family	—	—	—	—	—
Commercial real estate	437	326	595	55	40
Construction and development	—	—	—	—	—
Consumer	1,137	1,322	978	894	824
Commercial business	—	—	—	—	—
Total	2,501	2,595	2,485	1,234	1,421

Total non-performing assets	$12,978	$8,275	$9,982	$5,458	$4,676
Total as a percentage of total assets	1.35%	0.86%	1.03%	0.65%	0.57%

For the year ended December 31, 2007, gross interest income that would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $858,000. The amount included in interest income on these loans for the year ended December 31, 2007, was $577,000.

Appendix D-18

At December 31, 2007, foreclosed commercial real estate consisted of four commercial buildings in Grant County, which are currently being offered for sale. In addition, twenty-eight residential properties with a book value of $927,000 remain as foreclosed assets at December 31, 2007. These properties are being offered for sale. Non-accruing one- to four-family loans increased to $3.0 million at December 31, 2007. Non-accruing commercial real estate loans increased from $356,000 at December 31, 2006, to $2.7 million at December 31, 2007. The increase includes a $1.6 million participation loan. At the same time, non-accrual commercial business loans increased from $1.5 million to $2.0 million. It is management’s opinion that the non-accruing loans are sufficiently reserved as of December 31, 2007 and any additional allowances will be insignificant.

Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of December 31, 2007, there was an aggregate of $4.8 million in loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the abilities of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management’s determination of the adequacy of our allowance for loan losses.

Included in the $4.8 million above are three commercial business loans totaling $703,000, five commercial real estate loans totaling $999,000 and thirty-five residential mortgage loans totaling $3.0 million. The majority of these loans were current as of December 31, 2007.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS and the FDIC, which may order the establishment of additional general or specific loss allowances.

Appendix D-19

In connection with the filing of Mutual Federal’s periodic reports with the OTS and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review, at December 31, 2007, we had classified $13.6 million of Mutual Federal’s loans as substandard, $27,000 as doubtful and $824,000 as loss. Loans classified as loss are fully reserved but not charged off, because there are certain indications that collection is still possible. The total amount classified represented 16.56% of our stockholders’ equity and 1.50% of our assets at December 31, 2007, compared to 12.48% and 1.13%, respectively, at December 31, 2006.

Provision for Loan Losses. We recorded a provision for loan losses during the year ended December 31, 2007 of $2.2 million, compared to $2.1 million for the year ended December 31, 2006 and $1.8 million for the year ended December 31, 2005. The provision for loan losses is charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed below under “— Allowance for Loan Losses.”

Allowance for Loan Losses. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, including the general allowance and specific allowances for identified problem loans and portfolio segments. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures.” These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

The general allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of such loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the general allowance. Loss factors are based on our historical loss experience as well as on significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.

The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

Appendix D-20

The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. Actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the general allowance in the event that, in management’s judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available. Due to the loss of numerous manufacturing jobs in the communities we serve during recent years, including 2007, and the increase in higher risk loans, like consumer and commercial loans, as a percentage of total loans, management has concluded that our allowance for loan losses should be greater than historical loss experience and specifically identified losses would otherwise indicate.

At December 31, 2007, our allowance for loan losses was $8.4 million, or 1.03% of the total loan portfolio, and approximately 79.7% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that are susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolio.

Appendix D-21

The following table sets forth an analysis of our allowance for loan losses.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Balance at beginning of period	$8,156	$8,100	$6,867	$6,779	$6,286

Charge-offs:
One- to four-family	645	526	303	249	210
Multi-family	—	—	—	—	—
Commercial real estate	44	102	6	34	173
Construction and development	—	—	—	—	—
Consumer	1,731	1,288	1,276	1,093	948
Commercial business	303	387	954	616	30
	2,723	2,303	2,539	1,992	1,361

Recoveries:
One- to four-family	121	81	22	21	27
Multi-family	—	—	—	—	—
Commercial real estate	—	—	120	326	108
Construction and development	—	—	—	—	—
Consumer	357	199	194	176	159
Commercial business	201	11	15	—	110
	679	291	351	523	404

Net charge-offs	2,044	2,012	2,188	1,469	957
Amount acquired in branch acquisitions	—	—	1,646	—	—
Provisions charged to operations	2,240	2,068	1,775	1,557	1,450
Balance at end of period	$8,352	$8,156	$8,100	$6,867	$6,779

Ratio of net charge-offs during the period to average loans outstanding during the period	0.25%	0.24%	0.29%	0.21%	0.14%

Allowance as a percentage of non-performing loans	79.72%	143.59%	109.74%	167.32%	208.26%

Allowance as a percentage of total loans (end of period)	1.03%	1.00%	0.98%	0.95%	0.95%

Appendix D-22

The distribution of our allowance for loan losses at the dates indicated is summarized as follows:

	December 31,
	2007				2006				2005				2004				2003
	(Dollars in thousands)
	Amount of Loan Loss Allow-ance	Loan Amounts by Category		Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allow-ance	Loan Amounts by Category		Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allow-ance	Loan Amounts by Category		Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allow-ance	Loan Amounts by Category		Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allow-ance	Loan Amounts by Category		Percent of Loans in Each Category to Total Loans

One- to four-family	$1,200	431,018	(1)	53.02%	$1,219	433,123	(2)	53.01%	$1,267	$451,914	(3)	54.00%	$1,013	385,678	(4)	52.96%	$1,149	$393,450	(5)	54.86%
Multi-family	20	3,929		0.48	61	5,073		0.62	68	5,505		.66	62	4,657		.64	72	5,353		.75
Commercial real estate	2,159	82,116		10.10	2,000	73,912		9.05	2,039	77,270		9.23	1,479	68,067		9.35	990	65,430		9.12
Construction or development	14	13,560		1.67	72	14,451		1.77	115	22,938		2.74	104	20,745		2.85	89	17,860		2.49
Consumer	3,885	225,511		27.74	3,801	222,973		27.29	3,605	214,961		25.68	3,155	195,457		26.84	3,585	190,691		26.59
Commercial business	1,075	56,764		6.99	1,003	67,476		8.26	1,006	64,353		7.69	1,054	53,620		7.36	894	44,362		6.19
Unallocated	—	—		—	—	—		—	—	—		—	—	—		—	—	—		—
Total	$8,352	$812,898		100.00%	$8,156	$817,008		100.00%	$8,100	$836,941		100.00%	$6,867	$728,224		100.00%	$6,779	$717,146		100.00%
____________________
(1) Includes loans held for sale of $1.6 million.
(2) Includes loans held for sale of $1.3 million.
(3) Includes loans held for sale of $2.0 million.
(4) Includes loans held for sale of $2.9 million.
(5) Includes loans held for sale of $2.0 million.

Appendix D-23

Investment Activities

Mutual Federal may invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, it also may invest in investment grade commercial paper and corporate debt securities and mutual funds the assets of which conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See “How We Are Regulated - Mutual Federal” for a discussion of additional restrictions on our investment activities.

The Chief Financial Officer has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the Asset and Liability Management Committee. The Chief Financial Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk” in Item 7 of this Form 10-K.

Our investment securities currently consist of U.S. Agency securities, mortgage-backed securities, collateralized mortgage obligations, marketable equity securities (which consist of shares in mutual funds that invest in government obligations, corporate obligations, mortgage-backed securities and asset-backed securities) and corporate obligations. See Note 6 of the Notes to Consolidated Financial Statements contained in Item 8 of this Form 10-K. At December 31, 2007, our investment securities portfolio did not contain any tax-exempt securities. Our mortgage-backed securities portfolio currently consists of securities issued under government-sponsored agency programs.

While mortgage-backed securities carry a reduced credit risk as compared to whole loans, these securities remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and affect both the prepayment speed and value of the securities.

In the past, we also have maintained a trading portfolio of U.S. Government securities. We are permitted by the board of directors to have a portfolio of up to $5.0 million, and to trade up to $2.0 million in these securities at any one time. At December 31, 2007, however, we did not have a trading portfolio. See Note 6 of the Notes to Consolidated Financial Statements contained in Item 8 of this Form 10-K.

Appendix D-24

Effective June 30, 2007, Mutual Federal Savings Bank transferred the management of approximately $24 million in securities to its wholly owned subsidiary, Mutual Federal Investment Company. Mutual Federal Investment Company, a Nevada corporation, holds, services, manages and invests that portion of the Bank’s investment portfolio as may be transferred from time to time by the Bank to Mutual Federal Investment Company. Mutual Federal Investment Company’s investment policy, for the most part, mirrors that of the Bank. At December 31, 2007, of the $43.6 million in consolidated investments held for sale owned by Mutual Federal Savings Bank, $27.7 million was held by Mutual Federal Investment Company.

Mutual Federal has investments in five separate Indiana limited partnerships that were organized to construct, own and operate two multi-unit apartment complexes in the Indianapolis area, one in Findley, Ohio, one in Goshen, Indiana, and one in Niles, Michigan (the Pedcor Projects). The general partner in each of these Pedcor Projects is Pedcor Investments. All of the Pedcor Projects are operated as multi-family, low and moderate-income housing projects, and have been performing as planned for several years. At the inception of the Findley, Ohio Pedcor Project in February 1998, we invested $2.1 million and committed to invest an additional $1.9 million. As of December 31, 2007, $1.1 million of this commitment remained payable over the next three years. At the inception of the Niles, Michigan Project in August 1997, we committed to invest $3.6 million over ten years. As of December 31, 2007, $50,000 remained payable over the next year. At the inception of the Goshen, Indiana Pedcor Project, in March 2004, we made the only required investment of $500,000.

A low and moderate-income housing project qualifies for certain federal income tax credits if (1) it is a residential rental property, (2) the units are used on a non-transient basis, and (3) at least 20% of the units in the project are occupied by tenants whose incomes are 50% or less of the area median gross income, adjusted for family size, or alternatively, at least 40% of the units in the project are occupied by tenants whose incomes are 60% or less of the area median gross income. Qualified low-income housing projects generally must comply with these and other rules for 15 years, beginning with the first year the project qualified for the tax credit, or some or all of the tax credit together with interest may be recaptured. The tax credit is subject to the limitation as the use of general business credit, but no basis reduction is required for any portion of the tax credit claimed. As of December 31, 2007, at least 89% of the units in the Pedcor Projects were occupied, and all of the tenants met the income test required for the tax credits.

We received tax credits totaling $811,000 for the year ended December 31, 2007, $801,000 for the year ended December 31, 2006, and $811,000 for the year ended December 31, 2005 from the Pedcor Projects. The Pedcor Projects have incurred operating losses in the early years of their operations primarily due to accelerated depreciation of assets. We have accounted for our investment in the Pedcor Projects on the equity method. Accordingly, we have recorded our share of these losses as reductions to Mutual Federal’s investment in the Pedcor Projects.

Appendix D-25

The following summarizes Mutual Federal’s equity in the Pedcor Projects’ losses and tax credits recognized in our consolidated financial statements.

	For the Year Ended December 31,
	2007	2006	2005
		(In thousands)

Investments in Pedcor low income housing projects	$3,246	$3,461	$4,606

Equity in losses, net of income tax effect	$(66)	$(109)	$(104)
Tax credit	811	801	811
Increase in after-tax income from Pedcor Investments	$745	$692	$707

See Note 9 of the Notes to Consolidated Financial Statements contained in Item 8 of this Form 10-K for additional information regarding our limited partnership investments.

Appendix D-26

The following table sets forth the composition of our investment and mortgage-related securities portfolio and other investments at the dates indicated. As of December 31, 2007, our investment securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	December 31,
	2007		2006		2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Investment securities available-for-sale:
Mutual funds	$16,382	$15,914	$16,206	$15,817	$15,218	$14,847
Government sponsored entities	608	605	1,117	1,099	2,137	2,106
Mortgage-backed securities	2,310	2,352	3,146	3,156	1,802	1,830
Collateralized mortgage obligations	8,327	8,322	6,860	6,762	8,195	8,051
Corporate obligations	16,655	16,399	14,332	14,236	13,059	12,954
Municipal obligations	—	—	—	—	—	—
Total investment securities held for sale	44,282	43,592	41,661	41,070	40,411	39,788
Investment in limited partnerships	3,246	N/A	3,461	N/A	4,606	N/A
Investment in insurance company	590	N/A	590	N/A	590	N/A
Federal Home Loan Bank stock	10,037	N/A	9,938	N/A	10,125	N/A
Total investments	$58,155	$43,592	$55,650	$41,070	$55,732	$39,788

Appendix D-27

The following table indicates, as of December 31, 2007, the composition and maturities of our investment securities, excluding Federal Home Loan Bank stock.

	Due in
	Less Than 1 Year	1 to 5 Years	5 to 10 Years	Over 10 Years	Total Investment Securities
	Amortized Cost	Amortized Cost	Amortized Cost	Amortized Cost	Amortized Cost	Fair Value
	(Dollars in thousands)

Corporate obligations	$4,006	$2,495	$—	$10,154	$16,655	$16,399
Government sponsored entities	501	—	68	39	608	605
Mutual funds	16,382	—	—	—	16,382	15,914
Mortgage-backed securities:
Freddie Mac	—	—	70	1,345	1,415	1,428
Fannie Mae	—	87	573	2,931	3,591	3,635
Ginnie Mae	—	—	—	243	243	243
Other	—	300	—	5,088	5,388	5,368
	$20,889	$2,882	$711	$19,800	$44,282	$43,592

Weighted average yield	4.37%	4.32%	5.08%	6.02%	5.56%

Sources of Funds

General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

Deposits. We offer deposit accounts to consumers and businesses having a wide range of interest rates and terms. Our deposits consist of savings deposit accounts, NOW and demand accounts and certificates of deposit. We solicit deposits in our market areas. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. Beginning in 2005, we began accepting brokered deposits. We receive these deposits from   one broker without paying a fee to that broker. At December 31, 2007, our brokered deposits totaled $5.3 million with an average interest rate of 5.42% and a seven-month weighted average maturity.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition. The variety of our deposit accounts has allowed us to be competitive in obtaining funds and to respond to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Our ability to attract and maintain these deposits, however, and the rates paid on them, has been and will continue to be affected significantly by market conditions.

Appendix D-28

The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At December 31, 2007, we were in compliance with these reserve requirements.

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered at the dates indicated.

	December 31,
	2007		2006		2005
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)

Transactions and Savings Deposits:

Noninterest bearing accounts	$47,172	7.08%	$47,142	6.70%	$43,466	6.35%
Passbook accounts	50,388	7.56	55,750	7.93	60,867	8.89
Interest-bearing NOW and
demand accounts	117,863	17.69	107,963	15.35	68,710	10.04
Money market accounts	22,664	3.40	27,788	3.95	43,762	6.39
Total non-certificates	238,087	35.73	238,643	33.93	216,805	31.67

Certificates:

0.00 - 1.99%	$8,627	1.29%	$15,772	2.24%	41,718	6.09%
2.00 - 3.99%	47,500	7.13	82,621	11.75	224,985	32.87
4.00 - 5.99%	372,145	55.84	366,284	52.07	199,625	29.16
6.00 - 7.99%	48	0.01	39	0.01	1,421	0.21
8.00 - 9.99%	—	—	—	—	—	—
10.00% and over	—	—	—	—	—	—

Total certificates	428,320	64.27	464,716	66.07	467,749	68.33
Total deposits	$666,407	100.00%	$703,359	100.00%	$684,554	100.00%

Appendix D-29

The following table shows rate and maturity information for our certificates of deposit as of December 31, 2007.

	1.00- 1.99%	2.00- 3.99%	4.00- 5.99%	6.00- 7.99%	Total	Percent of Total
	(Dollars in thousands)
Certificate accounts maturing in quarter ending:
March 31, 2008	5,324	8,585	140,406	—	154,315	36.01%
June 30, 2008	3,301	7,257	56,840	—	67,398	15.74%
September 30, 2008	2	11,196	47,316	40	58,554	13.67%
December 31, 2008	—	7,123	75,134	—	82,257	19.20%
March 31, 2009	—	4,006	12,173	—	16,179	3.78%
June 30, 2009	—	2,661	5,259	—	7,920	1.85%
September 30, 2009	—	2,065	2,801	—	4,866	1.14%
December 31, 2009	—	2,198	1,121	8	3,327	0.78%
March 31, 2010	—	161	8,798	—	8,959	2.09%
June 30, 2010	—	69	7,108	—	7,177	1.68%
September 30, 2010	—	439	2,800	—	3,239	0.76%
December 31, 2010	—	745	450	—	1,195	0.28%
Thereafter	—	995	11,939	—	12,934	3.02%

Total	$8,627	$47,500	$372,145	$48	$428,320	100.00%

Percent of total	2.02%	11.09%	86.88%	0.01%	100.00%

The following table indicates, as of December 31, 2007, the amount of our certificates of deposit and other deposits by time remaining until maturity.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 months	Total
	(In thousands)

Certificates of deposit less than $100,000	$113,439	$50,108	$95,628	$41,868	$301,043

Certificates of deposit of $100,000 or more	37,752	16,971	44,869	21,407	120,999

Public funds(1)	3,124	319	315	2,520	6,278

Total certificates of deposit	$154,315	$67,398	$140,812	$65,795	$428,320
_______________
(1) Deposits from governmental and other public entities.

Appendix D-30

Borrowings. Although deposits are our primary source of funds, we utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Indianapolis. See Note 12 of the Notes to Consolidated Financial Statements contained in Item 8 of this Form 10-K.

We may obtain advances from the Federal Home Loan Bank of Indianapolis upon the security of certain of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 2007, we had $191.7 million in Federal Home Loan Bank advances outstanding. Based on current collateral levels we could borrow an additional $104.3 million from the Federal Home Loan Bank at prevailing interest rates. We believe that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Commitments” contained in Item 7 of this Form 10-K.

We also have a revolving line of credit available from LaSalle Bank with a balance of $497,000 as of December 31, 2007. On December 31, 2007, we had an inadvertent $3.4 million overdraft at the FHLB of Indianapolis that was reclassified as other borrowings. See Note 13 of the Notes to Consolidated Financial Statements contained in Item 8 of this Form 10-K.

We also are authorized to borrow from the Federal Reserve Bank of Chicago’s “discount window” after we have exhausted other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings. We have never borrowed from our Federal Reserve Bank.

The following table sets forth, for the years indicated, the maximum month-end balance and average balance of Federal Home Loan Bank advances and other borrowings.

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Maximum Balance:
Federal Home Loan Bank advances	$191,675	$193,345	$186,008
Notes payable	1,427	1,784	2,146
Other borrowings	4,311	—	—

Average Balance:
Federal Home Loan Bank advances	$157,309	$168,001	$151,184
Notes payable	1,160	1,635	1,995
Other borrowings	155	—	—

Appendix D-31

The following table sets forth certain information as to our borrowings at the dates indicated.

	December 31,
	2007	2006	2005
	(Dollars in thousands)

Federal Home Loan Bank advances	$191,675	$157,425	$186,008
Notes payable	1,055	1,427	1,784
Other borrowings	3,908	—	—

Total borrowings	$196,638	$158,852	$187,792

Weighted average interest rate of FHLB advances	4.88%	4.67%	3.86%

Weighted average interest rate of notes payable(1)	—	—	—

Weighted average interest rate of other borrowings(2)	6.48%	—	—
_______________________
(1) Our notes payable are capitalized loans with no current interest expense as of 12/31/07.
(2) Our other borrowings are a line of credit and a reclassified overdraft as of 12/31/07.

Subsidiary and Other Activities

As a federally chartered savings bank, Mutual Federal is permitted by OTS regulations to invest up to 2% of its assets, or $19.2 million at December 31, 2007, in the stock of, or unsecured loans to, service corporation subsidiaries. Mutual Federal may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. Service corporations may engage in activities not permitted for Mutual Federal and are not required to be controlled by Mutual Federal. Mutual Federal also is authorized to invest an unlimited amount in operating subsidiaries that only may engage in activities authorized for Mutual Federal and must be controlled by Mutual Federal.

At December 31, 2007, Mutual Federal had two active subsidiaries, First M.F.S.B. Corporation, which is a service corporation and Mutual Federal Investment Company, which is an operating subsidiary. The assets of First M.F.S.B. consists of an investment in Family Financial Holdings, Inc., which is an Indiana Corporation that provides debt cancellation products to financial institutions. As of December 31, 2007, Mutual Federal’s total investment in this subsidiary was $590,000. For the year ended December 31, 2007, First M.F.S.B. reported income of $36,000. Mutual Federal Investment Company is a Nevada corporation that holds and manages a portion of Mutual Federal’s investment portfolio. As of December 31, 2007, the market value of securities managed is $27.7 million. Mutual Federal Investment Company has one active subsidiary, Mutual Federal REIT, Inc. Mutual Federal REIT, Inc. is a Maryland corporation holding approximately $138.7 million in one-to four-family mortgage loans.

Appendix D-32

On January 25, 2003, MutualFirst purchased 26.9% of Indiana Title Insurance Co., LLC (“ITIC”), a full service title insurance company. As of December 31, 2007,  MutualFirst ‘s investment in ITIC was $800,000. For the year ended December 31, 2007,  MutualFirst  recorded net income of $54,000 from ITIC, which consisted of title insurance commissions and other fees less expenses. The investment in ITIC is being accounted for on the equity method.

Competition

We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

We attract our deposits through our branch office system. Competition for deposits comes principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for deposits by offering superior service and a variety of account types at competitive rates.

Employees

At December 31, 2007, we had a total of 255 full-time and 51 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

How We Are Regulated

Set forth below is a brief description of certain laws and regulations that apply to us. This description, as well as other descriptions of laws and regulations contained in this Form 10-K, is not complete and is qualified in its entirety by reference to the applicable laws and regulations.

Legislation is introduced from time to time in the United States Congress that may affect our operations. In addition, the regulations by which we are governed may be amended from time to time. Any such legislation or regulatory changes could adversely affect us. We cannot assure you as to whether or in what form any such changes will occur.

MutualFirst. Pursuant to regulations of the OTS and the terms of MutualFirst’s Maryland articles of incorporation, the purpose and powers of  MutualFirst  are to pursue any or all of the lawful objectives of a thrift holding company and to exercise any of the powers accorded to a thrift holding company.

MutualFirst is a unitary savings and loan holding company subject to regulatory oversight by the OTS. MutualFirst is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over us and our non-savings institution subsidiaries.

MutualFirst generally is not subject to activity restrictions. If MutualFirst acquired control of another savings institution as a separate subsidiary, it would become a multiple savings and loan holding company, and its activities and any of its subsidiaries (other than Mutual Federal or any other savings institution) would generally become subject to additional restrictions.

Appendix D-33

If Mutual Federal fails the qualified thrift lender test described below, MutualFirst must obtain the approval of the OTS prior to continuing, directly or through other subsidiaries, any business activity other than those approved for multiple thrift holding companies or their subsidiaries. In addition, within one year of such failure  MutualFirst  must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than the activities authorized for a unitary or multiple thrift holding company.

Mutual Federal. Mutual Federal, as a federally chartered savings institution, is subject to federal regulation, periodic examination and oversight by the OTS extending to all aspects of Mutual Federal’s operations. Mutual Federal also is subject to regulation and examination by the FDIC, which insures the deposits of Mutual Federal to the maximum extent permitted by law. This regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting stockholders.

The investment and lending authority of federal savings institutions are prescribed by federal laws and regulations, and federal savings institutions are prohibited from engaging in any activities not permitted by such laws and regulations. In addition, all savings institutions, including Mutual Federal, are required to maintain qualified thrift lender status to avoid certain restrictions on their operations. This status is maintained by meeting the OTS qualified thrift lender test, which requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in the assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 2007, Mutual Federal met the test and has met the test since its effectiveness. If Mutual Federal loses qualified thrift status, it becomes subject to national bank investment and activity limits.

The OTS regularly examines Mutual Federal and prepares reports for the consideration of Mutual Federal’s board of directors on any deficiencies that it may find in Mutual Federal’s operations. When these examinations are conducted, the examiners may require Mutual Federal to provide for higher general or specific loan loss reserves. Mutual Federal’s relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Mutual Federal’s mortgage requirements. The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Mutual Federal and  MutualFirst .

Mutual Federal’s general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 2007 Mutual Federal’s lending limit under this restriction was $11.7 million. Mutual Federal is in compliance with the loans-to-one-borrower limitation.

Appendix D-34

The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Regulatory Capital Requirements. Federally insured savings institutions, such as Mutual Federal, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a leverage ratio or core capital requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS also may impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

The capital standards generally require core capital equal to at least 4.0% of adjusted total assets. Core capital consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. At December 31, 2007, Mutual Federal had core capital equal to $70.4 million, or 7.5% of adjusted total assets, which is $32.7 million above the minimum requirement of 4.0% in effect on that date.

The OTS also requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. The OTS is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. As of December 31, 2007, Mutual Federal had total risk-based capital of $78.0 million and risk-weighted assets of $715.5 million; or total capital of 10.90% of risk-weighted assets. This amount was $20.7 million above the 8.0% requirement in effect on that date.

The OTS and the FDIC are authorized and, under certain circumstances, required to take actions against savings institutions that fail to meet their capital requirements. The OTS is generally required to restrict the activities of an “undercapitalized institution,” which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and, until such plan is approved by the OTS, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions.

Appendix D-35

Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratio of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered “significantly undercapitalized” must be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes “critically undercapitalized” because it has a tangible capital ratio of 2.0% or less is subject to further restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the OTS must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

The OTS is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

The imposition by the OTS or the FDIC of any of these measures on Mutual Federal may have a substantial adverse effect on our operations and profitability.

Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions on distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

Generally, for savings institutions, such as Mutual Federal, it is required that before and after the proposed distribution the institution remain well-capitalized. Savings institutions may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. Mutual Federal may pay dividends in accordance with this general authority.

Savings institutions proposing to make any capital distribution need not submit written notice to the OTS prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed these net income limitations must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See “- Regulatory Capital Requirements.”

Federal Taxation

General. We are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to us. Mutual Federal’s federal income tax returns have been closed without audit by the IRS through its year ended December 31, 2003.  MutualFirst  and Mutual Federal will file a consolidated federal income tax return for fiscal year 2007.

Appendix D-36

Taxable Distributions and Recapture. Prior to 1998, bad debt reserves created prior to the year ended December 31, 1997 were subject to recapture into taxable income if Mutual Federal failed to meet certain thrift asset and definitional tests. Federal legislation eliminated these thrift recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Mutual Federal make certain non-dividend distributions or cease to maintain a thrift/bank charter.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Mutual Federal is subject to the alternative minimum tax, and has $173,000   available as credits for carryover.

Corporate Dividends-Received Deduction. MutualFirst may eliminate from its income dividends received from Mutual Federal as a wholly owned subsidiary of  MutualFirst  if it elects to file a consolidated return with Mutual Federal. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

Mutual Federal is subject to Indiana’s financial institutions tax, which is imposed at a flat rate of 8.5% on “adjusted gross income” apportioned to Indiana. “Adjusted gross income,” for purposes of the financial institutions tax, begins with taxable income as defined by Section 63 of the Internal Revenue Code and incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications including only considering members of the combined group which have Indiana nexus.

Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

Internet Website

We maintain a website with the address of www.mfsbank.com. The information contained on our website is not included as a part of, or incorporated by reference into, this Annual Report on Form 10-K. This Annual Report on Form 10-K and our other reports, proxy statements and other information, including earnings press releases, filed with the SEC are available on that website through a link to the SEC’s website at “Resource Center – Investor Relations - SEC Filings.” For more information regarding access to these filings on our website, please contact our Corporate Secretary,  MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana, 47305-2419; telephone number (765) 747-2800.

Appendix D-37

Item 1A. Risk Factors

The following are certain risk factors that could impact our business, financial results and results of operations. Investing in our common stock involves risks, including those described below. These risk factors should be considered by prospective and current investors in our common stock when evaluating the disclosures in this Annual Report on Form 10-K (particularly the forward-looking statements.) These risk factors could cause actual results and conditions to differ materially from those projected in forward-looking statements. If the risks we face, including those listed below, actually occur, our business, financial condition or results of operations could be negatively impacted, and the trading price of our common stock could decline, which may cause you to lose all or part of your investment.

Our loan portfolio possesses increased risk due to our substantial number of multi-family, commercial real estate, consumer and commercial business loans.

Approximately 45.3% of our loan portfolio as of December 31, 2007, consists of multi-family, commercial real estate, consumer and commercial business loans. Multi-family and commercial real estate loans accounted for approximately 10.6% of our total loan portfolio as of December 31, 2007. Our commercial business and consumer loans accounted, respectively, for approximately 7.0% and 27.7% of our total loan portfolio as of December 31, 2007. Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties. In addition, we plan to increase our emphasis on consumer, commercial real estate and commercial business lending. Because of our planned increased emphasis on and increased investment in consumer, commercial real estate and commercial business lending, it may become necessary to increase the level of our provision for loan losses, which could decrease our net profits. For further information concerning the risks associated with multi-family, commercial real estate, consumer loans and commercial business loans, see “Lending Activities” and “Asset Quality” in Item 1.

Rising interest rates may hurt our profits.

To be profitable, we have to earn more money in interest we receive on loans and investments that we make than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income and the value of our assets could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, other mortgage-related investments and investment securities. This is most likely to occur if short-term interest rates increase at a faster rate than long-term interest rates, which would cause income to go down. In addition, rising interest rates may hurt our income, because they may reduce the demand for loans and the value of our securities. For a further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and “Asset and Liability Management and Market Risk” in Item 7A.

Appendix D-38

If economic conditions deteriorate, our results of operations and financial condition could be adversely impacted as borrowers’ ability to repay loans declines and the value of the collateral securing our loans decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates that cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. In addition, we have a significant amount of real estate loans. Accordingly, decreases in real estate values could adversely affect the value of collateral securing our loans. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans. In this regard, a substantial majority of our loans are to individuals and businesses in north and central eastern Indiana. These factors could expose us to an increased risk of loan defaults and losses and have an adverse impact on our earnings.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market.

The amount of common stock we control, our articles of incorporation and bylaws, and state and federal statutory provisions could discourage hostile acquisitions of control.

Our board of directors and executive officers beneficially own 11.8% of our common stock, and have additional stock options for 310,690 shares, which are exercisable within 60 days of March 1, 2008. In addition, our employee stock ownership plan and charitable foundation controlled, respectively, 10.2% and 5.3% of our common stock at that date. This inside ownership together with provisions in our articles of incorporation and bylaws may have the effect of discouraging attempts to acquire MutualFirst , pursue a proxy contest for control of  MutualFirst , assume control of  MutualFirst  by a holder of a large block of common stock and remove  Mutual First ‘s management, all of which certain stockholders might think are in their best interests. These provisions include, among other things: (a) staggered terms of the members of the board of directors; (b) an 80% shareholder vote requirement for approval of any merger or consolidation of  MutualFirst  into any entity that directly or indirectly owns 5% or more of  MutualFirst  voting stock if the transaction is not approved in advance by at least a majority of the disinterested members of  MutualFirst’s  board of directors; (c) supermajority shareholder vote requirements for the approval of certain amendments to  MutualFirst’s  articles of incorporation and bylaws; (d) a prohibition on any holder of common stock voting more than 10% of the outstanding common stock; (e) elimination of cumulative voting by stockholders in the election of directors; (f) restrictions on the acquisition of our equity securities; and (g) the authorization of 5 million shares of preferred stock that may be issued with stockholder approval on terms or in circumstances that could deter a future takeover attempt. As a Maryland corporation, we are subject to the Maryland business corporation law, which contains certain restrictions on an acquisition of control of  MutualFirst . Furthermore, federal law requires regulatory approval of any acquisition of control of MutualFirst  and imposes limits on the types of companies that can control us.

Appendix D-39

We operate in a highly regulated environment, and we may be adversely affected by changes in laws and regulations.

Mutual Federal is subject to extensive regulation, supervision and examination by the OTS, its chartering authority, and by the FDIC.  MutualFirst  also is subject to regulation and supervision by the OTS. This regulation and supervision governs the activities in which we may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Item 1B. Unresolved Staff Comments

None

Item 2. Properties

At December 31, 2007 we had 21 full service offices. We own the office building in which our home office and executive offices are located. At December 31, 2007 we owned all but one of our other branch offices. The net book value of our investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $14.6 million   at December 31, 2007. We believe that our current facilities are adequate to meet our present and immediately foreseeable needs.

We utilize a third party service provider to maintain our database of depositor and borrower customer information. At December 31, 2007 the net book value of the data processing and computer equipment utilized by us was $1.6 million .

Item 3. Legal Proceedings

From time to time, we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of such litigation.

Item 4. Submission of Matters to a Vote of Security Holders

No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended December 31, 2007.

Appendix D-40

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The common stock for MutualFirst Financial, Inc. is traded under the symbol “MFSF” on the Nasdaq Global Market. The table below shows the high and low closing prices for our common stock for the periods indicated. This information was provided by the Nasdaq. At December 31, 2007 there were 4,226,638 shares of common stock issued and outstanding and approximately 1,200 shareholders of record.

	Stock Price		Dividends per Share
2007 Quarters:	High	Low
First Quarter (ended 03/31/07)	$21.20	$19.42	$.15
Second Quarter (ended 06/30/07)	$20.00	$18.30	$.15
Third Quarter (ended 09/30/07)	$19.00	$16.52	$.15
Fourth Quarter (ended 12/31/07)	$18.58	$13.89	$.15

	Stock Price		Dividends per Share
2006 Quarters:	High	Low
First Quarter (ended 03/31/06)	$22.14	$19.91	$.14
Second Quarter (ended 06/30/06)	$21.03	$19.05	$.14
Third Quarter (ended 09/30/06)	$21.63	$19.75	$.15
Fourth Quarter (ended 12/31/06)	$22.85	$20.33	$.15

Our cash dividend payout policy is continually reviewed by management and the Board of Directors. The Company intends to continue its policy of paying quarterly dividends; however, the payment will depend upon a number of factors, including capital requirements, regulatory limitations, the Company’s financial condition, results of operations and the Bank’s ability to pay dividends to the Company. The Company relies significantly upon such dividends originating from the Bank to accumulate earnings for payment of cash dividends to shareholders.

Information regarding our equity compensation plans is included in Item 12 of this Form 10-K.

On December 22, 2004, the Company’s Board of Directors authorized management to repurchase up to 10% of the Company’s outstanding stock, or approximately 465,000 shares. That repurchase plan was completed during the fourth quarter of 2007. On September 12, 2007, the Company’s Board of Directors authorized management to repurchase an additional 5% of the Company’s outstanding stock, or approximately 215,000 shares. Information on the shares repurchased under both plans during the fourth quarter of 2007 is as follows:

Appendix D-41

	Total Number of Shares Purchased	Average Price Per Share	Total Number of Shares Purchased As Part of Publicly Announced Plan	Maximum Number of Shares that May Yet Be Purchased Under the Plan
				216,098	(1)
October 1, 2007 - October 31, 2007	—	—	—	216,098
November 1, 2007 - November 30, 2007	47,500	$17.23	47,500	168,598
December 1, 2007 - December 31, 2007	25,000	$16.29	25,000	143,598

	72,500	$16.91	72,500

(1) Amount represents the number of shares available to be repurchased under the two repurchase plans as of September 30, 2007.

Appendix D-42

Item 6. Selected Financial Data

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following information is only a summary and you should read it in conjunction with our consolidated financial statements and accompanying notes contained in Item 8 of this Form 10-K.

	At or For the Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands)

Selected Financial Condition Data

Total assets	$962,517	$960,842	$971,829	$839,387	$823,791
Cash and cash equivalents	23,648	24,915	22,365	19,743	23,068
Loans, net	802,436	805,625	822,547	713,022	703,981
Investment securities:
Available-for -sale, at fair value	43,592	41,070	39,788	39,409	33,472
Total deposits	666,407	703,359	684,554	600,407	579,362
Total borrowings	196,638	158,852	187,791	141,572	137,103
Total stockholders’ equity	87,014	87,264	88,794	87,860	97,520

Selected Operations Data
Total interest income	$56,374	$56,119	$48,478	$44,400	$46,442
Total interest expense	32,227	29,890	21,170	17,476	19,099
Net interest income	24,147	26,229	27,308	26,924	27,343
Provision for loan losses	2,240	2,068	1,775	1,557	1,450
Net interest income after provision for loan losses	21,907	24,161	25,533	25,367	25,893
Service fee income	4,831	4,370	4,026	3,193	2,927
Gain(loss) on sale of loans and investment securities	391	(669)	228	727	1,364
Other non-interest income	2,549	2,941	2,478	2,304	1,684
Total non-interest income	7,771	6,642	6,732	6,224	5,975
Salaries and employee benefits	14,759	14,617	13,792	16,167	13,097
Other expenses	10,397	10,402	9,620	8,149	7,369
Total non-interest expense	25,156	25,019	23,412	24,316	20,466
Income before taxes	4,522	5,784	8,853	7,275	11,402
Income tax expense	296	1,028	2,401	1,753	3,340
Net income	$4,226	$4,756	$6,452	$5,522	$8,062

Appendix D-43

	At or For the Year Ended December 31,
	2007	2006	2005	2004	2003
Selected Financial Ratios and Other Financial Data:

Performance Ratios:

Return on average assets (ratio of net income to average total assets)	0.44%	0.49%	0.73%	0.67%	1.01%
Return on average tangible equity (ratio of net income to average tangible equity)	5.86	6.43	7.79	5.90	8.43
Interest rate spread information:
Average during the period	2.50	2.70	3.13	3.46	3.56
Net interest margin(1)	2.79	2.96	3.37	3.57	3.73
Ratio of operating expense to average total assets	2.64	2.57	2.89	2.94	2.56
Ratio of average interest-earning assets to average interest-bearing liabilities	107.92	107.65	109.30	106.06	106.53
Efficiency ratio(2)	78.81	76.11	68.78	73.26	61.43

Asset Quality Ratios:(3)
Non-performing assets to total assets	1.35	0.86	1.03	0.65	0.57
Non-performing loans to total loans	1.29	0.70	0.90	0.57	0.46
Allowance for loan losses to non-performing loans	79.72	143.59	108.04	167.32	208.26

Allowance for loan losses to loans receivable, net	1.03	1.00	0.98	0.95	0.95

Capital Ratios:
Equity to total assets(3)	9.04	9.08	9.14	10.47	11.87
Average equity to average assets	9.16	9.08	9.90	11.50	11.97

Share and Per Share Data:
Average common shares outstanding:
Basic	4,103,940	4,196,059	4,328,965	4,625,437	4,904,007
Diluted	4,151,173	4,274,039	4,439,686	4,772,036	5,084,514
Per share:
Basic earnings	$1.03	$1.13	$1.49	$1.19	$1.64
Diluted earnings	$1.02	$1.11	$1.45	$1.16	$1.59
Dividends	$0.60	$0.58	$0.49	$0.47	$0.42

Dividend payout ratio(4)	58.25%	52.25%	36.55%	40.52%	26.42%

Other Data:
Number of full-service offices	21	21	20	18	17
____________________
(1) Net interest income divided by average interest earning assets.
(2) Total non-interest expense divided by net interest income plus total non-interest income.
(3) At the end of the period.
(4) Dividends per share divided by diluted earnings per share.

Appendix D-44

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

MutualFirst Financial, Inc., a Maryland corporation, is a savings and loan holding company and its wholly-owned subsidiary is Mutual Federal Savings Bank, Muncie, Indiana. MFS Financial, Inc. was formed in September 1999 to become the holding company of Mutual Federal in connection with Mutual Federal’s conversion from the mutual to stock form of organization on December 29, 1999. In April 2000, MFS Financial, Inc. formally changed its corporate name to  MutualFirst Financial, Inc. (“ MutualFirst”) . The words “we,” “our” and “us” refer to MutualFirst  and Mutual Federal on a consolidated basis, except that references to us prior to December 29, 1999 refer only to Mutual Federal.

Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to-four-family residences, a variety of consumer loans, loans secured by commercial and multi-family real estate and commercial business loans. We are headquartered in Muncie, Indiana with 21 retail offices primarily serving Delaware, Randolph, Kosciusko, Grant and Wabash counties in Indiana. In February 2008, we opened our 22 branch in Elkhart County in Indiana. We also originate mortgage loans in counties contiguous to these counties, and we originate indirect consumer loans throughout Indiana.

The following discussion is intended to assist your understanding of our financial condition and results of operations. The information contained in this section should be read in conjunction with our consolidated financial statements and the accompanying notes to our consolidated financial statements.

Our results of operations depend primarily on the level of our net interest income, which is the difference between interest income on interest-earning assets, such as loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The structure of our interest-earning assets versus the structure of interest-bearing liabilities along with the shape of the yield curve has a direct impact on our net interest income. Historically, our interest-earning assets have been longer term in nature (i.e., fixed-rate mortgage loans) and interest-bearing liabilities have been shorter term (i.e., certificates of deposit, regular savings accounts, etc.). This structure would impact net interest income favorably in a decreasing rate environment, assuming a normally shaped yield curve, as the rates on interest-bearing liabilities would decrease more rapidly than rates on the interest-earning assets. Conversely, in an increasing rate environment, assuming a normally shaped yield curve, net interest income would be impacted unfavorably as rates on interest-earning assets would increase at a slower rate than rates on interest-bearing liabilities.

Appendix D-45

The Federal Funds rate set by the Board of Governors of the Federal Reserve System has decreased 100 basis points from September 2007 to December 31, 2007. In January 2008, the Federal Funds rate decreased an additional 125 basis point, and along with any future decreases, should allow for deposits and borrowings to reprice lower in future months, reducing pressure on net interest income. Deposits and borrowings have been repricing upwards, increasing interest expense and decreasing net interest income. Any increase in the Federal Funds rate will increase interest expense and reduce net interest income if there is not a corresponding increase in long term rates. As we continue to increase our investment in business-related loans, which are considered to entail greater risks than one-to four- family residential loans, in order to help offset the pressure on our net interest margin, our provision for loan losses may increase to reflect this increased risk. Our results of operations also are affected by the level of our non-interest income and expenses and income tax expense.

In August 2006, Mutual Federal purchased three branch offices in Winchester, Wabash and Warsaw, Indiana, resulting in the acquisition of $8.7 million in assets and the assumption of $12.4 million in liabilities for $1.0 million in cash. The assets purchased included residential real estate mortgage loans of $5.4 million, and consumer loans of $1.2 million. The liabilities assumed included total deposits of $12.3 million.

On March 22, 2007 the Bank completed the acquisition of Wagley Investment Advisors, Inc. Wagley Investment Advisors, Inc. is now known as Mutual Financial Advisors, providing new and expanded investment management services not previously offered by the Bank.  Mutual Financial Advisors offers a full range of non-bank investment options and money management.

Results of operations also depend upon the level of the Company’s non-interest income, including fee income and service charges, and the level of its non-interest expense, including general and administrative expenses. In addition to the Wagley Investment Advisors acquisitions, the Company anticipates that a new branch in Elkhart County will open in the first quarter 2008. The Wagley Investment Advisors acquisition assists the Company in continuing to work toward the development of an Investment Management and Private Banking Division in order to better service clients with more specialized financial needs. The intent of all these initiatives is to increase income over the long term. However, on a short term basis, expenses relating to the new branches and a new division will have the affect of increasing non-interest expense with limited immediate offsetting income.

On January 7, 2008, MutualFirst and its wholly owned subsidiary, MutualFirst Acquisition Corp. (“Acquisition Corp”), entered into a definitive agreement (the “Agreement”) with MFB Corp. (“MFB”), pursuant to which MFB will be merged with and into Acquisition Corp. (the “Merger”), and MFB’s savings bank subsidiary, MFB Financial, will be merged with and into the Registrant’s savings bank subsidiary, Mutual Federal. MFB shareholders will be entitled to elect to receive, for each share of MFB common stock they hold, $41.00 in cash (the “Cash Consideration”), 2.59 shares of the Registrant’s common stock (the “Stock Consideration”) or a combination of both, subject to reallocation and proration procedures to ensure that 80% of all of the shares of MFB common stock outstanding immediately before the effective time of the Merger are exchanged for the Stock Consideration and that the remaining 20% of the outstanding MFB shares are exchanged for the Cash Consideration.

Appendix D-46

MFB will have the right to terminate the Agreement if the average closing price of the Registrant’s common stock during the ten consecutive trading days immediately preceding the date on which MFB receives written notice that all required regulatory and shareholder approvals have been received is less than $12.664 and the Registrant’s common stock has underperformed an index of financial institutions by more than fifteen percent, unless the Registrant elects to increase the amount of the consideration payable to MFB’s shareholders pursuant to a formula specified in the Agreement. In the event the Agreement is terminated under certain other specified circumstances, MFB will be required to pay the Registrant a termination fee of $1.7 million in cash.

At the effective time of the Merger, each outstanding option to purchase MFB common stock will be converted into an option to purchase the Registrant’s common stock, with adjustments to the number of underlying shares and exercise price based on the 2.59:1 exchange ratio for the Stock Consideration.

At December 31, 2007, MFB had total assets of $513.8 million, including $404.9 in loans, and deposits of $336.1 million. MFB’s banking subsidiary conducts a trust business, which we will acquire if the acquisition is completed. The acquisition is expected to occur at the beginning of the third quarter of 2008.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals, approval by the shareholders of the Registrant of the issuance of the Registrant’s common stock in the Merger and approval by the shareholders of MFB of the Merger Agreement. All of the directors of the Registrant have agreed to vote their shares of Registrant common stock in favor of approval of the issuance the Registrant’s common stock in the Merger. All of the directors of MFB have agreed to vote their shares of MFB common stock in favor of approval of the Agreement.

The foregoing summary of the Merger is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is incorporated by reference to this report as Exhibit 2.1 from our Form 8-K dated January 8, 2008 and to the full text of our Rule 425 filing for January 8 and 10, 2008.

Management Strategy

Our strategy is to operate as an independent, retail-oriented financial institution dedicated to serving customers in our market areas. Our commitment is to provide a broad range of products and services to meet the needs of our customers. As part of this commitment, we are looking to increase our emphasis on commercial business products and services. We also operate a fully interactive transactional website. In addition, we are continually looking at cost-effective ways to expand our market area.

Financial highlights of our strategy have included:

•
Continuing as a Diversified Lender. We have been successful in diversifying our loan portfolio to reduce our reliance on any one type of loan. From 1995 through 2000, approximately 36% of our loan portfolio consisted of loans other than one-to four- family real estate loans. Since that time to the end of 2007, that percentage has increased to 47%.

Appendix D-47

•
Continuing as a Leading One- to Four-Family Lender. We are one of the largest originators of one- to four-family residential loans in our five-county market area. During 2007, we originated $86.6 million of one- to four-family residential loans.

•
Continuing To Focus On Asset Quality. Non-performing assets to total assets was 1.35% at December 31, 2007, up from 0.86% at December 31, 2006. We are confident that our underwriting standards will provide for a quality loan portfolio.

•
Continuing Our Strong Capital Position. As a result of our consistent profitability, we have historically maintained a strong capital position. At December 31, 2007, our ratio of stockholders’ equity to total assets was 9.1%.

Since 2000 it has been MutualFirst’s strategic objective to change the repricing structure of its interest-earning assets from longer term to shorter term to better match the structure of our interest bearing liabilities and therefore reduce the impact interest rate changes have on our net interest income. Strategies employed to accomplish this objective have been to increase the originations of variable rate commercial loans and shorter term consumer loans and to sell longer term mortgage loans.

During 2007, in keeping with its strategic objective to reduce interest rate risk exposure, MutualFirst also sold $24.1 million of long term fixed-rate loans that had been held for sale, which reduced potential earning assets and therefore had a negative impact on net interest income. This was offset, in the short term, by recognizing a gain on the sale of these loans of $391,000 during the year.

Financial Condition at December 31, 2007 Compared to December 31, 2006

General. Our assets increased $1.7 million during 2007, ending the year at $962.5 million compared to $960.8 million at December 31, 2006. Liabilities increased $1.9 million or 0.22% during 2007 to $875.5 million at December 31, 2007. Stockholders’ equity decreased $250,000 to $87.0 million at December 31, 2007 as a result of stock repurchases and cash dividends of $5.2 million which were partially offset by net income, employee benefits earned and stock options exercised of $5.0 million.

Loans. Our net loan portfolio decreased $3.2 million from $805.6 million at December 31, 2006, to $802.4 million at December 31, 2007, primarily due to slower loan production in 2007. Consumer loans increased $2.5 million or 1.1% from $223.0 million at December 31, 2006 to $225.5 million at December 31, 2007. Most of the consumer loan growth came from recreational vehicle and boat loans, which increased $8.0 million or 6.8% from $117.6 million to $125.6 million and home equity and home improvements loans, which increased $3.8 million or 5.5% from $68.6 million to $72.4 million. These increases were partially offset by a decrease of $8.4 million or 26.9% in automobile loans. Commercial business loans decreased $10.7 million or 15.9% from $67.5 million to $56.8 million at December 31, 2007. It has been our strategy to increase non-real estate mortgage loans as a percentage of our loan portfolio in order to mitigate interest rate risk and enhance the portfolio yield. Accordingly, we sold $24.1 million of our fixed rate one- to four-family mortgage loans in 2007. Real estate mortgage loans increased $3.7 million or 0.7% from $525.2 million to $529.0 million at December 31, 2007 primarily due to increases in commercial real estate loans of $8.2 million or 11.1%. Mortgage loans held for sale increased $315,000 to $1.6 million at December 31, 2007.

Appendix D-48

Allowance For Loan Loss. The allowance for loan losses increased $197,000 to $8.4 million at December 31, 2007. This increase included additional reserves of $2.2 million for 2007. Net charge-offs for the year were $2.0 million or 0.25% of average loans compared to $2.0 million or 0.24% of average loans in 2006. The increase in the allowance for loan losses was due to continued poor economic conditions in some of our markets and changes in the mix of loans in the portfolio. As of December 31, 2007, our allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.03% and 79.72%, respectively.

Securities. Investment securities totaled $43.6 million at December 31, 2007 compared to $41.1 million at December 31, 2006, a 6.1% increase.

Liabilities. Our total liabilities increased $1.9 million or 0.22% to $875.5 million at December 31, 2007 from $873.6 million at December 31, 2006. Deposits decreased $37.0 million, and borrowed funds increased $37.8 million as a result of better market prices on borrowings when compared to certificate of deposits toward the end of 2007.

Stockholders’ Equity. Stockholders’ equity decreased $254,000 from $87.3 million at December 31, 2006 to $87.0 million at December 31, 2007. This decrease in stockholders’ equity was the result of the repurchase of 155,400 shares of our common stock for $2.8 million and cash dividend payments of $2.4 million, which were partially offset by $4.2 million in net income, earned Employee Stock Ownership Plan shares of $583,000, earned tax-affected restricted stock shares of $3,000 and exercised stock options of $209,000. Also, the market value of securities available for sale compared to their book value decreased $60,000 from a loss of $355,000 at December 31, 2006 to a loss of $414,000 at December 31, 2007.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

Appendix D-49

Average Balances, Net Interest Income, Yields Earned and Rates Paid

	Year ended December 31,
	2007			2006			2005
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-Earning Assets:
Interest -bearing deposits	$2,982	$115	3.86%	$1,918	$67	3.49%	$1,774	$34	1.92%
Mortgage-backed securities available-for-sale (1)	8,875	467	5.26%	10,532	481	4.57%	10,890	48,121	4.70
Investment securities available-for-sale(1)	31,234	1,644	5.26%	30,055	1,440	4.79%	29,591	1,113	3.76
Loans(2)	811,991	53,686	6.61%	834,321	56,673	6.43%	759,307	42,425	6.11
Stock in FHLB of Indianapolis	9,939	462	4.65%	10,128	459	4.53%	8,749	394	4.50
Total interest-earning assets	865,021	56,374	6.52%	886,954	56,120	6.33%	810,311	48,478	5.98
Non-Interest Earning Assets (net of allowance for loan losses and unrealized gain/loss)	87,879			85,641			74,577
Total assets	$952,900			$972,595			$884,888

Interest-Bearing Liabilities:
Demand and NOW accounts	$126,034	2,841	2.25%	$101,627	1,662	1.64%	$62,545	150	0.24
Savings deposits	54,975	281	0.51%	60,253	301	0.50%	61,301	260	0.42
Money market accounts	24,588	621	2.53%	34,920	690	1.98%	49,439	809	1.64
Certificate accounts	444,271	20,755	4.67%	461,678	19,372	4.20%	422,107	14,066	3.33
Total deposits	649,868	24,498	3.77%	658,478	22,025	3.34%	595,392	15,285	2.57
Borrowings	151,636	7,729	5.10%	165,465	7,866	4.75%	145,979	5,885	4.03
Total interest-bearing accounts	801,504	32,227	4.02%	823,943	29,891	3.63%	741,371	21,170	2.85
Non-Interest Bearing Accounts	48,589			45,597			41,744
Other Liabilities	15,478			14,759			14,206
Total Liabilities	865,571			884,299			797,321
Stockholders’ Equity	87,329			88,296			87,567
Total liabilities and stockholders’ equity	$952,900			$972,595			$884,888

Net Earning Assets	$63,517			$63,011			$68,940

Net Interest Income		$24,147			$26,229			$27,308

Net Interest Rate Spread(3)			2.50%			2.70%			3.13%

Net Yield on Average Interest-Earning Assets (4)			2.79%			2.96%			3.37%

Average Interest-Earning Assets to Average Interest-Bearing Liabilities	107.92%			107.65%			109.30%
____________________
(1) Average balances were calculated using amortized cost, which excludes FASB 115 valuation allowances.
(2) Calculated net of deferred loan fees, loan discounts and loans in process.
(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

Appendix D-50

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which is a change in rate multiplied by the old volume. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31,
	2007 vs. 2006			2006 vs. 2005
	Increase (decrease) Due to		Total Increase	Increase (decrease) Due to		Total Increase
	Volume	Rate	(decrease)	Volume	Rate	(decrease)
	(Dollars in thousands)

Interest-earning assets:
Interest-bearing deposits	$40	$8	$48	$3	$30	$33
Investment securities available-for-sale	(24)	214	190	1	295	296
Loans receivable	(1,456)	1,469	13	4,743	2,505	7,248
Stock in FHLB of Indianapolis	(9)	12	3	62	3	65

Total interest-earning assets	$(1,449)	$1,703	$254	$4,809	$2,833	$7,642

Interest-bearing liabilities:
Savings deposits	$(27)	$7	$(20)	$(5)	$46	$41
Money market accounts	(233)	164	(69)	(254)	190	(64)
Demand and NOW accounts	458	721	1,179	197	1,260	1,457
Certificate accounts	(751)	2,134	1,383	1,409	3,897	5,306
Borrowings	(683)	546	(137)	846	1,135	1,981

Total interest-bearing liabilities	$(1,236)	$3,572	$2,336	$2,193	$6,528	$8,721

Change in net interest income			$(2,082)			$(1,079)

Appendix D-51

Comparison of Results of Operations for Years Ended December 31, 2007 and 2006.

General. Net income for the year ended December 31, 2007 decreased $530,000 or 11.2% to $4.2 million compared to $4.8 million for the year ended December 31, 2006. Diluted earnings per share decreased 8.1% from $1.11 in 2006 to $1.02 in 2007. These decreases were primarily due to a lower net interest margin.

Net Interest Income. Net interest income before the provision for loan losses decreased $2.1 million to $24.1 million for the year ended December 31, 2007 compared to $26.2 million for the year ended December 31, 2006. The reasons for the decrease were a decrease in average interest earning assets of $21.9 million, or 2.5% and a decrease in the net interest margin of 17 basis points from 2.96% for the year ended December 31, 2006 to 2.79% for the year ended December 31, 2007.

Interest Income. Interest income increased $254,000 to $56.4 million at December 31, 2007, compared to $56.1 million at December 31, 2006. The increase in interest income during the year ended December 31, 2007 was due to an increase in the average yield on our earning assets from 6.33% in 2006 to 6.52% in 2007 as a result of increasing market interest rates. This increase was partially offset by a $21.9 million decrease in average earning assets from $887.0 million during 2006 to $865.0 million during 2007. The majority of this decrease was in average loans receivable, which decreased $22.3 million from $834.3 in 2006 to $812.0 million in 2007 primarily due to a large loan sale toward the end of 2006 and lower loan originations in 2007. The average yield on these loans increased 18 basis points from 6.43% in 2006 to 6.61% in 2007.

Interest Expense. Interest expense increased $2.3 million, or 7.8% to $32.2 million at December 31, 2007, from $29.9 million at December 31, 2006. The increase in interest expense was due to an increase in interest rates and partially offset by a decrease in average interest-bearing liabilities during the year. There was a 39 basis point increase in the cost of our average interest-bearing liabilities from 3.63% in 2006 to 4.02% in 2007 as a result of higher market interest rates, which is partially offset by a decrease of $22.4 million in average interest-bearing liabilities from $823.9 million in 2006 to $801.5 million in 2007. The majority of this decrease was in average deposits, which decreased $8.6 million from $658.5 million in 2006 to $649.9 million in 2007 and in average borrowings, which decreased $13.8 million from $165.5 million in 2006 to $151.6 million in 2007. The average cost on these deposits increased 43 basis points from 3.34% in 2006 to 3.77% in 2007 and the average cost on these borrowings increased 35 basis points from 4.75% in 2006 to 5.10% in 2007. The average cost of funds comparing the third quarter of 2007 and the fourth quarter of 2007 decreased 7 basis points as interest rates began to fall.

Provision for Loan Losses. The provision for loan losses for 2007 was $2.2 million, compared to $2.1 million for 2006 due primarily to increased non-performing loans. Non-performing loans to total loans at December 31, 2007 were 1.29% compared to 0.70% at December 31, 2006. Non-performing assets to total assets were 1.35% at December 31, 2007 compared to .86% at December 31, 2006. These increases were primarily due to a weakening in the economy, which has resulted in increased delinquency at year ended December 31, 2007 compared to year ended December 31, 2006. It is management’s opinion that the non-performing loans are sufficiently reserved as of December 31, 2007 and any additional allowances will be insignificant.

Appendix D-52

Other Income. For the year ended December 31, 2007, non-interest income increased $1.1 million, or 17.0%, to $7.8 million, compared to $6.6 million the year ended December 31, 2006. The increase was due primarily to increases in our service fees on transaction accounts of $461,000, or 10.5%, due primarily to adding additional fee based services, increases in commission income of $319,000, or 46.8%, due primarily to the acquisition of Wagley Investment Advisors and improved earnings on cash surrender value of life insurance of $155,000, or 14.4%. An increase in gain on sale of loans of $1.1 million and a decrease in other income of $966,000 were due primarily to non-recurring events in the fourth quarter of 2006, which included a loss on loans sold of $963,000 due to a large loan sale, a gain from a land exchange transaction and state tax refunds from previous years.

Other Expense. Non-interest expense increased $137,000, or 0.6% to $25.2 million for the year ended December 31, 2007 compared to $25.0 million for the year ended 2006. The increase was due primarily to increases in salaries and benefits of $142,000 and increases in occupancy and equipment of $163,000, due primarily to preparations for a new branch opening in February of 2008, and data processing expense of $160,000 due primarily to technological upgrades. These increases were partially offset by a decrease in professional fees of $229,000, a decrease in marketing expense of $79,000, and a decrease in other expenses of $20,000.

 Income Tax Expense. Income tax expense decreased $732,000 compared to the year ended 2006. The decrease was due primarily to decreased taxable income. The effective tax rate also decreased from 17.8% to 6.5% due to a higher percentage of non-taxable income to total income before income tax and an increased percentage of low income housing tax credits to taxable income when comparing the year ended 2007 to the year ended 2006, respectively.

Comparison of Results of Operations for Years Ended December 31, 2006 and 2005.

General. Net income for the year ended December 31, 2006 decreased $1.7 million or 26.3% to $4.8 million compared to $6.5 million for the year ended December 31, 2005. Diluted earnings per share decreased 23.4% from $1.45 in 2005 to $1.11 in 2006 primarily due to a lower net interest margin, increased operating expenses, and several one-time events as discussed below.

Net Interest Income. Net interest income decreased $1.1 million for the year ended December 31, 2006 compared to the year ended December 31, 2005. Net interest margin compression of 41 basis points was partially offset by an increase in average interest earning assets of $76.6 million, or 9.5%. The decrease in the net interest margin reflects the Bank’s liability sensitive nature, as short term interest rates rose.

Interest Income. The increase in interest income during the year ended December 31, 2006 was due to an increase in the average yield on our earning assets from 5.98% in 2005 to 6.33% in 2006 as a result of increasing market interest rates. This increase was enhanced by a $76.6 million increase in average earning assets from $810.3 million during 2005 to $887.0 million during 2006. The majority of this increase was in average loans receivable, which increased $75.0 million from $759.3 in 2005 to $834.3 million in 2006. The average yield on these loans increased 32 basis points from 6.11% in 2005 to 6.43% in 2006.

Appendix D-53

Interest Expense. The increase in interest expense was due to an increase in interest rates and an increase in average interest bearing liabilities during the year. There was a 77 basis point increase in the cost of our average interest bearing liabilities from 2.86% in 2005 to 3.63% in 2006 as a result of higher market interest rates and an increase of $82.6 million in average interest bearing liabilities from $741.4 million in 2005 to $823.9 million in 2006. The majority of this increase was in average deposits, which increased $63.1 million from $595.4 million in 2005 to $658.5 million in 2006. The average cost on these deposits increased 77 basis points from 2.57% in 2005 to 3.34% in 2006.

Provision for Loan Losses. The provision for loan losses for 2006 was $2.1 million, compared to $1.8 million for 2005 due to a refinement in the allowance calculation and the change in mix of loans in the portfolio. Non-performing loans to total loans at December 31, 2006 were .70% compared to .90% at December 31, 2005. Non-performing assets to total assets were .86% at December 31, 2006 compared to 1.03% at December 31, 2005. These decreases were primarily due to a $1.9 million residential real estate loan secured by a first mortgage being paid in full.

Other Income. For the year ended December 31, 2006 non-interest income decreased $89,000 to $6.6 million compared to $6.7 million for the year ended 2005. The decrease was due to a $898,000 decrease in gain on loan sales, mostly due to the loss on a $24.6 million loan sale, $317,000 decrease in equity gains in limited partnerships, partially due to an SEC accounting rule change, and a $299,000 decrease in commission income on annuity and mutual fund sales as short term interest rates have made these products less competitive. These decreases were mostly offset by a $1.1 million increase in other operating income, primarily related to a land exchange gain in Elkhart County, Indiana, state tax refunds and a $344,000 increase in service fees on transaction accounts.

Other Expense. Non-interest expense increased $1.6 million or 6.9% to $25.0 million for the year 2006 compared to $23.4 million for the year 2005. The increase was due primarily to the compensation and occupancy costs associated with the opening of three new branches: one in May of 2005, another with the purchase of Fidelity Federal in September of 2005 and the other with the Community First branch acquisition in August of 2006. Marketing expenses were up $165,000 primarily due to a new branding campaign designed to more clearly communicate our strategic position. Other expenses increased $436,000, primarily due to increased REO expenses due to more repossessed properties, and other general and administrative expense increases related to the opening of the new branches.

Income Tax Expense. Income tax expense decreased $1.4 million for the year ended December 31, 2006 compared to 2005 due to decreased taxable income. The effective tax rate decreased from 27.1% to 17.8% due to an increased percentage of low income housing tax credits to taxable income when comparing 2006 to 2005.

Appendix D-54

Liquidity and Commitments

Mutual Federal is required to maintain adequate levels of investments for liquidity purposes to ensure the institution’s safe and sound operations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to ensure that adequate liquidity is maintained. At December 31, 2007, our liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits and current borrowings, was 7.59%.

Our liquidity, represented by cash and cash equivalents and investment securities, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and to enhance our interest rate risk management.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities. At December 31, 2007, the total approved loan origination commitments outstanding amounted to $30.5 million. At the same date, the unadvanced portion of construction loans was $4.1 million. At December 31, 2007, unused lines of credit totaled $59.1 million and outstanding letters of credit totaled $4.2 million. As of December 31, 2007, certificates of deposit scheduled to mature in one year or less totaled $362.5 million, and investment and mortgage-backed securities scheduled to mature in one year or less totaled $20.9 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with us. We anticipate that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments. The following table presents our contractual obligations (excluding deposit products).

	Payments due by period
		Less than	1-3	3-5	More than
	Total	1 year	years	Years	5 years
		(In thousands)
Contractual Obligations

Federal Home Loan Bank Advances	$191,675	$81,421	$99,226	$6,283	$4,745
Notes Payable	1,055	408	647	—	—
Other Borrowings	3,908	3,908	—	—	—

Total	$196,638	$85,736	$99,873	$6,283	$4,745

Appendix D-55

Capital

Consistent with our goals to operate a sound and profitable financial organization, Mutual Federal actively strives to remain a “well-capitalized” institution in accordance with regulatory standards. Total stockholders’ equity of MutualFirst  Financial, Inc. was $87.0 million at December 31, 2007, or 9.04% of total assets on that date. As of December 31, 2007, Mutual Federal exceeded all capital requirements of the OTS, with regulatory capital ratios as follows: core capital, 7.5%; Tier I risk-based capital, 9.9%; and total risk-based capital, 10.9%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

Critical Accounting Policies

The notes to the consolidated financial statements in Item 8 of this Form 10-K contain a summary of MutualFirst’s significant accounting policies. Certain of these policies are important to the portrayal of MutualFirst ‘s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses, the valuation of foreclosed assets, mortgage servicing rights and real estate held for development and the valuation of intangible assets.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. A worsening or protracted economic decline would increase the likelihood of additional losses due to credit and market risk and could create the need for additional loss reserves.

Allowance for Loan Losses. The allowance for loan losses is a significant estimate that can and does change based on management’s assumptions about specific borrowers and current general economic and business conditions, among other factors. Management reviews the adequacy of the allowance for loan losses on at least a quarterly basis. The evaluation by management includes consideration of past loss experience, changes in the composition of the loan portfolio, the current condition and amount of loans outstanding, identified problem loans and the probability of collecting all amounts due.

Foreclosed Assets. Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. Management estimates the fair value of the properties based on current appraisal information. Fair value estimates are particularly susceptible to significant changes in the economic environment, market conditions, and real estate market. A worsening or protracted economic decline would increase the likelihood of a decline in property values and could create the need to write down the properties through current operations.

Appendix D-56

Mortgage Servicing Rights. Mortgage servicing rights (“MSRs”) associated with loans originated and sold, where servicing is retained, are capitalized and included in other intangible assets in the consolidated balance sheet. The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans. The carrying value of the MSRs is periodically reviewed for impairment based on a determination of fair value. For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates. Impairment, if any, is recognized through a valuation allowance and is recorded as amortization of intangible assets ..

Intangible Assets. MutualFirst periodically assesses the impairment of its goodwill and the recoverability of its core deposit intangible. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If actual external conditions and future operating results differ from  MutualFirst’s  judgments, impairment and/or increased amortization charges may be necessary to reduce the carrying value of these assets to the appropriate value.

Impact of Inflation. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Our primary assets and liabilities are monetary in nature. As a result, interest rates affect our performance more than general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense. Expense items such as employee compensation, employee benefits and occupancy and equipment cost may increase because of inflation. Inflation also may increase the dollar value of the collateral securing loans that we have made. We are unable to determine the extent to which properties securing our loans have appreciated in dollar value due to inflation.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Asset and Liability Management and Market Risk

Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally is established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

Appendix D-57

How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk, we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

In order to minimize the potential for adverse effects of material and prolonged changes in interest rates on our results of operations, we adopted asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Mutual Federal’s Board of Directors sets and recommends asset and liability policies, which are implemented by the asset and liability management committee. The Asset and Liability Management Committee is chaired by the chief financial officer and is comprised of members of our senior management. The purpose of the Asset and Liability Management Committee is to communicate, coordinate and control asset/liability management issues consistent with our business plan and board-approved policies. This committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources consistent with liquidity, capital adequacy, growth, risk and profitability goals. The Asset and Liability Management Committee generally meets monthly to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to a net present value of portfolio equity analysis and income simulations. At each meeting, the Asset and Liability Management Committee recommends appropriate strategy changes based on this review. The chief financial officer is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the Board of Directors, at least quarterly.

In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have sought to:

•	Originate and purchase adjustable rate mortgage loans and commercial business loans,

•	Originate shorter-duration consumer loans,

•	Manage our deposits to establish stable deposit relationships,

•	Acquire longer-term borrowings at fixed rates, when appropriate, to offset the negative impact of longer-term fixed rate loans in our loan portfolio, and

•	Limit the percentage of long-term fixed-rate loans in our portfolio.

Depending on the level of general interest rates, the relationship between long and short-term interest rates, market conditions and competitive factors, the Asset and Liability Management Committee may increase our interest rate risk position somewhat in order to maintain our net interest margin. We will continue to increase our emphasis on the origination of relatively short-term and/or adjustable rate loans. In addition, in an effort to avoid an increase in the percentage of long-term fixed-rate loans in our portfolio, in 2007, we sold $24.1 million of fixed rate, one-to four- family mortgage loans with a term to maturity of over 10 years in the secondary market.

Appendix D-58

The Asset and Liability Management Committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by our board of directors.

An internal asset-liability model provides Mutual Federal with the information presented in the following tables. The tables present the change in our net portfolio value at December 31, 2007 and 2006 that would occur upon an immediate and sustained change in market interest rates of 100 to 300 basis points as required by the OTS, and do not give any effect to actions that management might take to counteract that change. The changes in net portfolio value under all rate changes shown were within guidelines approved by the board of directors.

Appendix D-59

December 31, 2007

Net Portfolio Value
Changes In Rates	$ Amount	$ Change	% Change	NPV as % of PV of Assets
				NPV Ratio	Change

+300 bp	64,185	-40,736	-39%	7.27%	-380 bp
+200 bp	79,394	-25,527	-24%	8.77%	-230 bp
+100 bp	91,904	-13,017	-12%	9.93%	-114 bp
0 bp	104,921			11.07%
-100 bp	111,493	6,572	6%	11.56%	49 bp
-200 bp	111,662	6,741	6%	11.44%	36 bp
-300 bp	117,557	12,636	12%	11.80%	73 bp

December 31, 2006

Net Portfolio Value
Changes In Rates	$ Amount	$ Change	% Change	NPV as % of PV of Assets
				NPV Ratio	Change

+300 bp	51,994	-46,416	-47%	5.99%	-452 bp
+200 bp	68,740	-29,670	-30%	7.71%	-280 bp
+100 bp	83,901	-14,509	-15%	9.18%	-133 bp
0 bp	98,410			10.51%
-100 bp	107,859	9,449	10%	11.30%	78 bp
-200 bp	114,259	15,849	16%	11.76%	125 bp
-300 bp	121,737	23,327	24%	12.28%	177 bp

The internal asset-liability model uses certain assumptions in assessing the interest rate risk of Mutual Federal. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market value of certain assets under differing interest rate scenarios, among others.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the tables.

Appendix D-60

Item 8. Financial Statements and Supplementary Data

MutualFirst Financial, Inc.

Accountants’ Report and Consolidated Financial Statements

December 31, 2007, 2006 and 2005

Appendix D-61

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
MutualFirst Financial, Inc.
Muncie, Indiana

We have audited the accompanying consolidated balance sheets of MutualFirst Financial, Inc. as of December 31, 2007, and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of  MutualFirst  Financial, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, the Company changed its method of presentation of cash inflows from sales of loans initially originated for retention in its portfolio by restating the 2006 consolidated statement of cash flows.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), MutualFirst  Financial, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in  Internal Control - Integrated Framework Issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO)  and our report dated March 7, 2008, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

BKD, LLP

Indianapolis, Indiana
March 7, 2008

Appendix D-62

MutualFirst Financial, Inc.
Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$21,003,114	$23,235,328
Interest-bearing demand deposits	2,645,057	1,679,544
Cash and cash equivalents	23,648,171	24,914,872
Interest-bearing deposits	100,000	293,000
Investment securities available for sale	43,592,485	41,070,091
Loans held for sale	1,644,615	1,329,700
Loans, net of allowance for loan losses of $8,352,000 and $8,156,000	802,436,497	805,625,486
Premises and equipment	16,168,434	15,431,475
Federal Home Loan Bank stock	10,036,900	9,938,400
Investment in limited partnerships	3,246,468	3,460,818
Deferred income tax benefit	5,174,082	4,376,318
Cash value of life insurance	30,350,760	29,120,760
Goodwill	14,187,725	13,786,468
Other assets	11,930,875	11,495,044
Total assets	$962,517,012	$960,842,432
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$47,172,012	$47,142,407
Interest-bearing	619,235,341	656,216,247
Total deposits	666,407,353	703,358,654
Federal Home Loan Bank advances	191,675,155	157,425,176
Other borrowings	3,907,394	—
Notes payable	1,055,433	1,426,769
Other liabilities	12,457,827	11,367,515
Total liabilities	875,503,162	873,578,114
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $.01 par value
Authorized and unissued - 5,000,000 shares
Common stock, $.01 par value
Authorized - 20,000,000 shares
Issued and outstanding - 4,226,638 and 4,366,636 shares	42,266	43,666
Additional paid-in capital	32,567,085	33,101,586
Retained earnings	56,725,785	56,698,546
Accumulated other comprehensive loss	(414,380)	(354,734)
Unearned benefit plan shares	(1,906,906)	(2,224,746)
Total stockholders’ equity	87,013,850	87,264,318
Total liabilities and stockholders’ equity	$962,517,012	$960,842,432

See Notes to Consolidated Financial Statements

Appendix D-63

MutualFirst Financial, Inc.
Consolidated Statements of Income
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest and Dividend Income
Loans receivable	$53,686,297	$53,672,382	$46,424,599
Investment securities	2,110,916	1,920,823	1,625,288
Federal Home Loan Bank stock	461,949	459,255	393,628
Deposits with financial institutions	114,596	67,143	34,477
Total interest and dividend income	56,373,758	56,119,603	48,477,992
Interest Expense
Deposits	24,498,471	22,024,156	15,285,549
Federal Home Loan Bank advances	7,656,748	7,803,817	5,822,073
Other interest expense	71,833	62,424	62,424
Total interest expense	32,227,052	29,890,397	21,170,046
Net Interest Income	24,146,706	26,229,206	27,307,946
Provision for loan losses	2,240,000	2,068,000	1,775,000
Net Interest Income After Provision for Loan Losses	21,906,706	24,161,206	25,532,946
Other Income
Service fee income	4,831,161	4,369,508	4,025,671
Net realized losses on sales of available-for-sale securities	—	—	(762)
Commissions	1,000,687	682,432	981,817
Equity in income (loss) of limited partnerships	(99,654)	(181,366)	135,216
Net gains (losses) on sales of loans	390,778	(669,389)	228,174
Net servicing fees	81,033	62,122	192,171
Increase in cash value of life insurance	1,230,000	1,075,403	955,000
Other income	336,554	1,303,778	215,025
Total other income	7,770,559	6,642,488	6,732,312
Other Expenses
Salaries and employee benefits	14,758,489	14,617,254	13,792,355
Net occupancy expenses	1,549,331	1,507,067	1,415,377
Equipment expenses	1,318,932	1,221,991	1,228,134
Data processing fees	1,058,357	897,998	821,863
Advertising and promotion	887,237	966,224	801,377
Automated teller machine expense	723,128	699,435	654,467
Professional fees	764,007	992,984	1,018,485
Other expenses	4,095,942	4,116,326	3,680,043
Total other expenses	25,155,423	25,019,279	23,412,101
Income Before Income Tax	4,521,842	5,784,415	8,853,157
Income tax expense	295,700	1,027,900	2,400,975
Net Income	$4,226,142	$4,756,515	$6,452,182
Earnings Per Share
Basic	$1.03	$1.13	$1.49
Diluted	1.02	1.11	1.45

See Notes to Consolidated Financial Statements

Appendix D-64

MutualFirst Financial, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2007, 2006 and 2005

				Accumulated
				Other	Unearned
				Comprehensive	Benefit
	Common	Paid-in	Retained	Income	Plan
	Stock	Capital	Earnings	(Loss)	Shares	Total
Balances, January 1, 2005	$47,084	$34,385,254	$56,826,053	$(88,646)	$(3,309,602)	$87,860,143
Comprehensive income
Net income			6,452,182			6,452,182
Other comprehensive income, net of tax - unrealized holding losses on securities				(286,055)		(286,055)
Comprehensive income						6,166,127
Cash dividends ($.53 per share)			(2,308,856)			(2,308,856)
Exercise of stock options	534	758,557				759,091
Stock repurchased	(2,096)	(1,815,843)	(3,000,902)			(4,818,841)
RRP shares earned					256,500	256,500
Tax benefit on stock options and RRP shares		155,000				155,000
ESOP shares earned		406,616			317,840	724,456
Balances, December 31, 2005	45,522	33,889,584	57,968,477	(374,701)	(2,735,262)	88,793,620
Comprehensive income
Net income			4,756,515			4,756,515
Other comprehensive income, net of tax - unrealized holding gains on securities				19,967		19,967
Comprehensive income						4,776,482
Cash dividends ($.58 per share)			(2,359,547)			(2,359,547)
Exercise of stock options	474	686,826				687,300
Stock repurchased	(2,330)	(1,825,273)	(3,107,881)			(4,935,484)
RRP shares earned		150,564				150,564
Tax benefit on stock options and RRP shares		45,400				45,400
ESOP shares earned		347,161			317,840	665,001
Reclassification of unearned RRP shares		(192,676)			192,676	—
Cumulative effect of applying SAB No. 108			(559,018)			(559,018)
Balances, December 31, 2006	43,666	33,101,586	56,698,546	(354,734)	(2,224,746)	87,264,318
Comprehensive income
Net income			4,226,142			4,226,142
Other comprehensive income, net of tax - unrealized holding losses on securities				(59,646)		(59,646)
Comprehensive income						4,166,496
Cash dividends ($.60 per share)			(2,440,121)			(2,440,121)
Exercise of stock options	154	208,459				208,613
Stock repurchased	(1,554)	(1,032,936)	(1,758,782)			(2,793,272)
RRP shares earned		21,056				21,056
Tax benefit on stock options and RRP shares		3,382				3,382
ESOP shares earned		265,538			317,840	583,378
Balances December 31, 2007	$42,266	$32,567,085	$56,725,785	$(414,380)	$(1,906,906)	$87,013,850

See Notes to Consolidated Financial Statements

Appendix D-65

MutualFirst Financial, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2006 and 2005

		(As Restated)
	2007	2006	2005
Operating Activities
Net income	$4,226,142	$4,756,515	$6,452,182
Items not requiring (providing) cash
Provision for loan losses	2,240,000	2,068,000	1,775,000
ESOP shares earned	583,378	665,001	724,456
RRP shares earned	21,056	150,564	256,500
Depreciation and amortization	2,554,786	2,863,255	2,643,167
Deferred income tax	(758,000)	(192,509)	376,614
Loans originated for sale	(24,427,954)	(25,124,598)	(12,445,397)
Proceeds from sales of loans held for sale	24,262,686	26,303,525	13,564,331
(Gains) losses on sales of loans	(390,778)	669,389	(228,174)
Tax benefit on stock options and RRP shares	(3,382)	(45,400)	(155,000)
Change in
Interest receivable	(70,746)	275,770	(443,527)
Other assets	81,102	(1,216,116)	(941,473)
Interest payable	638,031	205,881	396,568
Other liabilities	825,515	433,669	395,216
Cash value of life insurance	(1,230,000)	(1,075,403)	(955,000)
Other adjustments	434,930	939,706	656,088
Net cash provided by operating activities	8,986,766	11,677,249	12,071,551
Investing Activities
Net change in interest earning deposits	193,000	—	—
Purchases of securities available for sale	(7,810,905)	(5,658,192)	(10,263,230)
Proceeds from maturities and paydowns of securities available for sale	4,357,422	3,946,193	7,264,794
Proceeds from sales of securities available for sale	802,748	395,949	13,399,931
Net change in loans	(2,214,872)	(6,082,431)	(35,099,134)
Proceeds from sales of loans transferred to held for sale	—	23,442,643	—
Purchases of premises and equipment	(2,146,757)	(2,752,106)	(2,431,451)
Proceeds from real estate owned sales	1,314,027	1,126,224	538,342
Cash received (paid) in acquisition, net	(515,257)	3,894,267	(9,349,563)
Other investing activities	100,671	1,350,350	(385,996)
Net cash provided by (used in) investing activities	(5,919,923)	19,662,897	(36,326,307)
Financing Activities
Net change in
Noninterest-bearing, interest-bearing demand and savings deposits	(543,777)	15,877,096	(21,457,623)
Certificates of deposits	(36,407,524)	(9,399,360)	29,713,925
Repayment of note payable	(433,760)	(419,506)	(424,005)
Proceeds from FHLB advances	466,550,000	514,450,000	425,300,000
Repayment of FHLB advances	(432,014,627)	(542,731,831)	(400,301,792)
Proceeds from other short-term borrowings	3,907,394	—	—
Net change in advances by borrowers for taxes and insurance	(369,852)	(3,925)	259,064
Stock repurchased	(2,793,272)	(4,935,484)	(4,818,841)
Proceeds from stock options exercised	208,613	687,300	759,091
Tax benefit on stock options and RRP shares	3,382	45,400	155,000
Cash dividends	(2,440,121)	(2,359,547)	(2,308,856)
Net cash provided by (used in) financing activities	(4,333,544)	(28,789,857)	26,875,963
Net Change in Cash and Cash Equivalents	(1,266,701)	2,550,289	2,621,207
Cash and Cash Equivalents, Beginning of Year	24,914,872	22,364,583	19,743,376
Cash and Cash Equivalents, End of Year	$23,648,171	$24,914,872	$22,364,583
Additional Cash Flows Information
Interest paid	$31,589,021	$29,684,516	$20,571,776
Income tax paid	445,000	1,225,000	2,502,366
Transfers from loans to foreclosed real estate	1,970,782	1,484,766	2,048,232
Mortgage servicing rights capitalized	241,131	437,194	134,710

See Notes to Consolidated Financial Statements

Appendix D-66

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of MutualFirst Financial, Inc. (Company) and its wholly owned subsidiary, Mutual Federal Savings Bank (Bank) and the Bank’s wholly owned subsidiaries, First MFSB Corporation and Mutual Federal Investment Company and the wholly owned subsidiary of Mutual Federal Investment Company, Mutual Federal REIT, Inc., conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates mortgage, consumer and commercial loans and receives deposits from customers located primarily in north central Indiana. The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. First MFSB Corporation sells various insurance products and Mutual Federal Investment Company invests in various investment securities and loans through Mutual Federal REIT, Inc.

Consolidation - The consolidated financial statements include the accounts of the Company, the Bank, and the Bank’s subsidiaries, after elimination of all material intercompany transactions.

Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Investment Securities - Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Appendix D-67

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days are not considered impaired. Certain significant nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual maturity of the loans.

Allowance for loan losses is maintained to absorb loan losses based on management’s continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. The allowance is increased by the provision for loan losses, which is charged against current period operating results. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2007, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 50 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Appendix D-68

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula and is carried at cost.

Mortgage servicing rights on originated loans that have been sold are recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage servicing rights is based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair values.

Investment in limited partnerships is recorded primarily on the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with the Bank.

Earnings per share is computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOP shares and RRP shares which have not vested have been excluded from the computation of average shares outstanding.

Reclassifications of certain amounts in the 2006 and 2005 consolidated financial statements have been made to conform to the 2007 presentation.

Stock Options are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment . At December 31, 2007, the Company has a stock-based employee compensation plan, which is described more fully in Note 19. Prior to 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25,  Accounting for Stock Issued to Employees , and related Interpretations. Accordingly, in 2005, no stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock at the grant date.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R The Company selected the modified prospective application. Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled.

Appendix D-69

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

During the period ended December 31, 2005, the Company accelerated the vesting of options previously granted, and the vesting period for the 2005 grants was established so that those grants would be fully vested by year-end. The term of the acceleration is such that no expense will be recognized by the Company on those grants, although it will continue to report the impact of the acceleration in its proforma disclosures of the earnings per share.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards No. 123,  Share-Based Payment  (SFAS 123).

2005
Net income, as reported	$6,452
Less: Stock-based employee compensation cost determined under the fair value method, net of income taxes	(164)

Pro forma net income	$6,288

Earnings per share
Basic - as reported	$1.49
Basic - pro forma	1.45
Diluted - as reported	1.45
Diluted - pro forma	1.42

Future Accounting Pronouncements. On September 6, 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157,  Fair Value Measurements . SFAS 157 clarifies the fair value measurement objective, its application in GAAP and establishes a framework that builds on current practice and requirements. The framework simplifies and, where appropriate, codifies the similar guidance in existing pronouncements and applies broadly to financial and non-financial assets and liabilities. The Statement clarifies the definition of fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, known as an exit-price definition of fair value. It also provides further guidance on the valuation techniques to be used in estimating fair value. Current disclosures about the use of fair value to measure assets and liabilities are expanded in this Statement. The disclosures focus on the methods used for fair value measurements and apply whether the assets and liabilities are measured at fair value in all periods, such as trading securities, or in only some periods, such as impaired assets. The Statement is effective for all financial statements issued for fiscal years beginning after November 15, 2007 as well as for interim periods within such fiscal years. FASB Staff Position (FSP), FSP FAS 157-2, delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of this Statement and the related FSP on its financial statements.

Appendix D-70

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities  -  Including an Amendment of FASB Statement No. 115 . SFAS 159 allows companies to report selected financial assets and liabilities at fair value. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately in the balance sheet.  The main intent of the Statement is to mitigate the difficulty in determining reported earnings caused by a “mixed-attribute model” (or reporting some assets at fair value and others using a different valuation attribute such as amortized cost). The project is separated into two phases. This first phase addresses the creation of a fair value option for financial assets and liabilities.  A second phase will address creating a fair value option for selected non-financial items. SFAS 159 is effective for all financial statements issued for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact of this Statement on its financial statements.

Note 2: Impact of Recently Adopted Accounting Pronouncements

The Company or one of its subsidiaries files income tax returns in U.S. federal and Indiana jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2004.

The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48),  Accounting for Uncertainty in Income Taxes  - an interpretation of FASB Statement No. 109, on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of FIN 48, the Company did not identify any material uncertain tax positions that it believes should be recognized in the financial statements.

In accordance with Staff Accounting Bulletin 108, the Company made an adjustment to the 2006 financial statements to correct an error that had previously been considered immaterial. The error arose in 2001 as the Company recognized accretion relating to negative goodwill that had been allocated as a pro rata reduction of an investment in low income housing partnership. Related to this and subsequent to 2001, the Company recognized its portion of losses on the investment although due to the allocation of negative goodwill, the investment had no book value. The error was $559,000 and is shown as a cumulative effect of adopting SAB No. 108 in the consolidated statements of stockholders’ equity.

Appendix D-71

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 3: Restatement

In the 2006 statement of cash flows, the Company had accounted for all loan sale activity as operating activities. Management has now determined that, in accordance with Statement of Financial Accounting Standards (SFAS) No. 102, Statement of Cash Flows, Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale , sales of loans initially originated by the Company for retention in its portfolio (as opposed to loans originated for the purpose of resale) must be accounted for in the statement of cash flows as investing activities. As a result, the Company has accounted for its loan sale activities in the statements of cash flows in the manner required by SFAS No. 102 and corrected the classification in the prior period statement to be consistent with this presentation.

The restatement will cause net cash provided by operating activities to decrease, and net cash provided by (used in) investing activities to increase, dollar for dollar, by $23.4 million.  The restatement will have no effect on net cash provided by (used in) financing activities or the net change in cash and cash equivalents for fiscal 2006.  The restatement will have no effect on the Company’s consolidated statements of financial condition, consolidated statements of income or consolidated statements of stockholders’ equity.

The following financial statement line items for fiscal year 2006 were affected by the correction:

	As Restated	As Previously Reported	Effect of Change
Consolidated Statement of Cash Flows
Proceeds from sales of loans held for sale	$26,303,525	$49,746,168	$(23,442,643)
Net cash provided by operating activities	11,677,249	35,119,892	(23,442,643)
Proceeds of loans transferred to held for sale	23,442,643	—	23,442,643
Net cash used in investing activities	19,662,897	(3,779,746)	23,442,643

Note 4: Acquisitions

On August 18, 2006, the Bank acquired three branch offices in Warsaw, Wabash and Winchester, Indiana of Community First Bank and Trust from First Financial Bancorp of Hamilton, Ohio (First Financial). As a result of the acquisition, the Bank will have an opportunity to increase its deposit base and reduce transaction costs. The Bank also expects to reduce costs through economies of scale.

Appendix D-72

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

The aggregate cash received was $3,690,000. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents	$204
Loans	6,502
Premises and equipment	803
Core deposit intangible	313
Goodwill	842
Total assets acquired	8,664
Deposits	12,327
Other liabilities	27
Total liabilities assumed	12,354
Net liabilities assumed	$3,690

The only significant intangible asset acquired was the core deposit base, which has a useful life of approximately ten years and will be amortized using an accelerated method. The $842,000 of goodwill is expected to be deductible for tax purposes ratably over fifteen years.

On September 16, 2005, the Bank acquired substantially all of the assets and assumed essentially all of the liabilities of Fidelity Federal Savings Bank (Fidelity), an affiliate of First Financial. First Financial did not account for Fidelity as a separate operating segment and, therefore, complete financial statements are not available for purposes of presenting proforma disclosures. The results of Fidelity’s operations have been included in the consolidated financial statements since that date. Fidelity is a thrift located in Marion, Indiana. As a result of the acquisition, the Bank will have an opportunity to increase its deposit base and reduce transaction costs. The Bank also expects to reduce costs through economies of scale.

Appendix D-73

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

The aggregate cash purchase price was $20,274,000. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents	$10,924
Investments	12,887
Loans	79,805
Premises and equipment	641
Core deposit intangible	1,011
Goodwill	12,119
Other assets	682
Total assets acquired	118,069
Deposits	75,890
Federal Home Loan Bank advances	21,658
Other liabilities	247
Total liabilities assumed	97,795
Net assets acquired	$20,274

The only significant intangible asset acquired was the core deposit base, which has a useful life of approximately ten years and will be amortized using an accelerated method. The $12,119,000 of goodwill is expected to be deductible for tax purposes ratably over fifteen years.

Note 5: Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2007 was $2,056,000.

Appendix D-74

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 6: Investment Securities Available for Sale

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$2,310	$45	$(3)	$2,352
Collateralized mortgage obligations	8,327	38	(43)	8,322
Federal agencies	500	—	(2)	498
Small Business Administration	108	—	(1)	107
Corporate obligations	16,655	11	(267)	16,399
Marketable equity securities	16,382	—	(468)	15,914
Total investment securities	$44,282	$94	$(784)	$43,592

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$3,146	$30	$(20)	$3,156
Collateralized mortgage obligations	6,860	1	(99)	6,762
Federal agencies	1,001	—	(18)	983
Small Business Administration	116	—	—	116
Corporate obligations	14,332	20	(116)	14,236
Marketable equity securities	16,206	—	(389)	15,817
Total investment securities	$41,661	$51	$(642)	$41,070

Marketable equity securities consist of shares in mutual funds which invest in government obligations and mortgage-backed securities.

Appendix D-75

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2007 and 2006 was $28,308,000 and $30,510,000, which is approximately 65 percent and 74 percent of the Company’s available-for-sale investment portfolio at those dates. These declines primarily resulted from increases in market interest rates. The marketable equity securities consist of units in an adjustable rate mortgage (ARM) fund and were purchased to help the Company’s investment portfolio provide higher levels of current income in rising rate environments. This is due to the adjustable and floating rate securities that comprise the majority of the funds assets. As fixed rate bonds lose value in rising rate environments, the ARM fund is managed to minimize market value declines due to the proclivity of the majority of the fund assets to reset up to market levels in rising rate environments. The unrealized losses the Company is experiencing on the ARM fund were expected in the current rate environment. The ARM fund has consistently followed the same strategy and asset allocation since its inception. When rates start to rise, it is anticipated the fund will reinvest in higher rate mortgage instruments.

Based on evaluation of available evidence, including recent changes in market interest rates, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following tables show our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

	2007
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$—	$—	$270	$(3)	$270	$(3)
Collateralized mortgage obligations	—	—	3,720	(43)	3,720	(43)
Federal agencies	—	—	498	(2)	498	(2)
Small Business Administration	107	(1)	—	—	107	(1)
Corporate obligations	2,730	(231)	5,463	(36)	8,193	(267)
Marketable equity securities	—	—	15,520	(468)	15,520	(468)
Total temporarily impaired securities	$2,837	$(232)	$25,471	$(552)	$28,308	$(784)

Appendix D-76

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

	2006
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$967	$(2)	$458	$(18)	$1,425	$(20)
Collateralized mortgage obligations	907	(2)	4,964	(97)	5,871	(99)
Federal agencies	—	—	983	(18)	983	(18)
Corporate obligations	—	—	7,415	(116)	7,415	(116)
Marketable equity securities	—	—	14,816	(389)	14,816	(389)
Total temporarily impaired securities	$1,874	$(4)	$28,636	$(638)	$30,510	$(642)

The amortized cost and fair value of securities available for sale at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2007
	Amortized Cost	Fair Value
Within one year	$4,506	$4,500
One to five years	2,495	2,474
Five to ten years	—	—
After ten years	10,154	9,923
	17,155	16,897
Mortgage-backed securities	2,310	2,352
Collateralized mortgage obligations	8,327	8,322
Small Business Administration	108	107
Marketable equity securities	16,382	15,914
Totals	$44,282	$43,592

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $16,018,000 and $15,309,000 at December 31, 2007 and 2006.

Proceeds from sales of securities available for sale during 2007, 2006 and 2005 were $803,000, $396,000 and $13,400,000. Gross losses of $0, $0 and $1,000 in 2007, 2006 and 2005 were recognized on those sales.

Appendix D-77

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 7: Loans and Allowance

	2007	2006
Real estate loans
One-to-four family	$429,373	$431,793
Multi-family	3,929	5,073
Commercial	82,116	73,912
Construction and development	13,560	14,451
	528,978	525,229
Consumer loans
Auto	22,917	31,336
Home equity	27,232	30,051
Home improvement	45,156	38,546
Mobile home	992	1,422
Recreational vehicles	77,805	71,321
Boats	47,816	46,311
Other	3,593	3,986
	225,511	222,973
Commercial business loans	56,764	67,476
Total loans	811,253	815,678

Undisbursed loans in process	(3,984)	(5,520)
Unamortized deferred loan costs, net	3,519	3,623
Allowance for loan losses	(8,352)	(8,156)
Net loans	$802,436	$805,625

	2007	2006	2005
Allowance for loan losses
Balances, January 1	$8,156	$8,100	$6,867
Provision for losses	2,240	2,068	1,775
Allowance acquired in acquisition	—	—	1,646
Recoveries on loans	679	291	351
Loans charged off	(2,723)	(2,303)	(2,539)
Balances, December 31	$8,352	$8,156	$8,100

At December 31, 2007 and 2006, accruing loans delinquent 90 days or more totaled $1,421,000 and $0. Non-accruing loans at December 31, 2007 and 2006 were $8,949,000 and $5,569,000.

Appendix D-78

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Impaired loans totaled $9,371,000 and $5,561,000 at December 31, 2007 and 2006, respectively. An allowance for loan losses of $355,000 and $243,000 relates to impaired loans of $752,000 and $723,000 at December 31, 2007 and 2006, respectively. At December 31, 2007, impaired loans of $8,618,000 had no related allowance for loan losses.

Interest of $449,000, $203,000 and $165,000 was recognized on average impaired loans of $9,488,000, $6,288,000 and $6,944,000 for 2007, 2006 and 2005, respectively. Interest of $151,000, $7,000 and $2,000 was recognized on impaired loans on a cash basis during 2007, 2006 and 2005, respectively.

Note 8: Premises and Equipment

	2007	2006
Cost
Land	$5,624	$5,578
Buildings and land improvements	13,609	12,371
Equipment	11,622	11,622
Total cost	30,855	29,571
Accumulated depreciation and amortization	(14,687)	(14,140)
Net	$16,168	$15,431

Note 9: Investment In Limited Partnerships

	2007	2006
Pedcor Investments 1990-XI (19.79 percent ownership)	$—	$5
Pedcor Investments 1990-XIII (99.00 percent ownership)	625	626
Pedcor Investments 1997-XXVIII (99.00 percent ownership)	2,309	2,474
Pedcor Investments 1997-XXIX (99.00 percent ownership)	—	—
Pedcor Investments 2001-LI (9.90 percent ownership)	312	356
	$3,246	$3,461

Appendix D-79

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

The limited partnerships build, own and operate apartment complexes. The Company records its equity in the net income or loss of the limited partnerships based on the Company’s interest in the partnerships. The Company recorded income (loss) from these limited partnerships of $(100,000), $(181,000) and $135,000 for 2007, 2006 and 2005. In addition, the Company has recorded the benefit of low income housing credits of $811,000, $801,000 and $811,000 for 2007, 2006 and 2005. Combined financial statements for the limited partnerships recorded under the equity method of accounting are as follows:

	2007	2006
Combined condensed balance sheets
Assets
Cash	$179	$219
Land and property	29,243	30,092
Other assets	1,642	930
Total assets	$31,064	$31,241
Liabilities
Notes payable	$28,228	$28,323
Other liabilities	847	1,081
Total liabilities	29,075	29,404
Partners' equity (deficit)
General partners	(2,885)	(2,946)
Limited partners	4,874	4,783
Total partners’ equity	1,989	1,837
Total liabilities and partners' equity	$31,064	$31,241

	2007	2006	2005
Combined condensed statements of operations
Total revenue	$4,007	$3,400	$3,114
Total expenses	(4,647)	(4,293)	(3,832)
Net loss	$(640)	$(893)	$(718)

Appendix D-80

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 10: Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006, were:

	2007	2006
Balance as of January 1	$13,787	$12,927
Goodwill acquired during the year	401	860
Impairment losses	—	—
Goodwill written off related to sales of branches	—	—
Balance as of December 31	$14,188	$13,787

The increase in goodwill in 2007 was the result of an immaterial acquisition.

Note 11: Deposits

	2007	2006
Noninterest-bearing demand	$47,172	$47,142
Interest-bearing demand	117,863	107,963
Savings	50,388	55,750
Money market savings	22,664	27,788
Certificates and other time deposits of $100,000 or more	127,277	149,452
Other certificates	301,043	315,264
Total deposits	$666,407	$703,359

Certificates including other time deposits of $100,000 or more maturing in years ending December 31:

2008	$362,526
2009	32,291
2010	20,569
2011	5,973
2012	6,889
Thereafter	72
$428,320

Appendix D-81

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 12: Federal Home Loan Bank Advances

Maturities Years Ending December 31
2008	$81,421
2009	48,840
2010	50,386
2011	683
2012	5,600
Thereafter	4,745
$191,675

At December 31, 2007, the Company has pledged $427,845,000 in qualifying first mortgage loans and investment securities as collateral for advances and outstanding letters of credit. Advances, at interest rates from 2.92 to 7.33 percent at December 31, 2007, are subject to restrictions or penalties in the event of prepayment.

Note 13: Other Borrowings

The Company has a $3,000,000 revolving line of credit from LaSalle Bank expiring in February 2008. At December 31, 2007 and 2006, the Company had $497,000 and $0 borrowed against this line, respectively. The line is collateralized by the Bank’s stock. Interest is payable quarterly and is either based on the lender’s prime rate or the three month LIBOR rate plus 165 basis points. At December 31, 2007, the interest rate was 6.81%, which was based on the three month LIBOR rate.

The Bank reclassified $3,411,000 as of December 31, 2007, due to an overdraft at the Federal Home Loan Bank of Indianapolis.

Note 14: Notes Payable

The Bank has a noninterest-bearing, unsecured term note payable to Pedcor Investments 1997-XXVIII, L.P. of $1,073,000 and $1,339,000 at December 31, 2007 and 2006 payable in semiannual installments through January 1, 2010. At December 31, 2007 and 2006, the Bank was obligated under an irrevocable direct pay letter of credit for the benefit of a third party in the amount of $1,038,000 and $1,254,000, respectively, relating to this note and the financing for an apartment project by Pedcor Investments 1997-XXVIII L.P.

Appendix D-82

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

The Bank also has a noninterest-bearing, unsecured term note payable to Pedcor Investments 1997-XXIX, L.P. The note, which is payable in annual installments through August 15, 2008, had a balance of $50,000 and $218,000 at December 31, 2007 and 2006.

Maturities Years Ending December 31
2008	$408
2009	421
2010	226
$1,055

Note 15: Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans consist of the following:

	2007	2006	2005
Loans serviced for
Freddie Mac	$137,973	$139,571	$103,279
Fannie Mae	1,936	3,180	4,155
Federal Home Loan Bank	33,998	25,914	24,379
Other investors	4,757	7,708	9,096
	$178,664	$176,373	$140,909

The aggregate fair value of capitalized mortgage servicing rights is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type and interest rates. The fair value of mortgage servicing rights at December 31, 2007 was $1,629,000.

	2007	2006	2005
Mortgage Servicing Rights
Balances, January 1	$1,261	$1,175	$1,375
Servicing rights capitalized	241	437	135
Servicing rights acquired	—	—	52
Amortization of servicing rights	(376)	(351)	(387)
	1,126	1,261	1,175
Valuation allowance	—	—	—
Balances, December 31	$1,126	$1,261	$1,175

Appendix D-83

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Activity in the valuation allowance for mortgage servicing right was as follows:

	2007	2006	2005
Balance, beginning of year	$—	$—	$180
Additions	—	—	43
Reductions	—	—	(223)
Balances, end of year	$—	$—	$—

Note 16: Income Tax

	2007	2006	2005
Income tax expense
Currently payable
Federal	$1,012	$960	$1,527
State	42	260	497
Deferred
Federal	(691)	(279)	231
State	(67)	87	146
Total income tax expense	$296	$1,028	$2,401
Reconciliation of federal statutory to actual tax expense
Federal statutory income tax at 34%	$1,537	$1,967	$3,010
Effect of state income taxes	(17)	229	424
Low income housing credits	(811)	(801)	(811)
Tax-exempt income	(525)	(459)	(384)
Other	112	92	162
Actual tax expense	$296	$1,028	$2,401
Effective tax rate	6.50%	17.8%	27.1%

Appendix D-84

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

The components of the deferred asset included on the balance sheets are as follows:

	2007	2006
Assets
Unrealized loss on securities available for sale	$276	$236
Allowance for loan losses	3,108	2,894
Deferred compensation	2,858	2,724
Business tax and AMT credit carryovers	1,936	1,577
Other	789	825
Total assets	8,967	8,256
Liabilities
Depreciation and amortization	(951)	(881)
FHLB stock	(510)	(510)
State income tax	(199)	(176)
Loan fees	(387)	(466)
Investments in limited partnerships	(1,279)	(1,324)
Mortgage servicing rights	(467)	(523)
Total liabilities	(3,793)	(3,880)
	$5,174	$4,376

The Company has unused business income tax credits of $1,763,000 that begin to expire in 2025. In addition, the Company has an AMT credit carryover of $173,000 with an unlimited carryover period.

Retained earnings include approximately $14,743,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,013,000.

Appendix D-85

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 17: Other Comprehensive Income (Loss)

	2007
	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
Unrealized losses on securities
Unrealized holding losses arising during the year	$(99)	$39	$(60)
Less: reclassification adjustment for losses realized in net income	—	—	—

Net unrealized losses	$(99)	$39	$(60)

	2006
	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized gains on securities
Unrealized holding gains arising during the year	$33	$(13)	$20
Less: reclassification adjustment for losses realized in net income	—	—	—

Net unrealized gains	$33	$(13)	$20

	2005
	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
Unrealized losses on securities
Unrealized holding losses arising during the year	$(475)	$188	$(287)
Less: reclassification adjustment for losses realized in net income	(1)	—	(1)

Net unrealized losses	$(474)	$188	$(286)

Note 18: Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statements of financial condition.

Appendix D-86

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	2007	2006	2005
Loan commitments	$93,662	$82,146	$73,609
Standby letters of credit	4,160	6,492	7,157

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Company and Bank are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

The Company has entered into employment agreements with certain officers that provide for the continuation of salary and certain benefits for a specified period of time under certain conditions. Under the terms of the agreement, these payments could occur in the event of a change in control of the Company, as defined, along with other specific conditions.

Note 19: Stockholders’ Equity

The Company is not subject to any regulatory restrictions on the payment of dividends to its stockholders.

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the previous two calendar years. At December 31, 2007, the Bank had no regulatory approval to pay dividends to the Company.

Appendix D-87

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 20: Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 risk-based capital, and core leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity’s activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank’s operations. At December 31, 2007 and 2006, the Bank was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2007 that management believes have changed the Bank’s classification.

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		Required for Adequate Capital		To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total risk-based capital (to risk-weighted assets)	$77,968	10.9%	$57,236	8.0%	$71,546	10.0%
Tier 1 risk-based capital (to risk-weighted assets)	70,440	9.9%	28,618	4.0%	42,927	6.0%
Core capital (to adjusted total assets)	70,440	7.5%	28,339	3.0%	47,231	5.0%
Core capital (to adjusted tangible assets)	70,440	7.5%	18,892	2.0%	N/A	N/A
Tangible capital (to adjusted total assets)	70,440	7.5%	14,169	1.5%	N/A	N/A
As of December 31, 2006
Total risk-based capital (to risk-weighted assets)	$76,615	10.5%	$58,410	8.0%	$73,012	10.0%
Tier 1 risk-based capital (to risk-weighted assets)	69,007	9.5%	29,205	4.0%	43,807	6.0%
Core capital (to adjusted total assets)	69,007	7.3%	28,311	3.0%	47,185	5.0%
Core capital (to adjusted tangible assets)	69,007	7.3%	18,874	2.0%	N/A	N/A
Tangible capital (to adjusted total assets)	69,007	7.3%	14,156	1.5%	N/A	N/A

Appendix D-88

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 21: Employee Benefits

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The contributions are discretionary and determined annually. The Company matches employees' contributions at the rate of 50 percent for the first $600 of participant contributions to the 401(k) and made a contribution to the plan of 3 percent of qualified compensation. The Company’s expense for the plan was $330,000, $250,000 and $310,000 for 2007, 2006 and 2005.

The Company has a supplemental retirement plan and deferred compensation arrangements for the benefit of certain officers. The Company also has deferred compensation arrangements with certain directors whereby, in lieu of currently receiving fees, the directors or their beneficiaries will be paid benefits for an established period following the director’s retirement or death. These arrangements are informally funded by life insurance contracts which have been purchased by the Company. The Company records a liability for these vested benefits based on the present value of future payments. The Company’s expense for the plan was $682,000, $683,000 and $618,000 for 2007, 2006 and 2005.

The Company has an ESOP covering substantially all of its employees. At December 31, 2007, 2006 and 2005, the Company had 190,706, 222,492 and 254,275 unearned ESOP shares with a fair value of $2,658,000, $4,717,000 and $5,594,000. Shares are released to participants proportionately as ESOP debt is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan. Compensation expense is recorded equal to the fair market value of the stock committed-to-be-released when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. Expense under the ESOP for 2007, 2006 and 2005 was $583,000, $665,000 and $724,000. The following table provides information on ESOP shares at December 31.

	2007	2006	2005
Allocated shares	207,274	186,637	159,761
Suspense shares	190,709	222,492	254,275
Committed-to-be released shares	31,783	31,783	31,783

The Company has a Recognition and Retention Plan (RRP) for the award of up to 232,784 shares of the common stock of the Company to directors and executive officers. Common stock awarded under the RRP vests ratably over a three or five-year period commencing with the date of the grants. Expense recognized on the vested shares totaled approximately $21,000, $151,000 and $257,000 in 2007, 2006 and 2005.

Appendix D-89

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

A summary of the status of the Company’s RRP shares as of December 31, 2007 and changes during the year then ended, is presented below:

	2007
	Shares	Weighted- Average Grant-Date Fair Value
RRP, beginning of year	14,751	$25.66
Granted	—	—
Vested	4,917	25.66
Forfeited	—	—
RRP, end of year	9,834	$25.66

As of December 31, 2007 and 2006, there was $21,000 and $42,000 of total unrecognized compensation cost related to RRP share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 0.5 years. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005, was $99,000, $119,000 and $118,000, respectively.

Appendix D-90

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 22: Stock Option Plan

Under the Company’s stock option plan, which has been accounted for in accordance with FAS 123(R), Share-Based Payments  and related interpretations, the Company grants selected executives and other key employees and directors incentive and non-qualified stock option awards which vest and become fully exercisable at the discretion of the stock option committee as the options are granted. The Company is authorized to grant options for up to 581,961 shares of the Company’s common stock. Under certain provisions of the plan, the number of shares available for grant may be increased without shareholder approval by the amount of shares surrendered as payment of the exercise price of the stock option and by the number of shares of common stock of the Company that could be repurchased by the Company using proceeds from the exercise of stock options. The following is a summary of the status of the Company’s stock option plan and changes in that plan for 2007.

	2007
Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding, beginning of year	401,025	$16.85
Granted	—	—
Exercised	(15,412)	13.54
Forfeited/expired	—	—
Outstanding, end of year	385,613	$16.98	6.8 years	$—
Options exercisable at year end	385,613

The weighted-average grant-date fair value of options granted during the year 2005 was $3.34. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005, was $79,000, $311,000 and $540,000, respectively.

Cash received from options exercised under all share-based payment arrangements for years ended December 31, 2007, 2006 and 2005 was $209,000, $687,000 and $759,000, respectively. The actual tax benefit realized for the tax deductions from options exercised and RRP shares vested totaled $3,000, $45,000 and $155,000, respectively, for the years ended December 31, 2007, 2006 and 2005.

Appendix D-91

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

2005
Risk-free interest rates	4.25%
Dividend yields	2.35%
Volatility factors of expected market price of common stock	9.30%
Weighted-average expected life of the options	8 years

Note 23: Stock Repurchase Plan

On December 22, 2004, the Company announced that its Board of Directors approved a stock repurchase program for up to 471,000 of the outstanding common shares of the Company. As of December 31, 2007, the Company had purchased 471,000 shares under the program.

On September 12, 2007, the Company announced that its Board of Directors approved a stock repurchase program for up to 215,000 of the outstanding common shares of the Company. Shares may be purchased from time to time in the open market and in large block privately negotiated transactions. The Company is not obligated to purchase any shares under the program, and the program may be discontinued at any time before the maximum number of shares specified by the program are purchased. As of December 31, 2007, the Company had purchased 71,402 shares under the program.

Note 24: Earnings Per Share

Earnings per share were computed as follows:

	2007
	Income	Weighted- Average Shares	Per-Share Amount
Basic Earnings Per Share
Income available to common stockholders	$4,226	4,103,940	$1.03
Effect of Dilutive Securities
Stock options		47,233
Diluted Earnings Per Share
Income available to common stockholders and assumed conversions	$4,226	4,151,173	$1.02

Appendix D-92

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

	2006
	Income	Weighted- Average Shares	Per-Share Amount
Basic Earnings Per Share
Income available to common stockholders	$4,757	4,196,059	$1.13
Effect of Dilutive Securities
Stock options		77,980
Diluted Earnings Per Share
Income available to common stockholders and assumed conversions	$4,757	4,274,039	$1.11

	2005
	Income	Weighted- Average Shares	Per-Share Amount
Basic Earnings Per Share
Income available to common stockholders	$6,452	4,328,965	$1.49
Effect of Dilutive Securities
Stock options		110,721
Diluted Earnings Per Share
Income available to common stockholders and assumed conversions	$6,452	4,439,686	$1.45

Options to purchase 91,000 and 75,000 shares of common stock at $25.02 and $25.66 per share, respectively, were outstanding at December 31, 2007 and 2006, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Note 25: Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Appendix D-93

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Investment and Mortgage-Backed Securities - Fair values are based on quoted market prices.

Loans Held For Sale - Fair values are based on quoted market prices.

Loans - The fair value for loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest Receivable/Payable - The fair values of interest receivable/payable approximate carrying values.

Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances - The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt for periods comparable to the remaining terms to maturity of these advances.

Other Borrowings - The fair value of these borrowings approximate carrying values.

Notes Payable - The fair value of this note is estimated using a discount calculation based on current rates.

Advances by Borrowers for Taxes and Insurance - The fair value approximates carrying value.

Off-Balance Sheet Commitments - Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair values of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The carrying amounts of these investments are reasonable estimates of the fair value of these financial statements.

Appendix D-94

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

The estimated fair values of the Company’s financial instruments are as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$23,648	$23,648	$24,915	$24,915
Securities available for sale	43,592	43,592	41,070	41,070
Loans held for sale	1,645	1,662	1,330	1,338
Loans	802,436	808,387	805,625	799,030
Stock in FHLB	10,037	10,037	9,938	9,938
Interest receivable	3,693	3,693	3,622	3,622
Liabilities
Deposits	666,407	666,986	703,359	700,518
FHLB advances	191,675	194,854	157,425	157,802
Other borrowings	3,907	3,907	—	—
Notes payable	1,055	994	1,427	1,268
Interest payable	2,467	2,467	1,829	1,829
Advances by borrowers for taxes and insurance	1,464	1,464	1,834	1,834
Off-balance sheet commitments	—	—	—	—

Appendix D-95

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 26: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	2007	2006
Assets
Cash on deposit with Bank	$25	$1,631
Cash on deposit with others	26	118
Total cash	51	1,749
Investment in certificate of deposits	—	100
Investment in common stock of Bank	86,507	84,099
Investment in affiliate	800	1,016
Deferred and current income tax	143	381
Other assets	9	8
Total assets	$87,510	$87,353
Liabilities - other	$496	$89
Stockholders' Equity	87,014	87,264
Total liabilities and stockholders' equity	$87,510	$87,353

Appendix D-96

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Condensed Statements of Income

	2007	2006	2005
Income
Interest income from Bank	$29	$111	$50
Interest income from loans	—	—	—
Dividends from Bank	2,200	—	12,500
Other income	56	317	20
Total income	2,285	428	12,570
Expenses	383	368	345
Income before income tax and equity in undistributed income of the Bank	1,902	60	12,225
Income tax benefit	(118)	(8)	(108)
Income before equity in undistributed income of the Bank	2,020	68	12,333
Equity in undistributed income of the Bank	2,206	4,689	(5,881)
Net Income	$4,226	$4,757	$6,452

Appendix D-97

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Condensed Statements of Cash Flows

	2007	2006	2005
Operating Activities
Net income	$4,226	$4,757	$6,452
Item not requiring cash
ESOP shares earned	583	665	724
Deferred income tax benefit		26	17
Distributions in excess of income (equity in undistributed income) of Bank	(2,206)	(4,689)	5,881
Tax benefit on stock options and RRP shares	(3)	(45)	(155)
Other	623	(300)	390
Net cash provided by operating activities	3,223	414	13,309
Investing Activities
Purchase of certificate of deposit	—	—	(100)
Maturity of certificate of deposit	100	—	—
Net cash provided by (used in) investing activities	100	—	(100)
Financing Activities
Stock repurchased	(2,793)	(4,935)	(4,819)
Cash dividends	(2,440)	(2,360)	(2,309)
Proceeds from stock options exercised	209	687	759
Tax benefit on stock options and RRP shares	3	45	155
Net cash used in financing activities	(5,021)	(6,563)	(6,214)
Net Change in Cash	(1,698)	(6,149)	6,995
Cash, Beginning of Year	1,749	7,898	903
Cash, End of Year	$51	$1,749	$7,898

Appendix D-98

MutualFirst Financial, Inc.
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(Table Dollar Amounts in Thousands, Except Share and Per Share Data)

Note 27: Quarterly Results of Operations (Unaudited)

Quarter Ended	Interest Income	Interest Expense	Net Interest Income	Provision for Loan Losses	Net Income	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
2007
March	$13,809	$7,814	$5,995	$332	$1,044	$0.25	$0.25
June	14,056	7,941	6,115	533	1,129	0.27	0.27
September	14,128	8,277	5,851	532	1,161	0.28	0.28
December	14,380	8,195	6,185	843	892	0.22	0.22
Total	$56,373	$32,227	$24,146	$2,240	$4,226	1.03	1.02
2006
March	$13,589	$6,557	$7,032	$393	$1,562	$.37	$.36
June	13,912	7,158	6,754	525	1,348.32		.31
September	14,335	7,991	6,344	525	1,144.27		.27
December	14,284	8,184	6,100	625	703.17		.17
Total	$56,120	$29,890	$26,230	$2,068	$4,757	1.13	1.11

Note 28: Subsequent Event

On January 7, 2008, the Company entered into a definitive agreement to purchase MFB Financial. The Company will pay approximately $50 million in stock and cash for the net assets, subject to adjustments, representing MFB Financial’s operations. The purchase has not yet received all the required regulatory approval, but assuming approval, the purchase is expected to be completed in July 2008.

Appendix D-99

Item 9. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

An evaluation of our disclosure controls and procedures (as defined in Section 13(a)-14(c) of the Securities Exchange Act of 1934 (the “Exchange Act”)) as of December 31, 2007, was carried out under the supervision and with the participation of the our Chief Executive Officer, Principal Financial Officer and several other members of our senior management within the 90-day period preceding the filing date of this annual report. Our Chief Executive Officer and Principal Financial Officer concluded that, as of December 31, 2007, our disclosure controls and procedures were effective in ensuring that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is (i) accumulated and communicated to our management (including our Chief Executive Officer and Principal Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

There were no changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) under the Act) that occurred during the quarter ended December 31, 2007, that have materially affected, or as reasonably likely to materially affect, our internal control over financial reporting. The annual report of management on the effectiveness of internal control over financial reporting and the attestation report thereon issued by our independent registered public accounting firm are set forth below under “Management’s Report on Internal Control Over Financial Reporting” and “Report of the Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.”

We do not expect that our disclosure controls and procedures will prevent all error and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within  MutualFirst  have been detected. These inherent limitations include the realities that judgment in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any control procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control procedure, misstatements due to error or fraud may occur and not be detected.

Management’s Report on Internal Control over Financial Reporting

The management of MutualFirst Financial, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance to the Company’s management and board of directors regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Appendix D-100

The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in  Internal Control-Integrated Framework . Based on our assessment, we believe that, as of December 31, 2007, the Company’s internal control over financial reporting was effective based on those criteria.

Appendix D-101

The Company’s independent auditors have issued an audit report on our assessment of internal control over financial reporting as of December 31, 2007. This report is included in this Form 10-K. See “Report of Independent Registered Public Accounting Firm,” which follows this report.

Date: March 13, 2008	By:	/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer

	By:	/s/ Timothy J. McArdle
Timothy J. McArdle
Treasurer and Chief Financial Officer

Appendix D-102

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
MutualFirst Financial, Inc.
Muncie, Indiana

We have audited MutualFirst Financial, Inc’s internal control over financial reporting as of December 31, 2007, based on criteria established in  Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) . The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Appendix D-103

In our opinion, MutualFirst Financial, Inc. has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in  Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) .

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of  MutualFirst  Financial, Inc. and our report dated March 7, 2008 expressed an unqualified opinion thereon.

/s/BKD, LLP

BKD, LLP

Indianapolis, Indiana
March 7, 2008

Item 9B. Other Information

None.

Appendix D-104

PART III

Item 10. Directors, Executive Officers and Corporate Governance

Directors

Information concerning the Company’s directors is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in June 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

Executive Officers

Information concerning the executive officers of the Company who are directors is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in June 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

The business experience for at least the past five years for each of our executive officers who do not serve as directors is set forth below.

John H. Bowles. Age 62 years. Mr. Bowles is Senior Vice President of Investment and Private Banking, a position he has held since November 2004. Prior to 2004, he was president of Star Financial Bank/NewCastle Region from 1987 to 2004.

Steven R. Campbell. Age 64 years. Mr. Campbell is Senior Vice President of Mutual Federal’s Corporate Products and Services Division, a position he has held since 1991. He has been employed by Mutual Federal since 1984.

Timothy J. McArdle. Age 57 years. Mr. McArdle, a certified public accountant, has served as Senior Vice President and Chief Financial Officer of Mutual Federal since 1995, and Treasurer of Mutual Federal since 1986. He also serves as Senior Vice President, Treasurer and Controller of  MutualFirst  Financial. He has been employed by Mutual Federal since 1981.

Stephen C. Selby. Age 62 years. Since 1995, Mr. Selby has served as Senior Vice President of the Operations Division at Mutual Federal. Prior to 1995, he served as Vice President of the Operations Division for nine years. Mr. Selby has served in various other capacities at Mutual Federal since 1964.

Appendix D-105

Audit Committee Matters and Audit Committee Financial Expert

The Board of Directors of the Company has a standing Audit/Compliance Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of that committee are Directors Linn A. Crull (Chairman), Wilbur R. Davis, Edward J. Dobrow, Jerry D. McVicker and James D. Rosema, all of whom are considered independent under applicable Nasdaq listing standards. The Board of Directors has determined that Mr. Crull is an “audit committee financial expert” as defined in applicable SEC rules. Additional information concerning the audit committee of the Company’s Board of Directors is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in April 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Code of Ethics

The Company adopted a written Code of Ethics based upon the standards set forth under Item 406 of Regulation S-K of the Securities Exchange Act. The Code of Ethics applies to all of the Company’s directors, officers and employees. A copy of the Company’s Code of Ethics was filed with the SEC as Exhibit 14 to the Annual Report on Form 10-K for the year ended December 31, 2003. You may obtain a copy of the Code of Ethics is available on our website at www.mfsbank.com at “Resource Center – About Us – Code of Ethics,” or free of charge from the Company by writing to our Corporate Secretary at  MutualFirst  Financial, Inc., 110 E. Charles Street, Muncie, Indiana 47305-2419 or by calling (765) 747-2800.

Nomination Procedures

There have been no material changes to the procedures by which stockholders may recommend nominees to the Company’s Board of Directors.

Item 11. Executive Compensation

Information concerning executive compensation is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in June 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

Appendix D-106

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in June 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

Equity Compensation Plan Information. The following table summarizes our equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	385,613	$16.98	161

Equity compensation plans not approved by security holders	—	—	—
____________________
(1) Includes 161 shares available for future grants under MutualFirst Financial, Inc’s stock option plan.

Item 13. Certain Relationships and Related Transactions

Information concerning certain relationships and related transactions, our independent directors and our audit and nominating committee charters is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in June 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

Item 14. Principal Accountant Fees and Services

Information concerning principal accountant fees and services is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in June 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year

Appendix D-107

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a)(1) List of Financial Statements

The following are contained in Item 8 of this Form 10-K:

Annual Report Section
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets at December 31, 2007 and 2006
Consolidated Statements of Income for the Years Ended December 31, 2007, 2006 and 2005
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2007, 2006 and 2005
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005
Notes to Consolidated Financial Statements, December 31, 2007, 2006 and 2005

(a)(2) List of Financial Statement Schedules:

All financial statement schedules have been omitted as the information is not required under the related instructions or is not applicable.

Appendix D-108

(a)(3) List of Exhibits:

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit Number Attached Hereto
2.1	Agreement and Plan of Merger, dated as of January 7, 2008, by and among MutualFirst Financial, Inc., MutualFirst Acquisition Corp. and MFB Corp.	#
3(i)	Articles of Incorporation	*
3(ii)	Amended Bylaws	++
4	Instruments defining the rights of security holders, including indentures: Form of MutualFirst Financial, Inc. Common Stock Certificate	*

9	Voting Trust Agreement	None
10	Material contracts:
	Employment Agreement with David W. Heeter	+++
	Employment Agreement with Patrick C. Botts	+++
	Employment Agreement with Timothy J. McArdle	**
	Form of Supplemental Retirement Plan Income Agreements for R. Donn Roberts, Steven Campbell, Patrick C. Botts, David W. Heeter, Timothy J. McArdle and Stephen C. Selby	**

	Form of Director Shareholder Benefit Program, as amended, for Steven L. Banks Form of Executive Shareholder Benefit Program Agreement, as amended, for Steven L. Banks	++ ++ ++

Form of Director Shareholder Benefit Program Agreement, as amended, for Jerry D. McVicker

	Form of Agreements for Executive Deferred Compensation Plan for R. Donn Roberts, Patrick C. Botts, Steven Campbell, David W. Heeter, Timothy J. McArdle and Stephen C. Selby	**
	Registrant’s 2001 Stock Option and Incentive Plan	***
	Registrant’s 2001 Recognition and Retention Plan	***
	Named Executive Officer Salary and Bonus Arrangements for 2008	10.1
	Director Fee Arrangements for 2008	10.2
	Director Deferred Compensation Plan	##
11	Statement re computation of per share earnings	None
12	Statements re computation of ratios	None
14	Code of Ethics	+++
16	Letter re change in certifying accountant	None
18	Letter re change in accounting principles	None
21	Subsidiaries of the registrant	21
22	Published report regarding matters submitted to vote of security holders	None
23	Consents of Experts and Counsel	23
24	Power of Attorney	None
31.1	Rule 13(a)-14(a) Certification (Chief Executive Officer)	31.1
31.2	Rule 13(a)-14(a) Certification (Chief Financial Officer)	31.2
32	Section 1350 Certification	32

#
Filed as an exhibit to the Company’s Form 8-K filed on January 8, 2008 (File No. 000-27905). Such previously filed document is incorporated herein by reference in accordance with Item 601 of Regulation S-K.

Appendix D-109

*
Filed as an exhibit to the Company’s Form S-1 registration statement filed on September 16, 1999 (File No. 333-87239) pursuant to Section 5 of the Securities Act of 1933. Such previously filed document is incorporated herein by reference in accordance with Item 601 of Regulation S-K.

**
Filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 30, 2001 (File No. 000-27905). Such previously filed document is incorporated herein by reference in accordance with Item 601 of Regulation S-K.

***
Filed as an Appendix to the Company’s Form S-4/A Registration Statement filed on October 19, 2001 (File No. 333-46510). Such previously filed document is incorporated herein by reference in accordance with Item 601 of Regulation S-K.

++
Filed as an exhibit to the Company’s Annual Report on Form 10-K filed on April 2, 2002 (File No. 000-27905). Such previously filed document is incorporated herein by reference in accordance with Item 601 of Regulation S-K.

+++
Filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 15, 2005 (File No. 000-27905). Such previously filed document is incorporated herein by reference in accordance with Item 601 of Regulation S-K.

##
Filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 16, 2007 (File No. 000-27905). Such previously filed document is incorporated herein by reference in accordance with Item 601 of Regulation S-K.

(b)  Exhibits - Included, see list in (a)(3).

(c)  Financial Statements Schedules - None

Appendix D-110

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MutualFirst Financial, Inc.

Date: March 13, 2008	By:	/s/ David W. Heeter
David W. Heeter, President and Chief Executive Officer
Duly Authorized Representative)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ David W. Heeter	/s/ Wilbur R. Davis
David W. Heeter, President and Director	Wilbur R. Davis, Chairman of the Board
(Principal Executive Officer)

Date: March 13, 2008	Date: March 13, 2008

/s/ R. Donn Roberts	/s/ Edward J. Dobrow
R. Donn Roberts, Director	Edward J. Dobrow, Director

Date: March 13, 2008	Date: March 13, 2008

/s/ Linn A. Crull	/s/ James D. Rosema
Linn A. Crull, Director	James D. Rosema, Director

Date: March 13, 2008	Date: March 13, 2008

/s/ William V. Hughes	/s/ Jerry D. McVicker
William V. Hughes, Director	Jerry D. McVicker, Director

Date: March 13, 2008	Date: March 13, 2008

/s/ Patrick C. Botts	/s/ Jon R. Marler
Patrick C. Botts, Director	Jon R. Marler, Director

Date: March 13, 2008	Date: March 13, 2008

/s/ Timothy J. McArdle
Timothy J. McArdle, Senior Vice President
Treasurer and Controller
(Principal Financial and Accounting Officer)

Date: March 13, 2008

Appendix D-111

INDEX TO EXHIBITS

Number	Description

10.1	Named Executive Officer Salary and Bonus Arrangements for 2008*

10.2	Director Fee Arrangements for 2008*

21	Subsidiaries of the Registrant*

23	Consent of Accountants*

31.1	Rule 13(a)-14(a) Certification (Chief Executive Officer)

31.2	Rule 13(a)-14(a) Certification (Chief Financial Officer)

32	Section 1350 Certification
___________________
* Omitted from this Appendix D.

Appendix D-112

EXHIBIT 31.1

CERTIFICATIONS

I, David W. Heeter, certify that:

1.	I have reviewed this annual report on Form 10-K of MutualFirst Financial, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and

c)
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 13, 2008	By:	/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer

Appendix D-113

EXHIBIT 31.2

CERTIFICATIONS

I, Timothy J. McArdle, certify that:

1.	I have reviewed this annual report on Form 10-K of MutualFirst Financial, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and

c)
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 13, 2008	By:	/s/ Timothy J. McArdle
Timothy J. McArdle
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)

Appendix D-114

EXHIBIT 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of MutualFirst Financial, Inc. (the “Registrant”) that the Annual Report of the Registrant on Form 10-K for the period ended December 31, 2007 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Registrant at the end of such period and the results of operations of the Registrant for such period.

Date: March 13, 2008	By:	/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer

Date: March 13, 2008	By:	/s/ Timothy J. McArdle
Timothy J. McArdle
Treasurer and Chief Financial Officer

Appendix D-115

APPENDIX E
FORM 10-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

(Mark one)
[X]           Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended September 30, 2007
or
[  ]           Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from __________ to__________

Commission file number: 0-23374
MFB CORP.
(Exact name of registrant as specified in its charter)

Indiana	35-1907258
State or other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification Number)

4100 Edison Lakes Parkway, P.O. Box 528 Mishawaka, Indiana	46546
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code:   (574) 273-7600

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Name of each exchange on which registered
Common Stock, without par value	NASDAQ Stock Market LLC
Common Share Purchase Rights	NASDAQ Stock Market LLC

Securities Registered Pursuant to Section 12(g) of the Act:  None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  YesNo _X_

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.  Yes    No _X_

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes    X  No ___

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405, Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    _______

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated file” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer __                                             Accelerated filer __                                          Non-accelerated filer  X

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  No _X_

The aggregate market value of the issuer’s voting stock held by non-affiliates, as of March 31, 2007, was $36,755,466.

The number of shares of the registrant’s common stock, without par value, outstanding as of December 14, 2007, was 1,313,671 shares.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of Registrant’s Annual Report to Shareholders for the fiscal year ended September 30, 2007 are incorporated by reference into Part II.
Portions of the Proxy Statement for the 2007 Annual Meeting of the Shareholders are incorporated into Part I and Part III.

Appendix E-1

MFB CORP.
Form 10-K

Appendix E-2

PART 1

Item 1.                      Business.

General

MFB Corp. (“MFB” or the “Company") is an Indiana corporation organized in December, 1993, and parent company of its wholly owned savings bank subsidiary, MFB Financial (“MFB Financial” or the “Bank”).  MFB Corp. became a unitary savings and loan holding company upon the conversion of Mishawaka Federal Savings from a federal mutual savings and loan association to a federal stock savings bank on March 24, 1994.  On November 1, 1996, Mishawaka Federal Savings officially changed its name to MFB Financial.

MFB Financial offers a number of consumer and business financial services.  These services include: (i) residential real estate loans; (ii) home equity and second mortgage loans; (iii) construction loans; (iv) commercial loans; (v) loans secured by deposits and other consumer loans; (vi) NOW accounts; (vii) statement savings accounts; (viii) certificates of deposit; (ix) consumer and commercial demand deposit accounts; (x) individual retirement accounts; (xi) health savings accounts; (xii) trust, investment management and brokerage services; and (xiii) health and life insurance products.  The Bank’s wholly-owned subsidiaries, MFB Investments I, Inc., MFB Investments II, Inc. and MFB Investments, LP are Nevada corporations and a Nevada limited partnership that manage a portion of the Bank’s investment portfolio. The Bank’s wholly-owned subsidiary, Community Wealth Management Group, Inc., is based out of Hamilton and Montgomery counties in Indiana, and attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services in the Bank’s market area.  MFB Financial provides banking services through twelve offices in St. Joseph, Elkhart, and Hamilton counties in Indiana.  MFBC Statutory Trust I is MFB Corp’s wholly-owned trust preferred security subsidiary.

The company’s operations are managed and financial performance is evaluated on a company-wide basis and, accordingly, considered a single operation segment.

Lending Activities

General. The Company's principal source of revenue is interest income from residential mortgage loans, construction loans, commercial loans and consumer loans.  MFB Financial has concentrated its mortgage lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one-to-four family residential real property.  At September 30, 2007, $201.8 million, or 49.4% of the Company's total loan portfolio, consisted of mortgage loans and residential construction loans on one-to-four family residential real property, and multi-family loans which are generally secured by first mortgages on the property.  A large majority of the residential real estate loans originated by MFB Financial are secured by properties located in St. Joseph and Elkhart Counties.  In an effort to diversify the asset mix of the Bank and enhance growth, commercial loans have been generated over the past ten years.  Commercial loans include term loans, construction loans for commercial buildings, working capital lines of credit and letters of credit.  At September 30, 2007, commercial loans totaled $154.1 million, or 37.7% of the Company’s loan portfolio.   Consumer loans include loans secured by deposits, home equity and second mortgage

Appendix E-3

loans, new and used car loans, boat and recreational vehicle loans and personal loans.  At September 30, 2007, $52.6 million, or 12.9% of the loan portfolio consisted of consumer loans.

Residential Mortgage Loans.  Residential mortgage loans consist of one-to-four family loans.  MFB Financial offers fixed-rate loans with a maximum term of forty years for the purpose of purchasing or refinancing residential properties and building sites.  It is the Company’s intent to document and underwrite these loans to standards established by the secondary market to assure that they meet the investor quality guidelines.

A significant number of the residential mortgage loans made and retained in the loan portfolio by MFB Financial feature adjustable rates. Adjustable rate loans permit the Bank to better match the interest it earns on loans with the interest it pays on deposits.  A variety of programs are offered to borrowers. A majority of these loans adjust on an annual basis after initial terms of one to seven years.  Initial offering rates, adjustment caps and margins are adjusted periodically to reflect market conditions and the loans are underwritten to secondary market standards to allow salability as an option.

MFB Financial normally requires private mortgage insurance on all conventional residential first mortgages with loan-to-value ratios in excess of 80%.  In accordance with the Homeowners Protection Act of 1998, MFB has adopted policies to assure compliance with automatic cancellation provisions, depending on the date the loan was originated.  On first mortgages, MFB will generally lend up to 103% loan-to-value, based upon the lesser of the purchase price or appraisal value.  MFB also offers programs that target first-time homebuyers when the applicants have successfully completed a homebuyer’s education course and earn less than 80% of the area median income.  Second mortgages and home equity loans may be originated with loan-to-values up to 100% with higher yields to compensate for potentially higher risk.

All of the residential mortgage loans that MFB Financial originates include "due-on-sale" clauses, which give MFB Financial the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

All residential mortgage loans must be approved by named individuals appearing on the board approved “Individual Lending Limits” approval matrix, or the loan committee. Approvals are subject to the limits appearing in this matrix and monitored by management for appropriate authority. Approval for loans outside these limits is referred to the Bank’s Loan Committee.  The voting members of the loan committee consist of members of the Board of Directors and the Chief Operating Officer, as Chairman. This committee approves all loans above the individual officer lending limits.

Construction Loans.  MFB Financial offers construction loans on residential and commercial real estate to builders or developers constructing such properties and to owners who are to occupy the premises. Both residential and commercial construction and development loans to builders are underwritten in the commercial loan department with consistent underwriting standards, including adequate collateral and sufficient debt coverage ratios.  The loan reviews are based on current economic conditions and personal guarantees are generally required.  Residential construction loans to owners who will occupy the premises are underwritten in the mortgage loan department.

Generally, construction loans are 12-month adjustable rate mortgage loans with interest calculated on the amount disbursed under the loan and payable on a monthly basis.  Interest rates for such

Appendix E-4

loans are generally tied to the National Prime Rate.  A construction loan fee may also be charged for these loans.  MFB Financial normally requires an 80% or less loan-to-value ratio for its construction loans.  Inspections are made in conjunction with disbursements under a construction loan, and the construction phase is generally limited to six to twelve months.

Commercial Loans.  MFB Financial’s commercial lending department focuses on meeting the borrowing needs of local businesses primarily located in St. Joseph and Elkhart counties.  Loans may be secured by real estate, equipment, inventory, receivables or other appropriate collateral.  Terms vary and adjustable rate loans are generally indexed to the prime rate.  Loans with longer amortization periods generally contain fixed interest rate balloon payment provisions of seven years or less.  Personal guarantees by business principals may be required in order to manage risk on these loans.

When appropriate, MFB Financial uses guaranteed lending programs, such as the Small Business Administration and the Indiana Department of Finance Authority, to reduce risk. Lending activity is controlled with individual loan officer lending limits and a loan committee consisting of board members and the commercial loan officers.  Commercial lending activity has allowed MFB Financial to diversify its balance sheet, increase market penetration and improve earnings.

Consumer Loans.  Federal laws and regulations permit federally chartered savings institutions to make secured and unsecured consumer loans in an aggregate amount of up to 35% of the Bank’s total assets.  In addition, a federally chartered savings institution has lending authority above the 35% limit for certain consumer loans, such as property improvement loans and deposit account secured loans.  However, the Qualified Thrift Lender test places additional limitations on a savings institution’s ability to make consumer loans.

Consumer loans involve a higher level of risk than one-to-four family residential mortgage loans because the collateral, if any, tends to be less stable. However, the relatively higher yields and shorter terms to maturity of consumer loans are believed to be helpful in reducing interest-rate risk.  MFB Financial makes secured consumer loans for amounts specifically tied to the value of the collateral and smaller unsecured loans with higher interest rates. Consumer loans would include home equity loans and lines of credit, new and used automobile, boat and recreational vehicle loans, savings account loans, overdraft lines of credit and Visa credit card loans.

Origination and Sale of Loans.  Fixed-rate mortgages secured by single family owner occupied dwellings are documented and underwritten to conform to the standards for sale in the secondary market.  This provides management with the opportunity to deliver loans with the intent of increasing its servicing portfolio and corresponding fee income and creates liquidity in order to fund the acquisition of other assets for the Bank.  As loans are originated with the intent of sale in the secondary market, the Bank can choose to manage and mitigate interest rate risk by committing forward sales utilizing a Best Efforts program in which no penalties are incurred for non-delivery of a loan, or utilizing FHLMC mandatory delivery programs. Adjustable rate mortgages continue to be originated by the Bank utilizing standard industry notes and mortgages.  They also can be sold should the Bank desire additional liquidity or held in portfolio and provide yields that should better reflect changing market conditions.  MFB Financial confines its loan origination activities primarily in St. Joseph and Elkhart Counties and the surrounding area including a loan production office in New Buffalo, Michigan.  MFB's loan originations are generated from referrals from builders, developers, real estate brokers, existing customers, and limited newspaper and periodical advertising.  All loan

Appendix E-5

applications are underwritten at MFB Financial’s corporate office.  MFB Financial does not originate or purchase sub-prime mortgage loans.

A savings institution generally may not make any loans to one borrower or its related entities if the total of all such loans exceeds 15% of its capital (plus up to an additional 10% of capital in the case of loans fully collateralized by readily marketable collateral); provided, however, that loans up to $500,000, regardless of the percentage limitations, may be made and certain housing development loans of up to $30 million or 30% of capital, whichever is less, are permitted.  MFB Financial’s portfolio of loans currently contains no combinations of loans to any one borrower that exceed the 15% of capital limitation.

MFB Financial’s loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan.  Fixed rate mortgage loans are generally underwritten to FHLMC and FNMA standards.

MFB Financial generally requires appraisals on all property securing its loans and requires title insurance and a valid lien on its mortgaged real estate.  Appraisals for residential real property are generally performed by an in-house appraiser who is a state-certified residential appraiser.  From time to time, MFB Financial also uses the services of other certified residential appraisers who are not in-house.  MFB Financial requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.  It also requires flood insurance to protect the property securing its interest if the property is in a flood plain.  Tax and insurance payments are typically required to be escrowed by MFB Financial on new loans.

Origination and Other Fees.  MFB Financial realizes loan fee income from late charges, origination fees, and miscellaneous fees.  MFB Financial charges application fees for most loan applications.  If the loan is denied, MFB Financial retains a portion of the application fee.  Due to competitive issues, MFB Financial has originated most of its mortgages without charging points.  However, borrowers from time to time wish to pay points and management negotiates rates on an individual basis.  Late charges are generally assessed if payment is not received within a specified number of days after it is due.  The grace period depends on the individual loan documents.

Nonperforming and Classified Assets

Nonperforming assets.  Nonperforming assets were $5.2 million and $8.3 million at September 30, 2007 and 2006, respectively.  Nonperforming assets include nonperforming loans (loans delinquent 90 days or more and non-accrual loans), other real estate owned, repossessions and nonperforming investment securities. Total nonperforming loans for MFB Financial were $5.1 million and $7.0 million at September 30, 2007 and 2006, respectively. Nonperforming loans decreased from last year in part due to payments received on an outstanding debt from one loan relationship and the improved financial condition of another commercial customer.  Impaired loans consist of non-accrual loans and other loans where principal and interest is not expected to be collected in accordance with the original loan terms.  Impaired loans were $3.7 million and $6.9 million at September 30, 2007 and 2006, respectively.  The decrease in impaired loans from last year was due primarily to the improved financial condition of a commercial loan customer and loan repayments. Other real estate owned, repossessions and foreclosures were $144,000 and $1.2 million at September 30, 2007 and 2006, respectively.  The decrease was due primarily to one specific situation.  At September 30, 2006, the Company re-classified a $1.2 million property as held and used, which was previously accounted for

Appendix E-6

as held for sale.  This change in classification was driven by the longer than expected holding period.  This property was subsequently sold during the first quarter of fiscal year 2007.

The largest loan relationship included in impaired loans as of September 30, 2007 totaled approximately $1.5 million for which $1.5 million of the allowance for loan losses has been allocated. Principal payments of approximately $1.6 million were made on this impaired loan during fiscal year 2007.  The Bank maintained the $1.5 million allowance for the loan losses allocation based upon the history of unreliable and inconsistent financial reporting and cash flows of the customer’s business.  The actual loss on this loan relationship may vary significantly from the current estimate contingent upon the borrower’s ability to seek alternative financing or pay down the loan.  At September 30, 2006, this relationship totaled approximately $3.1 million, and $3.1 million of the allowance was allocated to it.  This loan was still performing at September 30, 2006; however it is reported as non-performing at September 30, 2007.

Classified assets.  Federal regulations and MFB Financial’s Classification of Assets policy provide for the classification of loans and other assets such as debt and equity securities considered by the Office of Thrift Supervision ("OTS") to be of lesser quality as "substandard," "doubtful" or "loss" assets.  An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  "Substandard" assets include those characterized by the "distinct possibility" that the Bank will sustain "some loss" if the deficiencies are not corrected.  Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.  Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention” by management.  At September 30, 2007, the Bank had classified $13.6 million of its assets as “special mention,” $3.0 million as “substandard,” $3.7 million as “doubtful” and $0 as “loss” for regulatory purposes.

An insured institution is required to establish a specific allowance for loan losses in an amount deemed prudent by management for loans classified substandard, doubtful or impaired, as well as for other problem loans.  General allowances represent loss allowances on pools or types of loans, which have been established to recognize the inherent risk associated with lending activities. Unlike specific allowances, general allowances have not been allocated to particular problem assets.  When an insured institution classifies problem assets as "loss", it is required by the OTS to either establish a specific allowance for the identified loss or charge off such amount.  An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.  MFB Financial regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations.

The Company has also adopted an internal risk classification system, and all commercial loans are assigned a risk grade based on factors such as capacity to repay, capital, collateral, character of the borrower, and economic conditions.  The risk grading process assists in identifying classified assets for regulatory purposes, as well as determining the general and specific loss allowances for classified commercial loans.

Appendix E-7

The Company maintains an internal loan review function reporting directly to the President and Chief Executive Officer.  The Loan Review function entails examining credit and collateral files, attending loan committee meetings, and communicating with Business Banking and Senior Management.  Business Banking officers are responsible for assigning a risk grade to new loan relationships.  Loan Review is responsible for on-going reviews, subsequent risk grade monitoring, and approving risk grade modifications.  The loan review criteria used by both Business Banking and Loan Review is uniform.  The Company has established a goal of reviewing at least 50% of all commercial loans annually, based on dollar amounts outstanding at each fiscal year end.  It is left up to the discretion of the Loan Review Officer which loans are chosen for review, with the exception of watch list loans.  Watch list loans have a formal review at least annually.  Other factors impacting which loans are selected for review are the loan size, industry, and other perceived risk factors such as operating performance, financial condition, credit structure, management changes, and payment delinquency.  The intent is to review the majority of large dollar non-watch list loans at least annually, although some may not be chosen.  Loan grades are tracked on the main frame commercial loan accounting system.

When completing a review, information regarding the borrower and loan structure are summarized in an excel spreadsheet.  Loan grades are based on a weighted average of the following components: cash flow for debt service, financial condition, operating performance, collateral structure, guarantor support, management ability, industry risks, and payment history.  The adequacy of the applicable loan documentation is also considered.  The financial component used to calculate the loan grade is generally based on the most recent three year history of financial performance.  Trend analysis and peer group comparisons are also part of the process.  The possible loan grades are:

•Grade 1 – Excellent	•Grade 5 – Special Mention
•Grade 2 – Good	•Grade 6 – Substandard
•Grade 3 – Satisfactory	•Grade 7 – Doubtful
•Grade 4 – Satisfactory / Monitored	•Grade 8 – Loss

Loan relationships with a risk grade of 5 or higher are reported on the watch list.  Loan Review meets with Business Banking on a monthly basis to discuss the watch list.  The Business Bankers discuss their individual action plans and provide updates on watch list loans.  Senior Management, as well as members of the Board of Directors, are invited to attend this meeting.  The watch list is presented to the Board of Directors on a quarterly basis.  The collectability of performing and non-performing commercial loans is discussed monthly during the watch list meeting and reviewed in more detail at least quarterly during the preparation of the allowance for loan losses allocation.  During the twelve months ending September 30, 2007, 63% of the commercial loans were reviewed at least once.

All mortgage and consumer loans are reviewed by the Company on a regular basis and generally are placed on a non-accrual status when the loans become contractually past due ninety days or more.  In cases where there is sufficient equity in the property and/or the borrowers are willing and able to ultimately pay all accrued amounts in full, the loan may be allowed to remain on accrual status.  At the end of each month, delinquency notices are sent to all borrowers from whom payments have not been received.  Contact by phone or in person is made, if feasible, to all such borrowers.

When a loan is 30 days in default, personal contact is made with the borrower to establish an acceptable repayment schedule.  When loans are ninety days in default, contact is made with the borrower by an employee of MFB Financial after consultation with a Senior Loan Officer who

Appendix E-8

attempts to establish an acceptable repayment schedule.  Management is authorized to commence foreclosure or repossession proceedings for any loan upon making a determination that it is prudent to do so.  All loans on which foreclosure or repossession proceedings have been commenced are placed on non-accrual status.

Allowance for Loan Losses

The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings.  The provision is determined in conjunction with management’s review and evaluation of current economic conditions, changes in the character and size of the loan portfolio, delinquencies (current status as well as past trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio.  Allocations to the allowance for loan losses may be made for specific loans, but the entire allowance for loan losses is available for any loan that, in management’s judgment, should be charged-off.  Loan losses are charged against the allowance for loan losses when management believes the loan balance is uncollectible.

During the year ended September 30, 2007 management received payments from one impaired commercial loan relationship and noted a few other commercial watch list loans with improved credit performance.  These improved loans were partially offset by one commercial loan with a deterioration of credit quality. The Company’s allowance for loan losses at September 30, 2007 was $5.3 million or 1.30% of loans, comparable to the $7.2 million or 1.91% of loans at the end of last year.  The ratio of non-performing loans to loans was 1.85% at September 30, 2006 compared to 1.25% at September 30, 2007.  A negative provision of $1.3 million was recorded to the allowance for loan losses during the year ended September 30, 2007 compared to a provision expense of $1.0 million recorded to the allowance for loan losses during the prior year ended September 30, 2006.  The change in the allowance for loan losses was due predominantly to payments received on impaired loans during the year ended September 30, 2007, which were previously reserved for in the allowance for loan losses.  In management’s opinion, the Company’s allowance for loan losses at September 30, 2007 and loan loss provision for the year is appropriate for the loan portfolio.

Investments

General.  Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds sold.  Subject to various restrictions, federally chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and asset-backed securities.  The investment policy of MFB Financial, which is established and implemented by MFB Financial's Asset/Liability Committee (“ALCO”), is designed primarily to maximize the yield on the investment portfolio subject to liquidity risk, default risk, interest rate risk, and prudent asset/liability management.

The Company's investment portfolio consists of U.S. government agency securities, mortgage-backed securities, corporate debt securities, equity securities, Federal Home Loan Bank ("FHLB") stock, low income housing projects and certificates of deposits in other financial institutions.  Investments decreased from $69.3 million at September 30, 2006 to $43.1 million at September 30,

Appendix E-9

2007 due to continued principal payments and maturities of the Company’s various securities, while no purchases of investments were made during the twelve month period.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Of the total gross unrealized losses of $850,000 in securities available for sale at September 30, 2007, $388,000 relates to the reduced value of a trust preferred bond issued by a regional banking organization.  The current unrealized loss on that bond is the result of the current interest rate structure of the market for trust preferred instruments, and not credit issues.

During the fiscal year ended September 30, 2002, the Company recorded an $895,000 write down on a $1.0 million WorldCom, Inc. corporate debt security.  That security was sold in October 2002 for $160,000.  During fiscal year 2007 the Company received notification and payment of $402,000 representing a partial distribution of funds recovered by the U.S. Securities and Exchange Commission and the WorldCom Securities Litigation in their respective actions against WorldCom, Inc.  The Company may receive an additional distribution depending upon the resolution of disputed claims, appeals from court determinations and additional administrative expenses, interest and taxes incurred by the settlement funds; however, any further distribution would likely be relatively small.

Liquidity.  Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses.  Liquid assets include cash, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances and securities available for sale.  Subject to various restrictions, FHLB-member savings institutions may also invest in certain corporate debt securities, commercial paper, mutual funds, mortgage-related securities, and first lien residential mortgage loans.  Savings associations remain subject to the OTS regulation that requires them to maintain sufficient liquidity to ensure their safe and sound operation.  Liquid assets were $57.4 million as of September 30, 2007, compared to $75.6 million at September 30, 2006, and management believes the liquidity level as of the current year end is sufficient to meet anticipated liquidity needs.

Sources of Funds

General.  Deposits have traditionally been MFB Financial's primary source of funds for use in lending and investment activities.  In addition to deposits, MFB Financial derives funds from scheduled loan payments, loan prepayments, secondary market loan sales, Federal Home Loan Bank advances and income provided from operations.  While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows and secondary market sales can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.  Borrowings from the FHLB of Indianapolis are used to compensate for reductions in deposits or deposit inflows at less than projected levels.

Deposits.  Deposits are attracted principally from within St. Joseph and Elkhart counties in Indiana, and beginning in 2005 in Hamilton County, Indiana, through the offering of a broad selection of deposit instruments including NOW, business checking and other transaction accounts, certificates of

Appendix E-10

deposit, individual retirement accounts, and savings accounts.  MFB Financial does not actively solicit or advertise for deposits outside of these counties.  Substantially all of MFB Financial's depositors are residents of these counties.  Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate.  MFB Financial does not pay a fee for any deposits it receives.  At September 30, 2007, noninterest bearing demand deposits totaled $39.0 million, savings, NOW, MMDA deposits were $123.7 million and time deposits were $171.0 million.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established by MFB Financial on a periodic basis.  Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and federal regulations.  MFB Financial relies, in part, on customer service and long-standing relationships with customers to attract and retain its deposits, but also prices its deposits in relation to rates offered by its competitors.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.  The variety of deposit accounts offered by MFB Financial has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand.  MFB Financial manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives.  Based on its experience, the Bank’s savings, NOW and non-interest-bearing checking accounts have been relatively stable sources of deposits. However, the ability of the Bank to attract and maintain certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

Borrowings.  MFB Financial focuses on generating high quality loans and then seeks the best source of funding from deposits, investments or borrowings.   Short-term borrowings or long term debt may be used to compensate for reduction in other sources of funds such as deposits, and to assist in asset/liability management.  The Bank's policy has been to utilize borrowings when they are a less costly source of funds, when they can be invested at a positive interest rate spread or when the Bank desires additional capacity to fund loan demand.

MFB Financial's borrowings consist mainly of advances from the FHLB of Indianapolis secured by a blanket collateral agreement and based on percentage of unencumbered loans and investment securities held by the Bank.  Such advances can be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities.  There are regulatory restrictions on advances from the Federal Home Loan Banks.  Refer to “Federal Home Loan Bank System" and "Qualified Thrift Lender" in the Regulation section of this report for further documentation.  At September 30, 2007, MFB Financial had $124.3 million in Federal Home Loan Bank borrowings outstanding at an average rate of 5.32% compared to $97.1 million at September 30, 2006 at an average rate of 5.52%.  The Company’s additional borrowing capacity with FHLB was $23.5 million at September 30, 2007.

MFBC Statutory Trust I, a trust formed by the Company, issued $5.0 million of trust preferred securities on July 29, 2005 as part of a private placement of such securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust.  The securities mature in 30 years from the date of issuance, require quarterly distributions and bear a fixed rate of interest of 6.22% per annum for the first five years, resetting quarterly thereafter at the prevailing three-month LIBOR rate plus 1.7% per annum.  Interest on the securities is payable quarterly in arrears each

Appendix E-11

September 15, December 15, March 15, and June 15 commencing September 15, 2005.  The Company may redeem the trust preferred securities, in whole or in part, without penalty, on or after September 15, 2010, or earlier upon the occurrence of certain events with the payment of a premium upon redemption.  The securities mature on September 15, 2035.

Bank Subsidiaries

The Bank’s insurance agency subsidiary, Mishawaka Financial Services, Inc.  ("MFB Insurance"), was organized in 1975 and currently is engaged in the sale of life insurance and credit-life and health insurance, as agent to the Bank’s customers and the general public.  During the fiscal year 2006, Mishawaka Financial sold the property and casualty segment of its business for a gain of $200,000.  During the fiscal year ending September 30, 2002, the Company established three new wholly-owned subsidiaries of the Bank to manage a portion of its investment portfolio.  MFB Investments I, Inc. and MFB Investments II, Inc. are Nevada corporations which jointly own MFB Investments, LP, a Nevada limited partnership which holds and manages investment securities previously owned by the Bank.  A total of $33.7 million in investment securities are, as of September 30, 2007, managed by MFB Investments, LP.  During the fiscal year ending September 30, 2007, the Company acquired Community Wealth Management Group, Inc., a wholly-owned subsidiary of the Bank, which attracts high net worth clients and offers trust, investment, broker advisory, retirement plan and private banking services in the Bank’s market area.  All intercompany balances and transactions between all of the subsidiaries have been eliminated in the consolidation.

Employees

As of September 30, 2007, MFB Financial employed 143 persons on a full-time basis and 21 persons on a part-time basis.  None of MFB Financial’s employees are represented by a collective bargaining group.  Management considers its employee relations to be excellent.

I.	DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY;
  INTEREST RATES AND INTEREST DIFFERENTIAL

A.	The following are the average balance sheets for the years ending September 30:

	2007 Average Outstanding Balance	2006 Average Outstanding Balance	2005 Average Outstanding Balance
Assets:	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$6,132	$26,337	$22,157
Mortgage-backed securities (1)	29,032	37,554	39,021
Other securities available for sale (1)	21,126	28,436	22,429
FHLB stock	7,796	8,809	8,952
Loans held for sale	254	802	1,105
Loans receivable (2)	389,758	379,568	399,469
Total interest-earning assets	454,098	481,506	493,133
Non-interest earning assets, net of allowance for loan losses	43,924	38,734	39,057

Total assets	$498,022	$520,240	$532,190

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Savings accounts	$52,966	$58,887	$47,071
NOW and money market accounts	74,098	77,428	89,443
Certificates of deposit	179,219	186,109	185,268
Securities sold under agreements to repurchase	74	-	-
Federal Home Loan Bank advances	104,197	108,815	131,101
Other borrowings	1,849	6,330	6,500
Subordinated notes - trust	5,000	5,000	875
Total interest-bearing liabilities	417,403	442,569	460,258
Other liabilities	40,632	39,634	35,345
Total liabilities	458,035	482,203	495,603

Shareholders’ equity
Common stock	12,256	11,731	12,413
Retained earnings	36,650	34,629	32,222
Net unrealized gain(loss) on securities available for sale	(110)	(506)	(418)
Treasury stock	(8,809)	(7,817)	(7,630)
Total shareholders’ equity	39,987	38,037	36,587

Total liabilities and shareholders’ equity	$498,022	$520,240	$532,190

(1)	Average outstanding balances reflect unrealized gain (loss) on securities available for sale.
(2)	Total loans less deferred net loan fees and loans in process, and including non accrual loans.

Appendix E-12

I.	DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL (Continued)

B.
The following tables set forth, for the years indicated, the condensed average balance of interest-earning assets and interest-bearing liabilities, the interest earned or paid on such amounts, and the average interest rates earned or paid thereon.

	Year Ended September 30, 2007
	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousands)

INTEREST-EARNING ASSETS
Interest-earning deposits	$6,132	$307	5.01%
Mortgage-backed securities (1)	29,533	1,307	4.42
Other securities available for sale (1)	20,793	969	4.66
FHLB stock	7,796	355	4.56
Loans held for sale	254	17	6.76
Loans receivable (2)	389,758	26,344	6.76
Total interest-earning assets	$454,266	29,299	6.45

INTEREST-BEARING LIABILITIES
Savings accounts	$52,966	1,038	1.96%
NOW and money market accounts	74,098	1,483	2.00
Certificates of deposit	179,219	7,623	4.25
Securities sold under agreements to repurchase	74	2	3.33
Federal Home Loan Bank advances	104,197	5,342	5.13
Other borrowings	1,849	131	7.07
Subordinated notes - trust	5,000	311	6.22
Total interest-bearing liabilities	$417,403	15,930	3.82

Net interest-earning assets	$36,863

Net interest income		$13,369

Interest rate spread (3)			2.63%

Net yield on average interest-earning assets (4)			2.94%

(1)
Average balance does not reflect unrealized gain (loss) on securities available for sale.  Yield is based on amortized cost without adjustment for unrealized gain (loss) on securities available for sale.

(2)	Total loans less deferred net loan fees and loans in process and including non accrual loans.
(3)	Interest rate spread is calculated by subtracting average interest rate cost from average interest rate earned for the period indicated.
(4)	The net yield on average interest-earning assets is calculated by dividing net interest income by average interest-earning assets for the period indicated.

Appendix E-13

I.	DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL (Continued)

	Year Ended September 30, 2006
	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
INTEREST-EARNING ASSETS
Interest-earning deposits	$26,337	$871	3.31%
Mortgage-backed securities (1)	38,340	1,640	4.28
Other securities available for sale (1)	28,513	1,200	4.21
FHLB stock	8,809	422	4.79
Loans held for sale	802	52	6.43
Loans receivable (2)	379,568	24,422	6.43
Total interest-earning assets	$482,369	28,607	5.93

INTEREST-BEARING LIABILITIES
Savings accounts	$58,887	1,053	1.79%
NOW and money market accounts	77,428	1,275	1.65
Certificates of deposit	186,109	6,693	3.60
Federal Home Loan Bank advances	108,815	5,414	4.98
Other borrowings	6,330	399	6.31
Subordinated notes - trust	5,000	311	6.22
Total interest-bearing liabilities	$442,569	15,145	3.42

Net interest-earning assets	$39,800

Net interest income		$13,462

Interest rate spread (3)			2.51%

Net yield on average interest-earning assets (4)			2.79%

(1)
Average balance does not reflect unrealized gain (loss) on securities available for sale.  Yield is based on amortized cost without adjustment for unrealized gain (loss) on securities available for sale.

(2)	Total loans less deferred net loan fees and loans in process and including non accrual loans.
(3)	Interest rate spread is calculated by subtracting average interest rate cost from average interest rate earned for the period indicated.
(4)	The net yield on average interest-earning assets is calculated by dividing net interest income by average interest-earning assets for the period indicated.

Appendix E-14

I.	DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL (Continued)

	Year Ended September 30, 2005
	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousands)
INTEREST-EARNING ASSETS
Interest-earning deposits	$22,157	$403	1.82%
Mortgage-backed securities (1)	39,152	1,523	3.89
Other securities available for sale (1)	22,429	732	3.26
FHLB stock	8,952	385	4.30
Loans held for sale	1,105	69	6.22
Loans receivable (2)	399,469	24,835	6.22
Total interest-earning assets	$493,264	27,947	5.67

INTEREST-BEARING LIABILITIES
Savings accounts	$47,071	421	0.89%
NOW and money market accounts	89,443	902	1.01
Certificates of deposit	185,268	5,308	2.87
Federal Home Loan Bank advances	131,101	6,308	4.81
Other borrowings	6,500	285	4.38
Subordinated notes - trust	875	53	6.02
Total interest-bearing liabilities	$460,258	13,277	2.88

Net interest-earning assets	$33,006

Net interest income		$14,670

Interest rate spread (3)			2.79%

Net yield on average interest-earning assets (4)			2.97%

(1)
Average balance does not reflect unrealized gain (loss) on securities available for sale.  Yield is based on amortized cost without adjustment for unrealized gain (loss) on securities available for sale.

(2)	Total loans less deferred net loan fees and loans in process and including non accrual loans.
(3)	Interest rate spread is calculated by subtracting average interest rate cost from average interest rate earned for the period indicated.
(4)	The net yield on average interest-earning assets is calculated by dividing net interest income by average interest-earning assets for the period indicated.

Appendix E-15

I.	DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL (Continued)

C.
The following tables describe the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected MFB Corp.'s consolidated interest income and expense during the periods indicated.  For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (i.e., changes in rate multiplied by old volume) and (2) changes in volume (i.e., changes in volume multiplied by new rate).  Changes attributable to both rate and volume have been allocated proportionally to the change due to volume and the change due to rate.

	Increase (Decrease) in Net Interest Income

	Total Net Change	Due to Rate	Due to Volume

	(Dollars in thousands)
Year ended September 30, 2007 compared to year ended September 30, 2006
Interest-earning assets
Interest-earning deposits	$(563)	$449	$(1,012)
Mortgage-backed securities	(334)	56	(390)
Other securities available for sale	(231)	129	(360)
FHLB stock	(67)	(21)	(46)
Loans held for sale	(34)	3	(37)
Loans receivable	1,921	1,232	689
Total	692	1,848	(1,156)

Interest-bearing liabilities
Savings accounts	(14)	102	(116)
NOW and money market accounts	208	275	(67)
Certificates of deposit	930	1,223	(293)
Securities sold under agreements to repurchase	2	-	2
Federal Home Loan Bank advances	(72)	164	(236)
Other borrowings	(269)	48	(317)
Total	785	1,812	(1,027)

Change in net interest income	$(93)	$36	$(129)

Appendix E-16

I.	DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL (Continued)

	Increase (Decrease) in Net Interest Income
	Total Net Change	Due to Rate	Due to Volume
	(Dollars in thousands)
Year ended September 30, 2006 compared
to year ended September 30, 2005
Interest-earning assets
Interest-earning deposits	$468	$330	$138
Mortgage-backed securities	468	212	256
Other securities available for sale	117	152	(35)
FHLB stock	37	44	(7)
Loans held for sale	(17)	2	(19)
Loans receivable	(413)	867	(1,280)
Total	660	1,607	(947)

Interest-bearing liabilities
Savings accounts	632	421	211
NOW and money market accounts	373	571	(198)
Certificates of deposit	1,385	1,355	30
Federal Home Loan Bank advances	114	125	(11)
Other borrowings	(894)	215	(1,109)
Subordinated notes - trust	258	2	256
Total	1,868	2,689	(821)

Change in net interest income	$(1,208)	$(1,082)	$(126)

Appendix E-17

II.	INVESTMENT PORTFOLIO

A.	The following table sets forth the amortized cost and fair value of securities available for sale:
	At September 30,
	2007		2006		2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)

Debt securities
U.S. Government and federal agencies	$1,500	$1,506	$14,392	$14,322	$11,220	$11,179

Municipal bonds	-	-	338	338	340	344
Mortgage-backed	25,350	25,027	33,839	33,195	40,575	40,275
Corporate debt	3,974	3,506	7,246	7,115	8,745	8,569

	30,824	30,039	55,815	54,970	60,880	60,367

Marketable equity
securities	3,052	3,370	3,085	3,413	3,180	3,208

	$33,876	$33,409	$58,900	$58,383	$64,060	$63,575

Federal Home Loan Bank (“FHLB”) stock is carried at cost, which approximates fair value, and for the years ending September 30, 2007, 2006 and 2005 was $7.7 million, $8.2 million and $9.0 million.

Appendix E-18

II.         INVESTMENT PORTFOLIO (Continued)

B.	The maturity distribution and weighted average interest rates of debt securities available for sale, excluding mortgage-backed securities, are as follows:

	Amount at September 30, 2007, which matures in
	One Year or Less		One to Five Years		Over Five to Ten Years		Over 10 Years		Totals
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
U.S. Government and federal agencies	$1,000	$1,003	$500	$503	$-	$-	$-	$-	$1,500	$1,506
Corporate Debt	-	-	-	-	-	-	3,974	3,506	3,974	3,506
	$1,000	$1,003	$500	$503	$-	$-	$3,974	$3,506	$5,474	$5,012

Weighted average yield	5.00%		5.60%		-%		6.32%		6.01%

The Company had no securities classified as held to maturity at September 30, 2007.

The weighted average interest rates are based upon coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount.

C.	There were no investments in securities of any one issuer which exceeded 10% of the shareholders’ equity of the Company at September 30, 2007.

III.           LOAN PORTFOLIO

A.
The following table sets forth the composition of MFB Corp.'s consolidated loan portfolio and mortgage-backed securities by loan type as of the dates indicated, including a reconciliation of gross loans receivable to net loans receivable after consideration of the allowance for loan losses, deferred net loan fees and loans in process:

	September 30,
	2007		2006		2005		2004		2003
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
(Dollars in thousands)
Mortgage loans
Residential	$178,056	43.60%	$174,399	45.90%	$167,395	42.77%	$176,817	44.10%	$129,472	40.60%
Residential construction	18,107	4.43	22,232	5.85	21,757	5.56	20,259	5.05	22,066	6.92
Multi-family	5,588	1.37	3,090	0.81	3,249	0.83	3,899	0.97	6,728	2.11

Commercial and other loans
Commercial loans	154,131	37.73	134,621	35.43	158,071	40.39	160,952	40.15	130,623	40.96
Home equity and second mortgage loans	42,593	10.43	37,779	9.95	33,901	8.66	32,006	7.98	24,535	7.70
Other	9,985	2.44	7,835	2.06	7,010	1.79	6,973	1.75	5,462	1.71
Gross loans receivable	408,460	100.00%	379,956	100.00%	391,383	100.00%	400,906	100.00%	318,886	100.00%
Less
Allowance for loan losses	(5,298)		(7,230)		(6,388)		(6,074)		(5,198)
Deferred net loan fees	(652)		(707)		(766)		(843)		(820)
Loans in process	(52)		(27)		78		(138)		89

Net loans receivable	$402,458		$371,992		$384,307		$393,851		$312,957

Mortgage-backed securities
FHLMC certificates	$19,282		$24,243		$26,621		$25,767		$6,966
CMO - REMIC	5,745		8,952		13,654		19,639		9,803
Net mortgage-backed Securities	$25,027		$33,195		$40,275		$45,406		$16,769

Mortgage loans
Adjustable rate	$126,631	62.77%	$124,926	62.55%	$122,437	63.64%	$122,473	60.94%	$113,639	71.80%
Fixed rate	75,120	37.23	74,795	37.45	69,964	36.36	78,502	39.06	44,627	28.20

Total	$201,751	100.00%	$199,721	100.00%	$192,401	100.00%	$200,975	100.00%	$158,266	100.00%

Appendix E-19

III.           LOAN PORTFOLIO (Continued)

B.
Loan Maturity.  The following table sets forth certain information at September 30, 2007, regarding the dollar amount of loans maturing in MFB Corp.'s consolidated loan portfolio based on the date that final payment is due under the terms of the loan.  Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less.  This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.  Management expects prepayments will cause actual maturities to be shorter.

		Due during years ended September 30,
	Balance Outstanding at September 30, 2007	2008	2009	2010	2011 and 2012	2013 to 2017	2018 to 2022	2023 and Following
	(Dollars in thousands)
Mortgage Loans
Residential	$178,056	$2,980	$206	$456	$1,191	$10,157	$19,099	$143,967
Residential construction	18,107	15,140	-	78	-	-	-	2,889
Multi-family	5,588	381	2,409	338	2,312	10	138	-
Commercial and other Loans-
Commercial loans	154,131	29,918	14,069	12,513	45,891	12,165	422	39,153
Home equity and second	42,593	3,516	3,783	7,779	20,222	2,232	2,497	2,564
mortgage
Other	9,985	2,080	835	1,836	4,019	784	26	405

Total	$408,460	$54,015	$21,302	$23,000	$73,635	$25,348	$22,182	$188,978

The following table sets forth, as of September 30, 2007, the dollar amount of all loans which have fixed interest rates and floating or adjustable interest rates.

	Due After September 30, 2007
	Fixed Rates	Variable Rates	Total

	(Dollars in thousands)
Mortgage loans
Residential & Construction	$75,111	$126,630	$201,741
Multi-family	10	-	10

Commercial and other loans
Commercial loans	114,440	39,691	154,131
Home equity and second mortgage	33,550	9,043	42,593
Other	9,660	325	9,985

Total	$232,771	$175,689	$408.460

Appendix E-20

III.           LOAN PORTFOLIO (Continued)

C.	Risk Elements

1.	Nonaccrual, Past Due and Restructured Loans

The table below sets forth the amounts and categories of MFB Corp.'s consolidated nonperforming assets.  It is the policy of MFB Corp. that all earned but uncollected interest on all loans be reviewed quarterly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days.

	At September 30,
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Accruing loans delinquent more than 90 days	$41	$619	$136	$-	$-
Non-accruing loans	4,693	6,390	1,284	2,719	3,845
Restructured loans	361	-	-	-	-
Total nonperforming loans	5,095	7,009	1,420	2,719	3,845
Real estate owned, net	80	1,135	1,444	1,527	704
Repossessions & foreclosures	65	110	252	-	-
Total nonperforming assets	$5,240	$8,254	$3,116	$4,246	$4,549

Nonperforming loans to total loans	1.25%	1.85%	0.36%	0.68%	1.21%
Nonperforming assets to total loans	1.28%	2.17%	0.80%	1.06%	1.43%
The decrease in nonperforming loans is discussed in the Nonperforming and Classified Assets section and the Allowance for Loan Losses section.  Management believes that the allowance for loan losses balance at September 30, 2007 is adequate to absorb estimated losses on nonperforming loans, as the allowance balance is maintained by management at a level considered adequate to cover probable incurred losses based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time.

Appendix E-21

III.           LOAN PORTFOLIO (Continued)

C.	Risk Elements (Continued)

2.	Potential Problem Loans

As of September 30, 2007, impaired loans totaled $3.7 million, of which are all nonaccrual loans and included in the nonperforming loans of $5.1 million in the table above.  Loans are classified as impaired loans if there are serious doubts as to the ability of the borrower to comply with present loan repayment terms, which may result in disclosure of such loans pursuant to Item III.C.1.  The impaired loans had specific loan loss allowances totaling $2.4 million at September 30, 2007.

3.	Foreign Outstandings

None

4.	Loan Concentrations

MFB Financial historically has concentrated its lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one-to-four family and multi-family residential real property.  These loans continue to be a major focus of MFB Financial's loan origination activities, representing 49.4% of the total loan portfolio at September 30, 2007.  However, MFB Financial continues to place increased emphasis on diversifying its balance sheet and improving earnings in commercial lending, which represent 37.7% of the total loan portfolio at September 30, 2007, and consumer and other lending, which represents 12.9%.

D.	Other Interest-Earning Assets

There are no other interest-earning assets as of September 30, 2007 which would be required to be disclosed under Item III. C.1 or 2 if such assets were loans.

Appendix E-22

IV.	SUMMARY OF LOAN LOSS EXPERIENCE

A.
The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings.  The provision for loan losses is determined in conjunction with management's review and evaluation of current economic conditions (including those of MFB Corp.'s lending area), changes in the characteristic and size of the loan portfolio, loan delinquencies (current status as well as past trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio.  In management's opinion, MFB Corp.'s allowance for loan losses is adequate to absorb probable incurred losses from loans at September 30, 2007.

The following table analyzes changes in the consolidated allowance for loan losses during the past five years ended September 30, 2007.

	Years Ended September 30,
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Balance of allowance at beginning of period	$7,230	$6,388	$6,074	$5,198	$5,143
Add: recoveries
Mortgage residential loans	7	-	-	-	-
Residential construction	-	-	-	8	-
Commercial real estate	-	-	-	5	333
Commercial loans	12	2	80	2	-
Other loans	7	3	10	2	-
Less charge offs:
Mortgage residential loans	(19)	(36)	(40)	-	-
Commercial real estate	-	(48)	(80)	(11)	(305)
Commercial loans	(598)	(45)	(266)	(508)	(1,060)
Home equity	(55)	(3)	-	-	(7)
Other loans	(29)	(63)	(113)	(24)	(16)
Net charge-offs	(675)	(190)	(409)	(526)	(1,055)

Allowance acquired through acquisition	-	-	-	602	-
Provisions for loan losses	(1,257)	1,032	723	800	1,110

Balance of allowance at end of period	$5,298	$7,230	$6,388	$6,074	$5,198

Net charge-offs to total average loans out- standing for period *	0.17%	0.05%	0.10%	0 .15%	0.33%
Allowance at end of period to total loans at end of period *	1.30%	1.91%	1.63%	1.52%	1.63%

* Not including loans held for sale

Appendix E-23

IV.	SUMMARY OF LOAN LOSS EXPERIENCE (Continued)

Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of MFB Corp.'s allowance for loan losses at the dates indicated.

	September 30,
	2007		2006		2005		2004		2003
	Amount	Percent of loans in each category to total Loans	Amount	Percent of loans in each category to total Loans	Amount	Percent of loans in each category to total Loans	Amount	Percent of loans in each category to total Loans	Amount	Percent of loans in each category to total Loans
	(Dollars in thousands)
Balance at end of period applicable to

Residential	$200	43.60%	$210	45.90%	$242	42.74%	$318	44.11%	$94	40.60%

Commercial	4,531	37.73	6,460	35.43	5,603	40.39	5,126	40.15	4,591	40.96

Multi-family	11	1.37	6	0.81	6	0.83	8	0.97	7	2.11

Residential construction	36	4.43	44	5.85	44	5.57	40	5.05	22	6.92

Consumer loans (1)	205	12.87	195	12.01	144	10.47	153	9.72	70	9.41

Unallocated	315		315		349		429		414

Total	$5,298	100.00%	$7,230	100.00%	$6,388	100.00%	$6,074	100.00%	$5,198	100.00%

(1) Includes home equity and second mortgage loans, and other loans including, education loans and loans secured by deposits

Appendix E-24

V.         DEPOSITS

The average amount of deposits and average rates paid are summarized as follows for the years ended September 30:

	2007		2006		2005
	Average Amount	Average Rate	Average Amount	Average Rate	Average Amount	Average Rate
	(Dollars in thousands)
Savings accounts	$52,966	1.96%	$58,887	1.79%	$47,071	0.89%
Now and money market accounts	74,098	2.00	77,428	1.65	89,443	1.01
Certificates of deposit	179,219	4.25	186,109	3.60	185,268	2.87
Demand deposits (noninterest-bearing)	35,461		34,960		30,387

	$341,744		$357,384		$352,169

Maturities of time certificates of deposit and other time deposits of $100,000 or more outstanding at September 30, 2007 is summarized as follows:
Amount
(Dollars in thousands)

Three months or less	$13,446
Over three months and through six months	6,109
Over six months and through twelve months	10,251
Over twelve months	18,796

$48,602

Appendix E-25

VI.           RETURN ON EQUITY AND ASSETS

The ratio of net income to average total assets and average shareholders’ equity and certain other ratios are as follows:
	September 30,
	2007	2006	2005
	(Dollars in thousands)

Average total assets	$498,022	$520,240	$532,190

Average shareholders’ equity	$39,987	$38,037	$36,587

Net income	$3,232	$2,166	$2,496

Return on average total assets	0.65%	0.42%	0.47%

Return on average shareholders’ equity	8.08%	5.69%	6.82%

Dividend payout ratio (dividends declared per share divided by net income per share)	26.94%	32.92%	26.73%

Average shareholders’ equity to average total assets	8.03%	7.31%	6.87%

VII.           SHORT-TERM AND FEDERAL HOME LOAN BANK BORROWINGS
The following table sets forth the maximum month-end balance and average balance of FHLB advances at the dates indicated.

	September 30,
	2007	2006	2005
	Dollars in thousands)
Maximum Balance:
FHLB advances	$123,622	$123,675	$136,260

Average Balance:
FHLB advances:	104,197	108,815	131,101

Average Rate Paid On:
FHLB advances	5.13%	4.98%	4.81%

The calculation of the average rate paid on FHLB advances is impacted by purchase adjustment amortization for the years ended September 30, 2007, 2006 and 2005 of $332,000, $472,000, and $804,000.

The following table sets forth the Bank’s borrowings at the dates indicated:

	September 30,
	2007	2006	2005
	(Dollars in thousands)
Amounts Outstanding:
FHLB advances	$124,258	$97,053	$125,854

Weighted Average Interest Rate:
FHLB Advances	5.32%	5.52%	5.53%

Appendix E-26

VIII.                      CONTRACTUAL OBLIGATIONS AND COMMITTMENTS
The following table sets forth contractual obligations and commitments based on the due date:

	Payments due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
	(Dollars in thousands)

Deposits without a
stated maturity	$162,761	$162,761	$-	$-	$-
Certificates of deposit	171,042	97,733	48,731	22,142	2,436
Long-term debt obligations	123,622	69,134	36,238	18,250	-
Subordinated debentures	5,000	-	-	-	5,000
Purchase obligations	2,100	851	1,249	-	-
Securities sold under
agreement to repurchase	540	540	-	-	-
Unused commitments to
extend credits	78,820	78,820	-	-	-

Total	$543,885	$409,839	$86,218	$40,392	$7,436

Appendix E-27

COMPETITION

MFB Financial originates most of its loans to and accepts most of its deposits from residents of St. Joseph and Elkhart counties in Indiana and beginning in 2005 in Hamilton County, Indiana. MFB Financial is subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions, certain non-banking consumer lenders, and other companies or firms, including brokerage houses and mortgage brokers that provide similar services in St. Joseph and Elkhart Counties.  MFB Financial also competes with money market and mutual funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.  The newly acquired Community Wealth Management Group competes with firms in and around Carmel and Crawfordsville and the surrounding areas in Indiana.

The primary factors influencing competition for deposits are interest rates, service and convenient access.  MFB Financial competes for loan originations primarily through the efficiency and quality of services it provides borrowers, builders, realtors and the small business community through interest rates and loan fees it charges.  Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that are not readily predictable.

Under current federal law, bank holding companies may acquire savings institutions and savings institutions may also acquire banks. Commercial companies may not, however, acquire unitary savings and loan holding companies, such as MFB Corp. Affiliations between banks and savings associations based in Indiana may also increase the competition faced by the Company.

In addition, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion.  The State of Indiana passed a law establishing interstate branching provisions for Indiana state-chartered banks consistent with those established by the Riegle-Neal Act (the "Indiana Branching Law").  The Indiana Branching Law authorizes Indiana banks to branch interstate by merger or de novo expansion and authorizes out-of-state banks meeting certain requirements to branch into Indiana by merger or de novo expansion.  This legislation has resulted in increased competition for the Company and the Bank.

Appendix E-28

REGULATION

General

The Bank is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government.  Accordingly, the Bank is subject to broad federal regulation and oversight by the Office of Thrift Supervision (the “OTS”) extending to all its operations.  The Bank is a member of the FHLB of Indianapolis and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board").  As the savings and loan holding company of the Bank, the Company also is subject to federal regulation and oversight.  The purpose of the regulation of the Company and other holding companies is to protect subsidiary savings associations.  The Bank is a member of the Deposit Insurance Fund ("DIF”) which is administered by the FDIC and the deposits of the Bank are insured by the FDIC.  As a result, the FDIC has certain regulatory and examination authority over the Bank.  Certain of these regulatory requirements and restrictions are discussed below.

The OTS has extensive authority over the operations of savings institutions.  As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC.  The last regular OTS examination of the Bank was as of March 31, 2007 and dated September 24, 2007.  When these examinations are conducted by the OTS, the examiners may require the Company to provide for higher general or specific loan loss reserves.  To fund the operations of the OTS, all savings institutions are subject to a semi-annual assessment, based on the total assets, condition, and complexity of operations.  The Bank's OTS assessment for the fiscal year ended September 30, 2007, was approximately $120,000.

The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and the Company.  This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions.  In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices.  Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS.  Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws.  For instance, no savings institution may invest in non-investment grade corporate debt securities.  In addition, the permissible level of investment by federal associations in loans secured by nonresidential real property may not exceed 400% of total capital, except with approval of the OTS.  The Bank is in compliance with the noted restrictions.

The Bank is also subject to federal regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, issuance or retirements of its own securities, and limitations upon other aspects of banking operations.

In addition, the activities and operations of the Bank are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, The Federal Truth-In-Lending Act

Appendix E-29

and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, anti-redlining legislation and anti-trust laws.

Recent Legislative Developments

On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 - federal legislation which modernizes the laws governing the financial services industry.  This law establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers.  As a result of this legislation, bank holding companies will be permitted to engage in a wider variety of financial activities than permitted under prior law, particularly with respect to insurance and securities activities.  To the extent the law permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation.  This could result in a growing number of larger financial institutions that offer wider varieties of financial services than are currently offered by MFB and that could aggressively compete in the markets currently served by MFB.  The statute grandfathered MFB’s status as a unitary savings and loan holding company and its authority to engage in commercial activities.  The legislation also provides, however, that a company that acquires a unitary savings and loan holding company through a merger or other business combination may engage only in those activities that are permissible for a multiple savings and loan holding company or for a financial holding company.  This provision likely could reduce the number of potential acquirers of MFB. The law also increases commercial banks’ access to loan funding by the Federal Home Loan Bank System, and includes new provisions in the privacy area, restricting the ability of financial institutions to share nonpublic personal customer information with third parties.

On October 26, 2001, President Bush signed the USA Patriot Act of 2001 (the “Patriot Act”).  The Patriot Act is intended to strengthen the ability of U.S. Law Enforcement to combat terrorism on a variety of fronts.  The potential impact of the Patriot Act on financial institutions is significant and wide-ranging.  The Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires financial institutions to implement additional policies and procedures with respect to, or additional measures designed to address, any or all the following matters, among others: money laundering, suspicious activities and currency transaction reporting, and currency crimes.  Many of the provisions in the Patriot Act were to have expired December 31, 2005, but the U.S. Congress authorized renewals that extended the provisions until March 10, 2006.  In early March 2006, the U.S. Congress approved the USA Patriot Improvement and Reauthorization Act of 2005 (the “Reauthorization Act”) and the USA Patriot Act Additional Reauthorizing Amendments Act of 2006 (the “Patriot Act Amendments”), and they were signed into law by President Bush on March 9, 2006.  The Reauthorization Act makes permanent all but two of the provisions that had been set to expire and provides that the remaining two provisions, which relate to surveillance and the production of business records under the Foreign Intelligence Surveillance Act, will expire in four years.  The Patriot Act Amendments include provisions allowing recipients of certain subpoenas to obtain judicial review of nondisclosure orders and clarifying the use of certain subpoenas to obtain information from libraries.  The Company does not anticipate that these changes will materially affect its operations.

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reportings.  The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered under the Securities Exchange Act of 1934 (the “1934 Act”).  In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional

Appendix E-30

responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for the reporting company and their directors and executive officers; and (v) new and increased civil and criminal penalties for violation of the securities laws.

The Securities and Exchange Commission had adopted final rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 but has delayed the implementation of 404 regulations for non-accelerated filers.  The Company will be required to include a report from management on the Company’s internal control over financial reporting for the fiscal year ended September 30, 2008.  The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate control over financial reporting of the Company, identify the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting, and provide management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  For the fiscal year ending September 30, 2009, the internal control report must state that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.  Management expects that significant efforts will be required to comply with Section 404 and that the cost of such compliance may be material upon implementation.

The Securities and Exchange Commission in 2006 adopted significant changes to its proxy statement disclosure rules relating to executive compensation.  Among other things, several tables, more detailed narrative disclosures, and a new compensation discussion and analysis section are required in proxy statements.  These changes have required and will require a significant commitment of managerial resources and will result in increased costs to us, which could adversely affect results of operations, or cause fluctuations in results of operations.

Federal Home Loan Bank System

The Bank is a member of the FHLB system, which consists of 12 regional banks.  The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System including the FHLB of Indianapolis.  The FHLB System provides a central credit facility primarily for member financial institutions.  At September 30, 2007, the Bank's investment in stock of the FHLB of Indianapolis was $7.7 million.

All 12 FHLB's are required to provide funds to establish affordable housing programs through direct loans or interest subsidies on advances to members to be used for lending at subsidized interest rates for low- and moderate-income, owner-occupied housing projects, affordable rental housing, and certain other community projects.

The FHLB of Indianapolis serves as a reserve or central bank for member institutions within its assigned region.  It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System.  It makes advances to members in accordance with policies and procedures established by the FHLB and the Board of Directors of the FHLB of Indianapolis.

All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB.  Eligible collateral includes first mortgage loans less than 60 days delinquent or securities evidencing interests therein, securities (including mortgage-backed securities) issued, insured or guaranteed by the federal government or any agency thereof, FHLB deposits, certain small business and agricultural

Appendix E-31

loans of smaller institutions and real estate with readily ascertainable value in which a perfected security interest may be obtained.  Other forms of collateral may be accepted as over collateralization or, under certain circumstances, to renew outstanding advances.  All long-term advances are required to provide funds for residential home financing and the FHLB has established standards of community service that members must meet to maintain access to long-term advances. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

Insurance of Deposits

On March 31, 2006, the FDIC merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a new fund, the Deposit Insurance Fund (“DIF”).  As the federal insurer of deposits of savings institutions, the FDIC determines whether to grant insurance to newly-chartered savings institutions, has authority to prohibit unsafe or unsound activities and has enforcement powers over savings institutions (usually in conjunction with the OTS or on its own if the OTS does not undertake enforcement action).

Deposit accounts in the Bank are insured by the DIF within prescribed statutory limits which generally provide a maximum of $100,000 coverage for each insured account and effective March 31, 2006 increase the coverage limit for retirement accounts to $250,000 and indexing the coverage limit for retirement accounts to inflation as with the general deposit insurance coverage limit.  As a condition to such insurance, the FDIC is authorized to issue regulations and, in conjunction with the OTS, conduct examinations and generally supervise the operations of its insured members.

The FDIC is authorized to establish a range of 1.15% to 1.50% within which the FDIC Board of Directors may set the Designated Reserve Ratio (“DRR”).  If the DDR falls below 1.15%, or is expected to within 6 months, the FDIC must adopt a restoration plan that provides that the DIF will return to 1.15% generally within 5 years.  If the DDR exceeds 1.35%, the FDIC must generally dividend to DIF members half of the amount above the amount necessary to maintain the DIF at 1.35%.  If the reserve ration exceeds 1.50%, the FDIC must generally dividend to DIF members all amounts above the amount necessary to maintain the DIF at 1.50%.

Regulatory Capital

Currently, savings institutions are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement.  The leverage limit requires that savings associations with the highest rating for safety and soundness maintain "core capital" of at least 3% of total assets, with other savings associations maintaining core capital of 4% to 5% of total assets, depending on their condition.  Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits), less non-qualifying intangibles.  Under the tangible capital requirement, a savings bank must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights and purchased credit card relationships which may be included subject to certain limits) of at least 1.5% of total assets.  Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings bank to account for the relative risks inherent in the type and amount of assets held by the savings bank.  The total risk-based capital requirement requires a savings bank to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and

Appendix E-32

permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets.  Assets are ranked as to risk in one of four categories (0-100%) with a credit risk-free asset such as cash requiring no risk-based capital and an asset with a significant credit risk such as a non-accrual loan being assigned a factor of 100%.  At September 30, 2007, based on the capital standards then in effect, the Bank was in compliance with all capital requirements imposed by law.

If an institution is not in compliance with its capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation.  In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings bank that fails to meet its capital requirements, which actions may include restrictions on operations and banking activities, the imposition of a capital directive, a cease and desist order, civil money penalties or harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution.

Prompt Corrective Action

Applicable Federal law requires that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements.  For these purposes, five capital tiers have been established:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.  At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution.  OTS regulations define these capital levels as follows: (1) well-capitalized institutions must have total risk-based capital of at least 10%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of at least 6% and a leverage ratio of at least 5% and are not subject to any order or written directive of the OTS to maintain a specific capital level for any capital measure; (2) adequately capitalized associations are those that meet the regulatory minimum of total risk-based capital of 8%, core risk-based capital of 4% and a leverage ratio of 4%, but which are not well capitalized; (3) undercapitalized institutions are those that do not meet the requirements for adequately capitalized institutions, but that are not significantly undercapitalized; (4) significantly undercapitalized institutions have total risk-based capital of less than 6%, core risk-based capital of less than 3% and a leverage ratio of less than 3%; and (5) critically undercapitalized institutions are those with tangible capital of less than 2% of total assets.  In addition, the OTS can downgrade an institution's designation notwithstanding its capital level, based on less than satisfactory examination ratings in areas other than capital or if the institution is deemed to be in an unsafe or unsound condition.  Each undercapitalized institution must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized.  Such institution will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business.  Significantly undercapitalized institutions must restrict the payment of bonuses and raises to their senior executive officers.  Furthermore, a critically undercapitalized institution must be placed in conservatorship or receivership within 90 days after reaching such capitalization level, except under limited circumstances.  It will also be prohibited from making payments on any subordinate debt securities without the prior approval of the FDIC and will be subject to significant additional operating restrictions.  The Bank's capital at September 30, 2007, meets the standards for a well-capitalized institution.

Appendix E-33

Capital Distributions Regulation

An OTS regulation imposes limitations upon all "capital distributions" by savings institutions, including cash dividends, payments by an institution to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital.  The OTS regulations permit a savings institution to make a capital distribution to its shareholders in a maximum amount that does not exceed the institution’s undistributed net income for the prior two years plus the amount of its undistributed income from the current year.  The rule requires a savings institution, such as the Bank, that is a subsidiary of a savings and loan holding company to file a notice with the OTS thirty days before making a capital distribution up to the maximum amount described above.  The rule also requires all savings institutions, whether a holding company or not, to file an application with the OTS prior to making any capital distribution where the association is not eligible for “expedited processing” under the OTS “Expedited Processing Regulation,” where the proposed distribution, together with any other distributions made in the same year, would exceed the “maximum amount” described above, where the institution would be under capitalized following the distribution or where the distribution would otherwise be contrary to a statute, regulation or agreement with the OTS.

Federal Reserve System

Under FRB regulations, the Bank is required to maintain reserves against its transaction accounts (primarily checking and NOW accounts) and non-personal money market deposit accounts.  The effect of these reserve requirements is to increase the Bank's cost of funds.  The Bank is in compliance with its reserve requirements.

Transactions with Affiliates

Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act.  An affiliate of a savings bank is any company or entity which controls the savings bank, any company that is under common control with the savings bank, or a bank or savings association subsidiary of the savings bank.  In a holding company context the parent holding company of a savings bank (such as MFB) and any companies controlled by such parent holding company are affiliates of the savings bank.

Generally, Sections 23A and 23B (i) limit the extent to which the savings bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate.  The term "covered transaction" with respect to an affiliate of a financial institution includes a loan to the affiliate, a purchase of assets from the affiliate, the issuance of a guarantee on behalf of the affiliate, and similar types of transactions.

In addition to the restrictions imposed by Sections 23A and 23B, no savings bank may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes, or similar obligations of any affiliate other than shares of a bank or savings association subsidiary of the savings bank.

Appendix E-34

The restrictions contained in Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal shareholders also apply to savings associations.  Under Section 22(h), loans to an executive officer and to a greater than 10% shareholder of a savings bank (18% in the case of institutions located in an area with less then 30,000 in population), and certain affiliated entities of either, may not exceed together with all other outstanding loans to such person and affiliated entities the association's loan-to-one-borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral).  Section 22(h) also prohibits certain loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% shareholders of a savings bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting.  Currently, the FRB requires board of director approval for certain loans to directors, officers, and 10% shareholders (including all other outstanding loans to such persons) above the greater of $25,000 or 5% of capital and surplus (up to $500,000).  Further, the FRB requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other unaffiliated parties.  Section 22(g) of the Federal Reserve Act, which imposes limitations on loans made to executive officers, also applies to savings institutions.

Holding Company Regulation

Under current law, MFB is regulated as a "non-diversified unitary savings and loan holding company" within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and subject to regulatory oversight of the Director of the OTS.  As such, MFB is registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements.  As a subsidiary of a savings and loan holding company, the Bank is subject to certain restrictions in its dealings with MFB and with other companies affiliated with MFB.

HOLA generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings bank or savings and loan holding company or controlling the assets thereof or (ii) acquiring or retaining more than 5 percent of the voting shares of a savings bank or holding company thereof which is not a subsidiary.  Additionally, under certain circumstances a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15 percent of previously unissued voting shares of an under-capitalized savings bank for cash without that savings bank being deemed controlled by the holding company.  Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

Under current law, there are generally no restrictions on the permissible business activities of a grandfathered unitary savings and loan holding companies such as MFB.  However, if the Director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings bank, the Director of the OTS may impose such restrictions as deemed necessary to address such risk and limiting (i) payment of dividends by the savings bank, (ii) transactions between the savings bank and its affiliates, and (iii) any activities of the savings bank that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings bank.  Further, the recently enacted Gramm-Leach-Bliley Act prohibits a company that engages in activities in which a multiple thrift holding company or financial holding company may not engage from acquiring a savings and loan holding company, such as MFB.

Appendix E-35

Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings bank subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company must, within one year of the savings association’s failure to meet the QTL test, register as a bank holding company and become subject to all of the provisions of the Bank Holding Company Act of 1956. See-“Qualified Thrift Lender."  At September 30, 2007, the Bank's asset composition qualifies the Bank as a Qualified Thrift Lender.

No subsidiary savings bank of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment.  Any dividend declared during such period or without the giving of such notice shall be invalid.

Branching

The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute.  Federal statutes permit federal savings institutions to branch outside of their home state if the institution meets the domestic building and loan test in Section 7701 (a)(l 9) of the Internal Revenue Code of 1986, as amended (the "Code") or the asset composition test of Section 770 1 (c) of the Code.  Branching that would result in the formation of a multiple savings and loan holding company controlling savings institutions in more than one state is permitted if the law of the state in which the savings bank to be acquired is located specifically authorizes acquisition of its state-chartered institutions by state-chartered institutions or their holding companies in the state where the acquiring institution or holding company is located.

Federal Securities Law

The shares of Common Stock of MFB are registered with the SEC under the 1934 Act.  MFB is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder.

If MFB has less than 300 shareholders of record, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

Shares of Common Stock held by persons who are affiliates of MFB may not be resold without registration or unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act.  If MFB meets the current public information requirements under Rule 144, each affiliate of MFB who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of MFB or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Appendix E-36

Loans to One Borrower

Under OTS regulations, the Bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus.  Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate.  In some cases, a savings bank may lend up to 30% of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the savings bank meets its regulatory capital requirements and the OTS authorizes the savings bank to use this expanded lending authority.  At September 30, 2007, the Bank did not have any loans or extensions of credit to a single or related group of borrowers in excess of its regulatory lending limits.  Management does not believe that the loans-to-one-borrower limits will have a significant impact on the Bank’s business operations or earnings.

Qualified Thrift Lender

Under current OTS regulations, the QTL test requires that a savings bank have at least 65% of its portfolio assets invested in "qualified thrift investments" on a monthly average basis in 9 out of every 12 months.  Qualified thrift investments under the QTL test consist primarily of housing related loans and investments.  Portfolio assets under the QTL test include all of an association's assets less (i) goodwill and other intangibles, (ii) the value of property used by the association to conduct its business, and (iii) its liquid assets as required to be maintained under law up to 20% of total assets.

A savings bank which fails to meet the QTL test must either convert to a bank or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings bank; (ii) its branching activities shall be limited to those of a national bank; and (iii) it shall be bound by regulations applicable to national banks respecting payment of dividends.  Three years after failing the QTL test the association must dispose of any investment or activity not permissible for a national bank and a savings bank.  If such a savings bank is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies.

 A savings bank failing to meet the QTL test may re-qualify as a QTL if it thereafter meets the QTL test. In the event of such re-qualification it shall not be subject to the penalties described above. A savings bank which subsequently again fails to qualify under the QTL test shall become subject to all of the described penalties without application of any waiting period.

At September 30, 2007, 75.10% of the Bank's portfolio assets (as defined on that date) were invested in qualified thrift investments (as defined on that date); and, the Bank’s asset composition was in excess of that required to qualify the Bank as a QTL in each of the twelve months of the fiscal year.  Also, the Bank does not expect to significantly change its lending or investment activities in the near future, and therefore expects to continue to qualify as a QTL, although there can be no such assurance.

Appendix E-37

Community Reinvestment Act Matters

Under current law, ratings of depository institutions under the Community Reinvestment Act of 1977 must be disclosed.  This disclosure includes both a four tier descriptive rating using terms such as satisfactory and unsatisfactory and a written evaluation of each institutions performance.  The Bank offers programs that meet the needs of all buyers including loans to first time homebuyers that require no down payment.  Borrowers living or purchasing homes in low-income areas pay reduced closing costs.  The Bank is also actively involved with lending consortiums that provide market rate loans to low and moderate-income families that are unable to obtain mortgages through the traditional lending channels.  The OTS has determined that the Bank has a satisfactory record of meeting community credit needs.

TAXATION

Federal Taxation

Historically, savings institutions, such as the Bank, had been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method.  However, in August, 1996, legislation was enacted that repealed the reserve method of accounting for federal income tax purposes.  As a result, the Bank must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for post-1987 tax years.  The recapture is occurring over a six-year period, the commencement of which began with the Bank’s taxable year ending September 30, 1999, since the Bank met certain residential lending requirements.  In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, will not have to be recaptured into income unless (i) the Bank no longer qualifies as a bank under the Code, or (ii) excess dividends or distributions are paid out by the Bank.  The total amount of bad debt to be recaptured has been fully captured in 2006.

Depending on the composition of its items of income and expense, a savings bank may be subject to the alternative minimum tax.  A savings bank must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due.  AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method, the cash surrender value of bank owned life insurance and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss).  AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

For federal income tax purposes, MFB reports its income and expenses on the accrual method of accounting.  MFB, the Bank and its subsidiaries file a consolidated federal income tax return for each fiscal year ending September 30.  The federal income tax returns filed by MFB have not been audited in the last five years.

Appendix E-38

State Taxation

The Bank is subject to Indiana’s Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income.  Federal taxable income is then adjusted by several Indiana modifications.  Currently, income from the Bank’s subsidiaries MFB Investment, I, Inc., MFB Investments II, Inc. and MFB Investments, LP is not subject to the FIT.  Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.  The Indiana Department of Revenue is currently conducting an audit of MFB's state income tax returns for fiscal years 2004, 2005 and 2006.

Item 1A.       Risk Factors.

Statements contained in this filing on Form 10-K that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are also intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  MFB cautions readers that forward-looking statements, including without limitation those relating to MFB's future business prospects, interest income and expense, net income, liquidity, and capital needs are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to, among other things, factors identified in this filing, including the following:

Regulatory changes could adversely impact us or the businesses in which we are engaged.
The banking industry is heavily regulated.  These regulations are intended to protect depositors, not shareholders.  As discussed in this Form 10-K, MFB and its subsidiaries are subject to regulation and supervision by the FDIC, the OTS, and the SEC.  The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies.

Legislative actions or significant litigation could adversely impact us or the clients we serve.
Because of concerns relating to the competitiveness and the safety and soundness of the industry, Congress continues to consider a number of wide-ranging proposals for altering the structure, regulation, and competitive relationships of the nation’s financial institutions.  Among such bills are proposals to combine banks and thrifts under a unified charter, to combine regulatory agencies, and to make changes to deposit insurance protection of depositors.  Management cannot predict whether or in what form any of these proposals will be adopted or the extent to which the business of the MFB and its subsidiaries may be affected thereby.

We must effectively manage credit risk to reduce the possibility of potential losses.
One of the greatest risks facing lenders is credit risk, that is, the risk of losing principal and interest due to a borrower’s failure to perform according to the terms of a loan agreement.  While management attempts to provide an allowance for loan losses at a level adequate to cover probable incurred losses based on loan portfolio growth, past loss experience, general economic conditions, information about specific borrower situations, and other factors, future adjustments to reserves may become necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used with respect to such factors.

Appendix E-39

Our commercial and consumer loans expose us to increased credit risk.
We have a large percentage of commercial and consumer loans.  Commercial loans generally have greater credit risk than residential mortgage loans because repayment of these loans often depends on the successful business operations of the borrowers. These loans also typically have much larger loan balances than residential mortgage loans.  Consumer loans generally involve greater risk than residential mortgage loans because they are unsecured or secured by assets that depreciate in value. Although we undertake a variety of underwriting, monitoring and reserving protections with respect to these types of loans, there can be no guarantee that we will not suffer unexpected losses.

Changes in local economic and political conditions could adversely affect our earnings and those of our borrowers.
MFB's primary market area for deposits and loans encompasses St. Joseph and Elkhart Counties, in northwest Indiana.  Ninety-five percent of MFB's business activities are within this area.  This concentration exposes MFB to risks resulting from changes in the local economy.  A dramatic drop in local real estate values would, for example, adversely affect the quality of MFB Financial's loan portfolio.

Changes in interest rate risk could have a material adverse effect on our financial condition and results of operations.
MFB's earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings.  Interest rate risk is the risk that the earnings and capital will be adversely affected by changes in interest rates. While MFB attempts to adjust its asset/liability mix in order to limit the magnitude of interest rate risk, interest rate risk management is not an exact science.  Rather, it involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities.  Moreover, rate changes can vary depending upon the level of rates and competitive factors.  From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of MFB.  Further discussion of interest rate risk can be found under the caption “Asset/Liability Management” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of MFB's 2007 Annual Report to Shareholders.

Our market is extremely competitive and our earnings will suffer if we are unable to compete effectively.
The activities of MFB and MFB Financial in the geographic market served involve competition with other banks as well as with other financial institutions and enterprises, many of which have substantially greater resources than those available to MFB.  In addition, non-bank competitors are generally not subject to the extensive regulation applicable to the MFB and MFB Financial.

Item 1B.          Unresolved Staff Comments.

Not applicable.

Appendix E-40

Item 2.           Properties.

At September 30, 2007, MFB Financial conducted its business from its corporate headquarters and main office at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545, eleven full service financial centers, one wealth management group office in Crawfordsville, Indiana, and one loan production office in New Buffalo, Michigan.  The corporate headquarters/main office and eleven branch offices are owned by MFB Financial and the Wayne Street, Carmel, Crawfordsville and New Buffalo locations are leased.

The corporate headquarters consists of approximately 114,000 square feet with approximately 44% of the space utilized by the Company.  At September 30, 2007 the Company had leased approximately 87% of the available tenant space.

The following table provides certain information with respect to MFB Financial's offices as of September 30, 2007:

Description and Address	Year Opened	Approximate Square Footage

Corporate Headquarters
4100 Edison Lakes Parkway
Suite 300
Mishawaka, IN 46545	2004	63,000

Main Office
4100 Edison Lakes Parkway
Suite 300
Mishawaka, IN 46544	2006	500

Branch Office
411 W. McKinley Ave.
Mishawaka, IN 46545	1975	4,800

Branch Office
402 W. Cleveland Rd.
Granger, IN 46545	1977	4,400

Branch Office
2427 Mishawaka Ave.
South Bend, IN 46615	1978	2,600

Branch Office
25990 County Road 6
Elkhart, IN 46514	1999	3,300

Branch Office
100 E. Wayne St.
Suite 150
South Bend, IN 46601	2000	3,200

Branch Office
23132 U.S. 33
Elkhart, IN 46517	2003	2,700

Branch Office
2850 West Cleveland Rd.
South Bend, IN 46628	2006	3,200

Appendix E-41

Description and Address	Year Opened	Approximate Square Footage

Branch Office
121 S. Church Street
Mishawaka, IN 46544	1961	13,700

Branch Office
23761 State Road 2
South Bend, IN 46619	2005	3,400

Branch Office
742 E Ireland Rd
South Bend, IN 46614	2005	3,100

Branch Office
11711 N. Meridian Suite 170
Carmel, IN 46032	2006	3,200

Loan Production Office
307 West Buffalo St.
New Buffalo, MI 49117	2007	2,000

Wealth Management Office
119 East Main St.
Crawfordsville, IN 47933	2007	2,600

MFB Financial also operates thirteen automatic teller machines (ATMs). MFB Financial's ATMs participate in the nationwide CIRRUS and STAR ATM networks, and accept all others.

MFB Financial owns computer and data processing equipment which is used for transaction processing and accounting.  In 2007, MFB Financial renegotiated its contract for data processing and reporting services with Open Solutions (formerly known as BISYS, Inc.) in Glastonbury, Connecticut.  The cost of these data processing services was approximately $793,000 for the year ended September 30, 2007 and $838,000 for the year ended September 30, 2006.

Item 3.          Legal Proceedings.

The Company and the Bank are subject to certain claims and legal actions arising in the ordinary course of business. A creditor of the $1.5 million impaired loan relationship discussed in Note 4 to the Company’s consolidated financial statements in its Annual Report to Shareholders filed a lawsuit during the fiscal year ending September 30, 2006 against MFB seeking to recover $171,000 from MFB.  A

Appendix E-42

forbearance agreement provided for payments to this creditor and the Bank from the impaired loan relationship and resulted in payments of approximately $1.6 million during fiscal year 2007 to the Bank and full recovery to the creditor.  This legal matter was resolved during the fiscal year 2007 and the Company and the Bank did not incur any losses.  In the opinion of management, after consultation with legal counsel, the ultimate disposition of all other legal matters is not expected to have a material adverse effect on the consolidated financial position or results of operation of the Company.

Item 4.                      Submission of Matters to a Vote of Security Holders.

No matter was submitted to a vote of MFB's shareholders during the quarter ended September 30, 2007.

Item 4.5.                                Executive Officers of Registrant.

Presented below is certain information regarding the executive officers of MFB and MFB Financial:

Name	Position
Charles J. Viater	President and Chief Executive Officer of MFB
and MFB Financial
Donald R. Kyle	Executive Vice President and Chief Operating Officer
of MFB Financial
Terry L. Clark	Executive Vice President and Chief Financial Officer of
MFB Financial
James P. Coleman, III	Executive Vice President and Director of Wealth
Management of MFB Financial
Scott A. Taylor	Vice President and Chief Deposit Officer of
MFB Financial
M. Gilbert Eberhart	Secretary of MFB and MFB Financial

Charles J. Viater (age 52) has served as President and Chief Executive Officer of MFB Financial since September 1995.

Donald R. Kyle (age 60) has served as Executive Vice President and Chief Operating Officer of MFB Financial since July, 1999. Previously, he served as Regional President of National City Bank.

Terry L. Clark (age 41) joined MFB in January 2005 as Vice President and Controller and was elected as Executive Vice President and Chief Financial Officer of MFB Financial in January 2007.  Previously, he served as an Accounting Officer at 1st Source Bank in South Bend, Indiana and as Controller at Trustcorp Mortgage Company in South Bend, Indiana prior to his employment with 1st Source.

James P. Coleman (age 61) joined MFB in June 2004 as Executive Vice President and Director of Wealth Management.  Previously, he served as President of STAR Wealth Management in Fort Wayne, Indiana and as Senior Vice President of 1st Source Bank in South Bend, Indiana prior to his employment with STAR.

Scott A. Taylor (age 41) joined MFB in November 1999 as Assistant Vice President and Branch Manager.  He assumed the role of Vice President and Chief Deposit Officer of MFB Financial in May 2007.  Previously, he served as a Retail Market Manager for National City Bank.

M. Gilbert Eberhart (age 73) has served as Secretary of MFB Financial since 1987 and of MFB Corp. since its inception.  He is a dentist based in Mishawaka.

Appendix E-43

PART II

Item 5.       Market for Registrant's Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities.

Information concerning the market price of and dividends paid on the common stock of MFB and related shareholder matters is incorporated by reference to page 60 of MFB’s Annual Report to Shareholders for the fiscal year ended September 30, 2007 (the “Annual Report”).  MFB sold no equity securities during the period covered by this report that were not registered under the Securities Act of 1933 (the “1933 Act”).

Since MFB has no independent operations or other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to its shareholders is directly dependent upon the earnings on its investment securities and ability of the Bank to pay dividends to MFB.

Under OTS regulations, a converted savings bank may not declare or pay a cash dividend if the effect would be to reduce net worth below the amount required for the liquidation account created at the time it converted.  In addition, under OTS regulations, the extent to which a savings bank may make "capital distributions" is limited (See “Regulation – Capital Distributions Regulation.”)  Prior notice of any dividend to be paid by the Bank will have to be given to the OTS.

Any dividend distributions in excess of current or accumulated earnings and profits will be treated for federal income tax purposes as a distribution from the Bank's accumulated bad debt reserves, which could result in increased federal income tax liability for the Bank.

Unlike the Bank, generally there is no restriction on the payment of dividends by MFB, subject to the determination of the director of the OTS that there is reasonable cause to believe that the payment of dividends constitutes a serious risk to the financial safety, soundness or stability of the Bank.  Indiana law, however, would prohibit MFB from paying a dividend if, after giving effect to the payment of that dividend, MFB would not be able to pay its debts as they become due in the ordinary course of business, or if MFB's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any.

See Item 12 for disclosure required about certain equity compensation plans.

Appendix E-44

The following table provides information about purchases by the Company pursuant to the buyback program announced February 2, 2006 with respect to its Common Stock during the three months ended September 30, 2007:

	Total		Total Number of	Approximate Number
	Number		Shares Purchased	of Shares that May
	of Shares	Average	as part of Publicly	Yet be Purchased
Period	Purchased	Price Paid	Announced Program (1)	Under the Program (1) (2)

July 01-31, 2007	-	-	-	67,721
August 01-31, 2007	-	-	-	67,721
September 01-30, 2007	-	-	-	67,721

Total	-		-

(1)
On February 2, 2006, MFB announced in a press release that the board of directors had authorized a stock repurchase program to purchase up to 5%, or approximately 67,000 shares of outstanding stock, of which approximately 1,700 may yet be purchased.

(2)
On February 23, 2007, the Company announced in a press release that the board of directors had authorized a new stock repurchase program to purchase up to 5%, or approximately 66,000 shares of outstanding stock, but no shares were repurchased under this new program during the quarter ended September 30, 2007.

At September 30, 2007, the Company had nothing outstanding from correspondent banks.

Item 6.        Selected Financial Data.

The information required by this item is incorporated by reference to the material under the heading "Selected Consolidated Financial Data" on page 3 of the Annual Report.

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations.

The information required by this item is incorporated by reference to pages 4 through 19 of the Annual Report.

Item 7A.      Quantitative and Qualitative Disclosures About Market Risk

The information required by this item is incorporated by reference to pages 11 through 13 of the Annual Report.

Item 8.         Financial Statements and Supplementary Data

MFB's Consolidated Financial Statements and Notes thereto contained on pages 21 through 57 of the Annual Report are incorporated herein by reference.  MFB’s Supplementary Data is contained on page 61 of the Annual Report and is incorporated herein by reference.

Appendix E-45

Item 9.          Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not Applicable.

Item 9A.	Controls and Procedures.

a)
Evaluation of disclosure controls and procedures.  MFB’s chief executive officer and chief  financial officer, after evaluating the effectiveness of MFB’s disclosure controls and procedures (as defined in Sections 13a – 15(e) and 15d – 15(e) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”), as of September 30, 2007 (the “Evaluation Date”), have concluded that as of the Evaluation Date, MFB’s disclosure controls and procedures were effective in ensuring that information required to be disclosed by MFB in reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and are designed to ensure that information required to be disclosed in those reports is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure.

b)
Changes in internal controls.  There were no significant changes in the Company’s internal control over financial reporting identified in connection with the Company’s evaluation of controls that occurred during the Company’s last fiscal quarter that have materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B.     Other Information

Not applicable.

PART III

Item 10.      Directors, Executive Officers and Corporate Governance.

The information required by this item with respect to directors is incorporated by reference to pages 3-7 of MFB's Proxy Statement for its 2007 Annual Shareholder Meeting (the "Proxy Statement").  Information concerning MFB's executive officers is included in Item 4.5 in Part I of this report.  Information concerning compliance by such persons with Section 16(a) of the 1934 Act is incorporated by reference to page 29 of the Proxy Statement.

Code of Ethics

The Company has adopted an Ethics Policy that applies to all officers, employees and directors of the Company and its subsidiaries.  A copy of the Ethics Policy was attached as Exhibit 14 to the Company’s Annual Report for the fiscal year ended September 30, 2005.

Appendix E-46

Item 11.      Executive Compensation

The information required by this item with respect to executive compensation and compensation committee interlocks is incorporated by reference to pages 7 through 22 of the Proxy Statement.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information on security ownership of management and certain beneficial owners is incorporated by reference to pages 3 to 5 of the Proxy Statement.

The following table provides the information about MFB’s common stock that may be issued upon the exercise of options and rights under all existing equity compensation plans as of September 30, 2007.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of September 30, 2007	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans as of September 30, 2007(excluding securities reflected in column (1)
Equity compensation plans approved by security holders	201,410	$24.83	8,000
Equity compensation plans not approved by security holders	-	-	-
Total	201,410	$24.83	8,000

(1)	Includes the following plans: 1997 stock option plan and 2002 stock option plan.

Item 13.       Certain Relationships and Related Transactions, and Director Independence

The information required by this item is incorporated by reference to pages 5, and 21 to 22 of the Proxy Statement.

Item 14.       Principal Accounting Fees and Services.

The information required by this item is incorporated by reference to pages 28 to 29 of the Proxy Statement.

Appendix E-47

PART IV

Item 15.                                Exhibits, Financial Statement Schedules.

(a) The following financial statements are incorporated by reference as part of this report:

Financial Statements	Pages in the Annual Report to Shareholders
Report of Independent Registered Public Accounting Firm	20
Consolidated Balance Sheets at September 30, 2007 and 2006	21
Consolidated Statements of Income for the Years Ended September 30, 2007, 2006 and 2005	22
Consolidated Statements of Shareholders’ Equity for the Years ended September 30, 2007, 2006 and 2005	23
Consolidated Statements of Cash Flows for the Years ended September 30, 2007, 2006 and 2005	24-25
Notes to Consolidated Financial Statements	26-57

(b) The exhibits filed herewith or incorporated by reference herein are set forth on the Exhibit Index on pages 52 to 53.

(c) All schedules are omitted as the required information either is not applicable or is included in the consolidated Financial Statements or related notes.

Appendix E-48

SIGNATURES

Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this report to be signed on behalf of the undersigned, thereto duly authorized.

MFB CORP.

Date: December 18, 2007	By:	/s/ Charles J. Viater
Charles J. Viater, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Charles J. Viater	/s/ M. Gilbert Eberhart
Charles J. Viater	M. Gilbert Eberhart, Director
President, Chief Executive Officer
and Director	Date: December 18, 2007
(Principal Executive Officer)
/s/ Edward Levy
Date: December 18, 2007	Edward Levy, Director

Date: December 18, 2007

/s/ Terry L. Clark	/s/ Jonathan E. Kintner
Terry L. Clark	Jonathan E. Kintner, Director
Executive Vice President and Chief
Financial Officer of MFB Financial	Date: December 18, 2007
(Principal Financial Officer and
Principal Accounting Officer)
/s/ Christine A. Lauber
Date: December 18, 2007	Christine A. Lauber, Director

Date: December 18, 2007

/s/ Michael J. Marien	/s/ Reginald H. Wagle
Michael J. Marien,	Reginald H. Wagle, Director
Chairman of the Board
Date: December 18, 2007
Date: December 18, 2007

/s/ Robert C. Beutter	/s/ Jonathan Housand
Robert C. Beutter, Director	Jonathan Housand, Director

Date: December 18, 2007	Date: December 18, 2007

Appendix E-49

EXHIBIT LIST
Exhibit Index
3(l)	The Articles of Incorporation of the Registrant are incorporated by Reference to Exhibit 3(l) to the Registration Statement on Form S- 1 (Registration No. 33-73098).
3(2)	The Code of By-Laws of Registrant (as amended through December 6, 2006) is incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K dated on November 20, 2007.
4(1)	Rights Agreement, dated October 2, 2006, between the Registrant and Registrar and Transfer Company is incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K dated October 2, 2006.
10(1)
The MFB Corp. 1997 Stock Option Plan is incorporated by reference to Exhibit A to Registrant’s definitive proxy statement in respect of its 1997 Annual Shareholder Meeting.  Amendment thereto is incorporated by reference to Exhibit 10.1 of MFB’s Form 8-K dated September 29, 2006. *

10(2)
MFB Corp. 2002 Stock Option Plan is incorporated by reference to Exhibit A to Registrant’s definitive proxy statement in respect of its 2001 Annual Shareholder Meeting.  Amendment thereto is incorporated by reference to Exhibit 10.1 of MFB’s Form 8-K dated September 29, 2006. *

10(3)	Amended and restated Employment Agreement between MFB Financial and Charles J. Viater dated September 18, 2007. *
10(4)	Amended and restated Employment Agreement between MFB Financial and Donald R. Kyle dated September 18, 2007. *
10(5)	Form of Non-Qualified Stock Option Agreement for Directors is incorporated by reference to Exhibit 10(2) of MFB’s Form 8-K dated September 29, 2006. *
10(6)	Form of Non-Qualified Stock Option Agreement for Employees is incorporated by reference to Exhibit 10.3 of MFB’s Form 8-K dated September 29, 2006. *
10(7)	Form of Incentive Stock Option Agreement is incorporated by reference to Exhibit 10.4 of MFB’s Form 8-K dated September 29, 2006. *
10(8)	Amended and restated Employment Agreement between MFB Financial and Terry L. Clark dated September 18, 2007. *
10(9)	Change in Control Agreement between MFB Financial and James P. Coleman, III. dated September 18, 2007. *
10(10)	MFB Financial Executive Group Life Plan is incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated September 18, 2007. *
10(11)	Salary Continuation Agreement between MFB Financial and Charles J. Viater dated September 18, 2007 is incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K dated September 18, 2007. *

Appendix E-50

10(12) 11
Director Fee Continuation Agreement between MFB Financial and the Directors dated September 18, 2007 is incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K dated September 18, 2007.*
Statement regarding computation of earnings per share (**)

13	Shareholder Annual Report.
14	Code of Ethics is incorporated by reference to Exhibit 14 to Registrant’s Form 10-K filed for the fiscal year ended September 30, 2005.
21	Subsidiaries of the Registrant is incorporated by reference to Exhibit 21 to Registrant’s Form 10-K for the fiscal year ended September 30, 2005.
23	Consent of Crowe Chizek and Company LLC.+
31.1	Certification of Charles J. Viater.
31.2	Certification of Terry L. Clark.
32	Certification of Officers.
*	Management contracts and plans required to be filed as exhibits are included as Exhibits 10(1) – 10(11).
**	See Notes 1 and 2 of Notes to Consolidated Financial Statements, included in the 2007 Shareholder Annual Report as Exhibit 13.
+	Omitted from this Appendix E.

Appendix E-51

EXHIBIT 13

ANNUAL REPORT
TO SHAREHOLDERS

TABLE OF CONTENTS

Page

Message to Our Shareholders	Appendix E-53
Selected Consolidated Financial Data	Appendix E-54
Management’s Discussion and Analysis	Appendix E-55
Report of Independent Registered Public Accounting Firm	Appendix E-70
Consolidated Balance Sheets	Appendix E-71
Consolidated Statements of Income	Appendix E-72
Consolidated Statements of Shareholders’ Equity	Appendix E-73
Consolidated Statements of Cash Flows	Appendix E-75
Notes to Consolidated Financial Statements	Appendix E-77
Directors and Executive Officers	Appendix E-111
Shareholder Information	Appendix E-112

DESCRIPTION OF BUSINESS

MFB Corp. is an Indiana unitary savings and loan holding company organized in 1993, and parent company of its wholly-owned savings bank subsidiary, MFB Financial (the “Bank”).  MFB Corp. and the Bank (collectively referred to as the “Company”) conduct business from their corporate and main office located in Mishawaka, Indiana and the Bank’s eleven financial centers in St. Joseph, Elkhart, and Hamilton Counties of Indiana, and also has a mortgage loan office located in New Buffalo in Berrien County, Michigan.  The Bank offers a variety of lending, deposit, trust, investment, broker advisory, private banking, retirement plan and other financial services to its retail and business customers.  The Bank’s wholly-owned subsidiary, Mishawaka Financial Services, Inc., is engaged in the sale of life and health insurance to customers in the Bank’s market area. The Bank’s wholly-owned subsidiaries, MFB Investments I, Inc., MFB Investments II, Inc. and MFB Investments, LP are Nevada corporations and a Nevada limited partnership that manage a portion of the Bank’s investment portfolio.  The Bank’s wholly-owned subsidiary, Community Wealth Management Group, Inc., is based out of Hamilton and Montgomery counties in Indiana, and attracts high net-worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services in the Bank’s market area.  MFBC Statutory Trust I is MFB Corp’s wholly-owned trust preferred security subsidiary.

Appendix E-52

MESSAGE TO OUR SHAREHOLDERS

On behalf of the Board of Directors, our management team and all the employees of MFB Corp. (the “Company”) and its subsidiary, MFB Financial, it is my pleasure to provide you with our Annual Report for the fiscal year ended September 30, 2007.

First and foremost, it is my pleasure to report to you that in the Company’s 118 years of history, the fiscal year ended September 30, 2007 was our most profitable year ever with earnings in excess of $3.2 million.  The Company easily surpassed the previous most profitable fiscal year, ended September 30, 2000 - with earnings of $2.8 million. This year’s excellent performance is attributable to the outstanding effort of a dedicated, hard-working team which, among other things, helped us recover $1.6 million of a previously reserved loan.  Remarkably, this success was achieved during a turbulent time that finds many of our competitors recording significant additional provisions or losses related to the sub-prime mortgage business.

The turmoil in the subprime mortgage loan market was well documented and well publicized this past year and has created a ripple effect of uncertainty and anxiety for homeowners, investors and our economy in general.  It is important to note that our company remains largely unaffected by these events.  Our commitment to asset quality means an unwavering commitment to lending standards that have stood the test of time.  We continue to operate and underwrite to those standards.  As a result, our asset quality remains strong and has, in fact, improved significantly in the past year.  Non-performing assets as a percent of total loans decreased from 2.18% at September 30, 2006 to 1.28% at September 30, 2007.

On September 28, 2007, we completed a strategic acquisition that is intended to create critical mass in our wealth management business immediately.  The acquisition involved over $270 million of trust and asset management client relationships in the Indianapolis and Crawfordsville markets.  The revenue stream and operating profit potential of this book of business is strong and management will work diligently to integrate this business and maximize its contribution to future earnings of the Company.  In addition, we entered the retirement plan services business to complement and support our efforts to create new sources of non-interest revenue in the future.

Reduced consumer confidence and a slowing economy prompted an easing of monetary policy in the last half of the year.  Although lower short-term interest rates may put pressure on near-term earnings, the long-term prospects are good.  The Company expects reduced funding costs in the next 12 to 18 months should the current rate environment remain steady.

Our earnings success this past year is attributable in large measure to a negative provision for loan losses of $1.3 million.  During the year we collected over $1.6 million of a fully reserved credit facility and over $400,000 in settlement proceeds from an investment security that had been written down during 2002.  We continue to pursue the collection of additional amounts related to these assets.

The Company experienced strong balance sheet growth during the year.  Total assets at September 30, 2007 were $510.4 million, an increase of $14.3 million from the prior year.  The increase reflects loan portfolio growth of $28.6 million funded in part through repayments and maturities of investment securities during the year.  These funds were supplemented by additional borrowings that replaced high rate certificates of deposits that were not retained.  As a result, borrowed funds increased $27.2 million while total deposits decreased $12.4 million during the year.  Our book value per common share outstanding increased to $31.25 at year-end, up from $29.48 a year ago.  In October of 2007, the Company approved an increase in the quarterly dividend to $0.190 per share, a 15.2% increase over the dividend paid in the prior quarter. This increase reflects the Company’s continued commitment to improve long term value for our shareholders.

Charles J. Viater
President and Chief Executive Officer

Appendix E-53

MFB CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data of MFB Corp. and its subsidiary is qualified in its entirety by, and should be read in conjunction with the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.

	At September 30,
	(Dollars in thousands, except for supplemental data)
	2007	2006	2005	2004	2003
Summary of Financial Condition:
Total assets	$510,448	$496,072	$554,877	$541,222	$428,624
Loans receivable	407,756	379,222	390,695	399,925	318,155
Allowance for loan losses	5,298	7,230	6,388	6,074	5,198
Loans held for sale, net	612	-	407	1,034	6,626
Cash and cash equivalents	23,470	16,289	54,209	28,595	40,357
Securities available for sale, including FHLB stock	41,126	66,545	72,563	74,820	46,499
Goodwill and other intangible assets	3,892	3,669	4,557	5,056	-
Deposits	333,803	346,243	374,364	357,893	292,106
FHLB advances	124,258	97,053	125,854	133,443	98,790
Shareholders’ equity	41,057	38,939	38,673	35,906	34,251

	Years Ended September 30,
	(Dollars in thousands, except for supplemental data)
	2007	2006	2005	2004	2003
Summary of Operating Results:
Interest income	$29,299	$28,607	$27,947	$22,792	$23,326
Interest expense	15,930	15,145	13,277	11,089	12,244
Net interest income	13,369	13,462	14,670	11,703	11,082
Provision for loan losses	(1,257)	1,032	723	800	1,110
Net interest income after provision	14,626	12,430	13,947	10,903	9,972
for loan losses
Noninterest income	5,863	6,273	4,989	5,680	4,981
Noninterest expense	16,278	16,327	15,829	14,558	11,882
Income before income taxes	4,211	2,376	3,107	2,025	3,071
Income tax expense	979	210	611	235	671
Net income	$3,232	$2,166	$2,496	$1,790	$2,400

Supplemental Data:
Basic earnings per common share	$2.45	$1.61	$1.85	$1.36	$1.87
Diluted earnings per common share	2.37	1.56	1.81	1.30	1.80
Dividends declared per common share	0.660	0.530	0.495	0.470	0.435
Book value per common share	31.25	29.48	28.52	27.02	26.60
Return on assets	0.64%	0.42%	0.47%	0.40%	0.56%
Return on equity	8.08	5.69	6.82	5.05	7.14
Interest rate spread	2.63	2.51	2.79	2.53	2.41
Net yield on average interest-earning assets	2.94	2.79	2.97	2.81	2.73
Dividend pay-out ratio	26.94	32.92	26.73	34.56	23.26
Equity-to-assets	8.04	7.85	6.97	6.63	7.99
Non-performing assets to total loans	1.28	2.18	0.80	1.07	1.43
Allowance for loan losses to total loans	1.30	1.91	1.63	1.52	1.63

Appendix E-54

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The principal business of the Bank has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including real estate and general business assets.  The Bank's Wealth Management Group attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services. The Bank is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions.  Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings.  Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Sources of funds for lending activities of the Bank include deposits, borrowings, payments on loans, sale of loans and income provided from operations.  The Company's earnings are primarily dependent upon the Bank's net interest income, the difference between interest income and interest expense.

 Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments.  Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings.  The Company's earnings are also affected by the Bank's provisions for loan losses, mortgage servicing rights valuation adjustments, service charges, fee income, gains from sales of loans, mortgage loan servicing fees, income from subsidiary activities, operating expenses and income taxes.

The Company’s operations are managed and financial performance is evaluated on a company-wide basis and, accordingly, considered a single operating segment.

CRITICAL ACCOUNTING POLICIES

Certain of the Company’s accounting policies are important to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain.  Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.  Facts and circumstances that could affect these judgments include, but are not limited to; changes in interest rates, performance of the economy or the financial condition of borrowers.  Management believes that its critical accounting policies include determining the allowance for loan losses, determining the fair value of securities available for sale and the valuation of mortgage servicing rights.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs, less recoveries.  Management estimates the allowance for loan losses balance required by evaluating current economic conditions, changes in character and size of the loan portfolio, delinquencies and adequacy of loan collateral securing loan delinquencies, historical and estimated charge offs and other pertinent information derived from a review of the loan portfolio. Allocations to the allowance for loan losses may be made for specific loans, but the entire allowance for loan losses is available for any loan that, in management’s judgment, should be charged-off.  Loan losses are charged against the allowance for loan losses when management believes the loan balance is uncollectible.

Appendix E-55

A loan is impaired when the full payment of principal and interest is not expected to be paid in accordance with the original terms of the loan.  Impairment is evaluated in total for small-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for commercial loans.  If a loan is impaired, a portion of the allowance for loan losses is allocated so that the loan is reported on a net basis at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Thus, changes in estimates of future cash flows or collateral values for individual loans could significantly impact the allowance for loan losses and provision expense.

Fair Value of Securities Available for Sale: Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income (loss), net of tax.  The Company obtains market values from a third party on a monthly basis in order to adjust the securities to fair value.  As a result of changes in the fair market value of the Company’s available for sale securities portfolio, other comprehensive income (loss), net of tax, totaled $33,000, ($30,000) and $481,000 for 2007, 2006, and 2005, respectively.  Additionally, securities available for sale are required to be written down to fair value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company’s operating results.  In determining whether a market value decline is other than temporary, management considers the reason for the decline, the extent of the decline and the duration of the decline as well as the intent and ability of the company to retain its investment for a period of time sufficient to allow for the anticipated recovery in fair value.

Mortgage Servicing Rights:  Servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold.  Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues.  Impairment is evaluated based on the fair value of the rights, determined using prices for similar assets with similar characteristics or discounted cash flows using market based assumptions.  Any impairment of a grouping is reported as a valuation allowance.  Changes in interest rates and the level of refinance activity can have volatile effects on the carrying value of servicing rights.  The Company obtains an outside appraisal on a quarterly basis from a national firm that specializes in mortgage servicing valuation.  This valuation is used to evaluate the Company’s mortgage servicing rights asset for impairment.  At September 30, 2007 and 2006, mortgage servicing rights had a carrying value of $2.3 million and $2.4 million, respectively.

Appendix E-56

COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 2007 AND 2006

RESULTS OF OPERATIONS

Consolidated net income for the Company for the year ended September 30, 2007 was $3.2 million or $2.37 diluted net income per common share compared to $2.2 million or $1.56 diluted net income per common share for the same period in 2006.  The increase in net income was primarily attributable to a negative provision for loan loss.

Net interest income totaled $13.4 million for the year ended September 30, 2007 compared to $13.5 million for the same period one year ago.  Interest income increased $700,000 and interest expense increased $800,000 during the year ended September 30, 2007, compared to the same period in 2006.  Interest rates continued to increase during fiscal year 2007, reflected in the Company’s yield earned on interest-earning assets, which increased 52 basis points, rising from 5.93% in fiscal year 2006 to 6.45% in 2007.  The average interest rate paid on interest-bearing liabilities increased 40 basis points, from 3.42% to 3.82% during the same period, due largely to increases in the cost of deposits, as rates on various savings accounts continued to rise from record lows.  As a result, the interest rate spread increased 12 basis points from 2.51% in 2006 to 2.63% in 2007.

The provision for loan losses is determined in conjunction with management’s review and evaluation of current economic conditions, changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past trends), adequacy of collateral securing impaired and delinquent loans, historical and estimated net charge-offs and other pertinent information. The provision for loan losses decreased from $1.0 million of provision expense for the year ended September 30, 2006 to $1.3 million of income (negative provision for loan losses) for the year ended September 30, 2007.  The negative provision for loan losses for the year ending September 30, 2007 was primarily related to one impaired commercial loan discussed further in Note 4 to the consolidated financial statements.  Specific reserves on commercial loans decreased $2.2 million from 2006 to 2007 and were offset by an increase in general reserves on commercial loans of $227,000 due to an increase in overall commercial loan balances. Net charge-offs totaled $190,000 and $675,000 for the years ended September 30, 2006 and 2007 respectively. The Bank continues to enhance its loan review and risk assessment procedures giving particular attention to the risks related to the commercial loan portfolio and the risk of loss for the $3.7 million of commercial loans classified as impaired at the end of this year.  Impaired loans decreased to $3.7 million from $6.9 million last year predominantly due to the payments received on an outstanding loan referred to above and discussed in Note 4 to the consolidated financial statements and the improved financial condition of another commercial loan customer.  Management of the Bank is continually monitoring these impaired loans for any changes necessary in the provision for loan losses.

Noninterest income decreased from $6.3 million for fiscal year 2006 to $5.9 million for the same period ended September 30, 2007.   Included in noninterest income for fiscal year 2006 were two nonrecurring items, a gain of $238,000 related to a called FHLB advance and a gain of $200,000 from a sale of the Company’s Insurance subsidiary property and casualty line.  In fiscal year 2007, noninterest income included a $402,000 gain on securities from a settlement of an investment written down in fiscal year 2002.

Noninterest expense remained constant at $16.3 million for the twelve months ended September 30, 2006 and September 30, 2007.  The largest increase was for salaries and employee benefits, which increased $438,000.  Occupancy and equipment expenses decreased $212,000; loss on sale of fixed assets decreased $162,000 primarily due to a $189,000 loss on the sale of a branch building in 2006.

Appendix E-57

Income tax expense increased from $210,000 last year to $979,000 this year primarily due to increased income before tax.  Federal income tax expense increased from $264,000 to $876,000 and state income tax expense (benefit) increased from ($54,000) to $103,000.  The overall effective income tax expense rate increased from 8.8% last year to 23.3% this year primarily due to maintaining a comparable level of low income housing income tax credits and non-taxable income on an increased amount of taxable income.

COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 2006 AND 2005

RESULTS OF OPERATIONS

Consolidated net income for the Company for the year ended September 30, 2006 was $2.2 million or $1.56 diluted net income per common share compared to $2.5 million or $1.81 diluted net income per common share for the same period in 2005.  The decrease in net income was primarily attributable to a decrease in net interest income and an increase in noninterest expense offset by an increase in noninterest income.

Net interest income totaled $13.5 million for the year ended September 30, 2006 compared to $14.7 million for the same period one year ago.  Interest income increased $660,000 and interest expense increased $1.9 million during the year ended September 30, 2006, compared to the same period in 2005.  Interest rates continued to increase during fiscal year 2006 and this was reflected in the Company’s yield earned on interest-bearing assets which increased 26 basis points from the prior year of 5.67% to 5.93% in 2006.  The average interest rate paid on interest-bearing liabilities, however, increased 54 basis points from 2.88% to 3.42% during the same period, due largely to increases in the cost of deposits, as rates on various savings accounts rose from record lows.  As a result, the interest rate spread decreased 28 basis points from 2.79% to 2.51% in 2006.

The provision for loan losses is determined in conjunction with management’s review and evaluation of current economic conditions, changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past trends), adequacy of collateral securing impaired and delinquent loans, historical and estimated net charge-offs and other pertinent information.  Based on the factors above, the provision for loan losses increased from $723,000 for the year ended September 30, 2005 to $1.0 million for the year ended September 30, 2006.  The provision for loan losses for the year ending September 30, 2006 was primarily related to one impaired commercial loan discussed further in Note 4 to the consolidated financial statements.  Specific reserves on commercial loans increased $1.5 million from 2005 to 2006 and were offset by a decrease in general reserves on commercial loans of $690,000 due to a reduction in overall commercial loan balances.  Net charge-offs totaled $409,000 and $190,000 for the years ended September 30, 2005 and 2006 respectively.  The Bank continues to enhance its loan review and risk assessment procedures giving particular attention to the risks related to the commercial loan portfolio and the risk of loss for the $6.9 million of commercial loans classified as impaired at the end of this year.  Impaired loans decreased from $8.7 million last year predominantly due to the payments received on an outstanding debt from one loan relationship referred to above and discussed in Note 4 to the consolidated financial statements and the improved financial condition of another commercial customer.  Management of the Bank is continually monitoring these impaired loans for any changes necessary in the provision for loan losses.

Noninterest income increased from $5.0 million for the twelve months ended September 30, 2005 to $6.3 million for the same period ended September 30, 2006.  The increase was predominantly the result of a write down of equity securities held by MFB Corp of $948,000    ($626,000 net of tax) in fiscal year 2005.  The Company had no losses on securities in fiscal year 2006.  In addition, rental income from lease of space in the Company’s corporate headquarters increased by $443,000 over fiscal 2005 as additional tenants occupied the building during 2006.  Also, two nonrecurring items affected noninterest income during 2006; a gain of $238,000 related to a called FHLB advance and a gain of $200,000 from a sale of the Company’s insurance subsidiary property and casualty line.

Appendix E-58

Noninterest expense increased from $15.8 million for the twelve months ended September 30, 2005 to $16.3 million for the same period ending September 30, 2006.  The largest increase was for salaries and employee benefits, which increased $404,000.  Occupancy and equipment expenses increased $313,000; loss on sale of fixed assets increased $221,000 primarily due to a $189,000 loss on the sale of a branch building; and other expenses decreased $182,000 from 2005 to 2006.

Income tax expense decreased from $611,000 last year to $210,000 this year primarily due to decreased income before tax.  Federal income tax expense decreased from $511,000 to $264,000 and state income tax expense (benefit) decreased from $100,000 to ($54,000).  The overall effective income tax expense rate decreased from 19.7% in 2005 to 8.8% in 2006 primarily due to maintaining a comparable level of low income housing income tax credits and non-taxable income on a decreased amount of taxable income.

BALANCE SHEET COMPOSITION

The Company’s cash and cash equivalents increased $7.2 million, from $16.3 million as of September 30, 2006 to $23.5 million as of September 30, 2007.  Net cash from operating activities was $6.0 million in 2007 compared to $2.5 million net cash provided in 2006.  The net cash provided from investing activities was $19.5 million in 2006 to a use of funds of $9.6 million in 2007. The net cash from financing activities provided a source of funds of $10.8 million in 2007 compared to an outflow of $60.0 million in 2006.  Primary sources of cash came from net borrowings from the Federal Home Loan Bank (FHLB) of $27.5 million and from payments and maturities of investments of $25.0 million.  Outlays of cash funded an increase in the Company’s loan portfolio of $31.1 million, and a decrease in deposits of $12.4 million.

As of September 30, 2007, the securities available for sale portfolio was $33.4 million, a decline of $25.0 million from $58.4 million at September 30, 2006.  Securities portfolio activity included  maturities of $17.0 million and principal payments on mortgage-backed and related securities of $8.0 million.  The Company made no purchases of investments in fiscal year 2007.

As of September 30, 2007, loans receivable were $407.8 million, an increase of $28.6 million from $379.2 million as of September 30, 2006.  Residential mortgage loans increased $2.0 million from $199.2 million at September 30, 2006 to $201.2 million at September 30, 2007. Commercial loans outstanding increased by $19.5 million from $134.4 million at September 30, 2006 to $153.9 million at September 30, 2007.  Consumer loan receivables, which include home equity term loans and lines of credit, increased $7.0 million to $52.6 million. Diversification of the asset mix in the balance sheet will continue to be a focus to improve profit margins, to control margin volatility and to appeal to a broader range of customers and potential customers.  The Company continues to build on its reputation as a quality local lender satisfying the market’s desire for local service and local decision making.

During the year ended September 30, 2007, the Company completed secondary market mortgage loan sales totaling $14.4 million, and the net gains realized on these loan sales were $306,000, including $179,000 related to recording mortgage loan servicing rights.   Loan sales in 2006 were $12.1 million, and the net gains realized on these loans sales were $261,000, including $150,000 related to recording mortgage loan servicing rights.  The loans sold during the year ended September 30, 2007 were primarily fixed rate mortgage loans with maturities of fifteen years or longer.  The sale of mortgage loans serves as a source of additional liquidity and management anticipates that the Company will continue to deliver fixed rate loans to the secondary market to meet consumer demand, manage interest rate risk, and diversify the asset mix of the Company.  Adjustable rate loans often provide rates of return that are generally superior to other investments that carry similar terms to repricing.  The Company anticipates these loans will continue to be originated and retained in the Bank’s portfolio.  Also, as part of its efforts to manage the Company’s current interest rate risk position, the Company originated and held in its portfolio $11.9 million of fixed rate mortgage loans originated during 2007, with a

Appendix E-59

weighted average interest rate of 6.72%.  At September 30, 2006, no loans were classified as loans held for sale compared to $612,000 at September 30, 2007.  Mortgage loans serviced for others by the Company declined from $196.0 million last fiscal year to $186.6 million at the end of this fiscal year.

The Company’s allowance for loan losses at September 30, 2007 was $5.3 million or 1.30% of loans, comparable to the $7.2 million or 1.91% of loans at the end of last year.  The ratio of non-performing loans to loans was 1.85% at September 30, 2006 compared to 1.25% at September 30, 2007.  A negative provision of $1.3 million was recorded to the allowance for loan losses during the year ended September 30, 2007 compared to a provision of $1.0 million recorded to the allowance for loan losses during the prior year ended September 30, 2006.  The change in the allowance for loan losses was due predominantly to payments received on impaired loans during the year ended September 30, 2007, which were previously reserved for in the allowance for loan losses.  As discussed further in Note 4, management’s increased attention to and the Company’s subsequent increase in non-performing loans was offset by a decrease in commercial impaired loans.  Net charge offs deducted from the allowance for loan losses was $675,000 for the year ended September 30, 2007 compared to $190,000 for the prior year.  In management’s opinion, the Company’s allowance for loan losses at September 30, 2007 and loan loss provision for the year is appropriate for the loan portfolio.

The decrease in premises and equipment from $19.5 million at September 30, 2006 to $18.5 million at September 30, 2007 was primarily due to annual depreciation expense.  The corporate headquarters consists of approximately 114,300 square feet with approximately 44.00% of the space utilized by the Company.  At September 30, 2007, tenants occupied approximately 56,000 square feet of rentable space under leases with various terms that extend 15 years.  At September 30, 2007 the Company had leased approximately 87.00% of available lease space.

Goodwill and other intangible assets totaling $5.2 million were recorded at the acquisition date as a result of the purchase of certain assets and liabilities of Sobieski Bank in August 2004.  Trust customer relationship intangible assets totaling $610,000 were recorded at the acquisition date as a result of the purchase of Community Trust and Investment Company, Inc. in September 2007 (discussed further in Note 16).  These intangibles represent the difference between the purchase price and the value of the tangible assets purchased and the value of the liabilities assumed.  At September 30, 2007 the balance of goodwill was $2.0 million and the balance of the other intangible assets was $1.9 million.  The Company assesses goodwill for impairment at least annually and determined there was no impairment as of September 30, 2007.  The other intangible assets included the identified value of the core deposits acquired and the value of customer relationships and trust customer relationships obtained in the acquisitions.  The two intangible assets relating to the Sobieski Bank acquisition are amortized to expense over a ten year period with approximately seven years remaining, and the one intangible asset relating to the Community Trust and Investment Company, Inc. acquisition is amortized to expense over a ten year period with approximately ten years remaining.

Total deposits decreased by $12.4 million to $333.8 million as of September 30, 2007 from $346.2 million as of September 30, 2006 in part due to the reduction of high cost deposit products.  Deposits consisting of demand, NOW, savings, repurchase agreements and MMDA accounts increased from $159.3 million to $163.3 million from September 30, 2006 to September 30, 2007.  Federal Home Loan Bank (“FHLB”) advances increased from $97.1 million as of September 30, 2006 to $124.3 million as of September 30, 2007.

Appendix E-60

Total shareholders’ equity increased from $38.9 million as of September 30, 2006 to $41.1 million as of September 30, 2007.  The increases to equity resulted from net income of $3.2 million and $216,000 generated from the exercise of stock options, partially offset by cash dividend payments of $870,000 and purchases of treasury stock of $576,000.  The book value of MFB Corp. common stock, based on the actual number of shares outstanding, increased from $29.48 as of September 30, 2006 to $31.25 at September 30, 2007.

ASSET/LIABILITY MANAGEMENT

The Company is subject to interest rate risk to the extent that its interest-bearing liabilities, primarily deposits and Federal Home Loan Bank (“FHLB”) advances, reprice more rapidly or at different rates than its interest-earning assets.

A key element of the Company's asset/liability plan is to protect net earnings by managing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities.  Historically, the Company has sought to reduce exposure to its earnings through the use of adjustable rate loans and through the sale of fixed rate loans in the secondary market, and by extending funding maturities through the use of FHLB advances.

As part of its efforts to monitor and manage interest rate risk, the Company uses the Net Portfolio Value (“NPV”) methodology utilized by the Office of Thrift Supervision (OTS). In essence, this approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance-sheet contracts. The difference is the NPV which was 10.88% as of September 30, 2007, a decrease from 11.16% at September 30, 2006. The decrease is primarily the result of the change in investment securities and FHLB advances. As referenced above in the Balance Sheet Composition section, an increase in cash, commercial loans, and mortgage loans, was offset in part with a decrease in investment securities, and corresponds to an increase in FHLB advances and a decrease in savings, NOW and MMDA deposits.  Management and the Board of Directors review the OTS measurements on a quarterly basis to determine whether the Company's interest rate exposure is within the limits established by the Board of Directors in the Company’s interest rate risk policy.

The Company’s asset/liability management strategy dictates acceptable limits on the amounts of change in NPV given certain changes in interest rates.  The tables presented here, as of September 30, 2007 and 2006, are an analysis of the Company’s interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 200 basis points.

As illustrated in the September 30, 2007 table below, the Company’s interest rate risk is sensitive to rising rates and positively impacted by declining rates.  The decline in NPV with a rate increase is due to the relative volume of mortgage assets with fixed rate characteristics over the volume of liabilities with fixed rate characteristics.

Appendix E-61

	September 30, 2007
Change in Interest Rates In Basis Points	(Dollars in thousands)

	Net Portfolio Value			NPV as % of Portfolio Value of Assets
(Rate Shock) (1)	Amount	Change	Change	NPV Ratio	Change (1)
+300	$ 42,694	$(14,466)	(25)%	8.50%	(238) bp
+200	48,537	(8,623)	(15)	9.51	(137) bp
+100	53,335	(3,825)	(7)	10.29	(59) bp
0	57,160	-	-	10.88	- bp
(100)	57,366	206	-	10.84	(4) bp
(200)	56,923	(237)	-	10.69	(19) bp

(1)	Expressed in basis points (“bp”)

Specifically, the September 30, 2007 table indicates that the Company’s NPV was $57.2 million or 10.88% of the market value of portfolio assets.  Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $8.6 million or 15% decrease in the Company’s NPV and would result in a 137 basis point decrease in the Company’s NPV ratio to 9.51%.  Also, an immediate 200 basis point decrease in market interest rates would result in a $237,000 or 0% decrease in the Company’s NPV, and a 19 basis point decrease in the Company’s NPV ratio to 10.69%.

As illustrated in the September 30, 2006 table below, the Company’s interest rate risk was sensitive to rising rates and positively impacted by declining rates.  The decline in NPV with a rate increase was due to the relative volume of mortgage assets with fixed rate characteristics over the volume of liabilities with fixed rate characteristics.

	September 30, 2006
Change in Interest Rates In Basis Points	(Dollars in thousands)

	Net Portfolio Value			NPV as % of Portfolio Value of Assets
(Rate Shock) (1)	Amount	Change	Change	NPV Ratio	Change (1)
+300	$ 39,710	$(16,488)	(29)%	8.24%	(290) bp
+200	45,865	(10,333)	(18)	9.36	(178) bp
+100	51,391	(4,807)	(9)	10.33	(81) bp
0	56,198	-	-	11.14	- bp
(100)	58,682	2,484	4	11.51	37 bp
(200)	59,723	3,524	6	11.62	48 bp

(1)	Expressed in basis points (“bp”)

Specifically, the September 30, 2006 table indicates that the Company’s NPV was $56.2 million or 11.14% of the market value of portfolio assets.  Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $10.3 million or 18% decrease in the Company’s NPV and would result in a 178 basis point decrease in the Company’s NPV ratio to 9.36%.  Also, an immediate 200 basis point decrease in market interest rates would result in a $3.5 million or 6% increase in the Company’s NPV, and a 48 basis point increase in the Company’s NPV ratio to 11.62%.

In addition to monitoring selected measures of NPV, management also monitors effects on net interest income resulting from increases or decreases in rates.  This process is used in conjunction with NPV measures to identify excessive interest rate risk.  In managing its asset/liability mix, the Company, depending on the relationship between long and short term interest rates, market conditions and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate

Appendix E-62

sensitivity of its assets and liabilities.  Management believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch.  Management believes that the Company's level of interest rate risk is acceptable under this approach as well.

In evaluating the Company’s exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered.  For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates.  Additionally, certain assets, such as adjustable rate mortgages (ARM’s), have features which restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above.  Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.  The Company considers all of these factors in monitoring its exposure to interest rate risk.

The Board of Directors and management of the Company believe that certain factors afford the Company the ability to operate successfully despite its exposure to interest rate risk.  Typically, the Company manages its interest rate risk by originating and retaining adjustable rate residential mortgage loans for its portfolio and selling currently originated fixed rate loans.  There were $612,000 in loans classified as held for sale as of September 30, 2007 that were to be sold in October 2007.  The Company retains the servicing on loans sold in the secondary market and, at September 30, 2007, $186.6 million of such loans were being serviced for others.  To further manage this risk, the Company’s commercial loan portfolio consists predominantly of adjustable rate loans and fixed rate loans that reprice in five years or less.

The Company’s investment strategy is to maintain a diversified portfolio of high quality investments that balances the goals of minimizing interest rate and credit risks while striving to maximize investment return and provide liquidity necessary to meet funding needs.

The Company offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.  The Company’s cost of interest-bearing funds has increased from 3.42% for the year ended September 30, 2006 to 3.82% for the year ended September 30, 2007.  The Company has also experienced an increase in the percentage of low interest cost demand and savings deposits to total interest-bearing liabilities as well as an increase in other borrowings and FHLB advances which increases its sensitivity to a decrease in rates.

Appendix E-63

AVERAGE BALANCE SHEETS
The following are the average balance sheets for the years ended September 30:
	2007 Average Outstanding Balance	2006 Average Outstanding Balance	2005 Average Outstanding Balance
(Dollars in thousands)
Assets:
Interest earning assets:
Interest-earning deposits	$6,132	$26,337	$22,157
Mortgage-backed securities (1)	29,032	37,554	39,021
Other securities available for sale (1)	21,126	28,436	22,429
FHLB stock	7,796	8,809	8,952
Loans held for sale	254	802	1,105
Loans receivable (2)	389,758	379,568	399,469
Total interest-earning assets	454,098	481,506	493,133
Noninterest-earning assets, net
of allowance for loan losses	43,924	38,734	39,057
Total assets	$498,022	$520,240	$532,190

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Savings accounts	$52,966	$58,887	$47,071
NOW and money market accounts	74,098	77,428	89,443
Certificates of deposit	179,219	186,109	185,268
Securities sold under agreements to repurchase	74	-	-
Federal Home Loan Bank advances	104,197	108,815	131,101
Other borrowings	1,849	6,330	6,500
Subordinated debentures	5,000	5,000	875
Total interest-bearing liabilities	417,403	442,569	460,258
Other liabilities	0,632	39,634	35,345
Total liabilities	458,035	482,203	495,603
Shareholders’ equity:
Common stock	12,256	11,731	12,413
Retained earnings	36,650	34,629	32,222
Net unrealized gain (loss) on
securities available for sale	(110)	(506)	(418)
Treasury stock	(8,809)	(7,817)	(7,630)
Total shareholders’ equity	9,987	8,037	36,587
Total liabilities and
shareholders’ equity	$498,022	$520,240	$532,190

(1) Average outstanding balances reflect unrealized gain (loss) on securities available for sale.
(2) Total loans less deferred net loan fees and loans in process and including non accrual loans.

Appendix E-64

INTEREST RATE SPREAD

The following table sets forth the average effective interest rate earned by the Company on its consolidated loan and investment portfolios, the average effective cost of the Company’s consolidated deposits and FHLB borrowings, the interest rate spread of the Company, and the net yield on average interest-earning assets for the periods presented.  Average balances are based on daily average balances.

	Year ended September 30,
	2007	2006	2005
Average interest rate earned on:
Interest-earning deposits	5.01%	3.31%	1.82%
Mortgage-backed securities (1)	4.42	4.28	3.89
Other securities available for sale (1)	4.66	4.21	3.26
FHLB stock	4.56	4.79	4.30
Loans held for sale	6.76	6.43	6.22
Loans receivable (2)	6.76	6.43	6.22
Total interest-earning assets	6.45	5.93	5.67
Average interest rate of:
Savings accounts	1.96%	1.79%	0.89%
NOW and money market accounts	2.00	1.65	1.01
Certificates of deposit	4.25	3.60	2.87
Securities sold under agreements to repurchase	3.33	-	-
Federal Home Loan Bank advances	5.13	4.98	4.81
Other borrowings	7.07	6.31	4.38
Subordinated debentures	6.22	6.22	6.02
Total interest-bearing liabilities	3.82	3.42	2.88

Interest rate spread (3)	2.63	2.51	2.79
Net yield on interest-earning assets (4)	2.94	2.79	2.97

(1)Yield is based on amortized cost without adjustment for unrealized gain (loss) on securities available for sale.
(2) Including non accrual loans.
(3) Average outstanding balances reflect unrealized gain (loss) on securities available for sale.
(4) Total loans less deferred net loan fees and loans in process and including non accrual loans.

Appendix E-65

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company’s consolidated interest income and expense during the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (i.e., changes in rate multiplied by old volume) and (2) changes in volume (i.e., changes in volume multiplied by new rate).  Changes not solely attributable to rate or volume have been allocated proportionately to the change due to volume and the change due to rate.

Year ending September 30, 2007 compared to year ended September 30, 2006	Total Net Change	Due to Rate	Due to Volume

Interest-earning assets:	(Dollars in thousands)
Interest-earning deposits	$(563)	$449	$(1,012)
Securities	(334)	56	(390)
Mortgage-backed securities	(231)	129	(360)
FHLB stock	(67)	(21)	(46)
Loans held for sale	(34)	3	(37
Loans receivable	1,921	1,232	689
Total	692	1,848	(1,156)
Interest-bearing liabilities:
Savings accounts	(14)	102	(116)
NOW and money market accounts	208	275	(67)
Certificates of deposit	930	1,223	(293)
Securities sold under agreements
to repurchase	2	-	2
Federal Home Loan Bank advances	(72)	164	(236)
Other borrowings	(269)	48	(317)
Subordinated debentures	-	-	-
Total	785	1,812	(1,027)
Change in net interest income	$(93)	$36	$(129)

Year ending September 30, 2006 compared to year ended September 30, 2005	Total Net Change	Due to Rate	Due to Volume

Interest-earning assets:	(Dollars in thousands)
Interest-earning deposits	$468	$330	$138
Securities	117	152	(35)
Mortgage-backed securities	468	212	256
FHLB stock	37	44	(7)
Loans held for sale	(17)	2	(19)
Loans receivable	(413)	867	(1,280)
Total	660	1,607	(947)
Interest-bearing liabilities:
Savings accounts	632	421	211
NOW and money market accounts	373	571	(198)
Certificates of deposit	1,385	1,355	30
Federal Home Loan advances	(894)	215	(1,109)
Other borrowings	114	125	(11)
Subordinated debentures	258	2	256
Total	1,868	2,689	(821)
Change in net interest income	$(1,208)	$(1,082)	$(126)

Appendix E-66

LIQUIDITY AND CAPITAL RESOURCES

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses.  Assets used to satisfy these needs consist of cash, deposits with other financial institutions, over night interest-earning deposits in other financial institutions, and securities available for sale.  These assets are commonly referred to as liquid assets.

Liquid assets were $57.4 million as of September 30, 2007 compared to $75.6 million as of September 30, 2006.  The decrease is primarily the result of the continued liquidation of the Company’s lower interest-earning investment portfolio to fund higher interest-earning loan growth.  Long and short term borrowings from the FHLB have provided adequate additional liquidity as needed for the fluctuations in deposit balances.  Management believes the Company’s liquidity level as of September 30, 2007 is sufficient to meet future liquidity needs.

The cash flow statements provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity.  A discussion of the changes in the cash flow statements for the years ended September 30, 2007, 2006 and 2005 follows.

During the year ended September 30, 2007, net cash and cash equivalents increased by $7.2 million, from $16.3 million at September 30, 2006 to $23.5 million at year end.

The Company experienced a net increase in cash from operating activities of $6.0 million during the year, primarily from net income of $3.2 million, net proceeds from the sale of mortgage loans of $2.2 million, adjustments for depreciation and amortization of $1.3 million, and an increase in accrued interest and other liabilities of $579,000.  The Bank originates, sells and delivers its fixed rate, owner-occupied residential mortgage loans on either FHLMC “Best Efforts” delivery basis or with “Mandatory Delivery” programs.  The “Best Efforts” program allows the Bank to commit loans for delivery to investors at prices that are determined prior to loan approval.  In the event that loans are not closed and therefore not delivered, the Bank incurs no penalty.  This strategy reduces interest rate risk exposure by minimizing the amount of loans held for sale in the loan portfolio.  Under mandatory delivery programs, loans are committed to be delivered at predetermined prices and penalties could be assessed if delivery commitments are not met.  Loans determined to be held for sale at the time they are originated are not committed for delivery.  As of September 30, 2007, the Company had $612,000 in loans held for sale, which are subject to market price fluctuations until sold.

Investing activities decreased cash by $9.6 million during fiscal year 2007.  Funds were used to increase loans receivable by $31.2 million and to purchase additional bank owned life insurance of $4.0 million.  These were partially offset by maturities, calls and payments from the Company’s available-for-sale investment portfolio of $25.0 million.  Proceeds from other investments provided $947,000.

Financing activities provided net cash of $10.8 million for the year ended September 30, 2007.  The source of cash came principally from net borrowings from the FHLB in the amount of $27.5 million.  In part, those funds were used to fund a $12.4 million reduction in deposits and the repayment of the Company’s loan with a correspondent bank of $4.5 million.

Appendix E-67

The following table reflects, as of September 30, 2007, the company’s estimated significant fixed and determinable contractual obligations by payment date:

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

Deposits without a stated maturity	$162,761	$-	$-	$-	$162,761
Certificates of deposit	97,733	48,731	22,142	2,436	171,042
Long-term debt obligations	69,134	36,238	18,250	-	123,622
Subordinated debentures	-	-	-	5,000	5,000
Purchase obligations	851	1,249	-	-	2,100
Securities sold under agreement to repurchase	540	-	-	-	540

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this Annual Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.  The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which any entity unconsolidated with the Company is a party and under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

See Note 14 to the consolidated financial statements regarding off-balance sheet commitments and contingencies.

NEW ACCOUNTING PRONOUNCEMENTS

The “Effect of Newly Issued But Not Yet Effective Accounting Standards” is discussed in Note 1 to the consolidated financial statements.

IMPACT OF INFLATION

The audited consolidated financial statements presented herein have been prepared in accordance with U.S. generally accepted accounting principles.  These principles require measurement of financial position and operating results in terms of historical dollars (except for securities available for sale which are reported at fair market value and loans held for sale which are reported at the lower of cost or estimated market value in the aggregate), without considering changes in the relative purchasing power of money over time due to inflation.

The primary assets and liabilities of the Bank are monetary in nature.  As a result, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation.  Interest rates can be affected by inflation.  However, they do not necessarily move in the same direction or with the same magnitude as the indexes that measure inflation.

In periods of rapidly changing interest rates, the liquidity and maturity structures of the Company’s assets and liabilities are critical to the maintenance of acceptable performance levels. For a discussion of the Company’s continuing efforts to reduce its vulnerability to changes in interest rates, see “Asset/Liability Management.”

Appendix E-68

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense.  Such expense items as employee compensation, employee benefits, and occupancy and equipment costs may be subject to increases as a result of inflation. Although difficult to measure, an additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by the Bank.

QUARTERLY RESULTS OF OPERATION

Selected unaudited quarterly financial data for fiscal years 2007 and 2006 appear in Note 20 to the consolidated financial statements.

FORWARD LOOKING STATEMENTS

When used in this filing and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases, “anticipate,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” will continue,” “is anticipated,” “estimated,” “project,” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, changes in the fair value of securities available for sale, changes in the value of the Company’s mortgage servicing rights,  and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Appendix E-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
MFB Corp.
Mishawaka, Indiana

We have audited the accompanying consolidated balance sheets of MFB Corp. and Subsidiary as of September 30, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2007. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MFB Corp. and Subsidiary as of September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2007, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

South Bend, Indiana
December 7, 2007

Appendix E-70

MFB CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2007 and 2006

	2007	2006
	(Dollars in thousands)
ASSETS
Cash and due from financial institutions	$7,546	$6,726
Interest-earning deposits in other financial
institutions - short-term	15,924	9,563
Total cash and cash equivalents	23,470	16,289

Securities available for sale	33,409	58,383
FHLB Stock and other investments	9,718	10,939

Loans held for sale	612	-

Mortgage loans	201,233	199,196
Commercial loans	153,945	134,412
Consumer loans	52,578	45,614
Loans receivable	407,756	379,222
Less: allowance for loan losses	(5,298)	(7,230)
Loans receivable, net	402,458	371,992

Premises and equipment, net	18,506	19,477
Mortgage servicing rights, net	2,253	2,366
Cash surrender value of life insurance	10,565	6,237
Goodwill	1,970	1,970
Other intangible assets	1,922	1,699
Other assets	5,565	6,720
Total assets	$510,448	$496,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing demand deposits	$39,043	$30,031
Savings, NOW and MMDA deposits	123,718	129,233
Time deposits	171,042	186,979
Total deposits	333,803	346,243

Securities sold under agreements to repurchase	540	-
Federal Home Loan Bank advances	124,258	97,053
Other borrowings	-	4,500
Subordinated debentures	5,000	5,000
Accrued expenses and other liabilities	5,790	4,337
Total liabilities	469,391	457,133

Shareholders’ equity
Common stock, 5,000,000 shares authorized;
shares issued: 1,689,417 – 2007 and 2006, shares	12,500	12,421
outstanding: 1,313,671 – 2007; 1,320,844 – 2006	37,841	35,479
Retained earnings - substantially restricted
Accumulated other comprehensive loss,
net of tax of $(159) in 2007 and $(176) in 2006	(308)	(341)
Treasury stock, 375,746 common shares – 2007;
368,573 common shares - 2006, at cost	(8,976)	(8,620)
Total shareholders’ equity	41,057	38,939
Total liabilities and shareholders’ equity	$510,448	$496,072

The accompanying notes are an integral part of these consolidated financial statements.

Appendix E-71

MFB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years ended September 30, 2007, 2006 and 2005
	2007	2006	2005
	(Dollars in thousands, except per share data)
Interest income
Loans receivable, including fees	$26,361	$24,474	$24,904
Securities - taxable	2,599	3,214	2,594
Other interest-earning assets	339	919	449
Total interest income	29,299	28,607	27,947

Interest expense
Deposits	10,144	9,020	6,631
Securities sold under agreements
to repurchase	2	-	-
FHLB advances and other borrowings	5,784	6,125	6,646
Total interest expense	15,930	15,145	13,277

Net interest income	13,369	13,462	14,670

Provision for loan losses	(1,257)	1,032	723

Net interest income after provision
for loan losses	14,626	12,430	13,947

Noninterest income
Service charges on deposit accounts	3,265	3,318	3,363
Trust and brokerage fee income	562	414	385
Insurance commissions	29	151	211
Net realized gains from sales of loans	306	261	835
Mortgage servicing right recovery	(8)	178	181
Net gain (loss) on securities available for sale	402	-	(948)
Gain on call of FHLB advance	-	238	-
Gain on sales of property and casualty insurance	-	200	-
Earnings on life insurance	296	237	220
Other income	1,011	1,276	742
Total noninterest income	5,863	6,273	4,989

Noninterest expense
Salaries and employee benefits	8,361	7,923	7,519
Occupancy and equipment expense	3,104	3,316	3,064
Professional and consulting fees	797	803	1,067
Data processing expense	793	838	754
Loss on sales of premises and equipment	68	230	9
Business development and marketing	591	466	500
Supplies and communications	563	669	692
Amortization of intangibles	387	435	559
Other expense	1,614	1,647	1,665
Total noninterest expense	16,278	16,327	15,829

Income before income taxes	4,211	2,376	3,107

Income tax expense	979	210	611

Net income	3,232	2,166	2,496

Basic earnings per common share	$2.45	$1.61	$1.85
Diluted earnings per common share	2.37	1.56	1.81

The accompanying notes are an integral part of these consolidated financial statements.

Appendix E-72

MFB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended September 30, 2007, 2006 and 2005

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Total Shareholders’ Equity
(Dollars in thousands, except per share data)

Balance at September 30, 2004	$12,486	$32,195	$(792)	$(7,983)	$35,906

Stock option exercise-issuance of 26,800 shares of treasury stock	(124)	-	-	563	439
Tax benefit related to employee stock plan	15	-	-	-	15
Cash dividends declared - $0.495 per share	-	(664)	-	-	(664)
Comprehensive income:
Net income for the year ended September 30, 2005	-	2,496	-	-	2,496
Other comprehensive income (loss), net of tax	-	-	481	-	481
Total comprehensive income					2,977

Balance at September 30, 2005	$12,377	$34,027	$(311)	$(7,420)	$38,673

Balance at September 30, 2005	$12,377	$34,027	$(311)	$(7,420)	$38,673
Stock-based compensation	103	-	-		103
Purchase of 48,206 shares of treasury stock		-	-	(1,486)	(1,486)
Stock option exercise-issuance of 26,80013,190 shares of treasury stock	(68)	-	-	286	218
Tax benefit related to employee stock plan	9	-	-	-	9
Cash dividends declared - $0.530 per share		(714)	-	-	(714)
Comprehensive income:			-
Net income for the year ended September 30, 20052006		2,166	-	-	2,166
Other comprehensive income (loss), net of tax			(30)		(30)
Total comprehensive income					2,136

Balance at September 30, 2006	$12,421	$35,479	$(341)	$(8,620)	$38,939

The accompanying notes are an integral part of these consolidated financial statements.

Appendix E-73

MFB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended September 30, 2007, 2006 and 2005

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Total Shareholders’ Equity
(Dollars in thousands, except per share data)
Balance at September 30, 2006	12,421	35,479	(341)	(8,620)	38,939
Stock-based compensation	35				35
Purchase of 17,073 shares of treasury stock				(576)	(576)
Stock option exercise-issuance of 26,8009,900 shares of treasury stock	(4)			220	216
Tax benefit related to employee stock plan	48				48
Cash dividends declared - $0.660495 per share		(870)			(870)
Comprehensive income:
Net income for the year ended September 30, 20052007		3,232			3,232
Other comprehensive income (loss), net of tax			33		33
Total comprehensive income					3,265

Balance at September 30, 2007	$12,500	$37,841	$(308)	$(8,976)	$41,057

The accompanying notes are an integral part of these consolidated financial statements.

Appendix E-74

MFB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 2007, 2006 and 2005

	2007	2006	2005
	(Dollars in thousands)
Cash flows from operating activities
Net income	$3,232	$2,166	$2,496
Adjustments to reconcile net income
to net cash from operating activities
Depreciation and amortization, net of
accretion	1,325	1,442	1,445
Provision for loan losses	(1,257)	1,032	723
Net (gains) losses on securities available for sale			948
Net realized gains from sales of loans	(306)	(261)	(835)
Amortization of mortgage servicing rights	284	304	395
Amortization/(Aaccretion) of intangible assets
and purchase adjustments	361	448	(344)
Gain on call of FHLB advance		(238)
Origination of loans held for sale	(12,180)	(14,256)	(32,259)
Expense (Recovery) of mortgage servicing rights	8	(178)	(181)
Proceeds from sales of loans held for sale	14,416	12,096	38,486
(Gain) loss sale of premises and equipment	33	227	(40)
Equity in loss of investment in limited
Partnership	274	249	303
Stock dividend paid by FHLB			(188)
Stock-based compensation	35	103
Appreciation in cash surrender value of
life insurance	(296)	(237)	(220)
Net change in:
Accrued interest receivable	119	(196)	(106)
Other assets	20	152	620
Accrued expenses and other liabilities	(31)	(313)	(1,651)
Net cash provided in operating activities	6,037	2,540	9,592

Cash flows from investing activities
Net change in interest-earning time
deposits in other financial institutions	501	500	---
Net change in loans receivable	(31,174)	13,372	2,900
Net cash received (paid) in acquisition/settlement	---	453	(60)
Stock repurchase by FHLB	446	825
Proceeds from:
Principal payments of mortgage-backed
and related securities	7,971	11,503	12,979
Maturities and calls of securities available
for sale	17,011	8,500	4,945
Sales of fixed assets	35	1,211	42
Purchase of:
Securities available for sale	---	(14,958)	(16,352)
Life Insurance	(4,032)	(37)	(37)
Premises and equipment, net	(395)	(1,917)	(2,217)
Net cash provided (used) in investing activities	(9,637)	19,452	2,200

The accompanying notes are an integral part of these consolidated financial statements.

Appendix E-75

MFB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 2007, 2006 and 2005

	2007	2006	2005
	(Dollars in thousands)
Cash flows from financing activities
Purchase of treasury stock	$(576)	$(1,486)	$-
Net change in deposits	(12,440)	(28,004)	17,176
Net change in securities sold under
agreements to repurchase	540	-	-
Proceeds from FHLB borrowings	138,143	15,268	74,100
Repayment of FHLB borrowings	(110,606)	(43,358)	(80,885)
Proceeds from subordinated debentures	-	-	5,000
Repayment of other borrowings	(4,500)	(2,000)	-
Proceeds from exercise of stock options, including
tax benefit	216	218	439
Net change in advances from
borrowers for taxes and insurance	874	164	(1,343)
Cash dividends paid	(870)	(714)	(664)
Net cash from (used in)from financing activities	10,781	(59,912)	13,823

Net change in cash and cash equivalents	7,181	(37,920)	25,614

Cash and cash equivalents at beginning of year	16,289	54,209	28,595

Cash and cash equivalents at end of year	$23,470	$16,289	54,209

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$16,210	$15,794	$13,326
Income taxes	569	738	199

Supplemental schedule of noncash investing
activities:
Transfer from:
Loans receivable to loans held for sale	$2,721	$2,678	$5,228
Loans receivable to real estate owned	65	-	99
Loan made to facilitate sale of real estate owned	900	-	-

Appendix E-76

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The accompanying consolidated financial statements include the accounts of MFB Corp., and its wholly-owned subsidiary MFB Financial (the “Bank”), a federal stock savings bank, and the wholly-owned subsidiaries of the Bank, Mishawaka Financial Services, Inc., MFB Investments I, Inc., MFB Investments II, Inc., MFB Investments, LP, and Community Wealth Management Group, Inc. (together referred to as “the Company”).  Mishawaka Financial Services, Inc. is engaged in the sale of life and health insurance to customers in the Bank’s market area.  The Company sold the property and casualty book of business owned by Mishawaka Financial Services, Inc. during the 2006 fiscal year.  MFB Investments I, Inc., MFB Investments II, Inc. and MFB Investments, LP are Nevada corporations and a Nevada limited partnership that manage a portion of the Bank’s investment portfolio.  Community Wealth Management Group, Inc., is based out of Hamilton and Montgomery counties in Indiana, and attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services in the Bank’s market area.  All significant intercompany transactions and balances are eliminated in consolidation.

Nature of Business and Concentrations of Credit Risk:  The primary source of income for the Company results from granting commercial, consumer and residential real estate loans in St. Joseph and Elkhart counties and the surrounding area.  The Company operates primarily in the banking industry which accounts for more than 95% of its revenues, operating income and assets.

Use of Estimates In Preparing Financial Statements:  The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, as well as the disclosures provided.  Areas involving the use of estimates and assumptions in the accompanying financial statements include the allowance for loan losses, fair values of securities and other financial instruments, determination and carrying value of loans held for sale, determination and carrying value of impaired loans and other real estate owned, the value of mortgage servicing rights, the value of investments in limited partnerships, the value of stock options, the realization of deferred tax assets, the purchase accounting valuations for assets and liabilities acquired and the determination of depreciation of premises and equipment recognized in the Company’s financial statements.  Actual results could differ from those estimates.  Estimates associated with the allowance for loan losses, and the fair values of securities and other financial instruments and mortgage servicing rights are particularly susceptible to material change in the near term.

Cash and Cash Equivalents:  For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand, due from financial institutions and short-term interest-bearing deposits in other financial institutions.  The Company reports net cash flows for customer loan transactions, deposit transactions, short term borrowings having an original maturity of 90 days or less, advances from borrowers for taxes and insurance, and interest-bearing time deposits in other financial institutions.

(Continued)

Appendix E-77

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities:  Securities are classified as available for sale when they might be sold before maturity.  Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income (loss), net of tax.  Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses.  In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in the results of operations at the time of sale.  Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in earnings.

Mortgage Banking Activities:  Mortgage loans originated and intended for sale in the secondary market are reported as loans held for sale and are carried at the lower of cost or estimated market value in the aggregate.  Net unrealized losses are recognized in a valuation allowance by charges to income.

Loans Receivable:  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

Because some loans may not be repaid in full, an allowance for loan losses is recorded.  An allowance for loan losses is a valuation allowance for probable incurred credit losses.  The allowance for loan losses is increased by a provision for loan losses charged to expense and decreased by charge-offs (net of recoveries).  Estimating the risk of loss and the amount of loss on any loan is necessarily subjective.  Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated.  Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.  While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

(Continued)

Appendix E-78

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Smaller-balance homogeneous loans are evaluated for impairment in total.  Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, automobile, manufactured homes, and home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. Loans are considered impaired if full principal or interest payments are not anticipated in accordance with the contractual loan terms.  Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent.  A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance.  If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a component of the provision for loan losses.

Interest income on loans is accrued over the term of the loans based upon the principal outstanding.  The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Interest income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Servicing Rights:  Servicing rights are recognized separately when they are acquired through sales of loans.  For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values.  The Company adopted SFAS No. 156 on January 1, 2007, and for sales of mortgage loans beginning in 2007, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans.  Fair value is based on market prices for comparable mortgage servicing   contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.   The valuation model incorporates assumptions that market participants would use in estimating future let servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  The valuation model is provided by a third party that specializes in providing estimated fair values of mortgage servicing rights, and the Company believes the utilization of this third party provides assurance that the valuation model provides valid results.  Additionally, the Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions.   All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount.  Impairment is determined by stratifying rights into groupings   based on predominant risk characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount.  If the Company later determines that all or a portion of the impairment no longer exists  for a particular grouping, a reduction of the allowance may be  recorded as an increase to income.  Changes in valuation allowances are reported separately as mortgage servicing rights recovery on the income statement.  The fair values of servicing rights are subject to significant fluctuations as  a  result  of  changes  in  estimated  and actual prepayment speeds and default rates  and  losses.

Appendix E-79

Servicing fee income is included with other income on the income statement for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $193,000, $213,000 and $126,000 for the years ended September 30, 2007, 2006 and 2005, respectively. Late fees and ancillary fees related to loan servicing were not material.

Foreclosed Real Estate:  Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of carrying amount or fair value at the date of acquisition, establishing a new cost basis.  Any reduction to fair value from the carrying amount of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses.  Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs. The carrying value of foreclosed real estate, included in other assets on the consolidated balance sheet, was $1.2 million at September 30, 2006 and $144,000 at September 30, 2007.  No valuation allowances were deemed necessary at September 30, 2006 and 2007, respectively.  At September 30, 2006, the Company re-classified a $1.2 million property as held and used.  This property was previously accounted for as held for sale.  This change in classification was driven by the longer than expected holding period and resulted in the recognition of depreciation expense of $80,000 during the year ending September 30, 2006.  During the first quarter of fiscal year 2007, the respective property was sold.  The cash proceeds and a loan financed by the Bank resulted in a loss after sales costs of $9,700.

Income Taxes:  Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Premises and Equipment:  Land is carried at cost.  Buildings and improvements, and furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets.

Useful life of buildings and improvements is 39 years and the range for furniture and equipment is 3 years to 15 years.  These assets are reviewed for impairment when events indicate the carrying amount is significantly less than the fair value.

(Continued)

Appendix E-80

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank (FHLB) stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Financial Instruments with Off-Balance-Sheet Risk:  The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements.  A summary of these commitments is disclosed in Note 14.

Goodwill and Other Intangible Assets:  Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets.  Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets and acquired customer relationship intangible assets arising from the acquisition of certain assets and assumption of certain liabilities previously discussed.  They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.

Investments in Limited Partnerships:  Investments in limited partnerships represent the Company’s investments in affordable housing projects for the primary purpose of available tax benefits.  The Company is a limited partner in these investments and as such, the Company is not involved in the management or operation of such investments.  These investments are accounted for using the equity method of accounting.  Under the equity method of accounting, the Company records its share of the partnership’s earnings or losses in its income statement and adjusts the carrying amount of the investments on the balance sheet.  These investments are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows.  If impaired, the investments are reported at fair value.  Related tax credits are recognized as allocated to investors.

Cash Surrender Value of Life Insurance:  The Company has purchased life insurance policies on certain key employees.  Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Securities Sold Under Agreements to Repurchase:  Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  These arrangements are all one-day retail repurchase agreements and are secured by investment securities.  Such collateral is held by safekeeping agents of the Company.

During the year ended September 30, 2007, the average daily balance was $74,000, the average interest rate was 3.33%, and the maximum month end balance was $594,000.  The balance was $540,000 at September 30, 2007 and the fair value of securities underlying these agreements was $758,000 at September 30, 2007.

(Continued)

Appendix E-81

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share:  Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock option plans.

Stock Based Compensation: Effective October 1, 2005, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, using the modified prospective transition method.  Prior to October 1, 2005, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ending September 30, 2005, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the year ending September 30, 2005.

2005
(Dollars in thousands, except per share date)
Net income as reported	$2,496

Deduct: Stock-based compensation expense
determined under the fair value based method	627

Pro forma net income	$1,869

Basic earnings per share as reported	$1.85
Pro forma basic earnings per share	1.39

Diluted earnings per share as reported	$1.81
Pro forma diluted earnings per share	1.36

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes the net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects, and is also recognized as a separate component of shareholders’ equity.

(Continued)

Appendix E-82

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segments:  MFB Corp. and its subsidiary, MFB Financial and its subsidiary Mishawaka Financial Services, Inc. provide a broad range of financial services to individuals and companies in Mishawaka and the surrounding area.  These services include demand, time and savings deposits; lending; insurance; trust and other financial services. While the Company’s management monitors the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis.  Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment.

Restriction on Cash: Cash on hand or on deposit with correspondent banks of $5.3 million and $3.9 million, respectively, was required to meet regulatory reserve and clearing requirements at year end 2007 and 2006.

Reclassifications:  Some items in the prior consolidated financial statements have been reclassified to conform with the current presentation.

Effect of Newly Issued But Not Yet Effective Accounting Standards:  In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108).  SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement.  SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet ("iron curtain") approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material.  If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered.  If prior years are not restated, the cumulative effect adjustment is recorded in opening retained earnings as of the beginning of the fiscal year of adoption.  SAB 108 is effective for fiscal years ending on or after November 15, 2006. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.  This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity's exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures.

Appendix E-83

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

This standard is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006.  Management does not intend to carry servicing rights at fair value and the adoption of this statement did not have a material impact on its consolidated financial position or results of operations as the Company intends to continue using the amortization method under FASB No. 156.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.  The standard is effective for fiscal years beginning after November 15, 2007.  The Company has not completed its evaluation of the impact of adoption of this issue.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company does not believe the adoption of this issue will have a material impact on our financial statements.

In September 2006, the FASB Emerging Issues Task Force ("EITF") finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.  This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement.  The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement.  This issue is effective for fiscal years beginning after December 15, 2007.  The Company does not believe the adoption of EITF No. 06-4 will have a material effect on the financial statements.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract.  It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis.  Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy.  This issue is effective for fiscal years beginning after December 15, 2006.  The Company does not believe the adoption of this issue will have a material impact on our financial statements.

Appendix E-84

NOTE 2 - EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of the basic earnings per common share and diluted earnings per common share is presented below:

	Year ended September 30,
	2007	2006	2005
	(In thousands, except per share data)
Basic Earnings Per Common Share
Numerator
Net income	$3,232	$2,166	$2,496

Denominator
Weighted average common shares
outstanding for basic earnings per
common share	1,317	1,344	1,346

Basic earnings per common share	$2.45	$1.61	$1.85

	Year ended September 30,
	2007	2006	2005
	(In thousands, except per share data)
Diluted Earnings Per Common Share
Numerator
Net income	$3,232	$2,166	$2,496

Denominator
Weighted average common shares
outstanding for basic earnings per
common share	1,317	1,344	1,346
Add: Dilutive effects of assumed
exercises of stock options	49	46	32
Weighted average common shares
and dilutive potential common
shares outstanding	1,366	1,390	1,377

Diluted earnings per common share	$2.37	$1.56	$1.81

Stock options for 17,000, 22,000, and 24,000 shares of common stock were not considered in computing diluted earnings per common share for the years ended September 30, 2007, 2006 and 2005 because they were antidilutive.

Appendix E-85

NOTE 3 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) are as follows:

	September 30, 2007
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
	(Dollars in thousands)
Debt securities
U.S. Government
and federal agencies	$1,506	$6	-
Mortgage-backed	25,027	59	(382)
Corporate notes	3,506	-	(468)
	30,039	65	(850)
Marketable equity securities	3,370	318	-
	$33,409	$383	(850)

	September 30, 2006
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
	(Dollars in thousands)
Debt securities
U.S. Government
and federal agencies	$14,322	$2	(72)
Municipal bonds	338	-	-
Mortgage-backed	33,195	18	(662)
Corporate notes	7,115	2	(133)
	54,970	22	(867)
Marketable equity securities	3,413	328	-
	$58,383	$350	$(867)

Marketable equity securities are comprised of government sponsored agency preferred stocks of $3.1 million for both September 30, 2007 and 2006.

(Continued)

Appendix E-86

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 3 – SECURITIES (Continued)

Securities with unrealized losses at year-end 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	September 30, 2007 (Dollars in thousands)
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Debt securities	$ 610	$ (1)	$ 19,335	$ (381)	$ 19,945	$ (382)
Mortgage-backed	458	(39)	3,048	(429)	3,506	(468)
Corporate notes

Total	$ 1,068$	(40)	$ 22,383	$ (810)	$ 23,451	$ (850)

	September 30, 2006 (Dollars in thousands)
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Debt securities
U.S. Government and federal agencies	$ 9,359	$ (34)	$ 3,461	$ (38)	$ 12,820	$ (72)
Mortgage-backed	6,991	(40)	24,334	(622)	31,325	(662)
Corporate notes	989	(11)	4,848	(122)	5,837	(133)
Total	$ 17,339	$ (85)	$ 32,643	(782)	49,982	(867)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In the first quarter of fiscal 2005, management recorded a non-cash impairment charge through earnings of $948,000 for the decline in the value of floating rate preferred stock securities.  During the quarter ending December 31, 2004, a multi-billion dollar FNMA preferred stock issuance with a substantially different structure and higher yield than previous offerings had a detrimental effect on the fair value of the Company’s FNMA and FHLMC preferred stock holdings. Additionally, a downgrade in rating on the FNMA security due to disclosed accounting issues, the duration of the suppressed market value on both the FNMA and FHLMC securities and the Company’s inability to project when market value recovery would occur led management to record the write-down as of December 31, 2004. The unrealized gains on these marketable equity securities was $328,000 at September 30, 2006, and fell slightly to gains of $318,000 at September 30, 2007, based upon the fair values subsequent to the write-down.

Appendix E-87

NOTE 3 – SECURITIES (Continued)

Related to the unrealized losses for debt securities classified as corporate notes, $388,000 and $96,000 of unrealized losses at September 30, 2007 and 2006 were attributable to a trust preferred bond issued by a regional banking organization.  Credit issues are not a factor relative to the current unrealized losses, but rather the current interest rate structure of the market for trust preferred instruments.  The Bank has the ability to hold this bond for the foreseeable future and as market interest rate changes and the issuance approaches its maturity, the fair value is expected to recover.

Unrealized losses on other debt and equity securities as of September 30, 2007 and 2006 have not been recognized into income because the issuer’s securities are of high credit quality (rated AA or higher), management has the intent and ability to hold the investments for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates.  The fair value is expected to recover as the investments approach maturity.

The fair value of debt securities by contractual maturity are shown below.  Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

September 30, 2007 (Dollars in thousands)
Fair Value
Due in one year or less	$1,003
Due after one year through five years	503
Due after five years through ten years	-
Due after ten years	3,506
5,012
Mortgage-backed securities	25,027

$30,039

There were no sales of securities available for sale during the years ended September 30, 2007, 2006 or 2005.  During the years ended September 30, 2007, 2006, and 2005 the Company recorded security impairment charges of $-0-, $-0-, and $948,000, respectively.  During the fiscal year ended September 30, 2002, the Company recorded an $895,000 write down on a $1.0 million WorldCom, Inc. corporate debt security.  That security was sold in October 2002 for $160,000.  In total, the Company received $402,000 in distribution payments during fiscal year 2007 as a result of distributions of funds recovered by the U.S. Securities and Exchange Commission in its action against WorldCom, Inc.  The Company may receive an additional distribution depending upon the resolution of disputed claims, appeals from court determinations and additional administrative expenses, interest and taxes incurred by the settlement funds; however, any further distribution would likely be relatively small.

(Continued)

Appendix E-88

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 4 - LOANS RECEIVABLE

Loans receivable, at September 30 are summarized as follows:

	2007	2006
	(Dollars in thousands)
Residential mortgage loans:
Secured by one-to-four family residences	$178,056	$174,399
Construction loans	18,107	22,232
Other	5,588	3,090
	201,751	199,721
Less:
Net deferred loan origination fees	(466)	(498)
Undisbursed portion of construction and
other mortgage loans	(52)	(27)
Total residential mortgage loans	201,233	199,196

Commercial
Commercial real estate	95,241	84,651
Commercial	58,890	49,970
	154,131	134,621
Less: net deferred loan origination fees	(186)	(209)
Total commercial loans	153,945	134,412

Consumer loans:
Home equity and second mortgage	42,593	37,779
Other	9,985	7,835
Net deferred loan costs	-	-
Total consumer loans	52,578	45,614

Total loans receivable	$407,756	$379,222

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

	2007	2006	2005
	(Dollars in thousands)

Balance at beginning of year	$7,230	$6,388	$6,074
(Negative) Provision for loan losses	(1,257)	1,032	723
Charge-offs	(701)	(195)	(499)
Recoveries	26	5	90

Balance at end of year	$5,298	$7,230	$6,388

(Continued)

Appendix E-89

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 4 - LOANS RECEIVABLE (Continued)

Impaired loans were as follows:

	2007	2006
	(Dollars in thousands)
Year-end loans with no allocated allowance
for loan losses	$759	$873
Year-end loans with allocated allowance
for loan losses	2,901	6,052
Total	$3,660	$6,925

Amount of the allowance for loan
losses allocated	$2,433	$4,337
Average of impaired loans during the year	4,644	8,270
Interest income recognized during impairment	9	165
Cash-basis interest income recognized during impairment	7	159

The largest loan relationship included in impaired loans as of September 30, 2007 totaled approximately $1.5 million for which $1.5 million of the allowance for loan losses has been allocated. Principal payments of approximately $1.6 million were made on this impaired loan during fiscal year 2007.  The Bank maintained the $1.5 million allowance for the loan losses allocation based upon the history of unreliable and inconsistent financial reporting and cash flows of the customer’s business.  The actual loss on this loan relationship may vary significantly from the current estimate contingent upon the borrower’s ability to seek alternative financing or pay down the loan.  At September 30, 2006, this relationship totaled approximately $3.1 million, and $3.1 million of the allowance was allocated to it. Impaired loans have decreased from 2006 due to payments received on this commercial loan and other commercial loans with improved financial conditions.

Non-performing loans were as follows at year end:

	2007	2006
	(Dollars in thousands)

Loans past due over 90 days still on accrual status	$41	$619
Non-accrual loans	4,693	6,390
Restructured loans	361	-

Total non-performing loans	$5,095	$7,009

A total of $3.7 million and $5.4 million of the impaired loans were non-accrual loans as of September 30, 2007 and 2006.

(Continued)

Appendix E-90

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 4 - LOANS RECEIVABLE (Continued)

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The Company is subject to certain recourse obligations on the loans serviced for E*trade.  The unpaid principal balances of mortgage loans serviced for others at September 30, 2007 and 2006 are summarized as follows:

	2007	2006
	(Dollars in thousands)
Mortgage loan portfolios serviced for:
Federal Home Loan Mortgage Corporation	$182,722	$191,300
Fannie Mae Corporation	912	1,320
Federal Home Loan Bank of Indianapolis	710	740
Merchants Bank	617	726
E*trade (Formerly Telebank)	439	499
Wells Fargo (Formerly Hanover)	406	453
LaSalle Bank, FSB	388	411
Bank Mutual	239	308
Citizens Bank	119	256

Total	$186,552	$196,013

Custodial escrow balances maintained in connection with the foregoing serviced loans were $3.7 million and $1.9 million at September 30, 2007 and 2006 respectively.

Activity for capitalized mortgage servicing rights and the related valuation allowance was as follows:

	2007	2006	2005
	(Dollars in thousands)

Servicing rights, net of valuation
allowance:
Balance at beginning of year	$2,366	$2,341	$2,092
Additions	179	151	463
Change in Valuation allowance	(8)	178	181
Amortized to expense	(284)	(304)	(395)

Balance at end of year	$2,253	$2,366	$2,341

Valuation allowance:
Balance at beginning of year	$-	$(178)	$(359)
Impairment charge	(120)	(116)	(555)
Impairment recovery	112	294	736

Balance at end of year	$(8)	$-	$(178)

Appendix E-91

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 4 - LOANS RECEIVABLE (Continued)

The fair value of capitalized mortgage servicing rights was $2,412,000 and $2,527,000 at September 30, 2007 and 2006.  The serviced loan portfolio was stratified by interest rate and fair value was determined at period end based upon the following weighted average assumptions:

	2007	2006

Weighted-average constant prepayment rate	12.30%	11.90%
Weighted-average coupon rate	6.00%	5.95%
Weighted-average net servicing fee	0.25%	0.25%
Weighted-average discount rate	9.09%	9.10%
Weighted-average current age (in years)	3.75	3.10

Additions to capitalized servicing rights are included in gains from the sales of loans on the consolidated statement of income.  Service fee income received for servicing those loans, net of the amortization of capitalized servicing rights, aggregated to $193,000, $213,000, and $126,000 for 2007, 2006, and 2005 and is included in other income on the consolidated statement of income.

Certain directors and executive officers of the Company and its subsidiary, including associates of such persons, are loan customers.  A summary of the related party loan activity, for loans aggregating $60,000 or more to any one related party is as follows:

	2007	2006
	(Dollars in thousands)

Balance at beginning of year	$3,223	$3,001
New loans	350	687
Repayments	(635)	(465)
Related party changes	153	-

Balance at end of year	$3,091	$3,223

Appendix E-92

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 5 - PREMISES AND EQUIPMENT, NET

Premises and equipment at September 30 are summarized as follows:

	2007	2006
	(Dollars in thousands)

Land	$4,409	$4,413
Buildings and improvements	14,543	14,292
Furniture and equipment	5,914	7,303
Total cost	24,866	26,008
Accumulated depreciation and amortization	(6,360)	(6,531)

Total	$18,506	$19,477

Depreciation of premises and equipment included in occupancy and equipment expense was approximately $1.3 million for the years ended September 30, 2007 and 2006 respectively. During fiscal year 2007, the Company disposed of almost fully depreciated assets no longer in use by the Company.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill was $2.0 million at September 30, 2007 and 2006.  During the year ended September 30, 2006, the company received $453,000 from Sobieski Bancorp as a result of the successful voluntary mediation relating to a disputed asset from the August 2004 closing of the acquisition of certain assets and certain liabilities.  The proceeds, net of legal fees, were recorded as a reduction of goodwill when received.

Acquired Intangible Assets

Acquired intangible assets were as follows as of September 30, 2007:

	Gross Carrying Amount	Accumulated Amortization
	(Dollars in thousands)

Amortized intangible assets:
Core deposit intangibles	$1,610	$824
Customer relationship intangibles	1,180	654
Trust customer relationship intangibles	610	-

Total	$3,400	$1,478

Appendix E-93

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 6 – GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired intangible assets were as follows as of September 30, 2006:

	Gross Carrying Amount	Accumulated Amortization
	(Dollars in thousands)

Amortized intangible assets:
Core deposit intangibles	$1,610	$595
Customer relationship intangibles	1,180	496

Total	$2,790	$1,091

Aggregate amortization expense was $387,000, $435,000 and $559,000 for 2007, 2006 and 2005.

Estimated amortization expense for each of the next five years ending September 30:

2008	$397,000
2009	347,000
2010	298,000
2011	248,000
2012	199,000

Refer to Note 16 for more detailed information on the trust customer relationship intangible recorded at September 30, 2007.

NOTE 7 - DEPOSITS

At September 30, 2007, the scheduled maturities of certificates of deposit for the years ending September 30, are as follows (in thousands):

2008	$97,733
2009	36,020
2010	12,711
2011	1,845
2012	20,297
Thereafter	2,436

$171,042

The aggregate amount of jumbo certificates of deposit in denominations of $100,000 or more was approximately $48.6 million and $50.5 million at September 30, 2007 and 2006, respectively.

Appendix E-94

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 8 - BORROWINGS

At September 30, 2007, advances from the Federal Home Loan Bank of Indianapolis with $109.3 million fixed rates ranging from 4.10% to 6.35% and $15.0 million variable rates that reset quarterly with rates ranging from 4.76% to 5.60% are required to be repaid in the year ending September 30 as follows (in thousands):

2008	$69,134
2009	21,738
2010	14,500
2011	8,000
2012	10,886

$124,258

At September 30, 2007, $7.7 million of FHLB stock, $118.3 million of eligible mortgage loan collateral and $34.6 million of other real estate loan related collateral are pledged to the FHLB to secure advances outstanding.  The Company’s additional borrowing capacity with the FHLB is $23.5 million at September 30, 2007.  The Company established a $5.0 million line of credit with the FHLB on August 24, 2007 and there was no balance outstanding as of September 30, 2007.

In addition, $78.0 million of the advances outstanding at September 30, 2007 contained put options with quarterly put dates ranging from October 2007 to December 2007, whereby the advance can be called by the FHLB prior to maturity.

At September 30, 2007, the Company had no outstanding borrowings from a correspondent bank, compared to $4.5 million at September 30, 2006.  This variable rate line of credit, tied to the one month LIBOR rate plus 160 basis points was paid off on February 28, 2007.

NOTE 9 – SUBORDINATED DEBENTURES

A trust, MFBC Statutory Trust I, formed by the Company, issued $5.0 million of trust preferred securities on July 29, 2005 as part of a private placement of such securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust.  The securities mature 30 years from the date of issuance, require quarterly distributions and bear a fixed rate of interest of 6.22% per annum for the first five years, resetting quarterly thereafter at the prevailing three-month LIBOR rate plus 1.7% per annum.  Interest on the securities is payable quarterly in arrears each September 15, December 15, March 15, and June 15 commencing September 15, 2005.  The Company may redeem the trust preferred securities, in whole or in part, without penalty, on or after September 15, 2010, or earlier upon the occurrence of certain events with the payment of a premium upon redemption.  The securities mature on September 15, 2035.

NOTE 10 - EMPLOYEE BENEFITS

401(k) Plan:  The Company maintains a retirement savings 401(k) plan which covers all employees who are 21 years or older and have completed three months of service.  Employees

Appendix E-95

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

are eligible to receive contributions from the Company after one year of service.  Participants may defer up to 75% of compensation and the Company will contribute an amount equal to 125% of elective deferrals on 6% of the participants’ compensation elected to be deferred.  Expense for the 401(k) plan for the years ended September 30, 2007, 2006 and 2005 was approximately $386,000, $333,000 and $320,000 respectively.

Employee Stock Ownership Plan (ESOP):  On July 1, 2004, the Bank merged the ESOP into the MFB Financial Employees’ Savings and Profit Sharing Plan and Trust and ceased adding new participants.  As of September 30, 2007 all participants in the ESOP were 100% vested.  Employees monitor ESOP shares as part of their 401(k) balance.  Pursuant to the Pension Protection Act of 2006, eligible employees have the ability to divest MFB Corp shares at anytime.

Stock Option Plans:  The Board of Directors of the Company has adopted the MFB Corp. Stock Option Plans (the “Option Plans”).  The number of options authorized under the Plans totals 450,000 shares of common stock.  Stock options are used to reward directors and certain officers and employees of the Company and its subsidiaries and provide them with an additional equity interest.  The option exercise price must be no less than 85% of the fair market value of common stock on the date of the grant, and the option term cannot exceed ten years and one day from the date of the grant – the options have varying vesting schedules.  As of September 30, 2007, all options granted have an exercise price of at least 100% of the market value of the common stock on the date of grant.  As of September 30, 2007, 8,000 options remain available for future grants.

For the year ended September 30, 2007, stock option compensation expense of $35,000 was recognized in connection with the option plans with related tax benefits of $12,000.  At September 30, 2007, compensation expense related to non vested stock option grants aggregated to $43,000 and is expected to be recognized as follows:

	Stock Option Compensation Expense (dollars in thousands)
For the fiscal years ending September 30:	2008	$32
	2009	11
	Total	$43

Appendix E-96

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 10 - EMPLOYEE BENEFITS (Continued)

The fair value of each option award is estimated on the date of grant using a closed form option valuation model that uses the assumptions noted in the table below.  Expected volatilities are based on historical volatilities of the Company’s common stock.  The Company uses historical data to estimate option exercise.  Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes.  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding.  The risk-free rate of interest for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  There were no stock options granted during 2007.

	2007	2006	2005

Risk-free interest rate	-	4.60%	4.23%
Expected dividend rate	-	1.68	1.96
Stock price volatility	-	20.66	28.77
Estimated Life	-	8 yrs	8 yrs

Activity in the Option Plans is summarized as follows:

	Options	Exercise Price	Weighted Average Exercise Price	Weighted Average Fair Value of Grants

Balance at September 30, 2006	217,110	$17.25	$34.01	$24.89
Granted	-	-	-	$-
Forfeited	-	-	-
Exercised	(9,990)	21.30	–30.35	21.81
Balance at September 30, 2007	207,210	17.25	34.01	25.04

Appendix E-97

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 10 - EMPLOYEE BENEFITS (Continued)

The Company has a policy of using shares held as treasury stock to satisfy share option exercises. Currently, the Company has a sufficient number of treasury shares to satisfy expected share option exercises.  Options exercisable at September 30, based on vesting schedules established at the date of grant, are as follows:

	Number of Options	Weighted Average Exercise Price

September 30, 2005	196,509	23.95
September 30, 2006	210,310	24.64
September 30, 2007	201,410	24.83

At September 30, 2007 options outstanding and options exercisable were as follows:

	Outstanding			Exercisable

		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Number	Life in years	Price	Number	Price

$17.25 - $18.75	3,210	3.42	18.18	3,210	18.18
$20.55 - $26.75	175,500	4.84	24.03	175,500	24.03
$30.35 - $34.01	28,500	6.87	32.03	22,700	31.95
Outstanding/Exercisable	207,210	5.10	25.04	201,410	24.83
Aggregate Intrinsic Value	$1,100,477			$1,100,477

The intrinsic value of options exercised was $124,000, $185,000 and $309,000 for the years ended September 30, 2007, 2006 and 2005.  Cash received from option exercises for the years ended September 30, 2007, 2006 and 2005 was $216,000, $218,000 and $439,000 respectively.  The actual tax benefit realized for the tax deductions from stock options exercises totaled $48,000,  $9,000 and $15,000 for the years ending September 30, 2007, 2006 and 2005.

Continuation Agreements:  On September 18, 2007, the Board of Directors of the Bank approved a “Salary Continuation Agreement” for the President/CEO and a “Director Fee Continuation Agreement” to provide retirement benefits to directors in certain circumstances.   Under the Salary Continuation Agreement, if the President/CEO retires at the age of sixty, he will receive an annual benefit in the amount of $60,000 in equal monthly installments for a period of fifteen years.  Under the Director Fee Continuation Agreement, a director who serves the Bank for at least 5 years and who retires after reaching age 72 will receive an annual benefit for 5 years (10 years, if the director has served for 10 or more years) equal to 50% of the total fees paid to the director during the last year before ending service.  As a result of the two approved agreements, the Bank charged $95,000 to salaries and employee benefits and recorded a corresponding liability of $95,000 as of September 30, 2007.

Appendix E-98

NOTE 11 - INCOME TAXES

The Company files consolidated income tax returns.  Income tax expense for the years ended September 30 are summarized as follows:

		2007	2006	2005
		(Dollars in thousands)

Federal:	Current	$574	$467	$478
	Deferred	302	(203)	34
		876	264	511

State:	Current	-	-	90
	Deferred	103	(54)	9
		103	(54)	99

	Total income tax expense	$979	$210	$611

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% in all periods presented to income before income taxes as a result of the following for the years ended September 30:

	2007	2006	2005
	(Dollars in thousands)

Income taxes at statutory rate	$1,432	$808	$1,056
Tax effect of:
State tax, net of federal income tax effect	68	(36)	66
Low income housing credits	(403)	(403)	(402)
Bank owned life insurance income	(100)	(80)	(75)
Other items, net	(18)	(79)	(34)

Total income tax expense	$979	$210	$611

Appendix E-99

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 11 - INCOME TAXES (Continued)

The components of the net deferred tax asset (liability) recorded in the consolidated balance sheets as of September 30 are as follows:

	2007	2006
	(Dollars in thousands)
Deferred tax assets
Bad debt deduction	$2,088	$2,851
Low income housing credit carry-forward	619	475
Net deferred loan fees	257	279
Impairment on Investment Securities	322	322
Intangible Assets	342	271
Net operating loss carryforward	90	58
Net unrealized depreciation on securities available for sale	159	176
Other	92	74
Total deferred tax assets	3,969	4,506
Deferred tax liabilities
Accretion	(106)	(92)
Depreciation	(168)	(304)
FHLB stock dividend	(217)	(262)
Mortgage servicing rights	(888)	(920)
Goodwill	(176)	(125)
Partnership income	(167)	(133)
Other	(69)	(70)
Total deferred tax liabilities	(1,791)	(1,906)

Net deferred tax asset (liability)	$2,178	$2,600

Federal income tax laws provided savings banks with additional bad debt deductions through the tax year ended September 30, 1987, totaling $4.6 million for the Bank.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $1.6 million at September 30, 2007 and 2006.  If the Bank were liquidated or otherwise ceases to be a bank or if tax laws change, the $1.6 million would be recorded as expense.

Appendix E-100

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 12 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases.  Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If only adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Bank’s actual capital and required capital amounts and ratios are presented below:

	Actual		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of September 30, 2007
Total capital (to risk
weighted assets)	$41,220	10.79%	$30,550	8.00%	$38,188	10.00%
Tier 1 (core) capital
(to risk weighted assets)	38,582	9.99	15,275	4.00	22,913	6.00
Tier 1 (core) capital (to
adjusted total assets)	38,582	7.65	20,182	4.00	25,228	5.00

As of September 30, 2006
Total capital (to risk
weighted assets)	$43,221	12.96%	$26,688	8.00%	$33,360	10.00%
Tier 1 (core) capital
(to risk weighted assets)	40,859	12.10	13,344	4.00	20,016	6.00
Tier 1 (core) capital (to
adjusted total assets)	40,859	8.34	19,604	4.00	24,506	5.00

Regulations limit the dividends that may be paid by the Bank without prior approval of the Office of Thrift Supervision.  Accordingly, at October 1, 2007, $3.0 million of the Bank’s retained earnings was potentially available for distribution to the Company, without obtaining prior regulatory approval.

Appendix E-101

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 13 - OTHER NON-INTEREST INCOME AND EXPENSE

Other noninterest income and expense amounts are summarized as follows for the years ended September 30:

	2007	2006	2005
	(Dollars in thousands)
Other noninterest income:
Loan servicing fees – net	$193	$213	$126
Other service charges and fees	71	117	191
ATM foreign surcharges	47	47	49
Brokerage commissions	210	133	72
Visa interchange income	136	123	105
Partnership equity loss	(245)	(221)	(282)
Rental income	479	563	182
Rental income – other real estate	25	150	166
Other	95	151	133
	$1,011	$1,276	$742

	2007	2006	2005
	(Dollars in thousands)
Other noninterest expense:
Insurance	$188	$213	$238
Miscellaneous Employee	238	319	274
Lending	405	292	282
Deposit	91	83	107
Wealth Management	137	118	102
Collection	146	216	197
Bad Debt and Fraud	116	100	89
Other	293	306	376
	$1,614	$1,647	$1,665

Appendix E-102

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND   CONTINGENCIES

Various outstanding commitments and contingent liabilities are not reflected in the financial statements.  Commitments to make loans at September 30 are as follows:

	2 0 0 7			2 0 0 6
	(Dollars in thousands)
	Fixed Rate Loans	Variable Rate Loans	Total	Fixed Rate Loans	Variable Rate Loans	Total

Mortgage loans	$1,555	$1,343	$2,898	$728	$3,113	$3,841
Commercial loans	465	-	465	146	-	146
Unused equity lines of credit	26,605	12,864	39,469	21,107	16,896	38,003
Unused commercial lines
and letters of credit	-	31,057	31,057	-	31,048	31,048
Unused construction loan
lines of credit	3,551	1,380	4,931	2,392	1,850	4,242

	$32,176	$46,644	$78,820	$24,373	$52,907	$77,280

Fixed rate mortgage loan commitments at September 30, 2007 are at an average rate of 7.08% with terms primarily ranging from 15 to 30 years.  There were no commercial loan fixed rate commitments at September 30, 2007.  The average rate on variable mortgage loan commitments is 6.13% and is tied to the one year Treasury bill rate.  Rates on variable commercial loan commitments are tied to the national prime rate.

Since commitments to make loans and to fund unused lines of credit and loans in process may expire without being used, the amounts do not necessarily represent future cash commitments.  In addition, commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  The maximum exposure to credit loss in the event of nonperformance by the other party is the contractual amount of these instruments.  The same credit policy is used to make such commitments as is used for loans receivable.

Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling $1.4 million as of September 30, 2007.

In the opinion of management, after consultation with legal counsel, the ultimate disposition of all legal matters is not expected to have a material adverse effect on the consolidated financial position or results of operation of the Company.

Appendix E-103

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 15 – SHAREHOLDER RIGHTS PLAN

The Company has adopted a Shareholder Rights Plan and declared a dividend distribution at the rate of one Right for each share of common stock held of record as of the close of business on October 21, 2006, and for each share of common stock issued thereafter up to the Distribution Date (defined below).

Currently each Right entitles holders of common stock to buy one share of common stock of the Company at an exercise price of $93.  In addition, each Right would be exercisable, and would detach from the common stock (the “Distribution Date”) only if a person or group (i) were to acquire 12% or more of the outstanding shares of common stock of the Company; (ii)  were to announce a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 30% or more of the outstanding shares of common stock of the Company; or (iii) were declared by the Board to be an Adverse Person (as defined in the Plan) if such person or group beneficially owns 10% or more of the outstanding shares of common stock in the Company.  In the event of any occurrence triggering the Distribution Date, each Right may be exercised by the holder (other than such an acquiring person or group) to purchase shares of common stock of the Company (or, in certain circumstances, common stock of the acquiring person) at a 50% discount to market price.  The Company is entitled to redeem the Rights at $.01 per Right at any time.  The Rights will expire at the close of business on October 1, 2016.

NOTE 16 – BUSINESS COMBINATION

On September 28, 2007, the Company acquired certain trust assets, personal property and contracts (the “Trust Business”) of Community Trust & Investment Company, Inc., an Indiana trust company serving the greater Indianapolis area and Crawfordsville, Indiana. The Trust Business provides a myriad of trust services including trust account administration under agreement and wills; agency accounts, guardianships, estate settlement; custodial and other standard trust services.  The business also offers administration of employee benefit and employee welfare plans and administrative service through partnerships with established investment advisors.  The Company acquired approximately $275.0 million in trust assets and will be operating from offices in Carmel and Crawfordsville, Indiana.  The acquisition includes a group of trust professionals that complement the Company’s existing trust department.

The purchase price is based upon the fees earned and received on the trust assets acquired during the three year period from the date of closing.  The first year’s payment is 25%, the second year payment is 20%, and the third year payment is 15% of the fees earned and received during those periods.  At closing, the estimated purchase price approximated $660,000 and resulted in a present value intangible asset of $610,000.  This intangible asset will be amortized on a straight line basis over 10 years and will be adjusted, with offsetting impact to the acquisition payable, as actual payments are determined.

Appendix E-104

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005
NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed financial statements for the parent company, MFB Corp.

CONDENSED BALANCE SHEETS
September 30, 2007 and 2006
	2007	2006
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$1,511	$1,533
Securities available for sale	-	33
Investment in Bank subsidiary	44,593	46,834
Other assets	32	118
Total assets	$46,136	$48,518

LIABILITIES
Other borrowings	$-	$4,500
Subordinated debentures	5,000	5,000
Accrued expenses and other liabilities	79	79
Total liabilities	5,079	9,579

SHAREHOLDERS’ EQUITY	41,057	38,939
Total liabilities and shareholders’ equity	$46,136	$48,518

CONDENSED STATEMENTS OF INCOME
Years ended September 30, 2007, 2006 and 2005

	2007	2006	2005
	(Dollars in thousands)
INCOME
Dividends from Bank subsidiary – cash	$6,000	$-	$-
Interest and Noninterest income	14	10	11
Total	6,014	10	11

EXPENSES
Interest expense	451	720	345
Other expenses	296	323	243
Total	747	1,043	588

Income before income taxes and
equity in undistributed (excess distributed)
net income of Bank subsidiary	5,267	(1,033)	(577)
Income tax (benefit)	(239)	(401)	(280)

Income (loss) before equity in undistributed
(excess distributed) net income
of Bank subsidiary	5,506	(632)	(297)
Equity in undistributed
net income of Bank subsidiary	(2,274)	2,798	2,793
Net income	$3,232	$2,166	$2,496

Appendix E-105

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended September 30, 2007, 2006 and 2005

	2007	2006	2005
	(Dollars in thousands)
Cash flows from operating activities
Net income	$3,232	$2,166	$2,496
Adjustments to reconcile net income to
net cash from operating activities
Equity in undistributed net income
of Bank subsidiary	2,274	(2,798)	(2,793)
Stock based compensation expense	35	103	-
Net change in other assets	134	325	(306)
Net change in accrued expenses and
other liabilities	-	14	2
Net cash from operating activities	5,675	(190)	(601)

Cash flows from investing activities
Maturities and calls of securities	33	95	1,000
Net cash from investing activities	33	95	1,000

Cash flows from financing activities
Purchase of MFB Corp. common stock	(576)	(1,486)	-
Proceeds from exercise of stock options	216	218	439
Proceeds from subordinated debentures	-	-	5,000
Repayment of other borrowings	(4,500)	(2,000)	(450)
Cash dividends paid	(870)	(714)	(664)
Net cash from financing activities	(5,730)	(3,982)	4,325
Net change in cash and cash equivalents	(22)	(4,077)	4,724

Cash and cash equivalents at beginning
of year	1,533	5,610	886

Cash and cash equivalents at end of year	$1,511	$1,533	$5,610

(Continued)

Appendix E-106

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table shows the estimated fair values and the related carrying amounts of the Company’s financial instruments at September 30, 2007 and 2006.  Items which are not financial instruments are not included.

	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

	(Dollars in thousands)
Assets
Cash and cash equivalents	$23,470	$23,470	$16,289	$16,289
Other investments	9,718	9,718	10,939	10,939
Securities available for sale	33,409	33,409	58,383	58,383
Loans held for sale	612	612	-	-
Loans receivable, net of
allowance for loan losses	402,458	402,780	371,992	366,561
Accrued interest receivable	2,246	2,246	2,346	2,346

Liabilities
Noninterest-bearing demand
deposits	(39,043)	(39,043)	(30,031)	(30,031)
Savings, NOW and MMDA
deposits	(129,719)	(129,719)	(129,233)	(129,233)
Time deposits	(171,042)	(172,307)	(186,979)	(186,232)
Securities sold under
agreements to repurchase	(540)	(540)	-	-
FHLB advances	(124,258)	(124,618)	(97,053)	(96,742)
Other borrowings	-	-	(4,500)	(4,500)
Subordinated Debentures	(5,000)	(5,000)	(5,000)	(5,000)
Accrued interest payable	(419)	(419)	(855)	(855)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of September 30, 2007 and 2006.  The estimated fair value for cash and cash equivalents are considered to approximate cost.  The estimated fair value for securities available for sale is based upon quoted market values for the individual securities or for equivalent securities.  The estimated fair value for loans held for sale, net, is based on the price offered in the secondary market on September 30, 2007 and 2006 for loans having similar interest rates and maturities.  The estimated fair value for loans receivable is based upon estimates of the difference in interest rates the Company would charge the borrowers for similar such loans with similar maturities made at September 30, 2007 and 2006, applied for an estimated time period until the loan is assumed to reprice or be paid.  In addition, when computing the estimated fair value for loans receivable, the allowance for loan losses was subtracted from the calculated fair value for consideration of credit issues.  The estimated fair value for other investments, noninterest-bearing demand deposits and savings, NOW and MMDA deposits is based upon their carrying value.  The estimated fair value for other time deposits as well as securities sold under agreements to repurchase, other borrowings, subordinated debentures and FHLB advances is based upon estimates of the rate the Company would pay on such deposits or borrowings at September 30, 2007 and 2006, applied for the time period until maturity. The estimated fair value of other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant to this presentation.

(Continued)

Appendix E-107

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at September 30, 2007 and 2006, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances.  The estimated fair values at September 30, 2007 and 2006 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment.  Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures.  Excluded, among other items, are the estimated earning power of core deposit accounts, the trained work force, customer goodwill and similar items.

NOTE 19 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2007	2006	2005
	(Dollars in thousands)
Net change in net unrealized gains and losses
on securities available for sale
Unrealized gains (losses) arising during
the year	$50	$(31)	$(679)
Reclassification adjustment for (gains) losses
included in net income	-	-	948
Net change in net unrealized gains
(losses) on securities available
for sale	50	(31)	269

Tax expense (benefit)	17	(1)	(212)

Total other comprehensive income (loss)	$33	$(30)	$481

(Continued)

Appendix E-108

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 20 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Year Ended September 30, 2007
	(Dollars in thousands, except per share data)
	1st * Quarter	2nd Quarter	3rd Quarter	4th Quarter

Interest income	$7,112	$7,337	$7,312	$7,538

Interest expense	4,052	3,988	3,888	4,002

Net interest income	3,060	3,349	3,424	3,536
Provision for loan losses	(1,128)	(228)	(298)	397

Net interest income after provision for loan
losses	4,188	3,577	3,722	3,139
Non-interest income	1,622	1,424	1,416	1,401

Non-interest expense	4,217	3,985	4,023	4,053

Income before income taxes	1,593	1,016	1,115	487

Income tax expense	442	235	272	30

Net income	$1,151	$781	$843	$457

Basic earnings (loss) per common share	$0.87	$0.59	$0.64	$0.35
Diluted earnings (loss) per common share	$0.84	$0.57	$0.62	$0.34

*
The negative provision for loan losses during the quarter ended December 31, 2006 was predominantly related to the repayment of two commercial loans which previously had significant allowance for loan loss allocations, which is discussed in Note 4 to the consolidated financial statements.

(Continued)

Appendix E-109

MFB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006 and 2005

NOTE 20 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

	Year Ended September 30, 2006
	(Dollars in thousands, except per share data)
	1st * Quarter	2nd Quarter	3rd Quarter	4th ** Quarter

Interest income	$7,165	$7,114	$7,184	$7,144

Interest expense	3,708	3,700	3,792	3,945

Net interest income	3,457	3,414	3,392	3,199

Provision for loan losses	2,055	(154)	(35)	(835)

Net interest income after provision for loan
losses	1,402	3,568	3,427	4,034

Non-interest income	1,616	1,461	1,846	1,410

Non-interest expense	3,972	3,956	4,286	4,174

Income (loss) before income taxes	(954)	1,073	987	1,270

Income tax expense (benefit)	(557)	258	193	316

Net income (loss)	$(397)	$815	$794	$954

Basic earnings (loss) per common share	$(0.29)	$0.60	$0.59	$0.72
Diluted earnings (loss) per common share	$(0.29)	$0.58	$0.57	$0.69

*
The significant increase in the provision for loan losses and the resulting net loss for the 1st quarter of fiscal 2006 is primarily related to the allowance for loan losses allocation on the impaired commercial loan relationship previously discussed in Note 4.

**	The recovery of loan losses in the 4th quarter is primarily related to payments from the loan mentioned above in addition to improvement in the financial condition of other commercial loans.

Appendix E-110

MFB CORP. AND SUBSIDIARY
DIRECTORS AND EXECUTIVE OFFICERS
September 30, 2007

MFB CORP. AND MFB FINANCIAL DIRECTORS

Robert C. Beutter (age 72) became of counsel to the South Bend law firm May Oberfell Lorber in November 2005.  Before that he was an attorney in private practice in Mishawaka since 1962 and served as mayor of Mishawaka from 1984 to 2003.

M. Gilbert Eberhart (age 73) has served as Secretary of MFB Financial since 1987 and of MFB Corp. since inception.  He is a dentist based in Mishawaka.

Jonathan Housand (age 68) retired with thirty years banking experience most recently serving as President of Ameritrust National Bank in Elkhart.  Since retiring, he has served as president and General Manager of WNIT, Channel 34, and as Program Officer of the Elkhart County Community Foundation.

Jonathan E. Kintner (age 64) has a private practice of optometry in Mishawaka.

Christine A. Lauber (age 62) has served as a certified public accountant in private practice in South Bend, Indiana for more than the last five years.  She also serves as President of Automated Information Management, Inc., South Bend, Indiana.

Edward Levy (age 59) has served as an officer and owner of Freeman-Spicer Leasing and Insurance Corp. and its affiliated entities (financial services) for more than the past five years.  In 2005 he became an executive officer of Take Out Foods International, Inc. based in Indianapolis.

Michael J. Marien (age 59) has served as an Account Manager for IT/Signode Corp., a division of Illinois Tool Works.  He is the current Chairman of MFB Corp. and MFB Financial.

Charles J. Viater (age 52) has served as President and Chief Executive Officer of MFB Corp., MFB Financial and Mishawaka Financial Services, Inc. since September 1995.

Reginald H. Wagle (age 64) has served as Vice President of Memorial Health Foundation since 1992.  Until 1992, he was a free-lance political consultant and until 1991, he also served as District Director for the Office of United States Representative John P. Hiler, Third Congressional District of Indiana.

MFB FINANCIAL EXECUTIVE OFFICERS

Charles J. Viater	James P. Coleman, III	Scott A. Taylor
President and	Executive Vice President and	Executive Vice President
Chief Executive Officer*	Director of Wealth Management	Chief Deposit Officer

Donald R. Kyle	Terry L. Clark	M. Gilbert Eberhart
Executive Vice President and	Executive Vice President and	Secretary*
Chief Operating Officer	Chief Financial Officer

*	Holds same position with MFB Corp.

(Continued)

Appendix E-111

MFB CORP. AND SUBSIDIARY
SHAREHOLDER INFORMATION
September 30, 2007

Performance Graph

The following graph shows the performance of the Holding Company's Common Stock since September 30, 2002, in comparison to the NASDAQ Stock Market - U.S. Index and the NASDAQ Bank Index.

[GRAPHIC OMITTED]

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among MFB Corp., The NASDAQ Comoposite Index
And The NASDAQ Bank Index

	9/02	9/03	9/04	9/05	9/06	9/07

MFB Corp.	100.00	148.89	133.41	122.63	160.22	148.51
NASDAQ Composite	100.00	150.59	162.89	185.48	196.37	236.60
NASDAQ Bank	100.00	121.09	139.12	146.31	158.08	145.74

*$100 invested on 9/30/02 in stock or index-including reinvesetment of dividends.
Fiscal year ending September 30.

Market Information

The common stock of MFB Corp. is traded on the NASDAQ Stock Market Global Market (formerly known as the National Market), under the symbol “MFBC.”  As of November 30, 2007, there were approximately 396 shareholders of record.  The following table sets forth market price (based on daily closing prices) and dividend information for the Company’s common stock for the periods indicated.

Fiscal Quarters Ended	High Trade	Low Trade	Dividend Declared

December 31, 2005	28.34	24.50	0.125
March 31, 2006	32.00	27.01	0.135
June 30, 2006	31.50	29.25	0.135
September 30, 2006	33.38	30.28	0.135

December 31, 2006	36.19	32.25	0.165
March 31, 2007	35.20	33.00	0.165
June 30, 2007	34.64	33.00	0.165
September 30, 2007	34.58	29.75	0.165

MFB Corp. is not subject to the regulatory restrictions of the Office of Thrift Supervision (“OTS”) with respect to payment of dividends to its shareholders, although the source of such dividends will depend in part upon the receipt of dividends from the Bank.  Applicable law restricts the amount of dividends the Bank may pay to MFB Corp. without obtaining the prior approval of the OTS.  As discussed in Note 12 to the consolidated financial statements, at Oct 1, 2007, $3.0 million of the Bank’s retained earnings was potentially available for distribution to MFB Corp. without obtaining prior regulatory approval.

In addition, Indiana law generally limits the payment of dividends to amounts that will not affect the ability of a corporation, after payment of the dividend, to pay its debts in the ordinary course of business or exceed the difference between the corporation’s total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of common stock.  Further, amounts deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends without the payment of federal income taxes, and MFB Corp. does not contemplate any distribution by the Bank that would result in a recapture of the Bank’s bad debt reserve or otherwise create federal tax liabilities.

Appendix E-112

Transfer Agent and Registrar
Registrar and Transfer Co.
10 Commerce Drive
Cranford, NJ 07016

Special Counsel
Barnes & Thornburg LLP
1313 Merchants Company Building
11 South Meridian Street
Indianapolis, IN 46204

Independent Auditors
Crowe Chizek and Company LLC
330 East Jefferson Blvd.
South Bend, IN 46624

(Continued)

Appendix E-113

MFB CORP. AND SUBSIDIARY
SHAREHOLDER INFORMATION
September 30, 2007

Shareholder and General Inquiries

The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2007 with the Securities and Exchange Commission.  Copies of this annual report may be obtained without charge via our website at www.mfbbank.com or upon written request to:

Charles J. Viater
President and Chief Executive Officer
MFB Corp.
4100 Edison Lakes Parkway, Suite 300
Mishawaka, IN 46545

Office Locations

Corporate Headquarters	Main Office	Branch Office
4100 Edison Lakes Parkway	4100 Edison Lakes Parkway	25990 County Road 6
Suite 300	Suite 300	Elkhart, IN 46514
Mishawaka, IN 46545	Mishawaka, IN 46545

	Branch Office	Branch Office
	2427 Mishawaka Ave.	23132 US 33
	South Bend, IN 46615	Elkhart, IN 46517

	Branch Office	Branch Office
	100 E. Wayne St.	402 W. Cleveland Rd.
	Suite 150	Granger, IN 46545
South Bend, IN 46601

	Branch Office	Branch Office
	2850 W. Cleveland Rd.	411 W. McKinley Ave
	South Bend, IN 46628	Mishawaka, IN 46545
	Branch Office	Branch Office
	742 E. Ireland Rd.	23761 State Road 2
	South Bend, IN 46614	South Bend, IN 46619

	Branch Office	Branch Office
	121 S. Church St.	11611 N. Meridian Suite 110
	Mishawka, IN 46544	Carmel, IN 46032

	Loan Production Office	Wealth Management Office
	307 West Buffalo St.	119 East Main St.
	New Buffalo, MI 49117	Crawfordsville, IN 47933

Appendix E-114

EXHIBIT 31.1
CERTIFICATION

I, Charles J. Viater, certify that:

1.	I have reviewed this annual report on Form 10-K of MFB Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

c.
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control  over financial reporting.

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: December 18, 2007

/s/ Charles J. Viater, President and Chief Executive Officer
Charles J. Viater, President and Chief
Executive Officer

Appendix E-115

EXHIBIT 31.2
CERTIFICATION

I, Terry L. Clark, certify that:

1.	I have reviewed this annual report on Form 10-K of MFB Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

c.
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control  over financial reporting.

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: December 18, 2007

/s/ Terry L. Clark, Chief Financial Officer

Terry L. Clark, Executive Vice President and Chief Financial Officer of MFB Financial

Appendix E-116

EXHIBIT 32
CERTIFICATION

By signing below, each of the undersigned officers hereby certifies pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge, (i) this report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of MFB Corp.

Signed this 18th day of December, 2007

/s/ Terry L. Clark	/s/ Charles J. Viater
(Signature of Authorized Officer)	(Signature of Authorized Officer)

Terry L Clark	Charles J. Viater
(Typed Name)	(Typed Name)

Executive Vice President and CFO	President and Chief Executive Officer
(Title)	(Title)

A signed original of this written statement required by Section 906 has been provided to MFB Corp. and will be retained by MFB Corp. and forwarded to the Securities and Exchange Commission or its staff upon request.

Appendix E-117

APPENDIX F

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED December 31, 2007

OR

[  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD
  FROM ____________________ TO  ____________________

Commission file number:  0-23374
MFB CORP.
(Exact name of registrant as specified in its charter)

Indiana	35-1907258
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification Number)

4100 Edison Lakes Parkway Suite 300
P.O. Box 528
Mishawaka, Indiana 46546
(Address of principal executive offices,
including Zip Code)

(574) 277-4200
(Registrant's telephone number, including area code)

None
 (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
   Yes   X                                                                                No __

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

     Large accelerated filer __          Accelerated filer __      Non-accelerated filer __         Smaller reporting company  X

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
    Yes __                                                                                  No  X

The number of shares of the registrant's common stock, without par value, outstanding as of February 5, 2008 was 1,387,171.

Appendix F-1

MFB CORP. AND SUBSIDIARIES
FORM 10-Q

INDEX

Page No.
Part I. Financial Information

Item 1. Financial Statements

Consolidated Balance Sheets
December 31, 2007 (Unaudited) and September 30, 2007	3

Consolidated Statements of Income (Unaudited)
Three Months Ended December 31, 2007 and 2006	4

Condensed Consolidated Statements of Changes in Shareholders' Equity (Unaudited)
Three Months Ended December 31, 2007 and 2006	5

Consolidated Statements of Cash Flows (Unaudited)
Three Months Ended December 31, 2007 and 2006	6

Notes to (Unaudited) Consolidated Financial Statements December 31, 2007	7

Item 2. Management's Discussion and Analysis of Financial Condition And Results of Operations

General	13

Results of Operations	13

Balance Sheet Composition	14

Liquidity and Capital Resources	14

Item 4T. Controls and Procedures	16

Part II. Other Information

Items 1-6	17

Signatures	19

Certifications	20

Appendix F-2

MFB CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 (UNAUDITED) and September 30, 2007
(Dollars in thousands except share information)

December 31, 2007	September 30, 2007
Assets		
Cash and due from financial institutions	$ 7,075	$ 7,546
Interest-earning deposits in other financial institutions - short term	24,352	15,924
Total cash and cash equivalents	31,427	23,470
Securities available for sale	31,188	33,409
FHLB Stock and other investments	9,155	9,718
Loans held for sale	-	612
Mortgage loans	198,484	201,233
Commercial loans	152,912	153,945
Consumer loans	53,490	52,578
Loans receivable	404,886	407,756
Less: allowance for loan losses	(4,919)	(5,298)
Loans receivable, net	399,967	402,458
Premises and equipment, net	19,131	18,506
Mortgage servicing rights, net	2,194	2,253
Cash surrender value of life insurance	10,662	10,565
Goodwill	1,970	1,970
Other intangible assets	1,823	1,922
Other assets	6,275	5,565
Total assets	$ 513,792	$ 510,448
Liabilities and Shareholders' Equity		
Liabilities		
Deposits		
Noninterest-bearing demand deposits	$ 38,670	$ 39,043
Savings, NOW and MMDA deposits	121,913	123,718
Time deposits	175,548	171,042
Total deposits	336,131	333,803
Securities sold under agreements to repurchase	577	540
Federal Home Loan Bank advances	127,052	124,258
Subordinated debentures	5,000	5,000
Accrued expenses and other liabilities	3,553	5,790
Total liabilities	472,313	469,391
Shareholders' equity		
Common stock, 5,000,000 shares authorized;	12,533	12,500
shares issued: 1,689,417 - 12/31/07 and 9/30/07;		
shares outstanding: 1,333,671 - 12/31/07 and 1,313,671 - 9/30/07		
Retained earnings - substantially restricted	37,934	37,841
Accumulated other comprehensive income (loss),		
net of tax of ($239) - 12/31/07 and ($159) - 9/30/07	(464)	(308)
Treasury stock: 355,746 common shares - 12/31/07 and		
375,746 common shares - 9/30/07, at cost	(8,524)	(8,976)
Total shareholders' equity	41,479	41,057
Total liabilities and shareholders' equity	$ 513,792	$ 510,448

See accompanying notes to (unaudited) consolidated financial statements

Appendix F-3

MFB CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
Three Months Ended December 31, 2007 and 2006
 (Dollars in thousands except per share information)

Three Months Ended December 31,			
	2007		2006	
Interest income				
Loans receivable, including fees	$	6,772	$	6,307
Securities - taxable		491		740
Other interest-earning assets		123		65
Total interest income		7,386		7,112
Interest expense				
Deposits		2,530		2,581
Securities sold under agreements to repurchase		5		-
FHLB advances and other borrowings		1,653		1,471
Total interest expense		4,188		4,052
Net interest income		3,198		3,060
Provision for loan losses		(94)		(1,128)
Net interest income after provision for loan losses		3,292		4,188
Noninterest income				
Service charges on deposit accounts		819		851
Trust and brokerage fee income		449		111
Insurance commissions		11		8
Net realized gains from sales of loans		101		51
Mortgage servicing asset (impairment)		(58)		(49)
Net gain (loss) on securities available for sale		(282)		361
Earnings on life insurance		102		62
Other income		222		226
Total noninterest income		1,364		1,621
Noninterest expense				
Salaries and employee benefits		2,409		2,112
Occupancy and equipment expenses		805		801
Professional and consulting fees		217		218
Data processing expense		174		207
Business development and marketing		91		191
Supplies and communications		143		151
Amortization of intangibles		99		97
Other expense		360		439
Total noninterest expense		4,298		4,216
Income before income taxes		358		1,593
Income tax expense		16		442
Net income	$	342	$	1,151
Basic earnings per common share	$	0.26	$	0.87
Diluted earnings per common share	$	0.26	$	0.84
Cash dividends declared	$	0.190	$	0.165

See accompanying notes to (unaudited) consolidated financial statements

Appendix F-4

MFB CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY (UNAUDITED)
Three Months Ended December 31, 2007 and 2006
(Dollars in thousands except share information)

See accompanying notes to (unaudited) consolidated financial statements

Appendix F-5

MFB CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Three Months Ended December 31, 2007 and 2006
(Dollars in thousands)

Three Months Ended December 31,	
	2007	2006
Cash flows from operating activities		
Net income	$ 342	$ 1,151
Adjustments to reconcile net income to net cash from operating activities		
Depreciation and amortization, net of accretion	331	355
Provision for loan losses	(94)	(1,128)
Net realized gains from sales of loans	(101)	(51)
Other-than-temporary impairments on available for sale securities	350	-
Amortization of mortgage servicing rights	60	93
Amortization of intangible assets and purchase adjustments	143	136
Origination of loans held for sale	(4,535)	(2,106)
Sale of other real estate owned property	-	1,113
Expense of mortgage servicing rights	58	49
Proceeds from sales of loans held for sale	5,506	2,130
(Gain) on sales of premises and equipment	-	(5)
Equity in loss of investment in limited partnership	63	78
Stock-based compensation	8	14
Appreciation in cash surrender value of life insurance	(97)	(59)
Net change in:		
Accrued interest receivable	(75)	170
Other assets	(409)	(1,691)
Accrued expenses and other liabilities	(808)	(101)
Net cash provided (used) in operating activities	742	148
Cash flows from investing activities		
Net change in loans receivable	2,009	(5,358)
Stock repurchase by FHLB	-	446
Proceeds from:		
Principal payments of mortgage-backed and related securities	1,127	2,369
Maturities and calls of securities available for sale and other investments	1,000	3,275
Purchase of premises and equipment, net	(951)	(208)
Net cash provided (used) in investing activities	3,185	524
Cash flows from financing activities		
Purchase of treasury stock	-	(132)
Net change in deposits	2,328	4,488
Net change in securities sold under agreements to repurchase	37	-
Proceeds from FHLB borrowings	26,501	27,215
Repayment of FHLB borrowings	(23,635)	(26,215)
Proceeds from exercise of stock options, including tax benefit	477	185
Net change in advances from borrowers for taxes and insurance	(1,429)	(586)
Cash dividends paid	(249)	(217)
Net cash provided (used) in financing activities	4,030	4,738
Net change in cash and cash equivalents	7,957	5,410
Cash and cash equivalents at beginning of period	23,470	16,289
Cash and cash equivalents at end of period	$ 31,427	$ 21,699
Supplemental disclosures of cash flow information		
Cash paid during the period for:		
Interest	$ 4,219	$ 4,120
Income taxes	-	440
Supplemental schedule of noncash investing activities:		
Transfer from:		
Loans receivable to loans held for sale	$ -	$ 531
Loans receivable to other real estate owned	146	65

See accompanying notes to (unaudited) consolidated financial statements

Appendix F-6

MFB CORP. AND SUBSIDIARIES
NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 - BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Nature of Operations:  MFB Corp. is an Indiana unitary savings and loan holding company organized in 1993, and parent company of its wholly owned federal savings bank subsidiary, MFB Financial (the “Bank”). MFB Corp. and the Bank (collectively referred to as the "Company") conduct business from their corporate office and main office located in Mishawaka, Indiana and the Bank’s eleven financial centers in St. Joseph, Elkhart, and Hamilton Counties of Indiana, and also has a mortgage loan office located in New Buffalo in Berrien County, Michigan.  The Bank offers a variety of lending, deposit, trust, investment, broker advisory, private banking, retirement plan and other financial services to its retail and business customers.  The Bank's wholly-owned subsidiary, Mishawaka Financial Services, Inc., is engaged in the sale of life and health insurance to customers in the Bank’s market area. The Bank’s wholly-owned subsidiaries, MFB Investments I, Inc., MFB Investments II, Inc. and MFB Investments, LP are Nevada corporations and a Nevada limited partnership that manage the Bank’s investment portfolio.  The Bank’s wholly-owned subsidiary, Community Wealth Management Group, Inc., is based out of Hamilton and Montgomery counties in Indiana, and attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services in the Bank’s market area.  MFBC Statutory Trust I is MFB Corp’s wholly-owned trust preferred security subsidiary.

Basis of Presentation: The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all disclosures required by accounting principles generally accepted in the United States of America for a complete presentation of the financial  statements.  In the opinion of management, the consolidated financial statements contain all normal recurring adjustments necessary to present fairly the consolidated balance sheets of MFB Corp. and its subsidiary MFB Financial as of December 31, 2007 and September 30, 2007, the consolidated statements of income, the condensed consolidated statements of changes in shareholders’ equity, and the consolidated statements of cash flows for the three months ended December 31, 2007 and 2006.  All significant intercompany transactions and balances are eliminated in consolidation.

Reclassifications: Items in the prior consolidated financial statements are reclassified to conform with the current presentation.

Appendix F-7

NOTE 2 – EARNINGS PER COMMON SHARE

Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options.

The computations of basic earnings per common share and diluted earnings per common share for the three month periods ended December 31, 2007 and 2006 are presented below.

Three Months Ended December 31, (In thousands except per share information)	
	2007	2006
Basic earnings per common share		
Numerator		
Net income	$ 342	$ 1,151
Denominator		
Weighted average common shares outstanding for basic earnings per common share	1,316	1,317
Basic earnings per common share	$ 0.26	$ 0.87
Diluted earnings per common share		
Numerator		
Net income	$ 342	$ 1,151
Denominator		
Weighted average common shares outstanding for basic earnings per common share	1,316	1,317
Add: Dilutive effects of assumed exercises of stock options	19	53
Weighted average common and dilutive potential common shares outstanding	1,335	1,370
Diluted earnings per common share	$ 0.26	$ 0.84

Stock options for 63,500 and 17,000 shares of common stock were not considered in computing diluted earnings per common share for the three months ended December 31, 2007 and 2006 because they were antidilutive.

Appendix F-8

NOTE 3 - SECURITIES

The fair value of securities available for sale and the related amortized cost and gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) are as follows:

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The values of mortgage-backed securities have increased since September 30, 2007, resulting in net unrealized losses of $111,000 at December 31, 2007 compared to net unrealized losses of $323,000 at September 30, 2007. Credit issues are not considered to be a significant factor relative to the current unrealized losses.

Included in marketable equity securities are government sponsored agency preferred stocks of Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) of $2.0 million each at both December 31, 2007 and September 30, 2007.  The Company recorded a non-cash impairment charge of $948,000 during the year ended September 30, 2005 for the decline in the value determined to be other-than-temporary.  In addition, during the quarter ended December 31, 2007, the Company recorded an additional non-cash impairment charge of $350,000 for the decline in the value of the Fannie Mae preferred stock determined to be other-than-temporary.  Recent capital needs at Fannie Mae and Freddie Mac resulted in new issuances of higher yielding preferred stocks by these two companies, and coupled with continued turmoil in the housing and credit markets, have resulted in significant swings in the market value of these securities.  The Fannie Mae security has consistently held an unrealized loss position during the latter part of the quarter ending December 31, 2007.  Based upon the structure of the recently issued securities and its impact on the Company’s existing security, management determined the impairment to be other-than-temporary.  Due to the uncertainty of future market conditions and how they might impact the financial performance of Fannie Mae, management was unable to determine when or if this impairment will be reversed.  In contrast, the Freddie Mac security showed improvement during management’s review and the impairment was determined to be not other-than-temporary.

Appendix F-9

NOTE 4 – LOANS RECEIVABLE

Loans receivable at December 31, 2007 and September 30, 2007 are summarized as follows:

Activity in the allowance for loan losses is summarized as follows for the three months ended December 31, 2007 and 2006:

Appendix F-10

NOTE 4 – LOANS RECEIVABLE (continued)

Impaired loans decreased during the quarter ended December 31, 2007.  The decrease was primarily due to a charge off of an impaired loan of $281,000 that had been fully reserved for, in addition to principal payments made of approximately $186,000 on an impaired loan with a balance of approximately $1.5 million at September 30, 2007.  The remaining balance was approximately $1.3 million at December 31, 2007 with an equivalent amount of allowance for loan losses allocation.  The Bank maintained the $1.3 million allowance for the loan losses allocation based upon the history of unreliable and inconsistent financial reporting and cash flows of the customer’s business.  The actual loss on this loan relationship may vary significantly from the current estimate contingent upon the borrower’s ability to seek alternative financing or pay down the loan.  The decrease of impaired loans was partially offset by the addition of an impaired loan of $177,000.

Non-performing loans were as follows:

NOTE 5 – BUSINESS COMBINATION

On September 28, 2007, the Company acquired certain trust assets, personal property and contracts (the “Trust Business”) of Community Trust & Investment Company, Inc., an Indiana trust company serving the greater Indianapolis area and Crawfordsville, Indiana. The Trust Business provides a myriad of trust services including trust account administration under agreement and wills; agency accounts, guardianships, estate settlement; custodial and other standard trust services.  The business also offers administration of employee benefit and employee welfare plans and administrative service through partnerships with established investment advisors.  The Company acquired approximately $275.0 million in trust assets and is operating from offices in Carmel and Crawfordsville, Indiana.  The acquisition included a group of trust professionals that complement the Company’s existing trust department.

The purchase price is based upon the fees earned and received on the trust assets acquired during the three year period from the date of closing.  The first year’s payment is 25%, the second year payment is 20%, and the third year payment is 15% of the fees earned and received during those periods.  At closing, the estimated purchase price approximated $660,000 and resulted in a present value intangible asset of $610,000.  This intangible asset will be amortized on a straight line basis over 10 years and will be adjusted, with offsetting impact to the acquisition payable, as actual payments are determined.

Appendix F-11

NOTE 6 – SUBSEQUENT EVENTS

On January 8, 2008, MFB Corp. and MutualFirst Financial, Inc. (“MutualFirst”) jointly announced the signing of a definitive agreement (the "Agreement") pursuant to which the Company will be merged with and into MutualFirst Acquisition Corp., a wholly-owned subsidiary of MutualFirst (the “Merger”), and MFB Corp.’s savings bank subsidiary, MFB Financial, will be merged into MutualFirst’s subsidiary, Mutual Federal Savings Bank.  The Agreement provides that upon the effective date of the Merger (the "Effective Time"), pursuant to election procedures described in the Agreement, each share of common stock of MFB Corp. will be converted into either an amount of cash equal to $41.00 per share (the “Cash Consideration”), or 2.59 shares of common stock, $.01 par value per share, of MutualFirst (the “Exchange Ratio”).

Notwithstanding the foregoing, 80% of the total number of outstanding shares of common stock of MFB Corp. must be converted into MutualFirst common stock.  There may be allocations of cash or stock made to MFB Corp.’s shareholders to ensure that this requirement is satisfied.

At the effective time of the Merger, each option to purchase Company common stock, vested or unvested, will be converted into the right to receive options for a number of shares of MutualFirst common stock equal to 2.59 times the number of shares of MFB Corp.’s common stock, subject to such options, for the same aggregate option price as shall be in effect for MFB Corp.’s stock options immediately prior to the effective date of the Merger.

The Company will have the right to terminate the Agreement if the average closing price of MutualFirst common stock during a period of five business days following receipt of all required regulatory and shareholder approvals is less than $12.664 and MutualFirst common stock underperforms an index of financial institutions by fifteen percent, unless MutualFirst were to elect to make a compensating adjustment to the exchange ratio.

Based on the closing price of MutualFirst’s common stock on January 7, 2008 ($13.35), the transaction has an aggregate value of approximately $52.7 million.

The Merger will be accounted for as a purchase and is expected to close during the Company’s fourth quarter of the fiscal year ending September 30, 2008.  The Agreement has been approved by the boards of directors of MFB Corp. and MutualFirst.  However, the closing of the Merger is subject to certain other conditions, including the approval of the Merger by the shareholders of MFB Corp. and approval of the issuance of shares by shareholders of MutualFirst and the approval of regulatory authorities.

Appendix F-12

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

The principal business of the Bank has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including real estate and general business assets.  The Bank’s Wealth Management Group attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services.  The Bank is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions.  Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Sources of funds for lending activities of the Bank include deposits, borrowings, payments on loans, sales of loans and income provided from operations.  The Company’s earnings are primarily dependent upon the Bank's net interest income, the difference between interest income and interest expense.

Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments.  Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings.  The Company's earnings are also affected by the Bank's provisions for loan losses, mortgage servicing rights valuation adjustments, service charges, fee income, gains from sales of loans, mortgage loan servicing fees, income from subsidiary activities, operating expenses and income taxes.

The Company’s operations are managed and financial performance is evaluated on a company-wide basis and, accordingly, considered a single operating segment.

RESULTS OF OPERATIONS
COMPARISON OF THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006

Consolidated net income for the Company for the three months ended December 31, 2007 was $342,000 or $0.26 diluted earnings per common share, compared to net income of $1.2 million or $0.84 diluted earnings per share, for the three months ended December 31, 2006. MFB Corp.’s decrease in earnings for the first fiscal quarter from the prior comparable period was primarily attributable to a significantly smaller negative provision for loan loss and a $350,000 other-than-temporary impairment charge related to an investment in preferred stock issued by Fannie Mae.

Net interest income before provision for loan losses increased to $3.2 million for the three month period ending December 31, 2007 compared to $3.1 million for the same period last year.  The gain was due largely to increased income from the Bank’s loan portfolio, which totaled $6.8 million for the quarter ended December, 31 2007 compared to $6.3 million for the quarter ended December, 31 2006.  This was partially offset by interest paid on FHLB borrowings, which increased to $1.7 million compared to $1.5 million for the respective comparable periods.  Income from investments and interest expense on deposits declined in the comparable periods.

The negative provision for loan losses was $94,000 for the quarter ended December 31, 2007 compared to a negative provision for loan losses of $1.1 million for the respective three months ended December 31, 2006.  The negative provision for loan losses during the three months ended December 31, 2007 was primarily related to the repayment of a commercial loan which had previously been fully reserved and was offset slightly by provision increases for nonaccrual loans.  The negative provision during the three months ended December 31, 2006 was predominantly related to the repayment of two commercial loans which previously had a significant allowance for loan losses allocations.  The percentage of non-performing assets to total loans at December 31, 2007 was 1.35%, an increase from 1.29% at September 30, 2007.

Noninterest income totaled $1.4 million for the quarter ended December 31, 2007 compared to $1.6 million for the same period last year.  This decrease in noninterest income was primarily due to a $350,000 other-than-temporary impairment charge related to an investment in preferred stock issued by Fannie Mae.  The decrease was partially offset by an increase in trust and brokerage fee income in the amount of $338,000 as a result of the Company’s new wealth management and private banking subsidiary, Community Wealth Management Group, Inc.  In addition, during the quarter ending December 31, 2007, the Bank recorded a gain on securities of $68,000 from the proceeds of its conversion and sale of Class B Common Shares of MasterCard stock, compared to a gain of $361,000 as a partial settlement on a WorldCom class action suit during the quarter ending December 31, 2006.

Noninterest expense increased to $4.3 million for the quarter ended December 31, 2007 from $4.2 million for the quarter ended December 31, 2006.  The increase was primarily due to an increase in salaries and employee benefits, which was offset by a decrease in business development and marketing expense.

Appendix F-13

Income tax expense for the three months ended December 31, 2007 was approximately $16,000 compared to approximately $442,000 for the same period last year due to the change in income before income taxes.

BALANCE SHEET COMPOSITION
COMPARISON OF DECEMBER 31, 2007 TO SEPTEMBER 30, 2007

The Company’s total assets were $513.8 million as of December 31, 2007 compared to $510.4 million as of September 30, 2007.

Cash and cash equivalents increased from $23.5 million at September 30, 2007 to $31.4 million at December 31, 2007. The increase was derived from a number of sources including borrowings from the FHLB of $2.8 million, an increase in deposits of $2.3 million, and proceeds from payments and maturities of investments of $2.1 million.  Payments of property taxes out of borrowers’ escrows resulted in a cash outflow of $1.4 million during the quarter.

As of December 31, 2007 total securities available for sale were $31.2 million, a decline of $2.2 million from a balance of $33.4 million at September 30, 2007.  Securities portfolio activity during the three month period included principal payments on mortgage-backed and related securities of $1.1 million and maturities and calls of securities available for sale and other investments of $1.0 million.  The Company did not purchase or sell securities during the three month period.

Loans receivable decreased from $407.8 million at September 30, 2007 to $404.9 million at December 31, 2007.  Mortgage loans decreased from $201.2 million at September 30, 2007 to $198.5 million at December 31, 2007. Commercial loans outstanding decreased from $153.9 million at September 30, 2007 to $152.9 million at December 31, 2007.  Consumer loans, including home equity and second mortgages, increased by $912,000 during the three month period.  Diversification of the mix of loans on the balance sheet continues to be a focus to improve profit margins, control margin volatility and to appeal to a broader range of existing and potential customers.

The balance of mortgage servicing rights at December 31, 2007 was $2.2 million compared to $2.3 million at September 30, 2007.  For the three months ending December 31, 2007, the Company completed secondary market mortgage loan sales of $5.5 million and the net gains realized on these loan sales were $101,000, including $60,000 related to recording mortgage servicing rights.  The loans sold this year were primarily fixed rate mortgage loans with maturities of fifteen years or longer.  The sale of loan production serves as a source of additional liquidity and management anticipates that the Company will continue to deliver fixed rate loans to the secondary market to meet consumer demand, manage interest rate risk, and diversify the asset mix of the Company.

The balance of allowance for loan losses at December 31, 2007 was $4.9 million, or 1.21% of loans, compared to $5.3 million, or 1.30% of loans, at September 30, 2007. The change is due primarily to the negative provision for loan losses and the increased amount of net charge-offs for the three months ended December 31, 2007.  For the first quarter ended December 31, 2007, net charge-offs were $285,000 compared to $40,000 net charge-offs for the quarter ended September 30, 2007.  In management’s opinion, the allowance for loan losses is adequate to cover probable incurred losses at December 31, 2007.

Total liabilities increased $2.9 million, from $469.4 million at September 30, 2007 to $472.3 million at December 31, 2007.  The Bank’s total deposits grew $2.3 million, which was primarily related to an increase in time deposits of $4.5 million offset by a decrease in savings and NOW deposits of $1.8 million and a decrease in noninterest-bearing demand deposits of $373,000.  Accrued expenses and other liabilities decreased by $2.1 million, largely due to payments of property taxes.  Advances owing to the FHLB increased by $2.8 million.  As of December 31, 2007, the advances had a weighted average interest rate of 5.16% and mature over the next five years.  A total of $73.5 million of the advances with a weighted average interest rate of 5.33% mature over the next twelve months.

Total shareholders' equity increased approximately $400,000 to $41.5 million at December 31, 2007 compared to $41.1 million at September 30, 2007.  The increase was derived from net income of $342,000 and transactions relating to the exercise of stock options of $426,000, which were partially offset by an increase in accumulated other comprehensive (loss) net of tax of $156,000 and a dividend payout of $249,000.  MFB Corp’s equity to assets ratio was 8.07% at December 31, 2007 compared to 8.04% at September 30, 2007.  The book value of MFB Corp. stock decreased from $31.25 at September 30, 2007 to $31.10 at December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash, deposits with other financial institutions, over night interest-earning deposits in other financial institutions, and securities available for sale. These assets are commonly referred to as liquid assets.

Appendix F-14

Liquid assets were $62.6 million as of December 31, 2007, up from $57.4 million at September 30, 2007. Cash and cash equivalents increased $8.0 million during the three month period, while securities available for sale and other liquid investments declined by $2.8 million. Management believes the liquidity level as of December 31, 2007 is sufficient to meet anticipated cash needs.

Short-term borrowings or long-term debt, such as Federal Home Loan Bank advances, are used to supplement other sources of funds such as deposits and to assist in asset/liability management. As of December 31, 2007, total FHLB borrowings amounted to $127.1 million and were originally used primarily to fund loan portfolio growth. The Bank had commitments to fund loan originations with borrowers totaling $88.6 million at December 31, 2007, including $83.0 million in available consumer and commercial lines and letters of credit.  Certificates of deposit scheduled to mature in one year or less totaled $110.2 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Bank anticipates that it will continue to have sufficient cash flow and other cash resources to meet current and anticipated loan funding commitments, deposit customer withdrawal requirements and operating expenses.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Bank’s actual capital and required capital amounts and ratios at December 31, 2007 and September 30, 2007 are presented below:

As of December 31, 2007, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on the Company's liquidity, capital resources or operations.

The foregoing discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties.  A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, changes in the position of banking regulators on the

Appendix F-15

adequacy of our allowance for loan losses, changes in the value of the Company’s mortgage servicing rights and securities available for sale, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements.  MFB Corp. does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements

Item 4T.  Controls and Procedures

             (a) Evaluation of disclosure controls and procedures.  The Company’s chief executive officer and chief financial officer, after evaluating the effectiveness of the Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the most recent fiscal quarter covered by this quarterly report (the “Evaluation Date”), have concluded that as of the Evaluation Date, the Company’s disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and are designed to ensure that information required to be disclosed in those reports is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure.

      (b) Changes in internal controls.  There were no significant changes in the Company’s internal control over financial reporting identified in connection with the Company’s evaluation of controls that occurred during the Company’s last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Appendix F-16

PART II - OTHER INFORMATION

Item 1.    Legal Proceedings

 None

Item 1A. Risk Factors

 Not applicable.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds.

The following table provides information about purchases by the Company pursuant to a previously announced buyback program with respect to its Common Stock during the three months ended December 31, 2007:

(1)
 On February 2, 2006, the Company announced in a press release that the board of directors had authorized a stock repurchase program to purchase up to 5%, or approximately 67,000 shares of outstanding stock.  There are 1,721 shares remaining to be purchased under that program.

(2)	On February 23, 2007, the Company announced in a press release that the board of directors had authorized a new stock repurchase program to purchase up to 5%, or approximately 66,000 shares of outstanding stock, but no shares were repurchased under this new program during the quarter ended December 31, 2007.

Item 3.                    Defaults Upon Senior Securities.

None

Item 4.                    Submission of Matters to a Vote of Security Holders

Appendix F-17

Item 5.   Other Information.

None

Item 6.                      Exhibits.

31(1)	Certification required by 17 C.F.R. § 240.13a-14(a).
31(2)	Certification required by 17 C.F.R. § 140.13a-14(a).
32	Certification pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2005.

Appendix F-18

SIGNATURES

Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this report to be signed on behalf of the undersigned, thereto duly authorized.

MFB CORP.

Date: February 8, 2008	By:	/s/ Charles J. Viater
Charles J. Viater
President and Chief Executive Officer

MFB CORP.

Date: February 8, 2008	By:	/s/ Terry L. Clark
Terry L. Clark
Executive Vice President and Chief Financial Officer

Appendix F-19

EXHIBIT 31.1
CERTIFICATION

I, Charles J. Viater, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of MFB Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b.
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.
disclosed in this report any change in the registrant’s internal control  over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

    Dated:  February 8, 2008                                /s/ Charles J. Viater
Charles J. Viater, President and Chief
Executive Officer

Appendix F-20

EXHIBIT 31.2
CERTIFICATION

I, Terry L. Clark, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of MFB Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b.
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.
disclosed in this report any change in the registrant’s internal control  over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

    Dated: February 8, 2008                                 /s/ Terry L. Clark
Terry L. Clark, Executive Vice President and
Chief Financial Officer

Appendix F-21

EXHIBIT 32
CERTIFICATION

By signing below, each of the undersigned officers hereby certifies pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2005, that, to his knowledge, (i) this report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of MFB Corp.

Signed this 8th day of February, 2008.

/s/ Terry L. Clark	/s/ Charles J. Viater
(Signature of Authorized Officer)	(Signature of Authorized Officer)

Terry L Clark	Charles J. Viater
(Typed Name)	(Typed Name)

Executive Vice President and CFO	President and Chief Executive Officer
(Title)	(Title)

A signed original of this written statement required by Section 906 has been provided to MFB Corp. and will be retained by MFB Corp. and furnished to the Securities and Exchange Commission or its staff upon request.

Appendix F-22

APPENDIX G

MUTUALFIRST FINANCIAL, INC.

2008 STOCK OPTION AND INCENTIVE PLAN

MutualFirst Financial, Inc.
2008 Stock Option and Incentive Plan

ARTICLE I
PURPOSE

Section 1.1            General Purpose of the Plan.

The purpose of the Plan is to promote the long-term growth and profitability of MutualFirst Financial, Inc., to provide directors, advisory directors, officers and employees of MutualFirst Financial, Inc. and its affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in MutualFirst Financial, Inc.

ARTICLE II
DEFINITIONS

The following definitions shall apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

Affiliate means any "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

Award means the grant by the Committee of an Incentive Stock Option, a Non-Qualified Stock Option or a Stock Appreciation Right.

Award Agreement means a written instrument evidencing an Award under the Plan and establishing the terms and conditions thereof.

Beneficiary means the Person designated by a Participant to have the right to exercise any Options or Stock Appreciation Rights granted to such Participant that are exercisable, following the Participant's death.

Board means the Board of Directors of MutualFirst Financial, Inc. and any successor thereto.

Change in Control means any of the following events:

(a)           any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board may be cast;

(b)           as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company shall cease to constitute a majority of the Board;

Appendix G-1

(c)           the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

(d)           a tender offer or exchange offer for 25% or more of the total outstanding Shares of the Company is commenced (other than such an offer by the Company).

Code means the Internal Revenue Code of 1986, as amended from time to time.

Committee means the Committee described in Article IV.

Company means MutualFirst Financial, Inc., a Maryland corporation, and any successor thereto.

Disability means a condition of incapacity of a Participant which renders that person unable to engage in the performance of his or her duties by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  Notwithstanding the above, the term Disability in connection with Incentive Stock Options shall have the same meaning as that given to the term “permanent and total disability” in Section 22(e)(3) of the Code.

Effective Date means the date on which the Plan is approved by the stockholders of the Company.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exercise Period means the period during which an Option or Stock Appreciation Right may be exercised.

Exercise Price means the price per Share at which Shares subject to an Option may be purchased upon exercise of the Option and on the basis of which the Shares due upon exercise of a Stock Appreciation Right is computed.

Fair Market Value means, with respect to a Share on a specified date:

(a)           If the Shares are listed on any established stock exchange, the closing sale price for such stock (or the closing bid, if no sales were reported) as reported by the exchange on the applicable date, or if the applicable date is not a trading day, on the last trading day immediately preceding the applicable date;

(b)           If the Shares are not traded on a national securities exchange but are traded on the over-the-counter market, the closing sale price for such stock (or the closing bid, if no sales were reported) on the applicable date, or if the applicable date is not a trading day, on the last trading day immediately preceding the applicable date; if sale prices are not regularly reported for the Shares and if bid and asked prices for the Shares are regularly reported, the mean between the bid and the asked price for the Shares at the

Appendix G-2

close of trading in the over-the-counter market on the applicable date, or if the applicable date is not a trading day, on the last trading day immediately preceding the applicable date; and

(c)           In the absence of such markets for the Shares, the Fair Market Value shall be determined in good faith by the Committee.

Family Member means with respect to any Participant:

(a)           the lineal ascendants and lineal descendants of such Participant or his spouse, or any one or more of them, or

(b)           an entity wholly owned by, including, but not limited to, a trust the exclusive beneficiaries of which are, one or more of the lineal ascendants or lineal descendants of such Participant or his spouse, or wholly owned jointly by one or more of them and the Participant.

Incentive Stock Option means a right to purchase Shares that is granted to an employee of the Company or any Affiliate that is designated by the Committee to be an Incentive Stock Option and that is intended to satisfy the requirements of Section 422 of the Code.

Non-Qualified Stock Option means a right to purchase Shares that is not intended to qualify as an Incentive Stock Option or does not satisfy the requirements of Section 422 of the Code.

Option means either an Incentive Stock Option or a Non-Qualified Stock Option.

Option Holder means, at any relevant time with respect to an Option, the person having the right to exercise the Option.

Participant means any director, advisory director, officer or employee of the Company or any Affiliate who is selected by the Committee to receive an Award.

Permitted Transferee means, with respect to any Participant, a Family Member of the Participant to whom an Award has been transferred as permitted hereunder.

Person means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.

Plan means this MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan, as amended from time to time.

Qualified Domestic Relations Order means a domestic relations order that satisfies the requirements of Section 414(q) of the Code.

Appendix G-3

Service means, unless the Committee provides otherwise in an Award Agreement, service in any capacity as a director, advisory director, officer or employee of the Company or any Affiliate.

Share means a share of common stock, par value $.01 per share, of the Company.

Stock Appreciation Right means the right to receive a payment in Shares measured by the increase in the Fair Market Value of a Share over the Exercise Price of that Stock Appreciation Right.

Stock Appreciation Right Holder means, at any relevant time with respect to a Stock Appreciation Right, the person having the right to exercise the Stock Appreciation Right.

Termination for Cause means termination upon an intentional failure to perform stated duties, a breach of a fiduciary duty involving personal dishonesty which results in material loss to the Company or one of its Affiliates or a willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order which results in material loss to the Company or one of its Affiliates.  Notwithstanding the above, if a Participant is subject to a different definition of termination for cause in an employment or severance or similar agreement with the Company or any Affiliate, such other definition shall control.

Vesting Date means the date or dates on which an Option or Stock Appreciation Right is eligible to be exercised.

ARTICLE III
AVAILABLE SHARES

Section 3.1          Shares Available Under the Plan.

Subject to adjustment under Section 8.3, the maximum aggregate number of Shares representing Awards is 352,741.  Shares representing tandem Stock Appreciation Rights shall for such purpose only be counted as either Shares representing Options outstanding or Stock Appreciation Rights outstanding, but not as both.

Section 3.2          Maximum Awards.

Subject to adjustment under Section 8.3, the maximum aggregate number of Shares that may be issued pursuant to awards that are Incentive Stock Options is 352,741.  During any calendar year, subject to adjustment under Section 8.3, no participant may be granted Options or Stock Appreciation Rights covering an aggregate of more than 88,185 Shares.

Section 3.3          Lapsed Awards.

If any Award granted under the Plan terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan.  Shares used to pay the Exercise Price of an Option and Shares used to satisfy tax withholding obligations shall not be available for future Awards under the Plan.

Appendix G-4

ARTICLE IV
ADMINISTRATION

Section 4.1         Committee.

(a)           The Plan shall be administered by a Committee appointed by the Board for that purpose and consisting of not less than two (2) members of the Board.  Each member of the Committee shall be an "Outside Director" within the meaning of Section 162(m) of the Code or a successor rule or regulation, a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3)(i) under the Exchange Act or a successor rule or regulation and an "Independent Director" under the corporate governance rules and regulations imposing independence standards on committees performing similar functions promulgated by any national securities exchange or quotation system on which Shares are listed.

(b)           The act of a majority of the members present at a meeting duly called and held shall be the act of the Committee.  Any decision or determination reduced to writing and signed by all members shall be as fully effective as if made by unanimous vote at a meeting duly called and held.

(c)           The Committee's decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

Section 4.2         Committee Powers.

Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a)           to interpret and construe the Plan, to determine all questions that may arise under the Plan as to eligibility for participation in the Plan, to determine the number of Shares subject to Awards to be granted, and to establish the terms and conditions of Awards;

(b)           with the consent of the Participant, to the extent deemed necessary by the Committee, amend or modify the terms of any outstanding Award or accelerate or defer the Vesting Date thereof;

(c)           to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan; and

(d)           to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

All decisions, determinations and other actions of the Committee made or taken in accordance with the terms of the Plan shall be final and conclusive and binding upon all parties having an interest therein.

Appendix G-5

ARTICLE V
STOCK OPTIONS

Section 5.1           Grant of Options.

(a)           Subject to the limitations of the Plan, the Committee may, in its discretion, grant to a Participant an Option to purchase Shares.  An Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option and, if not designated as either, shall be a Non-Qualified Stock Option.  Only employees of the Company or its Affiliates may receive Incentive Stock Options.

(b)           Any Option granted shall be evidenced by an Award Agreement which shall:

(i)           specify the number of Shares covered by the Option;

(ii)          specify the Exercise Price;

(iii)         specify the Exercise Period;

(iv)          specify the Vesting Date; and

(v)           contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

Section 5.2           Size of Option.

Subject to the restrictions of the Plan, the number of Shares as to which a Participant may be granted Options shall be determined by the Committee, in its discretion.

Section 5.3           Exercise Price.

The price per Share at which an Option may be exercised shall be determined by the Committee, in its discretion, provided, however, that the Exercise Price shall not be less than the Fair Market Value of a Share on the date on which the Option is granted.

Section 5.4           Exercise Period.

The Exercise Period during which an Option may be exercised shall commence on the Vesting Date.  It shall expire on the earliest of:

(a)           the date specified by the Committee in the Award Agreement;

(b)           the last day of the three-month period (or, in the case of a Non-Qualified Stock Option, such longer or shorter period as may be specified by the Committee in the Award Agreement) commencing on the date of the Participant's termination of Service, other than on account of death, Disability or a Termination for Cause;

(c)           the last day of the one-year period (or, in the case of a Non-Qualified Stock Option, such longer or shorter period as may be specified by the Committee in the

Appendix G-6

Award Agreement) commencing on the date of the Participant's termination of Service due to death or Disability;

(d)           as of the time and on the date of the Participant's termination of Service due to a Termination for Cause; or

(e)           the last day of the ten-year period commencing on the date on which the Option was granted.

An Option that remains unexercised at the close of business on the last day of the Exercise Period shall be canceled without consideration at the close of business on that date.

Section 5.5         Vesting Date.

(a)           The Vesting Date for each Option Award shall be determined by the Committee and specified in the Award Agreement.

(b)           Unless otherwise determined by the Committee and specified in the Award Agreement:

(i)           if the Participant of an Option Award terminates Service prior to the Vesting Date for any reason other than death or Disability, any unvested Option shall be forfeited without consideration;

(ii)          if the Participant of an Option Award terminates Service prior to the Vesting Date on account of death or Disability, the Vesting Date shall be accelerated to the date of the Participant's termination of Service; and

(iii)         if a Change in Control occurs prior to the Vesting Date of an Option Award that is outstanding on the date of the Change in Control, the Vesting Date shall be accelerated to the earliest date of the Change in Control.

Section 5.6         Additional Restrictions on Incentive Stock Options.

An Option designated by the Committee to be an Incentive Stock Option shall be subject to the following provisions:

(a)           Notwithstanding any other provision of this Plan to the contrary, no Participant may receive an Incentive Stock Option under the Plan if such Participant, at the time the award is granted, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or its Affiliates, unless (i) the option price for such Incentive Stock Option is at least 110 percent of the Fair Market Value of the Shares subject to such Incentive Stock Option on the date of grant and (ii) such Option is not exercisable after the date five (5) years from the date such Incentive Stock Option is granted.

Appendix G-7

       (b)           Each Participant who receives Shares upon exercise of an Option that is an Incentive Stock Option shall give the Company prompt notice of any sale of Shares prior to a date which is two years from the date the Option was granted or one year from the date the Option was exercised.  Such sale shall disqualify the Option as an Incentive Stock Option.

(c)           The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time such Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or an Affiliate) shall not exceed $100,000.

(d)           Any Option under this Plan which is designated by the Committee as an Incentive Stock Option but fails, for any reason, to meet the foregoing requirements shall be treated as a Non-Qualified Stock Option.

Section 5.7         Method of Exercise.

(a)           Subject to the limitations of the Plan and the Award Agreement, an Option Holder may, at any time on or after the Vesting Date and during the Exercise Period, exercise his or her right to purchase all or any part of the Shares to which the Option relates.  An Option Holder shall exercise an Option to purchase Shares by:

(i)           giving written notice to the Committee, in such form and manner as the Committee may prescribe, of his or her intent to exercise the Option;

(ii)          delivering to the Committee full payment for the Shares as to which the Option is to be exercised; and

(iii)         satisfying such other conditions as may be prescribed in the Award Agreement.

(b)           The Exercise Price of Shares to be purchased upon exercise of any Option shall be paid in full:

(i)           in cash (by certified or bank check or such other instrument as the Company may accept); or

(ii)          if and to the extent permitted by the Committee, in the form of Shares already owned by the Option Holder having an aggregate Fair Market Value on the date the Option is exercised equal to the aggregate Exercise Price to be paid; or

(iii)         by a combination thereof.

Payment for any Shares to be purchased upon exercise of an Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price and applicable tax withholding amounts (if any), in

Appendix G-8

which event the Shares acquired shall be delivered to the broker promptly following receipt of payment.

(c)           When the requirements of this Section have been satisfied, the Committee shall take such action as is necessary to cause the issuance of a stock certificate or the issuance of Shares in uncertificated form to the Option Holder. The Person exercising the Option shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, prior to the date the Shares are transferred to such Person on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which the transfer is effected.

Section 5.8           Limitations on Options.

(a)           An Option by its terms shall not be transferable by the Option Holder other than by will or the laws of descent and distribution, or pursuant to the terms of a Qualified Domestic Relations Order, and shall be exercisable, during the life of the Option Holder, only by the Option Holder or an alternate payee designated pursuant to such a Qualified Domestic Relations Order; provided, however, that a Participant may, at any time at or after the grant of a Non-Qualified Stock Option under the Plan, apply to the Committee for approval to transfer all or any portion of such Non-Qualified Stock Option which is then unexercised to such Participant's Family Member. The Committee may approve or withhold approval of such transfer in its sole and absolute discretion. If such transfer is approved, it shall be effected by written notice to the Company given in such form and manner as the Committee may prescribe and actually received by the Company prior to the death of the person giving it. Thereafter, the transferee shall have, with respect to such Non-Qualified Stock Option, all of the rights, privileges and obligations which would attach thereunder to the Participant. If a privilege of the Option depends on the life, Service or other status of the Participant, such privilege of the Option for the transferee shall continue to depend upon the life, Service or other status of the Participant. The Committee shall have full and exclusive authority to interpret and apply the provisions of the Plan to transferees to the extent not specifically addressed herein.

(b)           The Company's obligation to deliver Shares with respect to an Option shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Option Holder to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to:

(i)           the admission of such Shares to listing on any stock exchange or trading on any automated quotation system on which Shares may then be listed or traded; or

(ii)          the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

Appendix G-9

The Committee may impose such other restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, requiring the Option Holder to hold the Shares acquired upon exercise for a specified period of time and/or until the satisfaction of one or more specified conditions.

(c)           An Option Holder may designate a Beneficiary to receive any Options that may be exercised after his death. Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee. In the event that the designated Beneficiary dies prior to the Option Holder, or in the event that no Beneficiary has been designated, any Options that may be exercised following the Option Holder's death shall be transferred to the Option Holder's estate. If the Option Holder and his or her Beneficiary shall die in circumstances that cause the Committee, in its discretion, to be uncertain which shall have been the first to die, the Option Holder shall be deemed to have survived the Beneficiary.

Section 5.9        Prohibition Against Option Repricing.

Except as provided in Section 8.3, neither the Committee nor the Board shall have the right or authority following the grant of an Option pursuant to the Plan to amend or modify the Exercise Price of any such Option, or to cancel the Option at a time when the Exercise Price is less than the Fair Market Value of the Shares, in exchange for another Option or Award.

ARTICLE VI
STOCK APPRECIATION RIGHTS

Section 6.1        Grant of Stock Appreciation Rights.

(a)           Subject to the limitations of the Plan, the Committee may, in its discretion, grant to a Participant a Stock Appreciation Right.  A Stock Appreciation Right shall be designated as either a tandem Stock Appreciation Right or a stand-alone Stock Appreciation Right and, if not so designated, shall be deemed to be a stand-alone Stock Appreciation Right.  A tandem Stock Appreciation Right may only be granted at the same time as the Option to which it relates.  The exercise of a tandem Stock Appreciation Right shall cancel the related Option for a like number of Shares and the exercise of a related Option shall cancel a tandem Stock Appreciation Right for a like number of Shares.

(b)           Any Stock Appreciation Right granted shall be evidenced by an Award Agreement which shall:

(i)           specify the number of Shares covered by the Stock Appreciation Right;

(ii)          specify the Exercise Price;

(iii)         specify the Exercise Period;

(iv)          specify the Vesting Date;

(v)           specify that the Stock Appreciation Right shall be settled in Shares; and

Appendix G-10

(vi)          contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

Section 6.2          Size of Stock Appreciation Right.

Subject to the restrictions of the Plan, the number of Shares as to which a Participant may be granted Stock Appreciation Rights shall be determined by the Committee, in its discretion.

Section 6.3          Exercise Price.

The price per Share at which a Stock Appreciation Right may be exercised shall be determined by the Committee, in its discretion, provided, however, that the Exercise Price shall not be less than the Fair Market Value of a Share on the date on which the Stock Appreciation Right is granted.

Section 6.4          Exercise Period.

The Exercise Period during which a Stock Appreciation Right may be exercised shall commence on the Vesting Date.  It shall expire on the earliest of:

(a)           the date specified by the Committee in the Award Agreement;

(b)           the last day of the three-month period (or, in the case of a Stock Appreciation Right that is not granted in tandem with an Incentive Stock Option, such longer or shorter period as may be specified by the Committee in the Award Agreement) commencing on the date of the Participant's termination of Service, other than on account of death, Disability or a Termination for Cause;

(c)           the last day of the one-year period (or, in the case of a Stock Appreciation Right that is not granted in tandem with an Incentive Stock Option, such longer or shorter period as may be specified by the Committee in the Award Agreement) commencing on the date of the Participant's termination of Service due to death or Disability;

(d)           as of the time and on the date of the Participant's termination of Service due to a Termination for Cause; or

(e)           the last day of the ten-year period commencing on the date on which the Stock Appreciation Right was granted.

A Stock Appreciation Right that remains unexercised at the close of business on the last day of the Exercise Period shall be canceled without consideration at the close of business on that date.

Section 6.5          Vesting Date.

(a)           The Vesting Date for each Stock Appreciation Right Award shall be determined by the Committee and specified in the Award Agreement.

Appendix G-11

(b)           Unless otherwise determined by the Committee and specified in the Award Agreement:

(i)           if the Participant of a Stock Appreciation Right Award terminates Service prior to the Vesting Date for any reason other than death or Disability, any unvested Award shall be forfeited without consideration;

(ii)          if the Participant of a Stock Appreciation Right Award terminates Service prior to the Vesting Date on account of death or Disability, the Vesting Date shall be accelerated to the date of the Participant's termination of Service; and

(iii)         if a Change in Control occurs prior to the Vesting Date of a Stock Appreciation Right Award that is outstanding on the date of the Change in Control, the Vesting Date shall be accelerated to the earliest date of the Change in Control.

Section 6.6          Method of Exercise.

(a)           Subject to the limitations of the Plan and the Award Agreement, a Participant may, at any time on or after the Vesting Date and during the Exercise Period, exercise his or her Stock Appreciation Right as to all or any part of the Shares to which the Stock Appreciation Right relates.  A Stock Appreciation Right Holder shall exercise a Stock Appreciation Right by:

(i)           giving written notice to the Committee, in such form and manner as the Committee may prescribe, of his or her intent to exercise the Stock Appreciation Right; and

(ii)          satisfying such other conditions as may be prescribed in the Award Agreement.

(b)           When the requirements of this Section have been satisfied, the Committee shall take such action as is necessary to cause the remittance to the Stock Appreciation Right Holder (or, in the event of his or her death, his or her Beneficiary) of a number of Shares with an aggregate Fair Market Value equal to the excess (if any) of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price per Share, times the number of Stock Appreciation Rights exercised.  Such shares may in certificated or uncertificated form.  The Person exercising the Stock Appreciation Right shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, prior to the date the Shares are transferred to such Person on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which the transfer is effected.

Section 6.7          Limitations on Stock Appreciation Rights.

(a)           A Stock Appreciation Right by its terms shall not be transferable by the Stock Appreciation Right Holder other than by will or the laws of descent and distribution, or pursuant to the terms of a Qualified Domestic Relations Order, and shall be exercisable, during the life of the Stock Appreciation Right Holder, only by the Stock Appreciation Right Holder or an alternate payee designated pursuant to such a Qualified Domestic Relations Order; provided, however, that a Participant may, at any time at or after the grant of a Stock Appreciation Right

Appendix G-12

under the Plan, apply to the Committee for approval to transfer all or any portion of such Stock Appreciation Right which is then unexercised to such Participant's Family Member. The Committee may approve or withhold approval of such transfer in its sole and absolute discretion. If such transfer is approved, it shall be effected by written notice to the Company given in such form and manner as the Committee may prescribe and actually received by the Company prior to the death of the person giving it. Thereafter, the transferee shall have, with respect to such Stock Appreciation Right, all of the rights, privileges and obligations which would attach thereunder to the Participant. If a privilege of the Stock Appreciation Right depends on the life, Service or other status of the Participant, such privilege of the Stock Appreciation Right for the transferee shall continue to depend upon the life, Service or other status of the Participant. The Committee shall have full and exclusive authority to interpret and apply the provisions of the Plan to transferees to the extent not specifically addressed herein.

(b)           The Company's obligation to deliver Shares with respect to a Stock Appreciation Right shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Stock Appreciation Right Holder to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to:

(i)           the admission of such Shares to listing on any stock exchange or trading on any automated quotation system on which Shares may then be listed or traded; or

(ii)           the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

The Committee may impose such other restrictions on any Shares acquired pursuant to the exercise of a Stock Appreciation Right as it may deem advisable, including, without limitation, requiring the Stock Appreciation Right Holder to hold the Shares acquired upon exercise for a specified period of time and/or until the satisfaction of one or more specified conditions.

(c)           A Stock Appreciation Right Holder may designate a Beneficiary to receive any Stock Appreciation Right that may be exercised after his death. Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee. In the event that the designated Beneficiary dies prior to the Stock Appreciation Right Holder, or in the event that no Beneficiary has been designated, any Stock Appreciation Rights that may be exercised following the Stock Appreciation Right Holder's death shall be transferred to the Stock Appreciation Right Holder's estate. If the Stock Appreciation Right Holder and his or her Beneficiary shall die in circumstances that cause the Committee, in its discretion, to be uncertain which shall have been the first to die, the Stock Appreciation Right Holder shall be deemed to have survived the Beneficiary.

Appendix G-13

Section 6.8         Prohibition Against Stock Appreciation Right Repricing.

Except as provided in Section 8.3, neither the Committee nor the Board shall have the right or authority following the grant of a Stock Appreciation Right pursuant to the Plan to amend or modify the Exercise Price of any such Stock Appreciation Right or to cancel the Stock Appreciation Right at a time when the Exercise Price is less than the Fair Market Value of the Shares, in exchange for another Stock Appreciation Right or Award.

ARTICLE VII
SPECIAL TAX PROVISION

Section 7.1         Tax Withholding Rights.

Where any Person is entitled to receive Shares, the Company shall have the right to require such Person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the minimum amount required to be withheld.

ARTICLE VIII
AMENDMENT AND TERMINATION

Section 8.1           Termination

The Board may suspend or terminate the Plan in whole or in part at any time prior to the tenth anniversary of the Effective Date by giving written notice of such suspension or termination to the Committee.  Unless sooner terminated, the Plan shall terminate automatically on the tenth anniversary of the Effective Date.  In the event of any suspension or termination of the Plan, all Awards previously granted under the Plan that are outstanding on the date of such suspension or termination of the Plan shall remain outstanding and exercisable for the period and on the terms and conditions set forth in the Award Agreements evidencing such Awards.

Section 8.2           Amendment.

The Board may amend or revise the Plan in whole or in part at any time; provided, however, that, to the extent required to comply with the Code or the corporate governance standards imposed under the listing or trading requirements imposed by any national securities exchange or automated quotation system on which the Company lists or seeks to list or trade Shares, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by the holders of a majority of the votes cast on a proposal to approve such amendment or revision.

Section 8.3           Adjustments for Changes in Capitalization.

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, exchange of Shares or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects

Appendix G-14

the Shares, then the Committee shall, in such manner as it may deem equitable in order to prevent dilution or enlargement of rights, adjust any or all of:

(i)           the number and kind of securities deemed to be available under Article III for grants of Awards;

(ii)          the number and kind of securities that may be delivered or deliverable in respect of outstanding Awards; and

(iii)         the Exercise Prices of outstanding Awards.

In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including, without limitation, cancellation of Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.

ARTICLE IX
MISCELLANEOUS

Section 9.1          Status as an Employee Benefit Plan.

This Plan is not intended to satisfy the requirements for qualification under Section 401(a) of the Code or to satisfy the definitional requirements for an "employee benefit plan" under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.

Section 9.2          No Right to Continued Service

Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or Committee with respect to the Plan shall be held or construed to confer upon any Participant any right to a continuation of his or her position as a director, advisory director or employee of the Company.  The Company reserves the right to remove any participating member of the Board or dismiss any Participant or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

Section 9.3          Construction of Language.

Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to an Article or Section number shall refer to an Article or Section of this Plan unless otherwise indicated.

Appendix G-15

Section 9.4           Governing Law.

The Plan shall be construed, administered and enforced according to the laws of the State of Indiana without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts located in the County or contiguous counties in which the Company's headquarters are located shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award granted under this Plan, the Participant, and any other person claiming any rights under the Plan, agrees to submit himself, and any such legal action as he shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 9.5           Headings.

The headings of Articles and Sections are included solely for convenience of reference.  If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 9.6           Non-Alienation of Benefits.

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, engagements or torts.

Section 9.7           Notices.

Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or three (3) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a)           If to the Committee:

MutualFirst Financial, Inc.
       110 E. Charles Street
       Muncie, Indiana  47305-2400
       Attention:  Corporate Secretary

(b)           If to a Participant, to such person's address as shown in the Company's records.

Section 9.8           Approval of Stockholders.

The Plan shall be subject to approval by the Company's stockholders within twelve (12) months before or after the date the Board adopts the Plan.

Appendix G-16

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.         Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director=s or officer=s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer.  The Registrant=s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful.  The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit  in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation,  a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors= and officers= liability insurance policy, directors and officers of the Registrant are insured against certain liabilities.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index
(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals.
(i) Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix B to the joint proxy statement-prospectus contained in this Registration Statement).
(ii) Opinion of Stifel, Nicolaus & Company, Incorporated (included as Appendix C to the joint proxy statement-prospectus contained in this Registration Statement).

Item 22.  Undertakings.

(a)           The undersigned Registrant hereby undertakes as follows:  that prior to any public reoffering of the  securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(b)           The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)           The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana, on April  25 , 2008.

MUTUALFIRST FINANCIAL, INC.

By: /s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ David W. Heeter David W. Heeter	Director, President and Chief Executive Officer (Principal Executive Officer)	April 25 , 2008

/s/ Timothy J. McArdle Timothy J. McArdle	Senior Vice President, Treasurer and Controller (Principal Financial and Accounting Officer)	April 25 , 2008

* Wilbur R. Davis	Chairman of the Board	April 25 , 2008

* Patrick C. Botts	Director	April 25 , 2008

* Linn A. Crull	Director	April 25 , 2008

* Edward J. Dobrow	Director	April 25 , 2008

* William V. Hughes	Director	April 25 , 2008

* Jon R. Marler	Director	April 25 , 2008

* Jerry D. McVicker	Director	April 25 , 2008

* R. Donn Roberts	Director	April 25 , 2008

* James D. Rosema	Director	April 25 , 2008

*/s/ David W. Heeter David W. Heeter, attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of January 7, 2008, by and among the Registrant, MutualFirst Acquisition Corp. and MFB Corp. (included as Appendix A to the accompanying joint proxy statement-prospectus and incorporated herein by reference)

3.1	Charter of the Registrant, as amended *
3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 15, 2007 (File No. 000-27905))
4.1	Certificate of Registrant’s common stock (incorporated herein by reference to Exhibit 4.0 to the Registrant’s Registration Statement on Form S-1 (No. 333-87239))
5.1	Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered *
8.1	Opinion of Silver, Freedman & Taff, L.L.P. as to certain federal income tax matters.
10.1
Employment Agreement between the Registrant, Mutual Federal Savings Bank and David W. Heeter (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-27905))

10.2
Employment Agreement between the Registrant, Mutual Federal Savings Bank and Patrick D. Botts (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-27905))

10.3
Employment Agreement between Mutual Federal Savings Bank and Timothy J. McArdle (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 000-27905))

10.4
Form of Supplemental Retirement Plan Income Agreements for David W. Heeter, Patrick C. Botts, Timothy J. McArdle, Steven Campbell, Steven C. Selby and R. Donn Roberts (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 000-27905))

10.5
Form of Director Shareholder Benefit Program Agreement, as amended, for Jerry D. McVicker (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-27905))

10.6
Executive Deferred Compensation Plan for David W. Heeter, Patrick C. Botts, Timothy J. McArdle, Steven Campbell, Steven C. Selby and R. Donn Roberts (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 000-27905))

10.7
Registrant’s 2000 Stock Option and Incentive Plan (incorporated herein by reference to Appendix D to the joint proxy statement-prospectus included in the Registrant’s Registration Statement on Form S-4 filed on September 25, 2000 (No. 333-46510))

10.8
Registrant’s 2000 Recognition and Retention Plan (incorporated herein by reference to Appendix E to the joint proxy statement-prospectus included in the Registrant’s Registration Statement on Form S-4 filed on September 25, 2000 (No. 333-46510))

10.9
Salary and Bonus Arrangements for 2008 for the Registrant’s Named Executive Officers (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-27905))

10.10
Fee Arrangements for 2008 for the Registrant’s Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-27905))

10.11	Director Deferred Compensation Master Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-27905))
10.12	Registrant’s 2008 Stock Option and Incentive Plan (included as Appendix G to the accompanying joint proxy statement-prospectus and incorporated herein by reference)
10.13	Employment Agreement between the Registant, Mutual Federal Savings Bank and Charles J. Viater *
23.1	Consent of BKD, LLP *
23.2	Consent of Crowe, Chizek and Company LLC *
23.3	Consents of Silver, Freedman & Taff, L.L.P. (included in opinions filed as Exhibits 5.1 and 8.1)
24.1	Powers of Attorney (included as part of signature page) *
99.1	Form of proxy card of the Registrant *
99.2	Form of proxy card of MFB Corp. *
99.3	Consent of Sandler O’Neill & Partners, L.P. *
99.4	Consent of Stifel, Nicolaus & Company, Incorporated *
99.5	Consent of Charles J. Viater *
99.6	Consent of Michael J. Marien *
99.7	Consent of Jonathan E. Kintner *
99.8	Consent of Edward C. Levy *

* Filed previously.